As filed with the Securities and Exchange Commission on October 12, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARRIS STRATEX NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	3663	●
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Harris Corporation
1025 West NASA Blvd.
Melbourne, Florida 32919
(321) 727-9100

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Scott T. Mikuen
Secretary
Harris Stratex Networks, Inc.
c/o Harris Corporation
1025 West NASA Blvd.
Melbourne, Florida 32919
(321) 727-9100

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies To:

Duncan C. McCurrach Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Scott T. Mikuen Vice President-Associate General Counsel and Corporate Secretary Harris Corporation 1025 West NASA Blvd. Melbourne, Florida 32919 (321) 727-9100	Juan Otero General Counsel and Assistant Secretary Stratex Networks, Inc. 120 Rose Orchard Way San Jose, California 95134 (408) 943-0777	Bartley C. Deamer Bingham McCutchen LLP 1900 University Avenue East Palo Alto, California 94303 (650) 849-4400

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the merger and the contribution transaction described herein have been satisfied or waived.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	Per Unit	Offering Price(2)	Registration Fee(3)

Class A common stock, par value $0.01 per share	28,905,293	N/A	$479,553,849.06	$51,312.26

(1)	The number of shares of Class A common stock, par value $0.01 per share, of the registrant being registered is based upon the product obtained by multiplying (x) 115,621,173 of shares of common stock, par value $0.01 per share, of Stratex Networks, Inc. (including 15,530,000 shares issuable pursuant to outstanding options and 2,331,780 shares issuable pursuant to outstanding warrants, in each case, to purchase shares of common stock, par value $0.01 per share, of Stratex Networks, Inc.) estimated to be outstanding immediately prior to the merger by (y) the conversion ratio of one-fourth.
(2)	Computed solely for purposes of calculating the registration fee. The registration fee has been computed pursuant clauses (c) and (f) of Rule 457 under the Securities Act of 1933, as amended, based upon the product of: (a) the average of the high and low prices for a share of common stock, par value $0.01 per share, of Stratex Networks, Inc. as reported on the NASDAQ Global Market on October 9, 2006 ($4.29) and (b) the number of shares of common stock, par value $0.01 per share, of Stratex Networks, Inc. (111,784,114) estimated to be cancelled in the merger described herein (including 11,692,941 shares issuable pursuant to outstanding options and 2,331,780 shares issuable pursuant to warrants, in each case, to purchase shares of common stock, par value $0.01 per share, of Stratex Networks, Inc. that are exercisable on or before March 31, 2007).
(3)	Computed by multiplying the proposed maximum aggregate offering price by 0.000107.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Harris Stratex Networks, Inc. may not issue the securities offered by use of this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus forms a part, is effective. This proxy statement/prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction where such offer, solicitation or sale is not permitted.
Subject to Completion dated October 12, 2006
       ●, 2006
To Our Stockholders:
      You are cordially invited to attend a special meeting of the stockholders of Stratex Networks, Inc., or Stratex, which will be held at our principal executive offices, located at 120 Rose Orchard Way, San Jose, California, at 10:00 a.m., local time, on        ●       , 2006. Only stockholders who hold shares of Stratex common stock at the close of business on        ●       , 2006 will be entitled to vote at the special meeting.
      At the special meeting, holders of Stratex common stock who are entitled to vote will be asked to adopt the Formation, Contribution and Merger Agreement, which we refer to in this proxy statement/prospectus as the combination agreement, that we entered into with Harris Corporation, or Harris, on September 5, 2006 and to approve the transactions contemplated by that agreement.
      As contemplated by the combination agreement, Harris has organized Harris Stratex Networks, Inc., or Harris Stratex, solely for the purpose of combining the businesses currently conducted by Stratex and the Microwave Communications Division of Harris. To that end, Stratex Merger Corp., a wholly owned subsidiary of Harris Stratex, which we sometimes refer to in this proxy statement/prospectus as Merger Sub, will merge with and into Stratex with Stratex as the surviving corporation and each share of outstanding Stratex common stock will be converted into one-fourth of a share of Harris Stratex Class A common stock. Concurrently with the merger of Stratex and Merger Sub, Harris will contribute its Microwave Communications Division, including $25 million in cash, to Harris Stratex in exchange for shares of Harris Stratex Class B common stock.
      The shares that Harris and the former Stratex stockholders will receive in the transaction will represent 56% and 44%, respectively, of the shares of Harris Stratex common stock following the consummation of the transactions. Harris and Stratex have agreed that the 56% interest to be held by Harris will be determined using the treasury stock method assuming, solely for this purpose, a market price per share of Harris Stratex Class A common stock of $20.80, which is equivalent to $5.20 per share of Stratex common stock prior to the one-for-four exchange effected by the merger. Based strictly on shares of Harris Stratex common stock outstanding, Harris and the former Stratex stockholders will own approximately 57% and 43% of the Harris Stratex common stock, respectively. After closing, shares of Harris Stratex Class A common stock are expected to trade on the NASDAQ Global Market under the symbol “●”.
      The board of directors of Stratex has determined that the merger, the contribution by Harris and the other transactions contemplated by the combination agreement are fair to, and in the best interests of the Stratex stockholders and has adopted, approved and declared advisable the combination agreement, the merger, the contribution by Harris and the other transactions contemplated by the combination agreement. The board of directors of Stratex unanimously recommends that you vote “FOR” adoption of the combination agreement and approval of the merger and the other transactions contemplated thereby.

      The affirmative vote of a majority of the outstanding shares of Stratex common stock is required for the adoption of the combination agreement.
      You are requested to vote your shares promptly by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, or by voting by telephone or over the Internet as described in this proxy statement/prospectus or on the enclosed proxy card, whether or not you plan to attend the special meeting.
      Your vote is important. The combination cannot be completed unless the stockholders of Stratex adopt the combination agreement and approve the merger. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure that your shares are represented. If you do not vote, it will have the same effect as a vote “AGAINST” the adoption of the combination agreement and approval of the merger. We urge all of our stockholders to read this proxy statement/prospectus in its entirety, including its Appendices, including the section describing risk factors beginning on page 24 of this proxy statement/prospectus.

Very truly yours,

Charles D. Kissner
Chairman
Stratex Networks, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/ prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated        ●       , 2006, and is expected to first be mailed
to the Stratex stockholders on or about        ●       , 2006.

ADDITIONAL INFORMATION
      This proxy statement/prospectus incorporates important business and financial information about Stratex from other documents that are not included in this proxy statement/prospectus. However, these documents have been furnished to you with this proxy statement/prospectus. For a listing of the documents incorporated by reference into and accompanying this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 179 of this proxy statement/prospectus. Additional copies of these documents are available to you without charge upon your written or oral request. Please note that copies of the documents furnished with this proxy statement/prospectus or requested by you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus. You can obtain these documents through the Securities and Exchange Commission website at www.sec.gov or by requesting them in writing or by telephone at the address below:

By mail:	Stratex Networks, Inc. 120 Rose Orchard Way San Jose, California 95134 Attention: Office of the Secretary

By telephone:	(408) 943-0777
      You should rely only on the information contained in this proxy statement/prospectus or any supplement. None of Harris Stratex, Harris or Stratex have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should disregard anything included in an earlier document that is inconsistent with what is in or incorporated by reference into this proxy statement/prospectus or any supplement.
      You should assume that the information in this proxy statement/prospectus or any supplement is accurate only as of the date on the front page of this proxy statement/ prospectus. The business, financial condition, results or operations and prospects described in this proxy statement/ prospectus may have changed since that date and may change again.

ABOUT THIS DOCUMENT
      This document is a proxy statement/prospectus which forms part of a registration statement on Form S-4 (File No. 333-            ) filed by Harris Stratex with the Securities and Exchange Commission. It constitutes a prospectus of Harris Stratex under Section 5 of the Securities Act of 1933, as amended, which is referred to in this proxy statement/prospectus as the Securities Act, and the rules promulgated thereunder, with respect to the shares of Harris Stratex Class A common stock to be issued to Stratex stockholders in the merger. It also constitutes a proxy statement under Section 14(a) of the Securities Act of 1934, as amended, which is referred to in this proxy statement/prospectus as the Exchange Act, and the rules promulgated thereunder. It also constitutes a notice of meeting with respect to the Stratex special meeting of stockholders at which the Stratex stockholders will consider and vote on the adoption of the combination agreement and the approval of the merger and the other transactions contemplated by the combination agreement.

STRATEX NETWORKS, INC.
120 Rose Orchard Way
San Jose, California 95134

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD          ●         , 2006

To Stratex Networks, Inc. Stockholders:
      A special meeting of stockholders of Stratex Networks, Inc., a Delaware corporation, will be held at our principal executive offices located at 120 Rose Orchard Way, San Jose, California 95134 on        ●       ,        ●       , 2006 at 10:00 a.m., local time, for the following purposes, as more fully described in the proxy statement/prospectus accompanying this notice:

1. To consider and vote upon a proposal to adopt the Formation, Contribution and Merger Agreement, dated as of September 5, 2006, which is sometimes referred to as the combination agreement, between Stratex Networks, Inc., a Delaware corporation, or Stratex, and Harris Corporation, a Delaware corporation, and to approve the merger of Stratex Merger Corp., a Delaware corporation, with and into Stratex, with Stratex continuing as the surviving corporation, which is sometimes referred as the merger, and the other transactions provided for in the combination agreement; and

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.
      The above matters are more fully described in the proxy statement/prospectus accompanying this notice which also includes, as Appendix A, the complete text of the combination agreement. We urge you to carefully read these materials for a description of the combination agreement and the other transactions contemplated by the combination agreement. Only stockholders of record at the close of business on        ●       , 2006 are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. Our stock transfer books will remain open between the record date and the date of the special meeting. A list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices during normal business hours for the ten business days before the special meeting.
      Your vote is very important. Your proxy is being solicited by the board of directors of Stratex. The combination agreement must be adopted by Stratex stockholders in order for the proposed transactions to be consummated. Your failure to vote will have the same effect as a vote “AGAINST” the adoption of the combination agreement and the approval of the merger and the other transactions provided for in the combination agreement. Whether or not you attend the special meeting in person, to ensure your representation at the special meeting, please submit your proxy as described in the proxy statement/prospectus accompanying this notice. You may submit your proxy (1) over the Internet, (2) by telephone or (3) by signing, dating and returning the enclosed proxy card promptly in the accompanying envelope. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be submitted to ensure that all your shares will be voted. If you submit your proxy and then decide to attend the special meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the attached proxy statement/prospectus. If your hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when instructing them on how to vote your shares or when changing those instructions. The prompt return of your proxy card, or your prompt voting by telephone or over the Internet, will assist us in preparing for the special meeting.

By Order of the Board of Directors,

Charles D. Kissner
Chairman
Stratex Networks, Inc.
       ●       , 2006

i

Item	Page

Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCD	144
Overview	144
Business Considerations	144
Operations Review	146
Discussion of Business Segments	148
Liquidity, Capital Resources and Financial Strategies	151
Critical Accounting Policies and Estimates	154
Harris Stratex Networks, Inc. Unaudited Pro Forma Condensed Consolidated Financial Data	157
Description of Harris Stratex Capital Stock	163
Common Stock	163
Special Rights of Holders of Shares of Class B Common Stock	164
Preferred Stock	167
Comparison of Stockholder Rights	168
Legal Matters	179
Experts	179
Where You Can Find More Information	179
Requirements for Stockholder Proposals Including Nominations of Candidates for the Board of Directors to be Brought Before an Annual Meeting	180
Index to Combined Financial Statements	F-1
Appendices
Appendix A — Formation, Contribution and Merger Agreement	A-1
Appendix B — Form of Voting Agreement	B-1
Appendix C — Certificate of Incorporation of Harris Stratex Networks, Inc.	C-1
Appendix D — Bylaws of Harris Stratex Networks, Inc.	D-1
Appendix E — Investor Agreement	E-1
Appendix F — The Non-Competition Agreement	F-1
Appendix G — Opinion of Bear, Stearns & Co., Inc.	G-1
Documents Furnished with this Proxy Statement/ Prospectus
Annual Report of Stratex Networks, Inc. on Form 10-K for the Fiscal Year Ended March 31, 2006, as amended on June 20, 2006
Quarterly Report of Stratex Networks, Inc. on Form 10-Q for the Fiscal Quarter Ended June 30, 2006
Current Reports of Stratex Networks, Inc. on Form 8-K filed with the Securities and Exchange Commission on the following dates:
May 18, 2006 (but only Item 5.02 and Exhibit 99.2)
May 19, 2006
August 18, 2006
September 6, 2006
September 7, 2006
September 11, 2006
Proxy Statement on Schedule 14A for the 2006 Annual Meeting of Stockholders of Stratex Networks, Inc. filed with the Securities and Exchange Commission on July 10, 2006

Description of Stratex common stock set forth in the Registration Statement of Stratex Networks, Inc. on Form 8-A filed with the Securities and Exchange Commission on November 1, 1991, as amended on December 27, 1996

Form of Registration Rights Agreement between Harris Stratex Networks, Inc. and Harris Corporation
Form of Intellectual Property Agreement between Harris Stratex Networks, Inc. and Harris Corporation
Form of Trademark and Trade Name License Agreement between Harris Stratex Networks, Inc. and Harris Corporation
Form of Lease Agreement between Harris Stratex Networks, Inc. and Harris Corporation
Form of Transition Services Agreement between Harris Stratex Networks, Inc. and Harris Corporation
Form of Warrant Assumption Agreement between Harris Stratex Networks, Inc. and Harris Corporation
Form of NetBoss Service Agreement between Harris Stratex Networks, Inc. and Harris Corporation
EX-23.1 Consent of Ernst & Young LLP
EX-23.2 Consent of Deloitte & Touche LLP
EX-99.2 Consent of Bear Stearns & Co
EX-99.5 Consent of Charles D. Kissner
EX-99.6 Form of Proxy Card of Stratex Networks

v

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTIONS
      The following are some of the questions you may have as a Stratex stockholder and answers to those questions. These questions and answers only highlight some of the information contained in this proxy statement/ prospectus. You should read carefully this entire document, including the Appendices, to fully understand the proposed transactions and the voting procedures for the special meeting of the Stratex stockholders.

Q1:	What are the proposed transactions for which I am being asked to vote?

A1:	You are being asked to vote to adopt the Formation, Contribution and Merger Agreement, which we sometimes refer to in this proxy statement/ prospectus as the combination agreement, that Stratex entered into on September 5, 2006 with Harris and to approve the transactions provided for in the combination agreement. More specifically, Harris has organized Harris Stratex solely for the purpose of combining the businesses currently conducted by Stratex and the Harris Microwave Communications Division. To that end, Stratex will be merged with a subsidiary of Harris Stratex and become a wholly owned subsidiary of Harris Stratex, which is sometimes referred to in this proxy statement/ prospectus as the merger, and each outstanding share of Stratex common stock will be converted into one-fourth of a share of Harris Stratex Class A common stock. Concurrently with the merger, Harris will contribute the Harris Microwave Communications Division, including $25 million in cash, to Harris Stratex, in exchange for shares of Harris Stratex Class B common stock. It is expected that the shares of Harris Stratex Class A common stock that you receive in the merger will be publicly traded on the NASDAQ Global Market, which is sometimes referred to in this proxy statement/ prospectus as NASDAQ. The shares that Harris and the former Stratex stockholders will receive in the transaction will represent approximately 56% and 44%, respectively, of the shares of Harris Stratex common stock following the consummation of the transactions. Harris and Stratex have agreed that the 56% interest to be held by Harris will be determined using the treasury stock method assuming, solely for this purpose, a market price per share of Harris Stratex Class A common stock of $20.80, which is equivalent to $5.20 per share of Stratex common stock prior to the one-for-four exchange effected by the merger. Based strictly on shares of Harris Stratex common stock outstanding, Harris and the former Stratex stockholders will own approximately 57% and 43% of Harris Stratex common stock, respectively.
Q2:     What will happen to the Stratex common stock in connection with the merger?

A2:	If the proposed transactions go forward, each share of Stratex common stock outstanding immediately prior to the merger will be automatically converted into one-fourth of a share of Harris Stratex Class A common stock. The one-fourth conversion ratio has the same effect as if Stratex had completed a one-for-four reverse split immediately prior to the merger.
Q3:     How are Stratex stock options, warrants and other equity awards treated in the merger?

A3:	At the time the merger takes effect, each outstanding Stratex stock option, warrant or other equity award will be automatically converted on the same terms and conditions (including as to exercisability and vesting, taking into account, in limited circumstances, any acceleration resulting from the merger) into a stock option or warrant to acquire or other equity interest with respect to, the number of shares of Harris Stratex Class A common stock equal to one-fourth of the number of shares of Stratex common stock subject to the stock option, warrant or other equity award immediately prior to the merger at an exercise price (if applicable) equal to four times the exercise price per such stock option, warrant or other equity award immediately prior to the merger. Stock options and other equity awards will be subject to rounding to comply with certain legal requirements.

Q4:     What is the contribution transaction?

A4:	Simultaneously with the merger of Stratex with Merger Sub, Harris will contribute the assets comprising its Microwave Communications Division, including $25 million in cash, to Harris Stratex. In addition, Harris will allocate, as appropriate and reasonably practicable, its liabilities between its Microwave Communications Division and any other businesses or divisions of Harris and, following such allocation, Harris Stratex will assume those liabilities of Harris that primarily result from or primarily arise out of the Microwave Communications Division. In exchange for Harris’ contribution, Harris Stratex will issue shares of Class B common stock to Harris. The transaction is sometimes referred to in this proxy statement/ prospectus as the contribution transaction.

Q5:	What percentage of the voting stock of Harris Stratex will Harris own following the proposed transactions?

A5:	Immediately following the proposed transactions, Harris will hold that number of shares of Harris Stratex Class B common stock equal to 56% of the voting stock of Harris Stratex using the treasury stock method assuming a market price per share of Harris Stratex Class A common stock of $20.80 (which represents $5.20 per share of Stratex common stock prior to the effective one-for-four reverse split pursuant to the merger). Upon closing, the shares Harris and the former shareholders of Stratex will receive in the transaction will represent approximately 57% and 43%, respectively, of the outstanding shares of Harris Stratex immediately after the consummation of the transactions (or approximately 56.4% and 43.6% of the outstanding shares determined on a fully diluted basis using the treasury stock method and the closing price for the shares on October 10, 2006).
Q6:     Are there differences between Harris Stratex Class A common stock and Class B common stock?

A6:	The Harris Stratex Class B common stock will be substantially similar to the Harris Stratex Class A common stock, except that the holders of shares of Class B common stock will have the right, among other things, to elect separately as a class a number of Harris Stratex directors equal to Harris’ proportionate ownership of the total voting power of the outstanding Harris Stratex common stock. More specifically, Harris and Stratex have agreed that, at all times that Harris owns a majority of the total voting power of the outstanding Harris Stratex common stock, there will be nine members of the Harris Stratex board of directors of which Harris will elect five separately as a class.

It is expected that, following the merger and the contribution transaction, shares of Harris Stratex Class A common stock will be listed for trading on NASDAQ under the symbol “ ● ”. Shares of Harris Stratex Class B common stock are not expected to be listed for trading on any exchange or quotation system at any time in the foreseeable future. However, each share of Harris Stratex Class B common stock is convertible at any time at the option of the holder into one share of Harris Stratex Class A common stock, but Harris will be subject to certain restrictions on the resale of shares of Harris Stratex common stock held by it during certain periods. For more information relating to these restrictions, see “Harris Governance Rights and Contractual Relationships” beginning on page 46 of this proxy statement/ prospectus and “The Investor Agreement” beginning on page 98 of this proxy statement/ prospectus.
Q7:     What will be the relationship of Harris Stratex to Harris after the proposed transactions?

A7:	After the proposed transactions, Harris Stratex will be a majority-owned subsidiary of Harris and its financial statements will be included in Harris’ consolidated financial statements. However, we expect that the Harris Stratex Class A common stock will be listed and traded on NASDAQ and Harris Stratex will report separate financial results and file required public company reports with the Securities and Exchange Commission. In addition, at the closing of the proposed transactions, Harris Stratex and Harris will enter into agreements regarding Harris’ and Harris Stratex’s ongoing relationship, including among other things, the exercise of Harris’ rights with respect to its Class B common stock and its ability to compete with Harris Stratex with respect to the existing products of Stratex and the Microwave Communications Division and other products similar in form, fit, function and use. For more information relating to the agreements to be entered into by Harris and/or Harris Stratex at the closing of the proposed transactions, see “The Investor Agreement”, “The Non-Competition Agreement” and “Other Agreements” beginning on page 98 of this proxy statement/ prospectus.

Q8:     Who is entitled to vote?

A8:	Stratex stockholders of record as of ● p.m. Pacific Standard Time on ● , ● , 2006, are entitled to receive notice of and to vote at the Stratex special meeting.
Q9:     How do I vote?

A9:	If you are a Stratex stockholder of record, you may vote your shares at the Stratex special meeting in one of the following ways:

•	by mailing your completed and signed proxy card in the enclosed return envelope;

•	by voting by telephone or over the Internet by following the instructions on the enclosed proxy card; or

•	by attending the Stratex special meeting and voting in person.

If you hold your shares through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when instructing them on how to vote your shares.
Q10: What vote is required for approval of the proposed transactions?

A10:	The adoption of the combination agreement and approval of the merger requires the affirmative vote of a majority of the outstanding shares of Stratex common stock. Consequently, a failure to vote, an abstention from voting or a broker non-vote will have the same effect as a vote against the proposal to adopt the combination agreement and approve the merger and the other transactions described in the combination agreement.
Q11: When are the proposed transactions expected to be completed?

A11:	It is currently anticipated that the transactions will be completed before March 31, 2007; however, we cannot assure you when or if the transactions will occur.

Q12:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee, vote my shares for me?

A12:	Only if you provide your bank, broker or other nominee with instructions on how to vote your shares. Therefore, you should instruct your bank, broker or other nominee to vote your shares, following the directions your bank, broker or other nominee provides. If you do not instruct your bank, broker or other nominee, your bank, broker or other nominee will generally not have the discretion to vote your shares without your instructions. Because the proposal requires an affirmative vote of a majority of the outstanding shares of Stratex common stock for approval, your failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as votes cast “AGAINST” the proposal to adopt the combination agreement and approve the merger.
Q13: Should I send in my stock certificates now?

A13:	No. Stratex stockholders should keep their existing stock certificates at this time. After the combination is completed, you will receive written instructions for exchanging your Stratex stock certificates for Harris Stratex stock certificates.

Q14: What do I need to do now?

A14:	After carefully reading and considering the information contained in this proxy statement/ prospectus, including its Appendices, please fill out and sign the proxy card, and then mail your completed and signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares of Stratex common stock may be voted at the special meeting, or you may follow the instructions on the proxy card and vote your shares of Stratex common stock by telephone or over the Internet. Your proxy card or your telephone or Internet directions will instruct the persons identified as your proxy to vote your shares at the Stratex stockholders meeting as directed by you.

If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal.

If you hold your shares of Stratex common stock through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when instructing them on how to vote your shares of Stratex common stock. If you do not instruct your bank, broker or other nominee how to vote your shares of Stratex common stock, your bank, broker or other nominee will not vote your Stratex shares, such failure to vote being referred to as a “broker non-vote”, which will have the same effect as voting your shares “AGAINST” the proposal to adopt the combination agreement and approve the merger and the other transactions provided for in the combination agreement.

Q15:	May I change my vote after I have mailed my signed proxy card or voted by telephone or over the Internet?

A15:	You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of four ways:

•	First, timely deliver a valid later-dated proxy by mail.

If you elect to deliver a later-dated proxy, please submit your new proxy to Stratex’s transfer agent at the following address:
          Mellon Investor Services
          525 Market Street, Suite 3500
          San Francisco, California 94105

•	Second, provide written notice to Stratex’s inspector of elections before the meeting that you have revoked your proxy.

If you elect to revoke your proxy, please send your written notice to the inspector of elections at the following address:
          Mellon Investor Services
          525 Market Street, Suite 3500
          San Francisco, California 94105

•	Third, you can submit revised voting instructions by telephone or over the Internet by following the instructions set forth on the proxy card.

•	Fourth, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy or change your voting instructions; you must vote at the meeting.

If you have instructed a bank, broker or other nominee to vote your shares, you must follow directions received from your bank, broker or other nominee to change your vote or revoke your proxy.

Q16:	Will appraisal rights be available for dissenting stockholders?

A16:	No. Stratex stockholders do not have appraisal or dissenters’ rights with respect to the merger.

Q17: Who can help answer my questions?

A17:	If you have any questions about the proposed transactions or how to submit your proxy, or if you need additional copies of this proxy statement/ prospectus or the enclosed proxy card, you should contact:
          Morrow and Co.
          470 West Avenue
          Stamford, Connecticut 06902
          1-800-607-0088

x

SUMMARY
      This summary highlights selected information contained in this proxy statement/ prospectus and may not contain all of the information that is important to you. You should read carefully this entire document, including the Appendices, for a more complete understanding of the proposed transactions and voting procedures for the special meeting of the Stratex stockholders. Unless otherwise indicated in this proxy statement/ prospectus or the context otherwise requires, all references to “Stratex” mean Stratex Networks, Inc.; all references to “Harris” mean Harris Corporation; all references to the “Microwave Communications Division” mean the Microwave Communications Division of Harris Corporation; and all references to “Harris Stratex” or the “combined company” mean Harris Stratex Networks, Inc.
The Special Meeting (Page 42)

Date, Time & Place
      The special meeting of the stockholders of Stratex will be held at 10:00 a.m., local time, on        ●       ,        ●       , 2006, at the principal executive offices of Stratex located at 120 Rose Orchard Way, San Jose, California 95134.

Who May Vote
      You may vote at the Stratex special meeting if you were the record holder of Stratex common stock as of        ●       p.m., Pacific Standard Time, on        ●       , 2006, the record date for the Stratex special meeting. As of the record date, an aggregate of        ●       shares of Stratex common stock were outstanding and will be entitled to vote at the Stratex special meeting. You may cast one vote for each share of Stratex common stock that you owned on the record date of the Stratex special meeting.

Matters To Be Considered
      At the special meeting you will be asked:

•	to consider and vote upon a proposal to adopt the combination agreement, dated as of September 5, 2006, between Stratex and Harris and to approve the merger of Merger Sub with and into Stratex, with Stratex as the surviving corporation, and the other transactions provided for in the combination agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

What Vote Is Needed
      The adoption of the combination agreement and approval of the merger and the other transactions provided for in the combination agreement require the approval of a majority of the shares of Stratex common stock outstanding as of the record date of the Stratex special meeting (either in person or by proxy). As of the close of business on the record date for the Stratex special meeting, Stratex directors, executive officers and their affiliates were entitled to vote approximately  ● % of the then-outstanding shares of Stratex common stock.
      You should be aware that the directors and senior officers of Stratex have each entered into a voting agreement with Harris. Pursuant to these voting agreements, the directors and those officers who are party to a voting agreement have agreed, among other things, to vote in favor of the adoption of the combination agreement and the approval of the merger and the other transactions provided for in the combination agreement, unless the voting agreement is terminated in accordance with its terms. In addition, they have agreed to vote against any other proposal by a third party to acquire Stratex, or any other matter which could reasonably be expected to impede, interfere with, delay or adversely affect the consummation of the transactions contemplated by the combination agreement, unless the voting agreement is terminated in accordance with its terms.

The Companies (Page 40)

Harris Stratex Networks, Inc.

Harris Stratex Networks, Inc.
c/o Harris Corporation
1025 West NASA Blvd.
Melbourne, Florida 32919
Telephone: (321) 727-9100
      Harris Stratex, which is currently a wholly owned subsidiary of Harris, is a Delaware corporation and was formed on October 5, 2006 solely for the purpose of effecting the merger and the contribution transaction. To date Harris Stratex has not conducted any activities other than those incident to its formation, the execution of the combination agreement and the preparation of the applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transactions. Immediately upon completion of the merger and the contribution transaction, Harris will hold 56% of the capital stock of Harris Stratex determined using the treasury stock method assuming a market price per share of Harris Stratex Class A common stock of $20.80 (which represents $5.20 per share of Stratex common stock prior to the effective one-for-four reverse split pursuant to the merger), or approximately 57% of the outstanding shares of Harris Stratex immediately after the consummation of the transactions. As a result, Harris Stratex will be a majority-owned subsidiary of Harris, and its financial statements will be included in Harris’ consolidated financial statements. Harris Stratex expects to conduct the businesses of Stratex and the Microwave Communications Division following the merger and the contribution transaction substantially as currently conducted by Stratex and Harris, respectively; however, following the closing of the proposed transactions, Harris Stratex anticipates that it will integrate the businesses as its management team determines to be appropriate. Following the completion of the transactions described in the proxy statement/prospectus, it is expected that shares of Harris Stratex Class A common stock will trade on NASDAQ under the symbol “●”.
      The principal executive offices of Harris Stratex are currently located at 1025 West NASA Blvd., Melbourne, Florida 32919, and its telephone number is (321) 727-9100. Following the closing of the proposed transactions, it is expected that the headquarters of Harris Stratex will be located at Research Triangle Park, 637 Davis Drive, Morrisville, North Carolina 27560, which is the current headquarters of the Microwave Communications Division, and its telephone number is expected to be (919) 767-3250.

Stratex Networks, Inc.

Stratex Networks, Inc.
120 Rose Orchard Way
San Jose, California 95134
Telephone: (408) 943-0777
      Stratex provides wireless transmission solutions to mobile wireless carriers and data access providers globally. Stratex Networks also provides high-speed wireless transmission solutions.
      Stratex was incorporated in California in 1984 and reorganized in 1987 as a Delaware corporation. Stratex’s principal executive offices are located at 120 Rose Orchard Way, San Jose, California 95134, and its telephone number is (408) 943-0777. Stratex’s website is www.stratexnet.com. All of Stratex’s periodic reports filed with the Securities and Exchange Commission are available free of charge on its website. Information included on Stratex’s website is not incorporated by reference into this proxy statement/prospectus.

Stratex Merger Corp.

Stratex Merger Corp.
c/o Harris Corporation
1025 West NASA Blvd.
Melbourne, Florida 32919
Telephone: (321) 727-9100
      Stratex Merger Corp., a wholly owned subsidiary of Harris Stratex, is a Delaware corporation which was formed on October        ●       , 2006 solely for the purpose of effecting the merger with Stratex. Stratex Merger Corp. is often referred to in this proxy statement/ prospectus as Merger Sub.
      Upon the terms and conditions set forth in the combination agreement, Merger Sub will be merged with and into Stratex and the separate existence of Merger Sub will cease. Stratex will be the surviving corporation.
      Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the combination agreement.

Microwave Communications Division of Harris Corporation

Microwave Communications Division of Harris Corporation
Research Triangle Park
637 Davis Drive
Morrisville, North Carolina 27560
Telephone: (919) 767-3250
      The Microwave Communications Division is one of four divisions within Harris and is a global provider of products and services in point-to-point microwave radio communications. The Microwave Communications Division designs, manufactures and sells a broad range of microwave radios for use in worldwide wireless communications networks. Applications include wireless/mobile infrastructure connectivity; secure data networks; public safety transport for state, local and federal government users; and right-of-way connectivity for utilities, pipelines, railroads and industrial companies.
      The principal executive offices of the Microwave Communications Division are located at Research Triangle Park, 637 Davis Drive, Morrisville, North Carolina 27560, and its telephone number is (919) 767-3250.
The Contribution Transaction and the Merger (Page 45)
      Under the terms of the combination agreement, Harris and Stratex agreed to create Harris Stratex, a newly formed Delaware corporation, for the purpose of combining the Microwave Communications Division with Stratex. To that end, Stratex will merge with Merger Sub, a wholly owned subsidiary of Harris Stratex and newly formed Delaware corporation, and, as the surviving entity in that merger, will become a wholly owned subsidiary of Harris Stratex. Each share of Stratex common stock outstanding immediately prior to the time the merger takes effect will be converted into one-fourth of a share of Class A common stock of Harris Stratex. This conversion ratio will have the same effect on the number of shares of Harris Stratex Class A common stock received by the former Stratex stockholders as if Stratex had effected a one-for-four reverse split of its outstanding common stock immediately prior to the merger.
      Simultaneously with the merger of Stratex and Merger Sub, Harris will contribute the assets comprising its Microwave Communications Division, including $25 million in cash, to Harris Stratex. In addition, Harris will allocate, as appropriate and reasonably practicable, its liabilities between its Microwave Communications Division and any other businesses or divisions of Harris and, following such allocation, Harris Stratex will assume those liabilities of Harris that primarily result from or primarily arise out of the Microwave Communications Division. In exchange for Harris’ contribution to Harris Stratex, Harris Stratex will issue to Harris a number of shares of Class B common stock of Harris Stratex equal to

56% of the capital stock of Harris Stratex immediately following the merger and contribution transaction using the treasury stock method assuming a market price per share of Class A common stock of $20.80 (which represents $5.20 per share of Stratex common stock prior to the effective one-for-four reverse split pursuant to the merger). Upon closing, the shares Harris and the former shareholders of Stratex will receive in the transaction will represent approximately 57% and 43%, respectively, of the outstanding shares of Harris Stratex immediately after the consummation of the transactions (or approximately  56.4% and 43.6% of the outstanding shares determined on a fully diluted basis using the treasury stock method and the closing price for the shares on October 10, 2006).
Structure of the Combination Transactions (Page 79)
      Upon the consummation of the proposed transactions, the Microwave Communications Division and Stratex will be combined into Harris Stratex. The effect of the proposed transactions is illustrated below.

Before the Combination Transactions

*	Harris Corporation will hold one share of Class B common stock of Harris Stratex Networks, Inc. which will be the only outstanding capital stock of Harris Stratex Networks, Inc. at such time.
The Combination Transactions

After the Combination Transactions

**	Equity split determined on a fully diluted basis using the treasury stock method assuming a fair market value of $20.80 per share of Class A common stock of Harris Stratex Networks, Inc. (which represents $5.20 per share of Stratex common stock prior to the effective one-for-four reverse split pursuant to the merger).

***	Following the closing of the proposed transactions, Harris Stratex expects to integrate the businesses as the management of Harris Stratex determines to be appropriate.
Recommendation of the Stratex Board of Directors (Page 56)
      The board of directors of Stratex has determined that the combination agreement and the transactions provided for by the combination agreement are fair to and in the best interests of the Stratex stockholders and has approved, adopted and declared advisable the combination agreement and the transactions provided for by the combination agreement. The board of directors of Stratex unanimously recommends that the Stratex stockholders vote “FOR” the proposal to adopt the combination agreement and approve the merger and the other transactions provided for by the combination agreement.
Reasons for the Recommendation of the Board of Directors of Stratex (Page 54)
      In making their determination, the board of directors of Stratex considered a number of factors in reviewing the proposed transactions. Among other factors, the board of directors of Stratex focused on its belief that the merger and the contribution transaction are likely to:

•	increase the scale of Stratex’s business;

•	deliver complementary global distribution channels with minimal customer overlap and significantly expand the customer footprint of the combined company;

•	serve a large market with expected growth over the next five years;

•	offer customers a better end-to-end product portfolio;

•	offer expected annual savings through product cost and operating expense synergies; and

•	create a larger and more competitive company with stronger financial performance, greater financial capacity, product leadership and the ability to serve adjacent markets.
      The board of directors of Stratex also considered certain risks associated with the proposed transactions.
Opinion of Stratex’s Financial Advisor (Page 56)
      On September 5, 2006, the board of directors of Stratex received the written opinion of Bear, Stearns & Co., Inc., or Bear Stearns, to the effect that, as of the date of the opinion, based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, the conversion of each share of Stratex common stock into one-fourth of a share of Harris Stratex Class A common stock pursuant to the combination agreement is fair from a financial point of view to the holders of shares of Stratex common stock.
Interests of Stratex’s Directors and Executive Officers in the Transactions (Page 62)
      In considering the recommendation of the board of directors of Stratex, you should be aware that certain directors and officers of Stratex may have interests in the merger and the other transactions provided for in the combination agreement that are different from, or in addition to, your interests as a stockholder of Stratex generally and may create potential conflicts of interest. The board of directors of Stratex was aware of these interests and considered them when they approved and adopted the combination agreement, the merger and the other transactions provided for in the combination agreement.
Board of Directors and Management of Harris Stratex Following the Transactions (Page 113)

Board of Directors of Harris Stratex
      Immediately following the combination transaction the board of directors of Harris Stratex will have nine members. Five of these directors will be appointed by Harris as the sole holder of Harris Stratex Class B common stock and will include Howard L. Lance, Chairman, President and Chief Executive Officer of Harris, and Guy M. Campbell, President of the Microwave Communications Division. Of the remaining three directors to be appointed by Harris, Harris has agreed that one must meet the independence requirements for directors serving on an audit committee as prescribed by the NASDAQ rules and one must not be an employee of Harris or any of its subsidiaries (without regard to Harris Stratex or any of its subsidiaries).
      The four remaining directors of Harris Stratex will be appointed by Stratex and will include Charles D. Kissner, Chairman of Stratex, and three other persons, two meeting the independence requirements for directors serving on an audit committee as prescribed by the NASDAQ rules.

Management of Harris Stratex
      Immediately following the proposed transactions, the management team of Harris Stratex will include Guy M. Campbell as Chief Executive Officer of Harris Stratex, currently the President of the Microwave Communications Division, Thomas H. Waechter as Chief Operating Officer of Harris Stratex, currently Chief Executive Officer of Stratex, and Sarah A. Dudash as Chief Financial Officer of Harris Stratex, currently Vice President and Controller of the Microwave Communications Division.
      Other officers of Harris Stratex will be appointed in accordance with its certificate of incorporation and bylaws by its board of directors and management team on or prior to the completion of the proposed transactions.

Regulatory Matters (Page 74)
      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is sometimes referred to in this proxy statement/prospectus as the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission, or FTC, certain transactions, including the proposed transactions, cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, and specified waiting period requirements have been satisfied. On September 29, 2006, each of Harris and Stratex filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. There can be no assurance that a challenge to the proposed transactions on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
Certain Material U.S. Federal Income Tax Consequences (Page 74)
      The obligations of Harris and Stratex to complete the transactions are subject to the receipt by Stratex of the opinion of its counsel that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to in this proxy statement/prospectus as the code, and the receipt by Harris of the opinion of its counsel that the contribution of the Microwave Communication Division, together with the merger, will qualify as a transaction governed by Section 351 of the code. Generally, neither the Stratex stockholders, Harris nor Harris Stratex will recognize gain or loss for U.S. federal income tax purposes as a result of the merger or the combination transaction.
      Tax matters are very complicated and the tax consequences of the merger to each Stratex stockholder will depend on that stockholder’s particular facts and circumstances. Stratex stockholders are urged to consult their tax advisors to understand fully the tax consequences of the merger to them.
Risk Factors (Page 24)
      In evaluating the proposed transactions, the issuance of Harris Stratex common stock or your rights under or in connection with the proposed transactions, you should carefully read this proxy statement/prospectus, including its Appendices, in its entirety and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 24 of this proxy statement/prospectus.
No Appraisal Rights (Page 77)
      Stratex stockholders are not entitled to appraisal or dissenters’ rights in connection with the proposed transactions.
The Agreements (Page 78)

Formation, Contribution and Merger Agreement
      Harris and Stratex entered into the combination agreement on September 5, 2006. Harris, Stratex, Harris Stratex and Merger Sub have amended and restated the combination agreement to make Harris Stratex and Stratex Merger Corp. parties to the combination agreement. The amended and restated combination agreement is sometimes referred to in this proxy statement/prospectus as the combination agreement.
      In accordance with the terms of the combination agreement, Harris has created a new Delaware corporation named Harris Stratex Networks, Inc. for the purpose of combining the Microwave Communications Division with Stratex. Upon the satisfaction or waiver of all conditions to the completion of the merger and the contribution transaction, Merger Sub, a wholly owned subsidiary of Harris Stratex, will merge with and into Stratex, with Stratex continuing as the surviving corporation.
      Simultaneously with the merger of Stratex and Merger Sub, Harris will contribute the assets comprising its Microwave Communications Division, including $25 million in cash, to Harris Stratex. In addition, Harris will allocate, as appropriate and reasonably practicable, its liabilities between its Microwave Communications Division and any other businesses or divisions of Harris and, following such allocation, Harris Stratex will assume those liabilities of Harris that primarily result from or primarily arise out of the Microwave Communications Division.
      A conformed copy of the combination agreement is attached as Appendix A to this proxy statement/prospectus. Please read the combination agreement carefully and fully as it is the legal document that governs the merger and the contribution transaction.

Transaction Consideration; Treatment of Stratex Stock Options, Warrants and Other Equity Awards
      If the merger and the contribution transaction occur:

•	at the effective time of the merger, each issued and outstanding share of Stratex common stock will be automatically converted into one-fourth of a share of Class A common stock of Harris Stratex, together with cash in lieu of fractional shares of Harris Stratex Class A common stock. This conversion ratio will have the same effect on the number of shares of Harris Stratex Class A common stock received by the former Stratex stockholders as if Stratex had effected a one-for-four reverse split of its outstanding common stock immediately prior to the merger;

•	at the effective time of the merger, each outstanding stock option, warrant or other equity award will be automatically converted on the same terms and conditions (including as to exercisability and vesting, taking into account, in limited circumstances, any acceleration resulting from the merger) into a stock option or warrant to acquire or other equity interest with respect to, the number of shares of Harris Stratex Class A common stock equal to one-fourth of the number of shares of Stratex common stock subject to the stock option, warrant or other equity award immediately prior to the merger at an exercise price (if applicable) equal to four times the exercise price per such stock option, warrant or other equity award immediately prior to the merger; and

•	at the time of the contribution and concurrently with the effective time of the merger, Harris Stratex will issue to Harris a number of shares of Class B common stock equal to 56% of the capital stock of Harris Stratex immediately following the merger and the contribution transaction using the treasury stock method assuming a market price per share of Class A common stock of $20.80 (which represents $5.20 per share of Stratex common stock prior to the effective one-for-four reverse split pursuant to the merger).

Ownership of Harris Stratex Following the Proposed Transactions
      It is expected that, immediately following the completion of the proposed transactions:

•	the combined company would have approximately 58.3 million shares of Harris Stratex Class A common stock on a fully diluted basis (including outstanding shares of Harris Stratex Class B common stock which are convertible at any time into shares of Harris Stratex Class A common stock) using the treasury stock method assuming a market price per share of Harris Stratex Class A common stock of $20.80 (including approximately 1.2 million shares issuable upon exercise of stock options, warrants and other equity awards with an exercise price (if applicable) equal to or greater than $20.80 per share of Harris Stratex Class A common stock). Based on the foregoing assumptions, there would be 32.6 million shares of Class B common stock outstanding;

•	Harris will own 56% of the Harris Stratex common stock on a fully diluted basis using the treasury stock method assuming a market price per share of Harris Stratex Class A common stock of $20.80 (which represents $5.20 per share of Stratex common stock prior to the effective one-for-four reverse split pursuant to the merger); and

•	the former holders of Stratex common stock will own 44% of the Harris Stratex common stock on a fully diluted basis using the treasury stock method assuming a market price per share of Harris Stratex Class A common stock of $20.80 (which represents $5.20 per share of Stratex common stock prior to the effective one-for-four reverse split pursuant to the merger), or approximately 43% of the outstanding shares of Harris Stratex immediately after the consummation of the transactions (or approximately 43.6% of the outstanding shares determined on a fully diluted basis using the treasury stock method and the closing price for the shares on October 10, 2006).

No Solicitation of Acquisition Proposals by Stratex
      Stratex has agreed that neither it nor any of its subsidiaries, nor any of their officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant), or a representative, will, directly or indirectly, initiate, solicit, encourage or facilitate any “acquisition proposal” (as defined in the combination agreement). Stratex has further agreed that neither it nor any of its representatives will, directly or indirectly:

•	provide any confidential or non-public information or data to, or engage or participate in any discussions or negotiations with, any person relating to an acquisition proposal, or otherwise encourage or facilitate any effort or attempt by any person to make or implement an acquisition proposal;

•	waive any provision of any confidentiality or standstill agreement that Stratex is a party to without the prior written consent of Harris; or

•	make any change in the recommendation of the board of directors of Stratex to the Stratex stockholders to adopt the proposal relating to the adoption of the combination agreement and the approval of the merger and the other transactions contemplated by the combination agreement.
      Notwithstanding the foregoing, at any time prior to, but not after, the adoption of the combination agreement by the Stratex stockholders, Stratex is permitted to:
      (A) provide confidential or non-public information in response to a request by a person who has made an unsolicited bona fide written “qualifying acquisition proposal” (as defined in the combination agreement);
      (B) engage or participate in discussions or negotiations with any person who has made a qualifying acquisition proposal; or
      (C) approve or recommend to the Stratex stockholders a qualifying acquisition proposal (or agree to take such action), but Stratex may take the above actions, if and only if:

•	with respect to the actions described in clauses (A), (B) or (C) above, after consulting with outside legal counsel, the board of directors of Stratex determines in good faith that failing to take such action would constitute a breach by the Stratex directors of their fiduciary duties;

•	with respect to the actions described in clauses (A) or (B) above, Stratex enters into a confidentiality agreement with such person on terms substantially similar to those contained in the confidentiality agreement between Stratex and Harris;

•	with respect to the actions described in clauses (B) or (C) above, (x) the board of directors of Stratex determines in good faith and after consulting with its financial advisors and outside counsel that the qualifying acquisition proposal is a “superior proposal” (as defined in the combination agreement) or, in the case of clause (B) only, is reasonably likely to lead to a superior proposal and (y) Stratex has provided five business days’ written notice in the case of the first qualifying acquisition proposal made by a person (or one business day’s written notice in the case of a subsequent qualifying acquisition proposal made by the same person) to Harris of Stratex’s or its board of directors’ intention to take the actions described in (B) or (C) and has complied with other notice provisions.

Conditions to the Completion of the Merger and the Contribution Transaction
      The completion of the merger and the contribution transaction depend upon the satisfaction or waiver of a number of conditions, including the following:

•	the adoption of the combination agreement by the Stratex stockholders;

•	the authorization for listing on NASDAQ of Harris Stratex Class A common stock to be issued in the merger and reserved for issuance upon the exercise of stock options and awards and the conversion of the shares of Class B common stock, subject to official notice of issuance;

•	the expiration or termination of the waiting period applicable to the merger and the contribution transaction under the HSR Act and the filing or receipt of all other governmental authorizations required to be made or obtained by Harris or Stratex other than those the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the results of operations, financial condition, cash flows, assets, liabilities or business of Harris Stratex and its subsidiaries, taken as a whole, following the closing or result in criminal liability or other material sanctions for any director or officer of Harris, Stratex or Harris Stratex;

•	the effectiveness of the registration statement of which this proxy statement/ prospectus is a part, the absence of a stop order issued by the Securities and Exchange Commission suspending the effectiveness of that registration statement and the absence of any proceedings initiated for that purpose by the Securities and Exchange Commission;

•	the absence of any law, order or injunction enacted, issued or promulgated by any court or government entity that is in effect and restrains or enjoins or otherwise prohibits consummation of the merger or the contribution transaction;

•	the material accuracy of the representations and warranties made by Harris and Stratex and material compliance by Harris and Stratex with their respective obligations under the combination agreement;

•	the execution and delivery by Harris and/or Harris Stratex of the additional agreements agreed as part of the combination agreement;

•	that neither the Microwave Communications Division nor Stratex shall have suffered any change that would reasonably be expected to have a material adverse effect on that party, as described further in this proxy statement/ prospectus; and

•	the receipt of an opinion by Harris from Sullivan & Cromwell LLP and by Stratex from Bingham McCutchen LLP on the completion date with respect to the tax treatment of the merger and the contribution transaction, as further described in this proxy statement/ prospectus.

Termination of the Combination Agreement
      The combination agreement may be terminated at any time prior to the completion of the transaction in any of the following ways:

•	by mutual written consent of Harris and Stratex;

•	by either Harris or Stratex if:

•	the contribution transaction and the merger have not been consummated by March 31, 2007;

•	the vote of the Stratex stockholders on the adoption of the combination agreement has been held but the required vote was not obtained; or

•	any law, order or injunction that prohibits the merger or the contribution transaction shall have become final or nonappealable;

but the rights to terminate the combination agreement described above are not available to any party that has breached its obligations under the combination agreement in a manner that has proximately contributed to the occurrence giving rise to the termination right;

•	by Harris if:

•	the board of directors of Stratex withdraws, modifies or qualifies its recommendation to the Stratex stockholders to adopt the combination agreement in any manner adverse to Harris or recommends or approves another acquisition proposal or fails to reconfirm its recommendation within five business days after a written request by Harris (but only prior to the Stratex stockholder vote);

•	Stratex breaches its representations and warranties, covenants or agreements such that the closing condition relating thereto would not be satisfied and the breach cannot be cured or, if curable, is not cured within 30 days after written notice is given by Harris to Stratex;

•	a vote on the adoption of the combination agreement by the Stratex stockholders has not been taken and completed by February 28, 2007; or

•	Stratex materially breaches the provisions relating to its non-solicitation obligations under the combination agreement (but only prior to the Stratex stockholder vote);

•	by Stratex if:

•	Harris breaches its representations and warranties, covenants or agreements such that the closing condition relating thereto would not be satisfied and the breach cannot be cured or, if curable, is not cured within 30 days after written notice is given by Stratex to Harris; or

•	at any time prior to the adoption of the combination agreement by the Stratex stockholders, in order for Stratex to enter into a definitive agreement with respect to a superior proposal but only if Stratex has not materially breached any of the terms of the combination agreement, the board of directors of Stratex has authorized Stratex to enter into the definitive agreement, Stratex has complied with the non-solicitation obligations under the combination agreement and, prior to the termination, Stratex has paid to Harris any termination fee payable under the combination agreement.

Termination Fee
      Stratex has agreed to pay Harris a termination fee of $14.5 million under certain specified circumstances. Stratex may also be required to pay up to $2 million of Harris’ expenses under specified circumstances, but such amount would be credited against any termination fee subsequently paid by Stratex.

Voting Agreements
      The directors and the senior officers of Stratex each have entered into a voting agreement with Harris. Pursuant to these voting agreements, the directors and those officers who are party to a voting agreement have agreed, among other things, to vote all of the shares of Stratex common stock beneficially owned by them in favor of the adoption of the combination agreement and the approval of the merger and the other transactions provided for in the combination agreement, unless the combination agreement is terminated in accordance with its terms. In addition, they have agreed to vote against any other proposal by a third party to acquire Stratex, or any other matter which could reasonably be expected to impede, interfere with, delay or adversely affect the consummation of the transactions contemplated by the combination agreement, unless the combination agreement is terminated in accordance with its terms. A form of the voting agreement entered into by each director and the senior officers of Stratex is attached as Appendix B to this proxy statement/prospectus.

Non-Competition Agreement
      Pursuant to the terms of the non-competition agreement to be entered into upon completion of the combination, Harris has agreed in general terms that, for five years following the completion of the proposed transaction, it will not, and will not permit any of its subsidiaries (other than Harris Stratex and its subsidiaries) to, engage in the development, manufacture, distribution and sale of microwave radio systems that are competitive with the current products of Stratex and the Microwave Communications Division or substantially similar to those products in form, fit and function when used in terrestrial microwave point-to-point communications networks that provide access and trunking of voice and data for telecommunications networks. Notwithstanding this restriction, Harris is permitted to purchase and resell products produced by and branded by persons unaffiliated with Harris and to develop, manufacture, distribute and sell microwave radios and related components for use by government entities.

Investor Agreement
      The investor agreement provides, among other things, that so long as Harris has the right to vote a majority of the votes then entitled to be cast generally in the election of the directors of Harris Stratex (other than the directors elected by the holders of Harris Stratex Class B common stock separately as a class), the number of directors of Harris Stratex will be nine, five of which will be elected separately as a class by Harris as the sole holder of Harris Stratex Class B common stock. The directors so elected separately by Harris are sometimes referred to in this proxy statement/ prospectus as Class B directors. As an initial matter, Harris has agreed to appoint immediately prior to the effective time of the merger Howard L. Lance, Chairman, President and Chief Executive Officer of Harris, and Guy M. Campbell, President of the Microwave Communications Division, as two of its Class B directors. Of the remaining three Class B directors, Harris has agreed that for two years following the completion of the transactions, one must meet the independence requirements for directors serving on an audit committee as prescribed by the NASDAQ rules and one must not be an employee of Harris or any of its subsidiaries (without regarding to Harris Stratex or any of its subsidiaries). The remaining four directors of Harris Stratex will be appointed by Stratex immediately prior to the effective time of the merger and will include Charles D. Kissner, Chairman of Stratex, and two persons meeting the independence requirements for directors serving on an audit committee as prescribed by the NASDAQ rules.
      In addition, the investor agreement includes agreements between Harris and Harris Stratex addressing Harris’ ability to purchase or dispose of shares of Harris Stratex common stock, related party transactions, duties relating to corporate opportunities and preemptive rights provided to Harris.

Other Agreements
      In addition to the agreements listed above, Harris and/or Harris Stratex have also agreed to enter into the following agreements concurrently with the closing of the merger and the contribution transaction:

•	a registration rights agreement providing Harris with rights to cause Harris Stratex to register shares of Harris Stratex held by it for resale under the Securities Act;

•	an intellectual property cross-license agreement providing Harris rights to continued nonexclusive use of intellectual property contributed by Harris in the contribution transaction and providing Harris Stratex rights to the nonexclusive use of intellectual property used in the Microwave Communication Division immediately prior to the closing of the transactions;

•	a trademark and trade name license agreement providing Harris Stratex with certain rights to use “Harris” as a trademark and in its trade name;

•	a lease relating to certain real property to be leased by Harris Stratex following the closing of the transactions;

•	a transition services agreement relating to certain services to be provided by Harris to Harris Stratex following the closing of the transactions;

•	a warrant assumption agreement relating to the assumption by Harris Stratex of certain obligations under the outstanding warrants to purchase shares of Stratex common stock; and

•	a NetBoss® service agreement relating to the assumption by Harris Stratex of certain obligations under existing NetBoss® service arrangements with other divisions of Harris.
Accounting Treatment (Page 74)
      For accounting and financial reporting purposes, the merger and the contribution transaction will be accounted for as a “purchase” business combination of Stratex by the Microwave Communications Division, as that term is used under accounting principles generally accepted in the U.S. In identifying the Microwave Communications Division as the acquiring entity, Harris and Stratex took into account the relative outstanding share ownership, the composition of the governing body of the combined entity and the designation of certain senior management positions. As a result, the historical financial statements of the Microwave Communications Division will become the historical financial statements of Harris Stratex.
NASDAQ Listing Requirements (Page 77)
      Following the completion of the proposed transactions, Harris will hold more than 50% of the outstanding voting power of Harris Stratex. As a result, Harris Stratex will be eligible for the “controlled company” exemption under the NASDAQ rules which provides that if more than 50% of the voting power of a company listed on NASDAQ is held by another company, the NASDAQ listed company is not required to comply with certain director independence requirements to which it would otherwise be subject. This means that Harris Stratex will be exempt from certain director independence requirements, including the requirement that a majority of its board of directors be comprised of independent directors as defined by the NASDAQ rules, so long as Harris Stratex elects to avail itself of this exemption by appropriately disclosing in its filings with the Securities and Exchange Commission that it is a controlled company and its basis for that determination.
      Under the terms of the investor agreement to be entered into by Harris Stratex and Harris in connection with the completion of the transactions, Harris and Harris Stratex have agreed that, at all times when Harris holds a majority of the outstanding voting power of Harris Stratex, Harris Stratex will rely on the controlled company exemption contained in the NASDAQ rules.
Harris Stratex Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (Page 77)
      Stratex stockholders who receive Harris Stratex Class A common stock in the merger will become Harris Stratex stockholders and their rights as stockholders will be governed by the amended and restated certificate of incorporation and amended and restated bylaws of Harris Stratex and the laws of the State of Delaware. The certificate of incorporation and bylaws of Harris Stratex will be amended and restated prior to the completion of the merger and the contribution transaction as set forth in Appendix C and Appendix D to this proxy statement/ prospectus, respectively. For a description of the capital stock of Harris Stratex and information on certain differences between the amended and restated certificate of incorporation and amended and restated bylaws of Harris Stratex and the certificate of incorporation and bylaws of Stratex, see “Description of Harris Stratex Capital Stock” beginning on page 163 of this proxy statement/ prospectus and “Comparison of Stockholder Rights” beginning on page 168 of this proxy statement/ prospectus, respectively.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
      The financial information below is presented to assist in your analysis of the financial aspects of the proposed transactions. The following tables present (1) selected historical financial data of Stratex, (2) selected historical financial data of the Microwave Communications Division and (3) selected unaudited pro forma condensed consolidated financial data of Harris Stratex. The historical financial data shows the financial results actually achieved by Stratex and the Microwave Communications Division, while the unaudited pro forma condensed consolidated financial data shows the combined financial results of Stratex and the Microwave Communications Division as if the proposed transactions had occurred on July 1, 2005, except that the financial position data assumes the proposed transactions had occurred on June 30, 2006.
Selected Historical Financial Data of Stratex
      The selected historical financial data presented below at June 30, 2006 and 2005 and for each of the three month periods then ended was derived from Stratex’s unaudited financial statements included in Stratex’s Quarterly Reports on Form 10-Q for the periods ended June 30, 2006 and 2005 which include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations and financial position of Stratex for the periods and dates presented. Interim unaudited data for the three-month period ended June 30, 2006 do not necessarily indicate results that may be obtained for any other interim period or for the year as a whole. The selected financial data presented below at March 31, 2006 and 2005 and for each of the three years in the period ended March 31, 2006 was derived from Stratex’s audited consolidated financial statements included in Stratex’s Annual Report on Form 10-K for the year ended March 31, 2006. The selected financial data presented below for the years ended March 31, 2003 and 2002 and at March 31, 2004, 2003 and 2002 was derived from Stratex’s audited consolidated financial statements for those periods. The information in the following table should be read together with Stratex’s audited consolidated financial statements for the years ended March 31, 2006, 2005 and 2004 and the related notes included in Stratex’s Annual Report for the year ended March 31, 2006 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Stratex” included in Stratex’s Annual Report on Form 10-K for the year ended March 31, 2006 and also beginning on page 119 of this proxy statement/prospectus. For a listing of the documents filed by Stratex with the Securities and Exchange Commission and incorporated into this proxy statement/prospectus by reference, see “Where You Can Find More Information” beginning on page 179 of this proxy statement/prospectus.

	Three Months Ended
	June 30,
			Year Ended March 31,
	2006	2005
	(unaudited)	(unaudited)	2006	2005(3)	2004	2003(2)	2002(1)

	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Net sales	$66,237	$54,872	$230,892	$180,302	$157,348	$197,704	$228,844
Net income (loss)	1,822	(4,166)	(2,297)	(45,946)	(37,068)	(51,555)	(168,873)
Basic and diluted net income (loss) per share	0.02	(0.04)	(0.02)	(0.51)	(0.44)	(0.62)	(2.13)
Basic and diluted weighted average shares outstanding	97,168	94,942	95,600	89,634	83,364	82,548	79,166
Diluted weighted average shares outstanding	100,953	94,942	95,600	89,634	83,364	82,548	79,166

	At June 30,
			At March 31,
	2006	2005
	(unaudited)	(unaudited)	2006	2005(3)	2004	2003(2)	2002(1)

	(in thousands, except employee head count)
Balance Sheet and other Data:
Total assets	$184,352	$152,056	$180,830	$160,631	$163,244	$184,785	$214,117
Long-term liabilities	33,398	29,685	37,376	32,185	20,311	19,145	6,675
Stockholders’ equity	68,093	57,109	62,343	60,023	81,182	112,800	167,457
Total employees	464	448	453	456	617	587	760

(1)	Fiscal 2002 results for Stratex include inventory valuation charges of $102.7 million and restructuring and receivable valuation charges of $24.6 million related to the shutdown of its Seattle operations and outsourcing of manufacturing operations to an Asian supplier.

(2)	Fiscal 2003 results for Stratex include restructuring charges of $28.2 million related to outsourcing of manufacturing operations to an Asian supplier, as well as a recovery of $2.1 million of the inventory valuation recorded the prior year through sales of component inventory to suppliers.

(3)	Fiscal 2005 results for Stratex include inventory valuation charges of $2.6 million and $7.4 million of restructuring charges related to shut down of operations in Cape Town, South Africa, outsourcing of manufacturing operations at the New Zealand and Cape Town, South Africa locations to an Asian supplier and exiting the sales and service offices in Argentina, Colombia and Brazil to independent distributors.

Selected Historical Financial Data of the Microwave Communications Division
      The selected historical financial data presented below is on a carve-out basis and represents the financial data of the Microwave Communications Division of Harris Corporation and its subsidiaries, which is sometimes referred to in this proxy statement/ prospectus as MCD, as it was operated within Harris Corporation. The selected historical financial data as of the fiscal years ended June 30, 2006 and July 1, 2005 and for the fiscal years ended June 30, 2006, July 1, 2005 and July 2, 2004, has been derived from MCD’s audited financial statements and related notes. The selected financial data as of the fiscal years ended July 2, 2004, June 27, 2003 and June 28, 2002, and for the fiscal years ended June 27, 2003 and June 28, 2002, has been derived from MCD’s unaudited financial statements which include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations and financial position of MCD for the periods and dates presented. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCD” beginning on page 144 of this proxy statement/ prospectus, and the historical combined financial statements and related notes of MCD beginning on page F-3 of this proxy statement/ prospectus.

	Fiscal Years Ended

				June 27,	June 28,
	June 30,	July 1,	July 2,	2003(3)	2002(4)
	2006(1)	2005	2004(2)	(unaudited)	(unaudited)

	(in thousands)
Results of Operations:
Revenue from product sales and services	$357,500	$310,427	$329,816	$297,470	$302,915
Cost of product sales and services	(271,340)	(219,946)	(245,933)	(221,701)	(217,237)
Net loss	(35,848)	(3,778)	(20,233)	(35,248)	(29,752)

	As of

			July 2,	June 27,	June 28,
	June 30,	July 1,	2004(2)	2003(3)	2002(4)
	2006(1)	2005	(unaudited)	(unaudited)	(unaudited)

	(in thousands)
Balance Sheet Data:
Total assets	$352,649	$362,969	$344,183	$398,271	$422,985
Long-term liabilities	12,642	14,180	14,978	11,900	12,466
Total net assets	252,020	280,313	246,517	272,350	296,770

(1)	Fiscal 2006 results for MCD include a $39.6 million after-tax charge related to inventory write-downs and other charges associated with product discontinuances, as well as the planned shutdown of manufacturing activities at the MCD plant in Montreal, Canada.

(2)	Fiscal 2004 results for MCD include a $7.3 million charge related to cost-reduction measures and fixed asset write downs.

(3)	Fiscal 2003 results for MCD include an $8.6 million write-down of inventory related to the exit from unprofitable products and the shut-down of the MCD manufacturing plant in Brazil, as well as an $8.3 million charge related to cost-reduction measures.

(4)	Fiscal 2002 results for MCD include a $15.8 million charge related to cost-reduction actions taken in the MCD international operations and collection losses related to the bankruptcy of a customer.

Selected Unaudited Pro Forma Condensed Consolidated Financial Data of Harris Stratex
      The following table shows certain unaudited information about the pro forma financial condition and results of operations, including per share data, of Harris Stratex after giving effect to the merger and the contribution transaction. The table sets forth selected unaudited pro forma condensed consolidated balance sheet data as of June 30, 2006 and assumes that the merger and the contribution transaction took place on that date with MCD as the accounting acquirer of Stratex in accordance with the provisions of Statement of Financial Accounting Standard No. 141 “Business Combinations” (“SFAS 141”). The table also sets forth selected unaudited pro forma condensed consolidated statements of operations for the fiscal year ended June 30, 2006 and assumes that the merger and the contribution transaction took place on July 1, 2005. The Harris Stratex fiscal year ends on the closest Friday to June 30th. The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2006 combines the twelve months ended June 30, 2006 for both MCD and Stratex. However, the following pro forma presentation does not include any impact of synergies anticipated from the proposed transactions. The information presented below should be read together with the historical consolidated financial statements of Stratex and MCD, including the related notes, filed with the Securities and Exchange Commission, in the case of Stratex, and beginning on page F-3 of this proxy statement/prospectus, in the case of MCD, and together with the historical consolidated financial data for Stratex and MCD and the other unaudited pro forma financial information, including the related notes, appearing elsewhere in this proxy statement/prospectus as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCD” beginning on page 144 of this proxy statement/prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Stratex’s Annual Report on Form 10-K for the year ended March 31, 2006 and also beginning on page 119 of this proxy statement/prospectus. In addition, because the selected unaudited pro forma condensed consolidated financial data adjusts Stratex’s fiscal year end from March 31, 2006 to June 30, 2006, you should also read them together with the financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Stratex’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 incorporated by reference into this proxy statement/prospectus. For a listing of the documents filed by Stratex with the Securities and Exchange Commission and incorporated into this proxy statement/prospectus by reference, see “Where You Can Find More Information” beginning on page 179 of this proxy statement/prospectus. For unaudited pro forma condensed consolidated financial information of Harris Stratex, see “Harris Stratex Networks, Inc. Unaudited Pro Forma Condensed Consolidated Financial Data” beginning on page 157 of this proxy statement/prospectus. The unaudited pro forma financial data are not necessarily indicative of results that actually would have occurred had the merger and the contribution transaction been completed on the dates indicated or that may be obtained in the future. See also “Risk Factors” beginning on page 24 and “Information Regarding Forward-Looking statements” beginning on page 38 of this proxy statement/prospectus.

Fiscal Year
Ended
June 30, 2006

(in thousands)
Microwave Communications Division of Harris Corporation
Results of Operations
Revenue from product sales and services	$357,500
Cost of product sales and services(1)	(271,340)
Net loss	(35,848)
Financial Position
Total assets	$352,649
Long-term liabilities	12,642
Total net assets	252,020

Fiscal Year
Ended
June 30, 2006

(in thousands)
Stratex Networks, Inc.
Results of Operations	(unaudited )
Revenue from product sales and services	$242,257
Cost of product sales and services	(171,397)
Net income	3,691
Financial Position
Total assets	$184,352
Long-term liabilities	33,398
Total net assets	68,093
Pro Forma Adjustments
Results of Operations
Revenue from product sales and services	$—
Cost of product sales and services(2)	(8,700)
Net loss(3)	(15,815)
Financial Position
Total assets(4)	$382,737
Long-term liabilities(5)	26,418
Total net assets(6)	358,911
Pro Forma Combined Financial Data of Harris Stratex Networks, Inc.
Results of Operations
Revenue from product sales and services	$599,757
Cost of product sales and services	(451,437)
Net loss	(47,972)
Financial Position
Total assets	$919,738
Long-term liabilities	72,458
Total net assets	679,024

(1)	Fiscal 2006 results for MCD include a $39.6 million after-tax charge related to inventory write-downs and other charges associated with product discontinuances, as well as the planned shutdown of manufacturing activities at the MCD plant in Montreal, Canada.

(2)	Adjustment made to reflect $8.7 million amortization of developed technology identifiable assets.

(3)	Adjustments made to reflect $12.0 million amortization of identifiable intangible assets and $3.8 million of stock-based compensation expense, which represents the expense that would have been recognized by Stratex had it implemented the provisions of Statement of Financial Accounting Standard No. 123R “Share-Based Payment” (“FAS 123R”) as of July 1, 2005, which is when MCD was required to implement FAS 123R.

(4)	Adjustments made to reflect (a) $11.2 million made to bring balance of cash in MCD to $25 million as of the closing date of the proposed transactions, (b) $10.7 million to step up Stratex’s finished goods inventory to fair market value assuming a gross margin rate of 30% of revenue and selling costs and related profit equal to 10% of revenue, (c) $240.3 million and $130.2 million allocation of the purchase price to goodwill and identifiable intangible assets, respectively, which was determined as follows:

(in thousands)
Market price of Stratex stock(1)	$403,812
Estimated acquisition costs of Harris	9,000

Total purchase price to be allocated	$412,812

		Estimated
		Useful Life
Allocation of purchase price based on fair market value:
Identifiable intangible assets:
Developed technology non-legacy products	$77,500	10 years
Developed technology legacy products	1,900	2 years
Customer relationships	5,400	8 years
Backlog	900	1 year
Tradename — Eclipse	16,000	10 years
Tradename — Legacy Products	200	2 years
Tradename — Stratex	28,300	Indefinite

Total identifiable intangible assets	130,200
Net tangible assets(2)	42,355
Goodwill	240,257

Total purchase price allocation	$412,812

and (d) $(9.6) million to eliminate deferred tax assets on MCD’s historical Combined Balance Sheet as of June 30, 2006 because Harris will retain 100% of these assets at the time of the transaction and they will not become part of Harris Stratex.

(5)	Adjustments made to reflect (a) $39.1 million for the establishment of a deferred tax liability related to the future amortization of identifiable intangible assets in accordance with Statement of Financial Accounting Standard No. 109 “Accounting for Income Taxes” and (b) $(12.6) million for the elimination of MCD’s payable to Harris against stockholders’ and division equity.

(6)	Adjustments made to reflect footnotes (2), (3) and (4) above, as well as an adjustment to current liabilities of $(2.6) million to reduced deferred revenue of Stratex, which is classified as other accrued liabilities on the Stratex Consolidated Balance Sheet at June 30, 2006 because Harris Stratex is not expected to have future obligations to deliver product or perform services on the contracts or agreements related to this deferred revenue after the closing date of the proposed transactions.

1.	Total market price of Stratex common stock equal to the price of a share of Stratex common stock as of September 19, 2006 ($4.00) X diluted shares of Stratex common stock outstanding per the Stratex June 30, 2006 Balance Sheet (101.0 million shares).

2.	Stratex net tangible assets are calculated as follows:

Historical net assets reported	$68,093
Inventory step-up	10,730
Deferred revenue reduction	2,592
Less deferred tax liability related to identifiable intangible assets	(39,060)

Adjusted net assets	$42,355

COMPARATIVE PER SHARE DATA
      The following table sets forth: (1) certain historical per share data for Stratex, (2) pro forma Stratex per share amounts (providing for the conversion ratio in the merger which has the same effect as a one-for-four reverse stock split) and (3) unaudited pro forma condensed combined per share amounts of Harris Stratex after giving effect to the merger and the contribution transaction. The Harris Stratex pro forma data give effect to the proposed transactions as if they had occurred on July 1, 2005. These amounts do not necessarily reflect future per share amounts of income (losses) from continuing operations and book value per share of the combined company. You should read the information below together with the historical consolidated financial statements and related notes of Stratex, which are incorporated by reference into this proxy statement/ prospectus as further described under “Where You Can Find More Information” beginning on page 179 of this proxy statement/ prospectus, and the Microwave Communications Division, which are included in this proxy statement/ prospectus beginning on page F-3, and the unaudited pro forma condensed consolidated financial data included under “Harris Stratex Networks, Inc. Unaudited Pro Forma Condensed Consolidated Financial Data” beginning on page 157 of this proxy statement/ prospectus.

	As of and for the
	Twelve Months Ended

	June 30, 2006	March 31, 2006

Stratex — Historical(1):
Book value per share of common stock	$0.70	$0.64
Cash dividends per share of common stock	$0.00	$0.00
Basic income (loss) per share of common stock	$0.04	$(0.02)
Diluted income (loss) per share of common stock	$0.04	$(0.02)
Stratex — Pro Forma Equivalent:
Book value per four shares of common stock	$2.79	—
Cash dividends per four shares of common stock	$0.00	—
Basic earnings per four shares of common stock	$0.15	—
Diluted earnings per four shares of common stock	$0.15	—
Harris Stratex — Pro Forma:
Book value per share of common stock	$12.00	—
Cash dividends per share of common stock	$0.00	—
Basic loss per share of common stock	$(0.85)	—
Diluted loss per share of common stock	$(0.85)	—

(1)	Stratex historical per share information as of and for the twelve months ended June 30, 2006 was calculated using the unaudited pro forma financial information for Stratex as of and for the twelve months ended June 30, 2006.

PER SHARE MARKET PRICE INFORMATION
Market Price
      There is no established trading market for the shares of Harris Stratex Class A or Class B common stock. However, Harris Stratex intends to apply for quotation of the Harris Stratex Class A common stock on NASDAQ under the symbol “●”. Shares of Harris Stratex Class B common stock are not expected to be listed for trading on any exchange or quotation system at any time in the foreseeable future. Shares of Stratex common stock are listed on NASDAQ under the symbol “STXN”.
      The following table sets forth for the periods indicated the high and low reported sale prices for a share of Stratex common stock on NASDAQ for the periods indicated:

	Common Stock

	High	Low

Fiscal Year Ending March 31, 2007
First Quarter	$6.58	$3.26
Second Quarter	$4.50	$2.95
Third Quarter through October 10, 2006	$4.50	$4.03
Fiscal Year Ending March 31, 2006
First Quarter	$2.10	$1.24
Second Quarter	$2.74	$1.72
Third Quarter	$3.84	$2.18
Fourth Quarter	$6.27	$3.25
Fiscal Year Ending March 31, 2005
First Quarter	$5.19	$2.40
Second Quarter	$3.38	$1.98
Third Quarter	$2.40	$1.65
Fourth Quarter	$2.45	$1.71
Recent Closing Prices
      The following table sets forth the closing prices per share of Stratex common stock on NASDAQ on September 5, 2006, the last trading day before public announcement of the combination agreement, and on October 10, 2006, the latest practicable trading day prior to the date of this proxy statement/ prospectus.

Stratex
Common Stock

September 5, 2006	$4.04
October 10, 2006	$4.24
      On these dates, using the closing prices above, each share of Stratex common stock represented transaction consideration of approximately $4.04 and $4.24, respectively, and each share of Harris Stratex Class A common stock to be received in respect of four shares of Stratex common stock represented transaction consideration of approximately $16.16 and $16.96, respectively. Because Stratex stockholders will receive only stock of the combined company in the proposed transactions, Stratex and Harris Stratex believe that the appropriate reference price for determining the trading price of a share of Harris Stratex Class A common stock following the proposed transactions will be the price of a share of Stratex common stock, adjusted for the effective one-for-four reverse stock split by multiplying such price by four.
      Stratex stockholders are urged to obtain current market quotations for Stratex common stock.

Dividend Policy
      Stratex has not paid cash dividends on its common stock and does not intend to pay cash dividends in the foreseeable future and, instead, intends to retain any earnings for use in its business. Harris Stratex does not expect to pay any dividends in the immediate future. In addition, if Harris Stratex retains the outstanding $50 million credit facility of Stratex following the completion of the merger and the contribution transaction, the covenants of that credit facility will restrict Harris Stratex from paying dividends or making other distributions to the Harris Stratex stockholders under certain circumstances. Harris Stratex also may enter into other credit facilities or debt financing arrangements that further limit Harris Stratex’s ability to pay dividends or make other distributions.

RISK FACTORS
      In addition to the other information contained in or incorporated by reference into this proxy statement/ prospectus, including the matters addressed under “Information Relating to Forward-Looking Statements” on page 38 of this proxy statement/ prospectus and those matters addressed under Part I Item 1A. Risk Factors in Stratex’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, which is incorporated into this proxy statement/ prospectus by reference, you should carefully consider the following risk factors in deciding whether to vote for the approval and adoption of the combination agreement, the merger and the other transactions provided for in the combination agreement.
      Harris Stratex will be subject to a number of risks that could affect its future financial results. Some of these risks are discussed below. The risks and uncertainties described below are not the only ones facing Harris Stratex. Additional risks and uncertainties that the management teams of Stratex and the Microwave Communication Division are not aware of or focused on may also impair Harris Stratex’s business operations. If any of these risks actually occur, Harris Stratex’s financial condition and results of operations could be materially and adversely affected.
Risks Related to the Combination of Stratex with the Microwave Communications Division

The combination of the businesses currently conducted by the Microwave Communications Division and Stratex will create numerous risks and uncertainties which could adversely affect Harris Stratex’s operating results.
      Strategic transactions like the combination of the Microwave Communications Division with Stratex create numerous uncertainties and risks. The Microwave Communications Division will transition from being a part of Harris to being a part of Harris Stratex, and Stratex will migrate from being a standalone company to being part of a combined company. This combination will entail many changes, including the integration of the Microwave Communications Division and its personnel with those of Stratex, and changes in systems and employee benefit plans. These transition activities are complex, and Harris Stratex may encounter unexpected difficulties, or incur unexpected costs, including:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving expected cost savings associated with the transactions;

•	difficulties in the integration of operations and systems;

•	difficulties in the assimilation of employees;

•	difficulties in replacing the support functions currently provided by Harris to the Microwave Communications Division including support and assistance for financial and operational functions;

•	challenges in keeping existing customers and obtaining new customers; and

•	challenges in attracting and retaining key personnel.
      As a result, the combined company may not be able to realize the expected revenue growth and other benefits that it seeks to achieve from the proposed transactions. In addition, the combined company may be required to spend additional time or money on integration that otherwise would be spent on the development and expansion of its business, production and services.

Uncertainties associated with the transactions or the combined company may cause the combined company to lose significant customers.
      In response to the announcement of the proposed transactions, or due to the diversion of management’s attention, current and potential customers of Stratex and the Microwave Communication Division may delay or defer decisions concerning their use of the products and services of Stratex and the combined company. In particular, some of Stratex’s customer contracts contain provisions permitting the customer to terminate the contract upon a change of control of Stratex, which the proposed transactions would be. If these customers elect to terminate their contracts upon the completion of the proposed transactions, the financial condition of the combined company may be materially adversely affected.

Loss of key personnel could lead to loss of customers and a decline in revenues, or otherwise adversely affect the operations of the combined company.
      The success of the combined company after the completion of the transactions will depend in part upon its ability to retain key employees. Competition for qualified personnel in the microwave communications industry may be very intense. In addition, key employees may depart because of issues relating to the difficulty of, or uncertainty regarding, the integration of the businesses, as a result of provisions in their employment agreements which trigger severance payments upon events or circumstances resulting in a change of control such as the proposed merger or because of uncertainties relating to their future compensation and benefits. See “The Contribution Transaction and the Merger — Interests of Certain Stratex Directors and Officers in the Transactions” beginning on page 62 of this proxy statement/ prospectus. If Harris Stratex is unable to attract and retain qualified individuals or the combined company’s costs to do so increase significantly, the combined company’s business could be adversely affected.

The transactions are subject to the receipt of consents and approvals from government entities that could delay completion of the transactions or impose conditions that could have a material adverse effect on the combined company or cause abandonment of the transactions.
      Completion of the merger and the contribution transaction is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act and the receipt of any other governmental authorization the failure of which to obtain would have a material adverse effect on the results of operations, financial condition, cash flows, assets, liabilities or business of Harris Stratex. A substantial delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions in the approvals could have an adverse effect on the business, financial condition or results of operations of Stratex or Harris Stratex or may cause the abandonment of the transactions.

The failure to complete the transactions could cause Stratex to incur significant fees and expenses and could lead to negative perceptions among investors, potential investors and customers.
      In the event the combination of the Microwave Communications Division and Stratex is not completed, Stratex will bear fees and expenses associated with the proposed transactions, which may be significant. Stratex has incurred, and expects to continue to incur, costs associated with consummating the transactions, including investment banking fees of $0.4 million and $1.2 million of integration costs incurred through September 30, 2006. In addition, under certain circumstances Stratex may be required to pay up to $2 million of Harris’ expenses or a termination fee to Harris of $14.5 million. Investors, potential investors and customers may consider the failure to complete the proposed transactions to be a significantly negative development regarding Stratex. The current market price of Stratex’s common stock may reflect positive market assumptions that the proposed transactions will be completed and the related benefits will be realized. As a consequence of any or all of the foregoing, Stratex’s stock price may be negatively impacted by the failure to complete the proposed transactions. See “The Combination Agreement — Termination Fee” beginning on page 95 of this proxy statement/ prospectus.

Stratex’s directors and executive officers have interests in the merger, the contribution transaction and the other transactions provided for in the combination agreement in addition to those of stockholders.
      In considering the recommendations of the Stratex board of directors with respect to the combination agreement, you should be aware that some Stratex directors and executive officers have financial and other interests in the proposed transactions in addition to interests they might have as stockholders. The receipt of compensation or other benefits in connection with the proposed transactions may have influenced these directors and executive officers in making their recommendation to adopt the combination agreement and approve the merger and the other transactions contemplated by the combination agreement. You should consider these interests in connection with your vote on the related proposal. See “The Contribution Transaction and the Merger — Interests of Stratex Directors and Officers in the Transaction” beginning on page 62 of this proxy statement/ prospectus.

Harris Stratex does not expect to pay dividends for the foreseeable future, and you must rely on increases in the trading prices of the Harris Stratex Class A common stock for returns on your investment.
      Stratex has not paid cash dividends on its common stock. Harris Stratex does not expect to pay dividends in the immediate future. Holders of Harris Stratex Class A common stock must rely on increases in the trading price of their shares for returns on their investment.
Risks Related to the Relationship between Harris and Harris Stratex

Harris Stratex will be controlled by Harris, whose interests may conflict with yours.
      Upon completion of the proposed transactions, Harris will own no shares of Harris Stratex Class A common stock but all of the outstanding shares of Harris Stratex Class B common stock through which it will have an approximate 57% interest in the combined company (without regard to any dilution relating to outstanding stock options, warrants or other equity interests). In addition, it will have the right to appoint separately as a class five of the nine directors of Harris Stratex so long as the shares of Harris Stratex common stock held by Harris entitle Harris to cast a majority of the votes at an election of the directors of Harris Stratex (other than those directors appointed by Harris separately as a class). For two years from the closing date of the transactions, Harris has agreed that it will not acquire or dispose of beneficial ownership in shares of Harris Stratex common stock, except under limited circumstances, and has no obligation to dispose of its interest in Harris Stratex following such two year period. Accordingly, Harris is likely to continue to exercise significant influence over the business policies and affairs of Harris Stratex, including the composition of the Harris Stratex board of directors and any action requiring the approval of the Harris Stratex stockholders. The concentration of ownership also may make some transactions, including mergers or other changes in control, more difficult or impossible without the support of Harris. Harris’ interests may conflict with your interests as a stockholder. See the risk factor discussed in “— Harris will have rights reflecting its controlling interest in Harris Stratex. As a result, your ability to influence the outcome of matters requiring stockholder approval will be limited” below.

Harris Stratex will be a “controlled company” within the meaning of the NASDAQ rules and, as a result, will qualify for, and intends to rely on, exemptions from certain corporate governance requirements that are designed to provide protection to stockholders of companies that trade on NASDAQ.
      After the completion of this transaction, Harris will own more than 50% of the total voting power of the outstanding capital stock of Harris Stratex. Therefore, Harris Stratex will be a “controlled company” under the NASDAQ rules. As a controlled company, Harris Stratex intends to utilize exemptions under the NASDAQ standards that free it from the obligation to comply with some governance requirements under the NASDAQ rules, including the following:

•	a majority of its board of directors consists of independent directors;

•	its director nominees must either be selected, or recommended for selection by the board of directors, either by:

•	a majority of the independent directors; or

•	a nominations committee comprised solely of independent directors; and

•	the compensation of its officers be determined, or recommended to the board of directors for determination, either by:

•	a majority of the independent directors; or

•	a compensation committee comprised solely of independent directors.
      Harris Stratex intends to use these exemptions and, as a result, you will not have the same protection afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

Harris will have rights reflecting its controlling interest in Harris Stratex. As a result, your ability to influence the outcome of matters requiring stockholder approval will be limited.
      Following the consummation of the transactions, Harris will hold a majority of the securities outstanding and entitled to vote generally in the election of Harris Stratex directors (other than those directors elected separately as a class by Harris). In addition, as the only holder of the outstanding Harris Stratex Class B common stock, Harris will have the unilateral right to elect, remove and replace, at any time, a majority of the board of directors of Harris Stratex so long as the members elected, removed or replaced by Harris satisfy the requirements agreed to by Stratex and Harris and set forth in the investor agreement to be entered into at the closing of the proposed transaction. More specifically, Harris has agreed that, so long as it holds a majority of the voting common stock of Harris Stratex, it will have the right to appoint five of Harris Stratex’s nine directors and, until the second anniversary of the closing, at least one of the Harris directors will meet the NASDAQ independence standards for audit committee members and at least one other Harris director will not be an employee of Harris or any of its subsidiaries (other than Harris Stratex or its subsidiaries). After the second anniversary, Harris will be able to elect or replace all the Harris directors without regard to their relationship with Harris.
      Harris’ right to vote a majority of the outstanding voting stock of the combined company also will enable it to control decisions without the consent of other Harris Stratex stockholders, including among others, with respect to:

•	the business direction and policies of the combined company;

•	mergers or other business combinations involving the combined company, except during the first two years after the closing;

•	the acquisition or disposition of assets by the combined company;

•	the payment or nonpayment of dividends;

•	determinations with respect to tax returns;

•	the combined company’s capital structure; and

•	amendments to the combined company’s certificate of incorporation and bylaws.
      In addition to the effects described above, Harris’ control position could make it more difficult for Harris Stratex to raise capital or make acquisitions by issuing its own capital stock. This concentrated ownership also might delay or prevent a change in control and may impede or prevent transactions in which Harris Stratex stockholders might otherwise receive a premium for their shares.

Harris Stratex may have potential conflicts of interest with Harris relating to their ongoing relationship, and because of Harris’ controlling ownership in Harris Stratex, the resolution of these conflicts may not be favorable to Harris Stratex.
      Conflicts of interest may arise between Harris Stratex and Harris in a number of areas relating to their ongoing relationship, including:

•	indemnification and other matters arising under the combination agreement or other agreements;

•	intellectual property matters;

•	employee recruiting and retention;

•	competition for customers in the areas where Harris is permitted to continue to do business under the non-competition agreement;

•	sales or distributions by Harris of all or any portion of its ownership interest in Harris Stratex, which could be to a competitor of Harris Stratex;

•	business combinations involving Harris Stratex; and

•	business opportunities that may be attractive to both Harris and Harris Stratex.
      Harris Stratex may not be able to resolve any potential conflicts with Harris, and, even if it does, the resolution may be less favorable to Harris Stratex than if it were dealing with an unaffiliated party.

So long as Harris holds a majority of the securities outstanding and entitled to vote generally in the election of Harris Stratex directors (other than those directors elected separately as a class by Harris), it will have the right to preserve its control position by participating in equity offerings by the combined company.
      At any time Harris holds a majority of the securities outstanding and entitled to vote generally in the election of Harris Stratex directors (other than those directors elected separately as a class by Harris), subject to limited exceptions, Harris has the right to participate in any offering of capital stock by Harris Stratex including grants of equity to employees on the same terms and conditions as the offering and purchase up to that number of shares of Harris Stratex capital stock necessary to preserve its then voting percentage in the combined company. As a result, Harris will be able to maintain its control position in Harris Stratex as long as it is able, and elects, to participate in any offering of capital stock by Harris.

Neither Harris nor any of its affiliates will have any fiduciary obligation or other obligation to offer corporate opportunities to Harris Stratex, and the certificate of incorporation of Harris Stratex and investor agreement to be entered into by Harris Stratex and Harris at the closing of the transactions expressly permit certain directors or employees of Harris Stratex to offer certain corporate opportunities to Harris before Harris Stratex.
      The certificate of incorporation of Harris Stratex as amended and restated prior to the completion of the proposed transactions and the investor agreement to be entered into by Harris Stratex and Harris at the closing of the transactions provide that:

•	except as otherwise provided in the non-competition agreement to be entered into by Harris Stratex and Harris at the closing of the transactions or as offered to an individual who is a director or officer of both Harris Stratex and Harris in writing solely in that person’s capacity as an officer or director of Harris Stratex, Harris is free to compete with Harris Stratex in any activity or line of business; invest or develop a business relationship with any person engaged in the same or similar activities or businesses as Harris Stratex; or do business with any customer of Harris Stratex; or employ any former employee of Harris Stratex;

•	Harris and its affiliates will have no duty to communicate its or their knowledge of or offer any potential business opportunity, transaction or other matter to Harris Stratex unless the opportunity was offered to the individual who is a director or officer of both Harris Stratex and Harris in writing solely in that person’s capacity as an officer or director of Harris Stratex; and

•	if any director or officer of Harris who is also an officer or director or Harris Stratex becomes aware of a potential business opportunity, transaction or other matter (other than one expressly offered to that director or officer in writing solely in his or her capacity as a director or officer of Harris Stratex), that director or officer will have no duty to communicate or offer that opportunity to Harris Stratex, and will be permitted to communicate or offer that opportunity to Harris (or its affiliates) and that director or officer will not be deemed to have acted in bad faith or in a manner inconsistent with the best interests of Harris Stratex or in a manner inconsistent with his or her fiduciary or other duties to Harris Stratex.

      At the closing of the proposed transactions, it is expected that the board of directors of Harris Stratex will include at least one person who is also a director and/or an officer of Harris. As a result, Harris may gain the benefit of corporate opportunities that are presented to this director.

In certain circumstances, Harris is permitted to engage in the same types of businesses that Harris Stratex will conduct. If Harris elects to pursue opportunities in these areas, the combined company’s ability to successfully operate and expand its business may be limited.
      Harris has agreed to enter into a non-competition agreement at the closing of the transaction restricting its and its subsidiaries’ ability to compete with Harris Stratex for five years following the completion of the transactions in specified lines of business related to the current business operations of Stratex and the Microwave Communications Division. However, the non-competition agreement will not restrict Harris from competing in a limited number of specific areas in which Harris Stratex will operate, such as the development, manufacture and sale of wireless systems for use by government entities and the purchase and resale of non-Harris-branded wireless systems. Following the five-year term, there will be no restriction on Harris’ ability to compete with Harris Stratex. If Harris elects to pursue opportunities in these areas or re-enters the business from which it is prohibited following the five-year term of the non-competition agreement, the combined company’s ability to successfully operate and expand its business may be limited. For more information regarding the non-competition agreement, see the “The Non-Competition Agreement” beginning on page 104 of this proxy statement/ prospectus.

Sales by Harris of its interest in Harris Stratex could result in offers for your shares of Class A common stock the terms of which have been negotiated solely by Harris and could adversely affect the price and liquidity of Harris Stratex Class A common stock.
      Harris has agreed not to buy or sell Harris Stratex common stock until the second anniversary of the closing, except with the consent of the non-Harris directors of Harris Stratex or to enable Harris to preserve its percentage interest in Harris Stratex’s outstanding common stock. From the second to the fourth anniversary of the closing, Harris will be free to transfer majority control of Harris Stratex to a buyer, at a price and on terms acceptable to Harris in its sole discretion so long as the buyer offers to acquire all outstanding voting shares of Harris Stratex capital stock not owned by Harris on the same terms offered to Harris or the non-Harris directors approve the transfer by Harris in advance. However, non-Harris stockholders of Harris Stratex will have no role in determining the identity of the buyer and the amount and type of consideration to be received or any other terms of the transaction. If equity securities of the buyer are offered or if you elect not to accept the buyer’s offer, your continuing investment would be in a company that may be majority-controlled by a company or an investor selected only by Harris.
      In addition, pursuant to the combination agreement, Harris Stratex has agreed to register for resale to the public shares of common stock which are held by Harris as a result of the combination agreement. Sales of registered shares of Harris Stratex by Harris, or the perception that such sales might occur, could depress the trading price of Harris Stratex Class A common stock.
Risks Relating to the Combined Company

Harris Stratex may not be profitable after the completion of the transaction.
      Stratex and the Microwave Communications Division have in recent years regularly incurred losses. Stratex has incurred losses for the last five fiscal years, and the Microwave Communications Division has incurred losses for the last five fiscal years. In fiscal 2006, Stratex incurred a loss of $2.3 million and, as of June 30, 2006 Stratex had an accumulated deficit of $414.0 million. In fiscal 2006, the Microwave

Communications Division incurred a loss of $35.8 million. There can be no assurances that Harris Stratex will be consistently profitable, if at all.

Harris Stratex will face strong competition for maintaining and improving its position in the market which could adversely affect Harris Stratex’s revenue growth and operating results.
      The wireless interconnection and access business is a specialized segment of the wireless telecommunications industry and is extremely competitive. Harris Stratex expects competition in this segment to increase. Some of the combined company’s competitors have more extensive engineering, manufacturing and marketing capabilities and significantly greater financial, technical and personnel resources than Harris Stratex will have. In addition, some of Harris Stratex’s competitors have greater name recognition, broader product lines, a larger installed base of products and longer-standing customer relationships. Harris Stratex’s competitors include established companies, such as Alcatel, L.M. Ericsson, NEC, Nokia, Ceragon Networks and Siemens AG, as well as a number of smaller public companies and private companies in selected markets. Some of Harris Stratex’s competitors are also base station suppliers through whom it will market and sell its products, which means that Harris Stratex’s business success may depend on these competitors to some extent. One or more of Harris Stratex’s largest customers could internally develop the capability to manufacture products similar to those manufactured or outsourced by Harris Stratex and, as a result, the demand for Harris Stratex’s products and services may decrease.
      In addition, Harris Stratex will compete for acquisition and expansion opportunities with many entities that have substantially greater resources than the combined company will have. Furthermore, competitors of Harris Stratex may enter into business combinations in order to accelerate product development or to engage in aggressive price reductions or other competitive practices, resulting in even more powerful or aggressive competitors.
      Harris Stratex’s ability to compete successfully will depend on a number of factors, including price, quality, availability, customer service and support, breadth of product line, product performance and features, rapid time-to-market delivery capabilities, reliability, timing of new product introductions by Harris Stratex, its customers and competitors, the ability of its customers to obtain financing and the stability of regional sociopolitical and geopolitical circumstances. Harris Stratex can give no assurances that it will have the financial resources, technical expertise, or marketing, sales, distribution, customer service and support capabilities to compete successfully, or that regional sociopolitical and geographic circumstances will be favorable for the successful operation of the combined company.

Harris Stratex’s average sales prices may decline in the future.
      Currently, manufacturers of digital microwave telecommunications equipment are experiencing, and are likely to continue to experience, declining sales prices. This price pressure is likely to result in downward pricing pressure on the products and services of the combined company. As a result, Harris Stratex is likely to experience declining average sales prices for its products. Harris Stratex’s future profitability will depend upon its ability to improve manufacturing efficiencies, reduce costs of materials used in its products, and to continue to introduce new lower cost products and product enhancements. If Harris Stratex is unable to respond to increased price competition this will harm its business, financial condition and results of operations. Because customers frequently negotiate supply arrangements far in advance of delivery dates, Harris Stratex may be required to commit to price reductions for its products before it is aware of how, or if, cost reductions can be obtained. As a result, current or future price reduction commitments, and any inability on its part to respond to increased price competition, could harm Harris Stratex’s business, financial condition and results of operations.

Because a significant amount of the revenues of Harris Stratex may come from a limited number of customers, the termination of any of these customer relationships may adversely affect Harris Stratex’s business.
      Sales of the products and services of Stratex and the Microwave Communications Division historically have been concentrated to a small number of customers. The following table summarizes the number of significant customers of Stratex and the Microwave Communications Division that have represented over 10% of sales for the periods identified, along with the percentage of revenues represented by such customers.
     Stratex

	Years Ended March 31,

	2006	2005

Number of significant customers	1	1
Percentage of net sales	10%	21%

	Quarters Ended June 30,

	2006	2005

Number of significant customers	3	1
Percentage of net sales	14%, 11%, 10%, respectively	14%
     Microwave Communications Division

	Fiscal Years Ended

	June 30, 2006	July 1, 2005

Number of significant customers	1	—
Percentage of net sales	15%	—
      Harris Stratex expects that a significant portion of Harris Stratex’s future product sales also may be concentrated to a limited number of customers. In addition, product sales to major customers have varied widely from period to period. The loss of any existing customer, a significant reduction in the level of sales to any existing customer, or Harris Stratex’s inability to gain additional customers could result in declines in revenues compared to the combined historical revenues of Stratex and the Microwave Communication Division or an inability to grow revenues. If these revenue declines occur or if the combined company is unable to create revenue growth, Harris Stratex’s business, financial condition, and results of operations may be adversely affected.

Harris Stratex may be subject to litigation regarding intellectual property associated with Harris Stratex’s wireless business; this litigation could be costly to defend and resolve, and could prevent the combined company from using or selling the challenged technology.
      The wireless telecommunications industry is characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in often protracted and expensive litigation. Any litigation regarding patents or other intellectual property could be costly and time-consuming and could divert Harris Stratex’s management and key personnel from the combined company’s business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Such litigation or claims could result in substantial costs and diversion of resources. In the event of an adverse result in any such litigation, Harris Stratex could be required to pay substantial damages, cease the use and transfer of allegedly infringing technology or the sale of allegedly infringing products and expend significant resources to develop non-infringing technology or obtain licenses for the infringing technology. Harris Stratex can give no assurances that Harris Stratex would be successful in developing such non-infringing technology or that any license for the infringing technology would be available to

Harris Stratex on commercially reasonable terms, if at all. This could have a materially adverse effect on Harris Stratex’s business, results of operation, financial condition, competitive position and prospects.
      As a subsidiary of Harris, Harris Stratex may have the benefit of one or more existing cross-license agreements between Harris and certain third parties, which may help protect Harris Stratex from infringement claims. At such time as Harris Stratex ceases to be a subsidiary of Harris, those benefits would be lost.

Due to the significant volume of international sales expected by Harris Stratex, Harris Stratex may be susceptible to a number of political, economic and geographic risks that could harm its business.
      Harris Stratex will be highly dependent on sales to customers outside the United States. In fiscal 2006 sales by Stratex and the Microwave Communications Division to international customers accounted for 95% and 60%, respectively, of total net sales. During fiscal 2005 and 2004, sales to international customers accounted for 94% and 96% of Stratex’s net sales, respectively, and 50% and 57% of the Microwave Communication Division’s net sales, respectively. In fiscal 2006, 2005 and 2004, sales to the Middle East/ Africa region accounted for approximately 28%, 25% and 33% of Stratex’s net sales, respectively. In fiscal 2006, 2005 and 2004, sales to the Middle East/ Africa region accounted for approximately 30%, 23% and 30% of the Microwave Communication Division’s net sales, respectively. Also, significant portions of Stratex’s and the Microwave Communications Division’s international sales are in less developed countries. Following the completion of the proposed transactions, international sales will continue to account for a large percentage of the combined company’s net product sales for the foreseeable future. As a result, the occurrence of any international, political, economic or geographic event that adversely affects Harris Stratex’s business could result in a significant decline in revenues.
      Some of the risks and challenges of doing business internationally include:

•	unexpected changes in regulatory requirements;

•	fluctuations in foreign currency exchange rates;

•	imposition of tariffs and other barriers and restrictions;

•	management and operation of an enterprise spread over various countries;

•	burden of complying with a variety of foreign laws and regulations;

•	general economic and geopolitical conditions, including inflation and trade relationships;

•	war and acts of terrorism;

•	natural disasters;

•	currency exchange controls; and

•	changes in export regulations.

If Harris Stratex fails to develop and maintain distribution and licensing relationships, its revenues may decrease.
      Although a majority of sales is anticipated to be made through Harris Stratex’s direct sales force, Harris Stratex also will market its products through indirect sales channels such as independent agents, distributors, and telecommunication integrators. These relationships will enhance Harris Stratex’s ability to pursue major contract awards and, in some cases, are intended to provide Harris Stratex’s customers with easier access to financing and a greater variety of equipment and service capabilities which an integrated system provider should be able to offer. Harris Stratex may not be able to maintain and develop additional relationships or, if additional relationships are developed, they may not be successful. Harris Stratex’s inability to establish or maintain these distribution and licensing relationships could restrict its ability to market its products and thereby result in significant reductions in revenue. If these revenue reductions occur, Harris Stratex’s business, financial condition and results of operations would be harmed.

The inability of Harris Stratex’s subcontractors to perform, or its key suppliers to manufacture and deliver materials, could cause its products to be produced in an untimely or unsatisfactory manner, or not at all.
      Harris Stratex’s manufacturing operations, which will be substantially subcontracted, are highly dependent upon the delivery of materials by outside suppliers in a timely manner. Also, Harris Stratex will depend in part upon subcontractors to assemble major components and subsystems used in Harris Stratex’s products in a timely and satisfactory manner. Harris Stratex generally will not enter into long-term or volume purchase agreements with any of its suppliers, and Harris Stratex cannot provide assurances that such materials, components and subsystems will be available for use by Harris Stratex at such time and in such quantities as Harris Stratex requires, if at all. In addition, Stratex and the Microwave Communications Division have historically obtained some of their supplies from a single source. If these suppliers are unable to provide supplies and products to Harris Stratex because they are no longer in business or because they discontinue a certain supply or product needed by Harris Stratex, Harris Stratex may not be able to fill orders placed by its customers on a timely basis or at all. Harris Stratex’s inability to develop alternative sources of supply quickly and on a cost-effective basis could materially impair its ability to manufacture and timely deliver its products to its customers. Harris Stratex cannot give assurances that it will not experience material supply problems or component or subsystem delays in the future. Also, Harris Stratex’s subcontractors may not be able to maintain the quality of its products, which might result in a large number of product returns by customers and could harm Harris Stratex’s business, financial condition and results of operations.
      Additional risks associated with the outsourcing of Harris Stratex’s manufacturing operations to corporations located in Taiwan and their subsidiary in the People’s Republic of China could include, among other things: political risks due to political issues between Taiwan and The People’s Republic of China, risk of natural disasters in Taiwan, such as earthquakes and typhoons, economic and regulatory developments, and other events leading to the disruption of manufacturing operations.

Consolidation within the telecommunications industry could result in a decrease in Harris Stratex’s revenues.
      The telecommunications industry has experienced significant consolidation among its participants, and Harris Stratex expects this trend to continue. Some operators in this industry have experienced financial difficulty and have filed, or may file, for bankruptcy protection. Other operators may merge and one or more of Harris Stratex’s competitors may supply products to the customers of the combined company following those mergers. This consolidation could result in purchasing decision delays and decreased opportunities for Harris Stratex to supply products to companies following any consolidation. See the risk factor discussed in “— Because a significant amount of the revenues of Harris Stratex will come from a limited number of customers, the termination of any of these customer relationships may adversely affect Harris Stratex’s business” above.

Harris Stratex’s success will depend on new product introductions and acceptance.
      The market for Harris Stratex’s products is characterized by rapid technological change, evolving industry standards and frequent new product introductions. Harris Stratex’s future success will depend, in part, on continuous, timely development and introduction of new products and enhancements that address evolving market requirements and are attractive to customers. Harris Stratex believes that successful new product introductions provide a significant competitive advantage because of the significant resources committed by customers in adopting new products and their reluctance to change products after these resources have been expended. Stratex and the Microwave Communications Division have spent, and Harris Stratex expects to continue to spend, significant resources on internal research and development to support its effort to develop and introduce new products and enhancements. To the extent that Harris Stratex fails to introduce new and innovative products that are adopted by customers, it could fail to obtain an adequate return on these investments and could lose market share to Harris Stratex’s competitors, which could be difficult or impossible to regain.

Harris Stratex’s customers may not pay for products and services in a timely manner, or at all, which would decrease Harris Stratex’s income and adversely affect Harris Stratex’s working capital.
      Harris Stratex’s business will require extensive credit risk management that may not be adequate to protect against customer nonpayment. Risks of nonpayment by customers will be a significant focus of Harris Stratex’s business. The combined company expects a significant amount of future revenue to come from international customers, many of whom will be start-up telecom operators in developing countries. Harris Stratex does not generally expect to obtain collateral for sales, although it intends to require letters of credit or credit insurance as appropriate for international customers. In addition, a significant amount of the revenues of Stratex and the Microwave Communications Division have been generated from a small number of significant customers. For information regarding the percentage of revenues attributable to certain key customers, see “— Because a significant amount of the revenues of Harris Stratex will come from a limited number of customers, the termination of any of these customer relationships may adversely affect Harris Stratex’s business” above. The historical accounts receivable balances of Stratex and the Microwave Communications Division have been concentrated in a small number of significant customers. Unexpected adverse events impacting the financial condition of customers, bank failures or other unfavorable regulatory, economic or political events in the countries in which Harris Stratex does business may impact collections and adversely impact Harris Stratex’s business, require increased bad debt expense or receivable write-offs and adversely impact Harris Stratex’s cash flows, financial condition and operating results.

Rapid changes in technology and the frequent introduction of lower cost components for Harris Stratex’s product offerings may result in excess inventory that Harris Stratex cannot sell or may be required to sell at distressed prices, and may result in longer credit terms to Harris Stratex’s customers.
      The rapid technological change and evolving industry standards that characterize the market for Harris Stratex’s products require the frequent introduction of new products for an industry participant to be successful. These rapid changes could result in the accumulation of component inventory parts that become obsolete as new products are introduced and adopted by customers. Stratex and the Microwave Communications Division have experienced significant inventory write-offs in recent years, and because of the rapid changes that characterize the market, Harris Stratex also may be forced to write down excess inventory from time to time. Moreover, these same factors may force Harris Stratex to significantly reduce prices for older technology or extend more and longer credit terms to customers, which could negatively impact its cash and possibly result in higher bad debt expense. More generally, Harris Stratex cannot give assurances that it will be successful in matching its inventory purchases with anticipated shipment volumes. As a result, Harris Stratex may fail to control the amount of inventory on hand and may be forced to write-off additional amounts. Such additional inventory write-offs, if required, would adversely impact Harris Stratex’s cash flows, financial condition and operating results.

The unpredictability of Harris Stratex’s quarter-to-quarter results may harm the trading price of Harris Stratex’s Class A common stock.
      Harris Stratex’s quarterly operating results may vary significantly in the future for a variety of reasons, many of which are outside of Harris Stratex’s control. These factors could harm Harris Stratex’s business and include, among others:

•	volume and timing of Harris Stratex’s product orders received and delivered during the quarter;

•	Harris Stratex’s ability and the ability of its key suppliers to respond to changes on demand as needed;

•	suppliers inability to perform and timely deliver as a result of their financial condition, component shortages or other supply chain constraints;

•	continued market expansion through strategic alliances;

•	continued timely rollout of new product functionality and features;

•	increased competition resulting in downward pressures on the price of Harris Stratex’s products and services;

•	unexpected delays in the schedule for shipments of existing products and new generations of the existing platforms;

•	failure to realize expected cost improvement throughout Harris Stratex’s supply chain;

•	order cancellations or postponements in product deliveries resulting in delayed revenue recognition;

•	seasonality in the purchasing habits of customers;

•	war and acts of terrorism;

•	natural disasters;

•	ability of Harris Stratex’s customers to obtain financing to enable their purchase of Harris Stratex’s products;

•	fluctuations in foreign currency exchange rates;

•	regulatory developments including denial of export and import licenses; and

•	general economic conditions worldwide.
      Harris Stratex’s quarterly results are expected to be difficult to predict and delays in product delivery or closing of a sale can cause revenues and net income to fluctuate significantly from anticipated levels. In addition, Harris Stratex may increase spending in response to competition or in pursuit of new market opportunities. Accordingly, Harris Stratex cannot provide assurances that it will be able to achieve profitability in the future or that if profitability is attained, that Harris Stratex will be able to sustain profitability, particularly on a quarter-to-quarter basis.

If Harris Stratex is unable to protect its intellectual property rights adequately, it may be deprived of legal recourse against those who misappropriate Harris Stratex’s intellectual property.
      Harris Stratex’s ability to compete will depend, in part, on its ability to obtain and enforce intellectual property protection for its technology in the United States and internationally. Harris Stratex will rely upon a combination of trade secrets, trademarks, copyrights, patents and contractual rights to protect its intellectual property. In addition, Harris Stratex will enter into confidentiality and invention assignment agreements with its employees, and enters into non-disclosure agreements with its suppliers and appropriate customers so as to limit access to and disclosure of its proprietary information. Harris Stratex cannot give assurances that any steps taken by Harris Stratex will be adequate to deter misappropriation or impede independent third party development of similar technologies. In the event that such intellectual property arrangements are insufficient, Harris Stratex’s business, financial condition and results of operations could be harmed. Harris Stratex will have significant operations in the United States, United Kingdom and New Zealand, and outsourcing arrangements in Asia. Harris Stratex cannot provide assurances that the protection provided to its intellectual property by the laws and courts of foreign nations will be substantially similar to the protection and remedies available under United States law. Furthermore, Harris Stratex cannot provide assurances that third parties will not assert infringement claims against it based on foreign intellectual property rights and laws that are different from those established in the United States.

If sufficient radio frequency spectrum is not allocated for use by Harris Stratex’s products, and Harris Stratex fails to obtain regulatory approval for its products, its ability to market its products may be restricted.
      Radio communications are subject to regulation by United States and foreign laws and international treaties. Generally, Harris Stratex’s products will need to conform to a variety of United States and international requirements established to avoid interference among users of transmission frequencies and to permit interconnection of telecommunications equipment. Any delays in compliance with respect to Harris Stratex’s future products could delay the introduction of such products.
      In addition, Harris Stratex will be affected by the allocation and auction of the radio frequency spectrum by governmental authorities both in the United States and internationally. Such governmental authorities may not allocate sufficient radio frequency spectrum for use by Harris Stratex’s products or Harris Stratex may not be successful in obtaining regulatory approval for its products from these authorities. Historically, in many developed countries, the unavailability of frequency spectrum has inhibited the growth of wireless telecommunications networks. In addition, to operate in a jurisdiction, Harris Stratex’s must obtain regulatory approval for its products. Each jurisdiction in which Harris Stratex will market its products has its own regulations governing radio communications. Products that support emerging wireless telecommunications services can be marketed in a jurisdiction only if permitted by suitable frequency allocations, auctions and regulations. The process of establishing new regulations is complex and lengthy. If Harris Stratex is unable to obtain sufficient allocation of radio frequency spectrum by the appropriate governmental authority or obtain the proper regulatory approval for its products, its business, financial condition and results of operations may be harmed.

If Harris Stratex is unable to favorably assess the effectiveness of its internal controls over financial reporting, Harris Stratex may not be able to accurately report its financial results. As a result, current and potential stockholders could lose confidence in Harris Stratex’s financial reporting, which could adversely affect its stock price.
      Effective internal controls over financial reporting are necessary for Harris Stratex to provide reliable financial reports. Pursuant to Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, or the SOX Act, and beginning with Harris Stratex’s annual report on Form 10-K for the fiscal year ending June 27, 2008, Harris Stratex management will be required to certify to and report on, and its independent registered public accounting firm will be required to attest to, the effectiveness of Harris Stratex’s internal controls over financial reporting as of June 27, 2008. If Harris Stratex fails to maintain effective internal controls over financial reporting, its operating results could be misstated, its reputation may be harmed and the trading price of its stock could be negatively impacted. As described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Stratex’s Annual Report on Form 10-K for the year ended March 31, 2006 which is incorporated into this proxy statement/ prospectus by reference, Stratex determined there were two material weaknesses in its internal control over financial reporting as defined in standards established by the Public Company Accounting Oversight Board (“PCAOB”). In general, a “material weakness” (as defined in PCAOB Auditing Standard No. 2) is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement in the annual or interim financial statements will not be prevented or detected. In fiscal 2006, Stratex devoted significant resources to remediate and improve its internal controls related to these material weaknesses. Stratex believes that these efforts have remediated the concerns that gave rise to the “material weakness” related to revenue recognition. However, due to the assessment of Stratex’s internal controls over financial reporting as of March 31, 2006, Stratex had identified the continuation of a material weakness in the review of the financial statements of foreign operations and the period-end financial close and reporting process for Stratex’s consolidated operations. Historically, Harris has only been required to certify or report on or receive an attestation from its independent registered public accounting firm with respect to Harris, taken as a whole, and not the Microwave Communications Division in particular. Stratex and the Microwave Communications Division currently are in the process of reviewing, documenting and testing their internal controls over financial reporting. Following the completion of the proposed transactions, Harris Stratex will continue reviewing its internal controls over the financial close and reporting process, and will implement additional controls as needed. However, Harris Stratex cannot be certain that its controls over its financial processes and reporting will be adequate in the future, and, to the extent that Harris Stratex incurs significant additional expenses in complying with these provisions of the SOX Act, those expenses have not been anticipated and are not otherwise reflected in the unaudited pro forma condensed consolidated financial data of Harris Stratex contained in this proxy statement/ prospectus. Any failure to maintain effective internal controls over financial reporting could cause Harris Stratex to prepare inaccurate financial statements, subject Harris Stratex to a misappropriation of assets or cause Harris Stratex to fail to meet its SEC reporting obligations on a timely basis, which could materially adversely affect the trading price of the Class A common stock.

INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS
      This proxy statement/prospectus, and the documents incorporated into it by reference, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, trend analyses and other information contained herein about the markets for the services and products of Harris Stratex, Stratex and the Microwave Communications Division and trends in revenue, as well as other statements identified by the use of forward-looking terminology, including “anticipate”, “believe”, “plan”, “estimate”, “expect”, “goal” and “intend”, or the negative of these terms or other similar expressions, constitute forward-looking statements. These forward-looking statements are based on estimates reflecting the best judgment of the senior management of Stratex and the Microwave Communications Division. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:

•	the failure to obtain and retain expected synergies from the proposed transactions;

•	rates of success in executing, managing and integrating key acquisitions and transactions, including the proposed transactions;

•	the ability to achieve business plans for the combined company;

•	the ability to manage and maintain key customer relationships;

•	the conditions to the completion of the proposed transactions may not be satisfied;

•	delays in obtaining, or adverse conditions contained in, any regulatory or third-party approvals in connection with the proposed transactions;

•	the ability to fund debt service obligations through operating cash flow;

•	the ability to obtain additional financing in the future and react to competitive and technological changes;

•	the ability to comply with restrictive covenants in the combined company’s indebtedness;

•	the ability to compete with a range of other providers of microwave communications products and services;

•	the effect of technological changes on the combined company’s businesses;

•	the functionality or market acceptance of new products that the combined company may introduce;

•	the extent to which the combined company’s future earnings will be sufficient to cover its fixed charges;

•	the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction;

•	Harris Stratex will be subject to intense competition;

•	the failure of Harris Stratex to protect its intellectual property rights;

•	currency and interest rate risks;

•	revenues of the combined company following the proposed transactions may be lower than expected; and

•	the risk factors explained in Stratex’s most recent Form 10-K, as amended.

      You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement/ prospectus or the date of any document incorporated by reference. None of Harris, Stratex or Harris Stratex undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement/ prospectus or any document incorporated by reference might not occur. For more information regarding the risks and uncertainties of the microwave communications business as well as risks relating to the combination of the Microwave Communications Division and Stratex, see “Risk Factors” beginning on page 24 of this proxy statement/ prospectus.

THE COMPANIES
Harris Stratex Networks, Inc.
      Harris Stratex, currently a wholly owned subsidiary of Harris, is a Delaware corporation which was formed on October 5, 2006. Harris and Stratex agreed to form Harris Stratex solely for the purpose of effecting the merger and the contribution transaction, and to date Harris Stratex has not conducted any activities other than those incident to its formation, the execution of the combination agreement and the preparation of the applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transactions. Immediately upon completion of the merger and the contribution transaction, Harris will hold 56% of the capital stock of Harris Stratex determined using the treasury stock method assuming a market price per share of Harris Stratex Class A common stock of $20.80 (which represents $5.20 per share of Stratex common stock prior to the effective one-for-four reverse split pursuant to the merger), or approximately 57% of the outstanding shares of Harris Stratex immediately after the consummation of the transactions. As a result, Harris Stratex will be a majority-owned subsidiary of Harris and its financial statements will be included in Harris’ consolidated financial statements. Harris Stratex expects to conduct the businesses of Stratex and the Microwave Communications Division following the merger and the contribution transaction substantially as currently conducted by Stratex and Harris, respectively; however, following the closing of the proposed transactions, Harris Stratex anticipates that it will integrate the businesses as its management team determines to be appropriate.
      Prior to the proposed transactions, Harris Stratex will amend and restate its certificate of incorporation and bylaws. As a result, Stratex stockholders who receive Harris Stratex common stock in the merger will become Harris Stratex stockholders and their rights as stockholders will be governed by the amended and restated certificate of incorporation and amended and restated bylaws of Harris Stratex and Delaware law. The amended and restated certificate of incorporation and amended and restated bylaws of Harris Stratex upon the completion of the mergers will be in substantially the form set forth in Appendix C and Appendix D to this proxy statement/ prospectus, respectively. For a comparison of the rights of a holder of Class A common stock under the amended and restated certificate of incorporation and amended and restated bylaws of Harris Stratex and Delaware law with the rights of a holder of Stratex common stock under the certificate of incorporation and bylaws of Stratex and Delaware law, see “Comparison of Stockholder Rights” beginning on page 168 of this proxy statement/ prospectus.
      The principal executive offices of Harris Stratex are currently located at 1025 West NASA Blvd., Melbourne, Florida 32919, and its telephone number is (321) 727-9100. Following the closing of the proposed transactions, it is expected that the headquarters of Harris Stratex will be located at Research Triangle Park, 637 Davis Drive, Morrisville, North Carolina 27560, the current headquarters of the Microwave Communications Division, and its telephone number is expected to be (919) 767-3250.
Stratex Networks, Inc.
      Stratex (formerly known as Digital Microwave Corporation (re-named as DMC Stratex Networks, Inc.)), was incorporated in California in 1984 and reorganized as a Delaware corporation in 1987. In August 2002, Stratex changed its name from DMC Stratex Networks, Inc. to Stratex Networks, Inc. Stratex is a leading provider of innovative wireless transmission solutions to mobile wireless carriers and data access providers around the world. Stratex’s solutions also address the requirement of fixed wireless carriers, enterprises and government institutions that operate broadband wireless networks. Stratex designs, manufactures and markets a broad range of products that offer a wide range of transmission frequencies, ranging from 0.3 Gigahertz (GHz) to 38 GHz, and a wide range of transmission capacities, typically ranging from 64 Kilobits to 2OC-3 or 311 Megabits per second (Mbps). In addition to its product offerings, Stratex provides network planning, design and installation services and work closely with its customers to optimize transmission networks.
      The principal executive offices of Stratex are located at 120 Rose Orchard Way, San Jose, California 95134 and its telephone number is (408) 943-0777. Stratex and its wholly owned subsidiaries had approximately 453 full-time, part-time and temporary employees and $184.4 million in assets as at June 30, 2006. For additional information about Stratex and its business, see “Where You Can Find More Information” on page 179 of this proxy statement/ prospectus.
Stratex Merger Corp.
      Stratex Merger Corp., a wholly owned subsidiary of Harris Stratex is a Delaware corporation which was formed on October        ●       , 2006, solely for the purpose of effecting the merger with Stratex. Stratex Merger Corp. is often referred to in this proxy statement/ prospectus as Merger Sub. Its principal executive offices are located at 1025 West NASA Blvd., Melbourne, Florida 32919, and its telephone number is (321) 727-9100.
      Upon the terms and conditions set forth in the combination agreement, Merger Sub will be merged with and into Stratex and the separate existence of Merger Sub will cease. Stratex will be the surviving corporation in the merger.
      Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the combination agreement, including the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transactions.
Microwave Communications Division of Harris Corporation
      The Microwave Communications Division is one of four divisions within Harris, an international communications and information technology company focused on providing assured communications products, systems and services for government and commercial customers. The Microwave Communications Division was formed in February, 1980, when Farinon Corporation, a producer of telecommunications products and recognized leader in the telephone equipment market, was acquired by Harris. The principal executive offices of the Microwave Communications Division are located at Research Triangle Park 637, Davis Drive, Morrisville, North Carolina 27560 and its telephone number is (919) 767-3250.
      The Microwave Communications Division is a global provider of products and services in point-to-point microwave radio communications. The Microwave Communications Division designs, manufactures and sells a broad range of microwave radios for use in worldwide wireless communications networks. Applications include wireless/mobile infrastructure connectivity; secure data networks; public safety transport for state, local and federal government users; and right-of-way connectivity for utilities, pipelines, railroads and industrial companies. The Microwave Communications Division also offers a comprehensive network management system known as NetBoss®. NetBoss® is a turnkey, end-to-end service assurance solution for broadband, wireline, wireless and converged networks.
      The Microwave Communications Division had approximately 1,050 employees and comprised $352.6 million in assets as at June 30, 2006. For more information regarding the Microwave Communications Division, see “Description of the Business of the Microwave Communications Division of Harris Corporation” beginning on page 137 of this proxy statement/ prospectus.

THE SPECIAL MEETING
Date, Time & Place of the Stratex Special Meeting
      This proxy statement/ prospectus is being furnished in connection with the solicitation of proxies by the board of directors of Stratex for the special meeting of stockholders to be held at 10:00 a.m., local time, on        ●       ,        ●       , 2006, and any adjournment or postponement thereof. The special meeting will be held at the principal executive offices of Stratex located at 120 Rose Orchard Way, San Jose, California 95134. The telephone number at that location is (408) 943-0777.
Purpose of the Stratex Special Meeting
      The special meeting is being held to request that the holders of Stratex common stock consider and vote upon a proposal to adopt the combination agreement and approve the merger of Merger Sub with and into Stratex, with Stratex as the surviving corporation, and the other transactions provided for in the combination agreement.
Record Date for the Stratex Special Meeting; Quorum
      You are entitled to notice of, and may vote at, the Stratex special meeting if you were the record holder of Stratex common stock as of        ●       p.m., Pacific Standard Time, on        ●       , 2006, the record date for the Stratex special meeting. As of the close of business on the record date, there were        ●       shares of Stratex’s common stock outstanding and entitled to vote at the special meeting, held by        ● stockholders of record. Under Stratex’s bylaws, the holders of a majority of these shares who are present in person or represented by proxy at the special meeting, constitute a quorum for the transaction of business at the special meeting.
Vote Required
      The adoption of the combination agreement and the approval of the merger and the other transactions provided for in the combination agreement requires the affirmative vote of a majority of all of Stratex’s common stock outstanding and entitled to vote on the record date. Each outstanding share of Stratex common stock on the record date is entitled to one vote on all matters to come before the special meeting. An automated system administered by Stratex’s transfer agent, Mellon Investor Services LLC, will tabulate votes cast by proxy. A representative of Stratex’s transfer agent will act as the inspector of elections for the special meeting and will tabulate the votes cast in person at the special meeting.
      As of the close of business on the record date for the Stratex special meeting, the directors and executive officers of Stratex and their affiliates beneficially owned approximately  ● % of the shares of Stratex then-outstanding and entitled to vote at the special meeting. Each of the directors and senior officers of Stratex has entered into an agreement with Harris in which he or she has agreed to vote all shares over which he or she has voting power in favor of the proposal submitted to the stockholders at the special meeting to adopt the combination agreement and approve the merger and the other transactions provided for in the combination agreement.
Adjournment or Postponement
      If a quorum is not present at the special meeting, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented by proxy. At an adjourned meeting at which a quorum is present or represented by proxy any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjournment meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

      If you choose to vote by proxy, then the proxy you submit (whether by mail, telephone or over the Internet) will continue to be valid at any adjournment or postponement of the special meeting.
Proxies
      If you are unable to attend the special meeting, you may vote by proxy. You may submit your proxy over the Internet, by telephone or by signing, dating and returning the enclosed proxy card in the accompanying pre-paid envelope. If your proxy is properly completed and submitted as instructed, it will be voted pursuant to your instructions set forth on the proxy card or provided by telephone or over the Internet. If you choose to vote by mail, you are urged to specify your choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of common stock represented by the proxy will be voted “FOR” the proposal to adopt the combination agreement and approve the merger and the other transactions provided for in the combination agreement, and will be voted in the proxy holders’ discretion as to such other matters that may properly come before the special meeting.
      If the shares of Stratex common stock are held in your name, you may revoke or change your proxy given pursuant to this solicitation at any time before your proxy is voted in of four ways:

•	First, timely deliver a valid later-dated proxy by mail.
      If you elect to deliver a later-dated proxy, please submit your new proxy to Stratex’s transfer agent at the following address:

Mellon Investor Services
525 Market Street, Suite 3500
San Francisco, California 94105

•	Second, provide written notice to Stratex’s inspector of elections before the meeting that you have revoked your proxy.
If you elect to revoke your proxy, please send your written notice to the inspector of elections at the following address:

Mellon Investor Services
525 Market Street, Suite 3500
San Francisco, California 94105

•	Third, you can submit revised voting instructions by telephone or over the Internet by following the instructions set forth on the proxy card.

•	Fourth, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy or change your voting instructions. You must vote at the meeting or provide written notice of revocation to the inspector of elections.
      If your shares are held in “street name,” you should follow the directions provided by your bank, broker or other nominee regarding how to revoke or change your proxy.
Voting Your Proxy
      You may submit your proxy (1) over the Internet at www.proxyvoting.com/stxp, (2) by telephone or (3) by signing, dating and returning the enclosed proxy card promptly in the accompanying envelope. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to ensure that all your shares will be voted. If you submit your proxy (whether by mail, telephone or over the Internet) and then decide to attend the special meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures described above under “— Proxies”.

Solicitation of Proxies
      Stratex will bear the cost of solicitation, and Harris and Stratex will share equally the cost of publishing, printing and mailing this proxy statement/prospectus, the proxy card and any additional solicitation materials furnished to the Stratex stockholders. Stratex will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending these proxy materials to beneficial owners of Stratex common stock. Stratex may supplement the original solicitation of proxies by mail, by solicitation by telephone, telegram or other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services. In addition, Stratex has engaged Morrow and Co. to solicit proxies on Stratex’s behalf. Morrow and Co. will receive $       ●        from Stratex as compensation for such services, plus other fees and expenses related to the extent of the services to be provided in connection with the solicitation effort.
Broker Non-Votes
      Under the Delaware General Corporation Law, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the special meeting. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. The proposal that Stratex stockholders are being asked to vote on at the special meeting is not considered a routine matter and accordingly brokers or other nominees may not vote without instructions. Broker non-votes are considered present at the special meeting but not entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal because the proposal to adopt the combination agreement and approve the merger and the other transactions provided for in the combination agreement must be adopted by the holders of a majority of the outstanding shares of Stratex common stock.
Proxy Materials
      If you have any questions about the proposed transactions, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

Morrow and Co.
470 West Avenue
Stamford, Connecticut 06902
1-800-607-0088

THE CONTRIBUTION TRANSACTION AND THE MERGER
Description of the Combination
      The discussion in this proxy statement/prospectus of the merger and the contribution transaction and combination agreement is subject to and is qualified in its entirety by reference to the combination agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. In addition, for more information regarding the terms of the combination agreement and the other agreements to be entered into at the completion of the proposed transactions that provide Harris with governance rights, among other things, which Harris and Harris Stratex will enter into at the time of the combination, see “The Combination Agreement”, “The Investor Agreement”, “The Non-Competition Agreement” and “Other Agreements” beginning on page 78 of this proxy statement/prospectus.

Description of the Merger
      Under the terms of the combination agreement, Stratex will merge with a wholly owned subsidiary of Harris Stratex and, as the surviving entity in that merger, will become a wholly owned subsidiary of Harris Stratex. Each share of Stratex common stock outstanding immediately prior to the time the merger takes effect will be converted into one-fourth of a share of Class A common stock of Harris Stratex. This exchange ratio will have the same effect as if Stratex had effected a one-for-four reverse split of its outstanding common stock immediately prior to the merger. Immediately following the combination, it is expected that the Class A common stock of Stratex will be publicly traded on NASDAQ.

Description of the Contribution Transaction
      Simultaneously with the merger, Harris has agreed to contribute the assets comprising its Microwave Communications Division, including $25 million in cash, to Harris Stratex. In addition, Harris will allocate, as appropriate and reasonably practicable, its liabilities between its Microwave Communications Division and any other businesses or divisions of Harris and, following such allocation, Harris Stratex will assume those liabilities of Harris that primarily result from or primarily arise out of the Microwave Communications Division.
      In exchange for its contribution to Harris Stratex, Harris Stratex will issue to Harris a number of shares of Class B common stock of Harris Stratex equal to 56% of the capital stock of Harris Stratex immediately following the combination transaction, applying the treasury stock method assuming a market price per share of Harris Stratex Class A common stock of $20.80 (which represents $5.20 per share of Stratex common stock prior to the effective one-for-four reverse split pursuant to the merger). Upon closing, the shares Harris and the former shareholders of Stratex will receive in the transaction will represent approximately 57% and 43%, respectively, of the outstanding shares of Harris Stratex immediately after the consummation of the transactions (or approximately 56.4% and 43.6%, respectively, of the outstanding shares determined on a fully diluted basis using the treasury stock method and the closing price for the shares on October 10, 2006). The Class B common stock issued to Harris in exchange for its contribution will be substantially similar to the Class A common stock that will be issued in the merger to the holders of outstanding shares of Stratex common stock, except that the holders of the shares of Class B common stock will have the right, among other things, to elect separately as a class a number of the directors of Harris Stratex equal to Harris’ proportionate ownership of the total voting power of the outstanding Harris Stratex common stock. Each share of Class B common stock is also convertible at any time for a share of Class A common stock. Following the combination transaction, Harris will be the only holder of Class B common stock of Harris Stratex, and Harris Stratex will not be permitted to issue additional shares of Class B common stock without the prior approval of Harris. For more information relating to the rights of the holders of Class B common stock, see “Description of Harris Stratex Capital Stock” beginning on page 163 of this proxy statement/prospectus and “Comparison of Stockholder Rights” beginning on page 168 of this proxy statement/prospectus.

Harris Governance Rights and Contractual Relationships
      In connection with the completion of the proposed transactions, Harris and Harris Stratex will enter into several agreements which will provide Harris with ongoing governance rights. In addition, prior to the closing of the merger and the contribution transaction, Harris Stratex will amend and restate its certificate of incorporation and bylaws. The amended and restated certificate of incorporation and amended and restated bylaws of Harris Stratex also will reflect these governance arrangements, as appropriate.

Election of Class B Directors
      Harris and Harris Stratex have agreed that, so long as Harris holds a majority of the total number of votes entitled to be cast generally in an election of the directors of Harris Stratex (other than directors elected separately as a class by the holders of Class B common stock), there will be nine directors of Harris Stratex of which five will be elected separately by Harris as the only holder of shares of Class B common stock. We refer in this proxy statement/prospectus to the directors elected separately by Harris as the sole holder of shares of Class B common stock as the Class B directors. During this period, the quorum for action by the board of directors of Harris Stratex will be a majority which majority must include at least four of the Class B directors. Harris has further agreed that, until the second anniversary of the completion of the proposed transactions, two of the five Class B directors it is entitled to elect must satisfy the following requirements: one must meet the independence requirements for directors serving on an audit committee as prescribed by the rules applicable to companies listed on NASDAQ, which rules we refer to in this proxy statement/prospectus as the NASDAQ rules, and one must not be an employee of Harris or any of its subsidiaries (without regard to Harris Stratex or any of its subsidiaries).
      The remaining four Harris Stratex directors, which we sometimes refer to in this proxy statement/prospectus as the Class A directors or the non-Harris directors, will be nominated by a nominating committee of the board of directors of Harris Stratex consisting solely of non-Harris directors and elected by the holders of Harris Stratex Class A and Class B common stock voting together as a class. In addition, under the terms of the investor agreement, Harris has agreed to vote all of its shares in the election of Harris Stratex non-Harris directors for the nominees proposed by nominating committee so long as Harris holds a majority of the total number of votes entitled to be cast generally in an election of the Class A directors.
      At any time when Harris holds less than a majority but 10% or more of the total number of votes entitled to be cast generally in an election of the directors of Harris Stratex (other than directors elected separately by the holders of Class B common stock), Harris will be entitled to elect a number of Class B directors equal to Harris’ voting percentage in such election times the number of directors then comprising the Harris Stratex board of directors (rounding down to the next whole number of directors).
      Harris has the right to remove any Class B director with or without cause at any time for any reason and will have the right to elect any successor director to the fill the vacancies created by such removal. Any vacancy created by the resignation, death or incapacity of a Class B director will be filled by the other Class B directors then in office and, if none, by Harris. Only the holders of Harris Stratex Class A common stock, voting separately as a class, will be permitted to remove the Class A directors without cause or fill vacancies created by such removal, if not filled by the Class A directors then in office. To the extent Harris owns any shares of Harris Stratex Class A common stock, it has agreed that it will not vote those shares for the removal of any Class A director without cause and will vote all of its shares of Harris Stratex Class A common stock for any individual nominated by the nominating committee to replace any Class A director who has been removed with or without cause.

Related Party Transactions and Freedom of Action
      Harris and Harris Stratex have agreed that, following the closing of the proposed transactions, Harris and its affiliates are only permitted to enter into transactions with Harris Stratex if the transaction is approved by a majority of the non-Harris directors or is on terms no less favorable in any material respect to Harris Stratex than those that could have been obtained by Harris Stratex, taking into consideration the then prevailing facts and circumstances, if it had negotiated the transaction with an informed, unrelated third party. However, if a transaction has a fair market value of more than $5 million, it must be approved in advance by a majority of the non-Harris directors. Harris and Harris Stratex have agreed that certain specified transactions relating to the payment of directors fees, employee benefits and other similar arrangements, indemnification arrangements and tax-sharing arrangements between Harris Stratex and any other entity with which Harris Stratex files a consolidated tax return or with which Harris Stratex is part of a consolidated group for tax purposes will not be subject to these restrictions.
      Subject to the terms of the non-competition agreement to be entered into by Harris Stratex and Harris at the closing of the transactions or other than opportunities offered to an individual who is a director or officer of both Harris Stratex and Harris in writing solely in that person’s capacity as an officer or director of Harris Stratex, Harris will be free to compete with Harris Stratex in any activity or line of business, invest or develop a business relationship with any person engaged in the same or similar activities or businesses as Harris Stratex or do business with any customer of Harris Stratex or employ any former employee of Harris Stratex. Harris and its affiliates will have no duty to communicate its knowledge of or offer any potential business opportunity, transaction or other matter to Harris Stratex unless the opportunity was offered to the individual who is a director or officer of both Harris Stratex and Harris in writing solely in that person’s capacity as an officer or director of Harris Stratex. If any director or officer of Harris who is also an officer or director or Harris Stratex becomes aware of a potential business opportunity, transaction or other matter (other than one expressly offered to that director or officer in writing solely in his or her capacity as a director or officer of Harris Stratex), that director or officer will have no duty to communicate or offer that opportunity to Harris Stratex, and will be permitted to communicate or offer that opportunity to Harris (or its affiliates) and that director or officer will not be deemed to have acted in bad faith or in a manner inconsistent with the best interests of Harris Stratex or in a manner inconsistent with his or her fiduciary or other duties to Harris Stratex.

Standstill Provision
      Harris has agreed that, for two years following the completion of the proposed transactions, it will not acquire or dispose of any of its interest in Harris Stratex, other than pursuant to the preemptive rights provided to Harris Stratex pursuant to the investor agreement or unless approved in advance by a majority of the directors of Harris Stratex not elected by Harris. In addition, Harris has agreed that from the second to the fourth anniversary of the completion of the proposed transactions, it will not (1) beneficially own more than 80% of the voting power of Harris Stratex without the prior approval of a majority of the non-Harris directors or (2) transfer all or a portion of its interest in Harris Stratex to a person if, following such transfer, that person would be entitled to cast a majority of the outstanding votes in an election of the directors of Harris Stratex (other than an election of the Class B directors) unless a majority of the non-Harris directors approve such transfer in advance or the person purchasing Harris’ interest in Harris Stratex offers to acquire all the outstanding voting securities of Harris Stratex at the same price and on the same terms as apply to the transfer from Harris.

Preemptive Rights
      Subject to limited exceptions, Harris also has the right to preserve its proportionate interest in Harris Stratex by participating in any issuance of Harris Stratex capital stock, but only when Harris holds a majority of the total number of votes entitled to be cast generally in an election of the directors of Harris Stratex (other than an election of the Class B directors). If it elects to participate in the issuance, Harris has the right to purchase up to that number of shares necessary to preserve its voting percentage at the same price and on the same terms and conditions otherwise being offered by Harris Stratex.

NASDAQ Listing Requirements
      Following the completion of the proposed transactions, Harris will hold more than 50% of the outstanding voting power of Harris Stratex. As a result, Harris Stratex will be eligible for the “controlled company” exemption under the NASDAQ rules which provides that if more than 50% of the voting power of a company listed on NASDAQ is held by another company, the NASDAQ listed company is not required to comply with certain director independence requirements that it would otherwise be subject to. This means that Harris Stratex will be exempt from certain director independence requirements, so long as Harris Stratex elects to avail itself of this exemption by appropriately disclosing in its filings with the Securities and Exchange Commission that it is a controlled company and its basis for that determination. The requirements that Harris Stratex would be exempted from include that:

•	a majority of its board of directors consists of independent directors;

•	its director nominees be selected, or recommended for selection, by the board of directors, either by:

•	a majority of the independent directors; or

•	a nominations committee comprised solely of independent directors; and

•	the compensation of its officers be determined, or recommended to the board of directors for determination, either by:

•	a majority of the independent directors; or

•	a compensation committee comprised solely of independent directors.
      Harris and Harris Stratex have agreed that, at all times when Harris holds a majority of the outstanding voting power of Harris Stratex, Harris Stratex will rely on the controlled company exemption contained in the NASDAQ rules.

Non-Competition Agreement
      Harris has agreed that, for five years following the completion of the proposed transaction, it will not, and will not permit any of its subsidiaries (other than Harris Stratex and its subsidiaries) to, engage in the development, manufacture, distribution and sale of microwave radio systems that are competitive with the current products of Stratex and the Microwave Communications Division or substantially similar to those products in form, fit and function when used in terrestrial microwave point-to-point communications networks that provide access and trunking of voice and data for telecommunications networks. Notwithstanding this restriction agreed to by Harris, Harris is permitted to purchase and resell products produced by and branded by persons unaffiliated with Harris and to develop, manufacture, distribute and sell microwave radios and related components for use by government entities.
      For more information relating to the governance rights of Harris and the other contractual arrangements to be entered into at the completion of the proposed transactions, see “The Investor Agreement”, “The Non-Competition Agreement”, “Other Agreements” beginning on page 98 of this proxy statement/prospectus and “Comparison of Stockholder Rights” beginning on page 168 of this proxy statement/prospectus.
Background of the Transactions
      In recent years, Stratex, as an integral part of its overall strategy to enhance stockholder value, has been expanding its presence in global markets by introducing innovative technologies to serve existing and new market applications and strategic collaborations. To enhance its collaboration strategy, pursuant to an engagement letter dated April 11, 2006, Stratex retained Bear, Stearns & Co., Inc., who is referred to in this proxy statement/prospectus as Bear Stearns as its exclusive financial advisor in connection with a transaction with the Microwave Communications Division, to assist it in identifying business combination opportunities. Over the last several years and continuing into the discussions with Harris described below, Stratex has held discussions with a variety of other companies to explore ways to create a more significant entity in its served markets. These discussions and their associated opportunities have been reviewed and discussed regularly by the board of directors of Stratex.
      Harris continually reviews each of its businesses and Harris as a whole to determine the most appropriate manner in which to realize its inherent value. As part of this review process, throughout 2005 it began exploring a number of ways to enhance its Microwave Communications Division by pursuing strategic opportunities that would lead to long term growth of the business and better position the division as a global leader in the microwave radio segment. In connection with this process, Harris retained Morgan Stanley & Co. Incorporated, whom we refer to in this proxy statement/prospectus as Morgan Stanley, to assist it in seeking out potential opportunities. Over the course of the next several months, Harris considered a variety of possible transactions that it believed had potential to improve stockholder value but ultimately determined that none of the available alternatives accomplished the desired objective.
      In December of 2005, Charles Kissner, then Stratex’s Chairman and Chief Executive Officer, contacted Howard Lance, Chairman, President and Chief Executive Officer of Harris, to initiate discussions regarding a possible transaction involving Stratex and the Microwave Communications Division. Mr. Lance accepted the proposed meeting.
      On January 10, 2006, Mr. Lance, Gary McArthur, Vice President and Chief Financial Officer of Harris, and Mr. Kissner met in New York City. During the meeting, Messrs. Lance and Kissner agreed that they believed that a combination of Stratex and the Microwave Communications Division could create significant value for Harris and the Stratex stockholders and they should continue to explore the potential combination further.
      To that end, the parties entered into a customary confidentiality agreement on January 26, 2006. Messrs. Lance and Kissner instructed their respective management teams and advisors to continue discussions, including sharing preliminary valuations, and commence their initial due diligence investigations.
      Throughout the month of February, Harris and Stratex management had a series of conference calls in order to further pursue a potential combination.
      On March 8, 2006, representatives of Harris and Stratex met in Dallas, Texas, to discuss various structuring alternatives for a potential transaction, including whether the transaction would be a combination or sale and whether it would be for cash, equity of Stratex or a combination of both.
      In mid-March 2006, Stratex provided Harris with a proposal which contemplated two alternative structures for a proposed transaction: (1) a combination of Stratex and the Microwave Communications Division with Harris stockholders receiving equity in the combined company and (2) a combination of Stratex and the Microwave Communications Division with Harris receiving a combination of cash and shares of Stratex common stock constituting less than 20% of the combined company. (The company which would combine these businesses is often referred to in this proxy statement/prospectus as the combined company.)
      In light of these developments, on March 6, 2006 the board of directors of Stratex formed a Strategic Business Development Committee, consisting of Mr. Kissner and three of its independent members, in order to give board members more involvement in the process and information regarding its progress more frequently. All directors received notices of its meetings and were invited to participate in them.
      The Stratex Strategic Business Development Committee met on April 19, 2006 to discuss a possible combination transaction with the Microwave Communications Division. Management presented its summary of the discussions to date and Bear Stearns presented preliminary material relevant to the possible combination of Stratex’s and the Microwave Communications Division’s respective businesses. Issues relating to Harris’ likely control of the combined company were also discussed.
      Harris continued to discuss and consider the alternatives proposed by Stratex internally throughout the end of March and the beginning of April. On April 21, 2006, Mr. Lance and Mr. Kissner met in Las Vegas, Nevada to discuss the proposals made by Stratex. Mr. Lance indicated that Harris believed it best to pursue an alternative where Harris held a significant equity interest in the combined company. He further stated that Harris would only be willing to move forward in exploring the transaction if Harris held a majority of the outstanding capital stock of the combined company and had management rights reflecting its majority ownership. Mr. Lance stated that Harris believed, preliminarily, that Harris should hold 60% of the equity and Stratex stockholders should hold 40% of the combined company, noting that this equity split took into consideration a control premium. Mr. Kissner countered stating that Stratex believed Harris should have a lower equity interest in the combined company. However, it was agreed that both parties would continue to pursue that discussion.
      On April 27 and 28, 2006, the board of directors of Harris held a regularly scheduled meeting at which Mr. Lance and other members of the Harris management team provided an update regarding his discussions with Mr. Kissner. The board of directors reached a consensus that the Harris management team should continue to pursue a transaction with Stratex on the general terms outlined by Mr. Lance.
      In early May, Mr. Kissner provided Mr. Lance with a preliminary term sheet outlining Stratex’s view on the rights and obligations of Harris as a majority stockholder of the combined company, including provisions requiring Harris to dispose of, or alternatively permitting the combined company to repurchase or offer, Harris’ interest in the combined company.
      On May 4, 2006, the Stratex Strategic Business Development Committee met and discussed the then-current state of the negotiations and proposals to be presented to Harris.
      On May 5, 2006, after reviewing and considering the terms outlined by Stratex both internally and with Harris’ legal and financial advisors, Mr. Lance contacted Mr. Kissner to further discuss Harris’ positions. He stated that Harris still believed that the proposed contribution of its Microwave Communications Division entitled it to more than half of the equity of a company combining the division and the business of Stratex, and as a result Harris should be able to elect a majority of the board of directors of a combined company. In addition, he noted that it was essential that Harris have the flexibility to retain or dispose of its investment in a combined company in a manner that it believed maximized value for the Harris stockholders and, accordingly, was not prepared to restrict Harris in the manner outlined in the preliminary term sheet provided several days earlier by Mr. Kissner. Following this conversation, Mr. Kissner and Mr. Lance agreed that, notwithstanding these differences, because of the potential growth and synergy possibilities it continued to be worthwhile to engage in discussions and try to develop mutually acceptable terms on which to combine Stratex with the Harris Microwave Communications Division.
      On May 8 and 9, 2006, the management teams of Harris and Stratex, along with their respective financial and legal advisors, met again in Dallas, Texas to further pursue a possible transaction. At these meetings, each of the parties made presentations to the management of the other party regarding its business and operations and its views on transaction terms, including the parties’ respective percentage interests in a combined company.
      On May 15, 2006, Gary McArthur, Vice President and Chief Financial Officer of Harris, delivered to Mr. Kissner a description of the parameters on which Harris was prepared to move forward with a potential transaction. These parameters outlined Harris’ position with respect to the structure of the transaction (including the tax treatment), the equity split of the combined company, the treatment of stock options, the composition of the board of directors and management of the combined company, its willingness to be subject to provisions containing some form of non-compete and standstill, antidilution protections and other general transaction terms. The parties continued to discuss and negotiate these terms over the next week and a half.
      At its regular meeting on May 16, 2006, the board of directors of Stratex discussed the pending proposals by Stratex and Harris. On May 24, 2006, Stratex management discussed the status of the negotiations with the Stratex Strategic Business Development Committee.
      On May 26, 2006, Mr. Kissner provided Mr. Lance with a response to the transaction parameters provided by Mr. Lance. Mr. Kissner and Mr. Lance continued to negotiate and refine these parameters. On June 3, 2006, Mr. Kissner and Mr. Lance mutually agreed to pursue a possible transaction on specified parameters, including that 56% of the outstanding equity of the combined company would be held by Harris and the name of the combined company would be Harris Stratex Networks, Inc., and determined that the parties should take the specified parameters back to their respective boards of directors, and if acceptable, to proceed with the due diligence and negotiation of definitive documents.

      On June 23, 2006, the board of directors of Harris held a regularly scheduled meeting during which Mr. Lance and other members of the Harris management team updated the members on the status of Harris’ review of strategic opportunities for its Microwave Communications Division. At that meeting he presented the deal parameters that had been discussed and preliminarily agreed with Stratex, subject to due diligence, negotiation of definitive documentation and formal board approval. After additional discussion among the members, the Harris board of directors reached a consensus that the Harris management team should continue to pursue the proposed transaction with Stratex and to advise Stratex that Harris was prepared to proceed with more detailed due diligence and negotiation of definitive agreements.
      Throughout the balance of June and July, Harris and Stratex conducted their respective due diligence investigations. Representatives of the two companies also discussed on several occasions the future composition of the management of a combined company. On June 26 and 27, 2006, executives from Stratex and the Microwave Communications Division met in Atlanta, Georgia to initiate the development of an operating and organizational plan for a combined company. On July 7, 2006, the initial draft of the combination agreement was distributed by Sullivan & Cromwell LLP, legal counsel to Harris, to Bingham McCutchen LLP, legal counsel to Stratex, which we refer to in the proxy statement/prospectus as Sullivan & Cromwell and Bingham McCutchen, respectively.
      Also on July 7, 2006, Stratex’s Strategic Business Development Committee met to review and discuss the status of negotiations to date, the initial results of Stratex’s due diligence on the Microwave Communications Division and an initial presentation on the combined company’s organizational and operating plans.
      On July 18 and 19, 2006, the management teams of Harris and Stratex met in Scottsdale, Arizona to present additional due diligence materials to each other and further discuss the proposed transactions. Between July 15th and 19th, Sullivan & Cromwell delivered to Bingham McCutchen initial drafts of certain additional agreements that the parties determined should be agreed as part of the combination agreement, including an investor agreement, a non-competition agreement, a voting agreement and a registration rights agreement.
      On July 26, Stratex’s Strategic Business Development Committee met and reviewed more detailed financial projections for a combined company, the updated results of due diligence on the Microwave Communications Division and the management organization of a combined company.
      On July 29, 2006, Bingham McCutchen provided revised versions of the key documents. The proposed revisions by Stratex highlighted several issues between the parties requiring further consideration and negotiation, including the method of allocating the assets and liabilities of Harris’ Microwave Communications Division to be contributed and assumed by the combined company, identification of the liabilities of the Microwave Communications Division to be retained by Harris, the termination provisions, the amount and circumstances under which termination fees should be payable, when and if Harris should be able to match any competing acquisition proposal for Stratex, the amount and circumstances under which indemnification should be available to the parties and transaction conditionality. Regarding transaction conditionality, the parties discussed, among other things, whether Stratex should be required to take the combination agreement to a stockholder vote before being able to terminate that agreement (commonly known as a “force the vote” provision) and whether Stratex’s satisfaction with certain environmental reports should be a condition to the closing of the transaction. In addition, the parties acknowledged that the following terms of the other agreements to be agreed would require further discussion: the definition of “restricted business” defining the scope of the non-compete imposed on Harris, including the exceptions to the non-compete; the composition of the quorum for the board of directors of the combined company; the treatment of corporate opportunities; and Harris’ ability to assign its rights under the investor agreement.
      The parties continued to exchange drafts through August 9, 2006 and determined that they would meet in New York City at the offices of Sullivan & Cromwell on August 10 and 11, 2006 to try to resolve any major outstanding issues. In addition to the ongoing discussions regarding documentation, throughout the first part of August the parties continued to conduct their due diligence review, including a review of any regulatory filings that could be required by the proposed transactions. In continuing to exchange drafts, the parties also identified several other outstanding issues, including what, if any, type of independence requirements should be imposed on the directors of the combined company to be appointed by Harris.
      On August 9, 2006, the board of directors of Harris convened by telephone to receive another update as to the possible transaction with Stratex. Mr. Lance and other members of the Harris management team outlined the primary outstanding issues and noted that the parties were convening in New York City to try to reach agreement on many of the points.
      Because it was agreed that the combined company would assume the outstanding Stratex options, warrants and other equity awards but no options or equity awards of the Harris employees that would be become employees of the combined company, during the meetings in New York City the parties discussed how this agreement should affect the equity split. Possible resolutions included selecting an assumed market price that would be used in calculating the number of outstanding shares on a fully-diluted basis applying the treasury stock method. No agreement was reached.
      On August 10, 2006, during the meetings in New York City, the Stratex Strategic Business Development Committee met with Stratex management and Bingham McCutchen to review and discuss the principal issues that were then unresolved, the proposed organization and staffing of a combined company, the updated operating plans for the combined company and an update on due diligence relating to the Microwave Communications Division.
      In a breakout session during these meetings, the Harris management team and its advisors met separately from Stratex to discuss the issue regarding the equity split and the other outstanding items. Following its discussion, the Harris management team agreed that it would continue to move forward on the proposed combination and that Harris would revisit the outstanding issues with Stratex at a later date to see if a resolution could be reached.
      While the parties were able to significantly narrow the outstanding issues, the following remained: the effect of the Stratex options, warrants and other equity awards on the equity split, the definition of “restricted business”, the circumstances under which the formation, contribution and merger agreement could be terminated by the parties and the related fees and when and if Harris should be able to match a competing acquisition proposal for Stratex. There was also discussion as to whether the Stratex stockholders should be given a partial share of the combined company in exchange for each outstanding share of Stratex common stock which would have the same effect as completing a reverse split of the Stratex common stock immediately prior to the effective time of the merger.
      Notwithstanding these unresolved issues, the parties agreed to continue to pursue the proposed transaction and prepare and negotiate the definitive documentation. Over the next week and a half the parties continued to make progress on the additional agreements that would also be agreed as part of the execution of the combination agreement.
      On August 14, 2006, the board of directors of Stratex met to review and discuss management presentations on the current state of negotiations, the results of due diligence on the Microwave Communications Division and the development of the combined company’s operating plan. In addition, Bear Stearns made a preliminary presentation on the transaction and its financial analysis of the two constituent businesses and the prospective combined company and Bingham McCutchen gave a more detailed presentation on the combination agreement, related agreements, the then-remaining open issues and a draft opinion to be rendered by Bingham McCutchen on the federal income tax status of the transaction for Stratex stockholders. The board of directors of Stratex then discussed, as it had at a number of other Board and Strategic Business Development Committee meetings, both recent and historical business combination transaction opportunities that might arise from management’s prior and ongoing discussions with other entities. Consideration was given, as it had been on prior occasions, to both the long-term value and the likelihood of a positive outcome associated with these alternatives. At the meeting’s continuation on August 15, 2006, the board of directors of Stratex authorized management to continue negotiations.
      On August 22, 2006, the senior management teams of Harris and Stratex convened by teleconference to further discuss the outstanding issues with each other. On the call, the Harris and Stratex teams agreed in principle that the term “restricted business” would be defined by reference to the companies’ existing product list and other products similar in form, fit and function when used in terrestrial microwave point-to-point communications networks that provide access and trunking of voice and data for telecommunications networks. Harris and Stratex then reached agreement on the outstanding issues regarding the parties’ rights to terminate the combination agreement, and also resolved the outstanding deal protection points relating to Harris’ right to match any competing acquisition proposal. After further negotiations, the parties ultimately agreed that, in calculating the previously-discussed 56%/44% split, the treasury stock method would be applied to Stratex’s options and warrants using an assumed value of $5.20 per share of Stratex common stock (equivalent to $20.80 per share of Harris Stratex Class A common stock as a result of the effective one-for-four effective reverse stock split provided for in the merger).
      The Stratex Strategic Business Development Committee met with Stratex management and Bingham McCutchen again on August 24, 2006 to review and discuss the status of negotiations and the planned presentation of the transaction to investors, employees, customers and suppliers.
      Following this conversation, Mr. Lance informed Mr. Kissner that he was prepared to seek formal approval from the Harris board of directors for the proposed transaction on the terms discussed.
      On August 26, 2006, at a regular meeting of the board of directors of Harris, Mr. Lance and other members of the Harris management team provided an update as to the status of the transaction with Stratex. He stated that the Harris management team had completed its due diligence and that the parties were nearing agreement on the terms of the proposed combination. In particular, he noted that Harris would have a 56% equity interest in the combined company on a fully-diluted basis using the treasury stock method assuming a market price of $5.20 per share of Stratex common stock and that, so long as Harris held a majority interest in the combined company, there would be nine directors five of whom Harris would be entitled to elect. Morgan Stanley and Sullivan & Cromwell also participated in the board meeting of Harris addressing questions from the Harris board members regarding the proposed transaction with Stratex. Following these presentations, the board of directors of Harris unanimously resolved to adopt the combination agreement in substantially the form presented to them at the meeting and instructed and authorized the Harris management team to continue negotiating with Stratex to finalize the documentation with such changes as approved by management.
      Following the meeting, Harris and Stratex continued to negotiate the terms of the combination agreement, including the additional agreements to be agreed as part of the combination agreement. The parties further agreed that the merger should be completed in a manner that would have the same effect as a one-for-four reverse split of the outstanding Stratex common stock. Accordingly, the terms of the combination agreement were adjusted to reflect this agreement, including a modification to the treasury stock method calculation requiring the assumed per share market price to be $20.80 per share of Harris Stratex Class A common stock, or four times the agreed $5.20 price per share of Stratex common stock.
      The board of directors of Stratex met on September 1, 2006 with its management, Bear Stearns and Bingham McCutchen to review and discuss the final results of due diligence on the Harris Microwave Communications Division, remaining open issues in the negotiations, the initial portion of Bear Stearns’ preliminary presentation analyzing the fairness of the consideration to be received by Stratex stockholders from a financial point of view and updated plans for communicating with investors, employees, customers and suppliers about the planned transaction.
      Following the Stratex board meeting, Harris and Stratex continued to negotiate the remaining open issues. The board of directors of Stratex met again on September 5, 2006, with Stratex management and representatives of Bear Stearns and Bingham McCutchen. Bear Stearns completed its presentation of its financial analysis and rendered its opinion that, subject to the assumptions and qualifications stated, the consideration to be received by Stratex stockholders in the transaction was fair from a financial point of view. Bingham McCutchen described the parties’ resolutions of the previously open issues. At the conclusion of the meeting, the board of directors of Stratex unanimously determined that the combination agreement and the merger were fair and in the best interests of Stratex and its stockholders, recommended their approval and adoption by Stratex stockholders and authorized management to enter into the combination agreement in substantially the form presented at the meeting.
      In the late afternoon on September 5, 2006, the parties finalized the combination agreement and the related agreements. At that time Harris and Stratex executed the combination agreement providing for the combination of Harris’ Microwave Communications Division with Stratex. Later that evening, Harris and Stratex issued a joint press release announcing the transaction and held a joint conference with industry analysts.
Reasons for the Recommendation of the Board of Directors
      The board of directors of Stratex has determined that the terms of the combination agreement are fair to, and in the best interests of, Stratex and its stockholders. The board of directors of Stratex consulted with its management as well as its legal counsel and financial advisors in reaching its decision to approve, adopt and declare advisable the combination agreement, the merger and the other transactions provided for by the combination agreement and recommend to the Stratex stockholders that they vote “FOR” adoption of the combination agreement and approval of the merger and the other transactions provided for in the combination agreement. The board of directors of Stratex considered a number of factors in its deliberations, including the following:

•	information concerning the financial performance, condition and business operations of the Microwave Communications Division;

•	the expected liquidity of Harris Stratex Class A common stock;

•	the structure of the transaction, including that Stratex stockholders will receive Harris Stratex Class A common stock in a tax deferred exchange (other than cash in lieu of fractional shares);

•	the terms of the combination agreement and other documents to be executed in connection with the consummation of the proposed transactions, including:

•	the limited number and nature of the conditions to Stratex’s obligation to close the transactions;

•	the fact that any shares of Harris Stratex common stock issued to Stratex stockholders in the transactions will be registered on Form S-4 and will be unrestricted for Stratex stockholders;

•	the fact that, subject to specified conditions, Stratex can terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal in the manner provided in the combination agreement;

•	the fact that the transaction is subject to the adoption of the combination agreement by Stratex stockholders;

•	the advantageous capitalization of Harris Stratex; and

•	the likelihood that the transactions will be completed on a timely basis;

•	the business, financial and execution risks associated with Stratex remaining independent;

•	the presentation of Bear Stearns and its opinion that the exchange ratio of one-fourth of a share of Harris Stratex Class A common stock for each outstanding share of Stratex common stock is fair, from a financial point view, to the Stratex stockholders;

•	the favorable implied per share value of Harris Stratex compared to the implied per share value of Stratex on a stand-alone basis;

•	the favorable synergies of Harris Stratex compared to Stratex on a stand-alone basis;

•	the favorable implied per share value of Harris Stratex Class A common stock compared to the implied per share value of Stratex common stock on a stand-alone basis;

•	the favorable relative contribution that Stratex and the Microwave Communications Division would each be making to the combined company;

•	the expectation that the merger would be accretive to both estimated six months ending June 30, 2007 and twelve months ending June 30, 2008 earnings per share for Stratex on a stand-alone basis;

•	its consideration with its legal and financial advisors of alternatives to the combination agreement, the ability, and extent to which it might be able, to increase the value of Stratex for its stockholders through these alternatives and the timing and likelihood of effecting any alternative;

•	the current and prospective economic environment and increasing competitive burdens and constraints facing Stratex; and

•	its belief that the merger and the contribution transaction is likely to:

•	increase the scale of Stratex’s business;

•	deliver complementary global distribution channels with minimal customer overlap and significantly expand the customer footprint of the combined company;

•	serve a large market with expected growth over the next five years;

•	offer customers a better end-to-end product portfolio;

•	offer expected annual savings through product cost and operating expenses; and

•	create a larger and more competitive company with stronger financial performance, greater financial capacity, product leadership and the ability to serve adjacent markets.
      In addition to the advantages discussed in the previous paragraph, the board of directors and management of Stratex also discussed the various risks of the combination agreement, some of which are described under “Risk Factors” in this proxy statement/ prospectus and listed below:

•	the combination of the businesses currently conducted by the Microwave Communications Division and Stratex will create numerous risks and uncertainties which could adversely affect Harris Stratex’s operating results;

•	uncertainties associated with the transactions or the combined company may cause the combined company to lose significant customers;

•	loss of key personnel could lead to loss of customers and a decline in revenues, or otherwise adversely affect the operations of the combined company;

•	failure to complete the transactions could cause Stratex to incur significant fees and expenses and could lead to negative perceptions among investors, potential investors and customers;

•	some of Stratex’s directors and executive officers have interests in the merger in addition to those of stockholders;

•	Harris Stratex does not expect to pay dividends in the immediate future, and the Stratex stockholders must rely on increases in the trading prices of the Harris Stratex Class A common stock for returns on their investment;

•	Harris Stratex will be controlled by Harris, whose interests may conflict with those of the Stratex stockholders;

•	Harris will have rights reflecting its controlling interest in Harris Stratex. As a result, the ability of the Stratex stockholders to influence the outcome of matters requiring stockholder approval would be limited;

•	Harris Stratex may have potential conflicts of interest with Harris relating to their ongoing relationship, and because of Harris’ controlling ownership in Harris Stratex, the resolution of these conflicts may not be favorable to Harris Stratex;

•	the fact that Stratex will no longer exist as an independent company;

•	the fact that under the terms of the combination agreement, Stratex is restricted in its ability to solicit other acquisition proposals;

•	the termination fee to and expenses of Harris that Stratex would be required to pay under specified circumstances;

•	the fact that the combination agreement prohibits Stratex from taking a number of actions relating to the conduct of its business prior to the closing without the prior consent of Harris;

•	the risk that the transactions might not be consummated in a timely manner or at all; and

•	the fact that Stratex officers and employees will have expended extensive efforts attempting to complete the transactions and will experience significant distractions from their work during the pendency of the transactions, and that Stratex will have incurred substantial transaction costs in connection with the transactions even if not consummated.
      However, after weighing the advantages and disadvantages of the combination agreement, the board of directors of Stratex determined that the advantages outweighed the disadvantages.
      The foregoing discussion of the factors that the board of directors of Stratex considered is not intended to be exhaustive, but includes all material factors that the board of directors of Stratex considered. In view of the complexity and wide variety of factors that the board of directors of Stratex considered, it did not find it practical to and did not quantify, rank or otherwise weight the factors considered. In addition, individual members of the board of directors of Stratex may have given different weights to different factors.
Recommendation of the Stratex Board of Directors
      Based on its consideration of the foregoing factors, the board of directors of Stratex has determined that the combination agreement, the merger and the other transactions provided for by the combination agreement are fair to and in the best interests of the Stratex stockholders and has approved, adopted and declared advisable the combination agreement, the merger and the other transactions provided for by the combination agreement. The board of directors of Stratex unanimously recommends that the Stratex stockholders vote “FOR” adoption of the combination agreement and approval of the merger of Merger Sub with and into Stratex, with Stratex continuing as the surviving corporation, and the other transactions contemplated thereby.
Opinion of Stratex’s Financial Advisor
      Pursuant to an engagement letter dated April 11, 2006, Stratex retained Bear Stearns to act as its financial advisor with respect to a possible transaction with Harris. In selecting Bear Stearns, the board of directors of Stratex considered, among other things, the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the wireless communications industry as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

      At the September 5, 2006 meeting of the board of directors of Stratex, Bear Stearns delivered its written opinion that, as of September 5, 2006 and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the exchange ratio of one-fourth of a share of Harris Stratex Class A common stock for each outstanding share of Stratex common stock was fair, from a financial point of view, to the stockholders of Stratex.
      The full text of Bear Stearns’ written opinion is attached as Appendix G to this proxy statement/ prospectus, and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion.
      In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns’ opinion:

•	was provided to the board of directors of Stratex for its benefit and use;

•	did not constitute a recommendation to the board of directors of Stratex or any Stratex stockholder as to how to vote in connection with the merger or otherwise; and

•	did not address Stratex’s underlying business decision to pursue the proposed transactions, the relative merits of the proposed transactions as compared to any alternative business strategies that might exist for Stratex, or the effects of any other transaction in which Stratex might engage.
      Stratex did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.
      In connection with rendering its opinion, Bear Stearns:

•	reviewed the combination agreement and the additional agreements agreed as part of the combination agreement and to be entered into by Harris and Stratex and/or Harris Stratex in connection with the completion of the merger and the contribution transaction;

•	reviewed Stratex’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended March 31, 2004, 2005 and 2006, its Quarterly Report on Form 10-Q for the period ended June 30, 2006 and its Current Reports on Form 8-K filed since March 31, 2006;

•	reviewed Harris’ Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended July 2, 2004 and July 1, 2005, its press release of its results for the fiscal year ended June 30, 2006, its Quarterly Reports on Form 10-Q for the periods ended September 30, 2005, December 30, 2005 and March 31, 2006 and its Current Reports on Form 8-K filed since June 30, 2005;

•	reviewed the final audited financial statements of the Microwave Communications Division for the fiscal years ended July 2, 2004, July 1, 2005 and June 30, 2006;

•	reviewed certain operating and financial information relating to Stratex’s business and prospects, including projections for the five years ending June 30, 2011, all as prepared and provided to Bear Stearns by Stratex’s management;

•	reviewed certain operating and financial information relating to the Microwave Communications Division and prospects, including projections for the three years ending June 30, 2009, all as prepared and provided to Bear Stearns by Harris’ and the management of the Microwave Communications Division;

•	reviewed certain operating and financial information relating to Harris Stratex’s business and prospects, including projections and synergy estimates for the three years ending June 30, 2009, all as prepared and provided to Bear Stearns by management of Harris, the Microwave Communica-

tions Division and Stratex, and projections and synergy estimates for the two years ending June 30, 2011, as prepared and provided to Bear Stearns by Stratex’s management;

•	reviewed certain estimates of cost savings and other combination benefits expected to result from the proposed transactions, all as prepared and provided to Bear Stearns by the management of Stratex, Harris and the Microwave Communications Division;

•	met with members of management of Stratex to discuss Stratex’s and the Microwave Communications Division’s respective businesses, operations, historical and projected financial results and future prospects;

•	met with members of management of Harris and the Microwave Communications Division to discuss Microwave Communications Division businesses, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the shares of Stratex common stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Stratex, the Microwave Communications Division and Harris Stratex;

•	reviewed the financial terms of recent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to Stratex;

•	performed discounted cash flow and sensitivity analyses based on the projections for Stratex, Harris Stratex and the synergy estimates furnished to Bear Stearns;

•	reviewed the pro forma financial results, financial condition and capitalization of Harris Stratex giving effect to the transaction; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

      Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with it by Stratex and Harris or obtained by Bear Stearns from public sources, including, without limitation, the projections and synergy estimates referred to above. With respect to the projections and synergy estimates, Bear Stearns relied on representations that they believed were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of each of Stratex and Harris as to the expected future performance of Stratex, the Microwave Communications Division, and Harris Stratex. Bear Stearns did not assume any responsibility for the independent verification of any such information, including, without limitation, the projections and synergy estimates, and Bear Stearns further relied upon the assurances of the senior management of each of Stratex and Harris that they are unaware of any facts that would make the information, projections and synergy estimates incomplete or misleading.
      In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets to be contributed in the contribution transaction or any of the other assets or liabilities (contingent or otherwise) of Stratex, Harris, the Microwave Communications Division or Harris Stratex, nor was Bear Stearns furnished with any such appraisals. In rendering Bear Stearns’ opinion, it did not solicit, nor was it asked to solicit, third party acquisition interest in Stratex. Bear Stearns has assumed that the merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Bear Stearns assumed that the merger and the contribution transaction will be consummated in a timely manner and in accordance with the terms of the combination agreement and the additional agreements agreed as part of the combination agreement and to be entered into by Harris and/or Harris Stratex in connection with the completion of the merger and the contribution transaction, without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material adverse effect on Stratex, the Microwave Communications Division or Harris Stratex. Bear

Stearns also assumed for purposes of its opinion that the merger and the contribution transaction would be consummated as of the date of its opinion.
      Bear Stearns did not express any opinion as to the price or range of prices at which the shares of Stratex common stock or the shares of common stock of Harris may trade subsequent to the announcement or consummation of the proposed transactions or as to the price or range of prices at which the shares of Class A common stock of Harris Stratex may trade subsequent to the consummation of the transactions.

Summary of Analyses
      The following is a brief summary of the material financial analyses performed by Bear Stearns and presented to the board of directors of Stratex in connection with rendering its fairness opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Bear Stearns, and the order of analyses described does not represent the relative importance or weight given to the analyses performed by Bear Stearns.
      Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

Comparable Companies Analysis
      Bear Stearns reviewed and compared certain financial information for Stratex to corresponding financial information, ratios and public market multiples for selected publicly traded companies that Bear Stearns deemed relevant. The financial information used by Bear Stearns for all companies in the course of this analysis was based on publicly available information as of September 1, 2006 and mean analyst estimates calculated by First Call. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.
      No company or transactions used in the analyses described below is directly comparable to Stratex, Harris or the Microwave Communications Division or the transactions. The analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested in these analyses. In conducting its analysis, Bear Stearns analyzed the multiples of the following twelve publicly traded companies that Bear Stearns deemed generally comparable to Stratex:

Name	Trading Symbol

Airspan Networks, Inc.	NASDAQ: AIRN
Alcatel	NYSE: ALA
Alvarion Ltd.	NASDAQ: ALVR
Andrew Corporation	NASDAQ: ANDW
Ceragon Networks Ltd.	NASDAQ: CRNT
Harris Corporation	NYSE: HRS
LM Ericsson Telephone Company	NASDAQ: ERIC
Motorola, Inc.	NYSE: MOT
NEC Corporation	NASDAQ: NIPNY
Nera ASA	OSL: NER
Nokia Corporation	NYSE: NOK
Powerwave Technology, Inc.	NASDAQ: PWAV
      Bear Stearns calculated for these companies the multiples of the September 1, 2006 closing stock price to calendar year 2006 and 2007 earnings estimates and multiples of enterprise value (calculated as equity value plus debt and minority interest, less cash and cash equivalents) to calendar year 2006 and 2007 estimated revenues and earnings before interest, taxes, depreciation and amortization, or EBITDA, and compared these measures to the corresponding multiples for Stratex.
      Based on the multiples derived in the above analysis, Bear Stearns analyzed the implied per share value of Stratex on a stand-alone basis prior to the transaction compared to the implied per share value of Harris Stratex. Bear Stearns applied multiple ranges based on Stratex’s calculated multiples and the comparable companies’ calculated multiples to the corresponding Stratex management estimates and Microwave Communications Division management estimates, which were pro forma for the proposed transactions and assumed pre-tax net synergies of approximately $35 million per year. The following table illustrates the resulting range of per share equity values for Stratex and the range of Harris Stratex’s value in equivalent Stratex shares (after giving effect to the conversion of Stratex common stock to Harris Stratex Class A common stock in accordance with the merger):

	Stratex		Harris Stratex

Estimate	Multiples Range	Price Range	Multiples Range	Price Range

CY 2006 Revenue	1.00x - 1.40x	$2.90 - 3.95	1.00x - 1.40x	$3.00 - 4.10
CY 2007 Revenue	0.90x - 1.30x	$2.90 - 4.05	0.90x - 1.30x	$2.90 - 4.10
CY 2006 EBITDA	15.0x - 17.0x	$3.50 - 3.90	11.3x - 13.3x	$4.80 - 5.60
CY 2007 EBITDA	8.0x - 10.0x	$3.00 - 3.70	8.0x - 10.0x	$4.40 - 5.40
CY 2007 EPS	14.0x - 18.0x	$3.00 - 3.85	14.0x - 18.0x	$5.00 - 6.40
      Bear Stearns also performed a sensitivity analysis by varying the estimated synergies from 0% to 150% synergies achieved and noted that Harris Stratex price ranges at 0% synergies achieved were generally higher than the corresponding Stratex price ranges. Bear Stearns noted that none of the companies reviewed is identical to Stratex and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies.

Discounted Cash Flow Analysis
      Bear Stearns performed a discounted cash flow analysis of each of Stratex and Harris Stratex to determine a range for the implied per share value of Stratex common stock on a stand-alone basis prior to the transactions and the implied per share value of Harris Stratex Class A common stock pro forma for the transactions, respectively. For each of Stratex and Harris Stratex, Bear Stearns calculated the present value of unlevered free cash flow for the twelve months ending June 30, 2007 to 2011 and added to this amount the present value of each entity’s respective terminal value at the end of the twelve months ending June 30, 2006. For Stratex and Harris Stratex, present values were calculated using discount rates ranging from 16.5% to 18.5% and 15.0% to 17.0%, respectively, which Bear Stearns viewed as appropriate based on weighted average cost of capital analyses for each company.
      For the Stratex analysis, Bear Stearns calculated terminal values using a range of terminal year next twelve months EBITDA exit multiples of 7.0x to 9.0x, and the Stratex estimated financial data upon which the analysis was based assumed a compound annual growth rate of revenue of 12.8%. Based on this analysis, Bear Stearns determined a range for the implied per share value of Stratex common stock of approximately $4.20 to $5.40.
      For the Harris Stratex analysis, Bear Stearns calculated terminal values using a range of terminal year next twelve months EBITDA exit multiples of 7.0x to 9.0x, and the Harris Stratex estimated financial data upon which the analysis was based assumed a compound annual growth rate of revenue of 11.5%. Based on this analysis, Bear Stearns determined a range for the implied value of Harris Stratex Class A common stock per Stratex share (after giving effect to the conversion of Stratex common stock to Harris Stratex Class A common stock in accordance with the merger) of approximately $4.70 to $6.05. Bear Stearns also performed a sensitivity analysis by varying the estimated synergies from 0% to 150% synergies achieved and varying the discount rate from 15.0% to 17.0%, and assuming a terminal year next twelve months EBITDA exit multiple of 8.0x. The sensitivity analysis indicated a range for the implied value of Harris Stratex Class A common stock per Stratex share (after giving effect to the conversion of Stratex common stock to Harris Stratex Class A common stock in accordance with the merger) of approximately $3.90 to $6.45.

Relative Contribution Analysis
      Bear Stearns analyzed the relative contribution that Stratex and the Microwave Communications Division would each be making to the combined company with respect to certain historical financial and operating data and estimates made by management including revenue, EBITDA, and EBIT for the twelve months ending June 30, 2006, 2007 and 2008. In the following table, Bear Stearns did not consider any adjustments associated with the merger in its contribution analysis:

	Revenues			EBITDA				EBIT

							2008 w/				2008 w/
	2006	2007	2008	2006	2007	2008	Synergies	2006	2007	2008	Synergies

Stratex	40.4%	40.6%	41.1%	27.2%	38.7%	40.8%	29.4%	16.5%	38.7%	41.2%	27.7%
MCD	59.6	59.4	58.9	72.8	61.3	59.2	42.6	83.5	61.3	58.8	39.5
Synergies	—	—	—	—	—	—	28.0	—	—	—	32.8
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
      The implied Stratex contribution percentages reflected in the table above compare to an approximate 42-43% enterprise value ownership percentage (based on the terms set forth in the combination agreement), Stratex’s net cash balance as of June 30, 2006 and the contribution of $25 million in cash by Harris in connection with the contribution transaction.

Selected Precedent Transactions Analysis
      Bear Stearns analyzed certain information relating to 15 selected transactions in the telecommunications equipment industry since January 1, 2003. However, the data with which to derive multiples are not available for many of the transactions and due to the low or negative earnings for many of the targets in the selected transactions, the multiples are not meaningful for many of the transactions. Further, those with available data are often not particularly relevant, due to the highly cyclical nature of this sector and the resulting distortionary effect of higher projected next twelve months than last twelve months multiples. Consequently, Bear Stearns determined the use of precedent transactions as not particularly meaningful in the context of its opinion.

Pro Forma Transaction Analysis
      Bear Stearns analyzed the pro forma effects of the transaction and computed the resulting accretion/(dilution) to Stratex’s standalone estimated earnings per share for the six months ending June 30, 2007 and the twelve months ending June 30, 2008, by comparing these data to the pro forma Harris Stratex’s estimated earnings per share for the six months ending June 30, 2007 and the twelve months ending June 30, 2008 in equivalent Stratex shares (after giving effect to the conversion of Stratex common stock to Harris Stratex Class A common stock in accordance with the merger), excluding FAS 123R charges for both Stratex and Harris Stratex, and excluding one-time acquisition and integration expenses and amortization of intangibles arising from this transaction for Harris Stratex. The analysis indicated that the merger would be accretive to Stratex’s standalone estimated earnings per share for the six months ending June 30, 2007 and the twelve months ending June 30, 2008.
      The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the exchange of each outstanding share of Stratex common stock for one-fourth of a share of Harris Stratex Class A common stock, from a financial point of view, to the stockholders of Stratex. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. None of the public companies used in the comparable company analysis described above are identical to Stratex, Harris or the Microwave Communications Division, and none of the precedent transactions used in the precedent transactions analysis described above are identical to the transaction. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of Stratex and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.
      The Bear Stearns opinion was just one of the many factors taken into consideration by the board of directors of Stratex. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of the board of directors of Stratex with respect to the fairness of the exchange of each outstanding share of Stratex common stock for one-fourth of a share of Harris Stratex Class A common stock, from a financial point of view, by the stockholders of Stratex.
      Pursuant to the terms of Bear Stearns’ engagement letter, Stratex has agreed to pay Bear Stearns a transaction fee equal to the greater of $1 million or 0.75% of the total fair market value of the securities issued by Harris Stratex to Harris in connection with the contribution transaction. For this purpose, each share of Class B common stock issued to Harris will be assumed to have a value equal to four times the average trading price of Stratex common stock during the five trading days ending on the trading day prior to the closing of the transactions. Assuming an average closing price of $4.29 per share of Stratex common stock prior to the effective one-for-four reverse split pursuant to the merger, Bear Stearns will be entitled to receive approximately $4,200,000, of which $300,000 was earned by Bear Stearns upon the delivery of its opinion and the balance of which is payable upon the completion of the transactions. In addition, Stratex has agreed to reimburse Bear Stearns for reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement relating to the merger and the contribution transaction, including reasonable fees and disbursements of its legal counsel. Stratex has agreed to indemnify Bear Stearns against certain liabilities arising out of Bear Stearns’ engagement.
      In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Stratex and/or Harris and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.
Interests of Stratex Directors and Officers in the Transactions
      In considering the recommendation of the board of directors of Stratex to vote for the proposal to adopt the combination agreement and to approve the merger and the other transactions provided for in the combination agreement, Stratex stockholders should be aware that members of the board of directors, all executive officers and other managers of Stratex have relationships, agreements or arrangements that provide them with interests in the merger and the contribution transaction that may be in addition to or differ from those of the Stratex stockholders, including employment agreements that provide for additional compensation in the event of a change of control, which are summarized below. The board of directors of

Stratex was aware of these relationships, agreements and arrangements during its deliberations on the merits of the merger and in making its decision to recommend to the Stratex stockholders that they vote to adopt the combination agreement and approve the merger and the other transactions provided for in the combination agreement.

Board of Directors of Stratex
      The combination agreement provides that following the completion of the proposed transactions, Harris Stratex will have a nine member board of directors, which will include five directors initially appointed by Harris and four directors initially appointed by Stratex, in each case immediately prior to the effective time of the merger. Charles D. Kissner, Chairman of Stratex, will be one of the individuals appointed by Stratex. The two remaining directors to be appointed by Stratex will be individuals who meet the independence standards for audit committee members under the NASDAQ rules; there are no restrictions on the fourth director to be appointed by Stratex. The Harris Stratex directors to be appointed by Stratex may include current directors or officers of Stratex so long as they satisfy the requirements agreed by Stratex above.

Employment with the Combined Company
      Pursuant to the combination agreement, the parties have agreed that Thomas H. Waechter, who currently serves as the Chief Executive Officer of Stratex, will be appointed Chief Operating Officer of Harris Stratex immediately prior to the effective time of the merger. It is expected that, following the completion of the merger and the contribution transaction, certain of the officers of Stratex will retain their current positions and may be offered similar positions at Harris Stratex as the businesses of Stratex and the Microwave Communications Division are integrated.
      For further discussion regarding the management of Harris Stratex following the completion of the merger and the contribution transaction, see “Board of Directors and Management of Harris Stratex Following the Transactions” beginning on page 113 of this proxy statement/prospectus.

Treatment of Stratex Stock Options and Other Stock Based Awards
      At the effective time of the merger, each outstanding stock option or other equity award of Stratex will be automatically converted on the same terms and conditions (including as to exercisability and vesting, taking into account, in limited circumstances, any acceleration resulting from the merger) into a stock option to acquire or other equity award with respect to, the number of shares of Harris Stratex Class A common stock equal to one-fourth of the number of shares of Stratex common stock subject to the stock option or other equity award immediately prior to the merger at an exercise price (if applicable) equal to four times the exercise price per such stock option or other equity award immediately prior to the merger.

Certain Stratex Executive Officers
      You should be aware that, pursuant to employment arrangements with Stratex, the outstanding options to purchase Stratex common stock and other equity awards previously issued to certain members of the Stratex management team will vest and become immediately exercisable, if applicable, for shares of Harris Stratex Class A common stock in connection with the completion of the proposed transactions. For more information regarding the senior executives of Harris Stratex who have employment arrangements with Stratex that include acceleration provisions, see “— Severance Arrangements” below.

Certain Awards to Non-Executive Directors
      Pursuant to the provisions of the Stratex 2002 non-employee director stock fee program, non-employee directors of Stratex may elect to apply all or any portion of their annual retainer fee otherwise payable in cash to the purchase of shares of Stratex common stock. Shares of Stratex common stock received by these directors in lieu of annual retainer fees vest quarterly during the year after receipt so long as the individual continues to serve as one of Stratex’s non-employee directors during the year. Upon a corporate transaction (as defined in the Stratex 2002 stock incentive plan), however, these shares of Stratex common stock vest immediately. Stratex expects that all shares of Stratex common stock issued pursuant to this program will have vested in the ordinary course prior to the completion of the proposed transaction.

Harris Stratex Awards
      Following the completion of the proposed transactions, it is expected that Harris Stratex will grant equity awards to its directors, members of management (including members of management that were formerly members of management of the Microwave Communications Division or Stratex) and certain other employees of Harris Stratex. Each grant would specify those terms and conditions as the board of directors of Harris Stratex, or a committee of the board, at that time deems appropriate, including, to the extent relevant but not limited to, the applicable option exercise period, option exercise price and vesting requirements.

Severance Arrangements
      Messrs. Kissner and Waechter, Carl A. Thomsen, Senior Vice President, Chief Financial Officer and Secretary of Stratex, Paul A. Kennard, Vice President, Products and Chief Technology Officer of Stratex, John C. Brandt, Vice President, Business Development of Stratex, and Larry M. Brittain, Vice President, Worldwide Sales and Service of Stratex, are each party to a written employment agreement with Stratex. Pursuant to these employment agreements they also participate in executive incentive bonus plans of Stratex. These employment agreements and incentive bonus plans contain provisions that provide severance payments and other benefits, including the acceleration of options to purchase Stratex common stock and restricted shares of Stratex common stock upon specified conditions. More specifically, these employment agreements provide that either an executive’s employment will terminate upon the completion of the proposed transactions, and, as a result, the benefits provided in his employment agreement will vest upon his termination (this is known as a “single trigger” employment agreement) or, in the event the executive is terminated within a specified number of months following the completion of the proposed transactions without cause or resigns for good reason, the benefits provided in his employment agreement will vest upon his termination or resignation (this is known as a “double trigger” employment agreement). Those employment agreements that are not “single trigger”, and thus do not terminate by their terms upon the completion of the proposed transactions, will be continuing obligations of Stratex after the merger and may be transferred to Harris Stratex as the businesses of Stratex and the Microwave Communications Division are integrated.

Single Trigger Employment Agreements
      Messrs. Kissner, Thomsen and Brandt. Mr. Kissner, executive Chairman of the Board of Directors of Stratex, Mr. Thomsen, Senior Vice President and Chief Financial Officer of Stratex, and Mr. Brandt, Vice President of Business Development of Stratex, each have “single trigger” employment agreements with Stratex. In the case of Mr. Kissner and Mr. Thomsen their respective agreements took effective as of May 14, 2002. With respect to Mr. Brandt, his agreement took effect as of April 1, 2006. Each agreement provides that upon the completion of the proposed transactions, the executive’s employment with Stratex will terminate automatically, and upon that termination, they will be entitled to the severance benefits outlined below:
      Mr. Kissner will receive:

•	severance payments for a period of 48 months following his termination;

•	payment of premiums necessary to continue his group health insurance under COBRA or to purchase other comparable health insurance coverage on an individual or group basis until the earlier of (1) 48 months from the employment termination date and (2) the date on which he first becomes eligible to participate in another employer’s group health insurance;

•	the prorated portion of any incentive bonus that he would have earned during the incentive bonus period in which his employment was terminated;

•	a payment equal to the greater of (1) his target incentive bonus for the year in which his employment was terminated and (2) the average of the annual incentive bonus payment for the previous three years;

•	acceleration of the vesting of all unvested stock options

•	the right to purchase all shares of Stratex common stock subject to the outstanding options granted to him until the earlier of (1) 48 months and (2) the date on which the applicable option(s) expire;

•	payment of his then-provided car allowance for a period of 36 months; and

•	outplacement assistance selected and paid for by Stratex.
      Mr. Thomsen will receive:

•	severance payments at his final base salary for a period of 30 months following his termination;

•	payment of premiums necessary to continue his group health insurance under COBRA or to purchase other comparable health insurance coverage on an individual or group basis when he is no longer eligible for COBRA coverage until the earlier of (1) the date on which he turns 65 years of age and (2) the date on which he first becomes eligible to participate in another employer’s group health insurance;

•	the prorated portion of any incentive bonus that he would have earned during the incentive bonus period in which his employment was terminated;

•	a payment equal to the greater of (1) his target incentive bonus for the year was terminated and (2) the average of the annual incentive bonus payment for the previous three years;

•	acceleration of the vesting of all unvested stock options;

•	the right to purchase all shares of Stratex common stock subject to outstanding options granted to him until the earlier of (1) 30 months and (2) the date on which the applicable option(s) expire;

•	payment of his then-provided car allowance for a period of 30 months; and

•	outplacement assistance selected and paid for by Stratex.
      Mr. Brandt will receive:

•	severance payments at his final base salary for a period of 24 months following his termination;

•	payment of premiums necessary to continue his group health insurance under COBRA until the earlier of (1) the date on which he first becomes eligible to participate in another employer’s group health insurance and (2) the date on which he is no longer eligible for COBRA coverage up to a maximum of 18 months;

•	the prorated portion of any incentive bonus that he would have earned during the incentive bonus period in which his employment was terminated;

•	a payment equal to the greater of (1) his target incentive bonus for the year in his employment was terminated and (2) the average of the annual incentive bonus payment for the previous three years;

•	acceleration of the vesting of all unvested stock options;

•	the right to purchase all shares of Stratex common stock subject to outstanding options granted to him until the earlier of (1) 24 months and (2) the date on which the applicable option(s) expire;

•	payment of his then-provided car allowance for a period of 24 months; and

•	outplacement assistance selected and paid for by Stratex.
      Notwithstanding the automatic termination of the employment agreements of Messrs. Thomsen and Brandt, Harris Stratex intends to extend employment to them following the proposed transaction on terms to be mutually agreed.

Double Trigger Employment Agreements
      Messrs. Waechter, Kennard and Brittain. Mr. Waechter, President and Chief Executive Officer of Stratex, Mr. Kinnard, Senior Vice President and Chief Technology Officer of Stratex, and Mr. Brittain, Vice President of Worldwide Sales and Services of Stratex, have “double trigger” employment agreements with Stratex. In the case of Mr. Waechter, his employment agreement took effect as of May 18, 2006 and was amended effective as of September 1, 2006. In the case of Messrs. Kennard and Brandt, their employment agreements took effective as of May 14, 2002 and April 1, 2006, respectively. Under the terms of their employment agreements, if Messrs. Waechter, Kinnard and Brandt are terminated without cause or resign for good reason within a specified number of months following the completion of the proposed transaction, they will be entitled to the severance benefits outlined below but only upon termination or resignation:
      If Mr. Waecther is terminated by Stratex without cause or if he resigns for good reason within 24 months after the completion of the proposed transactions, he will be entitled to receive the following severance benefits from Stratex:

•	severance payments at his final base salary for a period of 36 months following his termination;

•	payment of premiums necessary to continue his group health insurance under COBRA or to purchase other comparable health insurance coverage on an individual or group basis when he is no longer eligible for COBRA coverage until the earlier of (1) 36 months, or (2) the date on which he first becomes eligible to participate in another employer’s group health insurance;

•	if his employment termination or resignation occurs after March 31, 2007, the prorated portion of any incentive bonus that he would have earned during the incentive bonus year in which his employment was terminated;

•	if his employment termination or resignation occurs after March 31, 2007, a payment equal to the greater of (1) his target incentive bonus for the year in which his employment terminates and (2) the average of the annual incentive bonus payment for the previous three years;

•	acceleration of the vesting of all his unvested stock options;

•	the right to purchase all shares of Stratex common stock subject to outstanding options granted to him until the earlier of (1) 36 months and (2) the date on which the applicable option(s) expire;

•	payment of his then-provided car allowance for a period of 36 months; and

•	outplacement assistance selected and paid for by Stratex.
      If Mr. Kennard or Mr. Brittain is terminated by Stratex without cause or if they resign for good reason within 18 months after the completion of the proposed transactions, they will be entitled to receive the following severance benefits from Stratex, respectively:

•	severance payments at his final base salary for a period of 24 months following his termination;

•	payment of premiums necessary to continue his group health insurance under COBRA until the earlier of (1) the date on which he first becomes eligible to participate in another employer’s group health insurance or (2) the date on which he is no longer eligible for COBRA coverage up to a maximum of 18 months;

•	the prorated portion of any incentive bonus that he would have earned during the incentive bonus period in which his employment was terminated;

•	a payment equal to the greater of (1) his target incentive bonus for the year in which his employment was terminated and (2) the average of the annual incentive bonus payment for the previous three years;

•	acceleration of the vesting of all his unvested stock options;

•	the right to purchase all shares of Stratex common stock subject to outstanding options granted to him until the earlier of (1) 24 months and (2) the date on which the applicable option(s) expire;

•	payment of his then-provided car allowance for a period of 24 months; and

•	outplacement assistance selected and paid for by Stratex.
      For purposes of these employment agreements, the following terms are defined as follows:

“Cause” means:

•	theft, dishonesty, misconduct or falsification of any employment or Company records;

•	improper disclosure of Stratex’s confidential or proprietary information;

•	action which has a material detrimental effect on Stratex’s reputation or business;

•	refusal or inability to perform any assigned duties (other than as a result of a disability) after written notice; or

•	conviction (including any plea of guilty or no contest) for any criminal act that impairs the person’s ability to perform his or her duties.

“Good reason following a change in control” means any of the following conditions:

•	a material and adverse change in position, duties or responsibilities for Stratex; or

•	a reduction in base salary; or

•	a material reduction in employee benefits, other than a reduction that is similarly applicable to a majority of the members of Stratex’s executive staff; or

•	the relocation of Stratex’s workplace to a location that is more than 75 miles from Stratex’s current workplace in San Jose, California.
      Each employment agreement described above with the executive officers further obligates Stratex to pay a one-time gross up payment equal to 125% of the amount of excise tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended, which is referred to in this proxy statement/ prospectus as the code, with respect to payments that constitute “golden parachute payments” as defined by section 280G of the code. This payment is due within 90 days after the executive officer becomes subject to the excise tax. Stratex is not obligated to pay any of the federal, state and local income or employment taxes imposed on any of the severance payments or the gross-up payment described above.

Value of Severance Payments
      The following table sets forth Stratex’s estimate of the total value of the payments and fringe benefits that could be received by the executive officers of Stratex under the employment agreement provisions summarized above. In the case of Messrs. Kissner, Thomsen and Brandt, the amounts below will be paid by Stratex upon the completion of the proposed transactions because of the “single trigger” feature of their respective employment agreements providing for their automatic termination. In the case of Messrs. Waechter, Kennard and Brittain, these amounts will be paid by Stratex only in the event they are terminated without cause or if they resign for good reason within the specified post-merger period provided in their respective employment agreements. The amounts in the table have been determined with regard to the following assumptions:

•	each executive is presumed to receive the maximum amount of severance payments, insurance premiums and car allowance payable under his employment agreement;

•	the amount of each executive’s target incentive bonus amount is deemed paid in full;

•	no value has been assigned to bonus amounts payable only upon the achievement of targets and objectives that are presently undetermined and may not be met prior to the time when they otherwise would be payable;

•	the time value of money has not been taken into account; and

•	no amount has been included for gross-up payments that may become due in the event the executive is required to pay “golden parachute” excise tax pursuant to section 4999 of the code.

	Severance	Annual Target	Value of Car	Company Paid	Outplacement
Name	Payments	Incentive Bonus	Allowance	Medical Insurance	Services	Total Value

Waechter, Thomas (double trigger)	$1,350,000	$360,000	$43,200	$21,028	$15,000	$1,789,228
Kennard, Paul (double trigger)	627,900	172,673	21,600	17,743	15,000	854,916
Brittain, Larry (double trigger)	525,000	157,500	21,600	19,184	15,000	738,284
Kissner, Charles (single trigger)	1,640,000	328,000	57,600	52,920	—	2,078,520
Thomsen, Carl (single trigger)	802,725	176,600	27,000	33,294	15,000	1,054,619
Brandt, John (single trigger)	520,000	130,000	18,000	17,743	15,000	700,743

						$7,216,310

Unvested Equity Awards
      In lieu of annual incentive bonus payments for each of the identified executive officers, as contemplated by their respective employment agreements, Stratex has awarded annual incentive grants of restricted stock under its 1999 Stock Incentive Plan. These shares of restricted Stratex common stock vest in part based on continued service and in part based upon the attainment of performance objectives. Under the terms of the 1999 Stock Incentive Plan, all such unvested shares of restricted Stratex common stock will vest in full upon the completion of the proposed transactions. In addition, as discussed above, in the case of Messrs. Kissner, Thomsen and Brandt, the stock options to purchase shares of Stratex common stock identified below will vest upon the completion of the proposed transactions because of the “single trigger” feature of their respective employment agreements which providing for their automatic termination. However, in the case of Messrs. Waechter, Kennard and Brittain, the stock options to purchase shares of Stratex common stock identified below will vest only in the event they are terminated without cause or resign for good reason within the specified post-merger period provided in their respective employment agreements. The following table shows for each of the identified executive officers the number of shares underlying unvested options and unvested restricted stock awards as of September 30, 2006 and their approximate value as of that date. The amounts in this table have been determined with regard to the following assumptions:

•	the aggregate value of the unvested shares of restricted stock to be accelerated equals the market value of the shares based on the closing price for a share of Stratex common stock on NASDAQ on September 30, 2006;

•	the value of unvested shares of common stock subject to options to be accelerated equals the aggregate value of the shares on September 30, 2006 minus the aggregate exercise price for the options; and

•	out-of-the-money option shares have been excluded, some of which might be in-the-money at the effective time of the merger.

	Number of		Number of
Name	Restricted Shares*	Value	Option Shares**	Value	Total Value

Waechter, Thomas (double trigger)	51,057	$226,693	475,000	$29,500	$256,193
Kennard, Paul (double trigger)	21,295	94,550	181,562	67,671	162,221
Brittain, Larry (double trigger)	21,274	94,457	128,437	159,367	253,824
Kissner, Charles (single trigger)	54,280	241,003	190,937	51,227	292,230
Thomsen, Carl (single trigger)	23,854	105,912	197,500	70,813	176,725
Brandt, John (single trigger)	18,437	81,860	126,875	43,269	125,129

					$1,266,322

*	All restricted shares vest for all identified employees upon the completion of the proposed transactions.

**	Options to purchase shares of Stratex common stock vest upon the completion of the proposed transaction with respect to employees with a “single trigger” employment agreement. With respect to a “double trigger” employment agreement, the options to purchase shares of Stratex common stock will vest only in the event the employee is terminated without cause or if he resigns for good reason within the specified post-merger period provided in their respective employment agreements.

Indemnification
      Harris Stratex has agreed that, from and after the effective time of the merger, it will cause Stratex, as the surviving corporation in the merger, for a period of six years from the effective time of the merger to indemnify and hold harmless each past and present director and officer of Stratex or any of its subsidiaries (in each case, for acts or failures to act in such capacity), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that Stratex would have been permitted to indemnify such person under the laws of the State of Delaware and its certificate of incorporation or bylaws as in effect on the date of the combination agreement. Harris Stratex has also agreed to advance expenses as incurred to the fullest extent permitted under applicable law so long as the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
      Unless Stratex purchases a six-year “tail” policy prior to the effective time of the merger, for a period of six years after the effective time of the merger, Harris Stratex will cause Stratex, as the surviving corporation, to maintain its existing officers’ and directors’ liability insurance covering those persons who are covered by such insurance in effect as of the date of the combination agreement so long as the annual premium for such insurance is not in excess of 200% of the last annual premium paid, and, in the event the annual premium exceeds 200%, as much officers’ and directors’ liability insurance as can be obtained for the relevant period for a premium not in excess (on an annualized basis) of 200% of the last annual premium paid.
Security Ownership of Certain Beneficial Owners and Management
      The following table sets forth information known to Stratex regarding the beneficial ownership of its common stock as of September 30, 2006, by (1) all persons who own beneficially more than 5% or more of its outstanding common stock, (2) each director, (3) the executive officers identified above under “— Interests of Stratex Directors and Officers in the Transactions— Severance Arrangements,” and (4) all directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders listed below is c/o Stratex Networks, Inc., 120 Rose Orchard Way, San Jose, California 95134.

	Shares		Percent
	Beneficially		Beneficially
Name	Owned(1)		Owned(2)

5% Stockholders
Kopp Investment Advisors, Inc.	12,919,139	(3)	13.2%
7701 France Avenue South, Suite 500
Edina, Minnesota 55435
State of Wisconsin Investment Board	8,546,130	(4)	8.8%
P.O. Box 7842
Madison, WI 53707
Perkins, Wolf, McDonnell and Company, LLC	6,205,100	(5)	6.4%
310 South Michigan Avenue, Suite 2600
Chicago, IL 60604
Sheila Baird	5,554,536	(6)	5.7%
Michael Kimelman
100 Park Avenue
New York, NY 10017
Named Executive Officers and Directors
Charles D. Kissner	2,434,227	(7)	2.4%
Richard C. Alberding	84,000	(8)	*
Thomas H. Waechter	97,913	(9)	*
William A. Hasler	64,755	(10)	*
James D. Meindl, PhD	88,775	(11)	*
Clifford H. Higgerson	554,180	(12)	*
V. Frank Mendicino	193,520	(13)	*
Edward F. Thompson	60,000	(14)	*
Carl A. Thomsen	683,789	(15)	*
Paul A. Kennard	618,499	(16)	*
Larry M. Brittain	136,068	(17)	*
John C. Brandt	354,695	(18)	*
All directors and executive officers as a group (12 persons)	5,370,421	(19)	5.3%

*	Less than 1%

(1)	To the knowledge of Stratex, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)	Beneficial ownership of shares of common stock is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to such shares. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days of September 30, 2006 are deemed outstanding for computing the beneficial ownership of the person or group holding such option grants but are not deemed outstanding for computing the percentage of beneficial ownership of any other person or group. There were 97,779,757 shares of our common stock outstanding on September 30, 2006.

(3)	Kopp Investment Advisors, Inc. had shared dispositive power over 7,329,803 shares, sole dispositive power over 4,000,000 shares, sole voting power over 10,471,139 shares and aggregate beneficial ownership of 12,919,139 shares. The address and number of shares of Stratex common stock beneficially owned by Kopp Investment Advisors, Inc. is based on the Schedule 13G as filed with the Securities and Exchange Commission on January 27, 2006. According to this Schedule 13G, Kopp Investment Advisors, Inc. is a wholly-owned subsidiary of Kopp Holding Company, which also reported aggregate beneficial ownership of 11,559,139 shares. The filing also stated that Kopp Holding Company is wholly owned by Leroy C. Kopp, who on such filing reported sole voting and dispositive power of 1,590,000 shares in addition to the shares that may be deemed beneficially owned by Kopp Investment Advisors, Inc.

(4)	The address and number of shares of Stratex common stock beneficially owned by the State of Wisconsin Investment Board is based on the Schedule 13G/ A as filed with the Securities and Exchange Commission on March 9, 2006.

(5)	The address and number of shares of Stratex common stock beneficially owned by Perkins Wolf is based on the Schedule 13G/ A as filed with the Securities and Exchange Commission on February 15, 2006 by Mac-Per-Wolf Company. Perkins, Wolf, McDonnell and Company, LLC (“Perkins Wolf”) furnishes investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients. The shared voting and dispositive holdings are held by Perkins Wolf and such holdings may also be aggregated within 13G filings submitted by Janus Capital Management, LLC, a minority owner of Perkins Wolf. According to the Schedule 13G/ A, Perkins Wolf reported sole voting and dispositive power of 389,300 shares of Stratex common stock and shared dispositive power of 5,815,800 and aggregate beneficial ownership of 6,205,100 shares.

(6)	The address and number of shares of Stratex common stock beneficially owned by Sheila Baird and Michael Kimelman is based on Schedule 13G as filed with the Securities and Exchange Commission on February 1, 2006.

(7)	Includes 2,179,212 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2006.

(8)	Includes 78,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2006.

(9)	Includes 25,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2006.

(10)	Includes 30,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2006.

(11)	Includes 72,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2006.

(12)	Includes 25,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2006.

(13)	Includes 60,500 shares of common stock subject to stock options that are currently exercisable or will become exercisable within 60 days of September 30, 2006.

(14)	Includes 50,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2006.

(15)	Includes 610,625 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2006.

(16)	Includes 515,231 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2006.

(17)	Includes 79,688 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2006.

(18)	Includes 327,017 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2006.

(19)	Includes an aggregate of 4,052,273 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2006.
Principal Stockholders Following the Transactions
      The following table sets forth information, as of the date of this proxy statement/ prospectus, regarding the beneficial ownership of Harris Stratex common stock, after giving effect to the proposed transactions, of:

•	each person that will be a beneficial owner of more than 5% of Harris Stratex common stock;

•	each of the named executive officers of Harris Stratex;

•	each director of Harris Stratex; and

•	all directors and named executive officers of Harris Stratex, taken together.
      Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, it is believed that each stockholder identified in the table possesses sole voting and investment power over all shares of Harris Stratex common stock shown as beneficially owned by that stockholder. Percentage of beneficial ownership is based on the approximately 57,082,359 million shares of Harris Stratex Class A and Class B common stock that will be outstanding immediately following the merger and the contribution transaction and, in the case of directors and executive officers, on the ownership of Stratex common stock as of September 30, 2006.

				Percentage of
	Number of Shares		Number of Shares	Voting Power of	Percentage of
	of Class A		of Class B	Class of	Voting Power of
Name and Address of Beneficial Owner	Common Stock		Common Stock	Common Stock	Common Stock

Stockholders Owning Approximately 5% or more:
Harris Corporation	—		32,637,420	100%	57%
1025 West NASA Blvd. Melbourne, Florida 32919

Kopp Investment Advisors, Inc.	3,229,785	(1)	—	13.21%	5.66%
7701 France Avenue South, Suite 500 Edina, Minnesota 55435
State of Wisconsin Investment Board	2,136,533	(2)	—	8.74%	3.74%
P.O. Box 7842 Madison, WI 53707
Perkins, Wolf, McDonnell and Company, LLC	1,551,275	(3)	—	6.35%	2.72%
310 South Michigan Avenue, Suite 2600 Chicago, IL 60604
Sheila Baird	1,388,634	(4)	—	5.68%	2.43%
Michael Kimelman
100 Park Avenue New York, NY 10017
Directors:
Guy M. Campbell	—		—	—	—
Charles D. Kissner	608,557		—	2.44%	1.06%
Howard L. Lance	—		—	—	—

Percentage of
	Number of Shares	Number of Shares	Voting Power of	Percentage of
	of Class A	of Class B	Class of	Voting Power of
Name and Address of Beneficial Owner	Common Stock	Common Stock	Common Stock	Common Stock

Non-Director Officers:
Thomas H. Waechter	*	—	*	*
Sarah A. Dudash	—	—	—	—
All directors and executive officers as a group (14 individuals in total)	633,035	—	5.27%	2.31%

*	Less than 1%

(1)	The number of shares of Harris Stratex Class A common stock beneficially owned was calculated based on the number of shares of Stratex common stock beneficially owned as reported in the Schedule 13G filed with the Securities and Exchange Commission on January 27, 2006.

(2)	The number of shares of Harris Stratex Class A common stock beneficially owned was calculated based on the number of shares of Stratex common stock beneficially owned as reported in the Schedule 13G/A filed with the Securities and Exchange Commission on March 9, 2006.

(3)	The number of shares of Harris Stratex Class A common stock beneficially owned was calculated based on the number of shares of Stratex common stock beneficially owned as reported in the Schedule 13G/A filed with the Securities and Exchange Commission on February 15, 2006.

(4)	The number of shares of Harris Stratex Class A common stock beneficially owned was calculated based on the number of shares of Stratex common stock beneficially owned as reported in the Schedule 13G filed with the Securities and Exchange Commission on February 1, 2006.
Voting Agreements
      The directors and the senior officers of Stratex have each entered into a voting agreement with Harris. Under the terms of these voting agreements, these directors and those officers who are party to a voting agreement, in their capacities as Stratex stockholders, have agreed, among other things, to vote all of the shares of Stratex common stock beneficially owned by them at the Stratex special meeting in favor of the adoption of the combination agreement and the approval of the merger and the other transactions provided for in the combination agreement, to vote against any other proposal by a third party to acquire Stratex, or any other matter which could reasonably be expected to impede, interfere with, delay or adversely affect the consummation of the transactions contemplated by the combination agreement, to comply with all restrictions and obligations contained in the combination agreement and not to sell, transfer, assign, pledge, encumber or dispose of, or grant a proxy or enter into any other voting agreement or trust or similar arrangement with respect to any shares of Stratex common stock they own. These voting agreements terminate upon any termination of the combination agreement in accordance with its terms.
      The foregoing description is qualified in its entirety by reference to the full text of the form of voting agreement which is attached as Appendix B to this proxy statement/ prospectus and incorporated herein by reference.
Restrictions on Sales of Harris Stratex Class A Common Stock by Affiliates of Stratex
      The shares of Harris Stratex Class A common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Harris Stratex Class A common stock issued to any person who is deemed to be an “affiliate” of Stratex at the time of the applicable special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Stratex and may include its executive officers and directors, as well as its significant stockholders. The combination agreement requires Stratex to use all reasonable efforts to cause each of its affiliates to deliver to Harris

Stratex a written agreement to the effect that the affiliate will not sell its shares of Harris Stratex Class A common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act;

•	a sale made in conformity with the volume and other limitations of Rule 145 under the Securities Act (as such rule may be hereafter from time to time amended) (and otherwise in accordance with Rule 144 under the Securities Act, if such seller is an affiliate of Harris Stratex and if so required at the time); or

•	a transaction that, in the opinion of independent counsel reasonably satisfactory to Harris Stratex or under a “no-action” letter obtained by the affiliate from the Securities and Exchange Commission, is not required to be registered under the Securities Act.
      This proxy statement/ prospectus does not cover resales of Harris Stratex Class A common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/ prospectus in connection with any resale.
Regulatory Approvals
      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is often referred to in this proxy statement/ prospectus as the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission, or the FTC, certain transactions, including the merger and the contribution transaction, cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, and specified waiting period requirements have been satisfied. On September 29, 2006, each of Harris and Stratex filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. At any time the Antitrust Division, the FTC or others could take action under the antitrust laws with respect to the proposed transactions, including seeking to enjoin the consummation of the transactions, to rescind the merger or to require the divestiture of certain assets of Stratex or the Microwave Communications Division. There can be no assurance that a challenge to the proposed transactions on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
Accounting Treatment
      For accounting and financial reporting purposes, the merger and the contribution transaction will be accounted for as a “purchase” business combination of Stratex by the Microwave Communications Division, as that term is used under accounting principles generally accepted in the U.S. In identifying the Microwave Communications Division as the acquiring entity, Harris and Stratex took into account the relative outstanding share ownership, the composition of the governing body of the combined entity and the designation of certain senior management positions. As a result, the historical financial statements of the Microwave Communications Division will become the historical financial statements of Harris Stratex. The assets (including identifiable intangible assets and goodwill) and liabilities of Stratex as of the closing date of the merger will be recorded at their respective fair values and added to the historical cost basis of the assets and liabilities of the Microwave Communications Division. Any excess of purchase price over the net fair values of Stratex’s assets and liabilities will be recorded as goodwill (i.e., excess purchase price). The results of operations of Stratex will be included in the results of operations of Harris Stratex beginning on the closing date of the merger and the contribution transaction. For more information, see “Harris Stratex Networks, Inc. Unaudited Pro Forma Condensed Consolidated Financial Data” beginning on page 157 of this proxy statement/ prospectus.
Certain Material U.S. Federal Income Tax Consequences
      The following is a summary of certain material United States federal income tax consequences to U.S. holders (as defined below) of Stratex common stock upon their exchange of Stratex common stock for Harris Stratex Class A common stock pursuant to the merger. This summary is based on the code, Treasury regulations, administrative rulings and court decisions in effect as of the date of this proxy statement/ prospectus, all of which are subject to change at any time, possibly with retroactive effect.
      For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•	a trust if it

•	is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or

•	has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income taxation on its income regardless of its source.
      If a partnership holds Stratex common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If a U.S. holder is a partner in a partnership holding Stratex common stock, such holder should consult its tax advisor.
      This discussion only addresses U.S. federal income tax consequences of the merger to U.S. holders of Stratex common stock that hold their Stratex common stock as a capital asset within the meaning of Section 1221 of the code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. holder of Stratex common stock in light of such holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, traders who mark to market, holders who acquired Stratex common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders subject to the alternative minimum tax provisions of the code, and holders who hold Stratex common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the merger under applicable state, local or foreign laws.
      BECAUSE THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO ANY PARTICULAR HOLDER OR TO PARTICULAR CATEGORIES OF HOLDERS SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN U.S. FEDERAL INCOME TAX LAWS, HOLDERS OF STRATEX COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

The Merger
      The obligation of Stratex to complete the transactions is conditioned on its receipt of an opinion of Bingham McCutchen, dated as of the date of the completion of the transactions, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will, for federal income tax purposes, constitute a reorganization within the meaning of Section 368(a) of the code, and that each of Harris Stratex and Stratex will constitute a party to a reorganization within the meaning of Section 368(b) of the code. In addition, the obligation of Harris to complete the transactions is conditioned on its receipt of an opinion of Sullivan & Cromwell, dated as of the date of the completion of the transactions, substantially to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the contribution of the assets in the contribution transaction by Harris to Harris Stratex in exchange for the Harris Stratex Class B common stock pursuant to the contribution transaction and the exchange of shares of Stratex common stock for Harris Stratex Class A common stock pursuant to the merger, taken together, will, with respect to Harris, be treated for U.S. federal income tax purposes as a transaction described in Section 351 of the code. None of the opinions referred to in this discussion or the opinions stated below will be binding on the Internal Revenue Service or the courts, and no rulings will be sought from the Internal Revenue Service regarding the tax treatment of the transactions. Accordingly, there can be no certainty that the Internal Revenue Service will not challenge the conclusions set forth in any of the opinions stated or referred to herein or that a court would not sustain such a challenge.
      In addition, in connection with the filing of the registration statement of which this proxy statement/ prospectus forms a part, Bingham McCutchen has delivered to Stratex its opinion, dated as of the effective date of the registration statement, that, for U.S. federal income tax purposes, the merger will constitute a reorganization under Section 368(a) of the code and that each of Harris Stratex and Stratex will constitute a party to the reorganization within the meaning of Section 368(b) of the code. Such opinion has been rendered on the basis of certain assumptions, including assumptions regarding the absence of certain changes in existing facts and that the merger will be completed in accordance with this document and the combination agreement. This opinion has been rendered on the basis of representations, including those contained in officer’s certificates of Stratex and Harris Stratex, all of which must be true and accurate in all respects as of the effective date of the registration statement and must continue to be true and accurate in all respects as of the effective time of the merger. If any of those assumptions or representations is inaccurate, incomplete or untrue, the conclusions contained in the opinion referred to in this paragraph could be affected.
      Assuming that the merger constitutes a reorganization and that each of Stratex and Harris Stratex is a party to the reorganization, the following material U.S. federal income tax consequences will result from the exchange of Stratex common stock for Harris Stratex Class A common stock pursuant to the merger:

•	A U.S. holder will not recognize any gain or loss upon receipt of Harris Stratex Class A common stock solely in exchange for Stratex common stock, except with respect to cash received in lieu of a fractional share of Harris Stratex Class A common stock (as discussed below);

•	A U.S. holder’s aggregate tax basis in the Harris Stratex Class A common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will be equal to the U.S. holder’s aggregate tax basis in the Stratex common stock surrendered; and

•	A U.S. holder’s holding period for the Harris Stratex Class A common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will include the U.S. holder’s holding period for the Stratex common stock surrendered.
The same consequences will also result if the merger does not constitute a reorganization so long as the contribution transaction, together with the exchange of shares of Stratex common stock pursuant to the merger, is treated as a transaction described in Section 351 of the code. The remainder of this discussion assumes that either the merger will constitute a reorganization or the contribution transaction, together with the merger, will constitute a transaction described in Section 351 of the code.
      Cash in Lieu of Fractional Shares. A U.S. holder of Stratex common stock who receives cash in lieu of a fractional share of Harris Stratex Class A common stock in the merger generally will be treated as having received such fractional share in the merger and then as having received cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share of Harris Stratex Class A common stock and the portion of the U.S. holder’s aggregate tax basis in the Stratex common stock surrendered which is allocable to the fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for the Stratex common stock surrendered in the merger is more than one year at the effective time of the merger. Long-term capital gain of non-corporate U.S. holders generally will be taxed at a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations.
      Backup Withholding and Information Reporting. Payments of cash made to a U.S. holder in connection with the merger may be subject to information reporting and “backup withholding” at a rate of 28%, unless the U.S. holder of Stratex common stock:

•	provides a correct taxpayer identification number and any other required information to the exchange agent (and does not subsequently become subject to backup withholding); or

•	is a corporation or comes within certain exempt categories and otherwise complies with applicable requirements of the backup withholding rules.
      All non-corporate U.S. holders of Stratex common stock should complete and sign the Substitute Form W-9 that will be included as part of the letter of transmittal to be delivered following the completion of the merger. Backup withholding does not constitute an additional tax, but merely an advance payment of tax, which may be refunded to the extent it results in an overpayment of tax if a claim for refund is timely filed with the Internal Revenue Service.
Harris Stratex Certificate of Incorporation and Bylaws
      Stratex stockholders who receive Harris Stratex common stock in the merger will become Harris Stratex stockholders and their rights as stockholders will be governed by the amended and restated certificate of incorporation and amended and restated bylaws of Harris Stratex and the laws of the State of Delaware. The certificate of incorporation and bylaws of Harris Stratex will be amended and restated prior to the completion of the merger and the contribution transaction as set forth in Appendix C and Appendix D to this proxy statement/ prospectus, respectively. For a description of the capital stock of Harris Stratex and information on certain differences between the certificate of incorporation and bylaws of Harris Stratex and the certificate of incorporation and bylaws of Stratex, see “Description of Harris Stratex Capital Stock” beginning on page 163 of this proxy statement/ prospectus and “Comparison of Stockholder Rights” beginning on page 168 of this proxy statement/ prospectus, respectively.
No Appraisal Rights
      Stratex stockholders are not entitled to appraisal or dissenters’ rights in connection with the merger or the other transactions provided for in the combination agreement.
Listing of Harris Stratex Class A Common Stock on NASDAQ
      Harris Stratex common stock is currently not traded or quoted on a stock exchange or quotation system. Harris Stratex expects that, following the merger and the contribution transaction, shares of Harris Stratex Class A common stock will be listed for trading on NASDAQ under the symbol “●”.
Delisting and Deregistration of Shares of Stratex Common Stock
      Following the merger, Stratex common stock will be delisted from NASDAQ.

THE COMBINATION AGREEMENT
      The following is a description of the material terms of the combination agreement. However, you should read the full text of this agreement, which is incorporated by reference and attached as Appendix A to this proxy statement/ prospectus, in order to fully understand its terms and conditions.
      The combination agreement has been included to provide you with information regarding its terms, and we recommend that you read the combination agreement carefully and in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties regarding the transactions, we do not intend for its text to be a source of factual, business or operational information about the Microwave Communications Division or Stratex. That kind of information can be found elsewhere in this proxy statement/ prospectus and in the documents incorporated herein by reference. The combination agreement contains representations and warranties of the parties as of specific dates and may have been used for purposes of allocating risk between the parties rather than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the combination agreement, including contractual standards of materiality that may differ from what stockholders consider to be material. Except for the parties themselves, under the terms of the combination agreement, only certain other specifically identified persons are third party beneficiaries of the combination agreement who may enforce it and rely on its terms. As Stratex stockholders, you are not third party beneficiaries of the combination agreement and, therefore, may not directly enforce or rely upon its terms and conditions. Information concerning the subject matter of the representations and warranties may have changed since the date of the combination agreement and new information qualifying a representation or warranty may have been included in this proxy statement/ prospectus.
Organization of Harris Stratex and Merger Sub

Capital Structure
      Pursuant to the terms of the combination agreement, on October 5, 2006 Harris formed Harris Stratex, a Delaware corporation and wholly owned subsidiary of Harris, solely for the purpose of effecting the merger, the contribution transaction and the other transactions contemplated by the combination transaction. The amended and restated certificate of incorporation and amended and restated bylaws of Harris Stratex, which will be effective following the completion of the transactions, are set forth in Appendix C and Appendix D to this proxy statement/ prospectus, respectively.
      Pursuant to the Harris Stratex certificate of incorporation and bylaws, the authorized capital stock of Harris Stratex consists solely of shares of Class A common stock, par value $0.01 per share, shares of Class B common stock, par value $0.01 per share, and shares of preferred stock, par value $0.01 per share. As a general matter, the rights and privileges of the Class A and Class B common stock of Harris Stratex are identical in all respects, except that the holders of shares of Class B common stock have additional voting rights, have the right to receive Class B common stock instead of Class A common stock in certain circumstances, do not have certain duties and obligations with respect to corporate opportunities and have preemptive rights providing them with the right to participate in additional offerings of common stock of Harris Stratex.
      Currently one share of Harris Stratex Class B common stock is issued and outstanding and is owned of record by Harris. No shares of Harris Stratex Class A common stock or preferred stock are outstanding.

Directors and Officers
      Immediately prior to the closing of the merger and the contribution transaction, the directors and officers of Harris Stratex will include the following: Howard L. Lance, Guy M. Campbell and Charles D. Kissner. In addition, Stratex will appoint three additional members of the board of directors and Harris will appoint three additional members of the board of directors. Of the three additional directors to be appointed by Harris, one must meet the independence requirements for directors serving on an audit committee as prescribed by the NASDAQ rules, and one must not be an employee of Harris or any of its subsidiaries (without regard to Harris Stratex or any of its subsidiaries).

Merger Sub
      Pursuant to the terms of the combination agreement, on October  ● , 2006 Harris Stratex formed Merger Sub, a Delaware corporation and wholly owned subsidiary of Harris Stratex, solely for the purpose of effecting the merger.
Closing of the Contribution Transaction and Effective Time of Merger
      The closing of the contribution transaction and the effective time of the merger, which will occur simultaneously and are conditioned on each other, will occur at the time the parties duly file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the parties and specified in the certificate of merger) and Harris transfers the assets and liabilities comprising its Microwave Communications Division to Harris Stratex and Harris Stratex issues to Harris shares of Harris Stratex Class B common stock. The closing date will occur on the fifth business day after all of the conditions set forth in the combination agreement have been satisfied or waived (other than conditions that relate to actions to be taken, or documents to be delivered, at the closing), or on such other date as may be mutually agreed between Stratex and Harris.
      Each of Stratex and Harris has agreed to deliver written notice to each other certifying to the satisfaction or waiver of certain conditions to their respective obligations under the combination agreement and to the material accuracy of their respective representations and warranties as provided by the combination agreement as of the closing date.
Structure of the Transactions

The Merger
      At the effective time of the merger, Merger Sub will be merged with and into Stratex. Stratex will survive the merger as a wholly owned subsidiary of Harris Stratex. All of the properties, assets, rights, privileges, immunities, powers, purposes, liabilities and obligations of Stratex and Merger Sub will become those of Stratex.

The Contribution Transaction
      Simultaneously with the effective time of the merger, Harris or certain of Harris’ affiliates entities will transfer to Harris Stratex the following: (1) the equity interests in certain identified subsidiaries of Harris contributed in the transaction, (2) $25 million in cash and (3) with certain identified exceptions, all of the right, title and interest of Harris and those subsidiaries retained by Harris in those assets of Harris and its retained subsidiaries as of the closing date that are primarily related to the business of the Microwave Communications Division, including the assets primarily related to the NetBoss network operations software business, which we sometimes collectively refer to in this proxy statement/ prospectus as the MCD business. Cash and cash equivalents primarily relating to or primarily used in the MCD business, other than the $25 million in cash referenced above, will not be transferred to Harris Stratex. In addition, Harris Stratex will assume and agree to fully discharge or perform when due all liabilities of Harris and its subsidiaries, subject to certain exceptions, that (a) are owed to third parties, (b) result from or arise out of goods, services or facilities used or supplied by the MCD business and any other businesses or divisions of Harris and/or any of its subsidiaries and (c) reasonably can be allocated among the MCD business and the other businesses and divisions of Harris and are so allocated to the maximum extent reasonably practicable and, following that allocation, primarily result from or primarily arise out of the MCD business as well as all other liabilities of Harris or any of its subsidiaries that primarily result from or primarily arise out of the MCD business.
      If Harris is unable to obtain any third party approval or authorization, other than those that are conditions to the closing of the merger and the contribution transaction, and the closing proceeds without the transfer of the related asset that was to be contributed pursuant to the terms of the combination agreement, then the parties will cooperate with each other and use commercially reasonable efforts to obtain such approval or authorization, but no party will be required to pay any consideration for such approval or authorization, other than filing, recordation or similar fees which will be paid by Harris Stratex. Until the parties are able to obtain the necessary approval or authorization, Harris Stratex and Harris have agreed to enter into arrangements to provide to the parties the economic and operational equivalent, to the extent permitted, of effecting the transfer as provided by the combination agreement.
Certificate of Incorporation and Bylaws of Stratex
      The certificate of incorporation of Stratex in effect immediately prior to the effective time of the merger will be the certificate of incorporation of Stratex following the merger; provided, however, that at the effective time of the merger the Stratex certificate of incorporation will be amended so that it is identical to the certificate of incorporation of Merger Sub immediately prior to the effective time of the merger, except that the name on the certificate of incorporation will be “Stratex Networks, Inc.” Harris and Stratex agreed to take all actions necessary so the bylaws of Merger Sub in effect immediately prior to the effective time of the merger will be the bylaws of Stratex after the merger.
Transaction Consideration

Merger Consideration; Treatment of Stratex Stock Options, Warrants and other Equity Awards
      If the contribution transaction occurs, at the effective time of the merger:

•	Each share of Stratex common stock issued and outstanding as of the effective time of the merger (other than the Stratex common stock owned by Stratex or any direct or indirect wholly owned subsidiary of Stratex and not held on behalf of third parties) will be converted into and exchanged for one-fourth of a share of Harris Stratex Class A common stock. This exchange ratio will have the same effect on the number of shares of Harris Stratex Class A common stock received by the former Stratex stockholders as if Stratex had completed a one-for-four reverse stock split immediately prior to the effective time of the merger.

•	Each outstanding option to purchase shares of Stratex common stock under the Stratex stock plans, whether vested or unvested, will be converted into an option to acquire that number of shares of Harris Stratex Class A common stock equal to one-fourth of the number of shares of Stratex common stock issuable upon exercise of the Stratex option immediately prior to such conversion at an exercise price per share equal to four times the exercise price per share of Stratex common stock immediately prior to such conversion. Stock options will be subject to rounding to comply with certain legal requirements. Except as specifically provided above, following the effective time of the merger, each option to purchase shares of Class A common stock converted as described above will be governed by the same terms and conditions as were applicable to the option immediately prior to the effective time of the merger.

•	Each right of any kind, contingent or accrued, to acquire or receive shares of Stratex common stock or benefits measured by the value of shares of Stratex common stock, and each award of any kind consisting of shares of Stratex common stock under the Stratex stock plans or any other Stratex benefits plan (other than options to purchase Stratex common stock), will be converted into the right to acquire, or the right to receive benefits measured by the value of, that number of shares of Harris Stratex Class A common stock equal to one-fourth of the number of shares of Stratex common stock underlying such Stratex award (rounded down to the nearest whole number) immediately prior to such conversion, and if such Stratex award determines such rights by reference to the extent the value of the shares of Stratex common stock exceed a specified reference price, at a reference price per share of Harris Stratex Class A common stock (rounded up to the nearest whole cent) equal to four times the reference price per share of Stratex common stock. Except as specifically provided above, following the effective time of the merger, each Stratex award converted as described above will be governed the same terms and conditions as were applicable to the award immediately prior to the effective time of the merger.

•	Each outstanding warrant to purchase Stratex common stock will automatically become exercisable for that number of shares of Harris Stratex Class A common stock equal to one-fourth of the number of shares of Stratex common stock issuable upon exercise of such warrant immediately prior to the effective time of the merger at an exercise price per share of Harris Stratex Class A common stock equal to four times the exercise price of such warrant per share of Stratex common stock immediately prior to the effective time of the merger. In addition, concurrently with the effective time of the merger, Harris Stratex will assume the obligation to deliver shares of Harris Stratex Class A common stock to those persons who are the record holders of the warrants by entering into the Warrant Assumption Agreement, to be dated the date of closing, subject to certain adjustments. For more information regarding the provisions of the Warrant Assumption Agreement, see “Other Agreements — Warrant Assumption Agreement” on page 111 of this proxy statement/ prospectus.

Contribution Consideration
      In exchange for its contribution of the MCD business, Harris Stratex will issue to Harris, or one of Harris’ domestic retained subsidiaries, the number of shares of Harris Stratex Class B common stock that equals 56% of the total number of shares of Harris Stratex common stock outstanding immediately after the closing of the contribution transaction and the effective time of the merger, after giving effect to the issuance of Class B common stock to Harris, the issuance of Harris Stratex Class A common stock in the merger and the conversions and other changes contemplated by the combination agreement on a fully diluted basis using the treasury stock method assuming a market price per share of Class A common stock equal to $20.80 (which represents $5.20 per share of Stratex common stock prior to the effective one-for-four reverse split pursuant to the merger).
Exchange of Stock Certificates Following the Merger
      Harris will select an exchange agent with Stratex’s prior approval (which shall not be unreasonably withheld or delayed). At the effective time of the merger, Harris Stratex will deposit with the exchange agent, for the benefit of the holders of shares of Stratex common stock, certificates representing the aggregate number of shares of Class A common stock issuable to the Stratex stockholders in the merger and any cash payable in lieu of fractional shares, as described below. Following the effective time, Harris Stratex will continue to deposit with the exchange agent certain dividends or other distributions, if any, with respect to shares of Class A common stock issuable to the Stratex stockholders in the merger.
      As soon as practicable after the effective time of the merger, the exchange agent will mail to each holder of record of a certificate representing shares of Stratex common stock (1) a letter of transmittal acceptable to Harris and (2) instructions for effecting the surrender of those certificates in exchange for certificates representing the appropriate number of shares of Harris Stratex Class A common stock and cash in lieu of fractional shares and any dividends or distributions payable in respect of Stratex common stock represented by the surrendered certificates as provided by the combination agreement.
Stratex stockholders should not return their certificates with the enclosed proxy card.
      Upon surrender of a certificate representing shares of Stratex common stock and a duly executed letter of transmittal, the holder of such certificate will be entitled to receive (1) one or more certificates representing the number of shares of Harris Stratex Class A common stock equal to one-fourth of the number of shares of Stratex common stock represented by such certificate (rounded down to the next full number of shares), (2) a check in the amount (after giving effect to any required tax withholdings) of any cash payable in lieu of fractional shares and any cash dividends and distributions such holder is entitled to receive under the combination agreement and (3) any non- cash dividends or distributions such holder is entitled to receive under the combination agreement. No interest will be paid or accrued on any amount payable upon surrender of certificates representing shares of Stratex common stock.
Dividends and Distributions with Respect to Unexchanged Shares of Stratex Common Stock
      All Harris Stratex Class A common stock will be deemed issued and outstanding as of the effective time of the merger and any dividends and distributions declared by Harris Stratex in respect of shares of Harris Stratex Class A common stock with a record date at or after the effective time of the merger will include dividends or other distributions in respect of shares of Harris Stratex Class A common stock issuable to the Stratex stockholders in the merger. However, no dividends or other distributions in respect of shares of Harris Stratex Class A common stock issuable to the Stratex stockholders in the merger will be paid to any Stratex stockholder until the certificate representing shares of Stratex common stock is surrendered to the exchange agent.
Voting
      At any meeting of Harris Stratex stockholders after the effective time of the merger, holders of unsurrendered certificates of shares of Stratex common stock will be entitled to vote that number of shares of Harris Stratex Class A common stock into which the shares of Stratex common stock represented by their certificates were converted in the merger, regardless of whether holders have exchanged those certificates.
Fractional Shares
      No fractional shares of Harris Stratex Class A common stock will be issued in the merger. All fractional shares of Harris Stratex Class A common stock that a Stratex stockholder (or holder of Stratex restricted stock) would otherwise be entitled to receive as a result of the merger will be aggregated and if a fractional share results from such aggregation, such stockholder shall be entitled to receive in exchange for such stockholder’s entitlement to such fractional share of Harris Stratex Class A common stock, an amount in cash without interest equal to such stockholder’s proportionate interest in a share of Harris Stratex Class A common stock assuming the price of such a share was equal to four times the average of the closing prices per share of Stratex common stock on NASDAQ for the five trading days ending on the last trading day prior to the closing date of the merger and the contribution transaction.
Quotation of Shares of Harris Stratex Class A Common Stock
      Harris Stratex and Harris will use all reasonable efforts to cause the shares of Harris Stratex’s Class A common stock to be issued in the merger and to be reserved for issuance upon the exercise of the Stratex options, Stratex awards and future grants of options or stock-based awards by Harris Stratex as well as the shares of Harris Stratex’s Class A common stock reserved for issuance upon conversion of Harris Stratex’s Class B common stock to be approved for listing on NASDAQ, subject to official notice of issuance.
Representations and Warranties
      Stratex and Harris made customary representations and warranties in the combination agreement on behalf of themselves and their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the combination agreement or in information provided pursuant to certain disclosure obligations set forth in the combination agreement. Unless specified otherwise, representations and warranties have been made separately and individually by Stratex and Harris in relation to, among other things:

•	the respective corporate organization, existence and good standing of Harris and each of its applicable subsidiaries to carry on the MCD business and of Stratex and each of its subsidiaries;

•	the respective authority of Stratex and Harris to enter into the combination agreement;

•	the respective capital structures of Stratex and its subsidiaries and certain subsidiaries of Harris;

•	the title of Harris and certain of its subsidiaries to the outstanding capital stock of the subsidiaries to be contributed to Harris Stratex by Harris;

•	the approval of the combination agreement and the transactions contemplated by the combination agreement by Stratex’s and Harris’ respective boards of directors;

•	the receipt of a fairness opinion from Stratex’s financial advisor;

•	other than certain identified filings, including filings required under the HSR Act, the absence of any need for consents of government authority by Stratex, Harris or any of their respective subsidiaries;

•	the absence of a violation of charter documents of Stratex or any of its subsidiaries or of Harris;

•	the absence of a material violation or a change in rights relating to any contract, government authorization, permit or license of Stratex, Harris or any of their respective subsidiaries or, in the case of Harris, a material encumbrance on any of the contributed assets or the assets of a contributed subsidiary;

•	the absence of consents required under material contracts of Stratex and Harris or any of their respective subsidiaries;

•	the absence of material bankruptcy court orders related to Stratex or any of its subsidiaries or to the MCD business;

•	the SEC filings and the accuracy and completeness of the information contained in the SEC filings, including the financial statements, made by Harris or any of its subsidiaries since July 1, 2005 that contain information relating to the MCD business and made by Stratex or any of its subsidiaries since March 31, 2006;

•	the audited financial statements of Stratex and the MCD business, including their preparation in accordance with GAAP and that they fairly present, in all material respects, certain financial information;

•	in the case of Stratex, its material compliance in all material respects with the SOX Act and the listing and corporate governance rules and regulations of NASDAQ, and, in the case of Harris, its material compliance in all materials respects with the SOX Act to the extent that its compliance will affect Harris Stratex’s ability to comply with the SOX Act following the closing;

•	in the case of Stratex, the adequacy of its disclosure controls and procedures and any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting and, in the case of Harris, the adequacy of its disclosure controls and procedures and any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting as such matters relate to the MCD business;

•	the absence of any material issue regarding accounting or auditing practices or the reporting of a material violation of securities laws or fiduciary duties since March 31, 2003 for Stratex and since June 30, 2006 for Harris as such matters relate to the MCD business;

•	the accuracy of information contained in registration statements that Harris has filed with the SEC since July 1, 2005 relating to the MCD business and that Stratex has filed with the SEC since March 31, 2004;

•	the accuracy of the information provided by Stratex and Harris, respectively, to be included or incorporated by reference in the registration statement of which this proxy statement/ prospectus forms a part;

•	the absence of a material adverse change to the business of Stratex and its subsidiaries since March 31, 2006 or to the MCD business since June 30, 2006;

•	the absence of undisclosed litigation or injunctions concerning the MCD business or Stratex or any of its subsidiaries or affiliates;

•	the absence of undisclosed material liabilities concerning the MCD business or Stratex or any of its subsidiaries;

•	the employee benefits and ERISA compliance of the MCD business and of Stratex and its subsidiaries;

•	the compliance by Stratex and its subsidiaries and Harris and its subsidiaries with respect to the MCD business with laws and government regulations, including environmental laws;

•	the actions taken by Stratex to ensure the inapplicability of restrictions under takeover statutes;

•	the absence of undisclosed affiliate transactions by Stratex;

•	the proper filing of all tax returns, compliance with tax laws and absence of any deficiencies in those filings by those subsidiaries of Harris Stratex to be contributed to Harris Stratex and by Stratex and its subsidiaries;

•	intellectual property and information technology of Harris and its subsidiaries relating to the MCD business and of Stratex and its subsidiaries;

•	labor relations matters of Harris and its subsidiaries relating to the MCD business and of Stratex and its subsidiaries;

•	the validity and enforceability of all material contracts of Harris and its subsidiaries relating to the MCD business and of Stratex and its subsidiaries;

•	the sufficiency of the assets Harris and its subsidiaries will contribute to Harris Stratex under the combination agreement, in combination with other services, intellectual property, real property and government authorizations, to conduct the MCD business;

•	the holding of good and marketable title, in fee simple, to the real property of Harris and its subsidiaries relating to the MCD business and of Stratex and its subsidiaries and the absence of a material default on any material leases by Harris and its subsidiaries relating to the MCD business or by Stratex and its subsidiaries;

•	insurance of Harris and its subsidiaries relating to the MCD business and of Stratex and its subsidiaries;

•	the absence of any unlawful payments by Harris and its subsidiaries relating to the MCD business and of Stratex and its subsidiaries; and

•	the absence of undisclosed brokers’ fees or finders’ fees relating to the transaction.
      Many of the representations and warranties made by each of Harris and Stratex are qualified by a material adverse effect standard. For the purposes of the combination agreement, a “material adverse effect” with respect to Stratex means the following:

•	a material adverse effect on the results of operations, financial condition, cash flow, assets liabilities or business of Stratex and its subsidiaries, taken as a whole; and

•	any effect that prevents, materially delays or materially impairs Stratex’s ability to complete, or Harris Stratex to receive the benefits of, the merger and the other transactions under the combination agreement.

      A “material adverse effect” with respect to Stratex will not have occurred, however, as a result of the following:

•	events or conditions (including changes in economic, financial market, regulatory or political conditions) that generally affect participants in the industries in which Stratex and its subsidiaries participate except to the extent that they adversely affect Stratex and its subsidiaries (taken as a whole) disproportionately compared to such other participants; or

•	any disruption of employee, customer, supplier or other similar relationships primarily as a result of the execution or announcement of the combination agreement and the identity of Harris.
      For the purposes of the combination agreement, a “material adverse effect” with respect to Harris means the following:

•	a material adverse effect on the results of operations, financial condition, cash flow, assets, liabilities or business of the MCD business, taken as a whole; and

•	any effect that prevents, materially delays or materially impairs Harris’ ability to complete, or Harris Stratex to receive the benefits of, the contribution transaction and the other transactions under the combination agreement.
      A “material adverse effect” with respect to Harris will not have occurred, however, as a result from the following:

•	events or conditions (including changes in economic, financial market, regulatory or political conditions) that generally affect participants in the industries in which the MCD business participates except to the extent that they adversely affect the MCD business disproportionately compared to such other participants; or

•	any disruption of employee, customer, supplier or other similar relationships primarily as a result of the execution or announcement of the combination agreement and the identity of Stratex.
Covenants

Stratex Interim Operating Covenants
      Under the combination agreement, unless (1) Harris provides written approval (not to be unreasonably withheld or delayed), (2) expressly required or permitted by the combination agreement or (3) required by applicable law, Stratex has agreed as to itself and its subsidiaries that from the date of the combination agreement until the effective time of the merger, Stratex and its subsidiaries will:

•	conduct their businesses in the ordinary and usual course of business consistent with past practice; and

•	use commercially reasonable efforts to preserve their business organizations and maintain their existing relations and goodwill with government entities, customers, manufacturers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of Stratex and its subsidiaries.
      More specifically, Stratex will not and will not permit its subsidiaries to:

•	adopt or propose a change to their organizational documents;

•	merge or consolidate, except for transactions among indirect and direct wholly owned subsidiaries of Stratex that are not obligors or guarantors of indebtedness of a person other than Stratex or another wholly owned subsidiary of Stratex;

•	acquire assets with a value or price greater than $500,000 outside the ordinary course of business;

•	enter into any material new line of business or distribute a new type of product;

•	issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of, or other equity interest in, Stratex or any of its subsidiaries, or securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or other equity interest, except for (1) the issuance of shares by a direct or indirect wholly owned subsidiary of Stratex to Stratex or another direct or indirect wholly owned subsidiary of Stratex, (2) mergers or consolidations among wholly owned subsidiaries of Stratex that are not obligors or guarantors of indebtedness of a person other than Stratex or another wholly owned subsidiary of Stratex, (3) the issuance and sale of Stratex common stock pursuant to Stratex options or Stratex awards outstanding prior to the date of the combination agreement and (4) grants of Stratex options or Stratex awards permitted by another section in the combination agreement;

•	create or incur any encumbrance material to Stratex or its subsidiaries, other than in the ordinary course of business, on any assets valued in excess of $500,000 that are used in Stratex or any of its subsidiaries’ business;

•	make any loans, advances or capital contributions to, or investments in, any person in excess of $500,000 in the aggregate, except to, or in, any direct or indirect wholly owned subsidiary of Stratex that is not an obligor or guarantor of indebtedness of a person other than Stratex or another wholly owned subsidiary of Stratex;

•	declare, set aside or pay any dividend or distribution regarding Stratex or any of its subsidiaries’ capital stock, except for dividends or distributions by any direct or indirect wholly owned subsidiaries of Stratex and pro rata dividends or distributions payable to holders of interests in non wholly owned subsidiaries;

•	reclassify, split, recapitalize, subdivide or repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock except for the purpose of effecting mergers or consolidations among direct or indirect subsidiaries of Stratex that are not obligors or guarantors of indebtedness of a person other than Stratex or another wholly owned subsidiary of Stratex;

•	incur any indebtedness or guarantee indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Stratex or any of its subsidiaries or enter into any capital lease, except for (1) liabilities for the deferred purchase price of property or for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations similar to liabilities of borrowed money that is incurred in the ordinary course of business, (2) indebtedness incurred in the ordinary course of business under Stratex’s existing revolving credit facility (or any replacement facility) not to exceed $50,000,000 in the aggregate (including amounts outstanding as of the date of the combination agreement), (3) refinancings of indebtedness outstanding on the date of the combination agreement on commercially reasonable terms and (4) loans or advances by Stratex or any of its subsidiaries to direct or indirect wholly owned subsidiaries of Stratex that are not obligors or guarantors of indebtedness of a person other than Stratex or another wholly owned subsidiary of Stratex;

•	make or authorize any capital expenditure in excess of $250,000 individually or regarding a related group of expenditures or $1,000,000 in the aggregate;

•	enter into any material contract other than in the ordinary course of business;

•	change accounting policies or procedures, except as required by changes in GAAP or Regulation S X, based upon the advice of its independent auditors after consultation with Harris;

•	settle any pending or threatened civil, criminal or administrative actions, proceedings, suits, claims, litigations, arbitrations, investigations or other proceedings for an amount to be paid by Stratex or any of its subsidiaries in excess of $500,000 or that would be reasonably likely to have any material adverse impact on the operations of Stratex or any of its subsidiaries, or indemnify any person other than pursuant to a contractual obligation;

•	other than in the ordinary course of business, (1) amend or modify in any material respect, or terminate or waive any material right or benefit under, any material contract of Stratex (other than as permitted under the combination agreement) or regarding any pending or threatened civil, criminal or administrative actions, suits, claims, litigations, arbitrations, investigations or other proceedings, or (2) cancel, modify or waive any debts, claims or rights held by it, in each case having a value in excess of $500,000;

•	except as required by law, make any material tax election or take any material position on any material tax return filed as of the date of the combination agreement or adopt any method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar tax returns in prior periods or settle or compromise any material tax liability;

•	sell, transfer, lease, license or otherwise dispose of any material property of Stratex or its subsidiaries except in the ordinary course of business;

•	sell, lease, abandon, transfer, dispose of, license or grant material rights under any material intellectual property rights of Stratex or any of its subsidiaries or materially modify any of these existing rights, except in the ordinary course of business consistent with past practice, or enter into any settlement regarding (1) the infringement of any material intellectual property rights of Stratex or any of its subsidiaries or (2) the breach of any license agreements governing use of material intellectual property;

•	terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, or accelerate vesting or payment under any benefit plans of Stratex or any of its subsidiaries or enter into any new employment or compensatory agreements or arrangements with, or increase the salary, wage, bonus or other compensation payable or to become payable to, any directors, officers, employees or consultants of Stratex or any of its subsidiaries, except that (1) Stratex may increase the base salary or wage of any employee other than the five most highly compensated employees in the ordinary course of business and enter into new employment or compensatory arrangements with newly hired persons if such person would not be one of Stratex’s five most highly compensated employees and is hired in the ordinary course of business as a replacement and not as part of a plan for business development, (2) salary or wage increases and compensatory arrangements so permitted may not, in the aggregate, exceed $1,000,000 and (3) Stratex may grant to its newly hired employees options or awards issued in the ordinary course of business consistent with past practice, with a per share price no less than the then-current market price of Stratex common stock and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the transactions contemplated by the combination agreement and/or termination of employment;

•	adopt a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization of Stratex or any of its subsidiaries other than any plan of dissolution of an indirect or direct wholly owned subsidiary of Stratex that is not an obligor or guarantor of indebtedness of a person other than Stratex or another wholly owned subsidiary of Stratex;

•	take any action that would impair the ability of Harris or Merger Sub to vote or to otherwise exercise the rights and benefits of a stockholder with respect to, securities of Stratex acquired or controlled or to be acquired or controlled by Harris or Merger Sub as contemplated by the combination agreement or the ancillary agreements;

•	take any action that is reasonably likely to result in any of the conditions to the contribution transaction or the merger not being satisfied; or

•	agree or commit to do any of the foregoing.

Harris Interim Operating Covenants
      Under the combination agreement, unless (1) Stratex provides written approval (not to be unreasonably withheld or delayed), (2) expressly required or permitted by the combination agreement or (3) required by applicable law, Harris has agreed as to itself and its subsidiaries that from the date of the combination agreement until the effective time of the merger, Harris and its subsidiaries will:

•	conduct the MCD business in the ordinary and usual course; and

•	use their respective commercially reasonable efforts to preserve the MCD business and maintain MCD business’ existing relations and goodwill with government entities, customers, manufacturers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of Harris and its subsidiaries that are engaged primarily in the MCD business.
      More specifically, unless disclosed to Stratex by Harris or contemplated by Harris’ internal restructuring plan to be effected prior to the effective time related to the contribution transaction, Harris will not and will not permit its subsidiaries, with respect to the MCD business, to:

•	adopt or propose a change to the organizational documents of the subsidiaries to be contributed by Harris to Harris Stratex;

•	merge or consolidate any of the subsidiaries to be contributed by Harris to Harris Stratex;

•	acquire assets outside the ordinary course of business primarily related to or used primarily in connection with the MCD business with a value or price greater than $500,000, other than as provided for in Harris’ capital expenditures budget for the MCD business disclosed to Stratex, or the Harris budget;

•	cause or permit the MCD business to enter into any new material line of business or distribute products other than the type of product that the MCD business is currently distributing;

•	issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of, or other equity interest in, the subsidiaries to be contributed by Harris to Harris Stratex, or securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or other equity interest;

•	create or incur any encumbrance material to the MCD business, other than in the ordinary course of business, on any of the contributed assets or assets or shares of the contributed subsidiaries valued in excess of $500,000;

•	make any loans, advances or capital contributions to, or investments in, any person in excess of $500,000 in the aggregate related to the MCD business, except to, or in, Harris or any wholly owned subsidiary of Harris;

•	make or authorize any capital expenditure (other than those specifically provided for in the Harris budget) in excess of $250,000 individually or regarding a related group of expenditures or $1,000,000 in the aggregate;

•	enter into any material contract other than in the ordinary course of business;

•	enter into any capital lease the obligations of which would be assumed liabilities on the closing date of the merger;

•	change accounting policies or procedures that affect the MCD business, except as required by changes in GAAP or Regulation S-X, based upon the advice of its independent auditors;

•	settle any pending or threatened civil, criminal or administrative actions, proceedings, suits, claims, litigations, arbitrations, investigations or other proceedings related to the MCD business for an amount to be paid by Harris or any of its subsidiaries in excess of $500,000 or which would be reasonably likely to have any material adverse impact on the MCD business or provide an indemnity related to the MCD business other than pursuant to a contractual obligation;

•	other than in the ordinary course of the MCD business, (1) amend or modify in any material respect, or terminate or waive any material right or benefit under, any material contract of Harris (other than as permitted under the combination agreement) or in respect of any pending or threatened civil, criminal or administrative actions, suits, claims, litigations, arbitrations, investigations or other proceedings related to the MCD business, or (2) cancel, modify or waive any debts, claims or rights held by it that are related to the MCD business, in each case having a value in excess of $500,000;

•	sell, transfer, lease, license or otherwise dispose of any material property of Harris or its subsidiaries that would otherwise be contributed assets or contributed subsidiaries, except in the ordinary course of business;

•	sell, lease, abandon, transfer, dispose of, license or grant material rights under any material intellectual property rights of Harris or any of its subsidiaries related to the MCD business or materially modify any of these existing rights, except in the ordinary course of business consistent with past practice, or enter into any settlement regarding (1) the infringement of any material intellectual property rights of Harris or any of its subsidiaries or (2) the breach of any license agreements governing use of material intellectual property;

•	terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, or accelerate vesting or payment under any benefit plans of Harris or any of its subsidiaries to any employee of the MCD business or enter into any new employment or compensatory agreements or arrangements with, or increase the salary, wage, bonus or other compensation payable or to become payable to, any employee of the MCD business or consultants to the MCD business, except that (1) Harris may increase the base salary or wage of any employee of the MCD businesses other than the five most highly compensated employees of the MCD business in the ordinary course of business and enter into new employment or compensatory arrangements with newly hired persons if such person would not be one of the five most highly compensated employees of the MCD business and is hired in the ordinary course of business as a replacement and not as part of a plan for business development, (2) salary or wage increases and compensatory arrangements so permitted may not, in the aggregate, exceed $1,000,000, (3) Harris may grant to its newly hired employees of the MCD business options to purchase Harris stock or other Harris equity awards issued in the ordinary course of business consistent with past practice, with a per share price no less than the then-current market price of Harris common stock and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the transactions and/or termination of employment, (4) may terminate, establish, adopt, enter into, amend or otherwise modify any benefit plan of Harris or its subsidiaries, so long as such action is applied consistently to all employees of Harris who participate such plan and (5) make new grants or awards under any benefit plan of Harris or any of its subsidiaries to employees of the MCD business, so long as such grants or awards are part of a Harris-wide compensation review, and the review of the employees of the MCD business and any resulting grants or awards are made in the ordinary course of business and are consistent with awards made to employees who are allocated to other divisions of Harris;

•	take any action that is reasonably likely to result in any of the conditions to the contribution transaction or the merger not being satisfied; or

•	agree or commit to do any of the foregoing.

Board Recommendation; Stratex Stockholder Meeting
      Stratex has adopted a resolution recommending that the holders of Stratex common stock vote to adopt the combination agreement. In furtherance thereof, Stratex has agreed to take, in accordance with applicable law and its organizational documents, all action necessary to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the registration statement on Form S-4 of which this proxy statement/ prospectus is a part, is declared effective, and in any event will use its reasonable best efforts to convene such meeting not later than 120 days after the date of the combination agreement (or, if later, not more than 60 days after the effectiveness of the S-4 registration statement), to consider and vote upon the adoption of the combination agreement. Stratex will submit the combination agreement to its common stockholders for adoption by them at the stockholders meeting (and shall use its reasonable best efforts to do so within the time periods provided in the immediately preceding sentence) regardless of whether the Stratex board changes its recommendation or approval after the date of the combination agreement.

No Solicitation of Acquisition Proposals by Stratex
      Stratex has agreed that neither it nor any of its subsidiaries, nor any of their officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant), or a representative, will, directly or indirectly, initiate, solicit, encourage or facilitate any acquisition proposal. Stratex has further agreed that neither it nor any of its representatives will, directly or indirectly:

•	provide any confidential or non-public information or data to, or engage or participate in any discussions or negotiations with, any person relating to an acquisition proposal, or otherwise encourage or facilitate any effort or attempt by any person to make or implement an acquisition proposal;

•	waive any provision of any confidentiality or standstill agreement that Stratex is a party to without the prior written consent of Harris; or

•	make any change in the recommendation of the board of directors of Stratex to the Stratex stockholders to adopt the proposal relating to the adoption of the combination agreement and the approval of the merger and the other transactions contemplated by the combination agreement.
      Notwithstanding the restrictions described above, Stratex or the board of directors of Stratex is permitted to:

•	comply with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act and the rules created thereunder or make disclosures to Stratex common stockholders that the Stratex directors determine in good faith (after consultation with outside counsel) they are required to make to comply with their fiduciary duties to the Stratex common stockholders under the Delaware General Corporation Law or

•	at any time prior to, but not after, the required vote by Stratex common stockholders is obtained:

(A)	provide confidential or non-public information in response to a request by a person who has made an unsolicited bona fide written qualifying acquisition proposal;

(B)	engage or participate in discussions or negotiations with any person who has made a qualifying acquisition proposal; or

(C)	approve or recommend to the Stratex stockholders a qualifying acquisition proposal (or agree to take such action), but Stratex may take the above actions, if and only if:

•	with respect to clauses (A), (B) or (C) above, after consulting with outside legal counsel, the board of directors of Stratex determines in good faith that failing to take such action would constitute a breach by the Stratex directors of their fiduciary duties;

•	with respect to clauses (A) or (B) above, Stratex enters into a confidentiality agreement with such person on terms substantially similar to those contained in the confidentiality agreement between Stratex and Harris;

•	with respect to clauses (B) or (C) above, (x) the board of directors of Stratex determines in good faith and after consulting with its financial advisors and outside counsel that the qualifying acquisition proposal is a superior proposal or, in the case of clause (B) only, is reasonably likely to lead to a superior proposal and (y) Stratex has provided five business days’ written notice in the case of the first qualifying acquisition proposal made by a person (or one business day’s written notice in the case of a subsequent qualifying acquisition proposal made by the same person) to Harris of Stratex’s or its board of directors’ intention to take the actions described in (B) or (C) and has complied with other notice provisions prescribed by the combination agreement.
      For purposes of the combination agreement, “acquisition proposal” means any proposal or offer regarding (1) a merger, consolidation, share exchange, reorganization or other business combination transaction involving Stratex, (2) any acquisition of any equity or other ownership interest in Stratex or any of its subsidiaries representing, in the aggregate, 15% or more of the total voting power or economic interest of all of the outstanding equity or other ownership interest in Stratex or an economic interest of equivalent value in any subsidiary of Stratex or (3) any acquisition of assets of Stratex or any of its subsidiaries representing 15% or more of the total assets of Stratex and its subsidiaries, taken as a whole; “qualifying acquisition proposal” means an unsolicited bona fide written acquisition proposal that did not result from a breach in the nonsolicitation restrictions in the combination agreement; and “superior proposal” means a qualifying acquisition proposal that is more favorable from a financial point of view to Stratex stockholders than the transactions under the combination agreement after taking into account any revised terms offered by Harris before such action is taken and all other relevant factors (including but not limited to the probability that such qualifying acquisition proposal will be consummated and the time required to effect such consummation) and that is reasonably likely to be consummated taking into account all legal, financial, regulatory (including, without limitation, any antitrust or competition approvals or non objections) and other relevant factors.
      Stratex has agreed to notify Harris as promptly as practicable (and, in any event, within 24 hours) if any inquiries, proposals or offers with respect to any acquisition proposal or potential acquisition proposal are received by, any information relating thereto is requested from, or any discussions or negotiations relating thereto are sought to be initiated or continued with, it or any of its representatives, indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposal or offer and thereafter shall keep Harris informed, on a current basis, as to the status and terms of any such proposal or offer and the status of any such discussions or negotiations. Stratex also has agreed to provide any information to Harris that it is providing to another person pursuant to the no solicitation section in the combination agreement at the same time it provides it to such other person. Stratex has also agreed to negotiate in good faith with Harris regarding any revisions to the terms of the transactions contemplated by the combination agreement proposed by Harris during the five- and one-business day periods, as applicable. Any revisions offered by Harris in writing, if accepted by Stratex, would be legally binding on the parties to the combination agreement. Any material amendment to any qualifying acquisition proposal will be deemed to be a new qualifying acquisition proposal for purposes of provisions related to this issue in the combination agreement.

Additional Agreements
      The combination agreement contains certain other covenants, including covenants relating to cooperation between Harris and Stratex in the preparation of this proxy statement/ prospectus and other governmental filings, obtaining consents, access, notification, providing information and performing their respective obligations regarding public announcements. Harris, Stratex and Harris Stratex have further agreed, as applicable, to the following additional covenants and agreements in the combination agreement, among others:

•	Stratex will use its best efforts to have its affiliates execute the affiliate agreement contemplated by the combination agreement.

•	The board of directors of Stratex has agreed not to withdraw, modify, qualify in any adverse manner to Harris, its recommendation to the Stratex stockholders to approve the combination agreement or its approval of the combination agreement and the transactions provided by the combination agreement before the required vote by the Stratex stockholders is obtained unless:

•	Stratex has provided written notice to Harris that the Stratex board intends to take such action, at least five business days have elapsed since the date on which Harris received such notice and Stratex has complied with the covenants regarding the notification of acquisition proposals, the provision of information to persons making alternative acquisition proposals and its agreement to negotiate in good faith with Harris after notifying Harris of the intention to consider an alternative acquisition proposal;

•	the Stratex board has determined in good faith, after consulting with its outside legal counsel and financial advisors and taking into account any revised terms offered by Harris in writing after receiving notice from Stratex’s board that it intends to consider another proposal, that failing to take such action would be a breach by Stratex’s directors of their fiduciary duties under applicable law; and

•	if such change in recommendation or approval is being made primarily as a result of an acquisition proposal, such acquisition proposal is a superior proposal.

•	Harris has agreed to cause the consummation of the restructuring events disclosed to Stratex. In addition, all Harris intercompany liabilities (other than those solely among the subsidiaries to be contributed by Harris to Harris Stratex) will be extinguished and will terminate at the effective time of the merger without the payment of any consideration or any other action by any person.

•	To the extent any subsidiary to be contributed by Harris to Harris Stratex transfers to Harris any of its assets which are not primarily related to or primarily used in connection with the MCD business prior to the closing of the contribution transaction, Harris will notify Stratex in advance of, and make available to Stratex in a timely manner for review all agreements, instruments and other documentation relating to such transfer.

•	To the extent assignable without the insurer’s consent or any required consent is obtained, Harris will, or will cause its subsidiaries to, assign to Harris Stratex all rights of Harris or any of its subsidiaries regarding the liabilities to be assumed by Harris Stratex in the contribution transaction under third party insurance policies. In addition, if such rights are not assignable, Harris agreed to pay any insurance proceeds received by it or any of its subsidiaries regarding such liabilities to Harris Stratex promptly upon the receipt of the proceeds.

•	Harris has agreed to, and will cause each of its subsidiaries that is a party to an ancillary agreement to, execute each ancillary agreement to the combination agreement to which it is a party, and Harris Stratex will execute and deliver each ancillary agreement at the closing.
Conditions to the Completion of the Merger and the Contribution Transaction
      The completion of the merger and the contribution transaction depend upon the satisfaction or waiver of a number of conditions, including the following:

•	the adoption of the combination agreement by the Stratex stockholders;

•	the authorization for listing on NASDAQ of Harris Stratex Class A common stock to be issued in the merger and reserved for issuance upon the exercise of stock options and awards and the conversion of the shares of Class B common stock, subject to official notice of issuance;

•	the expiration or termination of the waiting period applicable to the merger and the contribution transaction under the HSR Act and the filing or receipt of all other governmental authorizations required to be made or obtained by Harris or Stratex other than those the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the results of operations, financial condition, cash flows, assets, liabilities or business of Harris Stratex and its subsidiaries, taken as a whole, following the closing or result in criminal liability or other material sanctions for any director or officer of Harris, Stratex or Harris Stratex;

•	the effectiveness of the registration statement of which this proxy statement/ prospectus is a part, the absence of a stop order issued by the Securities and Exchange Commission suspending the effectiveness of that registration statement and the absence of any proceedings initiated for that purpose by the Securities and Exchange Commission;

•	the absence of any law, order or injunction enacted, issued or promulgated by any court or government entity that is in effect and restrains or enjoins or otherwise prohibits consummation of the merger or the contribution transaction;

•	the material accuracy of the representations and warranties made by Harris and Stratex and material compliance by Harris and Stratex with their respective obligations under the combination agreement;

•	the execution and delivery by Harris and/or Harris Stratex of the additional agreements agreed as part of the combination agreement;

•	that neither the Microwave Communications Division nor Stratex shall have been affected by any change that has had or would reasonably be expected to have a material adverse effect on that party, as described further in this proxy statement/ prospectus; and

•	the receipt of an opinion by Harris from Sullivan & Cromwell and by Stratex by Bingham McCutchen on the completion date with respect to the tax treatment of the merger and the contribution transaction, as further described in this proxy statement/ prospectus.

Survival of Representations and Warranties; Indemnification

No Survival of Representations and Warranties
      The representations and warranties of Harris and Stratex contained in the combination agreement or any certificate delivered in accordance with the terms of the combination agreement will not survive the closing.

Indemnification

Indemnification of Harris
      From and after the closing date, Harris Stratex has agreed to indemnify, defend and hold Harris and its subsidiaries, directors, officers, partners, employees, representatives and agents harmless from and against any and all losses incurred by any such Harris indemnified person arising out of or relating to:

•	any breach by Harris Stratex or any of its subsidiaries of any covenants of Harris Stratex contained in the combination agreement to be performed following the closing; however, any action or inaction approved by the board of directors of Harris Stratex will not be subject to indemnity under this paragraph if a majority of the directors of Harris Stratex at the time of such action or inaction were the initial Harris directors or otherwise elected or appointed by Harris or the directors of Harris Stratex appointed or elected by Harris,

•	any liability assumed by Harris Stratex under the combination agreement;

•	any liability arising out of or relating to the operation of the businesses or properties or liabilities of (1) Stratex prior to the closing or (2) Harris Stratex and/or any of its subsidiaries on or after the closing.

Indemnification of Harris Stratex
      From and after the date of closing, Harris will indemnify and defend and hold Harris Stratex and its subsidiaries, directors, officers, partners, employees, representatives and agents harmless from and against any and all losses incurred by any such Harris Stratex indemnified person arising out of or relating to:

•	any breach of the covenants contained in the combination agreement to be performed by Harris or any of its subsidiaries following the closing; or

•	any asset or liability of Harris or its subsidiaries that is not transferred to or assumed by Harris Stratex as provided by the combination agreement.
D&O Indemnification and Insurance
      Harris Stratex has agreed that, from and after the effective time of the merger, it will cause Stratex, as the surviving corporation in the merger, for a period of six years from the effective time of the merger to indemnify and hold harmless each past and present director and officer of Stratex or any of its subsidiaries (in each case, for acts or failures to act in such capacity), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that Stratex would have been permitted to indemnify such person under the laws of the State of Delaware and its certificate of incorporation or bylaws as in effect on the date of the combination agreement. Harris Stratex has also agreed to advance expenses as incurred to the fullest extent permitted under applicable law so long as the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
      Unless Stratex purchases a six-year “tail” policy prior to the effective time of the merger, for a period of six years after the effective time of the merger, Harris Stratex will cause Stratex, as the surviving corporation, to maintain its existing officers’ and directors’ liability insurance covering those persons who are covered by such insurance in effect as of the date of the combination agreement so long as the annual premium for such insurance is not in excess of 200% of the last annual premium paid, and, in the event the annual premium exceeds 200%, as much officers’ and directors’ liability insurance as can be obtained for the relevant period for a premium not in excess (on an annualized basis) of 200% of the last annual premium paid.
Termination of the Combination Agreement
      The combination agreement may be terminated at any time prior to the completion of the transaction, whether before or after the vote by the Stratex stockholders, in any of the following ways:

•	by mutual written consent of Harris and Stratex;

•	by either Harris or Stratex if:

•	the contribution transaction and the merger have not been consummated by March 31, 2007;

•	the vote of the Stratex stockholders on the adoption of the contribution agreement has been held but the required vote was not obtained; or

•	any law, order or injunction that prohibits the merger or the contribution transaction shall have become final and nonappealable;

but the rights to terminate the combination agreement described above are not available to any party that has breached its obligations under the combination agreement in a manner that has proximately contributed to the occurrence giving rise to the termination right;

•	by Harris if:

•	the board of directors of Stratex withdraws, modifies or qualifies its recommendation to the Stratex stockholders to adopt the combination agreement in any manner adverse to Harris or recommends or approves another acquisition proposal or fails to reconfirm its recommendation within five business days after a written request by Harris (but only prior to the Stratex stockholder vote);

•	Stratex breaches its representations and warranties, covenants or agreements such that the closing condition relating thereto would not be satisfied and the breach cannot be cured or, if curable, is not cured within 30 days after written notice is given by Harris to Stratex;

•	a vote on the adoption of the combination agreement by the Stratex stockholders has not been taken and completed by February 28, 2007; or

•	Stratex materially breaches the provisions relating to its non-solicitation obligations under the combination agreement (but only prior to the Stratex stockholder vote);

•	by Stratex if:

•	Harris breaches its representations and warranties, covenants or agreements such that the closing condition relating thereto would not be satisfied and the breach cannot be cured or, if curable, is not cured within 30 days after written notice is given by Stratex to Harris; or

•	at any time prior to the adoption of the combination agreement by the Stratex stockholders, in order for Stratex to enter into a definitive agreement with respect to a superior proposal but only if Stratex has not materially breached any of the terms of the combination agreement, the board of directors of Stratex has authorized Stratex to enter into the definitive agreement, Stratex has complied with the non-solicitation obligations under the combination agreement and, prior to the termination, Stratex has paid to Harris the termination fee payable under the combination agreement.
Termination Fee
      Stratex has agreed to pay Harris the amounts specified below under the following circumstances:

•	a termination fee of $14.5 million immediately prior to, and as a condition of , any termination of the combination agreement by Stratex prior to the receipt of the required vote of the Stratex stockholders in order for Stratex to enter into a definitive agreement with respect to a superior proposal in accordance with the combination agreement;

•	a termination fee of $14.5 million within two days after the date of termination if Harris terminates the combination agreement before the requisite vote of the Stratex common stockholders has been obtained because (1) the Stratex board of directors has made, or agreed to make, a change in recommendation regarding the merger or failed to reconfirm its recommendation of the combination agreement within five business days after a written request by Harris to do so or (2) Stratex has materially breached any of its obligations regarding acquisition proposals or board recommendation;

•	up to $2 million of Harris’ documented out-of-pocket expenses incurred by Harris in connection with the combination agreement, the merger, the contribution transaction and the other transactions contemplated by the combination agreement no later than two days after being notified by Harris following the termination of the combination agreement:

•	by either Harris or Stratex if the contribution transaction and the merger have not been consummated by March 31, 2007 unless (1) any of Stratex’s obligations to effect the merger (other than the condition that all the conditions to complete the contribution transaction have been satisfied or waived in writing) have not been satisfied (or, in the case of any such condition to be satisfied at the closing, capable of such satisfaction) or (2) there is a statute, law, ordinance, rule, regulation, judgment, order, writ, injunction, decree or award enacted, issued, promulgated, enforced or entered by any government entity in effect and restraining, enjoining or otherwise prohibiting consummation of the merger, the contribution transaction or any of the other transactions contemplated by the combination agreement or (3) the only condition to Harris’ obligation to effect the contribution transaction that is not satisfied at the time of such termination (other than, in the case of any such conditions to be satisfied at the closing, those that are capable of such satisfaction) is that, since the date of the combination agreement, there has not been any event, occurrence, discovery or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Stratex material adverse effect, and the events, conditions or circumstances that caused such condition not to be satisfied were not, directly or indirectly, within the control of Stratex or any of its subsidiaries;

•	by either Harris or Stratex if the vote on the adoption of the combination agreement by the Stratex stockholders was completed at the Stratex stockholders meeting and the requisite vote of Stratex common stockholders was not obtained;

•	by Harris pursuant to a breach of any representation, warranty, covenant or agreement of the combination agreement by Stratex, or any such representation or warranty has become untrue or incorrect on any date subsequent to the date of the agreement, in each case in a manner that would cause the condition regarding its representations and warranties or its performance of its obligations not to be satisfied (assuming, except for cure purposes, any such subsequent date was the date of closing) and such breach or failure to be true or correct is not curable or, if curable, is not cured within 30 days after written notice is given by Harris to Stratex; or

•	by Harris if a vote on the adoption of the combination agreement by Stratex stockholders has not been taken and completed by February 28, 2007 but only if a bona fide acquisition proposal is made to Stratex or any of its subsidiaries or its stockholders or any person has publicly announced an intention (whether or not conditional) to make an acquisition proposal regarding Stratex or any of its subsidiaries and the combination agreement is subsequently terminated as described above.

•	a termination fee of $14.5 million on or prior to Stratex’s consummation of any acquisition proposal by Stratex, but only if a bona fide acquisition proposal was made to Stratex or any of its subsidiaries or its stockholders or any person publicly announced an intention (whether or not conditional) to make an acquisition proposal regarding Stratex or any of its subsidiaries and the combination agreement was subsequently terminated under the circumstances obligating Stratex to pay Harris up to $2 million of its out-of-pocket expenses and Stratex:

•	consummates any acquisition proposal with any person during the twelve-month period immediately following the termination of the combination agreement; or

•	enters into a definitive agreement for any acquisition proposal with any person during such twelve-month period and (1) consummates such acquisition proposal with such person within the twenty-four-month period immediately following the termination of the combination agreement or (2) consummates any acquisition proposal with any other person within the twenty-seven-month period immediately following the termination of the combination agreement.

Any amounts of the out-of-pocket expenses incurred by Harris previously reimbursed by Stratex under the combination agreement will offset the $14.5 million termination fee owed by Stratex.
      For purposes of this “— Termination Fee” section, it should be assumed that all references to “15%” in the definition of acquisition proposal have been changed to “a majority”.
Obligations in Event of Termination
      In the event of a termination as provided for above, the combination agreement will become void and of no effect with no liability of any party to the other parties to the combination agreement except with respect to certain designated sections in the combination agreement, although such termination shall not relieve any party to the combination agreement of any liability or damages resulting from a breach of the combination agreement prior to the termination.
Expenses
      Harris Stratex has agreed to pay all charges and expenses, including those of the exchange agent, in connection with the conversion or exchange of the securities of Stratex in connection with the merger, including, among other things, the exchange and cancellation of shares of Stratex common stock and exchange of certificates for Stratex common stock (including any related dividends or other distributions provided for by the combination agreement). Except as otherwise provided under “— Termination” above or in the combination agreement, regardless of whether the merger and the contribution transaction are consummated, all costs and expenses incurred in connection with the combination agreement and the transactions thereunder shall be paid by the party incurring such expense, except the following expenses will be shared equally by Harris and Stratex: (1) expenses incurred by Harris Stratex or Merger Sub, (2) filing fees required under the HSR Act and the S-4 registration statement and (3) expenses incurred in connection with the publishing, printing or mailing of the proxy statement/ prospectus (but not the related attorney’s fees, which shall be paid by the party incurring such expense).
Amendment and Waiver
      The combination agreement may be amended, and any provision of the combination agreement waived, at any time before the effective time of the merger only by mutual written agreement of the parties and subject to applicable law.
Governing Law
      The combination agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware, without regard to its conflict of law rules.

THE INVESTOR AGREEMENT
      The following is a description of the material terms of the Investor Agreement. However, you should read the full text of this agreement, which is incorporated by reference and attached as Appendix E to this proxy statement/prospectus in order to fully understand its terms and conditions.
Scope of Agreement
      Immediately following the completion of the proposed transactions, Harris will be the sole holder of shares of Harris Stratex Class B common stock. The investor agreement sets forth certain terms and conditions upon which the parties have agreed Harris will hold its equity interests in Harris Stratex, including its rights as a holder of Harris Stratex Class B common stock. The investor agreement further provides that if there is any inconsistency between the terms of the investor agreement and the amended and restated certificate of incorporation or amended and restated bylaws of Harris Stratex, Harris Stratex and Harris will take all necessary action to amend the amended and restated certificate of incorporation and amended and restated bylaws to eliminate the inconsistency to the fullest extent permitted by law.
Governing Instruments and Class B Common Stock
      The investor agreement provides that, on or prior to the time of its execution and delivery, the amended and restated certificate of incorporation and amended and restated bylaws of Harris Stratex attached to this proxy statement/prospectus as Appendix C and Appendix D, respectively, will be the certificate of incorporation and bylaws of Harris Stratex. As provided in the investor agreement and the amended and restated certificate of incorporation and amended and restated bylaws of Harris Stratex, the Harris Stratex Class A and Class B common stock are identical in all respects except that holders of shares of Harris Stratex Class B common stock have the additional right to vote separately as a class to elect, remove and replace the Class B directors, the right to receive Class B common stock instead of Class A common stock in certain circumstances, the absence of certain duties and obligations with respect to corporate opportunities and preemptive rights providing holders of Harris Stratex Class B common stock with the right to participate in additional offerings of Harris Stratex common stock.

Voluntary Exchange Rights
      In addition to the rights identified above, the holders of Harris Stratex Class B common stock also have the right at any time to exchange:

•	any outstanding shares of Harris Stratex Class A common stock held by the holder for an equal number of shares of Class B common stock or

•	any outstanding shares of Harris Stratex Class B common stock held by the holder for an equal number of shares of Class A common stock.

Mandatory Exchange Rights
      Each share of Harris Stratex Class B common stock will automatically convert into one outstanding share of Harris Stratex Class A common stock under the following circumstances:

•	the holders of all of the outstanding shares of Harris Stratex Class B common stock (assuming that all of the outstanding shares of Harris Stratex Class A common stock which are then exchangeable for shares of Harris Stratex Class B common stock have been exchanged as described under “— Voluntary Exchange Rights” above) are collectively entitled to cast less than 10% of the total voting power; or

•	such Harris Stratex Class B common stock is transferred by a holder to any person who is not an affiliate of the holder or nominee of the holder or one of its affiliates unless such the transfer is part of transfer by the holder and its affiliates of all of the shares of Harris Stratex Class B common stock then owned by them.

      For purposes of the investor agreement, “total voting power” means, at any time, the total number of votes then entitled to be cast generally in the election of Class A directors by all holders of all classes of capital stock or securities of Harris Stratex then outstanding and entitled to vote generally in the election of Class A directors (including the holders of Harris Stratex Class B common stock).
Board of Directors of Harris Stratex

Initial Board of Directors
      As of the closing date of the proposed transactions, the board of directors of Harris Stratex will have nine members, five of which will be Class B directors appointed by Harris and four of which will be appointed by Stratex. It is expected that Howard L. Lance, Chairman, President and Chief Executive Officer of Harris, and Guy M. Campbell, President of the Microwave Communications Division will be two of the Harris appointees. Of the remaining three directors to be appointed by Harris, until the second anniversary of the closing of the proposed transactions, one must meet the independence requirements for directors serving on an audit committee as prescribed by the NASDAQ rules and one must not be an employee of Harris or any of its subsidiaries (without regard to Harris Stratex or any of its subsidiaries).
      It is expected that Charles D. Kissner, Chairman of Stratex, will be one of the Stratex appointees. Of the remaining three directors to be appointed by Stratex, two must meet the independence requirements for directors serving on an audit committee as prescribed by the NASDAQ rules.
      The initial directors will serve until their successors are elected at the first annual meeting of Harris Stratex. The Harris Stratex directors will be elected at each annual meeting.

If the Harris Stratex Class B Common Stock Constitutes a Majority
      At all times when the holders of all outstanding Class B common stock (assuming that all of the outstanding shares of Harris Stratex Class A common stock which are then exchangeable for shares of Harris Stratex Class B common stock have been exchanged as described under “— Voluntary Exchange Rights” above) are collectively entitled to cast a majority of the total voting power:

•	Harris Stratex will rely on the “controlled company” exemption under the NASDAQ rules which provides that if more than 50% of the voting power of a company listed on NASDAQ is held by another company, the NASDAQ listed company is not required to comply with certain director independence requirements that it would otherwise be subject to;

•	there will be nine directors of Harris Stratex;

•	the holders of Harris Stratex Class B common stock will be permitted to elect five of the Harris Stratex directors separately as a class; and

•	the quorum for action by the board of directors of Harris Stratex will be a majority of the board of directors of Harris Stratex, which majority must include at least four Class B directors.
      The remaining four directors of Harris Stratex will be Class A directors nominated by a nominating committee consisting solely of Class A directors then in office and elected by the holders of Harris Stratex Class A and Class B common stock voting together as a single class. Harris will vote, or caused to be voted, all classes of capital stock or securities of Harris Stratex owned by it or its affiliates entitled to vote generally in the election of Class A directors, in favor of the election of the Class A directors nominated by the nominating committee.
      In addition, at all times when Harris Stratex is required to have directors who satisfy the independence requirements for directors serving on an audit committee as prescribed by the NASDAQ rules, a sufficient number of the Class A directors must satisfy those requirements so that there are enough Class A directors, together with any Class B directors who are required to or otherwise satisfy those independence requirements, to constitute an audit committee of the board of directors of Harris Stratex which complies with the applicable NASDAQ rule.

If the Harris Stratex Class B Common Stock Constitutes Less than a Majority
      At all times when the holders of all outstanding Class B common stock (assuming that all of the outstanding shares of Harris Stratex Class A common stock which are then exchangeable for shares of Harris Stratex Class B common stock have been exchanged as described under “— Voluntary Exchange Rights” above) are collectively entitled to cast less than a majority but equal to or greater than 10% of the total voting power, the holders of Harris Stratex Class B common stock will be permitted to elect a number of Class B directors equal to its percentage of total voting power times the total number of directors comprising the board of directors of Harris Stratex (rounding down to the next whole number of directors).
      The remaining directors of Harris Stratex will be Class A directors nominated by a nominating committee meeting the requirements of the applicable NASDAQ rules and elected by the holders of Harris Stratex Class A and Class B common stock voting together as a single class.
      In addition, at all times when Harris Stratex is required to have directors who satisfy the applicable independence requirements as prescribed by the NASDAQ rules, a sufficient number of the Class A directors must satisfy those requirements so that there are enough Class A directors, together with any Class B directors who are required to or otherwise satisfy those independence requirements, to cause Harris Stratex to comply with the applicable NASDAQ rules.

Removal and Vacancies
      Holders of Harris Stratex Class B common stock will have the right to remove any Class B director with or without cause at any time for any reason and will have the right to elect any successor director to the fill the vacancies created by such removal. Any vacancy created by the resignation, death or incapacity of a Class B director will be filled by the other Class B directors then in office and, if none, by Harris.
      Only holders of Harris Stratex Class A common stock, voting separately as a class, will be permitted to remove the Class A directors without cause or fill vacancies created by such removal, if not filled by the Class A directors then in office. Holders of Harris Stratex Class A and Class B common stock, voting together as a single class, will have the sole right to remove the Class A directors for cause and the sole right to elect successor directors to fill any vacancy caused by such removal. To the extent Harris owns any shares of Harris Stratex Class A common stock, it has agreed that it will not vote those shares for the removal of any Class A director without cause and will vote all of its shares of Harris Stratex Class A common stock for any individual nominated by the nominating committee to replace any Class A director who has been removed with or without cause.

Committees
      At all times the audit, nominating and compensation committees of the board of directors of Harris Stratex must comply with the applicable requirements under the NASDAQ rules (after taking advantage of all available exemptions for controlled companies).

Voting Requirements
      All actions of the board of directors of Harris Stratex must be approved by a majority of a quorum.
Related Party Transactions
      Following the closing of the proposed transactions, Harris and its affiliates are only permitted to enter into transactions with Harris Stratex if the transaction is approved by a majority of the directors not elected by Harris or is on terms no less favorable in any material respect to Harris Stratex than those that could have been obtained by Harris Stratex, taking into consideration the then prevailing facts and circumstances, if it had negotiated the transaction with an informed, unrelated third party. However, if a transaction has a fair market value of more than $5 million, it must be approved in advance by a majority of the Class A directors. Harris and Harris Stratex have agreed that certain specified transactions relating to the payment of directors fees, employee benefits and other similar arrangements, indemnification arrangements and tax-sharing arrangements between Harris Stratex and any other entity with which Harris Stratex files a consolidated tax return or with which Harris Stratex is part of a consolidated group for tax purposes will not be subject to these restrictions.
Freedom of Action and Corporate Opportunities
      Subject to the terms of the non-competition agreement to be entered into by Harris Stratex and Harris at the completion of the proposed transactions or other than opportunities offered to an individual who is a director or officer of both Harris Stratex and Harris in writing solely in that person’s capacity as an officer or director of Harris Stratex, Harris and its affiliates will have the right to, and will have no fiduciary duty or other obligation to Harris Stratex or any Harris Stratex stockholders not to, take any of the following actions:

•	engage in the same or similar activities or lines of business as Harris Stratex or any of its subsidiaries or develop or market any products or services that compete, directly or indirectly, with those of Harris Stratex or any of its subsidiaries;

•	invest or own any interest in, or develop a business relationship with, any entity or person engaged in the same or similar activities or lines of business as, or otherwise in competition with, Harris Stratex or any of its subsidiaries;

•	do business with any client or customer of Harris Stratex or any of its subsidiaries; or

•	employ or otherwise engage any former officer or employee of Harris Stratex or any of its subsidiaries.
      Neither Harris nor any of its affiliates nor any officer, director, employee or former employee of Harris or any of its affiliates that is not currently an employee of the Harris Stratex or any of its subsidiaries (including any Class B directors) will have any obligation, or be liable, to Harris Stratex, any of its subsidiaries or any of their stockholders for, or arising out of, the conduct described in the preceding paragraph or the exercise of Harris’ rights under the combination agreement or any related agreement, and none of these persons will be deemed to have acted (1) in bad faith, (2) in a manner inconsistent with the best interests of Harris Stratex, any of its subsidiaries or any of their stockholders or (3) in a manner inconsistent with, or opposed to, any fiduciary duty owed by them to Harris Stratex, any of its subsidiaries or any of their stockholders because of such conduct or the exercise of their rights as contemplated by the combination agreement and any related agreement.
      If Harris or any of its subsidiaries or any of their directors, officers or employees, including any such individuals who are also directors, officers or employees of Harris Stratex or any of its subsidiaries, acquires knowledge of a potential opportunity, transaction or matter which may be a corporate opportunity for both Harris or any of its subsidiaries and Harris Stratex, then each Harris person or entity will have the right to, and none of them shall have any fiduciary duty or other obligation not to, pursue such corporate opportunity for itself or to direct the corporate opportunity to any of its affiliates or to any third party. Under the circumstances described in the immediately preceding sentence, no Harris person or entity:

•	will have any duty to communicate, offer or present the corporate opportunity to Harris Stratex or any of its subsidiaries, directors, officers or employees;

•	will have any liability to Harris Stratex, any of its subsidiaries or any of their stockholders for breach of any fiduciary duty or other duty, as a stockholder, director, officer or employee of Harris Stratex or any of its subsidiaries or in any other capacity; or

•	will be deemed to have acted (x) in bad faith, (y) in a manner inconsistent with the best interests of Harris Stratex, any of its subsidiaries or any of their stockholders or (z) in a manner inconsistent with, or opposed to, any fiduciary duty owed by them to Harris Stratex, any of its subsidiaries or any of their stockholders because any Harris person or entity pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to any of its affiliates or any third party, or does not communicate information regarding the corporate opportunity to Harris Stratex or any of its subsidiaries, directors, officers or employees.

However, a corporate opportunity offered to a person who is a director or officer of both Harris Stratex and Harris will belong to Harris Stratex if the corporate opportunity is expressly offered to the person in writing solely in his or her capacity as a director or officer of Harris Stratex.
Standstill Provision
      Harris has agreed that, for two years following the completion of the proposed transactions, it will not acquire or dispose of any of its voting securities in Harris Stratex with the following exceptions:

•	pursuant to preemptive rights provided to Harris Stratex further described below;

•	unless approved in advance by a majority of the non-Harris directors; and

•	as a result of actions taken by Harris Stratex that do not increase or decrease Harris’ percentage of total voting power which Harris and its affiliates are entitled to cast in respect of all classes of capital stock or securities of Harris Stratex then outstanding and entitled to vote generally in the election of Class A directors (including the holders of Harris Stratex Class B common stock) beneficially owned by Harris.
      In addition, Harris has agreed that from the second to the fourth anniversary of the completion of the proposed transactions, it will not (1) beneficially own more than 80% of the voting power of Harris Stratex without the prior approval of a majority of the non-Harris directors or (2) transfer all or a portion of its interest in Harris Stratex to a person if, following such transfer, that person would be entitled to cast a majority of the outstanding votes in an election of the directors of Harris Stratex (other than an election of the Class B directors) unless a majority of its directors not elected by Harris approve such transfer in advance or the person purchasing Harris’ interest in Harris Stratex offers to acquire all the outstanding voting securities of Harris Stratex at the same price and on the same terms as apply to the transfer from Harris.
      There are no prohibitions or restrictions on any pro rata dividends or other pro rata distributions of Harris Stratex voting securities to the stockholders of Harris or any bona fide sale to the public of Harris Stratex securities pursuant to Rule 144 under the Securities Act or a bona fide registered public offering.
Preemptive Rights
      Harris has the right to preserve its proportionate interest in Harris Stratex by participating in any issuance of capital stock, but only when Harris holds a majority of the total number of votes entitled to be cast generally in an election of the directors of Harris Stratex (other than an election of the Class B directors). If it elects to participate in the issuance, Harris has the right to purchase up to that number of shares necessary to preserve its voting percentage at the same price on the same terms and conditions otherwise being offered by Harris Stratex.
      The foregoing preemptive right does not apply to any issuances pursuant to any stock option, restricted stock or employee benefit plan of Harris Stratex. However, at the end of each month, Harris Stratex will give the holders of Class B common stock written notice of all of the proposed issuances pursuant to any stock option, restricted stock or employee benefit plan, and each holder of Class B common stock will have the right within 15 days of receiving such notice to purchase for cash up to a sufficient number of shares of Class B common stock to prevent its total voting power from decreasing. The per share price for a purchase of Class B common stock pursuant to the monthly exercise notice will be the closing price of the Class A common stock on the trading day immediately preceding the date on which Harris Stratex received the notice of exercise.

Other Provisions

Access to Information; Financial, Accounting and Disclosure Matters
      The investor agreement also includes provisions relating to Harris’ right to access the books and records of Harris Stratex and its subsidiaries and perform examinations and audits. In addition, it sets out various covenants relating to Harris Stratex’s obligations to comply with accounting principles generally accepted in the U.S. and disclosure controls and procedures as required by the Exchange Act. The investor agreement also prescribes certain guidelines for the exchange of annual and quarterly accounting information between Harris and Harris Stratex to permit the companies to prepare their respective financial statements and other information.

Auditors
      The investor agreement provides that Ernst & Young LLP, the current independent certified public accountant of Harris, will initially serve as the independent registered public accounting firm of Harris Stratex and its subsidiaries. Harris Stratex will thereafter maintain as its auditor the same firm as Harris, unless and until the audit committee of Harris Stratex determines in good faith that it is required by law or that it is in the best interest of the stockholders of Harris Stratex to appoint a different independent registered public accounting firm than that appointed by Harris as Harris’ independent registered public accounting firm.

Option Exercise
      If Harris Stratex determines to use the proceeds from the exercise of any options to acquire Harris Stratex common stock to repurchase shares of Class A common stock in the market at the then prevailing market price, whether or not at the request of Harris, that determination or repurchase will not be deemed to be subject to the related party transaction provisions of the investor agreement or a breach by Harris or any Class B director of any duty or obligation they may have to Harris Stratex or its stockholders.

Termination
      The investor agreement terminates the first time at which the total voting power of all classes of capital stock or securities of Harris Stratex then outstanding and entitled to vote generally in the election of Class A directors (including the holders of Harris Stratex Class B common stock) owned by Harris or its affiliates represent less than 10% of the total voting power.

Assignment
      Harris is permitted to assign all of its rights and obligations under the investor agreement to any person to whom it transfers all of the ownership interests in Harris Stratex then owned by Harris and its affiliates if the transferee delivers a written undertaking to Harris Stratex in which such person expressly assumes all of Harris’ obligations under the investor agreement. Except as provided in the immediately preceding sentence, no party may assign the investor agreement or any rights, benefits, obligations or remedies hereunder without the prior written consent of the other party, except that no such consent shall be required for a transfer by operation of law in connection with a merger or consolidation of a party.

Subsidiaries and Affiliates
      For purposes of the investor agreement, neither Harris Stratex nor any of its subsidiaries are deemed to be a subsidiary or affiliate of Harris or any of its other subsidiaries.

THE NON-COMPETITION AGREEMENT
      The following is a description of the material terms of the Non-Competition Agreement. However, you should read the full text of this agreement, which is incorporated by reference and attached as Appendix F to this proxy statement/ prospectus in order to fully understand its terms and conditions.
      In consideration for the issuance to Harris of Harris Stratex’ shares pursuant to the combination agreement and the performance by Stratex of its obligations under the combination agreement and the ancillary agreements agreed to as part of the combination agreement, Harris agrees that, during the period commencing on the date of the non-competition agreement and ending on the fifth anniversary of such date, Harris will not, and will not permit any of its subsidiaries to:

•	engage, directly or indirectly, in the restricted business (as defined below);

•	form any person other than Harris Stratex and its subsidiaries, any such person a “covered person”, or change or extend the current business activities of any existing covered person for the purpose of engaging, directly or indirectly, in the restricted business; or

•	invest, directly or indirectly, in any covered person engaged, directly or indirectly, in the restricted business in any material respect;
      provided, however, that notwithstanding the foregoing Harris and/or its subsidiaries may:

•	collectively own less than 20% of the total equity interests in any covered person engaged in the restricted business as long as none of the employees of Harris or any of its subsidiaries is involved in the management of such covered person;

•	participate as a passive investor with no management rights in any investment fund that holds an ownership interest in covered persons engaged in the restricted business that is managed by persons that are not affiliates of Harris (1) with any employee benefit or retirement plan funds and (2) with any other funds subject, in the case of this clause (2) only, to a maximum interest in such investment fund of 15%; and

•	acquire a covered person or business unit of a covered person engaged in the restricted business if (1) the restricted business contributed less than 20% of such covered person’s or business unit’s, as applicable, total revenues (based on its latest annual audited financial statements, if available) and (2) such covered person or Harris, as applicable, divests or ceases to conduct the restricted business within 18 months after the acquisition date.
      The term “restricted business” means the development, manufacture, distribution and sale of any microwave radio systems and related components, systems and services which are (1) competitive with the current products of Stratex and the Microwave Communications Division, or (2) which are substantially similar to such products in form, fit and function when used in terrestrial microwave point-to-point communications networks that provide access and trunking of voice and data for telecommunications networks.
      Notwithstanding anything in the non-competition agreement to the contrary, the term “restricted business” does not include, and the prohibition contained in the non-competition agreement does in no way prohibit Harris and/or its subsidiaries from:

•	purchasing and reselling products produced by, and marked with the brands of, an unaffiliated person in connection with the sale, service, design or maintenance of a system that contains or uses microwave radios or related components, systems or services; or

•	developing, manufacturing, distributing or selling microwave radios or related components, systems or services for use by government entities.
      For purposes of the non-competition agreement, neither Harris Stratex nor any of its subsidiaries are deemed to be a subsidiary or affiliate of Harris or any of its other subsidiaries or affiliates.

OTHER AGREEMENTS
      The following is a description of the material terms of the other agreements which will be entered into by Harris Stratex and/or Harris concurrently with the completion of the proposed transactions. However, you should read the full text of these agreements, which are filed as Exhibit 10.5, Exhibit 10.6, Exhibit 10.8, Exhibit 10.9, Exhibit 10.7, Exhibit 10.10 and Exhibit 10.4, respectively, to the registration statement of which this proxy statement/ prospectus is a part and incorporated by reference into this proxy statement/ prospectus, in order to fully understand their terms and conditions.
Intellectual Property Agreement

Contributed Trade Secrets and Copyrights

Assignment of Contributed Trade Secrets to Harris Stratex
      Under the terms of the intellectual property agreement, Harris and its subsidiaries will irrevocably transfer and assign to Harris Stratex all of their rights and interest in the trade secrets and copyrights that are primarily related to or primarily used in connection with the business conducted by the Microwave Communications Division, subject to limited restrictions. The rights to trade secrets and copyrights transferred and assigned by Harris and its subsidiaries to Harris Stratex pursuant to the provisions described in this paragraph are referred to in this “— Intellectual Property Agreement” section as the contributed trade secrets.

License Back to Harris and its Subsidiaries and Sublicense of Contributed Trade Secrets
      In exchange for the contributed trade secrets, Harris Stratex will grant to Harris and its subsidiaries a personal, nonexclusive, non-transferable, irrevocable, worldwide, fully paid-up license to use, copy, execute and perform, and to display and distribute (subject to agreed confidentiality restrictions), the contributed trade secrets, and to create, use, copy, execute and perform, and to display and distribute (subject to agreed confidentiality restrictions), derivative works from the contributed trade secrets, subject to limited exceptions. The license back to Harris and its subsidiaries of the contributed trade secrets will include a personal, non-transferable and nonexclusive right to communicate portions of and grant nonexclusive sublicenses (subject to agreed confidentiality restrictions) to such contributed trade secrets to customers, suppliers, sublicensees or other third parties as necessary regarding any products or services sold by Harris or its subsidiaries now or in the future, subject to limited exceptions.

Licensed Trade Secrets

Trade Secrets Licensed to Harris Stratex
      Under the terms of the intellectual property agreement, Harris and its subsidiaries will grant to Harris Stratex a fully paid-up, worldwide, irrevocable, non-transferable and nonexclusive license to use any trade secrets or copyrights owned by Harris that are not contributed trade secrets but are otherwise used in connection with the business conducted by the Microwave Communications Division immediately prior to the closing. The trade secrets and copyrights licensed by Harris and its subsidiaries to Harris Stratex pursuant to the provisions described in this paragraph are referred to in this “— Intellectual Property Agreement” section as the licensed trade secrets.

Right to Sublicense Licensed Trade Secrets
      In addition, subject to any and all pre-existing licenses granted by Harris or its subsidiaries, Harris and its subsidiaries will grant to Harris Stratex a personal, non-transferable and nonexclusive right to communicate portions of and grant nonexclusive sublicenses to (subject to agreed confidentiality restrictions) the licensed trade secrets in connection with any products or services then-sold by Harris Stratex or sold in the future to (1) suppliers to the extent necessary to produce products or components for such products for Harris Stratex and (2) customers to the extent necessary to permit such customers to use any product or service produced or provided by Harris Stratex for its intended purpose. Harris

Stratex may not grant sublicenses of such rights in connection with a general licensing program, for settlement purposes or other purposes not directly related to its own operations.

Patent Assignment and Licenses

Assignment of Contributed Patents to Harris Stratex
      Under the terms of the intellectual property agreement, Harris and its subsidiaries will assign and transfer to Harris Stratex those patents specifically identified as being transferred by Harris and its subsidiaries to Harris Stratex in connection with the proposed transactions, which are generally those patents primarily related to the operations of the Microwave Communication Division, subject to limited exceptions. The patent rights transferred and assigned by Harris and its subsidiaries to Harris Stratex pursuant to the provisions described in this paragraph are referred to in this “— Intellectual Property Agreement” section as the contributed patents.

Licensed Patents
      Harris and its subsidiaries have also agreed to grant to Harris Stratex a personal, fully paid-up, worldwide, non-transferable, irrevocable and nonexclusive license under certain patents to make, have made, use, sell, offer to sell, lease, transfer, import, export or otherwise distribute products or services of Harris Stratex now or in the future and to use and perform all processes and methods claimed by the licensed patents, subject to limited exceptions. The patents to be licensed pursuant to the provisions described in this paragraph include patents owned or controlled by Harris or its Subsidiaries as of the closing date of the proposed transactions (other than the contributed patents) that are used in the business conducted by the Microwave Communications Division immediately prior to the closing and for which Harris or its subsidiaries have the right to grant licenses under the agreement without material restrictions. The licenses granted by the provisions described in this paragraph include the right to convey to any customer of Harris Stratex, regarding any product that is sold or leased by Harris Stratex to such customer, rights to use and resell such products as sold or leased by Harris Stratex.

License Back to Harris and its Subsidiaries
      Harris Stratex will grant to Harris and its subsidiaries a personal, fully paid-up, worldwide, non-transferable, irrevocable and nonexclusive license under the contributed patents to make, sell or distribute the products or services then-sold by Harris or its subsidiaries or sold in the future. The licenses granted by the provisions described in this paragraph include the right to convey to any customer of Harris or its subsidiaries, regarding any product that is sold or leased by Harris and its subsidiaries to such customer, rights to use and resell such products as then-sold or leased by Harris and its subsidiaries or sold or leased in the future.

Right to Sublicense Licensed Patents
      In addition, subject to limited exceptions, Harris and its subsidiaries will grant to Harris Stratex a personal, non-transferable, irrevocable and nonexclusive right to grant nonexclusive sublicenses under the licensed patents in connection with any products or services then-sold by Harris Stratex or sold in the future to (1) suppliers to the extent necessary to produce products or components for such products for Harris Stratex and (2) customers to the extent necessary to permit such customers to use any product or service produced or provided by Harris Stratex for its intended purpose. Harris Stratex may not under any circumstances grant sublicenses of such rights in connection with a general licensing program, for settlement purposes or other purposes not directly related to its own operations.

Other Provisions
      The intellectual property agreement also includes provisions addressing various other matters, including those identified below, among others.

Term
      The intellectual property agreement continues in perpetuity (subject to the terms of the patent licenses granted under the intellectual property agreement), unless terminated by mutual agreement or by a party as a result of a breach of the intellectual property agreement by the other party that is not curable within 45 days. A limited number of provisions will survive the termination of the intellectual property agreement under certain circumstances.

Assignability
      A party may assign any licenses and rights granted to it under the intellectual property agreement to any direct or indirect successor or transferee to all or substantially all of the business of the transferring party.
Trademark and Trade Name Agreement

Grant of Trademark License
      In connection with the proposed transactions, Harris has agreed to grant to Harris Stratex and its subsidiaries for use solely by Harris Stratex and its subsidiaries, a worldwide, royalty-free, fully paid-up, non-transferable, non-exclusive license to use the “HARRIS” mark, or the licensed trademark, and the “HARRIS” mark with a stylized “A”, or the stylized mark, as described below:

•	With respect to the packaging, marketing, sale, licensing, distribution and support of the products of the MCD business (including products that have been partially manufactured) existing as of the closing date, with certain limitations, for one year from the closing date of the proposed transactions, Harris Stratex will be permitted to use the licensed trademark and the stylized mark in the same manner as they were used in the MCD business by Harris and its subsidiaries immediately prior to the closing date of the proposed transactions; and

•	With respect to any Harris Stratex business products and marketing and promotional material and packaging produced after the closing of the proposed transactions, Harris Stratex may only use the licensed trademark if the licensed trademark is used as part of the “HARRIS” portion of a combined “HARRIS STRATEX” trademark as provided in the trademark and trade name agreement.
      Within three months after the closing date of the proposed transactions, Harris Stratex and its subsidiaries have agreed to remove the stylized mark from all buildings, signs and vehicles used in connection with its business.

Grant of Trade Name License
      Harris has also agreed to grant to Harris Stratex for use solely by Harris Stratex and its subsidiaries a personal, royalty-free, fully paid-up, worldwide, non-transferable, non-exclusive license to use the trade name “HARRIS” without a stylized “A”, which we refer to as the licensed trade name, subject to those limitations as provided in the trademark and trade name agreement.

Other Provisions
      The trademark and trade name license agreement also includes provisions addressing various other matters, including those identified below, among others.

No Transfers; No Sublicensing
      Neither Harris Stratex nor its subsidiaries will have the right to transfer its rights under the agreement or grant sublicenses to the licensed trademark, the stylized mark or licensed trade name, although Harris Stratex and its subsidiaries may authorize persons contracted by Harris Stratex to manufacture its products to affix the licensed trademark or the licensed trade name to new Harris Stratex business products, marketing and promotional material and packaging in accordance with the trademark and trade name license agreement.

Other Trademarks and Trade Names
      Harris Stratex and its subsidiaries will be required to refrain from the adoption or use of any other trademark or trade name or logo that is, or contains any element that is, confusingly similar to the licensed trademark, the stylized mark or the licensed trade name. Harris Stratex and its subsidiaries will not be permitted to use any logo, trademark or trade name including the name “Harris” except as expressly permitted by the terms of the agreement.

Quality Control
      Harris Stratex also will be required to comply with certain quality control standards and related procedures.

Ownership and Compliance
      The licensed trademark, the stylized mark and the licensed trade name are the exclusive and sole property of Harris, and all use of the licensed trademark, the stylized mark and the licensed trade name by Harris Stratex and its subsidiaries pursuant to the agreement will inure solely to Harris’s benefit. Neither Harris Stratex or its subsidiaries nor any of their agents or affiliates will be permitted to challenge, contest, call into question or raise any questions concerning Harris’ ownership or the validity of the licensed trade name, the licensed trademark, the stylized mark or any registration or application for registration for the licensed trademark or the stylized mark or the fact that Harris Stratex’s and its subsidiaries’ rights under the agreement are solely those of a licensee, which rights terminate (except as otherwise set forth in the agreement) upon termination of the trademark and trade name license agreement.
      In addition, Harris Stratex and its subsidiaries will be required to comply with reasonable trademark and trade name usage guidelines provided by Harris, as established from time to time.

Term
      Harris will have the right to terminate the trademark and trade name license agreement and the licenses granted under it if:

•	Harris Stratex and its subsidiaries materially default in performing any of the terms and conditions of the trademark and trade name license agreement and fail to remedy the material default within 30 days of written notice, subject to additional provisions relating to Harris Stratex’s efforts and ability to remedy any material breach;

•	Upon written notice to Harris Stratex in the event that Harris Stratex or any of its subsidiaries are adjudged bankrupt, become insolvent, make an assignment for the benefit of creditors, have a receiver or trustee appointed, file a petition for bankruptcy, or initiate reorganization proceedings or take steps toward liquidation of a substantial part of its property or assets; or

•	Upon six months written notice to Harris Stratex at any time Harris no longer is entitled to cast majority of the total number of votes then entitled to be cast generally in the election of Class A directors of Harris Stratex.
      Harris Stratex will have the right to terminate the trademark and trade name license agreement at any time for any reason upon written notice.

Transition Services Agreement

Services
      Harris has agreed that it will provide Harris Stratex and Harris Stratex’s affiliates certain services for use in connection with the MCD business as that business is conducted by Harris Stratex following the closing of the merger and the combination transaction. Harris will provide the services in a manner, amount and quality substantially consistent with the identified services provided by Harris to the MCD business six months before the effective date of the contribution transaction and the merger.
      Upon the request of Harris Stratex, Harris may elect to provide additional services to Harris Stratex on terms and fees to be determined by Harris.

Exceptions to Harris’ Obligation to Perform
      Notwithstanding anything to the contrary, Harris will not be required to provide any service to Harris Stratex (1) to the extent performing the service would require Harris to violate any law or would result in the breach of any contract or agreement due to a failure to obtain certain necessary consents, licenses, sublicenses or approvals, (2) if Harris reasonably determines that providing such service would result in a significant disruption of its or any of its affiliates’ businesses or operations, would materially increase the scope of Harris’ responsibilities under the transition services agreement or would be impracticable or (3) if any such service unreasonably inhibits any employee of Harris or any of its affiliates from discharging his or her obligations to Harris or any of its affiliates or places any employee of Harris or any of its affiliates in a conflict of interest with respect to his or her employment with Harris or any of its affiliates. Until an alternative approach is found or the problem is otherwise resolved to the satisfaction of the parties, Harris has agreed to use its commercially reasonable efforts to provide a comparable service, or in the case of data systems, support the function to which the data system relates or permit Harris Stratex to have reasonable access to the data system so that Harris Stratex can support the function itself.
      However, if Harris Stratex elects to decommission, replace, modify or change its information technology or communications systems, networks, equipment, configurations, processes, procedures, practices or any other aspect of its business relationship relating to a service in a manner that adversely affects Harris’ ability to provide such service as required under the transition services agreement, then Harris will have no liability regarding the effectiveness or quality of such service and will be excused from performance of such service until Harris Stratex mitigates the adverse effect of the change, and Harris Stratex will be responsible for all direct expenses incurred by Harris in connection with the cessation and, if applicable, the resumption of such service. Additionally, Harris may suspend its performance of any service and Harris Stratex’s access to information technology or communications systems used by Harris if, in Harris’ reasonable judgment, the integrity, security or performance of these systems, or any data stored on the system, is being or is likely to be jeopardized by the activities of Harris Stratex, its employees, agents, representatives or contractors.

Cost of Services
      In consideration of Harris provision of services under the transition services agreement, Harris Stratex will pay to Harris, without set-off, a service fee for each such service in the amount equal to:

•	all internal costs allocated to the maximum extent reasonably practicable to providing the service on a fully allocated basis consistent with current charges to the MCD business, and

•	any additional out-of-pocket costs or expenses incurred by Harris in connection with providing the service, including without limitation, payments or costs for an ongoing license, grant or provision of rights or services.

Term
      The term of the transition services agreement commences upon the closing of the merger and the contribution transaction and will terminate regarding each service as provided by the transition services agreement regarding such service, although transition services agreement will terminate, including all services provided pursuant to its terms, no later than the one-year anniversary of the closing of the merger and the contribution transaction, unless the agreement is terminated sooner by default or by Harris Stratex or extended by mutual written agreement of the parties. Any termination or expiration of the agreement regarding any particular service will not terminate the agreement regarding any other service provided under the agreement. Notwithstanding any other provision of the transition services agreement, upon written notice received by Harris at least 30 days prior to the termination of the information technology services, Harris will continue to provide the information technology service provided by Harris to Harris Stratex immediately prior to such termination for an additional six-month period, although the cost-of-services provision in the agreement will not apply during such six-month period and the parties will negotiate in good faith to determine a commercially reasonable fee for those services during that six-month period.

Termination

By Default
      Harris will have the right, in its sole discretion, to terminate the applicable services and/or the transition services agreement in the event that Harris Stratex fails to pay for any or all services in accordance with the terms of the transition services agreement (and the payment is not disputed by Harris Stratex in good faith in accordance with the terms of the transition services agreement).
      Either party will have the right, in its sole discretion, to terminate the applicable services and/or the transition services agreement in the event that: (1) the other party defaults under the transition services agreement in any material respect or (2) the other party becomes insolvent as provided in the transition services agreement, subject to applicable cure periods.

By Harris Stratex
      The agreement may be terminated with respect to all services by Harris Stratex prior to the one-year anniversary of the closing of the merger and the contribution transaction upon the expiration of the longer of (1) 30 days’ prior written notice to Harris or (b) the longest notice period applicable to any service that has not been terminated or expired in accordance with the transition services agreement at the time of such termination. Any particular service may be separately terminated by Harris Stratex upon the expiration of the longer of (a) 30 days’ prior written notice to Harris or (b) the required prior written notice to Harris as specified for such service by the transition services agreement.

Assignment
      No party may assign the transition services agreement without the prior written consent of the other party, although no consent is required for a transfer by operation of law in connection with a merger or consolidation. Harris may subcontract any function or service to be performed by Harris under the transition services agreement to a third party service provider, to the extent that Harris is also using such third party service provider to perform such subcontracted function or service for Harris or for any of Harris’ affiliates, although such subcontracting will not relieve Harris from any of its obligations to Harris Stratex under the transition services agreement.

Indemnification
      The transition services agreement includes customary indemnification customary.

Warrant Assumption Agreement
      Pursuant to the terms of the outstanding Stratex warrants, each warrant will automatically become exercisable for that number of shares of Harris Stratex Class A common stock equal to one-fourth of the number of shares of Stratex common stock issuable upon exercise of such warrant immediately prior to the effective time of the merger at an exercise price per share of Harris Stratex Class A common stock equal to four times the exercise price of such warrant per share of Stratex common stock immediately prior to the effective time of the merger, or $11.80 per share of Harris Stratex Class A common stock. The terms of the Stratex warrants further require that Harris Stratex, as the new parent company of Stratex, assume the obligations of Stratex under terms of the warrants. Accordingly, this agreement provides that, upon the effective time of the merger (1) Stratex will be released from its obligations under the warrants to purchase Stratex common stock, issued in connection with the Purchase Agreement, dated September 21, 2004, by and between Stratex and certain investors identified in that agreement and (2) Harris Stratex will assume Stratex’s obligations under the warrants and agreed to perform such obligations and to be bound by the terms of the warrants to the same extent as if it had been an original signatory to the warrants.
Lease Agreement
      Harris has agreed to lease to Harris Stratex approximately 23,000 square feet of office space currently utilized by the Microwave Communications Divisions located in Melbourne, Florida, for approximately two years for approximately $45,000/month. Harris Stratex will have two one-year options to renew the lease, provided the parties can agree on the rent for each additional year, which will at least be 103% of the prior year’s rent. Harris Stratex may terminate the lease at any time upon ninety-days’ written notice to Harris provided that it pays the following early termination fee: (1) one-year’s rent if such termination occurs in the first year of the two-year term or (2) the lesser of six-months’ rent and the rent for the remaining term of the lease, if such termination occurs after the first year of the term. Harris Stratex may not transfer the lease without the consent of Harris.
NetBoss Service Agreement
      Upon completion of the merger and the contribution transaction, pursuant to the terms and conditions of the NetBoss service agreement, Harris has agreed to sell, assign, transfer, convey and deliver to Harris Stratex all of Harris’ and any of its subsidiaries’ right, title and interest in and to certain contracts to the extent such rights, title and interests in and to such contracts arise out of the provision of goods and services relating to any NetBoss® integrated communications network management platform to any affiliate of Harris or any of its subsidiaries. In addition, Harris Stratex has agreed to accept the assignment and assume and pay, honor, perform and discharge when due all of the obligations that otherwise would be provided by Harris or one of its subsidiaries under the contracts to be so assigned arising out of or resulting from the provision of goods and services relating to any NetBoss® integrated communications network management platform to any affiliate of Harris or any of its subsidiaries. Harris will (or will cause one of its subsidiaries to) pay to Harris Stratex promptly when due any amounts owed to Harris Stratex in connection with the provision of goods and services relating to any NetBoss® integrated communications network management platform to any affiliate of Harris or any of its subsidiaries pursuant to and, in accordance with, the assigned contracts. For purposes of the NetBoss service agreement, neither Harris Stratex nor any of its subsidiaries are deemed to be a subsidiary or affiliate of Harris or any of its other subsidiaries or affiliates.
Registration Rights Agreement
      Harris and Harris Stratex have agreed to enter into a registration rights upon the consummation of the merger and the contribution transaction containing the following terms:

•	Securities that may be registered under the agreement include (1) Harris Stratex’ Class A and Class B common stock or other securities acquired by Harris from Harris Stratex, (2) any securities issued or distributed regarding, or in exchange for, any such Class A or Class B common stock or securities (whether directly or indirectly or in one or a series of transactions) pursuant to any reclassification, merger, consolidation, reorganization or other transaction or procedure and (3) any securities issued or distributed regarding, or in exchange for, any securities described in clause (2) or this clause (3) (whether directly or indirectly or in one or a series of transactions) pursuant to any reclassification, merger, consolidation, reorganization or other transaction or procedure, other than, in the case of each of clauses (1), (2) and (3), any such securities that:

•	have been offered and sold pursuant to a registration statement that has become effective under the Securities Act;

•	have been transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) under circumstances after which such registrable securities became freely transferable without registration under the Securities Act and any legend relating to transfer restrictions under the Securities Act has been removed; or

•	are transferable pursuant to paragraph (k) of Rule 144 (or any successor provision thereto).

•	Harris is permitted two shelf registrations upon request but solely for use in connection with delayed underwritten offerings;

•	Harris is permitted four non-shelf demand registration statements relating to underwritten offerings that have become effective and that covered all the registrable securities requested to be included;

•	Any demand for registration must be in respect of securities with a market value of at least $50 million based on the then prevailing market price, represent at least 5% of the outstanding Harris Stratex common stock or represent all of the securities that can be registered under the agreement by a holder and its affiliates;

•	Harris is entitled to customary piggyback registration rights; and

•	Harris Stratex has the right to postpone (or, if necessary or advisable, withdraw) the filing, or delay the effectiveness of a registration statement or offers and sales of applicable securities registered under a shelf demand registration statement if its board of directors determines in good faith that such registration would interfere with any pending financing, acquisition, corporate reorganization or other corporate transaction involving Harris Stratex or any of its subsidiaries, or would otherwise be seriously detrimental to Harris Stratex and its subsidiaries, taken as a whole, and furnishes to the electing holders of registrable shares a copy of a resolution of its board of directors setting forth such determination; provided, however, that Harris Stratex may not postpone a demand registration or offers and sales of applicable securities under a shelf demand registration statement more than once in any twelve-month period and that no single postponement shall exceed 90 days in the aggregate.

BOARD OF DIRECTORS AND MANAGEMENT OF HARRIS STRATEX
FOLLOWING THE TRANSACTIONS
Board of Directors of Harris Stratex
      Because it is expected that Harris Stratex will rely on the “controlled company” exemption contained in the NASDAQ rules following the proposed transaction so long as Harris holds more than 50% of the outstanding voting power of Harris Stratex, it will not be required to have a majority of independent directors, as defined by the NASDAQ rules, serving on its board of directors or a nominating committee or compensation committee composed entirely of independent directors. However, at all times Harris Stratex will be required to have at least three directors satisfying the independence requirements for directors serving on an audit committee as prescribed by the NASDAQ rules.
      Following the proposed transactions, the board of directors of Harris Stratex will have nine members. Five of these directors will be Class B directors appointed by Harris. The four remaining directors will be Class A directors appointed by Stratex. The initial directors will serve until their successors are elected at the first annual meeting of Harris Stratex. The Harris Stratex directors will be elected at each annual meeting. The parties have agreed that the following individuals will be appointed as directors of Harris Stratex immediately prior to the effective time of the merger:

Guy M. Campbell Class of Director: Class B Director Appointed By: Harris Corporation

Mr. Campbell, 60, became President of the Microwave Communications Division effective August, 2003. He has over 25 years of experience in the wireless communications industry.

Mr. Campbell held a number of senior management roles at Ericsson, a multi-billion dollar global telecommunications company. In 1999, he joined Andrew Corporation, a provider of communications equipment for the global telecommunications infrastructure market, as Group President Wireless Products and was named President and Chief Executive Officer of Andrew in 2000. Mr. Campbell has a bachelor’s degree in electrical engineering from Marquette University and a master’s degree in management science from West Coast University in Los Angeles.

Charles D. Kissner Class of Director: Class A Director Appointed By: Stratex Networks, Inc.

Mr. Kissner, 59, currently serves as Chairman of the board of directors of Stratex. Mr. Kissner joined Stratex as its President and Chief Executive Officer and was elected a director in July 1995, and its Chairman in August 1996. He served as Chief Executive Officer of Stratex from July 1995 to May 2000 and again from October 2001 until May 18, 2006. Prior to joining Stratex, he served from July 1993 to July 1995 as Vice President and General Manager of M/ A-COM, Inc., a manufacturer of radio and microwave communications products. Prior to that, he was executive vice president of Fujitsu Network Switching, Inc., President and CEO of Aristacom International, and held several key positions at AT&T (now Lucent Technologies) in general management, finance, sales, marketing, and engineering. Mr. Kissner currently serves on the board of SonicWALL, Inc., a provider of Internet security appliances. Mr. Kissner also serves on the Advisory Board of Santa Clara University’s Leavey School of Business.

Howard L. Lance Class of Director: Class B Director Appointed By: Harris Corporation

Mr. Lance, 50, is the Chairman of the Board, President and Chief Executive Officer of Harris. Mr. Lance joined Harris in January 2003 as President and Chief Executive Officer and was appointed Chairman in June 2003. Prior to joining Harris, Mr. Lance was President of NCR Corporation, an information technology services provider, and Chief Operating Officer of its Retail and Financial Group from July 2001 until October 2002. Prior to joining NCR, he spent 17 years with Emerson Electric Company, an electronic products and systems company, where he held increasingly senior management positions with different divisions of the company. In 1999, Mr. Lance was named Executive Vice President with operating responsibility for its Electronics and Telecommunications businesses. Earlier, Mr. Lance held sales and marketing positions with the Scott-Fetzer Company and Caterpillar, Inc. Mr. Lance has been a member of the board of directors of Harris since January 2003. Mr. Lance is also a director of Eastman Chemical Company and serves on the Board of Trustees of the Aerospace Industries Association, the Manufacturers Alliance/ MAPI, Inc., the Florida Council of 100, the United Way of Brevard County and the Florida Institute of Technology.
      Of the remaining three directors to be appointed by Harris, Harris has agreed that until the second anniversary of the consummation of the proposed transactions one must meet the independence requirements for directors serving on an audit committee as prescribed by the NASDAQ rules and one must not be an employee of Harris or any of its subsidiaries (without regard to Harris Stratex or any of its subsidiaries). Of the remaining three directors to be appointed by Stratex, Stratex has agreed that two must meet the independence requirements for directors serving on an audit committee as prescribed by the NASDAQ rules.
Officers of Harris Stratex
      Immediately prior to the effective time of the merger, the following individuals will hold the positions at Harris Stratex as identified below:

Guy M. Campbell Position at Harris Stratex: Chief Executive Officer Current Position: President, Microwave Communications Division, Harris Corporation

See the biographical information for Guy M. Campbell under “Board of Directors and Management of Harris Stratex Following the Transactions” on page 113 of this proxy statement/ prospectus. Mr. Campbell holds, and will continue to hold, equity interests in Harris, including grants of stock options or other equity awards received as an employee of Harris.

Sarah A. Dudash Position at Harris Stratex: Chief Financial Officer Current Position: Vice President and Controller, Microwave Communications Division, Harris Corporation

Ms. Dudash, 52, joined the Microwave Division of Harris Corporation as Division Controller in October, 2003 and was promoted to Vice-President, Controller in September, 2006. She has over 20 years of experience in financial management in both the public and private sectors.

Previously, Ms. Dudash was Business Unit Controller for the Integrated Information Communication Systems Business Unit of the Government Communications Systems Division of Harris. Ms. Dudash began her career with Deloitte Haskins + Sells. She has a bachelor’s degree in general studies and a MBA degree from the University of Pittsburgh and is a licensed certified public accountant in the State of Florida.

Ms. Dulash holds, and will continue to hold, equity interest in Harris, including grants of stock options or other equity awards received as an employee of Harris.

Thomas H. Waechter Position at Harris Stratex: Chief Operating Officer Current Position: Chief Executive Officer, Stratex Networks, Inc.

Mr. Waechter, 54, became President and Chief Executive Officer of Stratex effective May 18, 2006. Mr. Waechter joined the board of directors of Stratex as an independent director on December 1, 2005. He is a technology veteran with more than twenty years experience. Mr. Waechter held a number of senior management roles over 14 years at Schlumberger Ltd., an international services company. Recently, he served as President and Chief Executive Officer of REMEC, a wireless communications manufacturer. Prior to that, Mr. Waechter was President and Chief Executive Officer of Spectrian Corporation, which was acquired by REMEC. Mr. Waechter currently serves on the Endowment Board of the College of William and Mary. He has a bachelor’s degree in business administration from the College of William and Mary in Virginia.
      Other officers of Harris Stratex will be appointed in accordance with its certificate of incorporation and bylaws by its board of directors and management team on or prior to the completion of the proposed transactions.
Compensation of Directors and Executive Officers
      Harris Stratex has not yet paid any compensation to its directors, executive officers or other managers. The form and amount of the compensation to be paid to each of Harris Stratex’s directors, executive officers and other managers will be determined by the board of directors of Harris Stratex as soon as practicable prior to or following the completion of the merger and the contribution transaction.
      The directors of Harris Stratex after the merger and the contribution transaction will receive compensation and benefits as determined to be appropriate by the combined company for persons performing the types of services to be performed by the directors of Harris Stratex. Following the merger and the contribution transaction, the board of directors of Harris Stratex is expected to review the level of benefits in light of compensation to directors of comparable public companies and workload.
Certain Related Party Transactions
      For information relating to transactions between Harris and Harris Stratex, see Note 1. Significant Accounting Policies — Related Party Transactions in the Notes to the Combined Financial Statements beginning on page F-10 of this proxy statement/ prospectus.
      In addition, following the completion of the transactions, Harris, which at that time will have the right to elect five of Harris Stratex’s nine directors, and Harris Stratex will be parties to those agreements identified under “The Other Agreements” beginning on page 105 of this proxy statement/ prospectus, including the transition services agreement and the lease agreement. Amounts to be paid to Harris under the transition services agreement are not known at this time but are expected to exceed $60,000 per year, and amounts to be paid to Harris under the lease agreement will be approximately $45,000 per month.

HARRIS STRATEX INDUSTRY BACKGROUND
      Wireless transmission networks are constructed using microwave radios and other equipment to connect cell sites, switching systems, wire-line transmission systems and other fixed access facilities. Wireless networks range in size from a single transmission link connecting two buildings to complex networks comprised of thousands of wireless connections. The architecture of a network is influenced by several factors, including the available radio frequency spectrum, coordination of frequencies with existing infrastructure, application requirements, environmental factors and local geography.
      There has been an increase in the capital spending in the wireless telecommunications industry in recent years. The demand for high speed wireless transmission products has been growing at a slightly higher rate than the wireless industry as a whole. Harris Stratex believes that this growth is directly related to the growth in both the use of mobile wireless communications networks and the increased demand for fixed wireless transmission solutions. Major driving factors for such growth include the following:

•	Increase in Global Wireless Subscribers and Minutes of Use. The number of global wireless subscribers and minutes of use per subscriber are expected to continue to increase. The primary drivers include increased subscription, increased voice minutes of use per subscriber and the growing use by subscribers of data applications. Third generation data applications have been introduced in the developed countries and this has fueled an increase in minutes of data use. Harris Stratex believes that growth as a result of new data services will continue for the next several years.

•	Increased establishment of mobile and fixed wireless telecommunications infrastructures in developing countries. In parts of the world, telecommunications services are inadequate or unreliable because of the lack of existing infrastructures. To service providers in developing countries seeking to increase the availability and quality of telecommunications and internet access services, wireless solutions are an attractive alternative to the construction or leasing of wireline networks, given their relatively low cost and ease of deployment. As a result, there has been an increased establishment of mobile and fixed wireless telecommunications infrastructures in developing countries. Emerging telecommunications markets in Africa, Asia, the Middle East, Latin America and Eastern Europe are characterized by a need to build out basic telecommunications systems.

•	Technological advances, particularly in the wireless telecommunications market. The demand for cellular telephone and other wireless services and devices continues to increase due to technological advances and increasing consumer demand for connectivity to data and voice services. New mobile-based services based upon what is commonly referred to as “third-generation” technology is also creating additional demand and growth in mobile networks and their associated infrastructure. The demand for fixed broadband access networks has also increased due to data transmission requirements resulting from Internet access demand. Similar to cellular telephone networks, wireless broadband access is typically less expensive to install and can be installed more rapidly than a wireline or fiber alternative. New and emerging services such as WiMAX are expected to expand over the next several years. Both WiMAX and new high-speed mobile-based technology can be used for a number of applications, including “last mile” broadband connections, hotspots and cellular backhaul, and high-speed enterprise connectivity for business.

•	Global deregulation of telecommunications market and allocation of radio frequencies for broadband wireless access. Regulatory authorities in different jurisdictions allocate different portions of the radio frequency spectrum for various telecommunications services. Many countries have privatized the state-owned telecommunications monopoly and opened their markets to competitive network service providers. Often these providers choose a wireless transmission service, which causes an increase in the demand for transmission solutions. Such global deregulation of the telecommunications market and the related allocation of radio frequencies for broadband wireless access transmission have led to increased competition to supply wireless-based transmission systems.

      Other Global trends and developments in the microwave communications markets include:

•	Continuing fixed-line to mobile-line substitution;

•	Private networks and public telecommunications operators building high-reliability, high-bandwidth networks that are more secure and better protected against natural and man-made disasters;

•	Continuing global mobile operator consolidation; and

•	The Federal Communications Commission, or FCC, mandated a 2 GHz relocation project designed to resolve a public safety interference problem. The project includes the relocation of 12 federal agencies and a significant amount of microwave radio content. The FCC has mandated that most television broadcasters, fixed link service users and others who operate within the 1990 — 2110 MHz spectrum band replace and/or upgrade their 2 GHz transmission facilities by September 7, 2007 to operate within the 2025 — 2110 MHz spectrum band. In exchange, the FCC will relinquish spectrum at 700 and 800 MHz and pay them cash.
      Harris Stratex believes that as broadband access and telecommunications requirements grow, wireless systems will continue to be used as transmission systems to support a variety of existing and expanding communications networks and applications. In this regard, Harris Stratex believes that wireless systems will be used to address the connection requirements of several markets and applications, including the broadband access market, cellular applications, and private networks.

DESCRIPTION OF THE BUSINESS OF STRATEX NETWORKS, INC.
Business
      Stratex is a leading provider of innovative wireless transmission solutions to mobile wireless carriers and data access providers around the world. Stratex’s solutions also address the requirements of fixed wireless carriers, enterprises and government institutions that operate broadband wireless networks. Stratex designs, manufactures and markets a broad range of products that offer a wide range of transmission frequencies, ranging from 0.3 Gigahertz (GHz) to 38 GHz, and a wide range of transmission capacities, typically ranging from 64 Kilobits to 2OC-3 or 311 Megabits per second (Mbps). In addition to its product offerings, Stratex provides network planning, design and installation services and works closely with its customers to optimize transmission networks.
      Stratex has a long history of introducing innovative products into the telecommunications industry. Stratex’s newest product platform, Eclipse, which began shipping in January 2004, is one of the first wireless transmission platforms that combine a broad range of wireless transmission functions into one network processing node. This node contains many functions that previously had to be purchased separately from one or more equipment suppliers. Eclipse has the flexibility to increase transmission speeds and adjust capacity with software upgrades and is designed to simplify complex networks and lower the total cost of ownership over the product life.
      The sales of all of Stratex’s product lines are generated primarily through Stratex’s worldwide direct sales force. Stratex also generates sales through base station suppliers, distributors and agents.
      Stratex has sold over 300,000 microwave radios, which have been installed in over 150 countries. Stratex markets its products to service providers directly, as well as indirectly through its relationships with original equipment manufacturer (“OEM”) base station suppliers.
Properties
      Stratex’s corporate offices and principal research and development facilities are located in San Jose, California in one leased building of approximately 60,000 square feet. Stratex has vacated two other buildings in San Jose of approximately 73,000 square feet; however, Stratex has ongoing lease commitments for these buildings. Stratex also leases two buildings in Milpitas, California totaling 60,000 square feet. One of these buildings is used for warehousing. Stratex has vacated the other building of approximately 28,000 square feet. Stratex has an ongoing lease commitment for the vacated building. In the vacated building, Stratex has sub-tenants occupying the majority of the building. Although Stratex has discontinued its Seattle, Washington operations, Stratex has ongoing lease commitments at the facility, which consists of two leased buildings aggregating approximately 101,000 square feet of office and manufacturing space.
      Stratex also owns a 44,000 square foot service and repair facility in Hamilton, Scotland. Stratex owns an additional 58,000 square feet of office and manufacturing space in Wellington, New Zealand. Additionally, Stratex leases an aggregate of approximately 32,000 square feet worldwide for sales, customer service and support offices. Stratex believes these facilities are adequate to meet its anticipated needs for the foreseeable future.
Legal Proceedings
      There are no material existing or pending legal proceedings against Stratex. Stratex is subject to legal proceedings and claims that arise in the normal course of its business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF STRATEX
Business Overview
      Stratex designs, manufactures, markets and sells advanced wireless solutions for worldwide mobile and fixed telephone network interconnection and access. Since its founding in 1984, Stratex has introduced a number of innovative products in the telecommunications market and has delivered wireless transmission systems for the transport of data, voice and video communication, including comprehensive service and support. Stratex markets its products primarily to mobile wireless carriers around the world. For more information about Stratex’s business and its product line, see “Description of the Business of Stratex Networks, Inc.” on page 118 of this proxy statement/prospectus. A significant percentage of Stratex’s revenue is derived from sales outside the United States. As a result, its revenues from sales of equipment and services outside the United States were 97% in the first quarter of fiscal 2007, 95% in fiscal 2006, 94% in fiscal 2005 and 96% in fiscal 2004.
      In fiscal 2006, Stratex continued to focus its efforts and made significant progress in transitioning from its legacy products to the Eclipse business model. Stratex introduced some initial products as part of its plan to roll out the next generation of Eclipse products. Its results of operations improved significantly in fiscal 2006 as compared to fiscal 2005. Stratex achieved key milestones that it had been focusing on as part of its strategic plan.
      As indicated in the table below, Stratex’s gross margins have shown gradual improvement since the beginning of 2006, although gross margin in the first quarter of fiscal 2007 declined slightly compared to the fourth quarter of 2006.

	Q1 FY 2007	Q4 FY 2006	Q3 FY 2006	Q2 FY 2006	Q1 FY 2006

Gross margin	30.0%	30.7%	29.2%	26.8%	23.0%
      Stratex believes that it has accomplished these financial improvements mainly because of the success of the expanding Eclipse product line and due to the streamlining of operations by taking certain cost reduction measures over the past few years. Revenue from Eclipse products in fiscal 2006 was $134.5 million as compared to $39.6 million in fiscal 2005.
Critical Accounting Policies and Estimates
      The preparation of Stratex’s consolidated financial statements in accordance with generally accepted accounting principles requires Stratex to make estimates and judgments that affect the reported amounts of assets and liabilities, including the disclosure of contingent assets and liabilities at the date of Stratex’s consolidated financial statements, and the reported amounts of revenue and expenses. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. Stratex management bases its estimates and judgments on historical experience, market trends, and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Stratex management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of Stratex’s consolidated financial statements.

Revenue Recognition
      Stratex recognizes revenue pursuant to Staff Accounting Bulletin No. 104 (“SAB 104”) “Revenue Recognition.” Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that the arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured.
      In accordance with SAB 104, revenues from product sales are generally recognized when title and risk of loss passes to the customer and the above criteria are met, except when product sales are combined with significant post-shipment installation services. Under this exception, revenue is deferred until such services have been performed. Installation service revenue is recognized when the related services are performed. When sales are made under payment terms beyond Stratex’s normal credit terms, revenue is recognized only when cash is collected from the customer unless the sale is covered by letters of credit or other bank guarantees. Revenue from service obligations under maintenance contracts is deferred by Stratex and recognized on a straight-line basis over the contractual period, which is typically one year.
      In the fourth quarter of fiscal 2006, Stratex entered into a license agreement with Alcatel for Eclipse software and products, which agreement obligates Alcatel to pay Stratex a license fee based on the dollar value of Alcatel’s quarterly purchases from our contract manufacturers. A minimum quarterly license fee is recognized as revenue in the fiscal quarter it is invoiced. License fees in excess of the quarterly minimum are recognized as revenue in the quarter in which they are invoiced, due and payable. The agreement includes additional support services that may be provided by Stratex to Alcatel. In accordance with Emerging Issues Task Force (“EITF”) 00-21 “Revenue Arrangements with Multiple Deliverables” Stratex has determined that revenue related to these services should be recognized separately from the license fee and as and when the services are performed.

Provision for Warranty
      At the time Stratex recognizes revenue, Stratex establishes an accrual for estimated warranty expenses associated with its sales and records it as a component of cost of sales. Stratex’s standard warranty period generally is 27 months from the date of sale if the customer uses us or Stratex’s approved installers to install the products; otherwise it is 15 months from the date of sale. The warranty accrual is made based on forecasted returns and average cost of repair. Forecasted returns are based on trended historical returns. While Stratex believes that its warranty accrual is adequate and that the judgment applied is appropriate, the estimated amounts could differ materially from actual results. If actual warranty costs exceed the accrued expense, Stratex’s cost of sales will increase. For more information regarding Stratex’s warranty accrual for fiscal years 2006, 2005 and 2004, see Note 9 to the Consolidated Financial Statements included in Stratex’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 179 of this proxy statement/prospectus.

Inventories
      Inventories are stated at the lower of cost (first-in, first-out) or market, where cost includes material, labor, and manufacturing overhead. Stratex regularly monitors inventory quantities on hand and records a provision for excess and obsolete inventories based primarily on its forecast of future product demand and production requirements. Cost of sales included an excess and obsolete inventory provision of $3.6 million for fiscal 2006 and $2.9 million for fiscal 2005. Although Stratex makes every effort to ensure the accuracy of its forecasts of future product demand, any significant unanticipated changes in demand or technological developments could significantly impact the value of Stratex’s inventory and reported operating results. If actual market conditions are less favorable than Stratex’s assumptions, additional provisions for excess and obsolete inventory may be required, which would increase reported cost of sales. Stratex’s estimates of future product demand may prove to be inaccurate, in which case Stratex may have understated or overstated the provision required for excess and obsolete inventory. In the future, if Stratex’s inventory is determined to be overvalued, Stratex would be required to recognize such costs in its cost of sales at the time of such determination. If Stratex’s inventory is determined to be undervalued, Stratex may have overstated its cost of sales in previous periods and would be required to report lower cost of sales in a future period.
      Stratex currently subcontracts substantially all of its manufacturing. Each month Stratex provides its suppliers with a six-month forecast so they can secure parts with a substantial manufacturing and delivery lead time in order to meet forecasted delivery schedules. Stratex is generally obligated to pay for the items purchased by its suppliers based on such forecasts. If actual demand for Stratex’s products is less than forecasted, Stratex may have excess inventory, which would be recorded as an additional provision component of cost of sales.

Valuation of Long-Lived Assets
      Stratex accounts for impairment or disposal of long-lived assets in accordance with Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (“SFAS 121”), by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. Stratex values assets based on the fair value of the asset. In fiscal 2005, Stratex recorded an impairment loss on property and equipment of $0.9 million. In fiscal 2006 and the first quarter of fiscal 2007, there was no impairment loss recorded on long-lived assets by Stratex.

Valuation of Intangible Assets
      Stratex accounts for intangible assets in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or SFAS No. 142. SFAS No. 142 requires that goodwill and identifiable intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Stratex reviews its intangible assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.
      In fiscal 2004, Stratex acquired intangible assets of $2.4 million. Stratex was amortizing these intangible assets over their estimated useful life of 18 months. During fiscal 2005, Stratex reviewed its intangible assets for impairment and accelerated the amortization of the intangible assets as Stratex concluded they were impaired. Stratex amortized the entire balance of intangible assets in the third quarter of fiscal 2005. During fiscal 2006 and the first quarter of fiscal 2007, Stratex did not record any intangible assets.

Restructuring and Impairment Charges
      Liability for costs associated with an exit or disposal activity is recognized by Stratex when the liability is incurred in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). Prior to December 31, 2002 Stratex accounted for restructurings in accordance with Emerging Issues Task Force No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” or EITF No. 94-3 and SAB No. 100, “Restructuring and Impairment Charges”. Under EITF 94-3, a liability for an exit cost was recognized by Stratex at the date of its commitment to an exit plan. The restructuring accrual related to vacated properties was calculated net of estimated sublease income Stratex expected to receive once it subleased the properties that have been vacated. To determine the lease loss, certain assumptions were made related to (1) the time period over which the buildings will remain vacant, (2) sublease terms, (3) sublease rates and (4) an estimate of brokerage fees. The lease loss represents Stratex management’s estimate of time to sublease and actual sublease rates. Sublease income is estimated based on current market quotes for similar properties. If Stratex is unable to sublease these properties on a timely basis or if Stratex is forced to sublease them at lower rates due to changes in market conditions, Stratex would adjust the accrual accordingly. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized. In fiscal 2005 and fiscal 2004 Stratex recorded restructuring charges of $2.3 million and $4.0 million, respectively, for lease obligations related to buildings that were vacated in fiscal 2003 and fiscal 2002 primarily due to a change in the estimate of sublease income which was initially estimated at the time the buildings were vacated.

Provision for Uncollectible Receivables
      In establishing the appropriate provisions for trade and long-term receivables due from customers, Stratex makes assumptions with respect to their future collectibility. Such assumptions are based on an individual assessment of a customer’s credit quality as well as subjective factors and payment trends, including the aging of receivable balances and taking into consideration the country in which the customer is located as over 90% of Stratex’s customers are located outside of the United States. Generally, these individual credit assessments occur prior to the inception of the credit exposure and at regular reviews during the life of the exposure and consider:

•	a customer’s ability to meet and sustain its financial commitments;

•	a customer’s current and projected financial condition; and

•	the positive or negative effects of the customer’s current and projected industry outlook.

Deferred Taxes
      Stratex must make estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of tax assets and liabilities that arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes. Stratex must assess the likelihood that it will be able to recover its deferred tax assets. If recovery is not likely, Stratex must increase its provision for taxes by recording a valuation allowance against the deferred tax assets that Stratex estimates will not ultimately be recoverable. To the extent that Stratex’s estimates regarding valuation allowance are understated, additional charges to income tax expense would be recorded in the period in which it determines the understatement. If Stratex’s estimates are overstated, income tax benefits will be recognized when realized. As of June 30, 2006, Stratex believes that all the deferred tax assets recorded on the balance sheet are not realizable in the foreseeable future and Stratex had recorded a full valuation allowance. For details regarding Stratex’s deferred tax assets please see Note 10 to Stratex’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and incorporated into this proxy statement/prospectus by reference.
Results of Operations

Three Months Ended June 30, 2006 Versus Three Months Ended June 30, 2005

Revenues
      Stratex’s net sales for the first quarter of fiscal 2007 increased to $66.2 million, compared to $54.9 million reported in the first quarter of fiscal 2006. Stratex believes that this increase was primarily attributable to demand for the Eclipse product line for which sales were $51.0 million in the first quarter of fiscal 2007 as compared to sales of $24.8 million in the first quarter of fiscal 2006. Stratex believes that improved market conditions also contributed to the increase in net sales.

      Revenue by geographic regions. The following table sets forth information on Stratex’s sales to geographic regions for the periods indicated (in thousands, except percentages):

	Three Months Ended June 30,

		% of		% of
	2006	Total	2005	Total

United States	$2,159	3%	$2,374	4%
Other Americas	4,626	7	6,733	13
Russia	2,535	4	7,869	15
Other Europe	17,403	26	14,226	26
Middle East	8,851	13	3,421	6
Ghana	6,455	10	1,828	3
Other Africa	9,596	15	1,701	3
Thailand	1,446	2	7,671	14
Sri Lanka	9,147	14	1,299	2
Other Asia/Pacific	4,019	6	7,750	14

Total Revenues	$66,237	100%	$54,872	100%
      Stratex’s revenue in the first quarter of fiscal 2007 increased significantly compared to the first quarter of fiscal 2006 in the Ghana, Other Africa, Sri Lanka and Middle East regions. The increase in sales in the Middle East region resulted primarily from sales to an existing customer in that region; the increase in sales in Sri Lanka resulted from sales to a new customer; and the increase in sales in Ghana and the Other Africa region primarily resulted from sales to existing customers who are expanding their existing networks. Sales declined in Russia and Thailand due to decreased sales to one major customer in each of those countries.
      Product operating segment. The revenue and operating income for Stratex’s product operating segment for the periods indicated were as follows (in thousands, except percentages):

	Three Months Ended June 30,

		% of		% of
	2006	Total	2005	Total

Eclipse	$50,960	86%	$24,750	51%
XP4	1,900	3%	9,512	20%
DXR	1,707	3%	6,590	14%
Altium	2,472	4%	6,341	13%
Other products	2,149	4%	1,169	2%
Total revenue	$59,188	100%	$48,362	100%

Operating income (loss)	$1,154	2%	$(4,000)	8%
      Stratex net product revenues increased from $48.4 million in the first quarter of fiscal 2006 to $59.2 million in the first quarter of fiscal 2007 primarily due to a significant increase in sales of the Eclipse product line. Sales of Eclipse accounted for 86% of the total revenue, which increased from $24.8 million in the first quarter of fiscal 2006 to $51.0 million in the first quarter of fiscal 2007, a 106% increase, which exceeded the decline in sales of the Altium, XP4 and DXR product lines that are being replaced by Eclipse.
      Stratex generated operating income in this segment in the first quarter of fiscal 2007 of $1.2 million compared to an operating loss of $4.0 million in the first quarter of fiscal 2006 primarily because of higher margins on the Eclipse product line.

      Service Operating Segment. The revenue and operating income (loss) for Stratex’s services operating segment for each of the three-month periods ended June 30 were as follows (in thousands):

	Three Months Ended June 30,

		% of		% of
	2006	Revenue	2005	Revenue

	(in thousands, except percentages)
Field service revenue	$4,170		$3,322

Operating income (loss)	284	7%	(230)	(7)%
Repair revenue	2,879		3,188

Operating income	875	30%	1,136	36%

Total services revenue	$7,049		$6,510
Total operating income	$1,159	16%	$906	14%
      Service revenue consists of installation, network design, path surveys, integration and other revenues derived from the services Stratex provides to its customers. The increase in service revenue in the first quarter of 2007 compared to the first quarter of fiscal 2006 was attributable to the increase in product revenues associated with field services. Operating income for field service revenue increased, as a percentage of field service revenue, primarily because fixed field service costs were spread over higher revenue levels. Repair operating income, as a percentage of repair revenue, in the first quarter of fiscal 2007 decreased to 30% as compared to 36% in the first quarter of fiscal 2006 due to lower margin resulting from lower revenue.

Gross Profit

	Three Months Ended June 30,

		% of Net		% of Net
	2006	Sales	2005	Sales

	(in thousands, except percentages)
Net sales	$66,237	100%	$54,872	100%
Cost of sales	46,365	70%	42,271	77%

Gross profit	$19,872	30%	$12,601	23%

      Gross profit as a percentage of net sales increased to 30% in the first quarter of fiscal 2007 from 23% in the first quarter of fiscal 2006. A more favorable product mix including increased sales of the higher margin Eclipse products was responsible for most of this percentage increase. Slightly lower manufacturing period costs spread over increased revenue had a favorable impact of approximately 1%.

Research and Development

	Three Months Ended
	June 30,

	2006	2005

	(in thousands, except
	percentages)
Research and development	$4,584	$3,701
% of net sales	6.9%	6.7%
      In the first quarter of fiscal 2007, Stratex’s research and development expenses increased by $0.9 million from the first quarter of fiscal 2006 primarily due to stock compensation expense of $0.7 million recorded in the first quarter of fiscal 2007 for vesting of restricted stock on achievement of certain financial objectives, and as a result of Stratex’s adoption of Statement of Financial Accounting Standard No. 123(R), (SFAS No. 123(R)), “Share-Based Payment”, requiring Stratex to recognize expense related to the fair value of our stock-based compensation awards.

Selling, General and Administrative

	Three Months Ended
	June 30,

	2006	2005

	(in thousands, except
	percentages)
Selling, General and Administrative	$12,975	$11,994
% of net sales	19.6%	22.0%
      In the first quarter of fiscal 2007, selling, general and administrative expenses increased by approximately $1.0 million over the first quarter of fiscal 2006 primarily due to stock compensation expense of $2.0 million recorded in the first quarter of fiscal 2007 from vesting of restricted stock on achievement of certain financial objectives and as a result of Stratex’s adoption of SFAS No. 123(R). Stock-based compensation expense was $0.2 million in the first quarter of fiscal 2006. This increase was partially offset by lower agent commissions on lower sales in the Asia/ Pacific region where Stratex uses agents.

Other Income (Expense)

	Three Months Ended
	June 30,

	2006	2005

	(in thousands)
Interest Income	$657	$220
Interest Expense	(578)	(501)
Other expenses, net	(335)	(514)
      Interest income increased in the first quarter of fiscal 2007 as compared to the first quarter of fiscal 2006 due to higher average cash balances and higher interest rates earned on those balances.
      Interest expense in the first quarter of fiscal 2007 was slightly higher than the first quarter of fiscal 2006 primarily due to additional bank borrowings under Stratex’s credit facility on March 1, 2006.
      Stratex’s other expense declined slightly in the first quarter of fiscal 2007 compared to the first quarter of fiscal 2006 because of lower exchange losses and lower cost of hedging its foreign currency exposure risk.

Provision for Income Taxes

	Three Months
	Ended June 30,

	2006	2005

	(in thousands)
Provision for income taxes	$235	$277
      Stratex records a provision for income taxes on taxable income generated by some of its foreign subsidiaries. Taxable income of Stratex’s subsidiary in Poland was significantly higher in the first quarter of fiscal 2006 as compared to first quarter of fiscal 2007. Stratex recorded a provision of $0.2 million for its subsidiary in Poland in the first quarter of fiscal 2006. The provision for the first quarter of fiscal 2007 was only $16,000. The decrease was partially offset by higher taxable income generated by Stratex’s subsidiary in India in the first quarter of fiscal 2007 as compared to the first quarter of fiscal 2006. Stratex recorded a provision of $0.1 million in the first quarter of fiscal 2007 for its subsidiary in India as compared to nil provision in the first quarter of fiscal 2006.

Summary of Cash Flows
      Net cash provided by Stratex’s operating activities in the first quarter of fiscal 2007 was $6.0 million, compared to net cash used for operating activities of $1.6 million in the first quarter of fiscal 2006. The amount provided by operating activities in the first quarter of fiscal 2007 came from net profit, as adjusted to exclude non-cash charges. The components of the increase (net) were as follows:

•	Accounts receivable decreased by $1.8 million in the first quarter of fiscal 2007 compared to an increase of $1.2 million in the first quarter of fiscal 2006 mainly due to improvement in day sales outstanding, or DSO, from 59 days in the first quarter of fiscal 2006 to 55 days in the first quarter of fiscal 2007. The decrease in DSO resulted primarily from the timing of collections and fluctuations in shipments combined with an increase in revenues.

•	Accounts payable increased by $2.6 million in the first quarter of fiscal 2007 compared to a decrease of $5.5 million in the first quarter of fiscal 2006 primarily because of higher inventory purchases to support higher levels of backlog.

•	Inventories increased in the first quarter of fiscal 2007 by $2.5 million compared to a decrease of $6.2 million in the first quarter of fiscal 2006.

•	Other accrued liabilities and long term liabilities decreased in the first quarter of fiscal 2007 primarily because of restructuring payments of $0.8 million.
      Net cash used for Stratex’s investing activities in the first quarter of fiscal 2007 was $4.9 million, compared to net cash provided by investing activities of $3.7 million in the first quarter of fiscal 2006. In the first quarter of fiscal 2007, proceeds from sales of investments, net of purchases, were $3.9 million compared to net proceeds of $4.2 million in the first quarter of fiscal 2006.
      Purchases of property and equipment by Stratex were $1 million in the first quarter of fiscal 2007 compared to $0.5 million in the first quarter of fiscal 2006.
      Net cash used for financing activities by Stratex in the first quarter of fiscal 2007 was $1.6 million compared to net cash used by financing activities of $1.5 million in the first quarter of fiscal 2006. Stratex repaid $2.8 million and $1.6 million of its bank loans in the first quarters of fiscal 2007 and 2006, respectively. Proceeds from the sale of common stock of $1.2 million and $0.1 million in the first quarters of 2007 and 2006, respectively, were derived from the exercise of employee stock options and employee purchases of stock under Stratex’s employee stock purchase plan.

Fiscal Years Ended March 31, 2006, March 31, 2005 and March 31, 2004

Revenues
      Net sales for fiscal 2006 increased to $230.9 million, compared to $180.3 million reported in fiscal 2005. Stratex believes that this increase was primarily attributable to an increase in the demand for its newest Eclipse product line, and that demand increased because of wireless subscriber growth and growth in fixed wireless transmission infrastructures in developing countries. Stratex also experienced increased sales for data applications as a result of the Eclipse product features that specifically address this market. Stratex believes that global economic growth rates, though modest, also contributed to the increase in revenue.
      Net sales for fiscal 2005 increased to $180.3 million, compared to $157.3 million reported in fiscal 2004. This increase was due in part to increased sales of the Eclipse product line, which began shipping in the fourth quarter of fiscal 2004. Eclipse sales accounted for $39.6 million, or almost 22%, of Stratex’s total revenue for fiscal 2005. Stratex believes that improved market conditions were another factor contributing to the increase in net sales in fiscal 2005 compared to fiscal 2004. Capital spending in the telecommunications market showed a gradual improvement during fiscal 2005.

      Revenue by geographic regions. The following table sets forth information about Stratex’s revenue by geographic region for the periods indicated (in thousands, except percentages):

	Years Ended March 31,

		% of		% of		% of
	2006	Total	2005	Total	2004	Total

United States	$11,235	5%	$11,446	6%	$6,314	4%
Other Americas	23,676	10%	23,839	13%	18,870	12%
Russia	15,684	7%	35,456	20%	14,689	9%
Poland	25,905	11%	10,811	6%	5,896	4%
Other Europe	32,766	14%	22,144	12%	30,269	19%
Middle East	26,498	12%	17,520	10%	16,416	11%
Nigeria	19,090	8%	10,081	6%	25,705	16%
Other Africa	18,034	8%	16,963	9%	9,824	6%
Bangladesh	22,301	10%	1,637	1%	—	—
Other Asia/ Pacific	35,703	15%	30,405	17%	29,365	19%

Total Revenues	$230,892	100%	$180,302	100%	$157,348	100%
      Net sales in fiscal 2006 compared to net sales in fiscal 2005 increased significantly in Poland, Nigeria, Bangladesh, Middle East and Other Europe regions, while revenue decreased significantly in Russia. Sales in Poland increased due to increased sales to an existing long-term customer and in part due to sales to a new customer. Net sales in the Middle East increased significantly mainly due to increased sales to one major customer in that region. Net sales to Nigeria in fiscal 2006 increased to $19.1 million from $10.1 million in fiscal 2005 primarily due to network expansion by one major customer. Revenue in Bangladesh increased significantly to $22.3 million in fiscal 2006 from $1.6 million in fiscal 2005 due to the rapid expansion of several regional networks. Revenue in the Other Asia/ Pacific region increased to $13.9 million in fiscal 2006 from $4.3 million in fiscal 2005 due to increased shipments to a major customer and the recognition of revenue in the first quarter of fiscal 2006 of $4.4 million on one major sale of legacy equipment that had previously been deferred due to credit status. Net sales in Russia decreased in fiscal 2006 to $15.7 million from $35.5 million fiscal 2005 primarily because of reduced sales to one customer.
      Net sales in fiscal 2005 compared to fiscal 2004 increased significantly in Russia, the Americas, Poland and Other Africa regions while decreasing significantly in Nigeria and Other Europe regions. The increase in net revenue in Russia was primarily due to increased sales to one customer. The increase in net sales in the Americas from $25.2 million in fiscal 2004 to $35.3 million in fiscal 2005 resulted primarily from the increase in sales of a license exempt product line that Stratex acquired in fiscal 2004, securing a new customer in Latin America and sales to an existing customer to whom Stratex had no shipments in the Americas in fiscal 2004. The decrease in net sales in Nigeria from $25.7 million in fiscal 2004 to $10.1 million in fiscal 2005 was due to a decline in shipments to one customer whose network expansion project neared completion. Net sales in the Other Europe region decreased to $22.1 million in fiscal 2005 from $30.3 million in fiscal 2004 due to a declining customer base and lower sales in Eastern Europe. Net sales to Poland increased significantly to $10.8 million in fiscal 2005 from $5.9 million in fiscal 2004 due to an increase in sales to an existing customer.
      Orders and backlog. In fiscal 2006, Stratex received $255.9 million in new orders compared to $208.9 million in fiscal 2005 and $196.3 million in fiscal 2004. The backlog at June 30, 2006 was $87.4 million compared to $56.2 million at June 30, 2005 and $58.0 million at June 30, 2004.

      The following table summarizes the number of Stratex’s customers that accounted for more than 10% of its backlog at fiscal year end and with the percentage of backlog represented by each one.

	Years Ended March 31,

	2006	2005

Number of customers	3	2
Percentage of Backlog	12%, 11%, 10%	13%, 12%
      Orders in Stratex’s backlog are subject to changes in delivery schedules or to cancellation at the option of the purchaser without significant penalty. Stratex includes in its backlog purchase orders for which a delivery schedule has been specified for product shipment within one year. Stratex reviews its backlog on an ongoing basis and makes adjustments to it as required. Accordingly, although useful for scheduling production, backlog as of any particular date may not be a reliable measure of future sales.
      Product operating segment. The revenue and operating income (loss) by product for Stratex’s product operating segment the three years ended March 31 were as follows (in thousands, except percentages):

	Years Ended March 31,

		% of		% of		% of
	2006	Total	2005	Total	2004	Total

Eclipse	$134,479	68%	$39,599	26%	$3,348	3%
XP4	19,417	10%	64,125	42%	57,497	44%
DXR	14,777	7%	16,120	11%	23,917	18%
Altium	19,730	10%	23,985	16%	39,613	31%
Other Products	9,785	5%	7,787	5%	4,718	4%

Total Revenue	$198,188		$151,616		$129,093
Operating Loss	$(3,692)	(1.9)%	$(47,064)	(31)%	$(39,987)	(31)%
      Net product revenues increased to $198.2 million in fiscal 2006 from $151.6 million in fiscal 2005 primarily because of a significant increase in Eclipse product line sales which accounted for 68% of the total revenue, increasing by 240% from $39.6 million in fiscal 2005 to $134.5 million in fiscal 2006. Sales of Stratex’s older Altium, XP4 and DXR product lines decreased as the Eclipse product line replaced demand for those products.
      Operating loss from the product segment declined significantly to $3.7 million in fiscal 2006 from $47.1 million in fiscal 2005, primarily due to higher gross margins for the Eclipse product line.
      Net product revenues increased from $129.1 million in fiscal 2004 to $151.6 million in fiscal 2005 due to the introduction of Stratex’s new Eclipse product line, which began shipping in the fourth quarter of fiscal 2004. Eclipse product sales increased from $3.3 million in fiscal 2004 to $39.6 million in fiscal 2005, and replaced revenue from the older Altium product line which decreased from $39.6 million in fiscal 2004 to $24.0 million in fiscal 2005. In fiscal 2005, net revenue for the XP4 product line increased to $64.1 million from $57.5 million in fiscal 2004 primarily due to sales to an existing customer in Russia that was continuing to expand its network. At the same time, net revenue from the DXR product line decreased from $23.9 million in fiscal 2004 to $16.1 million in fiscal 2005 because of lower demand for this product which is used in limited applications.
      The operating loss from the product segment in fiscal 2005 as a percentage of net product segment revenue remained approximately the same as in fiscal 2004, as an increase in product revenue was offset in percentage terms by restructuring charges of $7.4 million and inventory valuation charges of $2.6 million recorded in fiscal 2005.
      Cash used for the product operating segment resulted primarily from operating losses incurred by that segment. The cash needs of this segment included research and development activities and restructuring payments. We also increased the inventory levels of our new product Eclipse in order to support its rollout in the market.

      Service Operating Segment. The revenue and operating income for Stratex’s service operating segment for the three years ended March 31 were as follows: (in thousands, except percentages)

	Years Ended March 31,

		% of		% of		% of
	2006	Revenue	2005	Revenue	2004	Revenue

Field Service revenue	$20,545		$16,605		$15,404
Operating income/(loss)	1,116	5%	(516)	(3)%	665	4%
Repair revenue	12,159		12,081		12,851
Operating income	4,898	40%	3,859	32%	4,777	37%

Total Service Revenue	$32,704		$28,686		$28,255
Total Operating Income	$6,014	18%	$3,343	12%	$5,442	19%
      Services revenue includes, but is not limited to, installation, network design, path surveys, integration and other revenues derived from the services Stratex provide to its customers.
      In fiscal 2006, field service revenue increased to $20.5 million from $16.6 million in fiscal 2005 due to the increase in product revenues associated with field services. Operating income from field service revenue was $1.1 million in fiscal 2006 compared to a loss of $0.5 million in fiscal 2005 because fixed field service costs were spread over higher revenue levels. Repair revenue did not change significantly in fiscal 2006 compared to fiscal 2005. Operating income improved as Stratex reduced its expenses in this segment.
      In fiscal 2005, field service revenue increased to $16.6 million from $15.4 million in fiscal 2004. Despite the increase, Stratex incurred an operating loss in fiscal 2005 compared to an operating income in fiscal 2004, primarily due to project delays which raised costs as well as costs incurred to modify an installation for a major customer. Repair revenue decreased slightly in fiscal 2005 to $12.1 million from $12.9 million in fiscal 2004. Operating income for the repair segment, as a percentage of repair revenue, for fiscal 2005 decreased to 32% from 37% in fiscal 2004 because of lower absorption of fixed costs due to lower revenues.
      Cash used in the service operating segment resulted primarily from purchases of spare parts to provide repair services to our customers and to pay labor expenses. We also paid cash to several third party vendors to help us install our products. In fiscal 2005 and fiscal 2004, we purchased approximately $2.9 million and $4.4 million of spare parts, respectively.

Gross Profit

	Years Ended March 31,

		% of		% of		% of
	2006	Net Sales	2005	Net Sales	2004	Net Sales

	(in thousands, except percentages)
Net sales	$230,892	100%	$180,302	100%	$157,348	100%
Cost of sales	167,303	72.5%	151,398	84.0%	129,689	82.4%
Inventory valuation charges (benefits)	—	—	2,581	1.4%	(498)	(0.3)%

Gross profit	$63,589	27.5%	$26,323	14.6%	$28,157	17.9%
      Gross profit as a percentage of net sales increased to 27.5% in fiscal 2006 compared to a gross profit of 14.6% in fiscal 2005. This increase in gross profit percentage resulted primarily from a favorable product mix impact of approximately 5%, especially from higher sales of Stratex’s Eclipse product line. Lower costs had a favorable impact of approximately 12%, while pricing had an unfavorable impact of 5%. The gross profit of fiscal 2005 was negatively impacted by 1% due to inventory valuation charges of $2.6 million.
      Gross profit as a percentage of net sales decreased to 14.6% in fiscal 2005 compared to a gross profit percentage of 17.9% in fiscal 2004. The gross profit percentage for fiscal 2005 was negatively impacted by

1% due to inventory valuation charges of $2.6 million recorded in fiscal 2005, compared to an inventory valuation benefit of $0.5 million recorded in fiscal 2004. The inventory valuation charges were for excess inventories not expected to be sold and the inventory valuation benefit was from sale of excess inventories reserved in prior periods. Pricing had a negative impact of approximately 2% on the gross margin percentage in fiscal 2005 as compared to fiscal 2004.

Research and Development

	Years Ended March 31,

	2006	2005	2004

	(in thousands, except percentages)
Research and development	$14,475	$16,661	$17,151
% of net sales	6.3%	9.2%	10.9%
      In fiscal 2006, research and development expenses decreased to $14.5 million from $16.7 million in fiscal 2005. This decrease was primarily due to the shut down of the Cape Town, South Africa operations in the third quarter of fiscal 2005 as part of a restructuring plan and reduced engineering expenses related to Stratex’s legacy products.
      In fiscal 2005, research and development expenses decreased to $16.7 million from $17.2 million in fiscal 2004, primarily because of the shut down of the Cape Town, South Africa operations.

Selling, General and Administrative

	Years Ended March 31,

	2006	2005	2004

	(in thousands, except percentages)
Selling, general and administrative	$46,792	$44,379	$39,273
% of net sales	20.3%	24.6%	25.0%
      In fiscal 2006, selling, general and administrative expenses increased to $46.8 million from $44.4 million in fiscal 2005, primarily due to higher third party agent commissions on sales of our products resulting from an increase in net sales, especially in the Asia/ Pacific region. Net sales in the Asia/ Pacific region in fiscal 2006 were $58.0 million compared to $32.0 million in fiscal 2005. As a percentage of net sales, selling, general and administrative expenses declined to 20.3% in fiscal 2006 from 24.6% in fiscal 2005 primarily because of the increase in net sales.
      In fiscal 2005, selling, general and administrative expenses increased to $44.4 million from $39.3 million in fiscal 2004, due to higher third party agent commissions on sales of products resulting from an increase in net sales, especially in the Asia/ Pacific region, and higher receivable valuation charges. In fiscal 2005, Stratex recorded a $1.1 million accrual for uncollectible receivables. In addition, Stratex incurred increased costs and audit fees for documentation and testing related to implementation of requirements of the Sarbanes-Oxley Act 2002. As a percentage of net sales, selling, general and administrative expenses declined to 24.6% in fiscal 2005 from 25.0% in fiscal 2004 primarily because the rate of increase in net sales exceeded the rate of increase in selling, general and administrative expenses.

Restructuring Charges

	Years Ended March 31,

	2006	2005	2004

	(in thousands, except percentages)
Restructuring charges	$—	$7,423	$5,488
% of net sales	—	4.1%	3.5%
      Stratex did not record any restructuring charges in fiscal 2006. In fiscal 2005, Stratex recorded $7.4 million of restructuring charges. In order to reduce expenses and increase operational efficiency, Stratex implemented a restructuring plan in the third quarter of fiscal 2005 that included the decision to shut down operations in Cape Town, South Africa, outsource manufacturing at the New Zealand and Cape Town, South Africa locations and exit the sales and service offices in Argentina, Colombia and Brazil in favor of independent distributors. As part of the restructuring plan, Stratex reduced the workforce by 155 employees and recorded restructuring charges for employee severance and benefits of $3.8 million. Stratex also recorded restructuring charges of $2.3 million for building lease obligations, $0.8 million for fixed asset write-offs and $0.5 million for legal and other costs.
      In fiscal 2004, Stratex recorded $5.5 million of restructuring charges. Stratex reduced the workforce by 34 employees and recorded restructuring charges for employee severance and benefits of $0.9 million. The remaining $4.6 million of restructuring charges related to lease obligations for buildings that Stratex vacated in fiscal 2002 and fiscal 2003.
      The following table summarizes the activity relating to restructuring charges for the three years ended March 31, 2006 (in millions):

	Severance	Facilities
	and Benefits	and Other	Total

Balance as of March 31, 2003	$1.5	$22.7	$24.2
Provision in fiscal 2004	0.9	4.6	5.5
Cash payments	(1.3)	(5.6)	(6.9)

Balance as of March 31, 2004	1.1	21.7	22.8
Provision in fiscal 2005	3.8	3.6	7.4
Cash payments	(3.8)	(4.0)	(7.8)
Non-cash expense	—	(0.6)	(0.6)
Reclassification of related rent accruals	—	1.2	1.2

Balance as of March 31, 2005	1.1	21.9	23.0
Provision in fiscal 2006	—	—	—
Cash payments	(1.2)	(3.6)	(4.8)
Reclassification	0.3	(0.6)	(0.3)

Balance as of March 31, 2006	$0.2	$17.7	$17.9

Current portion	$0.2	$3.2	$3.4
Long-term portion	—	14.5	14.5
      The remaining accrual balance of $17.9 as of March 31, 2006 is expected to be paid in cash. Stratex expects $3.4 million of the remaining accrual balance ($0.2 million of severance and benefits, $0.3 million of legal and other costs and $2.9 million of vacated building lease obligations) to be paid in fiscal 2007 and vacated building lease obligations of $14.5 million to be paid during fiscal 2008 through fiscal 2012.

Interest Income, Interest Expense, Other Expenses

	Years Ended March 31,

	2006	2005	2004

	(in thousands)
Interest income	$1,111	$737	$886
Interest expense	2,227	1,662	160
Other expenses, net	1,927	845	1,116
      Interest income was $1.1 million in fiscal 2006 compared to $0.7 million in fiscal 2005. The increase resulted primarily from higher interest rates in fiscal 2006 as compared to those in fiscal 2005. Interest income in fiscal 2005 decreased to $0.7 million from $0.9 million in fiscal 2004. The decrease resulted primarily from lower average cash balances during fiscal 2005 as compared to fiscal 2004.

      Stratex’s interest expense increased to $2.2 million in fiscal 2006 from $1.7 million in fiscal 2005 primarily due to bank borrowings under its credit facility. Interest expense increased to $1.7 million in fiscal 2005 from $0.2 million in fiscal 2004 because of the additional debt.
      Other expenses net were $1.9 million in fiscal 2006 compared to $0.8 million in fiscal 2005 primarily due to higher foreign currency exchange losses and an increase in the cost of hedging foreign currency exposure risk. Other expenses declined to $0.8 million in fiscal 2005 from $1.1 million in fiscal 2004 as Stratex lowered its cost of hedging for foreign currency exposure in fiscal 2005 by reducing exposure through capitalizing intercompany balances with foreign subsidiaries.

Provision for Income Taxes

	Years Ended March 31,

	2006	2005	2004

	(in thousands)
Provision for income taxes	$1,576	$455	$2,133
      In fiscal 2006, Stratex recorded an income tax provision of $1.6 million compared to a provision of $0.5 million in fiscal 2005. This increase was mainly due to an increase in taxable income of some of its foreign subsidiaries.
      In fiscal 2005, Stratex recorded an income tax provision of $0.5 million related to profits generated by some of its foreign subsidiaries. In fiscal 2004, Stratex wrote off $1.9 million of deferred tax assets relating to two of its foreign subsidiaries as it was more likely than not that Stratex would not realize any benefit from these assets. Stratex also recorded an income tax provision of $0.2 million for foreign subsidiary net income.
Liquidity and Capital Resources

Cash Requirements
      Stratex’s cash requirements for the next 12 months are primarily to fund:

•	operations

•	research and development

•	restructuring payments

•	capital expenditures

•	repayment of long-term debt

•	acquisitions

Contractual Obligations
      As of June 30, 2006, Stratex had $8 million in standby letters of credit outstanding with several financial institutions to support bid and performance bonds issued to various customers. These letters of credit generally expire within one year. Also, as of June 30, 2006, Stratex had outstanding forward foreign exchange contracts totaling $39.9 million which expire within two months.

      The following table provides information related to Stratex’s contractual obligations (in thousands):

	Payments Due
	Three Months Ended June 30,

					2011 &	Total
	2007	2008	2009	2010	Beyond	Obligations

	(in thousands)
Operating leases(a)	$4,899	$6,673	$6,805	$6,929	$6,614	$31,920
Unconditional purchase obligations(b)	$26,899	—	—	—	—	$26,899
Long-term debt(c)	$8,434	$11,250	$6,041	$5,000	—	$30,729

(a)	Contractual cash obligations include $16.6 million of lease obligations that have been accrued as restructuring charges as of June 30, 2006.

(b)	Stratex has firm purchase commitments with various suppliers as of the end of June 2006. Actual expenditures will vary based upon the volume of the transactions and length of contractual service provided. In addition, the amounts paid under these arrangements may be less in the event that the arrangements are renegotiated or cancelled. Certain agreements provide for potential cancellation penalties. Stratex’s policy with respect to all purchase commitments is to record losses, if any, when they are probable and reasonably estimable. Stratex believes it has made adequate provision for potential exposure related to inventory for orders which may go unused.

(c)	See discussion of “Repayment of Long-Term Debt” below.

Restructuring Payments
      Stratex expects to pay the remaining accrual balance for restructuring payments of $17.1 million as of June 30, 2006, in cash. The remaining accrual balance consists of $0.2 million for severance and benefits, $0.3 million for legal fees and $16.6 million for vacated building lease obligations. Of the vacated building lease obligations, Stratex expects to pay $3.2 million prior to June 30, 2007 and $13.4 million from fiscal 2008 through fiscal 2012.

Customer Financing
      Beginning in fiscal 2004, Stratex has granted extended terms of credit to some customers in order to position itself in the applicable markets and to promote opportunities for the Eclipse product line. As of June 30, 2006, Stratex had recorded $0.4 million as long-term accounts receivable due to these extended terms of credit granted to our customers. Although Stratex may commit to provide financing to customers in order to position itself in certain markets, Stratex remains focused on minimizing overall customer financing exposures by discounting receivables when possible, raising third party financing and arranging letters of credit.

Repayment of Long-Term Debt
      In the first quarter of fiscal 2005, Stratex borrowed $25 million on a long-term basis under its $35 million secured revolving credit facility with a commercial bank. This loan is payable in equal monthly installments of principal plus interest over a period of four years. It bears a fixed interest rate of 6.38%. As of June 30, 2006, Stratex had repaid $13 million of the loan principal.
      In the fourth quarter of fiscal 2006, Stratex increased the amount of its credit facility with the bank from $35 million to $50 million and extended the facility for one year to April 30, 2008. Stratex also borrowed an additional $20 million on a long-term basis under this facility. The long-term loan is payable in equal monthly installments of principal and interest over four years and bears interest at a fixed rate of 7.25%. As of June 30, 2006, Stratex repaid $1.3 million principal of this loan. This credit facility is secured by all of Stratex’s assets, other than leasehold improvements under various facility leases, assets previously pledged by Stratex’s New Zealand subsidiary, restricted cash held in bank and deposit accounts and intellectual property, although all proceeds of intellectual property are secured.
      Under the credit facility agreement, Stratex has to maintain, as measured on the last day of each fiscal quarter, tangible net worth of at least $54 million plus (1) 25% of net income, as determined in accordance with GAAP (exclusive of losses) and (2) 50% of any increase in net worth due to subordinated debt or net equity proceeds from either public or private offerings (exclusive of issuances of stock under our employee benefit plans) for such quarter and all preceding quarters since December 31, 2005. Stratex also has to maintain, as measured at the last day of each fiscal month, a ratio of not less than 1:1 for each month end through May 31, 2006 and 1.25:1 thereafter, determined as follows: (a) the sum of total unrestricted cash and cash equivalents, short-term and long-term marketable securities, and 25% of all accounts receivable due to Stratex, minus certain outstanding bank services and reserve for foreign currency contract transactions, divided by (b) the aggregate amount of outstanding borrowings and other obligations to the bank. As of June 30, 2006 Stratex was in compliance with these financial covenants.

Sources of Cash
      At June 30, 2006, Stratex’s principal sources of liquidity consisted of $61.3 million in cash, cash equivalents and short-term investments, and $12.9 million in available credit under the $50 million credit facility. At June 30, 2006, the balance of the long-term debt portion of the $50 million credit facility was $30.7 million, and $6.4 million of standby letter of credit obligations were outstanding. There was no amount outstanding under the short-term debt portion of the facility as of June 30, 2006. As the long-term debt portion is repaid, additional credit will be available under the revolving credit portion of the facility. Short-term borrowings under the revolving credit facility bear interest at the bank’s prime rate, which was 8.25% per annum at June 30, 2006, or LIBOR plus 2%, at Stratex’s option.
      Stratex generated cash in the first quarter of fiscal 2007. However, Stratex expects to use cash in the remainder of fiscal 2007 as it continues to pay down its term loans, and as accounts receivable days sales outstanding are expected to increase to 65 to 70 days.
      Stratex believes that its available cash and cash equivalents at June 30, 2006 and the $12.9 million available credit under its revolving credit facility should be sufficient to meet Stratex’s anticipated needs for working capital and capital expenditures for the next twelve months.
Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

Exposure on Investments
      Stratex’s exposure to market risk for changes in interest rates relates primarily to its investment portfolio. Stratex does not use derivative financial instruments in its investment portfolio. Stratex invests in high-credit quality issuers and, by policy, limits the amount of credit exposure to any one issuer and country. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity. The portfolio is also diversified by maturity to ensure that funds are readily available as needed to meet liquidity needs. This policy minimizes the requirement to sell securities in order to meet liquidity needs and therefore the potential effect of changing market rates on the value of securities sold.

      The table below presents principal amounts and related weighted average interest rates by year of maturity for our investment portfolio.

	Years Ending
	March 31

	2007	2008

	(in thousands, except
	percentages)
Cash equivalents and short-term investments(a)	$52,291	$2,404
Weighted average interest rate	4.9%	5.3%

(a)	Does not include cash of $6.5 million held in bank checking and deposit accounts including those held by our foreign subsidiaries.
      The primary objective of Stratex’s short-term investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. Stratex’s short-term investments are for fixed interest rates; therefore, changes in interest rates will not generate a gain or loss on these investments unless they are sold prior to maturity. Actual gains and losses due to the sale of investments prior to maturity have been immaterial. The average days to maturity for investments held at the end of first quarter of fiscal 2007 was 40 days, and the investments had an average yield of 4.9% per annum.
      As of June 30, 2006, unrealized losses on investments were insignificant. The investments have been recorded at fair value on our balance sheet.

Exposure on Borrowings
      Any short-term borrowings under Stratex’s credit facility will be at an interest rate of the bank’s prime rate or LIBOR plus 2%, at Stratex’s option. As of June 30, 2006, Stratex had $12.9 million of available credit under the $50 million credit facility with a commercial bank. A hypothetical 10% change in interest rates would not have a material impact on Stratex’s financial position, results of operations and cash flows.

Exchange Rate Risk
      Stratex routinely uses forward foreign exchange contracts to hedge net exposures, by currency, related to the monetary assets and liabilities of its operations denominated in non-functional currencies. In addition, Stratex enters into forward foreign exchange contracts to establish with certainty the U.S. dollar amount value of firmly committed backlog and open purchase orders denominated in a foreign currency. The primary business objective of these hedging programs is to minimize the gains and losses in both margin and other income resulting from exchange rate changes. At June 30, 2006, Stratex held forward contracts in the aggregate amount of $39.4 million primarily in the Thai Baht, Euro and Polish Zloty. The amount of unrealized gain on these contracts at June 30, 2006 was $0.2 million. Forward contracts are not available in certain currencies and are not purchased for some other currencies because of their high cost. The exchange rate fluctuations in these currencies, such as the Nigerian Naira, could result in significant gains and losses in future periods.
      Given Stratex’s exposure to various transactions in foreign currencies, a change in foreign exchange rates would result in exchange gains and losses. As these exposures are generally covered by forward contracts where such contracts are available, these exchange gains and losses would be offset by exchange gains and losses on the contracts designated as hedges against such exposures.
      Stratex uses sensitivity analysis to measure foreign currency risk by computing the potential loss that may result from adverse changes in foreign exchange rates. The exposure that relates to the hedged firm commitments is not included in the analysis. A hypothetical unfavorable variance in foreign exchange rates of 10% is applied to each net source currency position using year-end rates, to determine the potential loss. Further, the model assumes no correlation in the movement of foreign exchange rates. A 10% adverse change in exchange rates would result in an insignificant amount of loss. This potential loss would result primarily from Stratex’s exposure to the Nigerian Naira and Argentine Peso.
      Stratex does not enter into foreign currency transactions for trading or speculative purposes. Stratex attempts to limit its exposure to credit risk by executing foreign contracts with high-quality financial institutions. For more information regarding Stratex’s accounting policies for derivative financial instruments, see note 2 to the notes to the Consolidated Financial Statements included in Stratex’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 incorporated into this proxy statement/ prospectus by reference. See “Where You Can Find More Information” beginning on page 179 of this proxy statement/ prospectus.

DESCRIPTION OF THE BUSINESS OF THE MICROWAVE COMMUNICATIONS
DIVISION OF HARRIS CORPORATION
Introduction
      The Microwave Communications Division, sometimes referred to in this proxy statement/prospectus as MCD, is one of four divisions within Harris, an international communications and information technology company focused on providing assured communication products, systems and services for government and commercial customers. MCD was formed in February 1980, when Farinon Corporation, a producer of telecommunications products and recognized leader in the telephone equipment market, was acquired by Harris.
      MCD is a global provider of products and services in point to point microwave radio communications. MCD designs, manufactures and sells a broad range of microwave radios and network management solutions for use in worldwide wireless communications networks. Applications include wireless/mobile infrastructure connectivity; secure data networks; public safety transport for state, local and Federal government users; and right-of-way connectivity for utilities, pipelines, railroads and industrial companies. MCD has been a separate reportable segment for Harris Corporation since fiscal year 2000, and in fiscal year 2004, NetBoss became a product line of this segment. MCD had approximately 1,050 employees and comprised $352.6 million in assets as of June 30, 2006.
      MCD is organized into three operating segments around the markets served: North America microwave, International microwave and the NetBoss product line. The North America microwave segment designs, manufactures, sells and services microwave radio products, primarily for cellular network providers and private network users within North America. The International microwave segment designs, manufactures, sells and services microwave radio products, primarily for cellular network providers and private network users outside of North America. NetBoss® is a turnkey, end-to-end service assurance solution for broadband, wireline, wireless and converged networks. The NetBoss product line develops, designs, produces, sells and services network management systems, primarily for cellular network providers and private network users. Unless otherwise noted, disclosures in this proxy statement/prospectus relate only to MCD’s continuing operations.
      MCD’s total revenue in fiscal 2006 was $358 million compared to $310 million in fiscal 2005 and $330 million in fiscal 2004. The North America microwave revenue increased approximately 5% from fiscal 2005 while international revenue, which represented approximately 48% of MCD’s total revenue in fiscal 2006, increased approximately 35% from fiscal 2005. NetBoss revenue, which represented approximately 5% of MCD’s total revenue in fiscal 2006, decreased approximately 27% from fiscal 2005. MCD’s net loss for fiscal 2006 was $35.8 million, including $39.6 million in inventory write-downs and other charges associated with the international segment product discontinuances and the shutdown of manufacturing operations at the Montreal, Canada plant, compared to a loss of $3.8 million in fiscal 2005 and a loss of $20.2 million in fiscal 2004. The loss in fiscal 2004 included $4.5 million and $2.8 million in our International microwave and North America microwave segments, respectively, of expenses related to cost-reduction measures and fixed asset write downs taken during the fiscal year. Additionally, MCD was allocated certain general corporate expenses of Harris Corporation, which were in support of MCD, including costs for finance, legal, treasury, purchasing, quality, environmental, safety, human resources, tax, audit and public relations departments and other corporate and infrastructure costs. MCD was allocated $12.4 million and $6.2 million in fiscal year 2006 and 2005, respectively. These cost allocations were primarily based on a ratio of MCD sales to total Harris Corporation sales multiplied by the total Headquarters Expense of Harris Corporation. The $12.4 million allocation for fiscal year 2006 included a $5.4 million charge related to Harris’ arbitration with Bourdex Telecommunications Limited.

Financial Information About the Microwave Communications Division
      Financial information with respect to MCD’s business segments, including revenue, operating income or loss and long lived assets by location, is contained in Note 16: Business Segments in the Notes to

Combined Financial Statements beginning on page F-23 of this proxy statement/prospectus. Financial information with respect to MCD’s operations outside the United States is also contained in Note 16: Business Segments.

Product Portfolio
      MCD’s principal product families include TRuepointtm, Constellation®, and MegaStar® families of point-to-point digital radios, and NetBoss®, a comprehensive network management system.

Point-to-Point Microwave Radios
      In general, wireless networks are constructed using microwave radios and other equipment to connect cell sites, fixed-access facilities, switching systems, land mobile radio systems and other similar systems. For many applications, microwave systems offer a lower-cost, highly reliable alternative to competing transmission technologies such as fiber or “wired” systems. MCD’s product lines span frequencies from 2 to 38 GHz and include the:

•	TRuepointtm family of microwave radios. This is MCD’s next-generation microwave point-to-point radio platform which provides Synchronous Digital Hierarchy (“SDH”) and Plesiochronous Digital Hierarchy (“PDH”) in a single platform and is designed to meet the current and future needs of network operators, including mobile, private network, government and access service providers. The unique architecture of the core platform reduces both capital expenditures and life cycle costs, while meeting international and North American standards. The software-based architecture enables transition between traditional microwave access applications and higher-capacity transport interconnections. The wide range of capacities, interfaces, modulation schemes, frequency and channel plans, and power levels are made available to meet the requirements of networks around the world. The TRuepoint product family delivers service from 4 to 180 megabits-per-second capacity at frequencies ranging from 6 to 38 GHz;

•	Constellation® medium-to-high-capacity family of point-to-point digital radios operating in the 6, 7/8 and 10/11 GHz frequencies, which are designed for network applications and support both PDH and Synchronous Optical Network (“SONET”), the standard for digital transport over optical fiber in North American applications. Constellation radios are suited for wireless mobile carriers and private operators, including critical public safety networks; and

•	MegaStar® high-capacity, carrier-class digital point-to-point radios, which operate in the 5, 6, 7/8 and 11 GHz frequencies, and are designed to eliminate test equipment requirements, reduce network installation and operation costs, and conform to PDH, SONET and SDH standards.
      MCD provides turnkey microwave systems and service capabilities, offering complete network and systems engineering support and services, including planning, design and systems integration, site surveys, deployment, management, training and customer service — a key competitive discriminator for MCD in the microwave radio industry.

Network Management
      The NetBoss® integrated communications network management platform supports wireless, wireline and Internet service providers. NetBoss offers fault management, performance management, service activation, billing mediation and Operational Support System (“OSS”) integration in a modular, off-the-shelf solution designed for rapid deployment. The modularity of NetBoss enables customers to implement a comprehensive set of capabilities immediately or gradually, as their needs dictate. The newest product offering is NetBoss EM, an element manager.

Customers
      Principal customers for the products and services of MCD include domestic and international wireless/mobile service providers, original equipment manufacturers, as well as private network users such as public safety agencies, utilities, pipelines, railroads and other industrial enterprises. MCD had revenue from a single external customer that exceeded 10% of MCD’s total revenues during fiscal 2006 and fiscal 2004. During fiscal 2006, VMobile Nigeria accounted for 15.1% of total revenues. During fiscal 2004, MTN Nigeria accounted for 15.2% of total revenues. There was no single customer in fiscal 2005 that accounted for more than 10.0% of MCD’s total revenues.
      In general, North American products and services of MCD are sold directly to customers through direct sales organizations and through established distribution channels. Internationally, MCD markets and sells products and services through regional sales offices and established distribution channels.
      The backlog of unfilled orders for MCD was $165 million at August 25, 2006, compared with $96 million at August 26, 2005 and $81 million at August 27, 2004. Substantially all of this backlog is expected to be filled during fiscal 2007, but we can give no assurance of such fulfillment. For a discussion of certain risks affecting this segment, see “Risk Factors” and “—Legal Proceedings” beginning on page 24 and page 142 of this proxy statement/prospectus, respectively.

International Business
      MCD revenue in fiscal 2006 from products exported from the United States or manufactured abroad was $196.8 million (55% of MCD’s total revenue), compared with $157.4 million (51% of MCD’s total revenue) in fiscal 2005 and $175.2 million (53% of MCD’s total revenue) in fiscal 2004. International sales include both direct exports from the United States and sales from foreign subsidiaries. Most of the international sales are derived from the International microwave segment. Direct export sales are primarily denominated in U.S. dollars, whereas sales from foreign subsidiaries are generally denominated in the local currency of the subsidiary. Exports from the United States, principally to Africa, Canada, Europe, Asia and South and Central America, totaled $85.1 million (43% of MCD international revenue) in fiscal 2006, $49.8 million (32% of MCD international revenue) in fiscal 2005 and $68.4 million (39% of MCD international revenue) in fiscal 2004. Foreign operations represented 20% of MCD’s revenue in fiscal 2006, 34% of MCD’s revenue in fiscal 2005 and 29% of MCD’s revenue in fiscal 2004. Foreign operations represented 57% of MCD’s long-lived assets as of June 30, 2006 and 56% of long-lived assets as of July 1, 2005. Financial information regarding MCD’s domestic and international operations is contained in Note 16: Business Segments in the Notes and is incorporated herein by reference.
      MCD’s principal international manufacturing facility is located in China. International marketing activities are conducted through subsidiaries which operate in Canada, Europe, Central and South America and Asia. MCD also has established international marketing organizations and several regional sales offices.
      MCD utilizes indirect sales channels, including dealers, distributors and sales representatives, in the marketing and sale of some lines of products and equipment, both domestically and internationally. These independent representatives may buy for resale or, in some cases, solicit orders from commercial or governmental customers for direct sales by MCD. Prices to the ultimate customer in many instances may be recommended or established by the independent representative and may be above or below MCD’s list prices. These independent representatives generally receive a discount from MCD’s list prices and may mark up those prices in setting the final sales prices paid by the customer. During fiscal 2006, revenue from indirect sales channels represented 5% of MCD’s total revenue and 6% of MCD’s international revenue, compared to revenue from indirect sales channels in fiscal 2005 representing 21% of MCD’s total revenue and 37% of MCD’s international revenue.
      Fiscal 2006 revenue came from customers in a large number of foreign countries. Other than Nigeria, 23%, and Canada, 8%, no single country accounted for 5% or more of MCD’s total revenue. Some of MCD’s exports are paid for by letters of credit, with the balance carried either on an open account or installment note basis. Advance payments, progress payments or other similar payments received prior to, or upon shipment often cover most of the related costs incurred. In addition, significant foreign government contracts generally require MCD to provide performance guarantees. In order to stay competitive in international markets, MCD also enters into recourse and vendor financing to facilitate sales to certain customers.
      The particular economic, social and political conditions for business conducted outside the U.S. differ from those encountered by domestic businesses. MCD’s management believes that the overall business risk for the international business as a whole is somewhat greater than that faced by its domestic operations as a whole. For a discussion of the risks MCD is subject to as a result of its international operations, see “Risk Factors” beginning on page 24 of this proxy statement/prospectus.

Competition
      MCD operates in highly competitive markets that are sensitive to technological advances. Although successful product and systems development is not necessarily dependent on substantial financial resources, some of MCD’s competitors in each of the businesses are larger than MCD and can maintain higher levels of expenditures for research and development. MCD concentrates on the market opportunities that MCD management believes are compatible with resources, overall technological capabilities and objectives. Principal competitive factors are cost-effectiveness, product quality and reliability, technological capabilities, service, ability to meet delivery schedules and the effectiveness of dealers in international areas. MCD believes that its network and systems engineering support and service are key competitive strengths for MCD.
      MCD’s principal competitors are Alcatel, Ericsson, Fujitsu, NEC, Nokia, Siemens and Stratex, as well as other smaller companies. Several of MCD’s competitors are original equipment manufacturers or systems integrators through which MCD sometimes distributes and sells products and services to end-users.

Research, Development and Engineering
      Research, development and engineering expenditures totaled approximately $19 million in fiscal 2006, $19 million in fiscal 2005, and $21 million in fiscal 2004.
      Research, development and engineering are primarily directed to the development of new products and to building technological capability. MCD maintains an engineering and new product development department, with scientific assistance provided by advanced-technology departments.

Patents and Other Intellectual Property
      MCD considers its patents and other intellectual property rights, in the aggregate, to constitute an important asset. MCD owns a portfolio of patents, trade secrets, know-how, confidential information, trademarks, copyrights and other intellectual property. MCD also licenses intellectual property to and from third parties. As of June 30, 2006, MCD held approximately 65 U.S. patents and 53 foreign patents, and had approximately 15 U.S. patent applications pending and 68 foreign patent applications pending. However, MCD does not consider its business to be materially dependent upon any single patent, license or other intellectual property right, or any group of related patents, licenses or other intellectual property rights. MCD is engaged in a proactive patent licensing program and has entered into a number of licenses and cross-license agreements, some of which generate royalty income. Although existing license agreements have generated income in past years and may do so in the future, there can be no assurances that MCD will enter into additional income-producing license agreements. From time to time MCD engages in litigation to enforce its patents and other intellectual property. Any of MCD’s patents, trade secrets, trademarks, copyrights and other proprietary rights could be challenged, invalidated or circumvented, or may not provide competitive advantages. Numerous trademarks used on or in connection with MCD products are also considered to be a valuable asset.

Environmental and Other Regulations
      MCD facilities and operations, in common with those of industry in general, are subject to numerous domestic and international laws and regulations designed to protect the environment, particularly with regard to wastes and emissions. MCD believes that it has complied with these requirements and that such compliance has not had a material adverse effect on MCD’s results of operations, financial condition or cash flows. Based upon currently available information, MCD does not expect expenditures to protect the environment and to comply with current environmental laws and regulations over the next several years to have a material impact on its competitive or financial position, but MCD can give no assurance that such expenditures will not exceed current expectations.
      From time to time, MCD receives notices from the U.S. Environmental Protection Agency or equivalent state or foreign environmental agencies that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, which is commonly known as the Superfund Act, and/or equivalent laws. Such notices assert potential liability for cleanup costs at various sites, which include sites owned by MCD, sites MCD previously owned and treatment or disposal sites not owned by MCD, allegedly containing hazardous substances attributable to MCD from past operations. MCD owns, previously owned or has been named as a potentially responsible party at two such sites, excluding sites as to which MCD’s records disclose no involvement or as to which MCD’s liability has been finally determined. While it is not feasible to predict the outcome of many of these proceedings, in the opinion of MCD management, any payments MCD may be required to make as a result of such claims in existence at June 30, 2006 will not have a material adverse effect on its financial condition or its business taken as a whole.
      Electronic products are subject to governmental environmental regulation in a number of jurisdictions. Equipment produced by MCD is subject to domestic and international requirements requiring end-of-life management and/or restricting materials in products delivered to customers. MCD believes that it has complied with such rules and regulations, where applicable, with respect to its existing products sold into such jurisdictions.
      Radio communications are also subject to governmental regulation. Equipment produced by MCD is subject to domestic and international requirements to avoid interference among users of radio frequencies and to permit interconnection of telecommunications equipment. MCD believes that it has complied with such rules and regulations with respect to its existing products, and MCD intends to comply with such rules and regulations with respect to its future products. Reallocation of the frequency spectrum also could impact MCD’s business, financial condition and results of operations.

Raw Materials and Supplies
      Because of the diversity of its products and services, as well as the wide geographic dispersion of its facilities, MCD uses numerous sources for the wide array of raw materials (such as electronic components, printed circuit boards, metals and plastics) needed for its operations and for its products. MCD is dependent upon suppliers and subcontractors for a large number of components and subsystems and the ability of its suppliers and subcontractors to adhere to customer or regulatory materials restrictions and to meet performance and quality specifications and delivery schedules. In some instances, MCD is dependent upon one or a few sources, either because of the specialized nature of a particular item or because of local content preference requirements pursuant to which MCD operates on a given project. While MCD has been affected by financial and performance issues of some of its suppliers and subcontractors, MCD has not been materially adversely affected by the inability to obtain raw materials or products.

Seasonality
      No material portion of MCD’s business is considered to be seasonal. Various factors can affect the distribution of revenue between accounting periods, including product deliveries and customer acceptance.

Employees
      As of June 30, 2006, MCD employed approximately 1,050 people, compared with approximately 1,070 employees at the end of fiscal 2005. Approximately 500 of MCD’s employees are located in the United States. MCD also utilizes a number of independent contractors. None of MCD’s employees in the United States are represented by a labor union. In certain international subsidiaries, MCD employees are represented by workers’ councils or statutory labor unions. In general, MCD believes that its relations with its employees are good.
Properties
      MCD’s principal executive offices are located at leased facilities in Morrisville, North Carolina. As of June 30, 2006, MCD operated approximately 24 facilities in the United States, Canada, Europe, Central and South America and Asia, consisting of about 425 thousand square feet of manufacturing, administrative, research and development, warehousing, engineering and office space, of which approximately 130 thousand square feet are owned and approximately 295 thousand square feet are leased. There are no material encumbrances on any of MCD’s facilities. MCD’s leased facilities are for the most part occupied under leases for terms ranging from one month to nine years, a majority of which can be terminated or renewed at no longer than five year intervals at MCD’s option. As of June 30, 2006, the locations and approximate floor space of MCD’s principal offices and facilities in productive use were as follows:

		Approximate Sq. Ft.	Approximate Sq. Ft.
Location	Major Activities	Total Owned	Total Leased

• San Antonio, Texas	Office/Manufacturing	130,000	—
• Montreal, Canada	Office/Manufacturing	—	113,846
• Morrisville, North Carolina	Office	—	60,033
• Melbourne, Florida	Office	—	29,270
• Shenzhen, China	Office/Manufacturing	—	27,706
• Redwood Shores, California	Office/Manufacturing	—	25,000
• Chatenay-Malabry, France	Office	—	12,379
• 17 other locations	Office	—	26,546

		130,000	294,780
      In the opinion of the management of MCD, its facilities, whether owned or leased, are suitable and adequate for their intended purposes and have capacities adequate for current and projected needs. While MCD has some unused or under-utilized facilities, they are not considered significant. MCD continuously reviews its anticipated requirements for facilities and will, from time to time, acquire additional facilities, expand existing facilities, and dispose of existing facilities or parts thereof, as management deems necessary. For more information about MCD’s lease obligations, see Note 13: Lease Commitments in the Notes to Combined Financial Statements beginning on page F-21 of this proxy statement/prospectus. MCD’s facilities and other properties are generally maintained in good operating condition.
Legal Proceedings
      From time to time, as a normal incident of the nature and kind of businesses in which MCD is engaged, various claims or charges are asserted and litigation commenced against MCD arising from or related to: product liability; personal injury; patents, trademarks, trade secrets or other intellectual property; labor and employee disputes; commercial or contractual disputes; breach of warranty; or environmental matters. Claimed amounts may be substantial but may not bear any reasonable relationship to the merits of the claim or the extent of any real risk of court or arbitral awards. MCD has recorded accruals for losses related to those matters that it considers to be probable and that can be reasonably estimated. Gain contingencies, if any, are recognized when they are realized and legal costs are generally expensed when incurred. While it is not feasible to predict the outcome of these matters with certainty, and some lawsuits, claims or proceedings may be disposed of or decided unfavorably to MCD, based upon available information, in the opinion of management, settlements and final judgments, if any, which are considered probable of being rendered against MCD in litigation or arbitration in existence at June 30, 2006 are reserved against, covered by insurance or would not have a material adverse effect on MCD’s financial position, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF MCD
Overview
      The following Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCD, which is sometimes referred to in this proxy statement/ prospectus as the MD&A, is intended to help the reader understand MCD. MD&A is provided as a supplement to, should be read in conjunction with, and is qualified in its entirety by reference to, the Combined Financial Statements for MCD and related Notes beginning on page F-7 of this proxy statement/ prospectus. Except for the historical information contained herein, the discussions in MD&A contain forward-looking statements that involve risks and uncertainties. MCD’s actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under “Information Relating to Forward-Looking Statements” beginning on page 38 of this proxy statement/ prospectus.
      The following is a list of the sections of MD&A, together with the perspective of MCD’s management on the contents of these sections of MD&A, which is intended to make reading these pages more productive:

•	Business Considerations — a general description of the MCD businesses; the value drivers of these businesses and MCD’s strategy for achieving value; fiscal 2006 key indicators; and industry-wide opportunities, challenges and risks that are relevant to MCD in the microwave communications industry.

•	Operations Review — an analysis of MCD’s consolidated results of operations and of the results in each of its three operating segments, to the extent the operating segment results are helpful to an understanding of the MCD business as a whole, for the three years presented in MCD’s financial statements.

•	Liquidity, Capital Resources and Financial Strategies — an analysis of cash flows, contractual obligations, off-balance sheet arrangements, commercial commitments, financial risk management, impact of foreign exchange and impact of inflation.

•	Critical Accounting Policies and Estimates — a discussion of accounting policies and estimates that require the most judgment and a discussion of accounting pronouncements that have been issued but not yet implemented by MCD and their potential impact.
Business Considerations

General
      MCD is a leading global wireless transmission networks solutions provider focused on providing microwave communications products, systems and services for private network operators and mobile telecommunications providers. MCD’s three segments serve markets for microwave products and services in MCD’s North American region (North America microwave), microwave products and services in MCD’s international region (International microwave) and network management software solutions worldwide (NetBoss). MCD generates revenue, income and cash flows by developing, manufacturing and selling microwave communications products and network management software as well as providing related services. MCD generally sells products and services directly to its customers. MCD utilizes agents and distributors to sell some products and services, especially in international markets. For more information relating to the customers of MCD, see “Description of the Business of the Microwave Communications Division of Harris Corporation — Introduction — Customers” beginning on page 138 of this proxy statement/ prospectus.
      Financial information with respect to corporate expenses that were not allocated to MCD’s three business segments is reported as part of Corporate Allocations Expense.

      The mission statement of MCD is: “to be the trusted supplier for customers worldwide in the design, delivery and implementation of wireless access solutions, driving sustained growth from repeat business and new customers.”

Value Drivers of MCD’s Businesses and Strategy for Achieving Value
      MCD is committed to its mission statement, and MCD believes that executing the mission statement creates value. Consistent with this commitment, MCD currently focuses on these key value drivers:

•	Continue profitable revenue growth in all segments;

•	Ongoing attention to operating efficiencies and cost reductions;

•	Maintain an efficient capital structure.

Continuing Profitable Revenue Growth in All Segments
      MCD plans to capitalize on its strength in the North American market by continuing to win opportunities with public telecommunications providers as well as Federal, state and other private network operators to meet increasing demand for capacity requirements and the demand for high-reliability, high-bandwidth networks that are more secure and better protected against natural and man-made disasters; increase its international revenue by offering new products and expanding regional sales channels to penetrate major regional mobile telecom operators; and continue to offer engineering and other professional services for network planning, systems architecture design and project management as a global competitive advantage.

Focusing on Operating Efficiencies and Cost Reductions
      MCD’s principal focus areas for operating efficiencies and cost management are: reducing procurement costs through an emphasis on coordinated supply chain management; reducing product costs through dedicated engineering resources focused on product design; improving manufacturing efficiencies across all segments; and optimizing facility utilization.

Maintaining an Efficient Capital Structure
      MCD’s capital structure is intended to optimize its cost of capital. MCD had $13.8 million in cash, cash equivalents and short-term investments as of June 30, 2006 and had $15.9 million of cash flows provided by operating activities during fiscal 2006.

Key Indicators
      MCD believes its value drivers, when implemented, will improve its key indicators such as: net income, revenue, gross profit margin, operating cash flows, total assets as a percentage of revenue and total equity as a percentage of revenue.
      See “— Operations Review” below for more information.

Industry-Wide Opportunities, Challenges and Risks
      Global trends and developments in the microwave communications markets include:

•	Continuing build-out of new networks in emerging markets to meet rapid subscriber growth;

•	Increasing demand for microwave communications due to build-outs for third-generation (“3G”) services rapidly increasing the number of cell sites;

•	Increasing demand to support capacity needs for new triple-play services;

•	Continuing fixed-line to mobile-line substitution;

•	Private networks and public telecommunications operators building high-reliability, high-bandwidth networks that are more secure and better protected against natural and man-made disasters;

•	Continuing global mobile operator consolidation; and

•	The Federal Communications Commission (“FCC”) mandate for a 2 GHz relocation project in calendar 2007.
      MCD management believes that its experience and capabilities are well aligned with, and that it is positioned to capitalize on, the market trends noted above. While MCD believes that these developments generally will have a positive impact on its business, MCD remains subject to general economic conditions that could adversely affect its customers. MCD also remains subject to other risks associated with these markets, including technological uncertainties, slow market adoption of digital radio or any of MCD’s new products and other risks which are discussed under “Information Relating to Forward-Looking Statements” and “Risk Factors” beginning on page 38 and page 24 of this proxy statement/ prospectus, respectively.
Operations Review

Revenue and Net Loss

			2006/2005		2005/2004
			Percent		Percent
			Increase/		Increase/
	2006	2005	(Decrease)	2004	(Decrease)

	(in millions, except percentages)
Revenue	$357.5	$310.4	15.2%	$329.8	(5.9)%
Net loss	$(35.8)	$(3.8)	(848.9)%	$(20.2)	(81.3)%
% of revenue	(10.0)%	(1.2)%		(6.1)%

Fiscal 2006 Compared with Fiscal 2005
      MCD’s revenue for fiscal 2006 was $357.5 million, an increase of 15.2% compared to fiscal 2005. Net loss for fiscal 2006 was $35.8 million compared to fiscal 2005 net loss of $3.8 million. Fiscal 2006 revenue increased in both the North America microwave and International microwave segments by 5.2% and 35.4% from June 2005, respectively. The increase was partially offset by a decrease in revenue in the NetBoss segment of 26.9% from June 2005.
      MCD’s net loss of $35.8 million in fiscal 2006 included the impact of $39.6 million in charges, related to the International microwave segment, associated with product discontinuances and a shutdown of manufacturing activities in Montreal, Canada. Corporate allocations expense increased from $6.2 million in fiscal 2005 to $12.4 million in fiscal 2006. Corporate allocations expense in fiscal 2006 included the impact of a $5.4 million charge associated with a legal settlement related to arbitration with a Nigerian customer of the Wireless Local Loop business unit that was previously discontinued.

Fiscal 2005 Compared with Fiscal 2004
      MCD’s revenue for fiscal 2005 was $310.4 million, a decrease of 5.9% compared to fiscal 2004. Revenue decreased in the International microwave segment, which was partially offset by increased revenue in the North America microwave and NetBoss segments. Net loss for fiscal 2005 was $3.8 million compared to $20.2 million in fiscal 2004.
      Operating income from all three of MCD’s segments improved in fiscal 2005 when compared to fiscal 2004 and corporate allocations expense decreased from $6.8 million in fiscal 2004 to $6.2 million in fiscal 2005. See the “Discussion of Business Segments” portion below of this MD&A for further information.

Gross Margin

			2006/2005		2005/2004
			Percent		Percent
			Increase/		Increase/
	2006	2005	(Decrease)	2004	(Decrease)

	(in millions, except percentages)
Revenue	$357.5	$310.4	15.2%	$329.8	(5.9)%
Cost of product sales and services	(271.3)	(219.9)	23.4%	(245.9)	(10.6)%
Gross margin	86.2	90.5	(4.8)%	83.9	7.9%
% of revenue	24.1%	29.1%		25.4%

Fiscal 2006 Compared with Fiscal 2005
      MCD’s gross margin (revenue less cost of product sales and services) as a percentage of revenue was 24.1% in fiscal 2006 compared to 29.1% in fiscal 2005. Gross margins decreased due to $35.0 million, or 9.8% of revenue, of inventory write-downs and other charges associated with product discontinuances and the shutdown of manufacturing activities at the Montreal, Canada plant. Gross margins benefited from increased shipments of TRuepointtm, a new family of lower-cost microwave radios. See the “Discussion of Business Segments” discussion below of this MD&A for further information.

Fiscal 2005 Compared with Fiscal 2004
      MCD’s gross margin as a percentage of revenue was 29.1% in fiscal 2005 compared to 25.4% in fiscal 2004. Gross margins increased due to increased shipments of TRuepointtm, a new family of lower-cost microwave radios, and a shift away from lower-margin international projects. Gross margin as a percent of revenue increased in the International microwave segment, which was partially offset by decreased gross margins in the North America microwave and NetBoss segments. See the “Discussion of Business Segments” discussion below of this MD&A for further information.

Engineering, Selling and Administrative Expenses

			2006/2005		2005/2004
			Percent		Percent
			Increase/		Increase/
	2006	2005	(Decrease)	2004	(Decrease)

	(in millions, except percentages)
Engineering, selling and administrative expenses	$102.3	$87.8	16.5%	$97.1	(9.6)%
% of revenue	28.6%	28.3%		29.4%

Fiscal 2006 Compared with Fiscal 2005
      Engineering, selling and administrative expenses increased from $87.8 million in fiscal 2005 to $102.3 million in fiscal 2006. As a percentage of revenue, these expenses increased from 28.3% in fiscal 2005 to 28.6% in fiscal 2006. The increase in engineering, selling, and administrative expenses in whole dollars, as well as a percentage of revenue, is primarily related to $4.8 million of severance and other costs recorded in fiscal 2006 related to the shutdown of manufacturing activities at the Montreal, Canada plant and product discontinuances, stock-based compensation expense and increased selling costs related to the 15.2% increase in sales. See the “Discussion of Business Segments” discussion below of this MD&A for further information.
      Research and product development costs, which are included in engineering, selling and administrative expenses, were $18.9 million in fiscal 2006, compared to $19.2 million in fiscal 2005. The decrease was primarily due to higher spending in the prior year related to MCD’s new TRuepointtm family of microwave radios.

Fiscal 2005 Compared with Fiscal 2004
      MCD’s engineering, selling and administrative expenses decreased from $97.1 million in fiscal 2004 to $87.8 million in fiscal 2005. As a percentage of revenue, these expenses decreased from 29.4% to 28.3%. The decrease was primarily due to cost-reduction actions taken in fiscal 2004 related to the successful transfer of TRuepointtm production from Montreal, Canada to San Antonio, Texas as well as the consolidation of administrative and support functions at our Morrisville, North Carolina location. See the “Discussion of Business Segments” discussion below of this MD&A for further information.
      Research and product development costs, which are included in engineering, selling and administrative expenses, were $19.2 million in fiscal 2005, compared to $20.8 million in fiscal 2004. The decrease was primarily due to a relatively high level of spending on the development of MCD’s TRuepointtm family of microwave radios in fiscal 2004.

Income Taxes

			2006/2005		2005/2004
			Percent		Percent
			Increase/		Increase/
	2006	2005	(Decrease)	2004	(Decrease)

	(in millions, except percentages)
Loss before income taxes	$(29.1)	$(3.5)	723.4%	$(20.1)	82.5%
Income tax expense	6.8	0.2	2,658.8%	0.1	184.9%
% of loss before income taxes	(23.2)%	(6.9)%		0.4%
      MCD’s income tax expense relates to income taxes paid or to-be-paid in international jurisdictions that do not have net operating loss carryforwards. The amount of domestic, international and state and local tax loss carryforwards as of June 30, 2006 was $103.3 million.
Discussion of Business Segments

North America Microwave Segment

			2006/2005		2005/2004
			Percent		Percent
			Increase/		Increase/
	2006	2005	(Decrease)	2004	(Decrease)

	(in millions, except percentages)
Revenue	$168.1	$159.8	5.2%	$154.1	3.7%
Segment operating income	16.9	10.3	64.9%	3.6	182.7%
% of revenue	10.1%	6.4%		2.4%

Fiscal 2006 Compared with Fiscal 2005
      North America microwave segment revenue increased 5.2% from fiscal 2005 to fiscal 2006. This segment had operating income of $16.9 million in fiscal 2006 compared to operating income of $10.3 million in fiscal 2005. The strengthening market for microwave radios primarily drove the increase in revenue. Demand for both private networks and mobile service providers continued to be driven by capacity expansion and by network upgrades to provide high-reliability, high-bandwidth applications.
      The increase in operating income was primarily due to increased shipments in fiscal 2006 of TRuepointtm, a family of lower-cost microwave radios. This was partially offset by increased engineering, selling and administrative expenses in fiscal 2006 when compared to fiscal 2005 as a result of increased selling expenses and stock and cash based compensation plan expenses.
      Orders in the North America microwave segment increased 25% from $159 million in fiscal 2005 to $199 million in fiscal 2006. Significant orders received in this segment during fiscal 2006 included a $14 million order from the Commonwealth of Kentucky as part of a state-wide, three-year, program to transition the Kentucky Early Warning System from analog to digital technology using TRuepointtm radios and various other large orders from private network and major mobile telecommunications providers in North America.

Fiscal 2005 Compared with Fiscal 2004
      North America microwave segment revenue increased 3.7% from fiscal 2004 to fiscal 2005. The segment operating income increased from $3.6 million in fiscal 2004 to $10.3 million in fiscal 2005. Significant orders during the year included an on-going network project for the Federal Bureau of Investigation, a major order with a large defense contractor in support of an international communications project, and various private network and mobile telecommunications providers in North America.
      The fiscal 2004 operating income of $3.6 million included a charge of $2.8 million associated with cost-reduction actions related to the consolidation of administrative and support functions at our Morrisville, North Carolina location.

International Microwave Segment

			2006/2005		2005/2004
			Percent		Percent
			Increase/		Increase/
	2006	2005	(Decrease)	2004	(Decrease)

	(in millions, except percentages)
Revenue	$172.3	$127.2	35.4%	$156.3	(18.6)%
Segment operating loss	(34.1)	(11.9)	185.6%	(17.5)	(31.9)%
% of revenue	(19.8)%	(9.4)%		(11.2)%

Fiscal 2006 Compared with Fiscal 2005
      International microwave segment revenue increased 35.4% from fiscal 2005 to fiscal 2006. This segment had an operating loss of $34.1 million in fiscal 2006 compared to an operating loss of $11.9 million in fiscal 2005. The success of this segment’s TRuepointtm radio products and a strengthening market for microwave radios primarily drove the increase in revenue. International order rates increased, particularly in Africa.
      The increase in operating loss was primarily due to $39.6 million of inventory write-downs and severance costs associated with product discontinuances and the shut-down of manufacturing activities in Montreal, Canada. During the second quarter of fiscal 2005, MCD successfully completed the release of the TRuepointtm product family, which is its product offering for the low- and mid-capacity microwave radio market segments. In light of the market acceptance of this product family, as demonstrated by TRuepointtm product sales, management announced during the second quarter of fiscal 2006 a manufacturer’s discontinuance (“MD”) of the MicroStar M/ Htm, MicroStar Ltm and Galaxytm product families (the product families the TRuepointtm product line was developed to replace) and of the ClearBursttm product family, a product line that shared manufacturing facilities with the MicroStartm and the Galaxytm product lines in Montreal, Canada. In November 2005, letters were sent to MicroStartm, Galaxytm and ClearBursttm customers, informing them of the MD announcement.
      MCD estimated expected demand for these products based on: responses to the letters noted above and a percentage of the installed base, using previous product MD history as a basis for this estimate. In addition, the customer service inventory of these discontinued products was reviewed and quantities required to support existing warranty obligations and contractual obligations were quantified. These analyses identified inventory held in multiple locations including Montreal, Canada; Redwood Shores, California; San Antonio, Texas; Paris, France; Mexico City, Mexico; Sao Paulo, Brazil; and Shenzhen, China. As a result of these analyses, $34.0 million of inventory was written down in the second quarter of fiscal 2006. Also, $5.6 million of severance and other costs were recorded in fiscal 2006 related to the shutdown of manufacturing activities at the Montreal, Canada plant and product discontinuances. The inventory reserved in the second quarter of fiscal 2006 has been subsequently disposed of or scrapped. No additional material costs or charges are expected to be incurred in connection with these product discontinuances.
      The decrease in gross margins and operating losses associated with the product discontinuances noted above was partially offset by improved gross margins in fiscal 2006 as a result of increased shipments of TRuepointtm. Engineering, selling and administrative expenses increased in fiscal 2006 when compared to fiscal 2005 as a result of increased selling expenses and stock and cash based compensation plan expenses.
      Orders in the International microwave segment increased 22% from $153 million in fiscal 2005 to $186 million in fiscal 2006. Significant orders received in this segment during fiscal 2006 included $58 million in orders from Vmobile Nigeria as part of a contract to provide radios for its transmission and transport network spanning more than 5,000 kilometers. Significant international orders were also received from customers in Nigeria, Canada, Mexico, Kenya, Ivory Coast, Romania, Brazil and Zambia.

Fiscal 2005 Compared with Fiscal 2004
      International microwave segment revenue decreased 18.6% from fiscal 2004 to fiscal 2005. The segment improved from an operating loss of $17.5 million in fiscal 2004 to an operating loss of $11.9 million in fiscal 2005. Strength in international markets came from the Middle East, Africa, Europe and improved Latin American markets. The decline in revenue was primarily attributable to the revenue generated in fiscal 2004 from the build out of a large mobile telecom network for MTN Nigeria.
      Gross margins and operating losses in the International microwave segment improved in fiscal 2005 as a result of increased shipments of TRuepointtm, a new family of lower-cost microwave radios, and a shift away from lower-margin international projects. Engineering, selling and administrative expenses were lower in fiscal 2005 when compared to fiscal 2004 due to cost-reduction actions taken during fiscal 2004. The fiscal 2004 operating loss of $17.5 million included a charge of $4.5 million associated with cost-reduction actions related to the successful transfer of TRuepointtm production from Montreal, Canada to San Antonio, Texas. TRuepointtm orders and sales accelerated during fiscal 2005.
      Fiscal 2005 significant international orders were received from customers in Nigeria, Brazil, Mexico, Ivory Coast, Jordan, and Indonesia. MCD also received orders in fiscal 2005 from several new channel partners in Italy and China.

NetBoss Segment

			2006/2005		2005/2004
			Percent		Percent
			Increase/		Increase/
	2006	2005	(Decrease)	2004	(Decrease)

	(in millions, except percentages)
Revenue	$17.1	$23.4	(26.9)%	$19.4	20.3%
Segment operating income	1.1	4.4	(75.9)%	0.7	570.4%
% of revenue	6.2%	18.8%		3.4%

Fiscal 2006 Compared with Fiscal 2005
      NetBoss segment revenue decreased 26.9% from fiscal 2005 to fiscal 2006. This segment had operating income of $1.1 million in fiscal 2006 compared to operating income of $4.4 million in fiscal 2005. The decrease in revenue and operating income was due to obtaining the majority of the revenue through customer add-ons and software maintenance as opposed to adding major new customers.
      Orders in the NetBoss segment decreased 14% from $23.4 million in fiscal 2005 to $17 million in fiscal 2006. Significant orders received in this segment during fiscal 2006 included MTC Kuwait, Norkring Norway, New Hampshire State Police, Cimmeron Telephone and Syniverse.

Fiscal 2005 Compared with Fiscal 2004
      NetBoss segment revenue increased 20.3% from fiscal 2004 to fiscal 2005. This segment had operating income of $4.4 million in fiscal 2005 compared to operating income of $0.7 million in fiscal 2004. The increase in revenue and operating income was due to large new customer projects, an increase in software maintenance revenue, completing work on major NetBoss integration projects, and releasing bad debt reserves associated with America Movil Brazil upon customer payment.
      Significant orders received in this segment during fiscal 2005 included Tekelec Reseller (Verizon Wireless, Telmex, Telemar), Radiocommunicatii in Romainia, Comisión Federal de Energía in Mexico, MTN Nigeria and DPOC (a U.S. government entity).
Liquidity, Capital Resources and Financial Strategies

Cash Flows

	Fiscal Years Ended

	2006	2005	2004

	(in millions)
Net cash provided by operating activities	$19.5	$(4.3)	$38.6
Net cash used in investing activities	(8.2)	(19.4)	(14.7)
Net cash provided by (used in) financing activities	(5.9)	24.9	(28.6)
Effect of foreign exchange rate changes on cash	0.6	1.3	(1.1)

Net increase (decrease) in cash and cash equivalents	$6.0	$2.5	$(5.8)

Cash and Cash Equivalents
      MCD’s cash and cash equivalents increased by $6.0 million to $13.8 million at the end of fiscal 2006, primarily due to $19.5 million of cash provided by operating activities and $4.6 million of proceeds from the sale of land and building in San Antonio, Texas. These increases were partially offset by $12.8 million of software and plant and equipment additions and $5.0 million of cash and other transfers to Harris Corporation.
      MCD management currently believes that existing cash, funds generated from operations will be sufficient to provide for MCD’s anticipated requirements for working capital, and capital expenditures for the next 12 months and the foreseeable future. If required, Harris Stratex would access the public and/or private debt and equity markets to fund its operations. MCD expects tax payments over the next three years to approximate its tax expense during the same period. No other significant cash payments by MCD are anticipated in fiscal 2007 and thereafter, other than those noted in the “Contractual Obligations” discussion below in this MD&A.
      There can be no assurance, however, that MCD’s business will continue to generate cash flow at current levels, or that anticipated operational improvements will be achieved. If MCD is unable to maintain cash balances or generate sufficient cash flow from operations to service its obligations, MCD may be required to sell assets, reduce capital expenditures, or obtain financing. MCD’s ability to make scheduled principal payments or pay interest on or refinance any future indebtedness depends on its future performance and financial results, which, to a certain extent, are subject to general conditions in or affecting the microwave communications market and to general economic, political, financial, competitive, legislative and regulatory factors beyond MCD’s control.

Net Cash Provided by Operating Activities
      MCD’s net cash provided by operating activities was $19.5 million in fiscal 2006 compared to net cash used in operating activities of $4.3 million in fiscal 2005. The improvement in cash flow was primarily due to an increase in accounts payable, accrued compensation and benefits and accrued expenses associated with higher production volumes and increased incentive compensation and commission accruals.

Net Cash Used in Investing Activities
      MCD’s net cash used in investing activities was $8.2 million in fiscal 2006 compared to $19.4 million in fiscal 2005. Net cash used in investing activities in fiscal 2006 was due to $9.6 million additions of plant and equipment and $3.2 million additions of capitalized software, which was partially offset by $4.6 million proceeds from the sale of land and building in San Antonio, Texas. Net cash used in investing activities in fiscal 2005 was primarily due to $9.3 million of additions of plant and equipment and $10.1 million of additions of capitalized software.
      The decrease in additions of capitalized software from $10.1 million in fiscal 2005 to $3.2 million in fiscal 2006 mainly relates to next generation software that was developed in the NetBoss segment. MCD’s total additions of capitalized software and property, plant and equipment in fiscal 2007 are expected to be in the $8 million to $10 million range.

Net Cash Provided by (used in) Financing Activities
      MCD’s net cash used in financing activities in fiscal 2006 was $5.9 million compared to net cash provided by financing activities in fiscal 2005 of $24.9 million. The net cash provided by (used in) financing activities for MCD is primarily from net cash transfers to and from Harris Corporation.

Contractual Obligations
      At June 30, 2006, MCD had contractual cash obligations to repay debt to purchase goods and services and to make payments under operating leases. Payments due under these long-term obligations are as follows:

		Obligations Due by Fiscal Year

			2008	2010
			and	and	After
	Total	2007	2009	2011	2011

	(in millions)
Purchase obligations(1)	$3.3	$3.3	$—	$—	$—
Operating lease commitments	6.6	3.7	2.9	—	—

Total contractual cash obligations	$9.9	$7.0	$2.9	$—	$—

(1)	Amounts do not include pension contributions and payments for various welfare and benefit plans as such amounts have not been determined beyond fiscal 2006. In addition, amounts due to or from Harris are not included as there is no obligation of Harris Stratex to pay those amounts after the closing of the merger and the contribution transaction.

Off-Balance Sheet Arrangements
      In accordance with the definition under Securities and Exchange Commission rules, any of the following qualify as off-balance sheet arrangements:

•	Any obligation under certain guarantee contracts;

•	A retained or contingent interest in assets transferred to an unconsolidated entity or similar entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets;

•	Any obligation, including a contingent obligation, under certain derivative instruments; and

•	Any obligation, including a contingent obligation, under a material variable interest held by the registrant in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the registrant, or engages in leasing, hedging or research and development services with the registrant.

      Currently, MCD is not participating in transactions that generate relationships with unconsolidated entities or financial partnerships, including variable interest entities, and MCD does not have any material retained or contingent interest in assets as defined above. As of June 30, 2006, MCD did not have material financial guarantees or other contractual commitments that are reasonably likely to adversely affect liquidity. In addition, MCD is not currently a party to any related party transactions that materially affect its results of operations, cash flows or financial condition.
      Certain properties leased by MCD have been sublet to third parties due to MCD’s downsizing of certain operations pursuant to restructuring plans or otherwise. In the event any of these third parties vacate any of these premises, MCD would be legally obligated under the master lease agreements. MCD believes that the financial risk of default by such sublessors is individually and in the aggregate not material to its financial position, results of operations or cash flows.

Commercial Commitments
      MCD has entered into commercial commitments in the normal course of business including surety bonds, standby letter of credit agreements and other arrangements with financial institutions and customers primarily relating to the guarantee of future performance on certain contracts to provide products and services to customers or to obtain insurance policies with its insurance carriers. At June 30, 2006, MCD had commercial commitments on outstanding letters of credit, guarantees and other arrangements, as follows:

	Expiration of Commitments by Fiscal Year

					After
	Total	2007	2008	2009	2009

	(in millions)
Standby letters of credit used for:
Bids	$0.7	$0.6	$0.1	$—	$—
Down payments	5.7	4.6	1.1	—	—
Performance	5.0	3.0	1.7	0.3	—
Warranty	0.2	0.2	—	—	—

	11.6	8.4	2.9	0.3	—
Surety bonds used for:
Bids	3.5	3.5	—	—	—
Performance	15.9	2.2	13.7	—	—

	19.4	5.7	13.7	—	—
Guarantees	0.4	0.4	—	—	—

Total commitments	$31.4	$14.5	$16.6	$0.3	$—

Financial Risk Management
      MCD uses foreign exchange contracts and options to hedge both balance sheet and off-balance sheet future foreign currency commitments. Generally, these foreign exchange contracts offset foreign currency denominated inventory and purchase commitments from suppliers; accounts receivable from, and future committed sales to, customers; and intercompany loans. MCD believes the use of foreign currency financial instruments should reduce the risks that arise from doing business in international markets. At June 30, 2006, MCD had open foreign exchange contracts with a notional amount of $19.4 million, of which $7.1 million were classified as cash flow hedges and $12.3 million were classified as fair value hedges. This compares to total foreign exchange contracts with a notional amount of $34.5 million as of July 1, 2005, of which $26.9 million were classified as cash flow hedges and $7.6 million were classified as fair value hedges. At June 30, 2006, contract expiration dates ranged from less than one month to 11 months with a weighted average contract life of less than a month.

      More specifically, the foreign exchange contracts classified as cash flow hedges are primarily being used to hedge currency exposures from anticipated cash flow expenses related to MCD’s Mexican office. As of June 30, 2006, MCD estimated that a pre-tax loss of $0.1 million would be reclassified into earnings from comprehensive income within the next 11 months related to these cash flow hedges.
      The net gain included in MCD’s earnings in fiscal 2006, 2005 and 2004 representing the amount of fair value and cash flow hedges’ ineffectiveness was not material. No amounts were recognized in MCD’s earnings in fiscal 2006, 2005, and 2004 related to the component of the derivative instruments’ gain or loss excluded from the assessment of hedge effectiveness. In addition, no amounts were recognized in MCD’s earnings in fiscal 2006, 2005 and 2004 related to hedged firm commitments that no longer qualify as fair value hedges. All of these derivatives were recorded at their fair value on the balance sheet in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“Statement 133”).
      Factors that could impact the effectiveness of MCD’s hedging programs for foreign currency include accuracy of sales estimates, volatility of currency markets and the cost and availability of hedging instruments. A 10% adverse change in currency exchange rates for MCD’s foreign currency derivatives held at June 30, 2006 would have an impact of approximately $1.1 million on the fair value of such instruments. This quantification of exposure to the market risk associated with foreign exchange financial instruments does not take into account the offsetting impact of changes in the fair value of MCD’s foreign denominated assets, liabilities and firm commitments.

Impact of Foreign Exchange
      The impact of translating the assets and liabilities of these operations to U.S. dollars is included as a component of division equity. At June 30, 2006, the cumulative translation adjustment decreased division equity by $1.4 million compared to a reduction of $14.2 million at July 1, 2005. MCD utilizes foreign currency hedging instruments to minimize the currency risk of international transactions. Gains and losses resulting from currency rate fluctuations did not have a material effect on MCD’s results in fiscal 2006, 2005 or 2004.

Impact of Inflation
      To the extent feasible, MCD has consistently followed the practice of adjusting its prices to reflect the impact of inflation on salaries and fringe benefits for employees and the cost of purchased materials and services.
Critical Accounting Policies and Estimates
      The following is not intended to be a comprehensive list of all of MCD’s accounting policies or estimates. MCD’s significant accounting policies are more fully described in Note 1: Significant Accounting Policies in the Notes to the Combined Financial Statements beginning on page F-7 of this proxy statement/ prospectus. In preparing the financial statements and accounting for the underlying transactions and balances, MCD applies its accounting policies and estimates as disclosed in such Notes. MCD considers the estimates discussed below as critical to an understanding of its financial statements because their application places the most significant demands on MCD’s judgment, with financial reporting results relying on estimates about the effect of matters that are inherently uncertain. Specific risks for these critical accounting estimates are described in the following paragraphs. The impact and any associated risks related to these estimates on MCD’s business operations are discussed throughout this MD&A where such estimates affect MCD’s reported and expected financial results. Senior management of MCD’s parent company, Harris Corporation, has discussed the development and selection of the critical accounting policies and estimates and the related disclosure included herein with the Audit Committee of its Board of Directors. Preparation of this proxy statement/ prospectus requires MCD to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of MCD’s financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.
      Besides estimates that meet the “critical” accounting estimate criteria, MCD makes many other accounting estimates in preparing its financial statements and related disclosures. All estimates, whether or not deemed critical, affect reported amounts of assets, liabilities, revenue and expenses as well as disclosures of contingent assets and liabilities. Estimates are based on experience and other information available prior to the issuance of the financial statements. Materially different results can occur as circumstances change and additional information becomes known, including for estimates that MCD does not deem “critical.”

Provisions for Excess and Obsolete Inventory
      MCD values its inventory at the lower of cost or market. MCD balances the need to maintain prudent inventory levels to ensure competitive delivery performance with the risk of excess or obsolete inventory due to changing technology and customer requirements. MCD regularly reviews inventory quantities on hand and records a provision for excess and obsolete inventory based primarily on its estimated forecast of product demand, anticipated end of product life and production requirements. The review of excess and obsolete inventory primarily relates to all of MCD’s business segments. Several factors may influence the sale and use of MCD’s inventories, including decisions to exit a product line, technological change and new product development. These factors could result in a change in the amount of obsolete inventory quantities on hand. Additionally, MCD’s estimates of future product demand may prove to be inaccurate, in which case MCD may have understated or overstated the provision required for excess and obsolete inventory. In the future, if MCD determines that its inventory is overvalued, MCD would be required to recognize such costs in “Cost of product sales” in its statement of operations income at the time of such determination. Likewise, if MCD determines its inventory is undervalued, MCD may have overstated “Cost of product sales” in previous periods and would be required to recognize such additional income. MCD has not made any material changes in the reserve methodology used to establish its inventory loss reserves during the past three fiscal years.
      As of June 30, 2006, MCD’s reserve for excess and obsolete inventory was $18.3 million, or 17.5% of the gross inventory balance, which compares to a reserve of $32.9 million, or 23.4% of the gross inventory balance as of July 1, 2005. MCD recorded $53.8 million, $0.5 million and $0.1 million in inventory write-downs that either reduced the reserve for excess and obsolete inventory or the pre-tax income during fiscal 2006, 2005 and 2004, respectively. In fiscal 2006, MCD had significant write-downs in inventory due to the discontinuance of legacy products in the International microwave segment. Although MCD makes every reasonable effort to ensure the accuracy of its forecasts of future product demand, including the impact of planned future product launches, any significant unanticipated changes in demand or technological developments could have a significant impact on the value of MCD’s inventory and MCD’s reported operating results.

Stock Options and Share-Based Compensation
      Employees of MCD participate in the equity compensation program of its parent company, Harris Corporation. Effective July 2, 2005, Harris adopted Statement 123R, which requires the measurement and recognition of compensation expense for all stock-based payments made to employees, including employee stock option, performance share, performance unit, restricted stock and restricted unit awards based on estimated fair value. Harris previously applied the provisions of Accounting Principles Board Opinion, or APB, No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations and provided the required pro forma disclosures under Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (“Statement 123”).
      Harris adopted Statement 123R using the modified prospective transition method beginning in fiscal 2006. Accordingly, during fiscal 2006 MCD recorded stock-based compensation expense for awards granted prior to but not yet vested as of the beginning of fiscal 2006 as if the fair value method required for pro forma disclosure under Statement 123 were in effect for expense recognition purposes adjusted for estimated forfeitures. For stock-based awards granted after the beginning of fiscal 2006, MCD recognized compensation expense based on the estimated grant date fair value method required under Statement 123R. The compensation expense for these awards was recognized using a straight-line amortization method. MCD’s net income for fiscal 2006 includes a stock-based compensation expense of $1.7 million. As of June 30, 2006, the total unrecorded stock-based compensation balance for unvested shares, net of expected forfeitures, was $1.7 million, which is expected to be amortized over a weighted-average period of 1.6 years.
      While fair value may be readily determinable for awards of stock, market quotes are not available for long-term, nontransferable stock options because these instruments are not traded. Harris currently uses the Black-Scholes-Merton option-pricing model to estimate the fair value of stock options. Option valuation models require the input of highly subjective assumptions, including, but not limited to, stock price volatility and stock option exercise behavior. Harris expects to continue to use the Black-Scholes-Merton model for valuing stock-based compensation expense. However, the estimate of future stock-based compensation expense will be affected by a number of items including stock price, the number of stock options granted in the future, as well as a number of complex and subjective valuation assumptions and the related tax effect. These valuation assumptions include, but are not limited to, the volatility of the Harris stock price, expected life and stock option exercise behaviors. Harris has not made any material changes in the methodologies used to determine the assumptions used to estimate the fair value of stock options during the past three fiscal years.
      A change in any of these assumptions could affect the estimated fair value of any given grant and cause MCD’s results to be materially different. For example, a one-year increase in the estimated term of the stock options granted during fiscal 2006 would have increased MCD’s compensation expense by $0.1 million in fiscal 2006 and a 400 basis-point increase in the assumed volatility rate of the stock options granted during fiscal 2006 would have increased MCD’s compensation expense by $0.1 million in fiscal 2006. See Note 10: Stock Options and Share-Based Compensation in the Notes to Combined Financial Statements beginning on page F-17 of this proxy statement/ prospectus for further information related to stock options and share-based compensation.

Impact of Recently Issued Accounting Pronouncements
      As described in Note 2: Accounting Changes or Recent Pronouncements in the Notes to Combined Financial Statements beginning on page F-13 of this proxy statement/ prospectus, there are accounting pronouncements that have recently been issued but have not yet been implemented by MCD. Note 3 describes the potential impact that these pronouncements are expected to have on MCD’s financial position, results of operations and cash flows.

HARRIS STRATEX NETWORKS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
      The following unaudited pro forma condensed consolidated statements of operations for the twelve months ended June 30, 2006 assume the purchase business combination between the Microwave Communications Division and Stratex occurred on July 1, 2005. The following unaudited pro forma condensed consolidated balance sheet assumes the purchase business combination had been completed on June 30, 2006.
      In accordance with the terms of the combination agreement, Harris and Stratex created a new Delaware corporation named Harris Stratex for the purpose of combining the Microwave Communications Division with Stratex. Upon the satisfaction or waiver of all conditions to the completion of the merger and the contribution transaction, Merger Sub, a wholly owned subsidiary of Harris Stratex will merge with and into Stratex, with Stratex continuing as the surviving corporation. Simultaneously with the merger of Stratex and Merger Sub, Harris will contribute substantially all the assets comprising its Microwave Communications Division, including $25 million in cash, to Harris Stratex. In addition, Harris will allocate, as appropriate and reasonably practicable, its liabilities between its Microwave Communications Division and any other businesses or divisions of Harris and, following such allocation, Harris Stratex will assume those liabilities of Harris that primarily result from or primarily arise out of the Microwave Communications Division.
      In the merger, each share of Stratex common stock will be automatically converted into one-fourth of a share of Harris Stratex Class A common stock. This exchange ratio will have the same effect as if Stratex had effected a one-for-four reverse split of its outstanding common stock immediately prior to the merger. In exchange for its contribution of the Microwave Communications Division to Harris Stratex, Harris Stratex will issue to Harris a number of shares of Harris Stratex Class B common stock equal to 56% of the Harris Stratex capital stock immediately following the proposed transactions on a fully diluted basis using the treasury stock method assuming a fair market price of $20.80 per share of Harris Stratex Class A Common Stock.
      The merger and the contribution transaction will be treated as a purchase business combination for accounting purposes with the Microwave Communications Division being the acquirer, and, therefore, Stratex’s assets acquired and liabilities assumed will be recorded at their estimated fair value. For purposes of the pro forma financial statements, it has been assumed that Stratex’s common stock price is $4.00 per share (based on the closing prices for Stratex’s common stock on September 19, 2006 and that approximately 100 million shares of Stratex’s common stock (based on the treasury stock method using a price per share of $20.80) are outstanding at the date of completion of the merger and the contribution transaction. Approximately 32.7 million shares of Harris Stratex Class B common stock will be issued in exchange for the assets of the Microwave Communications Division and cash. We have assumed that an aggregate 57.1 million shares of Harris Stratex Class A common stock will be issued and $11.2 million in cash will be paid to Harris Stratex by Harris so that the net assets of the Microwave Communications Division will include $25.0 million in cash after intercompany balances between the Microwave Communications Division and Harris are paid prior to the completion of the transactions.
      The allocations of the purchase price to Stratex’s assets, including intangible assets, and liabilities are only preliminary allocations based on estimates of fair values and will change when actual fair values are determined. Among the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”) criteria have been established for determining whether intangible assets should be recognized separately from goodwill. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) provides, among other guidelines, that goodwill and intangible assets with indefinite lives will not be amortized, but rather are tested for impairment on at least an annual basis. Management of both MCD and Stratex believe that certain trade names owned by Stratex, including Stratex, have indefinite lives based upon an analysis utilizing the criteria in SFAS 142.

      The accompanying unaudited pro forma condensed consolidated statements of operations do not include any revenue or cost saving synergies which may be achievable subsequent to the closing of the purchase business combination.
      The unaudited pro forma condensed consolidated balance sheet as of June 30, 2006 assumes that the purchase business combination took place on that date with MCD as the accounting acquirer of Stratex at the estimated fair value in accordance with SFAS 141. The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended June 30, 2006 assume that the purchase business combination took place on July 1, 2005. The Harris Stratex fiscal year will end on the closest Friday to June 30th. The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2006 combines the pro forma twelve months ended June 30, 2006 for both the Microwave Communications Division and Stratex. Reclassifications have been made to the historical financial statements of the Microwave Communications Division and Stratex to conform to the presentation expected to be used by Harris Stratex.
      The pro forma condensed consolidated financial data shown under this heading is unaudited, is presented for informational purposes only, is not necessarily indicative of the financial position or results of operations that would actually have occurred had the merger, the combination transaction or the related transactions been consummated as of the dates or at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position. The information presented below should be read together with the historical consolidated financial statements of Stratex and MCD, including the related notes, filed with the Securities and Exchange Commission, in the case of Stratex, and beginning on page F-3 of this proxy statement/ prospectus, in the case of MCD, as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCD” beginning on page 144 of this proxy statement/ prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Stratex’s Annual Report on Form 10-K for the year ended March 31, 2006 and also beginning on page 119 of this proxy statement/ prospectus. In addition, because the unaudited pro forma condensed consolidated financial data adjusts Stratex’s fiscal year end from March 31, 2006 to June 30, 2006, you should also read them together with the financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Stratex’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 incorporated by reference into this proxy statement/ prospectus. For a listing of the documents filed by Stratex with the Securities and Exchange Commission and incorporated into this proxy statement/ prospectus by reference, see “Where You Can Find More Information” beginning on page 179 of this proxy statement/ prospectus. See also “Risk Factors” beginning on page 24 and “Information Regarding Forward-Looking Statements” beginning on page 38 of this proxy statement/ prospectus.

HARRIS STRATEX NETWORKS, INC.
UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED BALANCE SHEET

	Historical	Historical			Harris Stratex
	Stratex at	MCD as of	Pro Forma		Networks, Inc.
	June 30, 2006	June 30, 2006	Adjustments		Pro Forma

	(In thousands)
ASSETS
Current Assets
Cash and cash equivalents and short-term investments	$61,274	$13,834	$11,166	(A)	$86,274
Receivables	40,152	123,939	—		164,091
Inventories and unbilled costs	46,496	97,362	10,730	(B)	154,588
Other current assets	12,327	—	—		12,327

Total current assets	160,249	235,135	21,896		417,280
Other Assets
Plant and equipment	23,299	51,770	—		75,069
Goodwill	—	28,260	240,257	(C)	268,517
Identifiable intangible assets	—	6,388	130,200	(C)	136,588
Non-current deferred taxes	—	9,616	(9,616	)(D)	—
Other assets	804	21,480	—		22,284

	24,103	117,514	360,841		502,458

	$184,352	$352,649	$382,737		$919,738

LIABILITIES AND STOCKHOLDERS’ AND DIVISION EQUITY
Current Liabilities
Short-term debt	$11,250	$160	$—		$11,410
Accounts payable	41,218	42,135	—		83,353
Other accrued liabilities	30,393	45,692	(2,592	)(E)	73,493

Total current liabilities	82,861	87,987	(2,592)		168,256
Other Liabilities
Non-current deferred income taxes	—	—	39,060	(F)	39,060
Long-term debt	19,479	—	—		19,479
Due to Harris Corporation	—	12,642	(12,642	)(G)	—
Restructuring and other long-term liabilities	13,919	—	—		13,919

Total liabilities	116,259	100,629	23,826		240,714
Stockholders’ and division equity	68,093	252,020	358,911	(H)	679,024

	$184,352	$352,649	$382,737		$919,738

(A)	Adjustment of $11.2 million made to bring balance of cash in the Microwave Communications Division to $25 million as of the transaction date per the terms of the combination agreement.

(B)	Step up Stratex finished goods inventory to fair market value assuming a gross margin rate of 30% of revenue and selling costs and related profit equal to 10% of revenue.

(C)	Allocation of the purchase price of Stratex determined as follows (amounts in thousands):

Market price of Stratex stock(1)	$403,812
Estimated acquisition costs	9,000

Total purchase price to be allocated	$412,812

		Estimated
Allocation of purchase price based on fair market value		Useful Life

Identifiable intangible assets:
Developed technology non-legacy products	$77,500	10 years
Developed technology legacy products	1,900	2 years
Customer relationships	5,400	8 years
Backlog	900	1 year
Tradename — Eclipse	16,000	10 years
Tradename — Legacy Products	200	2 years
Tradename — Stratex	28,300	Indefinite

Total identifiable intangible assets	130,200
Net tangible assets(2)	42,355
Goodwill	240,257

Total purchase price allocation	$412,812

This purchase price allocation is preliminary for all assets and liabilities being acquired by Harris Stratex.

(D)	Adjustment is to eliminate deferred tax assets on the Microwave Communications Division’s historical Combined Balance Sheet because Harris will retain 100% of these assets at the time of the transaction and they will not become part of Harris Stratex.

(E)	Adjustment to reduce deferred revenue of Stratex, which is classified as other accrued liabilities on the Consolidated Balance Sheet, by $2.6 million because Harris Stratex is not expected to have future obligations to deliver product or perform services on the contracts or agreements related to this deferred revenue after the closing date of the transaction.

(F)	Adjustment is for the establishment of a deferred tax liability related to the future amortization of identifiable intangible assets in accordance with Statement of Financial Accounting Standard No. 109 “Accounting for Income Taxes.”

(G)	Elimination of due to Harris Corporation balance against stockholders’ and division equity.

(H)	Adjustment made to reflect the $11.2 million cash contribution made by Harris as discussed in footnote A. above; elimination of deferred taxes noted in D. above; elimination of due to Harris Corporation balance of $12.6 million noted in G. above; and $344.7 million to record the net assets of Stratex at fair value in accordance with FAS 141(3).

(1)	Total market price of Stratex common stock equal to the price of a share of Stratex common stock as of September 19, 2006 ($4.00) X diluted shares of Stratex common stock outstanding per the Stratex June 30, 2006 Balance Sheet (101.0 million shares).

(2)	Stratex net tangible assets are calculated as follows:

Historical net assets reported	$68,093
Inventory step-up	10,730
Deferred revenue reduction	2,592
Less deferred tax liability related to identifiable intangible assets	(39,060)

Adjusted net assets	$42,355

(3)	Adjustment to stockholders’ equity to record the net assets of Stratex at fair value in accordance with FAS 141 is calculated as follows:

Market price of Stratex common stock (see FN 1 above)	$403,812
Acquisition costs	9,000
Less historical Stratex net assets reported	(68,093)

$344,719

HARRIS STRATEX NETWORKS, INC.
UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Historical Stratex	Historical
	for the	MCD for the
	12 Months Ended	12 Months Ended			Harris Stratex
	June 30,	June 30,	Pro Forma		Networks, Inc.
	2006	2006	Adjustments		Pro Forma

	(in thousands)
Revenue from product sales and services	$242,257	$357,500	$—		$599,757
Cost of product sales and services	(171,397)	(271,340)	(8,700	)(I)	(451,437)
Engineering, selling and administrative expenses	(63,131)	(102,280)	(7,115	)(J)	(172,526)
Corporate allocations expense	—	(12,425)	—		(12,425)
Interest income	1,548	431	—		1,979
Interest expense	(2,304)	(975)	—		(3,279)
Other expenses, net	(1,748)	—	—		(1,748)

Income (loss) before provision for income taxes	5,225	(29,089)	(15,815)		(39,679)

Provisions for income taxes	(1,534)	(6,759)	—		(8,293)

Net income (loss)	$3,691	$(35,848)	$(15,815)		$(47,972)

Net income (loss) per common share
Basic	$0.04				$(0.85)
Diluted	$0.04				$(0.85)
Basic weighted average shares outstanding	95,725			(K)	56,569
Diluted weighted average shares outstanding	99,510			(K)	56,569

(I)	Adjustment made to reflect $8.7 million amortization of developed technology identifiable intangible assets.

(J)	Adjustment made to reflect $7.1 million amortization of identifiable intangible assets, other than developed technology, and $3.8 million of stock-based compensation expense, which represents the expense that would have been recognized by Stratex had they implemented the provisions of Statement of Financial Accounting Standard No. FAS 123R “Share-Based Payment” (“FAS 123R”) as of July 1, 2005, which is when the Microwave Communications Division was required to implement FAS 123R.

(K)	Adjustment to shares reflect one-to-four conversion of Stratex shares to Harris Stratex Networks, Inc. and the issuance of 32.7 million shares of Harris Stratex Networks shares (calculated as 56% of all the outstanding stock of Harris Stratex Networks, Inc.) to Harris Corporation in return for net assets of the Microwave Communications Division.

DESCRIPTION OF HARRIS STRATEX CAPITAL STOCK
      The following is a description of the material terms of Harris Stratex’s capital stock as of the effective time of the proposed transactions and is not complete. You should refer to (1) Harris Stratex’s amended and restated certificate of incorporation, a copy of which is attached as Appendix C to this proxy statement/ prospectus, (2) Harris Stratex’s amended and restated bylaws, a copy of which is attached as Appendix D to this proxy statement/ prospectus, and (3) the applicable provisions of the Delaware General Corporation Law.
Common Stock
      As of the closing of the proposed transactions, Harris Stratex will be authorized under its certificate of incorporation to issue up to 450,000,000 shares, of which 300,000,000 shares shall be designated as Class A common stock, par value $0.01 per share, and 100,000,000 shares shall be designated as Class B common stock, par value $0.01 per share. Except as otherwise provided in Harris Stratex’s amended and restated certificate of incorporation, the Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects. As of October 10, 2006 no shares of Class A common stock have been issued and one share of Class B common stock has been issued. As of that time, no shares were subject to outstanding options and other rights to purchase or acquire.

Dividends
      Subject to the rights of the holders of any series of Harris Stratex preferred stock that may be issued from time to time, the holders of Harris Stratex common stock are entitled to receive such dividends and distributions as may be declared on the common stock by the board of directors of Harris Stratex out of funds legally available for payment.

Voting
      Except where otherwise required by Harris Stratex’s certificate of incorporation or bylaws, the holders of Harris Stratex common stock will vote together as a single class. Each share of Harris Stratex common stock entitles the holder to one vote on each matter upon which stockholders of the relevant class have the right to vote. However, Harris Stratex’s amended and restated certificate of incorporation provides the holders of Class B common stock with certain sole and exclusive rights, as further described below. In particular, the holders of Class B common stock have the sole and exclusive right to elect or remove the Class B directors. Further, Harris Stratex’s amended and restated certificate of incorporation cannot be amended or replaced to adversely affect the rights of holders of Class B common stock or to approve a new issuance of Class B common stock without the approval of the holders of a majority of Class B common stock.

Rights on Liquidation
      Subject to the rights of the holders of any series of preferred stock of Harris Stratex that may be issued from time to time, in the event of any liquidation, dissolution or winding-up of Harris Stratex (whether voluntary or involuntary), the assets of Harris Stratex available for distribution to stockholders will be distributed in equal amounts per share to the holders of Class A common stock and the holders of Class B common stock, as if such classes constituted a single class. However, the holders of common stock will be entitled to participate in such a distribution only after Harris Stratex has paid in full all of its debts and after the holders of preferred stock of Harris Stratex have received their liquidation preferences in full. It is not expected that Harris Stratex will issue any preferred stock in the foreseeable future, although management of Harris Stratex continually reviews the optional capital structure for Harris Stratex.

Subdivision, Combinations and Mergers
      If Harris Stratex splits, subdivides or combines the outstanding shares of either the Class A or the Class B common stock, the outstanding shares of the other class of Harris Stratex common stock also will be split, subdivided or combined in the same manner proportionately and on the same basis per share. In the event of any merger, statutory share exchange, consolidation or similar form of corporate transaction involving Harris Stratex (regardless of whether Harris Stratex is the surviving entity), the holders of Class A and Class B common stock will be entitled to receive the same per share consideration, if any.
Special Rights of Holders of Shares of Class B Common Stock

Exchange Rights

Voluntary
      The holders of Class B common stock have the right at any time to exchange:

•	any outstanding shares of Class A common stock held by the holder for an equal number of shares of Class B common stock or

•	any outstanding shares of Class B common stock held by the holder for an equal number of shares of Class A common stock.

Mandatory Exchange Rights
      Each share of Class B common stock will automatically convert into one outstanding share of Class A common stock under the following circumstances:

•	the holders of all of the outstanding shares of Class B common stock (assuming that all of the outstanding shares of Class A common stock which are then exchangeable for shares of Class B common stock have been exchanged as described under “— Exchange Rights — Voluntary” above) are collectively entitled to cast less than 10% of the total voting power; or

•	such Class B common stock is transferred by a holder to any person who is not an affiliate of the holder or nominee of the holder or one of its affiliates unless such transfer is part of a transfer by the holder and its affiliates of all of the shares of Class B common stock then owned by them.
      For purposes of the amended and restated certificate of incorporation of Harris Stratex, “total voting power” means, at any time, the total number of votes then entitled to be cast generally in the election of Class A directors by all holders of all classes of capital stock or securities of Harris Stratex then outstanding and entitled to vote generally in the election of Class A directors (including the holders of Harris Stratex Class B common stock).

Board of Directors of Harris Stratex

If the Harris Stratex Class B Common Stock Constitutes a Majority
      At all times when the holders of all outstanding Class B common stock (assuming that all of the outstanding shares of Harris Stratex Class A common stock which are then exchangeable for shares of Harris Stratex Class B common stock have been exchanged as described under “— Exchange Rights — Voluntary” above) are collectively entitled to cast a majority of the total voting power:

•	there will be nine directors of Harris Stratex;

•	the holders of Class B common stock will be permitted to elect five of the Harris Stratex directors separately as a class; and

•	the quorum for action by the board of directors of Harris Stratex will be a majority of the board of directors of Harris Stratex, which majority must include at least four Class B directors.

      The remaining four directors of Harris Stratex will be Class A directors nominated by a nominating committee consisting solely of Class A directors then in office and elected by the holders of Class A and Class B common stock voting together as a single class (as described above).
      In addition, at all times when Harris Stratex is required to have directors who satisfy the independence requirements for directors serving on an audit committee as prescribed by the NASDAQ rules, a sufficient number of the Class A directors must satisfy those requirements so that there are enough Class A directors, together with any Class B directors who are required to or otherwise satisfy those independence requirements, to constitute an audit committee of the board of directors of Harris Stratex which complies with the applicable NASDAQ rule.

If the Harris Stratex Class B Common Stock Constitutes Less than a Majority
      At all times when the holders of all outstanding Class B common stock (assuming that all of the outstanding shares of Harris Stratex Class A common stock which are then exchangeable for shares of Harris Stratex Class B common stock have been exchanged as described under “— Exchange Rights — Voluntary” above) are collectively entitled to cast less than a majority but equal to or greater than 10% of the total voting power, the holders of Class B common stock will be permitted to elect a number of Class B directors equal to its percentage of total voting power times the total number of directors comprising the board of directors of Harris Stratex (rounding down to the next whole number of directors).
      The remaining directors of Harris Stratex will be Class A directors nominated by a nominating committee meeting the requirements of the applicable NASDAQ rules and elected by the holders of Class A and Class B common stock voting together as a single class.
      In addition, at all times when Harris Stratex is required to have directors who satisfy the applicable independence requirements prescribed by the NASDAQ rules, a sufficient number of the Class A directors must satisfy those requirements so that there are enough Class A directors, together with any Class B directors who are required to or otherwise satisfy those independence requirements, to cause Harris Stratex to comply with the applicable NASDAQ rules.

Removal and Vacancies
      Holders of Class B common stock will have the right to remove any Class B director with or without cause at any time for any reason and will have the right to elect any successor director to the fill the vacancies created by such removal. Any vacancy created by the resignation, death or incapacity of a Class B director will be filled by the other Class B directors then in office and, if none, by the holders of Class B common stock, voting separately as a class.
      Only holders of Harris Stratex Class A common stock, voting separately as a class, will be permitted to remove the Class A directors without cause or fill vacancies created by such removal, if not filled by the Class A directors then in office. Holders of Class A and Class B common stock, voting together as a single class, will have the sole right to remove the Class A directors for cause and the sole right to elect successor directors to fill any vacancy caused by such removal. Any vacancy created by the resignation, death or incapacity of a Class A director will be filled by the remaining Class A directors then in office and, if none, by the holders of Class A and Class B common stock, voting separately as a class.

Freedom of Action and Corporate Opportunities
      Other than opportunities offered to an individual who is a director or officer of both Harris Stratex and the holder of the Class B common stock in writing solely in that person’s capacity as an officer or director of Harris Stratex, each holder of Class B common stock and its affiliates will have the right to, and will have no fiduciary duty or other obligation to Harris Stratex or any Harris Stratex stockholders not to, take any of the following actions:

•	engage in the same or similar activities or lines of business as Harris Stratex or any of its subsidiaries or develop or market any products or services that compete, directly or indirectly, with those of Harris Stratex or any of its subsidiaries;

•	invest or own any interest in, or develop a business relationship with, any entity or person engaged in the same or similar activities or lines of business as, or otherwise in competition with, Harris Stratex or any of its subsidiaries;

•	do business with any client or customer of Harris Stratex or any of its subsidiaries; or

•	employ or otherwise engage any former officer or employee of Harris Stratex or any of its subsidiaries.
      Neither the holder of Class B common stock nor any of its affiliates nor any officer, director, employee or former employee of the holder or any of its affiliates that is not currently an employee of Harris Stratex or any of its subsidiaries (including any Class B directors) will have any obligation, or be liable, to Harris Stratex, any of its subsidiaries or any of their stockholders for, or arising out of, the conduct described in the preceding paragraph or the exercise of Harris’ rights under the combination agreement or any related agreement, and none of these persons will be deemed to have acted (1) in bad faith, (2) in a manner inconsistent with the best interests of Harris Stratex, any of its subsidiaries or any of their stockholders or (3) in a manner inconsistent with, or opposed to, any fiduciary duty owed by them to Harris Stratex, any of its subsidiaries or any of their stockholders because of such conduct or the exercise of their rights as contemplated by the combination agreement and any related agreement.
      If any holder of Class B common stock or any of its subsidiaries or any of their directors, officers or employees, including any such individuals who are also directors, officers or employees of Harris Stratex or any of its subsidiaries, acquires knowledge of a potential opportunity, transaction or matter which may be a corporate opportunity for both the holder or any of its subsidiaries and Harris Stratex, then each person or entity who has a relationship with the Class B holder and Harris Stratex as described above will have the right to, and none of them shall have any fiduciary duty or other obligation not to, pursue such corporate opportunity for itself or to direct the corporate opportunity to any of its affiliates or to any third party. Under the circumstances described in the immediately preceding sentence, no person or entity who has a relationship with the Class B holder and Harris Stratex as described above:

•	will have any duty to communicate, offer or present the corporate opportunity to Harris Stratex or any of its subsidiaries, directors, officers or employees;

•	will have any liability to Harris Stratex, any of its subsidiaries or any of their stockholders for breach of any fiduciary duty or other duty, as a stockholder, director, officer or employee of Harris Stratex or any of its subsidiaries or in any other capacity; or

•	will be deemed to have acted (1) in bad faith, (2) in a manner inconsistent with the best interests of Harris Stratex, any of its subsidiaries or any of their stockholders or (3) in a manner inconsistent with, or opposed to, any fiduciary duty owed by them to Harris Stratex, any of its subsidiaries or any of their stockholders because any person or entity who has a relationship with the Class B holder and Harris Stratex as described above pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to any of its affiliates or any third party, or does not communicate information regarding the corporate opportunity to Harris Stratex or any of its subsidiaries, directors, officers or employees.
However, a corporate opportunity offered to a person who is a director or officer of both Harris Stratex and the holder will belong to Harris Stratex if the corporate opportunity is expressly offered to the person in writing solely in his or her capacity as a director or officer of Harris Stratex.

Preemptive Rights
      Holders of Class B common stock have the right to preserve their proportionate interest in Harris Stratex by participating in any issuance of capital stock by Harris Stratex, but only when the holders of Class B common stock hold a majority of the total number of votes entitled to be cast generally in an election of the directors of Harris Stratex (other than an election of the Class B directors). If it elects to participate in the issuance, each holder of Class B common stock has the right to purchase up to that number of shares necessary to preserve its voting percentage at the same price and on the same terms and conditions otherwise being offered by Harris Stratex.
      The foregoing preemptive right does not apply to any issuances pursuant to any stock option, restricted stock or employee benefit plan of Harris Stratex. However, at the end of each month, Harris Stratex will give the holders of Class B common stock written notice of all of the proposed issuances pursuant to any stock option, restricted stock or employee benefit plan, and each holder of Class B common stock will have the right within 15 days of receiving such notice to purchase for cash up to a sufficient number of shares of Class B common stock to prevent its total voting power from decreasing. The per share price for a purchase of Class B common stock pursuant to the monthly exercise notice will be the closing price of the Class A common stock on the trading day immediately preceding the date on which Harris Stratex received the notice of exercise.
Preferred Stock
      As of the effective time of the merger, Harris Stratex will be authorized under its certificate of incorporation to issue up to 50,000,000 shares of preferred stock, par value $0.01 per share. As of October 12, 2006 no shares of Harris Stratex preferred stock have been issued and no such shares were subject to outstanding options and other rights to purchase or acquire. However, shares of preferred stock may be issued in one or more series from time to time by the board of directors, and the board is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of preferred stock. Subject to the determination of the board of directors of Harris Stratex, the Harris Stratex preferred stock would generally have preference over Harris Stratex common stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of Harris Stratex.

COMPARISON OF STOCKHOLDER RIGHTS
      Upon completion of the merger and the combination transaction, Stratex stockholders will become stockholders of Harris Stratex, rather than stockholders of Stratex. Because Harris Stratex is a Delaware corporation, the rights of the stockholders of Harris Stratex will be governed by the applicable laws of Delaware, including the Delaware General Corporation Law, and by Harris Stratex’s certificate of incorporation and bylaws. Because Stratex is also a Delaware corporation, the rights of the stockholders of Stratex are governed by the applicable laws of Delaware, including the Delaware General Corporation Law, and by Stratex’s certificate of incorporation and bylaws.
      The following is a summary comparison of the current rights of Stratex stockholders under the Delaware General Corporation Law and the Stratex certificate of incorporation and bylaws and the rights Stratex stockholders will have as Harris Stratex stockholders under the Delaware General Corporation Law and Harris Stratex’s certificate of incorporation and bylaws effective upon the completion of the offer and the merger. Harris Stratex will amend and restate both its certificate of incorporation and bylaws prior to the completion of the transactions. The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Delaware General Corporation Law, Harris Stratex’s amended and restated certificate of incorporation and amended and restated bylaws and Stratex’s certificate of incorporation and bylaws. Copies of Harris Stratex’s amended and restated certificate of incorporation and amended and restated bylaws are annexed as Appendix C and Appendix D to this proxy statement/ prospectus, respectively, and are referred to in the following chart as the certificate of incorporation and bylaws of Harris Stratex. The Stratex certificate of incorporation and bylaws are incorporated by reference herein and will be sent to Stratex stockholders, upon request. See “Where You Can Find More Information” beginning on page 179 of this proxy statement/ prospectus.

	Stratex	Harris Stratex

Authorized and Outstanding Capital Stock	Stratex’s authorized capital stock consists of 155,000,000 shares, of which 5,000,000 shares are designated as preferred stock, par value $0.01 per share, of which 200,000 shares designated Series A Junior Participating Preferred Stock, and 150,000,000 shares are designated as common stock, par value $0.01 per share. Currently only shares of common stock are issued and outstanding.	Harris Stratex’s authorized capital stock consists of 450,000,000 shares, of which 50,000,000 shares are designated as preferred stock, par value $0.01 per share, 300,000,000 shares are designated as Class A common stock, par value $0.01 per share, and 100,000,000 shares are designated as Class B common stock, par value $0.01 per share. Currently only one share of Class B common stock is issued and outstanding.

Preemptive Rights	Not applicable.	Harris Stratex’s certificate of incorporation provides that Harris Stratex cannot issue any shares of Class B common stock or securities convertible into or exchangeable for Class B common stock without the prior approval of the holders of a majority of the outstanding Class B common stock. Further, if Harris Stratex proposes to issue

	Stratex	Harris Stratex

any capital stock or securities convertible into capital stock at any time when the holders of all the outstanding shares of Class B common stock collectively comprise a voting majority, the holders of Class B common stock are entitled to prior notice of all the material terms and conditions of such proposed issuance and to participate pro ratably in that proposed issuance so as not to be diluted. Certain exceptions extend to stock option or employee benefit plans adopted by Harris Stratex. For more information, see “Description of Harris Stratex Capital Stock — Special Rights of Holders of Class B Common Stock — Preemptive Rights” beginning on page 167 of this proxy statement/ prospectus.

Rights to Exchange	Not applicable.	Harris Stratex’s certificate of incorporation provides that at any time a holder of Class B common stock may exchange any outstanding shares of Class A common stock held by such holder for an equal number of shares of Class B common stock and vice versa.

Automatic Conversion	Not applicable.	Harris Stratex’s certificate of incorporation providers that each outstanding share of Class B common stock shall convert into one outstanding share of Class A common stock automatically upon (1) the holders of the outstanding Class B common stock collectively comprising less than 10% of the voting stock and (2) if such Class B common stock is transferred by a holder to any person who is not an affiliate or nominee of such holder; provided, however, that no such conversion shall occur if such transfer is part of a transfer by such holder and its affiliates of all

Stratex	Harris Stratex

of the Class B common stock then owned by them to any other person.

Organization of the Board of Directors	Stratex’s bylaws provide that the number of directors of Stratex will be no less than six.

Other than with respect to filling vacancies and newly created directorships, the Stratex directors are elected at the annual meeting of the stockholders, and each director elected will hold office until his or her successor is elected and qualified. Directors of Stratex need not be stockholders, but may not be older than 75 years of age on the date of their election or appointment to be eligible to serve as a director, unless the board of directors of Stratex, based on meritorious service of the director or because of specific corporate needs, appoints the director for additional one year term(s) not to exceed two years in the aggregate.

As of the date of this proxy statement/ prospectus, the Stratex board consisted of eight directors. Stratex’s certificate of incorporation and bylaws do not permit cumulative voting for directors.	Harris Stratex’s certificate of incorporation provides that Harris Stratex’s board of directors is to comprise such number as is fixed from time to time pursuant to Harris Stratex’s bylaws. The bylaws further provide that the number of directors shall be fixed by resolution of directors but shall in no event be less than six. However, under Harris Stratex’s certificate of incorporation, while the holders of Class B common stock collectively comprise a voting majority, the board of Harris Stratex is to be comprised of nine directors, of which the Class B common stock shall be entitled to elect five Class B directors; the quorum for action by the board shall be a majority, which must include at least four Class B directors. The remaining four directors will be Class A directors nominated by a nominating committee consisting solely of the Class A directors then in office and elected by the holders of the common stock, voting together as a single class. At any time the holders of the Class B common stock collectively comprise less than a voting majority but hold equal to or greater than 10% of the voting stock, the Class B common stock shall be entitled to elect the number of Class B directors which represents its voting percentage of the total number of directors (rounded down) and the remaining directors of Harris Stratex will be Class A directors nominated and elected in the same manner as previously described.

	Stratex	Harris Stratex

Other than as otherwise provided in the Harris Stratex certificate of incorporation, vacancies or newly created directorships, the Harris Stratex directors are elected at the annual meeting of the stockholders, and each director elected will hold office until his or her successor is elected and qualified. Directors of Harris Stratex need not be stockholders, but may not be older than 75 years of age on the date of their election or appointment to be eligible to serve as a director, unless otherwise specifically approved by resolution passed by the directors then in office or by the sole remaining director.

Immediately following the closing of the transactions, the board of directors of Harris Stratex will consist of nine directors. Harris Stratex’s certificate of incorporation and bylaws do not permit cumulative voting for directors.

Removal of Directors; Vacancies	Stratex’s bylaws provide that any director or the entire board of directors may be removed with or without cause by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors. Stratex’s bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the Stratex stockholders having a right to vote as a single class may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen will hold office until the next annual election and until their successors are duly elected and qualified,	Harris Stratex’s certificate of incorporation provides that the holders of the Class B common stock have the sole right to remove the Class B directors with or without cause at any time and for any reason and the sole right to appoint successor Class B directors to fill any vacancies caused by any such removals. The holders of the Class A common stock, voting separately as a class, shall have the sole right to remove the Class A directors without cause and the sole right to appoint successor Class A directors to fill any vacancies caused by any such removals. The holders of the common stock, voting together as a single class, have the sole right to remove the Class A directors

Stratex	Harris Stratex

unless sooner removed. Stratex’s bylaws further provide that if there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board of directors of Stratex (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.	for cause and the sole right to appoint successor Class A directors to fill any vacancies caused by any such removals. Any vacancy created by any resignation, death or incapacity of any Class B director shall be filled by the remaining Class B directors then in office or, if there are none, by the holders of the Class B common stock, voting separately as a class. Any vacancy created by the resignation, death or incapacity of any Class A director shall be filled by the remaining Class A directors then in office or, if there are none, by the holders of the Class A common stock, voting separately as a class.

Harris Stratex’s bylaws provide that, unless otherwise provided in Harris Stratex’s certificate of incorporation, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

Harris Stratex’s bylaws provide that, except as otherwise provided in Harris Stratex’s certificate of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the Harris Stratex stockholders having a right to vote as a single class may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen will hold office until the next annual election and until their successors are duly elected and qualified, unless sooner removed. Harris Stratex’s bylaws further provide

	Stratex	Harris Stratex

that if there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board of directors of Harris Stratex (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total voting power of all the outstanding capital stock entitled to vote generally in the election of such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Corporate Opportunity; Freedom of Action	Not applicable.	The certificate of incorporation of Harris Stratex expressly provides, among other things, that certain directors or employees of Harris Stratex will not have any fiduciary obligation or other obligation to offer corporate opportunities to Harris Stratex, and expressly permits these directors or employees to take certain corporate opportunities for themselves or offer them to third parties. For more information, see “Description of Harris Stratex Capital Stock — Special Rights of Holders of Shares of Class B Common Stock — Freedom of Action and Corporate Opportunities” beginning on page 165 of this proxy statement/ prospectus.

Quorum of the Board	Stratex’s bylaws provide that a quorum at a meeting of the board of directors is one-third of the authorized number of directors, or	Subject to the above provisions of Harris Stratex’s certificate of incorporation (see the discussion above under “Organization of the

	Stratex	Harris Stratex

	two, whichever is greater.	Board of Directors”), Harris Stratex’s bylaws provide that a quorum of the board of directors is one-third of the authorized number of directors, or two, whichever is greater.

Voting by the Board	Stratex’s bylaws provide that the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, subject to any contrary provision of law or the certificate of incorporation or bylaws.	Harris Stratex’s bylaws provide that the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, subject to any contrary provision of law or the certificate of incorporation or bylaws.

Annual Meetings of Stockholders	Stratex’s bylaws provide that the annual meeting of the Stratex stockholders will be held on the third Thursday in July, if not a legal holiday, and, if a legal holiday, then on the next succeeding business day, or at such other date as the board of directors of Stratex determines and states in the notice of the meeting.	Harris Stratex’s bylaws provide that the annual meeting of Harris the Stratex stockholders will be held on the third Monday in October, if not a legal holiday, and, if a legal holiday, then on the next succeeding business day, or at such other date as the board of directors of Harris Stratex determines and states in the notice of the meeting.

Notice Provisions	Stratex’s bylaws provide that written notice of the annual meeting stating the place, date and hour of the meeting must be given to each Stratex stockholder entitled to vote at such meeting not less than ten nor more than 60 days before the date of the meeting.	Harris Stratex’s bylaws provide that written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than 60 days before the date of the meeting.

Calling Special Meetings of Shareholders	Stratex’s bylaws provide that special meetings of the stockholders may be called at any time by the president or secretary at the request in writing of a majority of the board of directors or upon written application of one or more stockholders who hold at least 40% of the capital stock entitled to vote at such meeting.	Harris Stratex’s bylaws provide that special meetings of the stockholders may be called at any time by the president or secretary at the request in writing of a majority of the board of directors or upon written application of one or more stockholders who hold at least 20% of the capital stock entitled to vote at such meeting.

Quorum at Special Meetings	Stratex’s bylaws provide that a quorum at a special meeting is	Harris Stratex’s bylaws provide that a quorum at a special

	Stratex	Harris Stratex

	the holders of a majority of the votes of shares entitled to vote at the special meeting present in person or represented by proxy at that meeting.	meeting is the holders of a majority of the votes of shares entitled to vote at the special meeting present in person or represented by proxy at that meeting.

Business Conducted at Stockholder Meetings	Stratex’s bylaws provide that only such business may be conducted at a special meeting as is stated in the written notice of meeting as the purpose or purposes of the meeting.	Harris Stratex’s bylaws provide that only such business may be conducted at a special meeting as is stated in the written notice of meeting as the purpose or purposes of the meeting.

Voting	Stratex’s bylaws provide that, except where law or the certificate of incorporation requires otherwise, in all matters other than the election of directors, the affirmative vote of a majority of shares present in person or represented by proxy at a meeting and entitled to vote on the subject matter shall be the act of the stockholders.

Each share of Stratex common stock entitles the holder to one vote on each matter upon which Stratex stockholders have the right to vote.	Harris Stratex’s certificate of incorporation provides that, except where law or the certificate of incorporation provides otherwise (see the discussion above under “Organization of the Board of Directors”), the holders of Harris Stratex common stock will vote together as a single class. Harris Stratex’s bylaws provide that, in all matters other than the election of directors, the affirmative vote of a majority of shares present in person or represented by proxy at a meeting and entitled to vote on the subject matter shall be the act of the stockholders.

Each share of Harris Stratex common stock entitles the holder to one vote on each matter upon which stockholders of the relevant class have the right to vote.

However, the holders of Harris Stratex Class B common stock have the sole and exclusive right to elect or remove the Class B directors and Harris Stratex’s certificate of incorporation cannot be amended or replaced to adversely affect the rights of Class B common stockholders or to approve a new issuance of Class B common stock or to take any other action upon which a

	Stratex	Harris Stratex

separate class vote of the Class B common stock is required by law without the approval of the holders of a majority of Class B common stock voting separately as a class.

Stockholder Proposals	Stratex’s bylaws provide that no business may be conducted at the annual meeting unless properly brought before the meeting. Stratex’s bylaws provide that, to be properly brought before a meeting, business must be (1) specified in the related notice of meeting (or any supplement) given by or at the direction of the board of directors of Stratex, (2) properly brought before the meeting by or at the direction of the board of directors of Stratex, or (3) properly brought before the meeting by a Stratex stockholder. For business to be properly brought before an annual meeting by a Stratex stockholder, the stockholder must have given timely notice of the business in writing to the secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal place of business of Stratex not less than 60 days nor more than 90 days prior to the meeting. However, in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given to the Stratex stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Written notice by a Stratex stockholder to the secretary must set forth as to each matter the stockholder proposes to bring before the	Harris Stratex’s bylaws provide that no business may be conducted at the annual meeting unless properly brought before the meeting. Harris Stratex’s bylaws provide that, to be properly brought before a meeting, business must be (1) specified in the related notice of meeting (or any supplement) given by or at the direction of the board of directors of Harris Stratex, (2) properly brought before the meeting by or at the direction of the board of directors of Harris Stratex, or (3) properly brought before the meeting by a Harris Stratex stockholder. For business to be properly brought before an annual meeting by a Harris Stratex stockholder, the stockholder must have given timely notice of the business in writing to the secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal place of business of Harris Stratex not less than 60 days nor more than 90 days prior to the meeting. However, in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given to the Harris Stratex stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Written notice by a Harris Stratex stockholder to the

	Stratex	Harris Stratex

	annual meeting (a) a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address as they appear on Stratex’s books of the stockholder proposing such business, (c) the class and number of shares of Stratex beneficially owned by the stockholder and (d) any material interest of such stockholder in the proposed business.	secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address as they appear on Harris Stratex’s books of the stockholder proposing such business, (c) the class and number of shares of Harris Stratex beneficially owned by the stockholder and (d) any material interest of such stockholder in the proposed business.

Nomination of Directors	Stratex’s bylaws provide that only persons who are nominated in accordance with the following procedures are eligible for election as directors of Stratex. Nominations for election to the board of directors of Stratex may be made at a meeting of Stratex stockholders by or at the direction of the board of directors of Stratex or by any Stratex stockholder entitled to vote for the election of directors at the meeting who complies with the applicable notice requirements, including timeliness. In order for a nomination to be timely, notice by a Stratex stockholder must be received at the principal place of business of Stratex not less than 60 nor more than 90 days prior to the meeting. However, in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not less than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or	Harris Stratex’s bylaws provide that only persons who are nominated in accordance with the following procedures are eligible for election by the Harris Stratex stockholders as Class A directors. Nominations for election as Class A directors may be made at a meeting of Harris Stratex stockholders by or at the direction of the Class A directors or by Harris Stratex stockholder entitled to vote for the election of directors at the meeting who complies with the applicable notice requirements, including timeliness. In order for a nomination to be timely, notice by a Harris Stratex stockholder must be received at the principal place of business of Harris Stratex not less than 60 nor more than 90 days prior to the meeting. However, in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not less than the close of business on the tenth day following the day on which such

	Stratex	Harris Stratex

	such public disclosure was made. Notice by a Stratex stockholder must include specified information relating to the nominees as well as to the Stratex stockholder giving notice.	notice of the date of the meeting was mailed or such public disclosure was made. Notice by a Harris Stratex stockholder must include specified information relating to the nominees as well as to the Harris Stratex stockholder giving notice.

Amendments of Certificate of Incorporation	Under the Delaware General Corporation Law, the adoption of a resolution of advisability by the board of directors, followed by affirmative vote of the holders of a majority of the outstanding shares entitled to vote is required to amend Stratex’s certificate of incorporation. In addition, amendments that make changes relating to a class of stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class or otherwise adversely affecting the rights of that class, must be approved by the majority vote of each class of stock, or series thereof, affected, unless, in the case of an increase in the number of shares, the certificate of incorporation takes away that right.	Under the Delaware General Corporation Law, the adoption of a resolution of advisability by the board of directors, followed by affirmative vote of the holders of a majority of the outstanding shares entitled to vote is required to amend Harris Stratex’s certificate of incorporation. In addition, amendments that make changes relating to a class of stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class or otherwise adversely affecting the rights of that class, must be approved by the majority vote of each class of stock, or series thereof, affected, unless, in the case of an increase in the number of shares, the certificate of incorporation takes away that right. See the discussion above under “Voting”.

Amendments of Bylaws	Stratex’s certificate of incorporation provides that the board of directors may alter, amend or repeal the bylaws. Stratex’s bylaws provide that the bylaws may be altered, amended or repealed or new bylaws adopted by the stockholders or the board of directors, but certain of the provisions of the bylaws relating to voting rights and the election of directors may only be varied by the affirmative vote of either two-thirds of the continuing directors or the holders of a majority of the capital stock entitled to vote.	Harris Stratex’s certificate of incorporation provides that the board of directors may later, amend or repeal the bylaws. Harris Stratex’s bylaws provide that the bylaws may be altered, amended or repealed or new bylaws adopted by the stockholders or the board of directors, but certain of the provisions of the bylaws relating to voting rights and the election of directors may only be varied by the affirmative vote of either two- thirds of the continuing directors or the holders of a majority of the capital stock entitled to vote.

LEGAL MATTERS
      Sullivan & Cromwell LLP, counsel for Harris, will provide an opinion regarding the validity of the shares of Harris Stratex Class A common stock to be issued in the merger.
EXPERTS
      The combined financial statements of the Microwave Communications Division at June 30, 2006 and July 1, 2005, and for each of the three years in the period ended June 30, 2006, appearing in this proxy statement/ prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The consolidated financial statements and the related financial statement schedule as of March 31, 2006 and 2005, and for each of the three years in the period ended March 31, 2006 and management’s report on the effectiveness of internal control over financial reporting as of March 31, 2006, incorporated by reference in this proxy statement/ prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, that are incorporated by reference herein (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      Harris Stratex has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to the Harris Stratex Class A common stock to be issued in the merger. This proxy statement/ prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including its exhibits and schedules, for further information about Harris Stratex and the securities being offered hereby.
      Stratex files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that Stratex files at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov. Information contained on any website referenced in this proxy statement/ prospectus is not incorporated by reference in this proxy statement/ prospectus.
      This proxy statement/ prospectus is accompanied by a copy of each of the documents identified in this section as being incorporated by reference into this proxy statement/ prospectus.
      The Securities and Exchange Commission allows Stratex to “incorporate by reference” into this proxy statement/ prospectus documents filed with the Securities and Exchange Commission by Stratex. This means that Harris Stratex can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be a part of this proxy statement/ prospectus except for any information superseded by this proxy statement/ prospectus or any other document incorporated by reference into this proxy statement/ prospectus. Any statement, including financial statements, contained in Stratex’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this proxy statement/ prospectus or in any other later incorporated document modifies or supersedes that statement. Harris Stratex incorporates by reference the documents listed below and any documents filed by Stratex under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/ prospectus and up to, and including, the date of the Stratex special meeting of stockholders:

Annual Report on Form 10-K	—	Fiscal Year Ended March 31, 2006, as amended on June 20, 2006
Quarterly Report on Form 10-Q	—	Fiscal Quarter Ended June 30, 2006
Current Reports on Form 8-K	—	Filed with the Securities and Exchange Commission on May 18, 2006 (but only Item 5.02 and Exhibit 99.2), May 19, 2006, August 18, 2006, September 6, 2006, September 7, 2006 and September 11, 2006
Proxy Statement on Schedule 14A for Stratex’s 2006 Annual Meeting of Stockholders	—	Filed with the Securities and Exchange Commission on July 10, 2006
Description of Stratex common stock set forth in Stratex’s Registration Statement on Form 8-A	—	Filed with the Securities and Exchange Commission on November 1, 1991, as amended on December 27, 1996
REQUIREMENTS FOR STOCKHOLDER PROPOSALS INCLUDING NOMINATIONS
OF CANDIDATES FOR THE BOARD OF DIRECTORS TO BE BROUGHT BEFORE
AN ANNUAL MEETING
      For stockholder proposals, including the nomination of director candidates, to be considered property brought before an annual meeting, the stockholder must have given timely notice thereof in writing to Stratex’s Assistant Secretary, Carol A. Goudey, at the address of our principal executive offices. To be timely for the 2007 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Assistant Secretary not less than 60 days or more than 90 days prior to the annual meeting. However, in the event that we give less than 50 days’ prior notice or public disclosure of the annual meeting date, to be considered timely for the 2007 annual meeting, the stockholder’s notice of business must be delivered to or mailed and received by our Assistant Secretary no later than (i) the close of business on the tenth day following the day on which the notice of the date of such annual meeting was mailed, or (ii) the date public disclosure of such annual meeting was made.
      A stockholder’s notice must accompany any stockholder proposal and must set forth as to each matter the stockholder proposes to bring before the annual meeting:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and record address of the stockholder proposing such business;

•	the class and number of shares of Stratex common stock which are beneficially owned by the stockholder; and

•	any material interest of the stockholder in such business.
      For director nominations, the stockholder’s notice shall set forth:

•	the name, age, business address and residence address of the nominee,

•	the nominees principal occupation,

•	the class and number of shares of the corporation which are beneficially owned by the nominee; and

•	any other information relating to the nominee that is required pursuant to the SEC’s Regulation 14A, including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

      As to the stockholder giving the notice, the notice must include

•	the stockholder’s name and address, as they appear on the corporation’s books,

•	the class and number of shares of the corporation which arc beneficially owned by such stockholder, and

•	any material relationship of the stockholder to the nominee.
      The above summary is qualified in its entirety by reference to the actual text of Article 11, Sections 13 and 14 of the corporation’s bylaws, which the Corporation will provide, without charge, to any interested stockholder who writes to Stratex Assistant Secretary, Carol A. Goudey, at the address of Stratex Networks, Inc. principal executive offices located at 120 Rose Orchard Way, San Jose, California 95134.

INDEX TO COMBINED FINANCIAL STATEMENTS
The Microwave Communications Division of Harris Corporation and Subsidiaries
At June 30, 2006 and July 1, 2005 and
For Each of the Three Years in the Period Ended June 30, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of Harris Corporation:
      We have audited the accompanying combined balance sheets of The Microwave Communications Division of Harris Corporation and subsidiaries as of June 30, 2006 and July 1, 2005, and the related combined statements of operations, cash flows, and comprehensive income (loss) and division equity, for each of the three years in the period ended June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Microwave Communications Division of Harris Corporation and subsidiaries at June 30, 2006 and July 1, 2005, and the combined results of their operations and their cash flows for each of the three years in the period ended June 30, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young
Certified Public Accountants
Jacksonville, Florida
August 28, 2006

The Microwave Communications Division of Harris Corporation
and Subsidiaries
COMBINED STATEMENTS OF OPERATIONS

	Fiscal Years Ended

	2006	2005	2004

	(in thousands)
Revenue from product sales and services
Revenue from product sales	$305,598	$263,343	$282,621
Revenue from services	51,902	47,084	47,195

	357,500	310,427	329,816
Cost of product sales and services
Cost of product sales	(228,956)	(184,339)	(215,684)
Cost of services	(42,384)	(35,607)	(30,249)

	(271,340)	(219,946)	(245,933)
Engineering, selling and administrative expenses	(102,280)	(87,764)	(97,120)
Corporate allocations expense	(12,425)	(6,189)	(6,770)
Interest income	431	905	—
Interest expense	(975)	(966)	(140)

Loss before income taxes	(29,089)	(3,533)	(20,147)
Income tax expense	(6,759)	(245)	(86)

Net loss	$(35,848)	$(3,778)	$(20,233)

See Notes to Combined Financial Statements

The Microwave Communications Division of Harris Corporation
and Subsidiaries
COMBINED BALANCE SHEETS

	June 30,	July 1,
	2006	2005

	(in thousands)
Assets
Current Assets:
Cash and cash equivalents	$13,834	$7,803
Receivables	123,939	114,544
Unbilled costs	25,504	17,565
Inventories	71,858	91,051

Total current assets	235,135	230,963
Other Assets:
Plant and equipment	51,770	57,010
Goodwill	28,260	26,100
Identifiable intangible assets	6,388	6,225
Capitalized software	9,171	7,855
Non-current notes receivable	3,800	8,097
Non-current deferred income taxes	9,616	15,296
Other assets	8,509	11,423

	117,514	132,006

	$352,649	$362,969

Liabilities and Division Equity
Current Liabilities:
Short-term debt	$160	$1,021
Accounts payable	42,135	33,057
Compensation and benefits	17,428	13,920
Other accrued items	19,057	13,687
Advance payments and unearned income	9,207	6,791

Total current liabilities	87,987	68,476
Other Liabilities:
Due to Harris Corporation	12,642	14,180

Total liabilities	100,629	82,656
Division Equity:
Division equity	253,400	294,229
Accumulated other comprehensive income (loss)	(1,380)	(13,916)

Total division equity	252,020	280,313

	$352,649	$362,969

See Notes to Combined Financial Statements

The Microwave Communications Division of Harris Corporation
and Subsidiaries
COMBINED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended

	2006	2005	2004

	(in thousands)
Operating Activities
Net loss	$(35,848)	$(3,778)	$(20,233)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	15,689	14,607	13,782
Gain on sale of land and building	(1,844)	—	—
Non-current deferred income taxes	5,680	—	—
(Increase) decrease in:
Receivables	(6,255)	(4,230)	12,823
Unbilled costs and inventories	11,253	(16,003)	14,798
Increase (decrease) in:
Accounts payable and accrued expenses	17,575	(879)	6,159
Advance payments and unearned income	2,416	(4,973)	(11,963)
Other	10,817	11,015	23,226

Net cash provided by (used in) operating activities	19,483	(4,241)	38,592

Investing Activities
Proceeds from sale of land and building	4,598	—	—
Additions of plant and equipment	(9,563)	(9,310)	(11,830)
Additions of capitalized software	(3,240)	(10,107)	(2,849)

Net cash used in investing activities	(8,205)	(19,417)	(14,679)

Financing Activities
Proceeds from short-term borrowings	9,352	4,381	2,895
Repayments of short-term borrowings	(10,213)	(9,147)	(27,478)
Net cash and other transfers (to) from Harris Corporation	(4,981)	29,655	(3,993)

Net cash provided by (used in) financing activities	(5,842)	24,889	(28,576)

Effect of exchange rate changes on cash and cash equivalents	595	1,275	(1,138)

Net increase (decrease) in cash and cash equivalents	6,031	2,506	(5,801)
Cash and cash equivalents, beginning of year	7,803	5,297	11,098

Cash and cash equivalents, end of year	$13,834	$7,803	$5,297

See Notes to Combined Financial Statements

The Microwave Communications Division of Harris Corporation and Subsidiaries
COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
AND DIVISION EQUITY

		Accumulated Other
		Comprehensive Income
		(Loss) — Net Unrealized
		Gain (Loss) From

			Foreign
	Division	Hedging	Currency
	Equity	Derivatives	Translation	Total

	(in thousands)
Balance at June 27, 2003	$292,578	$—	$(20,228)	$272,350
Net loss	(20,233)	—	—	(20,233)
Foreign currency translation	—	—	(1,687)	(1,687)
Net unrealized gain on hedging activities, net of $0 tax	—	80	—	80

Comprehensive loss				(21,840)
Net decrease in investment from Harris Corporation	(3,993)	—	—	(3,993)

Balance at July 2, 2004	268,352	80	(21,915)	246,517
Net income	(3,778)	—	—	(3,778)
Foreign currency translation	—	—	7,728	7,728
Net unrealized gain on hedging activities, net of $0 tax	—	191	—	191

Comprehensive income				4,141
Net increase in investment from Harris Corporation	29,655	—	—	29,655

Balance at July 1, 2005	294,229	271	(14,187)	280,313
Net loss	(35,848)	—	—	(35,848)
Foreign currency translation	—	—	12,740	12,740
Net unrealized loss on hedging activities, net of $0 tax	—	(204)	—	(204)

Comprehensive loss				(23,312)
Net decrease in investment from Harris Corporation	(4,981)	—	—	(4,981)

Balance at June 30, 2006	$253,400	$67	$(1,447)	$252,020

See Notes to Combined Financial Statements

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS
At June 30, 2006 and July 1, 2005 and
For Each of the Three years in The Period Ended June 30, 2006

1.	Significant Accounting Policies
      Nature of Operations — The Microwave Communications Division of Harris Corporation and Subsidiaries (MCD or the Company) designs, manufactures and sells a broad range of microwave radios for use in worldwide wireless communications networks. Applications include cellular/mobile infrastructure connectivity; secure data networks; public safety transport for state, local and Federal government users; and right-of-way connectivity for utilities, pipelines, railroads and industrial companies. In general, wireless networks are constructed using microwave radios and other equipment to connect cell sites, fixed-access facilities, switching systems, land mobile radio systems and other similar systems.
      Basis of Presentation — The accompanying combined financial statements include the accounts of the Aftermarket Business, which consists of the accounts of the Microwave Communications Division of Harris Corporation and its subsidiaries. As used in these notes, the terms “MCD,” “we,” “our” and “us” refer to the combined operations of the Microwave Communications Division of Harris Corporation and its consolidated subsidiaries. Significant intercompany transactions and accounts have been eliminated. The combined financial statements are prepared in conformity with U.S. generally accepted accounting principles.
      The accompanying historical financial statements are presented on a carve-out basis and reflect the assets, liabilities, revenues and expenses that were directly attributable to MCD as it was operated within Harris Corporation. MCD’s combined statements of operations include all of the related costs of doing business, including an allocation of certain general corporate expenses of Harris Corporation, which were in support of MCD, including costs for finance, legal, treasury, purchasing, quality, environmental, safety, human resources, tax, audit and public relations departments and other corporate and infrastructure costs. MCD was allocated $12,425 thousand, $6,189 thousand and $6,770 thousand of these overhead costs related to Harris Corporation’s shared functions for the years ended June 30, 2006, July 1, 2005, and July 2, 2004, respectively. These costs represent approximately 16.7%, 10.7% and 13.1%, respectively, of the total cost of these shared services in each of the years ended June 30, 2006, July 1, 2005, and July 2, 2004. These cost allocations were primarily based on a ratio of MCD sales to total Harris Corporation sales multiplied by the total Headquarters Expense of Harris Corporation. Included in “corporate allocations expense” for the year ended June 30, 2006, is a specifically identified amount of $5,400 thousand related to the settlement of a lawsuit related to MCD. Management believes that these allocations were made on a reasonable basis.
      Use of Estimates — These combined financial statements have been prepared in conformity with U.S. generally accepted accounting principles and require management to make estimates and assumptions. These assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates are based on experience and other information available prior to issuance of the financial statements. Materially different results can occur as circumstances change and additional information becomes known.
      Fiscal Year — Our fiscal year ends on the Friday nearest June 30. Fiscal 2006 and fiscal 2005 include 52 weeks, and fiscal 2004 includes 53 weeks.
      Cash Equivalents — Cash equivalents are temporary cash investments with a maturity of three or fewer months when purchased. These investments, including accrued interest, are carried at the lower of cost or market.
      Accounts Receivable — We record receivables at net realizable value, which includes an allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances. We

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS — (continued)
calculate the allowance based on our history of write-offs, level of past due accounts and economic status of the customers. See Note 3, Receivables for additional information.
      Inventories — Inventories are valued at the lower of cost (determined by average cost and first-in, first-out methods) or market. We regularly review inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and production requirements. See Note 4, Inventories for additional information regarding inventories.
      Plant and Equipment — Plant and equipment are carried on the basis of cost. Depreciation of buildings, machinery and equipment is computed substantially by the straight-line method. The estimated useful lives of buildings range between 5 and 50 years. The estimated useful lives of machinery and equipment range between 3 and 10 years. See Note 5, Plant and Equipment for additional information regarding plant and equipment.
      Capitalized Software — Software to be sold, leased, or otherwise marketed is accounted for in accordance with Statement of Financial Accounting Standards Board Statement No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed (FAS 86). Costs incurred to acquire or create a computer software product must be expensed when incurred as research and development until technological feasibility has been established for the product. Technological feasibility is normally established upon completion of a detailed program design or, in its absence, completion of a working model.
      Capitalized software, accounted for under FAS 86, was $9,171 thousand at June 30, 2006 and $7,855 thousand at July 1, 2005. Total amortization expense related to these capitalized software amounts was $1,629 thousand in fiscal 2006, $1,483 thousand in fiscal 2005 and $480 thousand in fiscal 2004.
      Income Taxes — Historically, our operations have been included in the consolidated federal income tax returns filed by Harris Corporation. The provision for income taxes in the Combined Statement of Operations is calculated on a separate tax return basis as if we had operated as a stand-alone entity in fiscal 2006, 2005 and 2004. We follow the liability method of accounting for income taxes. We record the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in our Combined Balance Sheets, as well as operating loss and tax credit carryforwards. We follow very specific and detailed guidelines in each tax jurisdiction regarding the recoverability of any tax assets recorded on the balance sheet and provide necessary valuation allowances as required. We regularly review our deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. See Note 15, Income Taxes, for additional information regarding income taxes.
      Goodwill — Goodwill represents the excess cost of a business acquisition over the fair value of the net assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (Statement 142), indefinite-life identifiable intangible assets and goodwill are not amortized. Under the provisions of Statement 142, we are required to perform an annual (or under certain circumstances more frequent) impairment test of our goodwill. Goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit, which we define as our business segments, with its net book value or carrying amount including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS — (continued)
business combination. The fair value of the reporting unit is allocated to all of the assets and liabilities of that unit including any unrecognized intangible assets as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. See Note 6, Goodwill and Other Intangible Assets, for additional information regarding goodwill.
      Impairment of Long-Lived Assets and Identifiable Intangible Assets — We assess the recoverability of the carrying value of our long-lived assets and identifiable intangible assets with finite useful lives whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. We evaluate the recoverability of such assets based upon the expectations of undiscounted cash flows from such assets. If the sum of the expected future undiscounted cash flows were less than the carrying amount of the asset, a loss would be recognized for the difference between the fair value and the carrying amount. See Note 5, Plant and Equipment, and Note 6, Goodwill and Other Intangible Assets, for additional information regarding long-lived assets and identifiable intangible assets.
      Operating Leases — We lease office and manufacturing facilities under various operating leases. These lease agreements generally include rent escalation clauses, and many include renewal periods at the Company’s option. The Company recognizes scheduled rent increases on a straight-line basis over the lease term beginning with the date the Company takes possession of the leased space.
      Other Accrued Items and Other Assets — No accrued liabilities or expenses within the caption “Other accrued items” on our Combined Balance Sheets exceed 5% of our total current liabilities as of June 30, 2006 or as of July 1, 2005. No current assets other than those already disclosed on the Combined Balance Sheets exceed 5% of our total current assets as of June 30, 2006 or as of July 1, 2005. No assets within the caption “Other assets” on the Combined Balance Sheets exceed 5% of total assets as of June 30, 2006 or as of July 1, 2005.
      Warranties — On product sales we provide for future warranty costs upon product delivery. The specific terms and conditions of those warranties vary depending upon the product sold and country in which we do business. In the case of products sold by us, our warranties generally start from the delivery date and continue for two to three years, depending on the terms.
      Because our products are manufactured, in many cases, to customer specifications and their acceptance is based on meeting those specifications, we historically have experienced minimal warranty costs. Factors that affect our warranty liability include the number of installed units, historical experience and management’s judgment regarding anticipated rates of warranty claims and cost per claim. We assess the adequacy of our recorded warranty liabilities every quarter and make adjustments to the liability as necessary.
      Network management software products generally carry a 30- to 90-day warranty from the date of acceptance. Our liability under these warranties is either to provide a corrected copy of any portion of the software found not to be in substantial compliance with the agreed-upon specifications, or to provide a full refund.
      Our software license agreements generally include certain provisions for indemnifying customers against liabilities should our software products infringe a third party’s intellectual property rights. To date, we have not incurred any material costs as a result of such indemnification and have not accrued any liabilities related to such obligations in our combined financial statements. See Note 7, Accrued Warranties, for additional information regarding warranties.
      Foreign Currency Translation — The functional currency for most international subsidiaries is the local currency. Assets and liabilities are translated at current rates of exchange and income and expense

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS — (continued)
items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are recorded as a separate component of equity.
      Stock Options and Share-Based Compensation — Prior to the July 2, 2005 start of our fiscal year 2006, we accounted for the share-based compensation granted under our stock incentive plans under the recognition and measurement provisions of APB 25, Accounting for Stock Issued to Employees, and related interpretations (APB 25). In accordance with APB 25 we used the intrinsic-value method of accounting for stock option awards to employees and accordingly did not recognize compensation expense for our stock option awards to employees in our Combined Statements of Operations prior to the start of our fiscal year 2006, as all option exercise prices were 100% of fair market value on the date the options were granted. Effective July 2, 2005, we implemented Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (Statement 123R) for all share-based compensation, including share-based compensation that was not vested as of the end of our fiscal year 2005. In accordance with Statement 123R we measure compensation cost for all share-based payments (including employee stock options) at fair value and recognize cost over the vesting period. See Note 2, Accounting Changes or Recent Pronouncements and Note 10, Stock Options and Share-Based Compensation, for additional information regarding stock options, performance shares and restricted shares including the impact of implementing Statement 123R on our results of operations and cash flows.
      Related Party Transactions — Harris Corporation provides information services, human resources, financial shared services, facilities, legal support, and supply chain management services to us. The charges for these services are billed to us primarily based on actual usage. These amounts are charged directly to MCD and are not part of the “corporate allocations expense” that is included on the Combined Statements of Operations. The amount charged to us for these services was $10,874 thousand in fiscal 2006, $10,310 thousand in fiscal 2005, and $10,480 thousand in fiscal 2004, and is included in the “Cost of product sales” and “Engineering, selling and administrative expenses” captions on the Combined Statements of Operations.
      There are other services Harris Corporation provides to us that are not directly charged to us. These functions and amounts are explained above under the subtitle “Basis of Presentation.” These amounts are included within “Due to Harris Corporation” on the Combined Balance Sheets. Additionally, we have other receivables and payables in the normal course of business with Harris Corporation. These amounts are netted within “Due to Harris Corporation” on the Combined Balance Sheets. Total receivables from Harris Corporation were $7,484 thousand and $6,327 thousand at June 30, 2006 and July 1, 2005, respectively. Total payables to Harris Corporation were $20,126 thousand and $20,507 thousand at June 30, 2006 and July 1, 2005, respectively.
      Harris Corporation is the primary source of our financing and equity activities. During fiscal 2006, Harris Corporation provided $2,824 thousand to recapitalize one of our subsidiaries and Harris Corporation’s net investment in us was reduced by $7,805 thousand. During fiscal 2005, Harris Corporation provided $42,960 thousand to recapitalize some of our subsidiaries and Harris Corporation’s net investment in us was reduced by $13,305 thousand. During fiscal 2004, Harris Corporation provided $2 thousand to capitalize a new subsidiary and Harris Corporation’s net investment in us was reduced by $3,995 thousand.
      Additionally, we have loans from Harris Corporation to fund our international entities and we also provide excess cash at various locations to Harris Corporation. We recognize interest income and expense on these loans. We recognized interest income of $291 thousand, $198 thousand and none in fiscal year 2006, 2005 and 2004, respectively. We recognized interest expense of $488 thousand, $679 thousand and $140 thousand in fiscal year 2006, 2005 and 2004, respectively.

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS — (continued)
      We have sales to and purchases from other entities of Harris Corporation from time to time. These transactions have been recorded at cost to the buying entity and the selling entity recognizes a normal profit. Total sales to other entities of Harris Corporation were $7,162 thousand, $3,538 thousand and $239 thousand in fiscal 2006, 2005 and 2004, respectively. We recognized profit associated with these related party sales of $616 thousand, $400 thousand and $1 thousand in fiscal year 2006, 2005 and 2004, respectively. We also recognized costs associated with these related party purchases of $245 thousand, $162 thousand and $1,326 thousand in fiscal 2006, 2005 and 2004, respectively.
      Revenue Recognition — Revenue primarily relates to product sales (other than for long-term contracts) and service arrangements, which are recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, collectibility is probable, delivery of a product has occurred and title has transferred or services have been rendered. Further, if an arrangement other than a long-term contract requires the delivery or performance of multiple deliverables or elements under a bundled sale, we determine whether the individual elements represent “separate units of accounting” under the requirements of Emerging Issues Task Force Issue 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21). If the separate elements meet the requirements listed in EITF 00-21, we recognize the revenue associated with each element separately. If the elements within a bundled sale are not considered separate units of accounting, the delivery of an individual element is considered not to have occurred if there are undelivered elements that are essential to the functionality. Unearned income on service contracts is amortized by the straight-line method over the term of the contracts. Also, if contractual obligations related to customer acceptance exist, revenue is not recognized for a product or service unless these obligations are satisfied.
      Revenue recognition from long-term contracts is recorded on a percentage-of-completion basis, generally using the cost-to-cost method of accounting where sales and profits are recorded based on the ratio of costs incurred to estimated total costs at completion. Recognition of profit on long-term fixed-price contracts requires estimates of: the total contract value; the total cost at completion; and the measurement of progress towards completion. Revenue and profits on cost-reimbursable contracts are recognized as allowable costs are incurred on the contract and become billable to the customer, in an amount equal to the allowable costs plus the profit on those costs. Contracts are combined when specific aggregation criteria stated in the American Institute of Certified Public Accountant’s Statement of Position No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (SOP 81-1), are met. Aggregation criteria generally include closely interrelated activities performed for a single customer within the same economic environment. Contracts generally are not segmented. If contracts are segmented, they meet the segmenting criteria stated in SOP 81-1. Amounts representing contract change orders, claims or other items are included in sales only when they can be reliably estimated and realization is probable. Incentives or penalties and awards applicable to performance on contracts are considered in estimating sales and profit rates and are recorded when there is sufficient information to assess anticipated contract performance. Incentive provisions, which increase earnings based solely on a single significant event, are generally not recognized until the event occurs. When adjustments in contract value or estimated costs are determined, any changes from prior estimates are reflected in earnings in the current period. Anticipated losses on contracts or programs in progress are charged to earnings when identified.
      Revenue recognition for internally developed capitalized software is in accordance with Statement of Position 97-2, Software Revenue Recognition (SOP 97-2). Typically, our capitalized software sales do not have acceptance criteria in the contracts and proper documentation of Vendor Specific Objective Evidence (VSOE) is obtained before revenue is allocated to the various elements of the arrangement in accordance with SOP 97-2.
      Retirement Benefits — As of June 30, 2006, we provide retirement benefits to substantially all employees primarily through Harris Corporation’s defined contribution retirement plan, which has profit

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS — (continued)
sharing, matching and savings elements. Contributions by us to the retirement plan are based on profits and employees’ savings with no other funding requirements. We may make additional contributions to the plan at our discretion. Retirement benefits also include an unfunded limited healthcare plan for U.S.-based retirees and employees on long-term disability. We accrue the estimated cost of these medical benefits, which are not material, during an employee’s active service life.
      Retirement plan expense amounted to $8,434 thousand in fiscal 2006, $7,057 thousand in fiscal 2005 and $6,819 thousand in fiscal 2004.
      Financial Guarantees and Commercial Commitments — Guarantees are contingent commitments issued to guarantee the performance of a customer to a third party in borrowing arrangements, such as commercial paper issuances, bond financings and similar transactions. The terms of the guarantees are equal to the remaining term of the related debt, which are limited to one year or less. The maximum potential amount of future payments we could be required to make under our guarantees at June 30, 2006 is $392 thousand. At June 30, 2006, there are no guarantees accrued for in our Combined Balance Sheets. We also hold insurance policies with third parties to mitigate the risk of loss on a portion of these guarantees. We have entered into commercial commitments in the normal course of business including surety bonds, standby letter of credit agreements and other arrangements with financial institutions and customers primarily relating to the guarantee of future performance on certain contracts to provide products and services to customers and to obtain insurance policies with our insurance carriers. At June 30, 2006, we had commercial commitments of $31,361 thousand.
      Financial Instruments and Risk Management — Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement 133), requires us to recognize all derivatives on the Combined Balance Sheets at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.
      As part of our risk management program we use a combination of foreign currency options and foreign currency forward contracts to hedge against risks associated with anticipated cash flows that are probable of occurring in the future and cash flows that are fixed or firmly committed. These derivatives have only nominal intrinsic value at the time of purchase and have a high degree of correlation to the anticipated cash flows they are designated to hedge. Hedge effectiveness is determined by the correlation of the anticipated cash flows and the maturity dates of the derivatives used to hedge these cash flows. We do not hold or issue derivative financial instruments for trading purposes.
      We account for our instruments used to hedge against the currency risk and market fluctuation risk associated with anticipated or forecasted cash flows that are probable of occurring in the future as cash flow hedges. In accordance with Statement 133, such financial instruments are marked-to-market using forward prices and fair value quotes with the offset to other comprehensive income, net of hedge ineffectiveness. The foreign currency call options and forward contracts are subsequently recognized as a component of “Cost of product sales” on the Combined Statement of Operations when the underlying net cash flows are realized. Unrealized losses are recorded in “Other accrued items” on the Combined Balance Sheets with the offset to other comprehensive income, net of hedge ineffectiveness. Unrealized gains are recorded as “Other assets” on the Combined Balance Sheets with the offset to other comprehensive income, net of hedge ineffectiveness.
      We are exposed to credit losses in the event of non-performance by counterparties to these financial instruments, but we do not expect any of the counterparties to fail to meet their obligations. To manage

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS — (continued)
credit risks, we select counterparties based on credit ratings, limit our exposure to a single counterparty under defined guidelines and monitor the market position with each counterparty. In the event of the termination of a derivative designated as a hedge, the settlement would be charged to the Combined Statements of Operations as a component of “Non-operating income (loss).”

2.	Accounting Changes or Recent Pronouncements
      In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, Inventory Costs — an amendment of Accounting Research Bulletin 43, Chapter 4 (Statement 151). Statement 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. Paragraph 5 of Accounting Research Bulletin (ARB) 43, Chapter 4 “Inventory Pricing,” previously stated that “...under certain circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current-period charges...” Statement 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, Statement 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. Statement 151 is effective for fiscal years beginning after June 15, 2005. We implemented the provisions of Statement 151 during the first quarter of fiscal 2006, and it did not have a material impact on our financial position, results of operations or cash flows.
      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (Statement 123R), which requires all companies to measure compensation cost for all share-based payments (including employee stock options) at fair value and to recognize cost over the vesting period. In March 2005, the SEC released SEC Staff Accounting Bulletin No. 107, Share-Based Payment (SAB 107). SAB 107 provides the SEC staff position regarding the application of Statement 123R, including interpretive guidance related to the interaction between Statement 123R and certain SEC rules and regulations, and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. In April 2005, the SEC announced that companies may implement Statement 123R at the beginning of their next fiscal year after June 15, 2005, or December 15, 2005 for small business issuers. We implemented the provisions of Statement 123R and SAB 107 in the first quarter of fiscal 2006 using the modified-prospective method, and it did not have a material impact on our financial position. See Note 10, Stock Options and Share-Based Compensation for further information and the required disclosures under Statement 123R and SAB 107, including the impact of the implementation on our results of operations and cash flows.
      In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (Statement 154), which replaces APB Opinion No. 20, Accounting Changes and FASB Statement of Financial Accounting Standards No. 3, Reporting Accounting Changes in Interim Financial Statements. Statement 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Statement 154 applies to all voluntary changes in accounting principles and applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Statement 154 requires retroactive application to prior period financial statements for a change in accounting principle. Previously, a change in accounting principle was recognized by including the change in the net income in the period of the change. Statement 154 is effective for fiscal years ending after December 15, 2005. We implemented the provisions of Statement 154 in the first quarter of fiscal 2006, and it did not have a material impact on our financial position, results of operations or cash flows.
      In November 2005, the FASB issued FSP FAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards (FSP 123R-3). FSP 123R-3 provides a simplified alternative method to calculate the beginning pool of excess tax benefits against which excess future

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS — (continued)
deferred tax assets (that result when the compensation cost recognized for an award exceeds the ultimate tax deduction) could be written off under Statement 123R. The guidance in FSP 123R-3 was effective on November 10, 2005. We may make a one-time election to adopt the transition method described in FSP 123R-3 before November 10, 2006. We are currently evaluating the available transition alternatives of FSP 123R-3. We currently have implemented the provisions of Statement 123R following the guidance for calculating the pool of excess tax benefits described in paragraph 81 of Statement 123R and the guidance related to reporting cash flows described in paragraph 68 of Statement 123R. If we elect the alternative method described in FSP 123R-3, the effect of applying the transition method described in FSP 123R-3 must be reported as a change in accounting principle in accordance with Statement 154 and the financial results for periods subsequent to the adoption of Statement 123R must be retroactively restated. We will not be required, however, to justify the preferability of our election, if we elect the transition method described in FSP 123R-3, and we are free to choose either approach to the calculation of the pool of excess tax benefits. We do not believe the adoption of this FSP 123R-3 will have a material impact on our financial position, results of operations or cash flows.
      In February 2006, the FASB issued FSP FAS 123(R)-4, Classification of Options and Similar Instruments Issued as Employee Compensation that Allow for Cash Settlement upon the Occurrence of a Contingent Event (FSP 123R-4). FSP 123R-4 addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event. A cash settlement feature that can be exercised only upon the occurrence of a contingent event that is outside the employee’s control does not meet the conditions in paragraphs 32 and A229 of Statement 123R until it becomes probable that the event will occur. The guidance in FSP 123R-4 was effective on February 3, 2006. We implemented the provisions of FSP 123R-4 during the third quarter of fiscal 2006 and it did not have a material impact on our financial position, results of operations or cash flows.
      In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We are currently evaluating the impact this interpretation will have on our financial statements. This interpretation will be effective for us beginning July 1, 2007.

3.	Receivables
      Receivables are summarized below:

	2006	2005

	(In thousands)
Accounts receivable	$122,208	$115,080
Notes receivable due within one year — net	9,784	6,770

	131,992	121,850
Less allowances for collection losses	(8,053)	(7,306)

	$123,939	$114,544

      The provision for allowance for collection losses amounted to $4,161 thousand in fiscal 2006, $1,024 thousand in fiscal 2005 and $2,729 thousand in fiscal 2004. These expenses are included in the “Engineering, selling and administrative expenses” caption on the Combined Statements of Operations.

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS — (continued)

4.	Inventories
      Inventories are summarized below:

	2006	2005

	(in thousands)
Finished products	$17,111	$15,311
Work in process	34,385	21,243
Raw materials and supplies	38,646	87,353

	90,142	123,907
Inventory reserves	(18,284)	(32,856)

	$71,858	$91,051

      During the second quarter of 2006, we had a $34,907 thousand write-down of inventory related to product discontinuance.

5.	Plant and Equipment
      Plant and equipment are summarized below:

	2006	2005

	(in thousands)
Land	$585	$1,578
Buildings	21,947	26,003
Machinery and equipment	91,660	109,735

	114,192	137,316
Less allowances for depreciation	(62,422)	(80,306)

	$51,770	$57,010

      Depreciation expense related to plant and equipment was $12,575 thousand, $11,789 thousand and $11,723 thousand in fiscal 2006, fiscal 2005, and fiscal 2004, respectively.
      During 2006, we recognized a gain of $1,844 thousand from the sale of land and building that is included in the “Engineering, Selling and Administrative Expenses” caption on the Combined Statements of Operations.

6.	Goodwill and Other Intangible Assets
      Goodwill for our North America microwave segment was $1,890 thousand at fiscal 2006 and fiscal 2005. Goodwill for our International microwave segment was $26,370 thousand and $24,210 thousand at fiscal 2006 and fiscal 2005, respectively. There was no goodwill in our NetBoss segment. Changes in the carrying amount of goodwill for the fiscal years ended June 30, 2006 and July 1, 2005, are as follows:

	2006	2005

	(in thousands)
Balance at beginning of year	$26,100	$24,472
Translation adjustments	2,160	1,628

	$28,260	$26,100

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS — (continued)
      We have other identifiable intangible assets related primarily to technology acquired through acquisitions. The unamortized other identifiable intangible assets, included in “Identifiable intangible assets” on our Combined Balance Sheets, were $6,388 thousand at June 30, 2006 and $6,225 thousand at July 1, 2005. Accumulated amortization related to other identifiable intangibles was $6,390 thousand at June 30, 2006 and $5,151 thousand at July 1, 2005. Our other identifiable intangible assets are being amortized over their useful economic lives, which range from 2 to 17 years. The weighted average useful life of our other identifiable intangible assets is 15.3 years. Amortization expense related to other identifiable intangible assets was $1,239 thousand in fiscal 2006, $868 thousand in fiscal 2005 and $824 thousand in fiscal 2004. The estimated amortization expense for the five fiscal years following fiscal 2006 is: $1,249 thousand in fiscal 2007, $860 thousand in fiscal 2008, $770 thousand in fiscal 2009, $694 thousand in fiscal 2010, $694 thousand in fiscal 2011, and $2,121 thousand thereafter.

7.	Accrued Warranties
      Changes in our warranty liability, which is included as a component of “Other accrued items” on the Combined Balance Sheets, during fiscal 2006 and 2005, are as follows:

	2006	2005

	(in thousands)
Balance as of the beginning of the year	$7,496	$8,232
Warranty provision for sales made during the year	7,216	7,399
Settlements made during the year	(7,261)	(8,515)
Other adjustments to the liability including foreign currency translation during the year	391	380

Balance as of the end of the year	$7,842	$7,496

8.	Short-Term Debt
      Short-term debt of $160 thousand at June 30, 2006 and $1,021 thousand at July 1, 2005 consists solely of notes payable to banks in both years. The weighted average interest rate for bank notes was 6.8% at June 30, 2006 and 9.0% at July 1, 2005.
      We have uncommitted short-term lines of credit aggregating $20,196 thousand from various international banks, $20,036 thousand of which was available on June 30, 2006. These lines provide for borrowings at various interest rates, typically may be terminated upon notice, may be used on such terms as mutually agreed to by the banks and us and are reviewed annually for renewal or modification.

9.	Restructuring Charges
      During fiscal 2006, we recorded $3,691 thousand of restructuring charges. In order to reduce expenses and increase operational efficiency, we implemented a restructuring plan in the second quarter of fiscal 2006 which included moving manufacturing at our Montreal, Canada location to our San Antonio, Texas manufacturing plant. As part of the restructuring plan, we reduced the workforce by 110 employees and recorded restructuring charges for employee severance benefits of $2,262 thousand and building lease obligations and transition costs of $1,429 thousand in fiscal 2006. In connection with this restructuring, we also recorded $1,095 thousand for fixed asset write-offs.
      We did not record any restructuring charges in fiscal 2005.
      In fiscal 2004, we recorded $6,742 thousand of restructuring charges. We reduced the workforce by 95 employees and recorded restructuring charges for employee severance and benefits of $5,439 thousand. Additionally, we recorded $685 thousand for the impairment of two lease obligations and $618 thousand

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS — (continued)
for legal fees and other costs. In connection with this restructuring, we also recorded $506 thousand for fixed asset write-offs.
      The following table summarizes the activity relating to restructuring charges for the three years ended June 30, 2006:

	Severance	Facilities
	and	and
	Benefits	Other	Total

	(in thousands)
Balance at June 27, 2003	$1,317	$478	$1,795
Provision in fiscal 2004	5,439	1,303	6,742
Cash payments in fiscal 2004	(1,459)	(478)	(1,937)

Balance at July 2, 2004	5,297	1,303	6,600
Provision in fiscal 2005	—	—	—
Cash payments in fiscal 2005	(4,979)	(1,303)	(6,282)

Balance at July 1, 2005	318	—	318
Provision in fiscal 2006	2,262	1,429	3,691
Cash payments in fiscal 2006	(724)	(1,123)	(1,847)

Balance at June 30, 2006	$1,856	$306	$2,162

10.	Stock Options and Share-Based Compensation
      As of June 30, 2006, Harris Corporation had three shareholder-approved stock incentive plans for employees. Harris Corporation currently has the following types of share-based awards outstanding under these plans that MCD employees participate in: stock options, performance share awards, performance share unit awards and restricted stock awards. We believe that such awards more closely align the interests of our employees with those of our shareholders. Certain share-based awards provide for accelerated vesting if there is a change in control (as defined under our stock incentive plans). Shares of common stock reserved for future awards under our stock incentive plans were 26,664,427 as of June 30, 2006.
      The compensation cost related to our share-based awards that was charged against income was $1,678 thousand for the year ended June 30, 2006. There was no income tax benefit included in net income for share-based compensation arrangements for the year ended June 30, 2006. The $1,678 thousand of compensation cost related to share-based compensation arrangements was included in the “Engineering, selling and administrative expenses” captions in the Combined Statements of Operations. None of the compensation cost related to share-based compensation arrangements was capitalized as part of inventory or fixed assets as of June 30, 2006.
      The following table illustrates the pro forma effect on net income (loss) for fiscal 2005 and fiscal 2004 assuming we had applied the fair value recognition provisions of Statement 123R to all previously granted share-based awards after giving consideration to potential forfeitures during such periods. The fair value of each option grant is estimated at the grant date using the Black-Scholes-Merton option-pricing

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS — (continued)
model based on the assumptions listed below under “Stock Options.” The estimated fair value of options granted is amortized to expense over their vesting period, which is generally three years.

	2005	2004

	(in thousands)
Net loss, as reported	$(3,778)	$(20,233)
The share-based employee compensation cost included in net income (loss) as reported, net of $0 tax benefit	780	161
Deduct: Total share-based employee compensation expense determined under the fair value based method for all awards, net of $0 related tax benefit	(1,154)	(739)

Pro forma net loss	$(4,152)	$(20,811)

      The impact of applying the provisions of Statement 123R and SAB 107 during fiscal 2006 was as follows:

2006

(in thousands)
Net loss, as reported	$(35,848)
The share-based employee compensation cost included in net loss as reported, net of $0 related tax benefit	1,678
Deduct: Total share-based employee compensation cost determined under the provisions of APB 25, net of $0 related tax benefit	(1,604)

Pro forma net loss	$(35,774)

Stock Options
      The following information relates to stock options that have been granted under our shareholder-approved stock incentive plans. Option exercise prices are 100% of fair market value on the date the options are granted. Options may be exercised for a period set at the time of grant, which generally ranges from seven to ten years after the date of grant, and they generally become exercisable in installments, which are typically 50% one year from the grant date, 25% two years from the grant date and 25% three years from the grant date. A significant number of options granted by us in both fiscal 2005 and 2006 are subject to a vesting schedule in which they are 50% exercisable prior to the end of such fiscal year, a period of approximately ten months from the grant date.
      The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option-pricing model which uses assumptions noted in the following table. Expected volatility is based on implied volatility from traded options on our stock, historical volatility of our stock price over the last ten years and other factors. The expected term of the options is based on historical observations of our stock over the past ten years, considering average years to exercise for all options exercised, average years to cancellation for all options cancelled and average years remaining for outstanding options, which is calculated based on the weighted-average vesting period plus the weighted-average of the difference

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS — (continued)
between the vesting period and average years to exercise and cancellation. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury curve in effect at the time of grant.

	2006	2005	2004

Expected dividends	0.9%	0.7%	1.0%
Expected volatility	36.1%	35.2%	37.1%
Risk-free interest rates	4.1%	3.0%	1.9%
Expected term (years)	3.35	4.00	4.00
      We obtained an independent valuation to assist us in determining market-based assumptions to estimate the fair value of stock options granted.
      A summary of stock option activity under our stock incentive plans is as follows:

	2006		2005		2004

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Stock options outstanding at the beginning of the year	399,006	$17.88	491,084	$15.29	713,506	$12.66
Stock options forfeited or expired	(13,024)	$29.54	(48,532)	$15.93	(29,396)	$15.87
Stock options granted	87,500	$37.16	96,258	$24.53	169,700	$17.70
Stock options exercised	(79,598)	$16.19	(139,804)	$14.03	(362,726)	$12.48

Stock options outstanding at the end of the year	393,884	$22.12	399,006	$17.88	491,084	$15.29

Stock options exercisable at the end of the year	278,440	$20.08	265,546	$16.75	254,098	$13.67
      The weighted average remaining contractual term for stock options that were outstanding and exercisable as of June 30, 2006 was 6.0 years and 5.9 years, respectively. The aggregate intrinsic value for stock options that were outstanding or exercisable as of June 30, 2006 was $7,637 thousand and $5,967 thousand, respectively.
      The weighted-average grant-date fair value was $10.27 per share for options granted during fiscal 2006. The total intrinsic value of options exercised during fiscal 2006 was $1,438 thousand at the time of exercise.
      A summary of the status of our nonvested stock options at June 30, 2006, and changes during fiscal 2006 are as follows:

		Weighted-Average
		Grant-Date
	Shares	Fair Value

Nonvested stock options at July 2, 2005	133,460	$6.11
Stock options granted	87,500	$10.27
Stock options vested	(105,516)	$7.84

Nonvested stock options at June 30, 2006	115,444	$7.68

      As of June 30, 2006, there was $887 thousand of total unrecognized compensation cost related to nonvested stock options granted under our stock incentive plans. This cost is expected to be recognized

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS — (continued)
over a weighted-average period of 1.5 years. The total fair value of stock options that vested during fiscal 2006 was approximately $827 thousand.

Restricted Stock Awards
      The following information relates to awards of restricted stock awards that have been granted to employees under our stock incentive plans. The restricted stock shares are not transferable until vested and the restrictions lapse upon the achievement of continued employment over a specified time period.
      The fair value of each restricted stock award grant is based on the closing price of our stock on the date of grant and is amortized to expense over its vesting period. At June 30, 2006, there were 40,000 shares of restricted stock awards outstanding.
      A summary of the status of our restricted stock at June 30, 2006, and changes during fiscal 2006 are as follows:

		Weighted-Average
	Shares	Grant Price

Restricted stock outstanding at July 2, 2005	34,000	$18.30
Restricted stock granted	6,000	$37.19
Restricted stock vested	—	$—
Restricted stock forfeited	—	$—

Restricted stock outstanding at June 30, 2006	40,000	$21.13

      As of June 30, 2006, there was $231 thousand of total unrecognized compensation cost related to restricted stock awards under our stock incentive plans. This cost is expected to be recognized over a weighted-average period of 1.7 years. There were no shares of restricted stock that vested during fiscal 2006. The weighted-average grant date price of the 6,000 shares of restricted stock granted during fiscal 2006 was $37.19.

Performance Share Awards
      The following information relates to awards of performance share awards and performance share units that have been granted to employees under our stock incentive plans. Generally, performance share and performance share unit awards are subject to performance criteria such as meeting predetermined earnings and revenue targets for a three-year plan period. These awards also generally vest at the expiration of the same three-year period. The final determination of the number of shares to be issued in respect of an award is determined by our Board of Directors, or a committee of our Board.
      The fair value of each performance share award is based on the closing price of our stock on the date of grant and is amortized to expense over its vesting period, if achievement of the performance measures is considered probable. At June 30, 2006 there were 52,300 performance shares awards outstanding.
      The fair value of performance share units, which is distributed in cash, is equal to the most probable estimate of intrinsic value at the time of distributions and is amortized to compensation expense over the vesting period. At June 30, 2006, we had 2,100 shares of performance share units.

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS — (continued)
      A summary of the status of our performance shares at June 30, 2006, and changes during fiscal 2006, are as follows:

		Weighted-Average
	Shares	Grant Price

Performance shares outstanding at July 2, 2005	37,000	$22.71
Performance shares granted	20,900	$31.71
Performance shares vested	—	$—
Performance shares forfeited	(5,600)	$25.01

Performance shares outstanding at June 30, 2006	52,300	$26.06

      As of June 30, 2006, there was $593 thousand of total unrecognized compensation cost related to performance share awards under our stock incentive plans. This cost is expected to be recognized over a weighted-average period of 1.8 years. There were no performance shares that vested during fiscal 2006. The weighted-average grant date price of the 20,900 performance shares granted during fiscal 2006 was $31.71.
      In fiscal 2006 we issued an aggregate of 79,598 shares under the terms of our stock incentive plans, which is net of shares withheld for tax purposes.
      Under our domestic retirement plans, most employees may select an option to invest in Harris’ common stock at 70% of current market value limited to the lesser of (a) 1% of their compensation and (b) 20% of a participant’s total contribution to the plan, which is matched by us. The discount from fair market value on common stock purchased by employees under the domestic retirement plans is charged to compensation expense in the period of the related purchase.

11.	Research and Development
      Company-sponsored research and product development costs are expensed as incurred. These costs were $18,865 thousand in fiscal 2006, $19,183 thousand in fiscal 2005 and $20,760 thousand in fiscal 2004.
      Customer-sponsored research and development costs are incurred pursuant to contractual arrangements and are accounted for principally by the percentage-of-completion method. There was no customer-sponsored research and development in fiscal 2006, fiscal 2005 or fiscal 2004.

12.	Interest Expense
      Total interest expense was $975 thousand in fiscal 2006, $966 thousand in fiscal 2005 and $140 thousand in fiscal 2004. Interest attributable to funds used to finance major long-term projects can be capitalized as an additional cost of the related asset. No interest was capitalized in fiscal 2006, fiscal 2005 or fiscal 2004. Interest paid was $971 thousand in fiscal 2006, $901 thousand in fiscal 2005, and $67 thousand in fiscal 2004.

13.	Lease Commitments
      Total rental expense amounted to $3,977 thousand in fiscal 2006, $3,931 thousand in fiscal 2005, and $3,866 thousand in fiscal 2004. Future minimum rental commitments under leases with an initial lease term in excess of one year, primarily for land and buildings, amounted to approximately $6,554 thousand at June 30, 2006. These commitments for the years following fiscal 2006 are: fiscal 2007 — $3,649 thousand; fiscal 2008 — $1,896 thousand; fiscal 2009 — $987 thousand; and fiscal 2010 — $22 thousand.

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS — (continued)

14.	Derivative Instruments and Hedging Activity
      We use foreign exchange contracts and options to hedge both balance sheet and off-balance sheet future foreign currency commitments. Generally, these foreign exchange contracts offset foreign currency denominated inventory and purchase commitments from suppliers; accounts receivable from, and future committed sales to, customers; and intercompany loans. We believe the use of foreign currency financial instruments should reduce the risks that arise from doing business in international markets. At June 30, 2006, we had open foreign exchange contracts with a notional amount of $19,370 thousand, of which $7,130 thousand were classified as cash flow hedges and $12,240 thousand were classified as fair value hedges. This compares to total foreign exchange contracts with a notional amount of $34,530 thousand as of July 1, 2005, of which $26,897 thousand were classified as cash flow hedges and $7,633 thousand were classified as fair value hedges. At June 30, 2006, contract expiration dates range from less than one month to 11 months with a weighted average contract life of less than a month.
      More specifically, the foreign exchange contracts classified as cash flow hedges are primarily being used to hedge currency exposures from anticipated cash flow expenses related to our Mexican office. As of June 30, 2006, we estimated that a pre-tax loss of $67 thousand would be reclassified into earnings from comprehensive income within the next 11 months related to these cash flow hedges.
      The net gain included in our earnings in fiscal 2006, 2005 and 2004 representing the amount of fair value and cash flow hedges’ ineffectiveness was not material. No amounts were recognized in our earnings in fiscal 2006, 2005, and 2004 related to the component of the derivative instruments’ gain or loss excluded from the assessment of hedge effectiveness. In addition, no amounts were recognized in our earnings in fiscal 2006, 2005 and 2004 related to hedged firm commitments that no longer qualify as fair value hedges. All of these derivatives were recorded at their fair value on the balance sheet in accordance with Statement 133.

15.	Income Taxes
      The provisions for income taxes are summarized as follows:

	2006	2005	2004

	(in thousands)
Current expense:
United States (Federal, State, and Local)	$—	$—	$—
International	1,079	245	86

	1,079	245	86

Deferred expense:
United States (Federal, State, and Local)	—	—	—
International	5,680	—	—

	5,680	—	—

	$6,759	$245	$86

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS — (continued)
      The components of deferred income tax assets (liabilities) are as follows:

	2006		2005

	Current	Non-Current	Current	Non-Current

	(in thousands)
Inventory valuations	$6,029	$—	$5,088	$—
Accruals	2,650	—	2,920	—
Depreciation	—	726	—	(419)
International research and development expense deferrals	—	17,700	—	17,700
Tax credit carryforwards	—	17,306	—	14,754
Tax loss carryforwards	—	36,159	—	28,205
All other — net	(1,771)	—	(2,544)	—

	6,908	71,891	5,464	60,240
Valuation allowance	(6,908)	(62,275)	(5,464)	(44,944)

	$—	$9,616	$—	$15,296

      A reconciliation of the statutory United States income tax rate to the effective income tax rate follows:

	2006	2005	2004

Statutory U.S. income tax rate	35.0%	35.0%	35.0%
U.S. valuation allowances	(35.0)	(35.0)	(35.0)
State taxes	—	—	—
International income (loss)	(23.2)	(6.9)	(0.4)

Effective income tax rate	(23.2)%	(6.9)%	(0.4)%

      United States income taxes have not been provided on $1,478 thousand of undistributed earnings of international subsidiaries because of our intention to indefinitely reinvest these earnings. The determination of unrecognized deferred U.S. tax liability for the undistributed earnings of international subsidiaries is not practicable. Tax loss carryforwards as of June 30, 2006 have expiration dates ranging between one year and no expiration in certain instances. The amount of domestic, international and state and local tax loss carryforwards as of June 30, 2006 was $103,274 thousand. Pre-tax income (loss) of international subsidiaries was $(21,463) thousand in fiscal 2006, $11,435 thousand in fiscal 2005, and $(29,598) thousand in fiscal 2004. Income taxes paid were $1,079 thousand in fiscal 2006, $245 thousand in fiscal 2005, and $86 thousand in fiscal 2004. The valuation allowance increased $18,775 thousand from $50,408 thousand in fiscal 2005 to $69,183 thousand in fiscal 2006. The valuation allowance has been established for financial reporting purposes, to offset certain domestic and foreign deferred tax assets due to uncertainty regarding our ability to realize them in the future.

16.	Business Segments
      SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (FAS 131), established annual and interim reporting standards for an enterprise’s operating segments and related disclosures about geographic information and major customers. Operating segment information for fiscal 2006, 2005 and 2004 is presented in accordance with FAS 131. We are organized into three operating segments, around the markets we serve: North America microwave region, International microwave region and the NetBoss product line. Our North America microwave region designs, manufactures, sells and

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS — (continued)
services microwave radio products, primarily for cellular network providers and private network users within North America. Our International microwave region designs, manufactures, sells and services microwave radio products, primarily for cellular network providers and private network users outside of North America. Our NetBoss product line develops, designs, produces, sells and services network management systems, primarily for cellular network providers and private network users. The President of MCD has been identified as the Chief Operating Decision-Maker (CODM) as defined by FAS 131. Resources are allocated to each of these segments using information based on their operating income (loss). Information related to assets, capital expenditures and depreciation and amortization for the operating segments is not part of the discrete financial information provided to and reviewed by the CODM.
      The accounting policies of our operating segments are the same as those described in Note 1, Significant Accounting Policies. We evaluate each segment’s performance based on its “revenue” and “operating income (loss)”, which we define as cost of goods sold less period costs.

	2006	2005	2004

	(in thousands)
Revenue
North America	$168,094	$159,829	$154,133
International	172,313	127,221	156,251
NetBoss	17,093	23,377	19,432

	$357,500	$310,427	$329,816

	2006(1)	2005	2004(2)

	(in thousands)
Loss Before Income Taxes
Segment Operating Income (Loss):
North America microwave	$16,912	$10,257	$3,628
International microwave	(34,090)	(11,938)	(17,521)
NetBoss	1,058	4,398	656
Corporate allocations expense	(12,425)	(6,189)	(6,770)
Net interest expense	(544)	(61)	(140)

Loss before income taxes	$(29,089)	$(3,533)	$(20,147)

(1)	The operating loss in the International microwave segment in fiscal 2006 included $39,641 thousand in inventory write-downs and other charges associated with decisions made in fiscal 2006 regarding product discontinuances and the planned shutdown of manufacturing activities at our Montreal, Canada plant.

(2)	North America microwave’s operating income and International microwave’s operating loss includes $2,758 thousand and $4,490 thousand, respectively, of expenses related to cost-reduction measures and fixed asset write downs.

The Microwave Communications Division of Harris Corporation and Subsidiaries
NOTES TO COMBINED FINANCIAL STATEMENTS — (continued)
      Revenues for geographic regions comprising more than 5% of our sales from unaffiliated customers for fiscal 2006, 2005, and 2004 are as follows:

		% of		% of		% of
	2006	Total	2005	Total	2004	Total

			(in thousands)
United States	$143,882	40.2%	$154,484	49.8%	$141,638	42.9%
Canada	29,891	8.4%	15,475	5.0%	17,365	5.3%
Nigeria	81,326	22.8%	36,136	11.6%	77,457	23.5%
Other	102,401	28.6%	104,332	33.6%	93,356	28.3%

Total	$357,500	100.0%	$310,427	100.0%	$329,816	100.0%

      We had revenue from a single external customer that exceeded 10.0% of total revenues during fiscal 2006 and fiscal 2004. During fiscal 2006, the customer was in Nigeria and accounted for 15.1% of total revenues. During fiscal 2004, the customer was in Nigeria and accounted for 15.2% of total revenues. There was no single customer in fiscal 2005 that accounted for more than 10.0% of total revenues.
      Long-lived assets by location at June 30, 2006 and July 1, 2005 were as follows:

	2006	2005

	(in thousands)
United States	$48,320	$51,675
Canada	48,750	51,884
Brazil	4,985	5,586
France	3,798	4,257
Other	2,032	3,249

Total	$107,885	$116,651

17.	Legal Proceedings
      From time to time, as a normal incident of the nature and kind of businesses in which we are engaged, various claims or charges are asserted and litigation commenced against us arising from or related to: product liability; personal injury; patents, trademarks or trade secrets; labor and employee disputes; commercial or contractual disputes; the sale or use of products containing asbestos; breach of warranty; or environmental matters. Claimed amounts may be substantial but may not bear any reasonable relationship to the merits of the claim or the extent of any real risk of court or arbitral awards. We have recorded accruals for losses related to those matters that we consider to be probable and that can be reasonably estimated. Gain contingencies, if any, are recognized when they are realized and legal costs are generally expensed when incurred. While it is not feasible to predict the outcome of these matters with certainty, and some lawsuits, claims or proceedings may be disposed or decided unfavorably to us, based upon available information, in the opinion of management, settlements and final judgments, if any, would not have a material adverse effect on our financial position, results of operations or cash flows.

APPENDICES

Document	Appendix

Form, Contribution and Merger Agreement	A
Form of Voting Agreement	B
Certificate of Incorporation of Harris Stratex Networks, Inc.	C
Bylaws of Harris Stratex Networks, Inc.	D
Investor Agreement	E
The Non-Competition Agreement	F
Opinion of Bear, Stearns & Co., Inc.	G

APPENDIX A

FORMATION,
CONTRIBUTION AND MERGER AGREEMENT
Between
HARRIS CORPORATION
and
STRATEX NETWORKS, INC.
Dated: September 5, 2006

ARTICLE I Definitions and Terms
1.1.	Certain Definitions	A-5
1.2.	Additional Definitions	A-12
1.3.	Defined Terms Generally	A-14

ARTICLE II Organization of Newco and Merger Sub and Related Corporate Actions
2.1.	Organization of Newco	A-15
2.2.	Directors and Officers of Newco	A-15
2.3.	Organization of Merger Sub	A-15
2.4.	Actions of Harris and Stratex	A-15

ARTICLE III The Contribution Transaction and Merger
3.1.	The Contribution Transaction	A-15
3.2.	The Merger	A-17
3.3.	Closing	A-17
3.4.	Effective Time	A-17
3.5.	Deliveries by Newco Relating to the Contribution Transaction	A-17
3.6.	Deliveries by Harris Relating to the Contribution Transaction	A-18
3.7.	Nonassignability of Assets	A-19

ARTICLE IV Certificate of Incorporation and Bylaws of the Surviving Corporation
4.1.	The Certificate of Incorporation	A-19
4.2.	The Bylaws	A-19

ARTICLE V Officers and Directors of the Surviving Corporation
5.1.	Directors	A-19
5.2.	Officers	A-19

ARTICLE VI Effect of the Merger on Capital Stock and Equity Awards; Exchange of Certificates
6.1.	Effect on Capital Stock of Stratex	A-20
6.2.	Exchange of Certificates	A-20
6.3.	No Dissenters’ Rights	A-22
6.4.	Treatment of Stratex Stock Plans	A-22
6.5.	Treatment of Warrants	A-23

ARTICLE VII Representations and Warranties
7.1.	Representations and Warranties of Stratex	A-24
7.2.	Representations and Warranties of Harris	A-35

ARTICLE VIII Covenants Relating to Interim Operations
8.1.	Covenants of Stratex	A-47
8.2.	Covenants of Harris	A-49

ARTICLE IX Additional Agreements
9.1.	Acquisition Proposals	A-51
9.2.	Board Recommendation	A-53
9.3.	SEC Filings; Information Supplied; Stratex Stockholders Meeting	A-53
9.4.	Filings; Other Actions; Notification	A-54
9.5.	Tax Matters	A-56
9.6.	Ancillary Agreements	A-57
9.7.	Restructuring; Harris Intercompany Liabilities	A-57
9.8.	Transfer and Assignment of Excluded Assets by Contributed Subsidiary	A-58
9.9.	Insurance Proceeds	A-58
9.10.	Listing and De-listing	A-58
9.11.	Governance	A-58
9.12.	Section 16 Matters	A-58
9.13.	Affiliates	A-58
9.14.	Access; Financial Reporting	A-58
9.15.	Further Assurances	A-59
9.16.	Publicity	A-59
9.17.	Expenses	A-59
9.18.	Indemnification; Directors’ and Officers’ Insurance	A-59
9.19.	Takeover Statute	A-61

ARTICLE X Conditions
10.1.	Conditions to Harris’ and Stratex’s Obligations to Effect the Transactions	A-61
10.2.	Conditions to Harris’ Obligation to Effect the Contribution Transaction	A-61
10.3.	Conditions to Stratex’s Obligation to Effect the Merger	A-62

ARTICLE XI Termination
11.1.	Termination	A-63
11.2.	Effect of Termination and Abandonment	A-64

ARTICLE XII Survival and Indemnification
12.1.	No Survival of Representations and Warranties	A-65
12.2.	Indemnification by Newco	A-65
12.3.	Indemnification by Harris	A-65
12.4.	Third Party Claims	A-66
12.5.	Tax and Insurance Adjustments	A-66

ARTICLE XIII Miscellaneous and General
13.1.	Survival	A-66
13.2.	Modification or Amendment	A-67
13.3.	Waiver of Conditions	A-67
13.4.	Counterparts	A-67
13.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	A-67
13.6.	Notices	A-68
13.7.	Entire Agreement	A-68
13.8.	No Third Party Beneficiaries	A-68
13.9.	Obligations of Harris and of Stratex	A-69
13.10.	Severability	A-69
13.11.	Interpretation; Construction	A-69
13.12.	Assignment	A-69

EXHIBITS

Exhibit 1	Form of Voting Agreement
Exhibit 2	Certificate of Incorporation of Newco
Exhibit 3	Bylaws of Newco
Exhibit 4	Certificate of Incorporation and Bylaws of Merger Sub
Exhibit 5	Investor Agreement
Exhibit 6	Non-Competition Agreement
Exhibit 7	Registration Rights Agreement
Exhibit 8	Intellectual Property Agreement
Exhibit 9	Trademark and Trade Name License Agreement
Exhibit 10	Harris Leased Property Agreement
Exhibit 11	Transition Services Agreement
Exhibit 12	Warrant Assumption Agreement
Exhibit 13	Affiliates Letter
Exhibit 14	NetBoss Service Agreement
SCHEDULES

Schedule A	Consent Certificates relating to Contributed Leases
Schedule B	Contributed Leases
Schedule C	Contributed Owned Real Property
Schedule D	Contributed Subsidiary Real Property
Schedule E	Excluded Liabilities
Schedule F	Excluded MCD Business Contracts
Schedule G	Stratex Persons with Knowledge
Schedule H	Harris Persons with Knowledge
Schedule I	MCD Employees
Schedule J	Initial Directors and Officers of Newco
Schedule K	Excluded Intellectual Property
Schedule L	Excluded Leases
Schedule M	Contributed Insurance Policies and Rights
Schedule N	Excluded Properties
Schedule O	Harris Internal Restructuring
Schedule P	Stratex Required Third Party Consents
Schedule Q	Harris Required Third Party Consents

FORMATION, CONTRIBUTION AND MERGER AGREEMENT
      FORMATION, CONTRIBUTION AND MERGER AGREEMENT, dated as of September 5, 2006 (this “Agreement”), between HARRIS CORPORATION, a corporation incorporated in the State of Delaware (“Harris”), and STRATEX NETWORKS, INC., a corporation incorporated in the State of Delaware (“Stratex”).
RECITALS
      WHEREAS, Harris and Stratex desire to combine Harris’ Microwave Communications Division (as defined below) with Stratex through (i) the formation of Harris Stratex Networks, Inc., a new holding company that will be incorporated in the State of Delaware (“Newco”), and Stratex Merger Corp., a wholly owned subsidiary of Newco that will also be incorporated in the State of Delaware (“Merger Sub”), (ii) the merger of Merger Sub with and into Stratex pursuant to which the stockholders of Stratex will receive Newco shares in exchange for their Stratex shares and (iii) the contribution to Newco by Harris of the assets and equity interests collectively comprising Harris’ Microwave Communications Division in exchange for Newco shares, in each case upon the terms and subject to the conditions set forth in this Agreement;
      WHEREAS, for federal income tax purposes, the transactions outlined above are intended collectively to qualify as a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”);
      WHEREAS, for federal income tax purposes, it is intended that the Merger (as hereinafter defined) shall qualify as a reorganization described in Section 368(a)(2)(E) of the Code;
      WHEREAS, in order to induce Harris to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the directors and executive officers of Stratex are entering into voting agreements with Harris in the form attached hereto as Exhibit 1 (collectively, the “Voting Agreements”);
      WHEREAS, it is intended that Harris will be treated as the acquiring entity for accounting purposes;
      WHEREAS, the Boards of Directors of each of Harris and Stratex have adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby; and
      WHEREAS, Harris and Stratex desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe certain conditions to the transactions contemplated hereby.
      NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, the Voting Agreements and the Ancillary Agreements, the parties hereto agree as follows:
ARTICLE I
Definitions and Terms
      1.1.     Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:
      “Affiliate” has the meaning assigned to such term by Rule 405 under the Securities Act.
      “Ancillary Agreements” means, collectively the agreements set forth in Exhibit 5 through Exhibit 14 to be entered into at the Closing.

      “Assumed Liabilities” means all Liabilities of Harris or any of its Subsidiaries primarily resulting from or primarily arising out of the conduct of the MCD Business, other than the Excluded Liabilities; provided, however, that before applying the foregoing definition all Liabilities of Harris and/or any of its Subsidiaries which (i) are owed to third parties, (ii) result from or arise out of goods, services or facilities used or supplied by the MCD Business and any other businesses or divisions of Harris and/or any of its Subsidiaries and (iii) reasonably can be allocated among the MCD Business and such other businesses and divisions shall be so allocated to the maximum extent reasonably practicable.
      “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in The City of New York are authorized or obligated by Law or executive order to close.
      “Confidentiality Agreement” means the Confidentiality Agreement, dated January 26, 2006, between Harris and Stratex.
      “Consent Certificates” means certificates evidencing consents of third parties that are required in order to effectuate a legal transfer or sublease of those Contributed Leases identified on Schedule A.
      “Contract” means, as to any Person, any contract, agreement, lease, sublease license, sublicense, mortgage, note, indenture or other arrangement or obligation (whether written or oral) which legally binds such Person.
      “Contributed Accounts Receivable” means all accounts, notes and other receivables of Harris and its Subsidiaries that arose out of the sale or other disposition of goods or services of the MCD Business, excluding all Harris Intercompany Liabilities.
      “Contributed Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) of Harris and its Subsidiaries which are Related to the MCD Business, and the information contained therein, excluding any such items whose transfer to Newco would be prohibited by Law or would subject Harris or any of its Retained Subsidiaries to any material Liability (collectively, the “Excluded Books and Records”).
      “Contributed Contracts” means all Contracts to which Harris or any of its Subsidiaries is a party which are Related to the MCD Business other than this Agreement, the Ancillary Agreements and the Excluded MCD Business Contracts.
      “Contributed Fixtures and Equipment” means all furniture, furnishings, vehicles, equipment, supplies, computers, tools and other tangible personal property (other than the Contributed Inventory) owned by Harris or any of its Subsidiaries which are Related to the MCD Business, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person.
      “Contributed Intellectual Property” means all the Intellectual Property owned by Harris and its Subsidiaries which is Related to the MCD Business including the Intellectual Property set forth in Section 7.2(m) of the Harris Disclosure Letter.
      “Contributed Inventory” means all inventory of Harris and its Subsidiaries, including raw materials, supplies, work-in-progress and finished goods, which is Related to the MCD Business, wherever located.
      “Contributed Leased Property” means all real property leased or subleased pursuant to a Contributed Lease.
      “Contributed Leases” means any leases or subleases of real property, fixtures or equipment from third parties by Harris or any of its Subsidiaries but only to the extent such leased real property, fixtures or equipment are Related to the MCD Business, including those set forth on Schedule B.
      “Contributed Owned Real Property” means the real property owned by Harris and its Retained Subsidiaries set forth on Schedule C.
      “Contributed Subsidiaries” means those Subsidiaries of Harris listed in Section 7.2(b) of the Harris Disclosure Letter.

      “Contributed Subsidiary Real Property” means all real property owned or leased from third parties by the Contributed Subsidiaries as set forth on Schedule D.
      “Contribution Transaction” means the transfer of the Contributed Assets by Harris to Newco in exchange for the Newco Contribution Shares and the assumption by Newco of the Assumed Liabilities, in each case on the terms and conditions set forth in this Agreement.
      “Copyrights” has the meaning set forth in the “Intellectual Property” definition.
      “DGCL” means the Delaware General Corporation Law.
      “Domestic Retained Subsidiary” means any Retained Subsidiary that is a “United States person” within the meaning of Section 7701 of the Code.
      “Encumbrance” means any lien, pledge, charge, claim, encumbrance, security interest, option, mortgage, easement, or other restriction of any kind, other than any Permitted Encumbrance.
      “Environmental Laws” means all Laws (including any common law) relating to: (i) the protection, investigation or remediation of the environment, (ii) the handling, use, presence, treatment, storage, disposal, transport, discharge, emission, release or threatened release of or exposure to any Hazardous Substance or (iii) employee exposure, wetlands, natural resources, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.
      “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) arising from or relating to Environmental Laws, Hazardous Substances or the environment and includes, without limitation: (i) fines, penalties, judgments, awards, settlements, losses, damages (including consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; (ii) defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and (iii) responsibility for any investigation, remediation, monitoring or cleanup costs, injunctive relief, natural resource damages, and any other environmental compliance or remedial measures.
      “ERISA” means the Employee Retirement Income Security Act of 1974.
      “EU” means the European Union.
      “Exchange Act” means the Securities Exchange Act of 1934.
      “Excluded Books and Records” has the meanings set forth in the “Contributed Books and Records” definition.
      “Excluded Liabilities” means all Liabilities of Harris and/or its Subsidiaries that (i) would not be Assumed Liabilities if the definition of such term did not exclude Excluded Liabilities or (ii) would be Assumed Liabilities if the definition of such term did not exclude Excluded Liabilities but which are (A) indebtedness for borrowed money or any guarantee thereof, (B) debt securities issued to raise cash or any guarantee thereof, (C) obligations in respect of pensions or other post-retirement benefits for MCD Employees accrued with respect to periods ending on or prior to the Closing Date, (D) claims for workers’ compensation by MCD Employees in respect of injuries incurred on or prior to the Closing Date, (E) obligations for or related to any options or equity awards or other similar rights in respect of Harris Common Stock issued to and held by MCD Employees on the Closing Date, (F) those Income Taxes for which Harris is liable pursuant to Section 9.5(a) and (G) listed on Schedule E.
      “Excluded MCD Business Contracts” means those Contracts identified on Schedule F.
      “Foreign Retained Subsidiary” means any Retained Subsidiary that is not a Domestic Retained Subsidiary.
      “GAAP” means U.S. generally accepted accounting principles.

      “Government Antitrust Entity” means any Government Entity with jurisdiction over the enforcement of any U.S. antitrust Law, EU competition Law or other similar antitrust or competition Law.
      “Government Entity” means any domestic or foreign governmental, regulatory or administrative authority, agency, instrumentality, commission, body, court or other entity, whether legislative, executive or judicial or otherwise, and any arbitration panel, arbitrator or other entity with authority to resolve any dispute.
      “Governmental Authorizations” means, collectively, (i) all notices, reports, registrations, applications or other filings to or with a Government Entity, (ii) all consents, authorizations, approvals, permits, licenses, clearances, waivers, exemptions, variances, amendments, expirations and terminations of any waiting period requirements from or by any Government Entity and (iii) all other types of actions by any Government Entity.
      “Hazardous Substance” means any hazardous or toxic substance, material, waste, chemical, pollutant or contaminant that poses a risk of harm to health and safety or the environment and is otherwise regulated pursuant to any Environmental Law including, without limitation, any petroleum product or by-product, solvent, flammable or explosive material, radioactive material, medical waste, asbestos, lead paint, polychlorinated biphenyls (or PCBs), urea formaldehyde, perchlorate, microbial matter and radon gas.
      “Harris Common Stock” means the common stock, par value $1.00 per share, of Harris.
      “Harris Intercompany Liabilities” means all Liabilities of Harris or any of its Subsidiaries (including the Contributed Subsidiaries) to Harris or any of its Subsidiaries (including the Contributed Subsidiaries) immediately prior to the Effective Time other than any Assumed Liabilities owed by one or more Contributed Subsidiaries to one or more other Contributed Subsidiaries.
      “Harris Licensed Intellectual Property” means the Intellectual Property to be licensed to Newco and its Subsidiaries by Harris or any of its Retained Subsidiaries pursuant to this Agreement or any Ancillary Agreement.
      “Harris Material Adverse Effect” means (i) a materially adverse effect on the results of operations, financial condition, cash flow, assets, liabilities or business of the MCD Business, taken as a whole, and (ii) any effect that would prevent, materially delay or materially impair the ability of Harris to consummate, or Newco to receive the benefits of, the Contribution Transaction and the other transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing no such effect resulting from (i) events or conditions (including changes in economic, financial market, regulatory or political conditions) that generally affect participants in the industries in which the MCD Business participates except to the extent that they adversely affect the MCD Business disproportionately compared such other participants or (ii) any disruption of employee, customer, supplier or other similar relationships primarily as a result of the execution or announcement of this Agreement and the identity of Stratex shall be considered a Harris Material Adverse Effect for purposes of this Agreement.
      “Harris Services” means those services to be provided by Harris or any of its Retained Subsidiaries to Newco or any of its Subsidiaries pursuant to this Agreement or any Ancillary Agreement.
      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
      “Income Tax” means any corporate Tax imposed on or measured in whole or in part by net income, together with all interest, penalties and additions imposed with respect to such Income Tax and any interest in respect of such penalties and additions.
      “Income Tax Return” means a Tax Return with respect to an Income Tax.
      “Indebtedness” means (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (ii) all liabilities for the deferred purchase price of property; (iii) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured; and (v) all liabilities as a guarantor or other surety of an obligation of a type described in clauses (i), (ii), (iii) or (iv), to the extent of the obligation guaranteed or indemnified.
      “Intellectual Property” means, with respect to any jurisdiction, domestic or foreign: (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations and common law rights for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (iii) trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works and rights of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), including mask rights and computer software, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (v) any other intellectual property or proprietary rights, in each case, to the extent entitled to legal protection as such.
      “Investor Agreement” means the Ancillary Agreement to be entered into by Harris and Newco at the Closing in the form of Exhibit 5 attached hereto.
      “Knowledge” means, when used with respect to Stratex as to any matter, to the knowledge of any of the individuals set forth on Schedule G or, when used with respect to Harris as to any matter, to the knowledge of any of the individuals set forth on Schedule H; provided, however, that each such individual shall be deemed to have knowledge of any matter if such individual or any employee that directly reports to such individual has actual knowledge of such matter or of facts or circumstances that would lead a reasonable person to conclude that it is reasonably likely that such matter exists.
      “Law” means any federal, state, regional, provincial, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Government Entity.
      “Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
      “Losses” means any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, reasonable attorneys’ fees, and reasonable out-of-pocket disbursements).
      “MCD Business” means the business as currently or previously conducted by the Microwave Communications Division, which includes but is not limited to: (i) developing, distributing, manufacturing and selling microwave radios and related services and systems for use in point-to-point wireless communications networks and (ii) the NetBoss Business.
      “MCD Employees” means, as of any date, the individuals employed by Harris or any of its Subsidiaries as of such date that are (i) primarily engaged in the MCD Business or (ii) listed on Schedule I as the same may be amended after the date of this Agreement as agreed by Harris and Stratex.

      “Microwave Communications Division” means the division of Harris which currently conducts the MCD Business and its predecessors.
      “Most Recent Balance Sheet” means, in the case of Harris, the audited June 30, 2006 balance sheet of the MCD Business furnished to Stratex prior to the date of this Agreement (and identified as such) and, in the case of Stratex, the balance sheet included in the most recent Stratex Report filed prior to the date of this Agreement.
      “NASDAQ” means the NASDAQ Global Market.
      “NetBoss Business” means the network operations software business as currently conducted by the MCD Business and previously conducted by Harris’ Network Support division, which currently offers network management systems that provide fault management, performance management, service activation, billing mediation and operational support system integration.
      “Patents” has the meaning set forth in the “Intellectual Property” definition.
      “Permitted Encumbrances” means (i) Encumbrances reflected or reserved against or otherwise disclosed in the Most Recent Balance Sheet; (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances, in the case of Harris, arising or incurred in the ordinary course of the MCD Business or, in the case of Stratex, arising or incurred in the ordinary course of Stratex’s business and that are not material in amount or effect (individually or in the aggregate) on the MCD Business or Stratex’s businesses, as the case may be; (iii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iv) with respect to real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of reentry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey or physical inspection and (C) zoning, building, subdivision or other similar requirements or restrictions; (v) Encumbrances, in the case of Harris, incurred in the ordinary course of the MCD Business and, in the case of Stratex, incurred in the ordinary course of Stratex’s businesses, in each case since the date of the Most Recent Balance Sheet and that are not material in amount or effect on the MCD Business or Stratex’s businesses, as the case may be; and (vi) Encumbrances that do not materially adversely effect the value or use of the encumbered Property.
      “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Government Entity or other entity of any kind or nature.
      “Property” means any interest in any property or asset, whether real, personal or mixed, whether tangible or intangible, and any right, however arising, whether or not such interest or right would be reflected on a balance sheet prepared in accordance with GAAP.
      “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Government Entity or Internet domain name registrar.
      “Related to the MCD Business” means, with respect to any matter or thing, that such matter or thing is primarily related to, or used primarily in connection with, the MCD Business as currently conducted.
      “Retained Subsidiaries” means all Subsidiaries of Harris other than the Contributed Subsidiaries.
      “SEC” means the United States Securities and Exchange Commission.
      “Securities Act” means the Securities Act of 1933.
      “Stratex Board” means, at any time, the Board of Directors of Stratex.
      “Stratex Common Stock” means the common stock, par value $0.01 per share, of Stratex.

      “Stratex Excluded Shares” means any shares of Stratex Common Stock owned by Stratex or any direct or indirect wholly owned Subsidiary of Stratex not held on behalf of third parties.
      “Stratex Material Adverse Effect” means (i) a material adverse effect on the results of operations, financial condition, cash flow, assets, liabilities or business of Stratex and its Subsidiaries, taken as a whole, and (ii) any effect that would prevent, materially delay or materially impair the ability of Stratex to consummate, or Newco to receive the benefits of, the Merger and the other transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing no such effect resulting from (i) events or conditions (including changes in economic, financial market, regulatory or political conditions) that generally affect participants in the industries in which Stratex and its Subsidiaries participate except to the extent that they adversely affect Stratex and its Subsidiaries (taken as a whole) disproportionately compared such other participants or (ii) any disruption of employee, customer, supplier or other similar relationships primarily as a result of the execution or announcement of this Agreement and the identity of Harris shall be considered a Stratex Material Adverse Effect for purposes of this Agreement.
      “SOX Act” means the Sarbanes-Oxley Act of 2002.
      “Subsidiary” means, with respect to any Person, (i) any corporation more than 50% of the outstanding Voting Power of which is owned, directly or indirectly, by such Person, any of its other Subsidiaries or any combination thereof or (ii) any Person other than a corporation in which such Person, any of its other Subsidiaries or any combination thereof has, directly or indirectly, majority economic ownership or the power to direct or cause the direction of the policies, management and affairs thereof; provided, however, that notwithstanding the foregoing neither Stratex, Newco nor any of their Subsidiaries shall be deemed to be a Subsidiary of Harris or any of its other Subsidiaries for purposes of this Agreement.
      “Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and any other taxes, duties, escheat payments or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
      “Tax Return” means, collectively, all returns, declarations, reports estimates, information returns and statements required to be filed with any Government Entity under federal, state, local or any foreign Tax laws and any returns, forms or other documents required to be retained by either party in compliance with applicable Tax reporting and withholding.
      “Trade Secrets” has the meaning set forth in the “Intellectual Property” definition.
      “Trademarks” has the meaning set forth in the “Intellectual Property” definition.
      “Transfer Taxes” means all federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes and fees that may be imposed or assessed as a result of the Contribution Transaction and the Merger, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
      “Voting Power” means, with respect to any Person, the total number of votes entitled to be cast generally in the election of the directors of such Person (or, if such Person is not a corporation, the individuals who perform a similar role for such Person) by all Voting Securities of such Person outstanding at such time.
      “Voting Securities” means, with respect to any Person, all securities of, or equity interests in, such Person which are entitled to vote generally in the election of the directors of such Person (or, if such Person is not a corporation, the individuals who perform a similar role for such Person).

      “WARN” means the Worker Adjustment and Retraining Notification Act and the California Worker Adjustment and Retraining Notification Act.
      “Warrants” means the outstanding warrants of Stratex to purchase an aggregate of shares of 2,581,780 Stratex Common Stock at an exercise price of $2.95 per share.
      1.2.     Additional Definitions. The following terms are defined in the Sections indicated:

Defined Term:	Section:

“Acquisition Proposal”	9.1
“Agreement”	PREAMBLE
“Audited Financial Statements”	7.2(e)(ii)
“Bankruptcy and Equity Exception”	7.1(c)
“Bankruptcy Code”	7.1(d)(iv)
“Bear Stearns”	7.1(c)(iii)
“Board Approval”	7.1(c)(ii)
“Board Recommendation”	7.1(c)(ii)
“Bylaws”	4.2
“Cash Contribution”	3.1
“Certificate”	6.1(a)
“Certificate of Incorporation”	4.1
“Certificate of Merger”	3.4
“Change In Recommendation”	9.1
“Class A Common Stock”	2.1
“Class A Merger Shares”	6.2(a)
“Class B Common Stock”	2.1
“Closing”	3.3
“Closing Date”	3.3
“Code”	RECITALS
“Common Stock”	2.1
“Contributed Assets”	3.1
“Contributed Insurance Proceeds”	3.1(a)(ix)
“Costs”	9.18
“Covered Proposal”	11.2(b)
“Current Premium”	9.18(c)
“D&O Indemnified Parties”	9.18
“D&O Insurance”	9.18(c)
“Effective Time”	3.4
“Exchange Agent”	6.2(a)
“Exchange Fund”	6.2(a)
“Excluded Assets”	3.1(b)
“Harris”	PREAMBLE
“Harris Audit Date”	7.2(e)
“Harris Certificate”	7.2(a)
“Harris Disclosure Letter”	7.2
“Harris ERISA Affiliate”	7.2(i)(iii)
“Harris Governing Documents”	7.2(b)
“Harris Governing Instruments”	7.2(a)

Defined Term:	Section:

“Harris Indemnified Persons”	12.2
“Harris IP Contracts”	7.2(m)(ii)(A)
“Harris IP Rights”	7.2(m)(ii)(B)
“Harris Material Contracts”	7.2(o)(ii)
“Harris MCD Budget”	8.2(c)
“Harris Reports”	7.2(e)
“Harris Required Third Party Consents”	10.3(e)
“Harris Restructuring”	9.7
“Harris Stratex Networks, Inc.”	9.11(c)
“Harris Transactions”	7.2(c)
“Indemnified Party”	12.4
“Indemnifying Party”	12.4
“Insiders”	9.12
“IRS”	7.1(i)(ii)
“Maximum Annual Premium”	9.18(c)
“MCD Employee Benefit Plans”	7.2(i)(i)
“MCD Employee ERISA Plans”	7.2(i)(ii)
“MCD Employee Pension Plan”	7.2(i)(ii)
“MCD Real Property”	7.2(k)(iv)
“Merger”	3.2
“Merger Consideration”	6.1(a)
“Merger Sub”	RECITALS
“Merger Sub Stock”	2.3
“Morgan Stanley”	7.2(t)
“Multi-Employer Plan”	7.1(i)(ii)
“Newco”	RECITALS
“Newco Contribution Shares”	3.1(d)
“Newco Governing Instruments”	2.1
“Newco Governmental Authorizations”	3.1(b)(xiv)
“Newco Indemnified Persons”	12.3
“Order”	10.1(e)
“PBGC”	7.1(i)(iii)
“Preferred Stock”	2.1
“Proxy Statement/ Prospectus”	7.1(f)
“Qualifying Acquisition Proposal”	9.1
“Registration Statement”	7.1(f)
“Representative”	9.1
“Required Governmental Authorizations”	10.1(c)
“Revised Terms”	9.1(c)
“Rights Agreement”	7.1(b)
“Section 16 Information”	9.12
“Stratex”	PREAMBLE
“Stratex Audit Date”	7.1(e)
“Stratex Award”	6.4(b)

Defined Term:	Section:

“Stratex Benefit Plans”	7.1(i)(i)
“Stratex Budget”	8.1(c)
“Stratex Bylaws”	7.1(a)
“Stratex Certificate”	7.1(a)
“Stratex Disclosure Letter”	7.1
“Stratex ERISA Affiliate”	7.1(i)(iii)
“Stratex ERISA Plans”	7.1(i)(ii)
“Stratex Governing Instruments”	7.1(a)
“Stratex IP Contracts”	7.1(o)(ii)(A)
“Stratex IP Rights”	7.1(o)(ii)(B)
“Stratex Material Contracts”	7.1(q)(ii)
“Stratex Networks, Inc.”	4.1
“Stratex Option”	6.4(a)
“Stratex Pension Plan”	7.1(i)(ii)
“Stratex Preferred Stock”	7.1(b)
“Stratex Reports”	7.1(e)
“Stratex Required Third Party Consents”	10.2(e)
“Stratex Requisite Vote”	7.1(c)
“Stratex Stock Plans”	7.1(b)
“Stratex Stockholders Meeting”	9.3(f)
“Stratex Transactions”	7.1(c)
“Superior Proposal”	9.1
“Surviving Corporation”	3.2
“Tail Period”	11.2(b)
“Takeover Statute”	7.1(k)
“Termination Date”	11.1(b)
“Termination Fee”	11.2(b)
“Third-Party IP Rights”	7.1(o)(ii)(B)
“Transactions”	2.1
“Transfer”	3.1
“Voting Agreements”	RECITALS
“Voting Debt”	7.1(b)
“Warrant Agreement”	6.5
      1.3.     Defined Terms Generally. The definitions set forth or referred to above shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision). Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days.

ARTICLE II
Organization of Newco and Merger Sub and Related Corporate Actions
      2.1.     Organization of Newco. Prior to the Closing, Harris shall incorporate Newco as a new corporation under the laws of the State of Delaware for the sole purpose of effecting the Contribution Transaction, the Merger and the other transactions contemplated hereby (collectively, the “Transactions”). The certificate of incorporation of Newco shall be in the form of Exhibit 2 and the bylaws of Newco shall be in the form of Exhibit 3 (collectively, the “Newco Governing Instruments”). Pursuant to the Newco Governing Instruments, the authorized capital stock of Newco shall consist solely of shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”), and shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), the number of such shares to be reasonably determined by Harris and Stratex prior to the incorporation of Newco. Immediately prior to the Effective Time, only one share of Newco Class B Common Stock shall be issued and outstanding (which shall be owned of record by Harris) and no shares of Class A Common Stock or Preferred Stock shall be issued or outstanding. The terms of the Class A Common Stock and the Class B Common Stock shall be substantially the same in all respects except that the holders of the Class B Common Stock shall have the additional right to vote separately as a class to elect the Harris Directors (as defined in Exhibit 2). If Harris transfers less than all of the Class B Common Stock to anyone other than an Affiliate of Harris, then the shares so transferred shall automatically and without any further action on the part of any Person convert into an equal number of shares of Class A Common Stock.
      2.2.     Directors and Officers of Newco. Immediately prior to the Effective Time, the directors and officers of Newco shall be appointed in accordance with Schedule J.
      2.3.     Organization of Merger Sub. Prior to the Closing, Harris shall cause Newco to incorporate Merger Sub as a new corporation under the laws of the State of Delaware for the sole purpose of effecting the Merger. The certificate of incorporation and bylaws of Merger Sub shall be in the forms attached hereto as Exhibit 4. Immediately prior to the Effective Time, the authorized capital stock of Merger Sub shall consist solely of 100 shares of common stock, par value $0.01 per share (the “Merger Sub Stock”) and all of such shares shall have been issued to Newco for $1.00.
      2.4.     Actions of Harris and Stratex. Prior to the Closing, Harris shall take all necessary action to cause the board of directors of (i) Newco to approve this Agreement and to authorize its execution and delivery by Newco and (ii) Merger Sub to approve, adopt and declare advisable this Agreement and to authorize its execution and delivery by Merger Sub. Thereafter and prior to the Closing, Harris and Stratex will take all necessary action to enter into an amendment of this Agreement to add Newco and Merger Sub as additional parties to this Agreement, which shall become effective upon their execution and delivery of such amendment by all four (4) parties.
ARTICLE III
The Contribution Transaction and Merger
      3.1.     The Contribution Transaction. (a)     Contributions. On the terms and subject to the conditions set forth in this Agreement, at the Closing Harris shall, or shall cause one or more of its Retained Subsidiaries to, contribute, convey, transfer, assign and deliver (collectively, “Transfer”) to Newco, and Newco shall accept from Harris or such Retained Subsidiaries the following Properties (collectively, the “Contributed Assets”) free and clear of all Encumbrances: (i) all the outstanding shares of capital stock of, or other equity interests in, the Contributed Subsidiaries, (ii) $25 million in cash (the “Cash Contribution”) and (iii) all of the right, title and interest of Harris and its Retained Subsidiaries in and to all Properties of Harris and its Retained Subsidiaries as of the Closing Date which are Related to the MCD Business other than the Excluded Assets, including the following to the extent they exist as of the Closing Date and do not constitute Excluded Assets:
      (i) the Contributed Accounts Receivable;
      (ii) the Contributed Books and Records;
      (iii) the Contributed Contracts;
      (iv) the Contributed Fixtures and Equipment;
      (v) the Contributed Intellectual Property;
      (vi) the Contributed Inventory;
      (vii) the Contributed Leases;
      (viii) the Contributed Owned Real Property; and
      (ix) any insurance proceeds received by Harris or any of its Subsidiaries from claims made with respect of events or circumstances occurring between the date of this Agreement and the Closing except to the extent that such proceeds were used on or prior to the Closing to replace or acquire Property Related to the MCD Business or to satisfy Liabilities that would have otherwise been Assumed Liabilities (collectively, the “Contributed Insurance Proceeds”).
      (b)     Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Harris and its Retained Subsidiaries shall be entitled to retain or to receive from the Contributed Subsidiaries, whether prior to or after the Closing, all of the right, title and interest of Harris and its Subsidiaries in and to the following Properties as of the Closing Date and none of such Properties shall be deemed to be a Contributed Asset (collectively, the “Excluded Assets”):
      (i) all Properties of Harris and its Subsidiaries which are not Related to the MCD Business;
      (ii) all Harris Intercompany Liabilities;
      (iii) all Excluded Books and Records;
      (iv) all Excluded MCD Business Contracts;
      (v) all Intellectual Property of Harris and its Subsidiaries listed on Schedule K;
      (vi) (A) all leases and subleases of real property, fixtures or equipment from third parties by Harris and its Subsidiaries other than the Contributed Leases and (B) those leases and subleases listed on Schedule L;
      (vii) all Tax assets (including duty and tax refunds and prepayments) of Harris or any of its Retained Subsidiaries;
      (viii) all Tax Returns of Harris or any of its Retained Subsidiaries and all Tax Return workpapers related thereto, excepting Tax Returns and related workpapers relating primarily to the MCD Business or the Contributed Assets;
      (ix) all rights in connection with, and assets of, the MCD Employee Benefit Plans;
      (x) all insurance policies and rights thereunder other than those listed on Schedule M;
      (xi) all invoices, shipping documents, purchase orders and other preprinted business forms that have any Trademark thereon other than those included in the Contributed Intellectual Property;
      (xii) all cash and cash equivalents;
      (xiii) all insurance proceeds which Harris or any of its Subsidiaries have a right to receive unless such proceeds are Contributed Insurance Proceeds or are reflected in the Audited Financial Statements;

      (xiv) all Governmental Authorizations of Harris and its Subsidiaries which (A) are not transferable by their terms or may not be transferred without the consent, approval, authorization or waiver of the relevant Government Entity and (B) are not required by Newco and its Subsidiaries in order to be able to continue to conduct the MCD Business after the Closing in all material respects as currently conducted by Harris and its Subsidiaries (the “Newco Governmental Authorizations”); and
      (xv) the Properties set forth on Schedule N.
      (c)     Assumption of Liabilities. On the terms and subject to the conditions set forth herein, at the Closing Newco shall assume and agree to fully discharge or perform when due all the Assumed Liabilities. Other than the Assumed Liabilities, Newco shall not assume, pay, perform, be obligated to pay or perform, or otherwise be responsible for, any Liability of Harris or any of its Retained Subsidiaries.
      (d)     Issuance of Common Stock of Newco. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Newco shall issue in the name of Harris or one of its Domestic Retained Subsidiaries the number of shares of Class B Common Stock which will equal 56% of the total number of shares of Common Stock which will be outstanding immediately after the Effective Time after giving effect to such issuance, the issuance of Class A Common Stock in the Merger and the conversions and changes contemplated by Section 6.4(a), Section 6.4(b) and Section 6.5 (and no other options, warrants or other rights to acquire Common Stock) determined on a fully diluted basis using the treasury stock method assuming a market price per share of Class A Common Stock equal to $20.80 (collectively, the “Newco Contribution Shares”).
      3.2.     The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time Merger Sub shall be merged with and into Stratex (the “Merger”) and the separate corporate existence of Merger Sub shall thereupon cease. Stratex shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of Stratex, with all its rights, privileges, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.
      3.3.     Closing. Unless otherwise agreed in writing by Harris and Stratex, the closing of the Contribution Transaction and the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, on the fifth (5th) Business Day following the first day on which all of the conditions set forth in ARTICLE X are satisfied or waived in accordance with this Agreement (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date or place as the parties hereto may mutually agree (the actual date of such Closing, the “Closing Date”). The Contribution Transaction and the Merger shall be consummated simultaneously and none of the steps taken to consummate either transaction shall be deemed to have been taken or completed until all such steps have been taken and completed.
      3.4.     Effective Time. Simultaneously with the consummation of the Contribution Transaction, Newco and Stratex will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger and the Contribution Transaction shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the Certificate of Merger (the “Effective Time”).
      3.5.     Deliveries by Newco Relating to the Contribution Transaction. At the Closing, Newco shall deliver to Harris the following:
      (a) a share certificate or certificates representing the Newco Contribution Shares registered in the name of Harris and/or one of its Retained Subsidiaries, as requested by Harris in writing at least two Business Days prior to the Closing;

      (b) such instruments of assumption and other documents as may be necessary or reasonably required to effect Newco’s assumption of the Assumed Liabilities and acceptance and acknowledgement of the Transfer to it of the Contributed Assets, in each case in form and substance reasonably acceptable to Harris and Stratex;
      (c) a counterpart of each Ancillary Agreement duly executed by Newco; and
      (d) such other customary instruments of Transfer, assumptions, filings or documents, as may be necessary or reasonably required to give effect to transactions contemplated by this Agreement.
      3.6.     Deliveries by Harris Relating to the Contribution Transaction. At the Closing, Harris shall deliver, or cause to be delivered, to Newco the following:
      (a) the Cash Contribution by wire transfer of immediately available funds to an account or accounts which have been designated by Newco at least two Business Days prior to the Closing Date;
      (b) such bills of sale or other appropriate documents of Transfer, as are necessary or reasonably required to Transfer to Newco the tangible personal property included in the Contributed Assets, in each case in form and substance reasonably acceptable to Stratex;
      (c) such assignments or other appropriate documents of Transfer as are necessary or reasonably required to Transfer the Contributed Intellectual Property to Newco, in each case in form and substance reasonably acceptable to Stratex;
      (d) such assignments or other appropriate documents of Transfer as are necessary or reasonably required to Transfer the Contributed Leases to Newco, in each case in form and substance reasonably acceptable to Stratex;
      (e) deeds for the Contributed Owned Real Property, in customary form for commercial transactions involving similar real properties and reasonably sufficient to enable Newco’s title insurance company to issue title insurance in respect of the Contributed Owned Real Property;
      (f) certificates for, or other evidences of ownership of, all of the outstanding shares of capital stock of, or other equity interests in, the Contributed Subsidiaries which shall be registered or otherwise issued in the name of Newco or any of its Subsidiaries, as requested by Newco at least two Business Days prior to the Closing Date;
      (g) the Contributed Books and Records;
      (h) such assignments and other documents of Transfer as may be necessary or reasonably required to Transfer to Newco all of the Contributed Assets not Transferred pursuant to the foregoing clauses;
      (i) in the case of Contributed Assets transferred by Harris, by a Domestic Retained Subsidiary, or by a Foreign Retained Subsidiary that has made a valid election under Section 897(i) of the Code, a duly executed certification complying with Treasury Regulations Section 1.144502(b)(2) that such transferor is not a foreign person; provided that, in determining the transferor of a Contributed Asset for purposes of this Section 3.6(i), the Person that has historically been treated as the owner of such Contributed Asset for federal income tax purposes shall be deemed to be the transferor;
      (j) a counterpart of each Ancillary Agreement duly executed by Harris;
      (k) reasonable evidence that all Required Governmental Authorizations required to be obtained or made by Harris or any of its Subsidiaries and all Harris Required Third Party Consents shall have been made or obtained;
      (l) the Consent Certificates; and
      (m) such other customary instruments of Transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Stratex, as may be necessary or reasonably required to give effect to the transactions contemplated by this Agreement.

      3.7.     Nonassignability of Assets. If the Closing proceeds without the Transfer of any Contributed Asset because Harris was not able to make or obtain any Governmental Authorization other than a Required Governmental Authorization or any consent, approval, authorization, license or waiver from a non-Government Entity other than a Harris Required Third Party Consent, then the parties shall cooperate with each other and use their commercially reasonable efforts to obtain such Governmental Authorization or consent, approval, authorization, license or waiver and effect such Transfer; provided, however, that the foregoing shall not be construed to require any party to pay any consideration therefor other than filing, recordation or similar fees which shall be paid by Newco. Until such Governmental Authorization or consent, approval, authorization, license or waiver is obtained, Newco and Harris shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of effecting such Transfer. Harris shall hold in trust for and pay to Newco promptly upon receipt thereof, all income received by Harris or any of its Subsidiaries in connection with its use of the Contributed Assets not so Transferred (net of any Taxes), and Newco shall pay to Harris, promptly upon receipt of any invoice from Harris, all Losses incurred by Harris or any of its Subsidiaries in connection with such use.
ARTICLE IV
Certificate of Incorporation and Bylaws
of the Surviving Corporation
      4.1.     The Certificate of Incorporation. The certificate of incorporation of Stratex as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”), until duly amended as provided therein or by applicable Law; provided, however, that at the Effective Time the Certificate of Incorporation shall be amended so that it is identical to the certificate of incorporation of Merger Sub immediately prior to the Effective Time except that the name of the Surviving Corporation shall be “Stratex Networks, Inc.”
      4.2.     The Bylaws. The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.
ARTICLE V
Officers and Directors
of the Surviving Corporation
      5.1.     Directors. The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.
      5.2.     Officers. The officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

ARTICLE VI
Effect of the Merger on Capital Stock and Equity Awards;
Exchange of Certificates
      6.1.     Effect on Capital Stock of Stratex. At the Effective Time, as a result of the Merger and without any action on the part of Merger Sub, Stratex or any holder of any capital stock of Stratex:
      (a) Merger Consideration. Subject to Section 6.2(i), each share of Stratex Common Stock issued and outstanding at the Effective Time, other than Stratex Excluded Shares, shall be converted into one-fourth of a share of Class A Common Stock (the “Merger Consideration”). At the Effective Time, all shares of Stratex Common Stock (other than Stratex Excluded Shares) shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each certificate which prior to the Effective Time represented any such shares of Stratex Common Stock (each, a “Certificate”) shall thereafter represent the shares of Class A Common Stock into which the shares of Stratex Common Stock which it formerly represented were converted by virtue of the Merger and the right, if any, to receive cash in lieu of fractional shares pursuant to Section 6.2(i) and dividends or other distributions with respect to the Class A Common Stock pursuant to the last sentence of Section 6.2(c) upon surrender of such Certificate in accordance with Section 6.2.
      (b) Cancellation of Stratex Excluded Shares. Each Stratex Excluded Share issued or outstanding as of the Effective Time shall be cancelled and retired and shall cease to exist without payment of any consideration therefor (except to the extent that such cancellation of any Stratex Excluded Shares held by Newco, Stratex or any of their respective direct or indirect wholly owned Subsidiaries would result in U.S. federal income tax to Newco, Stratex or any of such Subsidiaries, in which case such Stratex Excluded Shares shall not be considered “Stratex Excluded Shares” for any purpose under this Agreement).
      (c) Treatment of Merger Sub Common Stock. Each share of Merger Sub Stock issued and outstanding at the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and each certificate which previously represented any shares of Merger Sub Stock shall thereafter be deemed to represent the same number of shares of common stock of the Surviving Corporation.
      6.2.     Exchange of Certificates.
      (a) Exchange Agent. At the Effective Time, Newco shall deposit, or shall cause to be deposited, with an exchange agent selected by Harris with Stratex’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Exchange Agent”), for the benefit of the holders of shares of Stratex Common Stock, one or more certificates representing the aggregate number of shares of Class A Common Stock issuable as Merger Consideration pursuant to the Merger (collectively, the “Class A Merger Shares”) and any cash payable in lieu of fractional shares pursuant to Section 6.2(i). In addition, from time to time after the Effective Time, Newco will deposit with the Exchange Agent any dividends or other distributions with respect to the Class A Merger Shares to be paid or issued pursuant to the last sentence of Section 6.2(c) upon due surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 6.2(h)) pursuant to the provisions of this ARTICLE VI. The certificate(s) representing Class A Merger Shares, together with the amount of cash payable pursuant to Section 6.2(i) in lieu of fractional shares and dividends or other distributions deposited with the Exchange Agent pursuant to this Section 6.2(a), are referred to as the “Exchange Fund”.
      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions acceptable to Harris) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing the same number of Class A Merger Shares and any cash payable in lieu of fractional shares pursuant to Section 6.2(i) and any dividends or other distributions to be paid or issued pursuant to the last sentence of Section 6.2(c). Upon surrender of a Certificate to the Exchange Agent with a duly executed copy of such letter of transmittal and compliance with all such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more certificates representing the number of Class A Merger Shares equal to one-fourth of the number of shares of Stratex Common Stock represented by such Certificate (rounded down to the next full number of such shares), (B) a check in the amount (after giving effect to any required tax withholdings as provided in Section 6.2(g)) of any cash payable in lieu of fractional shares pursuant to Section 6.2(i) plus any cash dividends and distributions such holder is entitled to receive upon such surrender pursuant to Section 6.2(c), and (C) any non-cash dividends or distributions such holder is entitled to receive upon such surrender, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. If the issuance of a certificate representing Class A Merger Shares or any dividends or distributions is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent to such payment that (x) the Certificate so surrendered be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have established to the satisfaction of the Surviving Corporation that all transfer and other Taxes required by reason of the payment of the Merger Consideration and any dividends or distributions to a Person other than the registered holder of the surrendered Certificate have been paid or are not required to be paid.
      (c) Distributions with Respect to Unexchanged Shares; Voting. (i) All Class A Merger Shares shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Newco in respect of the Class A Common Stock with a record date at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Class A Merger Shares. No such dividends or other distributions in respect of the Class A Merger Shares shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this ARTICLE VI. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid and/or issued to the holder of the Class A Merger Shares issued in exchange therefor, in each case without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date prior to the date of such surrender with respect to such Class A Merger Shares and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such Class A Merger Shares with a record date after the Effective Time but with a payment or delivery date subsequent to surrender.
      (ii) At any meeting of Newco’s stockholders after the Effective Time, holders of unsurrendered Certificates shall be entitled to vote the number of shares of Class A Merger Shares represented by such Certificates, regardless of whether such holders have exchanged their Certificates.
      (d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of Stratex of the shares of Stratex Common Stock that were outstanding immediately prior to the Effective Time.
      (e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and certificates for any Class A Merger Shares) that remains unclaimed by the stockholders of Stratex for 180 days after the Effective Time shall be delivered to Newco. Any holder of Certificates who has not theretofore complied with this ARTICLE VI shall thereafter look only to Newco for delivery of the Merger Consideration and payments of dividends and distributions pursuant to this ARTICLE VI upon due surrender of their Certificates in each case without any interest thereon. Notwithstanding the foregoing, none of Newco, Harris, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Stratex Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
      (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Newco, on a daily basis. Any interest and other income resulting from such investments shall be paid to Newco.

      (g) Withholding Rights. Each of the Surviving Corporation and Newco shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable pursuant to this ARTICLE VI to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or Newco, as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of shares of Stratex Common Stock in respect of which such deduction and withholding was made.
      (h) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (who is the record holder of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by Newco, the posting by such Person of a bond in customary amount and upon such terms as may be required by Newco as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, a certificate representing the Class A Merger Shares and any dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.
      (i) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional share of Class A Common Stock will be issued and any holder of Stratex Common Stock that would be entitled to receive a fractional share of Class A Common Stock in the absence of this Section 6.2(i) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Class A Common Stock assuming the price of such a share was equal to four (4) times the average of the closing prices per share of Stratex Common Stock on NASDAQ for the five (5) trading days ending on the last trading day prior to the Closing Date.
      6.3.     No Dissenters’ Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Stratex Common Stock in connection with the Merger or the other Transactions.
      6.4.     Treatment of Stratex Stock Plans.
      (a) Treatment of Options. At the Effective Time, each outstanding option to purchase shares of Stratex Common Stock (a “Stratex Option”) under the Stratex Stock Plans, whether vested or unvested, shall be converted into an option to acquire that number of shares of Class A Common Stock equal to one-fourth of the number of shares of Stratex Common Stock issuable upon exercise of such Stratex Option immediately prior to such conversion at an exercise price per share equal to four (4) times the exercise price per share of Stratex Common Stock immediately prior to such conversion; provided, however, that the exercise price and the number of shares of Class A Common Stock purchasable pursuant to the Stratex Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Stratex Option to which Section 422 of the Code applies, the exercise price and the number of shares of Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Stratex Option shall continue to be governed by the same terms and conditions as were applicable under such Stratex Option immediately prior to the Effective Time.
      (b) Stratex Awards. At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive shares of Stratex Common Stock or benefits measured by the value of shares of Stratex Common Stock and each award of any kind consisting of shares of Stratex Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Stratex Stock Plans and any other Stratex Benefits Plan, in each case other than Stratex Options (each, a “Stratex Award”), shall be converted into the right to acquire, or the right to receive benefits measured by the value of, the number of shares of Class A Common Stock equal to one-fourth of the number of shares of Stratex Common Stock underlying such Stratex Award (rounded down to the nearest whole number) immediately prior to such conversion, and if such Stratex Award determines such rights by reference to the extent the value of the shares of Stratex Common Stock exceed a specified reference price, at a reference price per share of Class A Common Stock (rounded up to the nearest whole cent) equal to four (4) times the reference price per share of Stratex Common Stock. Except as specifically provided above, following the Effective Time, each Stratex Award shall otherwise be subject to the same terms and conditions as were applicable to the rights under the relevant Stratex Stock Plan or other Stratex Benefit Plan immediately prior to the Effective Time.
      (c) Registration. If, in connection with the satisfaction of the obligations set forth in Section 6.4(a) and Section 6.4(b), registration of any interests in the Stratex Stock Plans or other Stratex Benefit Plans or the shares of Class A Common Stock issuable pursuant to Section 6.4(a) or Section 6.4(b) is required under the Securities Act, Newco shall file with the SEC as promptly as practicable after the Effective Time a registration statement on Form S-8 with respect to such interests or Class A Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the Stratex Stock Plans or other Stratex Benefit Plans, as applicable, remain in effect and such registration of interests therein or the shares of Class A Common Stock issuable thereunder continues to be required. As soon as practicable after the registration of such interests or shares, as applicable, Newco shall deliver to the holders of Stratex Options and Stratex Awards appropriate notices setting forth such holders’ rights pursuant to the respective Stratex Stock Plans and agreements evidencing the grants of such Stratex Options and Stratex Awards, and stating that such Stratex Options and Stratex Awards and agreements have been assumed by Newco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.4(c) after giving effect to the Merger and the terms of the Stratex Stock Plans).
      (d) Corporate Actions. At or prior to the Effective Time, (i) Stratex, the Stratex Board and the compensation committee of the Stratex Board, as applicable, shall adopt all resolutions and take all actions which are necessary to implement the provisions of Section 6.4(a) and Section 6.4(b) and (ii) Newco shall take all actions which are necessary to assume and perform the Stratex Options and Stratex Awards converted pursuant to Section 6.4(a) and Section 6.4(b) including the reservation, issuance (subject to Section 6.4(c)) and listing of Class A Common Stock as necessary to effect the transactions contemplated by this Section 6.4. Stratex shall take all actions necessary to ensure that from and after the Effective Time neither Newco nor the Surviving Corporation will be required to deliver shares of Stratex Common Stock or other capital stock of Stratex to any Person pursuant to or in settlement of Stratex Options or Stratex Awards.
      6.5.     Treatment of Warrants. At the Effective Time, pursuant to the terms and subject to the conditions contained in the Purchase Agreement, dated as of September 21, 2004 (the “Warrant Agreement”), between Stratex and those Persons identified on Schedule I to the Warrant Agreement, each Warrant shall automatically become exercisable for that number of shares of Class A Common Stock equal to one-fourth of the number of shares of Stratex Common Stock issuable upon exercise of such Warrant immediately prior to the Effective Time at an exercise price per share of Class A Common Stock equal to four (4) times the exercise price of such Warrant per share of Stratex Common Stock immediately prior to the Effective Time. Concurrently with the Effective Time, Newco shall assume the obligation to deliver shares of Class A Common Stock to those Persons who are the record holders of the Warrants by entering into the Warrant Assumption Agreement, to be dated as of the Closing Date, in the form attached hereto as Exhibit 12 providing for certain adjustments to the Warrants as specified in, and as required by, the Warrant Agreement.

ARTICLE VII
Representations and Warranties
      7.1.     Representations and Warranties of Stratex. Except as set forth in the disclosure letter (subject to Section 13.11(c)) delivered to Harris by Stratex prior to entering into this Agreement and identified as such (the “Stratex Disclosure Letter”), Stratex hereby represents and warrants to Harris that:
      (a) Organization, Good Standing and Qualification. Each of Stratex and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States) and has all requisite corporate or other legal entity power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where such ownership, operation or conduct requires such qualification (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except for any such failures to be so organized, qualified or in good standing or to have such power or authority that, individually or in the aggregate, would not reasonably be expected to result in a Stratex Material Adverse Effect. Stratex has made available to Harris a complete and correct copy of the certificate of incorporation and bylaws (or other comparable governing instruments) of Stratex and each of its Subsidiaries, each as amended to the date of this Agreement, and each certificate of incorporation or bylaws (or other comparable governing instruments) so delivered is in full force and effect. Stratex is in compliance with the terms of its certificate of incorporation as amended through the date of this Agreement (the “Stratex Certificate”) and its bylaws as amended through the date of this Agreement (the “Stratex Bylaws” and, collectively with the Stratex Certificate, the “Stratex Governing Instruments”).
      (b) Capital Structure. The authorized capital stock of Stratex consists solely of 150,000,000 shares of Stratex Common Stock, of which 97,690,241 shares were issued and outstanding as of the close of business on September 1, 2006, and 5,000,000 shares of preferred stock of Stratex, par value $0.01 per share (“Stratex Preferred Stock”), of which no shares were issued or outstanding as of the date of this Agreement. Since September 1, 2006, Stratex has not issued any shares of Stratex Common Stock. All of the outstanding shares of Stratex Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Stratex has no shares of Stratex Common Stock or Stratex Preferred Stock reserved for issuance other than (i) 15,530,000 shares of Stratex Common Stock reserved for issuance pursuant to those plans of Stratex identified in Section 7.1(b) of the Stratex Disclosure Letter (the “Stratex Stock Plans”), (ii) 200,000 shares of Stratex Preferred Stock reserved for issuance pursuant to the Amended and Restated Rights Agreement, dated as of November 3, 1998 (the “Rights Agreement”) between Stratex and Mellon Shareholder Services, LLC (formerly ChaseMellon Shareholder Services, LLC), and (iii) 2,581,780 shares of Stratex Common Stock reserved for issuance upon the exercise of warrants for shares of Stratex Common Stock with an exercise price of $2.95 per share. The Rights Agreement has expired and no longer has any legal force or effect, and Stratex has not entered into or adopted or implemented any other shareholder rights or similar plan. Section 7.1(b) of the Stratex Disclosure Letter contains a correct and complete list of each outstanding option, restricted stock grant or other right under the Stratex Stock Plans, including the holder, date of grant, term, number of shares of Stratex Common Stock and, where applicable, exercise price and vesting schedule, as well as whether the vesting will be accelerated by the execution of this Agreement or consummation of the Transactions or by termination of employment or change of position following consummation of the Merger. Each of the outstanding shares of capital stock of, or other equity interest in, each of Stratex’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by Stratex or by a direct or indirect wholly owned Subsidiary of Stratex, free and clear of any Encumbrance. Except as described above in this Section 7.1(b), there are no preemptive or other options, warrants, rights, conversion rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, calls, stock-based performance units, commitments, Contracts, agreements, arrangements or undertakings of any kind to which Stratex or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Stratex or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other equity interests in, or any security convertible into, or exercisable or exchangeable for, any capital stock of or other equity interest in, Stratex or any of its Subsidiaries or any Voting Debt, (ii) obligating Stratex or any such Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of shares of capital stock of, or other equity interests in, or any security convertible into, or exercisable or exchangeable for, any capital stock of, or other equity interest in, Stratex or any of its Subsidiaries or any Voting Debt, and no such obligations, instruments or securities are authorized, issued or outstanding. There are no voting trusts or other arrangements or understandings to which Stratex or any of its Subsidiaries is a party with respect to the voting, the dividend rights or disposition of any capital stock of, or other equity interest in, Stratex or any of its Subsidiaries. Stratex does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Stratex on any matter (“Voting Debt”). Each Stratex Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stratex Stock Plan pursuant to which it was issued, (ii) has an exercise price per share of Stratex Common Stock equal to or greater than the fair market value of a share of Stratex Common Stock on the date of such grant, (iii) has a grant date identical to the date on which the Stratex Board or its compensation committee actually awarded such Stratex Option and (iv) qualifies for the tax and accounting treatment afforded to such Stratex Option in Stratex’s tax returns and the financial statements included in the Stratex Reports, respectively. Stratex does not own, directly or indirectly, any voting interest that may require a filing by Newco, Harris or any of their Subsidiaries under the HSR Act. Exhibit 21.1 to Stratex’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, sets forth all of the Subsidiaries of Stratex as of the date of this Agreement.
      (c) Corporate Authority; Approval and Fairness. (i) Stratex has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other Transactions to which it is a party (collectively, the “Stratex Transactions”), in each case subject only to adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Stratex Common Stock (the “Stratex Requisite Vote”). This Agreement is a valid and legally binding obligation of Stratex enforceable against Stratex in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
      (ii) At a meeting duly called and held prior to execution of this Agreement, the Stratex Board unanimously adopted resolutions (A) approving, adopting and declaring advisable this Agreement and the Transactions and determining that the terms of the Transactions are fair to, and in the best interests of, Stratex and the holders of Stratex Common Stock (collectively, the “Board Approval”) and (B) recommending that the holders of Stratex Common Stock vote to adopt this Agreement (the “Board Recommendation”). Such resolutions are sufficient to cause Section 203 of the DGCL not to apply to any of Harris, Newco or Merger Sub with respect to any of the Transactions or any other transaction following the Closing.
      (iii) The Stratex Board has received the written opinion of its financial advisor, Bear, Stearns & Co. Inc. (“Bear Stearns”), dated as of the date of this Agreement, to the effect that, on the basis of and subject to the matters set forth therein and assuming the simultaneous consummation of the Contribution Transaction, as of such date the exchange of one share of Class A Common Stock for four (4) outstanding shares of Stratex Common Stock in the Merger is fair, from a financial point of view, to the holders of Stratex Common Stock. A signed copy of such opinion has been delivered to Harris.

      (d) Governmental Filings; No Violations; Consents; and Approvals.
      (i) Other than the filings or notices (A) pursuant to Section 2.1, Section 2.3 and Section 3.4, (B) required under the HSR Act or (C) required to be made under the Exchange Act or with NASDAQ, no Governmental Authorizations are required to be obtained or made by Stratex or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Stratex or the consummation by Stratex of the Stratex Transactions.
      (ii) The execution, delivery and performance by Stratex of this Agreement do not, and the consummation by Stratex of the Stratex Transactions do not and will not, constitute or result in (A) a breach or violation of, or a default under, the Stratex Governing Documents or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under or the acceleration of any obligations or the creation of any Encumbrance on the assets of Stratex or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Stratex or any of its Subsidiaries or, assuming that the necessary consents, approvals and filings referred to in clauses (A) through (C) of Section 7.1(d)(i) are duly obtained and/or made, any Laws, Governmental Authorizations or non governmental permit or license to which Stratex or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any such Contracts, Governmental Authorizations, permits or licenses, except, in the case of the foregoing clauses (B) or (C) only, for any breach, violation, termination, default, acceleration, change or creation that, individually or in the aggregate, would not reasonably be expected to result in a Stratex Material Adverse Effect. Section 7.1(d) of the Stratex Disclosure Letter sets forth a correct and complete list of Stratex Material Contracts pursuant to which consents or waivers are or may be required prior to consummation of the Transactions (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).
      (iii) Without limiting the generality of clause (ii) above, neither the execution, delivery or performance of this Agreement by Stratex nor the consummation by Stratex of the Stratex Transactions will require the receipt of any consent pursuant to, or give rise to any right of termination under, any of the Stratex Material Contracts except for any such consents and any such termination rights which, individually or in the aggregate, would not reasonably be expected to have a Stratex Material Adverse Effect if not obtained (in the case of such consents) or if exercised (in the case of such termination rights).
      (iv) Section 7.1(d) of the Stratex Disclosure Letter sets forth a correct and complete list of all material claims held by Stratex or any of its Subsidiaries, as creditors or claimants, with respect to debtors or debtors-in-possession subject to proceedings under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), together with a correct and complete list of all orders entered by the applicable United States Bankruptcy Court with respect to each such proceeding. None of such orders, individually or in the aggregate, would reasonably be expected to result in a Stratex Material Adverse Effect.
      (e) Stratex Reports; Financial Statements. (i) Stratex has made available to Harris each registration statement, report, form, proxy or information statement or other document filed or furnished by Stratex or any of its Subsidiaries with or to the SEC since March 31, 2006 (the “Stratex Audit Date”), including Stratex’s Annual Report on Form 10-K for the year ended March 31, 2006, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively with each other, any such registration statements, reports, forms, proxy or information statements or other documents so filed or furnished subsequent to the date of this Agreement and any amendments to any of the foregoing, the “Stratex Reports”). Stratex and its Subsidiaries have filed or furnished, as applicable, with or to the SEC all registration statements, reports, forms, proxy or information statements and other documents required to be so filed or furnished by them pursuant to applicable securities statutes, regulations, policies and rules since the Stratex Audit Date. Each of the Stratex Reports, at the time first filed with or furnished to the SEC, complied or will comply (as applicable) in all material respects with the applicable requirements of the Securities Act and Exchange Act and the rules and regulations thereunder and complied in all material respects with the then applicable accounting standards. As of their respective dates, the Stratex Reports did not, and any Stratex Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Stratex Reports included or will include all certificates required to be included therein pursuant to Sections 302 and 906 of the SOX Act, and the internal control report and attestation of Stratex’s outside auditors required by Section 404 of the SOX Act.
      (ii) Each of the consolidated balance sheets included in or incorporated by reference into the Stratex Reports (including the related notes and schedules) fairly presents or, in the case of Stratex Reports filed or furnished after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of Stratex and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, stockholders’ equity and cash flows included in or incorporated by reference into the Stratex Reports (including any related notes and schedules) fairly presents or, in the case of Stratex Reports filed or furnished after the date hereof, will fairly present, in all material respects, the consolidated results of operations, stockholders’ equity and cash flows, respectively, of Stratex and its consolidated subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.
      (iii) Stratex is in compliance in all material respects with the applicable provisions of the SOX Act and the applicable listing and corporate governance rules and regulations of NASDAQ.
      (iv) The management of Stratex has (A) designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) which management reasonably believes will ensure that material information relating to Stratex, including its consolidated subsidiaries, is made known to the management of Stratex by others within those entities and (B) has disclosed, based on its most recent evaluation, to Stratex’s outside auditors and the audit committee of the Stratex Board (1) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Stratex’s ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Stratex’s internal controls over financial reporting. Stratex has made available to Harris a summary of any such disclosure made by management since March 31, 2004. Since the Stratex Audit Date, any material change in internal controls over financial reporting required to be disclosed in any Stratex Report has been so disclosed.
      (v) Since the date of their last certification filed with the SEC, neither the chief executive officer nor the chief financial officer of Stratex has become aware of any fact, circumstance or change that is or is reasonably likely to result in a “significant deficiency” or a “material weakness” in Stratex’s internal controls over financial reporting, other than as disclosed in the Stratex Reports filed prior to the date of this Agreement.
      (vi) Since March 31, 2003, (A) neither Stratex nor any of its Subsidiaries nor, to the Knowledge of Stratex, any director, officer, employee, auditor, accountant or representative of Stratex or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Stratex or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Stratex or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (B) no attorney representing Stratex or any of its Subsidiaries, whether or not employed by Stratex or any of its Subsidiaries, has reported evidence of a material violation of the securities Laws, breach of fiduciary duty or similar violation by Stratex or any of its officers, directors, employees or agents to the Stratex Board or any committee thereof or, to the Knowledge of any officer of Stratex, to any director or officer of Stratex.

      (vii) Since March 31, 2004, each registration statement of Stratex (including exhibits, annexes and any amendments or supplements thereto) filed with the SEC pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading.
      (f) Information Supplied. None of the information supplied or to be supplied by Stratex for inclusion or incorporation by reference in the registration statement on Form S-4 of Newco (together with any amendments or supplements thereto, the “Registration Statement”), pursuant to which the shares of Class A Common Stock issuable in connection with the Merger will be registered with the SEC pursuant to the Securities Act, or the proxy statement/ prospectus (together with any amendments or supplements thereto, the “Proxy Statement/ Prospectus”) included in the Registration Statement which is to be sent to the stockholders of Stratex in connection with the Stratex Stockholder Meeting shall (i) in the case of the Registration Statement, at the time it is filed with the SEC or at the time it is declared effective by the SEC, or becomes effective, or (ii) in the case of the Proxy Statement, at the time it is mailed to the stockholders of Stratex or at the time of the Stratex Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading (in the case of the Proxy Statement/ Prospectus only, in light of the circumstances under which they are made).
      (g) Absence of Certain Changes. Since the Stratex Audit Date, Stratex and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses. Since the Stratex Audit Date and on or prior to the date of this Agreement, there has not been any event, occurrence, discovery or development that, individually or in the aggregate, has had or would reasonably be expected to have a Stratex Material Adverse Effect. On or after the Stratex Audit Date and on or prior to the date of this Agreement, none of the actions or events described in clauses (a) through (w) of Section 8.1 has been taken or has occurred.
      (h)     Litigation and Liabilities. (i) There are no civil, criminal or administrative actions, suits, demands, claims, hearings, litigations, arbitrations, investigations or other proceedings pending or, to the Knowledge of Stratex, threatened against Stratex or any of its Subsidiaries or Affiliates by, before or with any Government Entity or any other Person. None of Stratex or any of its Subsidiaries or Affiliates is a party to, or subject to the provisions of, any judgment, order, writ, injunction, decree or award of any Government Entity.
      (ii) There are no liabilities or obligations of Stratex or any Subsidiary of Stratex, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that would reasonably be expected to result in any obligations or liabilities of, Stratex or any of its Subsidiaries, other than those:

(A) reflected on the consolidated balance sheet of Stratex or readily apparent in the notes thereto, in each case included in Stratex’s annual report on Form 10-K for the period ended March 31, 2006 (but only to the extent so reflected or readily apparent);

(B) incurred in the ordinary course of business since March 31, 2006;

(C) required to be performed after the date of this Agreement pursuant to the terms of the Contracts listed in Section 7.1(d) of the Stratex Disclosure Letter or applicable Law; or

(D) that, individually or in the aggregate, have not had since the Stratex Audit Date, and would not reasonably be expected to result in, a Stratex Material Adverse Effect.
      (i)     Employee Benefits.
      (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Stratex or any of its Subsidiaries and current or former directors of Stratex or any of its Subsidiaries, including any “employee benefit plans” within the meaning of Section 3(3) of ERISA, and any deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, workers’ compensation, short term disability, vacation and severance plans and all employment, severance and change in control agreements, and all amendments thereto (the “Stratex Benefit Plans”) are listed in Section 7.1(i)(i) of the Stratex Disclosure Letter, and each Stratex Benefit Plan which is intended to be qualified under Section 401(a) of the Code, including any master or prototype plan, has been separately identified. True and complete copies of all Stratex Benefit Plans listed in Section 7.1(i)(i) of the Stratex Disclosure Letter, including any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Stratex Benefit Plans, and all amendments thereto have been provided or made available to Harris.
      (ii) No Stratex Benefit Plan is a “multi-employer plan” within the meaning of Section 3(37) of ERISA (a “Multi-Employer Plan”). All Stratex Benefit Plans are in substantial compliance with ERISA, the Code and other applicable Laws. Each Stratex Benefit Plan which is subject to ERISA (the “Stratex ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Stratex Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (“IRS”) for all Tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and Stratex is not aware of any circumstances likely to result in the loss of the qualification of such Stratex Pension Plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Stratex Benefit Plan has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and Stratex is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither Stratex nor any of its Subsidiaries has engaged in a transaction with respect to any Stratex ERISA Plan that, assuming the Taxable period of such transaction expired as of the date of this Agreement, would subject Stratex or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither Stratex nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any Liability under Section 4071 of ERISA.
      (iii) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Stratex or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Stratex under Section 4001 of ERISA or Section 414 of the Code (a “Stratex ERISA Affiliate”). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.66, has been required to be filed for any Stratex Pension Plan or by any Stratex ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.
      (iv) All contributions required to be made under each Stratex Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Stratex Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Stratex Reports prior to the date hereof. Neither any Stratex Pension Plan nor any single-employer plan of a Stratex ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither Stratex nor any Stratex ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that required minimum contributions to any Stratex Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither Stratex nor any of its Subsidiaries has

provided, or is required to provide, security to any Stratex Pension Plan or to any single-employer plan of a Stratex ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
      (v) Under each Stratex Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Stratex Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Stratex Pension Plan, and there has been no material change in the financial condition of such Stratex Pension Plan since the last day of the most recent plan year.
      (vi) Neither Stratex nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Stratex Benefit Plan or collective bargaining agreement. Stratex or its Subsidiaries may amend or terminate any Stratex Benefit Plan providing retiree health or life benefits at any time without incurring any Liability thereunder other than in respect of claims incurred prior to such amendment or termination.
      (vii) There has been no amendment to, or announcement by Stratex or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Stratex Benefit Plan which would increase materially the expense of maintaining such Stratex Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the Transactions will (A) entitle any employees of Stratex or any of its Subsidiaries to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Stratex Benefit Plans, (C) limit or restrict the right of Stratex or, after the consummation of the Transactions, Newco to merge, amend or terminate any of the Stratex Benefit Plans or (D) result in payments under any of the Stratex Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code. None of Stratex or any of its Subsidiaries has entered into any contract, agreement or arrangement with any officer or director of Stratex or any of its Subsidiaries in connection with or in contemplation of any of the Transactions.
      (viii) There are no outstanding loans to any employee of Stratex from Stratex or any of its Subsidiaries other than claims any such employee may have under a Stratex Benefit Plan covering such employee of Stratex. As of the date hereof, there is no pending, or the Knowledge of Stratex, threatened investigations or other proceedings by or with any Government Entity or litigation relating to the Stratex Benefit Plans.
      (j)     Compliance with Laws and Regulations; Governmental Authorizations. The businesses of each of Stratex and each of its Subsidiaries have not been, and are not being, conducted in material violation of any applicable Law. To the Knowledge of Stratex, no material change is required in Stratex’s or any of its Subsidiaries’ processes, properties or procedures for them to continue to comply with such Laws, and Stratex has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement. Stratex and each of its Subsidiaries have obtained and are in substantial compliance with all material Governmental Authorizations required or necessary for the conduct of their businesses and the use of their properties and assets as presently conducted and used, and neither Stratex nor any of its Subsidiaries has received written notice from any Government Entity of any material noncompliance with any such Governmental Authorizations that has not been cured as of the date of this Agreement.
      (k) Takeover Statutes. The Stratex Board has taken (and not revoked) all action necessary to ensure that Section 203 of the DGCL will not impose any additional procedural, voting, approval, fairness or other restrictions on the timely consummation of the Transactions or restrict, impair or delay the ability of (i) Newco or Merger Sub to engage in any of the Transactions with Stratex, (ii) Newco to engage in any of the Transactions with Harris, (iii) Newco or Merger Sub to vote or otherwise exercise all rights as a stockholder of Stratex or (iv) Harris to vote or otherwise exercise all rights as a stockholder of Newco or (v) Harris to exercise or enforce any rights under any of the Ancillary Agreements. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in Stratex’s certificate of incorporation or bylaws is applicable to the shares of Stratex Common Stock or the Transactions.
      (l) Affiliate Transactions. There are no loans, leases or other continuing transactions between Stratex or any of its Subsidiaries and any present or former stockholder, director or officer thereof or any member of such officer’s, director’s or stockholder’s family, or any Person controlled (within the meaning of such term in Rule 12b-2 under the Exchange Act) by such executive officer, director or stockholder or his or her family that are not disclosed pursuant to Item 404 of SEC Regulation S-K in the Stratex Reports.
      (m) Environmental Matters. Except as would not reasonably be expected to result in a Stratex Material Adverse Effect:
      (i) to the Knowledge of Stratex, Stratex and its Subsidiaries have materially complied at all times with all applicable Environmental Laws;
      (ii) to the Knowledge of Stratex, no property currently owned, leased or operated by Stratex or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance in a manner that has given or could reasonably be expected to give rise to any Environmental Liability;
      (iii) to the Knowledge of Stratex, no property formerly owned, leased or operated by Stratex or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership, leasehold or operation in a manner that has given or could reasonably be expected to give rise to any Environmental Liability;
      (iv) to the Knowledge of Stratex, neither Stratex nor any of its Subsidiaries has incurred any Environmental Liabilities concerning any third party property;
      (v) neither Stratex nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Stratex or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law;
      (vi) neither Stratex nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Government Entity, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance;
      (vii) to the Knowledge of Stratex, there are no other circumstances or conditions involving Stratex or any of its Subsidiaries that could reasonably be expected to result in any Environmental Liability; and
      (viii) Stratex has delivered to Harris or made available copies of all environmental reports, studies, assessments and sampling data in its possession relating to Stratex, its Subsidiaries or their current or former properties or operations.
      (n) Taxes. Stratex and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns or that Stratex or any of its Subsidiaries are obligated to collect or withhold from amounts owing to or payable from any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the Knowledge of Stratex, threatened in writing, any audits, examinations, investigations or other proceedings against Stratex or any of its Subsidiaries in respect of Taxes or Tax matters. There are not, to the Knowledge of Stratex, any unresolved questions or claims concerning Stratex’s or any of its Subsidiaries’ Tax liability that are reasonably likely to have a Stratex Material Adverse Effect and are not disclosed or provided for in the Stratex Reports. Stratex has made available to Harris true and correct copies of the United States federal income Tax Returns (including all schedules and attachments thereto) filed by Stratex and its Subsidiaries for each of its fiscal years ended March 31, 2005, March 31, 2004 and March 31, 2003. Neither Stratex nor any of its Subsidiaries has any liability with respect to income, franchise or other Taxes that accrued on or before March 31, 2005 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Stratex Reports filed on or prior to the date hereof. Neither Stratex nor any of its Subsidiaries has been a party to the distribution of stock of a controlled corporation as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years. For any transaction in which Stratex or any of its Subsidiaries entered into an agreement to treat a stock purchase as an asset purchase for United States federal income tax purposes, a valid election under Section 338 of the Code was timely filed with the U.S. Internal Revenue Service. None of Stratex or any of its Subsidiaries has engaged in any transactions that are the same as, or substantially similar to, any transaction which is a “reportable transaction” for purposes of Treasury Regulation § 1.6011-4(b) (including without limitation any transaction which the Internal Revenue Service has determined to be a “listed transaction” for purposes of Treasury Regulation § 1.6011-4(b)(2)).
      (o) Intellectual Property.
      (i) Section 7.1(o) of the Stratex Disclosure Letter sets forth as of the date of this Agreement, a true, correct and complete list of, with respect to the Stratex Intellectual Property, (A) all Registered Trademarks and material unregistered Trademarks; (B) all Registered Patents, (C) all Registered Copyrights and (D) all domain name or uniform resource locators registrations, in each case listing, as applicable, (x) the name of the applicant/registrant and current owner, (y) the jurisdiction where the application/registration is located and (z) the application or registration number. In each case in which Stratex or any of its Subsidiaries has acquired ownership of any Registered Trademarks, Registered Patents and Registered Copyrights, Stratex or one of its Subsidiaries has or had recorded each such acquisition with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with applicable Law, except for any failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Stratex Material Adverse Effect. Stratex and/or each of its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use all Intellectual Property that is used in the business of Stratex and its Subsidiaries as currently conducted and proposed to be conducted, except for any failures to own, be licensed or possess such rights that, individually and in the aggregate, would not reasonably be expected to result in a Stratex Material Adverse Effect.
      (ii) Except as for any such matters that, individually and in the aggregate, would not reasonably be expected to result in a Stratex Material Adverse Effect:
      (A) Neither Stratex nor any of its Subsidiaries will be nor will Stratex or any of its Subsidiaries be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, including the consummation of the Merger, in violation of any Contracts concerning Intellectual Property to which Stratex and/or any of its Subsidiaries are a party, including without limitation Contracts granting Stratex and/or any of its Subsidiaries rights to use such Intellectual Property, non-assertion agreements, settlement agreements, agreements granting rights to use Stratex IP Rights (as defined below), trademark coexistence agreements and trademark consent agreements (collectively, “Stratex IP Contracts”) nor will the consummation of the Transactions trigger any modification, termination or acceleration thereunder, or create any license under or Encumbrance on Intellectual Property owned or held by Stratex;
      (B) no suit, claim, action, investigation, proceeding or written demand with respect to or challenging the validity or enforceability of, or alleging any infringement or violation in any material respect, (I) the Intellectual Property owned by Stratex or any of its Subsidiaries (collectively, the “Stratex IP Rights”), or (II) to the Knowledge of Stratex, any Intellectual Property of any Person other than Stratex, Harris or any of their Subsidiaries or Affiliates (“Third-Party IP Rights”) licensed or otherwise made available to

Stratex or any of its Subsidiaries, is currently pending or threatened in writing against Stratex or any of its Subsidiaries by any Person;
      (C) there are no valid grounds for any valid claims (I) to the effect that the operation of the businesses of Stratex and its Subsidiaries as currently or as proposed to be conducted, or the current or proposed manufacture, sale, licensing or use of any product by Stratex or any of its Subsidiaries, infringes or otherwise violates any Third- Party IP Rights; (II) against the use by Stratex or any of its Subsidiaries of any Intellectual Property used in the businesses of Stratex or any of its Subsidiaries as currently or as proposed to be conducted; (III) challenging the ownership, validity or enforceability of any of the Stratex IP Rights; or (IV) challenging the license or legally enforceable right to use of any Third-Party IP Rights held by Stratex or any of its Subsidiaries;
      (D) to the Knowledge of Stratex, there is no unauthorized use, infringement or other violation of any of the Stratex IP Rights, or any Third-Party IP Rights licensed or otherwise made available exclusively to Stratex or any of its Subsidiaries, by any Person, including any employee or former employee of Stratex or any of its Subsidiaries;
      (E) to the Knowledge of Stratex, all Stratex IP Rights and Third-Party IP Rights licensed or otherwise made available exclusively to Stratex or any of its Subsidiaries are valid and enforceable;
      (F) all of Stratex’s or its Subsidiaries’ current and former employees have executed valid intellectual property assignment and confidentiality agreements for the benefit of Stratex in a form which Stratex has prior to the date of this Agreement provided to Harris for its review, and all Intellectual Property developed under contract to Stratex or any of its Subsidiaries has been assigned to Stratex;
      (G) Stratex and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by Stratex or any of its Subsidiaries, and to the Knowledge of Stratex, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non disclosure and/or license agreements which have not been breached; and
      (H) Stratex’s and its Subsidiaries’ collection and dissemination of personal customer information in connection with their business has been conducted in accordance with applicable privacy policies published or otherwise adopted by Stratex and its Subsidiaries and any requirement under applicable Law, except where the failure to abide by any requirements under applicable Law will not cause a Stratex Material Adverse Effect.
      (p) Labor Matters. Neither Stratex nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or other labor organization, nor is Stratex or any of its Subsidiaries the subject of any material proceeding asserting that Stratex or any of its Subsidiaries has committed an unfair labor practice or seeking to compel any of them to bargain with any labor union or other labor organization nor has there been since January 1, 2001 or is there pending or, to the Knowledge of Stratex, threatened any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving Stratex or any of its Subsidiaries.
      (q) Contracts and Commitments.
      (i) Section 7.1(q)(i) of the Stratex Disclosure Letter sets forth as of the date of this Agreement a true, correct and complete list (excluding, in the case of any Contract with a customer, the name of such customer) of the following Contracts (including every written amendment, modification or supplement thereto that is binding on Stratex or any of its Subsidiaries) to which Stratex or any of its Subsidiaries is a party or by which any of their assets are bound:
      (A) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
      (B) any Contract (other than a Contract described in one of the other provisions of this Section 7.1(q)(i) without regard to any percentage or numerical limitation contained therein) that involved annual expenditures during Stratex’s fiscal year ended March 31, 2006 by Stratex or any of its

Subsidiaries in excess of $2,000,000 and that is not otherwise cancelable by Stratex or such Subsidiary without any financial or other penalty on 90 days’ or less notice, excluding any purchase orders for goods and services from Stratex or any of its Subsidiaries with respect to which no obligations of any party remain outstanding;
      (C) any Contract (other than a Contract described in one of the other provisions of this Section 7.1(q)(i) without regard to any percentage or numerical limitation contained therein) that involved annual revenue during Stratex’s fiscal year ended March 31, 2006 to Stratex and its Subsidiaries in excess of $2,000,000, excluding any purchase orders for goods and services from Stratex or any of its Subsidiaries with respect to which no obligations of any party remain outstanding;
      (D) any Contract that contains any (I) “most favored nation” or similar provision, (II) exclusivity provision or (III) other material restriction on the ability of Stratex or any of its Subsidiaries to compete or to provide any products or services generally or in any market segment or any geographic area;
      (E) any Contract or arrangement under which Stratex or any of its Subsidiaries has (I) incurred any Indebtedness that is currently outstanding or (II) given any guarantee in respect of Indebtedness, in each case having an aggregate principal amount in excess of $2,000,000;
      (F) any partnership joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to Stratex or any of its Subsidiaries or in which Stratex or any such Subsidiaries owns more than a 15% voting or economic interest, or any interest valued at more than $2,000,000 without regard to percentage voting or economic interest;
      (G) any Contract to which Stratex or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the party has agreed not to acquire assets or securities of the other party or any of its Affiliates;
      (H) any Contract providing for indemnification by Stratex or any of its Subsidiaries of any Person, except for any such Contract that is (I) not material to Stratex or any of its Subsidiaries and (II) entered into in the ordinary course of business;
      (I) any Contract that contains a put, call or similar right pursuant to which Stratex or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $2,000,000;
      (J) any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Stratex Material Adverse Effect; and
      (K) any Stratex IP Contracts.
      (ii) For purposes of this Agreement, each Contract described in the foregoing clauses (A) through (K) of Section 7.1(q)(i) is, individually, a “Stratex Material Contract” and such Contracts are collectively the “Stratex Material Contracts”.
      (iii) Stratex has delivered or made available true, correct and complete copies of all such Stratex Material Contracts to Harris or its representative.
      (iv) The Stratex Material Contracts are, in all material respects, valid, binding and enforceable in accordance with their respective terms with respect to Stratex and its Subsidiaries and, to the Knowledge of Stratex, with respect to each other party to any of such Stratex Material Contracts, except as such validity, binding nature and enforceability may be limited by the Bankruptcy and Equity Exception, and there are no existing material defaults or breaches by Stratex or any of its Subsidiaries under any Stratex Material Contract (or events or conditions which, with notice or lapse of time or both, would constitute such a material default or breach) and, to the Knowledge of Stratex, there are no material defaults or breaches (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach) by any other party to any Stratex Material Contract. Stratex has no Knowledge of any

pending or threatened bankruptcy or similar proceeding with respect to any party to any Stratex Material Contract which, individually or in the aggregate, would reasonably be expected to result in a Stratex Material Adverse Effect.
      (r) Title to Properties; Encumbrances. Stratex and each of its Subsidiaries has good and, in the case of real property, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its real property, tangible property and other assets except where the failure to have such title has not had and would not reasonably be expected to have, individually or in the aggregate, a Stratex Material Adverse Effect, in each case subject to no Encumbrances. Neither Stratex nor any of its Subsidiaries has received a notice of default under any material leases of tangible properties to which they are a party, except for (i) defaults that are not material, (ii) defaults for which the grace or cure period has not expired and which are reasonably capable of cure during the cure period or (iii) defaults which have been cured. All such material leases are in full force and effect, and Stratex and each of its Subsidiaries enjoy peaceful and undisturbed possession under all such material leases.
      (s) Insurance. All material property, fire and casualty, general liability, managed care liability, employment practices liability, fiduciary liability, product liability, directors and officers liability and sprinkler and water damage insurance policies maintained by Stratex or any of its Subsidiaries are with reputable insurance carriers, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any failures to maintain insurance policies that, individually or in the aggregate, would not reasonably be expected to result in a Stratex Material Adverse Effect. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any such material insurance policy.
      (t) Ethical Business Practices. To the Knowledge of Stratex, neither Stratex nor any of its Subsidiaries nor, with respect to any action taken on behalf of Stratex or any such Subsidiary, any directors, officers, employees or agents of Stratex or any of its Subsidiaries has (i) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any payment in the nature of criminal bribery.
      (u) Brokers and Finders. Neither Stratex nor any of its officers, directors, employees or Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Transactions, except that Stratex has employed Bear Stearns as its financial advisor, the fees and expenses of which shall be paid by Stratex. A copy of the engagement letter between Bear Stearns and Stratex (including all amendments or supplements thereto) has been provided to Harris.
      (v) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 7.1, neither Stratex nor any other Person makes any other express or implied representation or warranty on behalf of Stratex.
      7.2.     Representations and Warranties of Harris. Except as set forth in the disclosure letter (subject to Section 13.11(c)) delivered to Stratex by Harris prior to entering into this Agreement and identified as such (the “Harris Disclosure Letter”), Harris hereby represents and warrants to Stratex that:
      (a) Organization, Good Standing and Qualification. Harris is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its Properties, and to carry on the MCD Business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, operation of the Contributed Assets (other than the Contributed Subsidiaries) or the conduct of the MCD Business requires such qualification (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except for any such failures to be so organized, qualified or in good standing or to have such power or authority that, individually or in the aggregate, would not reasonably be expected to result in a Harris Material Adverse Effect. Harris has made available to Stratex a complete and correct copy of the certificate of incorporation and bylaws (or other comparable governing instruments) of Harris, each as amended to the date of this Agreement, and each certificate of incorporation or bylaws so delivered is in full force and effect. Harris is in compliance with the terms of its certificate of incorporation as amended through the date of this Agreement (the “Harris Certificate”) and its bylaws as amended through the date of this Agreement (collectively with the Harris Certificate, the “Harris Governing Instruments”).
      (b) Subsidiaries. (i) Section 7.2(b) of the Harris Disclosure Letter sets forth a complete and accurate list of each Contributed Subsidiary both as of the date of this Agreement and immediately following the Harris Restructuring, together with its jurisdiction of organization and its authorized and outstanding capital stock of, or other equity interests in, each such Subsidiary as of the date hereof. Each Subsidiary of Harris which has title to any Property reasonably expected to be a Contributed Asset and each Contributed Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States) and has all requisite corporate or similar power and authority to own, lease and operate its Properties and to carry on its portion of the MCD Business as currently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except for any such failures to be so duly organized, validly existing, qualified or in good standing or to have such power or authority that, individually or in the aggregate, would not reasonably be likely to have a Harris Material Adverse Effect. Harris has made available to Stratex complete and correct copies of the certificate of incorporation and the bylaws (or similar organizational documents) of each of the currently existing Contributed Subsidiaries, as amended through the date of this Agreement (the “Harris Governing Documents”) and each Harris Governing Document is in full force and effect. Each Contributed Subsidiary is in compliance with the terms of its certificate of incorporation and bylaws (or comparable governing instruments) as amended through the date of this Agreement. Harris owns, directly and indirectly, all right, title and interest in and to, all outstanding capital stock of, or other equity interests in, the Contributed Subsidiaries. All of the outstanding stock of, or other equity interests in, the Contributed Subsidiaries has been duly authorized, and is validly issued, fully paid and non-assessable.
      (ii) There are no preemptive or other outstanding rights, options, warrants, conversion rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, calls, stock based performance units, commitments, Contracts, agreements, arrangements or undertakings of any kind to which any Contributed Subsidiary is a party or by which any of them is bound (i) obligating any such Contributed Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other equity interests in, or any security convertible into, or exercisable or exchangeable for, any capital stock of or other equity interest in, any Contributed Subsidiary or any Voting Debt, (ii) obligating any Contributed Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of shares of capital stock of, or other equity interests in, or any security convertible into, or exercisable or exchangeable for, any capital stock of, or other equity interest in, any Contributed Subsidiary, and no such obligations, instruments or securities are authorized, issued or outstanding. There are no voting trusts or other arrangements or understandings to which any Contributed Subsidiary is a party with respect to the voting, the dividend rights or disposition of any capital stock of, or other equity interest in, any Contributed Subsidiary.
      (iii) Harris and each of its Subsidiaries that owns, or following the Harris Restructuring, that will own, the outstanding capital stock of, or other equity interest in, the Contributed Subsidiaries, have, or will have following the Harris Restructuring, good and valid title to the outstanding capital stock of, or other equity interests in, the Contributed Subsidiaries, free and clear of all Encumbrances, and upon delivery by Harris and/or any of its Subsidiaries of the outstanding capital stock of, or other equity interests in, the Contributed Subsidiaries at the Closing, good and valid title to the outstanding capital stock of, or other equity interests in, the Contributed Subsidiaries, free and clear of all Encumbrances, other than those resulting from Newco’s ownership, will pass to Newco.
      (iv) Following the Harris Restructuring, no Contributed Subsidiary will own, directly or indirectly, any capital stock of, or other equity interests in, any Person (other than another Contributed Subsidiary) or will have any direct or indirect equity or ownership interest in any business, or will be a member of or participant in any partnership, joint venture or similar Person. Following the Harris Restructuring, there will be no outstanding contractual obligations of the Contributed Subsidiaries to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
      (c) Corporate Authority; Approval. (i) Harris has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement and to consummate each of the Transactions to which it is a party (collectively, the “Harris Transactions”). This Agreement is, and each Ancillary Agreement, when executed and delivered by Harris and Newco and any other parties thereto, will be valid and legally binding obligations of Harris, enforceable against Harris in accordance with their terms, subject to the Bankruptcy and Equity Exception.
      (ii) At a meeting duly called and held prior to execution of this Agreement, the Board of Directors of Harris unanimously adopted resolutions approving and adopting this Agreement and the Harris Transactions. Other than the approvals or consents of the equity holders and boards of directors of direct or indirect wholly owned Subsidiaries of Harris required to effect the Harris Restructuring, no additional corporate or stockholder authorization or consent is required (with respect to Harris or any of its Subsidiaries) in connection with the execution, delivery and performance by Harris of this Agreement or any Ancillary Agreement.
      (d) Governmental Filings; No Violations; Consents; and Approvals.
      (i) Other than the filings or notices (A) pursuant to Section 2.1, Section 2.3 and Section 3.4, (B) required under the HSR Act or (C) required to be made under the Exchange Act or with The New York Stock Exchange, no Governmental Authorizations are required to be obtained or made by Harris or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation by Harris of the Harris Transactions.
      (ii) The execution, delivery and performance by Harris of this Agreement and each Ancillary Agreement, and the consummation by Harris of the Harris Transactions, do not and will not, constitute or result in (A) a breach or violation of, or a default under, any provision of the Harris Governing Instruments or Harris Governing Documents, (B) a breach or violation of, a termination (or right of termination) or a default under or the acceleration of any obligations (with or without notice, lapse of time or both) pursuant to, any Contract binding on Harris or its Subsidiaries or assuming that the necessary consents, approvals and filings referred to in clauses (A) through (C) of Section 7.2(d)(i) are duly obtained and/or made, any Laws, Governmental Authorizations or non-governmental permit or license to which Harris or any of its Subsidiaries is subject, (C) any change in the rights or obligations of any party under any such Contracts, Governmental Authorizations, permits or licenses or (D) the creation of any Encumbrance on any of the Contributed Assets or any assets of any Contributed Subsidiary, except, in the case of the foregoing clauses (B), (C) or (D) only, for any breach, violation, termination, default, acceleration, change or creation that, individually or in the aggregate, would not reasonably be expected to result in a Harris Material Adverse Effect. Section 7.2(d) of the Harris Disclosure Letter sets forth a correct and complete list of Harris Material Contracts pursuant to which consents or waivers are or may be required prior to consummation of the Transactions (whether or not subject to the exception set forth with respect to clauses (B), (C) and (D) above).
      (iii) Without limiting the generality of clause (ii) above, neither the execution, delivery or performance of this Agreement by Harris nor the consummation by Harris of the Harris Transactions will require the receipt of any consent pursuant to, or give rise to any right of termination under, any of the Harris Material Contracts except for any such consents and any such termination rights which, individually or in the aggregate, would not reasonably be expected to have a Harris Material Adverse Effect if not obtained (in the case of such consents) or if exercised (in the case of such termination rights).
      (iv) Section 7.2(d) of the Harris Disclosure Letter sets forth a correct and complete list of all material claims Related to the MCD Business held by Harris or any of its Subsidiaries, as creditors or claimants, with respect to debtors or debtors-in-possession subject to proceedings under the Bankruptcy Code, together with a correct and complete list of all orders entered by the applicable United States Bankruptcy Court with respect to each such proceeding.
      None of such orders, individually or in the aggregate, would reasonably be expected to result in a Harris Material Adverse Effect.
      (e) Harris Reports, Financial Statements. (i) Harris has made available to Stratex each registration statement, report, form, proxy or information statement or other document filed or furnished by Harris or any of its Subsidiaries with or to the SEC since July 1, 2005 (the “Harris Audit Date”) which contains or should contain disclosure or financial information with respect to the MCD Business, including Harris’ Annual Report on Form 10-K for the year ended July 1, 2005, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively with each other, any such registration statements, reports, forms, proxy or information statements or other documents so filed or furnished subsequent to the date of this Agreement and any amendments to any of the foregoing, the “Harris Reports”). Harris and its Subsidiaries have filed or furnished, as applicable, with or to the SEC all registration statements, reports, forms, proxy or information statements and other documents which contain or should contain disclosure with respect to the MCD Business required to be so filed or furnished by them pursuant to applicable securities statutes, regulations, policies and rules since the Harris Audit Date. Solely with respect to any disclosure with respect to the MCD Business contained or required to be contained therein, each of the Harris Reports, at the time first filed with or furnished to the SEC, complied or will comply (as applicable) in all material respects with the applicable requirements of the Securities Act and Exchange Act and the rules and regulations thereunder and complied in all material respects with the then applicable accounting standards. As of their respective dates, solely with respect to any disclosure with respect to the MCD Business contained or required to be contained therein, the Harris Reports did not, and any Harris Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Harris Reports filed after the date of this Agreement will include all certificates required to be included therein pursuant to Sections 302 and 906 of the SOX Act, and the internal control report and attestation of Harris’ outside auditors required by Section 404 of the SOX Act.
      (ii) Set forth in Section 7.2(e) of the Harris Disclosure Letter is a copy of the audited combined balance sheets and audited combined statements of operations, cash flows and comprehensive income (loss) and division equity for the Microwave Communications Division as of June 30, 2006 and July 1, 2005 and for the fiscal years ended June 30, 2006, July 1, 2005 and July 2, 2004 (collectively, the “Audited Financial Statements”). The Audited Financial Statements have been prepared in accordance with GAAP consistently applied during the periods covered (except as described in the notes thereto), and fairly present, in all material respects, the combined financial condition and combined results of operations, division equity and cash flows of the Microwave Communications Division as of the dates thereof or the periods then ended.
      (iii) Harris is in compliance in all material respects with the applicable provisions of the SOX Act to the extent that such compliance will affect Newco’s ability to comply with the provisions of the SOX Act following the Closing.
      (iv) The management of Harris has (a) designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) which management reasonably believes will ensure that material information relating to the MCD Business is made known to the management of Harris by others within Harris and (b) has disclosed, based on its most recent evaluation, to Harris’ outside auditors and the audit committee of the Board of Directors of Harris (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Harris’ ability to record, process, summarize and report financial data with respect to the MCD Business and (B) any fraud, whether or not material, that involves management of the MCD Business or other employees who have a significant role in Harris’ internal controls over financial reporting to the extent such controls relate to the MCD Business. Harris has made available to Stratex a summary of any such disclosure made by management since July 2, 2004. Since the Harris Audit Date, any material change in internal controls over financial reporting to the extent they relate to the MCD Business required to be disclosed in any Harris Report has been so disclosed.
      (v) Since the date of their last certification filed with the SEC, neither the chief executive officer nor the chief financial officer of Harris has become aware of any fact, circumstance or change that is or is reasonably likely to result in a “significant deficiency” or a “material weakness” in Harris’ internal controls over financial reporting to the extent they relate to the MCD Business.
      (vi) Since June 30, 2006, (A) neither Harris nor any of its Subsidiaries nor, to the Knowledge of Harris, any director, officer, employee, auditor, accountant or representative of Harris or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods relating to the MCD Business or the internal accounting controls as such controls relevant to the MCD Business, including any material complaint, allegation, assertion or claim that Harris or any of its Subsidiaries has engaged in questionable accounting or auditing practices relating to the MCD Business and (B) no attorney representing Harris or any of its Subsidiaries, whether or not employed by Harris or any of its Subsidiaries, has reported evidence of a material violation of the securities Laws, breach of fiduciary duty or similar violation by Harris or any of its officers, directors, employees or agents relating to the MCD Business to the Board of Directors of Harris or any committee thereof or, to the Knowledge of Harris, to any director or officer of Harris.
      (f) Information Supplied. None of the information supplied or to be supplied by Harris for inclusion or incorporation by reference in the Registration Statement, pursuant to which the shares of Class A Common Stock issuable in connection with the Merger will be registered with the SEC pursuant to the Securities Act, or the Proxy Statement/ Prospectus included in the Registration Statement which is to be sent to the stockholders of Stratex in connection with the Stratex Stockholder Meeting shall (i) in the case of the Registration Statement, at the time it is filed with the SEC or at the time it is declared effective by the SEC, or becomes effective, or (ii) in the case of the Proxy Statement, at the time it is mailed to the stockholders of Stratex or at the time of the Stratex Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading (in the case of the Proxy Statement/ Prospectus only, in light of the circumstances under which they are made).
      (g) Absence of Certain Changes. Since June 30, 2006, Harris and its Subsidiaries have conducted the MCD Business only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of business. Since June 30, 2006 and on or prior to the date of this Agreement, there has not been any event, occurrence, discovery or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Harris Material Adverse Effect. On or after June 30, 2006 and on or prior to the date of this Agreement, none of the actions or events described in clauses (a) through (q) of Section 8.2 has been taken or has occurred; provided, however, that Harris has approved and intends to complete the Harris Restructuring prior to the Closing.
      (h) Litigation and Liabilities. (i) There are no civil, criminal or administrative actions, suits, demands, claims, hearings, litigations, arbitrations, investigations or other proceedings pending, or to the Knowledge of Harris, threatened against Harris or any of its Subsidiaries or Affiliates relating to the MCD Business, the Contribution Transaction or the other Transactions by, before or with any Government Entity or any other Person. None of Harris or any of its Subsidiaries or Affiliates is a party to, or subject to the provisions of, any judgment, order, writ, injunction, decree or award of any Government Entity relating to the Contributed Assets, the MCD Business or the Transactions.
      (ii) There are no liabilities or obligations of Harris or any Subsidiary of Harris relating to the Contributed Assets, the MCD Business or the Transactions, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that would reasonably be expected to result in any obligations or liabilities of, Harris or any of its Subsidiaries relating to the Contributed Assets, the MCD Business or the Transactions, other than those:

(A) reflected on the consolidated balance sheet of Harris or readily apparent in the notes thereto, in each case included in the Audited Financial Statements (but only to the extent so reflected or readily apparent);

(B) incurred in the ordinary course of business since June 30, 2006;

(C) required to be performed after the date of this Agreement pursuant to the terms of the Contracts listed in Section 7.2(d) of the Harris Disclosure Letter or applicable Law; or

(D) that, individually or in the aggregate, have not had since June 30, 2006, and would not reasonably be expected to result in, a Harris Material Adverse Effect.
      (i) Employee Benefits.
      (i) All benefit and compensation plans, contracts, policies or arrangements covering the MCD Employees, including any “employee benefit plans” within the meaning of Section 3(3) of ERISA, any deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, workers’ compensation, short term disability, vacation and severance plans and all employment, severance and change in control agreements, and all amendments thereto (the “MCD Employee Benefit Plans”), are listed in Section 7.2(i)(i) of the Harris Disclosure Letter, and each MCD Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code, including any master or prototype plan, has been separately identified. True and complete copies of all MCD Employee Benefit Plans listed in Section 7.2(i)(i) of the Harris Disclosure Letter, including any trust instruments and insurance contracts and all amendments thereto, have been provided or made available to Stratex.
      (ii) No MCD Employee Benefit Plan is a Multi-Employer Plan. All MCD Employee Benefit Plans covering MCD Employees are in substantial compliance with ERISA, the Code and other applicable Laws, except to the extent failure to comply would not cause any Liability to Newco. Each MCD Employee Benefit Plan which is subject to ERISA (the “MCD Employee ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “MCD Employee Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS for all Tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and Harris is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a MCD Employee Benefit Plan has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and Harris is not aware of circumstances likely to result in the loss of its exempt status under Section 501(c)(9) of the Code. Neither Harris nor any of its Subsidiaries has engaged in a transaction with respect to any MCD Employee ERISA Plan that, assuming the Taxable period of such transaction expired as of the date of this Agreement, would subject Newco to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material.
      (iii) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Harris or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or the terminated single-employer plan of any entity which is considered one employer with Harris under Section 4001 of ERISA or Section 414 of the Code (a “Harris ERISA Affiliate”).
      (iv) All contributions required to be made with respect to any MCD Employees under each MCD Employee Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each MCD Employee Benefit Plan have been properly accrued and reflected in the Audited Financial Statements. Neither Harris nor any of its Subsidiaries nor any Harris ERISA Affiliate maintains as of the date of this Agreement a single-employer plan within the meaning of 4001(a)(15) of ERISA or any plan subject to the requirements of Section 412 of the Code.
      (v) Neither Harris nor any of its Subsidiaries has any obligations for retiree health and life benefits under any MCD Employee Benefit Plan.
      (vi) There has been no amendment to, or announcement by Harris or any of its Subsidiaries in respect of the MCD Employees relating to, or change in employee participation or coverage under, any MCD Employee Benefit Plan which would increase materially the expense of maintaining such MCD Employee Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement nor the consummation of the Transactions will (A) entitle any MCD Employees to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment after the date hereof or (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the MCD Employee Benefit Plans to any MCD Employees. None of Harris or any of its Subsidiaries has entered into any contract, agreement or arrangement with any MCD Employee in connection with or in contemplation of any of the Transactions.
      (vii) Section 7.2(i)(vii) of the Harris Disclosure Letter sets forth a true, correct and complete list of all MCD Employees on September 1, 2006, identifying as to each a job title, years of service and location of employment.
      (viii) There are no outstanding loans to any MCD Employee from any Contributed Subsidiary other than claims any MCD Employee may have under an MCD Employee Benefit Plan covering such MCD Employee. As of the date hereof, there is no pending, or to the Knowledge of Harris, threatened investigations or other proceedings by or with any Government Entity or litigation relating to the MCD Employee Benefit Plans.
      (j) Compliance with Laws and Regulations; Governmental Authorizations. The MCD Business has not been, and is not being, conducted in material violation of any applicable Laws. To the Knowledge of Harris, no material change is required in the processes, properties or procedures Related to the MCD Business for them to continue to comply with such Laws, and Harris has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement. The MCD Business and the Contributed Assets have obtained, and are in substantial compliance with, all material Governmental Authorizations required or necessary for the conduct of the MCD Business as presently conducted, and neither Harris nor any of its Subsidiaries has received written notice from any Government Entity of any material noncompliance with any such Governmental Authorizations that has not been cured as of the date of this Agreement.
      (k) Environmental Matters. Except for matters that relate to an Excluded Liability and other than as would not reasonably be expected to result in a Harris Material Adverse Effect:

(i) to the Knowledge of Harris, Harris and its Subsidiaries have materially complied at all times with all applicable Environmental Laws in conducting the MCD Business;

(ii) to the Knowledge of Harris, no property currently owned, leased or operated by Harris or its Subsidiaries which is Related to the MCD Business (including soils, groundwater, surface water buildings or other structures) is contaminated with any Hazardous Substance in a manner that has given or could reasonably be expected to give rise to any Environmental Liability;

(iii) to the Knowledge of Harris, no property formerly owned, leased or operated by Harris or any of its Subsidiaries which is Related to the MCD Business was contaminated with any Hazardous Substance during or prior to such period of ownership, leasehold or operation in a manner that has given or could reasonably be expected to give rise to any Environmental Liability;

(iv) to the Knowledge of Harris, neither Harris nor any of its Subsidiaries has incurred any Environmental Liabilities concerning any third party property as a result of the conduct of the MCD Business or any condition in, on, under or about the real property set forth in either Section 7.2(q)(i) or Section 7.2(q)(ii) of the Harris Disclosure Letter (the “MCD Real Property”);

(v) neither Harris nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Harris or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law as a result of the conduct of the MCD Business or any condition in, on, under or about the MCD Real Property;

(vi) neither Harris nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Government Entity, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance, in each case relating to the conduct of the MCD Business or any condition in, on, under or about the MCD Real Property;

(vii) to the Knowledge of Harris, there are no other circumstances or conditions involving the MCD Business that could reasonably be expected to result in any Environmental Liability for Newco or any of its Subsidiaries; and

(viii) Harris has delivered to Stratex or made available copies of all environmental reports, studies, assessments and sampling data in its possession relating to the MCD Business or its current or former properties or operations.
      (l) Taxes. The Contributed Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns or that the Contributed Subsidiaries are obligated to collect or withhold from amounts owing to or payable from any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the Knowledge of Harris, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the Knowledge of Harris, any unresolved questions or claims concerning the Contributed Subsidiaries’ Tax liability that are reasonably likely to have a Harris Material Adverse Effect and are not disclosed or provided for in the Harris Disclosure Letter. Harris has made available to Stratex true and correct copies of the United States federal income Tax Returns (including all schedules and attachments thereto) filed by or on behalf of the Contributed Subsidiaries for each of its fiscal years ended July 1, 2005, July 2, 2004 and June 27, 2003. None of the Contributed Subsidiaries has any liability with respect to income, franchise or other Taxes that accrued on or before July 1, 2005 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Harris Reports filed on or prior to the date hereof. None of the Contributed Subsidiaries has been a party to the distribution of stock of a controlled corporation as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years. For any transaction in which any of the Contributed Subsidiaries entered into an agreement to treat a stock purchase as an asset purchase for United States federal income tax purposes, a valid election under Section 338 of the Code was timely filed with the U.S. Internal Revenue Service. None of the Contributed Subsidiaries have engaged in any transactions that are the same as, or substantially similar to, any transaction which is a “reportable transaction” for purposes of Treasury Regulation § 1.6011-4(b) (including without limitation any transaction which the Internal Revenue Service has determined to be a “listed transaction” for purposes of Treasury Regulation § 1.6011-4(b)(2)).

      (m) Intellectual Property.
      (i) Section 7.2(m) of the Harris Disclosure Letter sets forth as of the date of this Agreement a true, correct and complete list of, with respect to the Contributed Intellectual Property, (A) all Registered Trademarks and material unregistered Trademarks; (B) all Registered Patents, (C) all Registered Copyrights and (D) all domain name or uniform resource locators registrations, in each case listing, as applicable, (x) the name of the applicant/registrant and current owner, (y) the jurisdiction where the application/registration is located and (z) the application or registration number. In each case in which Harris or any of its Subsidiaries has acquired ownership of any Registered Trademarks, Registered Patents and Registered Copyrights of the Contributed Intellectual Property, Harris or one of its Subsidiaries has or had recorded each such acquisition with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with applicable Law, except for any failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Harris Material Adverse Effect. Harris and/or each of its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use the Contributed Intellectual Property and the Harris Licensed Intellectual Property as such Intellectual Property is used in the MCD Business as currently conducted and proposed to be conducted, except for any failures to own, be licensed or possess such rights that, individually or in the aggregate, would not reasonably be expected to result in a Harris Material Adverse Effect.
      (ii) Except as for any such matters that, individually and in the aggregate, would not reasonably be expected to result in a Harris Material Adverse Effect:

(A) neither Harris nor any of its Subsidiaries will be, nor will Harris or any of its Subsidiaries be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, including the consummation of the Contribution Transaction, in violation of any Contracts concerning the Contributed Intellectual Property or the Harris Licensed Intellectual Property to which Harris and/or any of its Subsidiaries are a party, including without limitation Contracts granting Harris and/or any of its Subsidiaries rights to use such Intellectual Property, non-assertion agreements, settlement agreements, agreements granting rights to use Harris IP Rights (as defined below), trademark coexistence agreements and trademark consent agreements (collectively, “Harris IP Contracts”) nor will the consummation of the Transactions trigger any modification, termination or acceleration thereunder, or create any license under or Encumbrance on the Contributed Intellectual Property held by Harris;

(B) no suit, claim, action, investigation, proceeding or written demand with respect to or challenging the validity or enforceability of or alleging any infringement or violation in any material respect (I) the Contributed Intellectual Property or the Harris Licensed Intellectual Property owned by Harris or any of its Subsidiaries (collectively, the “Harris IP Rights”), or (II) to the Knowledge of Harris, any Third-Party IP Rights Related to the Contributed Intellectual Property or the Harris Licensed Intellectual Property, is currently pending or threatened in writing against Harris or any of its Subsidiaries by any Person;

(C) there are no valid grounds for any valid claims (I) to the effect that the operation of the MCD Business as currently or as proposed to be conducted, or the current or proposed manufacture, sale, licensing or use of any product by the MCD Business, infringes or otherwise violates any Third-Party IP Rights; (II) against the use by Harris or any of its Subsidiaries of any Contributed Intellectual Property or Harris Licensed Intellectual Property in the MCD Business as currently or as proposed to be conducted; (III) challenging the ownership, validity or enforceability of any of the Harris IP Rights; or (IV) challenging the license or legally enforceable right to use of any Third-Party IP Rights Related to the Contributed Intellectual Property or the Harris Licensed Intellectual Property;

(D) to the Knowledge of Harris, there is no unauthorized use, infringement or other violation of any of the Harris IP Rights, or any Third-Party IP Rights licensed or otherwise made available exclusively for use in connection with the Contributed Intellectual Property or the Harris Licensed

Intellectual Property, by any Person, including any employee or former employee of Harris or any of its Subsidiaries;

(E) to the Knowledge of Harris, all Harris IP Rights and Third-Party IP Rights Related to the Contributed Intellectual Property or the Harris Licensed Intellectual Property licensed or otherwise made available exclusively to Harris or any of its Subsidiaries are valid and enforceable;

(F) all of the current and former MCD Employees have executed valid intellectual property assignment and confidentiality agreements for the benefit of Harris in a form which Harris has prior to the date of this Agreement provided to Stratex for its review, and all Intellectual Property developed under contract to Harris or any of its Subsidiaries has been assigned to Harris or such Subsidiaries;

(G) Harris has taken reasonable measures to protect the confidentiality of all Trade Secrets Related to the MCD Business that are owned, used or held by Harris or any of its Subsidiaries, and to the Knowledge of Harris, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non disclosure and/or license agreements which have not been breached; and

(H) Harris’ and its Subsidiaries’ collection and dissemination of personal customer information in connection with their business has been conducted in accordance with applicable privacy policies published or otherwise adopted by Harris and its Subsidiaries and any requirement under applicable Law, except where the failure to abide by any requirements under applicable Law will not cause a Harris Material Adverse Effect.

      (n) Labor Matters. Neither Harris nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or other labor organization respecting the MCD Employees, nor is Harris or any of its Subsidiaries the subject of any material proceeding applicable to the MCD Business, the MCD Employees or former employees of the MCD Business asserting that Harris or any of its Subsidiaries has committed an unfair labor practice or seeking to compel any of them to bargain with any labor union or other labor organization nor has there been since January 1, 2001 or is there pending or, to the Knowledge of Harris, threatened any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the MCD Employees or former employees of the MCD Business.
      (o) Contracts and Commitments. (i) Section 7.2(o) of the Harris Disclosure Letter sets forth as of the date of this Agreement a true, correct and complete list (excluding, in the case of any Contract with a customer, the name of such customer) of the following Contracts (including every written amendment, modification or supplement thereto that is binding on Harris or any of its Subsidiaries) to which Harris or any of its Subsidiaries is a party Related to the MCD Business or by which any of the Contributed Assets are bound:

(A) any Contract that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) if an entity that held only the MCD Business was subject to the periodic reporting requirements under the Exchange Act;

(B) any Contract (other than a Contract described in one of the other provisions of this Section 7.2(o) without regard to any percentage or numerical limitation contained therein) that involved annual expenditures during the fiscal year of the MCD Business ended June 30, 2006 by Harris or any of its Subsidiaries in excess of $2,000,000 and that is not otherwise cancelable by Harris or such Subsidiary without any financial or other penalty on 90 days’ or less notice, excluding purchase orders for goods and services from Harris or any of its Subsidiaries with respect to which no obligations of any party remain outstanding;

(C) any Contract (other than a Contract described in one of the other provisions of this Section 7.2(o) without regard to any percentage or numerical limitation contained therein) that involved annual revenue during the fiscal year of the MCD Business ended June 30, 2006 to Harris and its Subsidiaries in excess of $2,000,000, excluding purchase orders for goods and services from Harris or any of its Subsidiaries with respect to which no obligations of any party remain outstanding;

(D) any Contract that contains any (I) “most favored nation” or similar provision, (II) exclusivity provision or (III) other material restriction on the ability of Harris or any of its Subsidiaries to compete or to provide any products or services generally or in any market segment or any geographic area;

(E) any Contract or arrangement under which Harris or any of its Subsidiaries has (I) incurred any Indebtedness that is currently outstanding or (II) given any guarantee in respect of Indebtedness, in each case having an aggregate principal amount in excess of $2,000,000;

(F) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the MCD Business or in which Harris or any such Subsidiaries owns more than a 15% voting or economic interest, or any interest valued at more than $2,000,000 without regard to percentage voting or economic interest;

(G) any Contract to which Harris or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(H) any Contract providing for indemnification by Harris or any of its Subsidiaries of any Person, except for any such Contract that is (I) not material to the MCD Business and (II) entered into in the ordinary course of the MCD Business;

(I) any Contract that contains a put, call or similar right pursuant to which Harris or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $2,000,000;

(J) any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Harris Material Adverse Effect; and

(K) any Harris IP Contracts.

      (ii) For purposes of this Agreement, each Contract described in the foregoing clauses (A) through (K) of Section 7.2(o) is, individually, a “Harris Material Contract” and such Contracts are collectively the “Harris Material Contracts”.
      (iii) Harris has delivered or made available true, correct and complete copies of all such Harris Material Contracts, to Stratex or its representative.
      (iv) The Harris Material Contracts are, in all material respects, valid, binding and enforceable in accordance with their respective terms with respect to Harris and its Subsidiaries and, to the Knowledge of Harris, with respect to each other party to any of such Harris Material Contracts, except as such validity, binding nature and enforceability may be limited by the Bankruptcy and Equity Exception, and there are no existing material defaults or breaches by Harris or any of its Subsidiaries under any Harris Material Contract (or events or conditions which, with notice or lapse of time or both, would constitute such a material default or breach) and, to the Knowledge of Harris, there are no material defaults or breaches (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach) by any other party to any Harris Material Contract. Harris has no Knowledge of any pending or threatened bankruptcy or similar proceeding with respect to any party to any Harris Material Contract which, individually or in the aggregate, would reasonably be expected to result in a Harris Material Adverse Effect.
      (p) Sufficiency of Assets. The Contributed Assets when taken together with the Harris Services, the Harris Licensed Intellectual Property, Contributed Leased Real Property and the Newco Governmental Authorizations identified in Section 7.2(p) of the Harris Disclosure Letter constitute all the Properties of

Harris and its Subsidiaries necessary for Newco to operate and conduct the MCD Business in all material respects as currently conducted by Harris and its Subsidiaries.
      (q) Title to Properties; Encumbrances. Section 7.2(q)(i) of the Harris Disclosure Letter sets forth an accurate and complete list of all of the real property owned by Harris or any of its Subsidiaries that are Related to the MCD Business and Section 7.2(q)(ii) of the Harris Disclosure Letter sets forth an accurate and complete list of all of the real property leased by Harris or any of its Subsidiaries that are Related to the MCD Business. Except as set forth in Section 7.2(q)(i) and Section 7.2(q)(ii) of the Harris Disclosure Letter, there are no leases, subleases, licenses, concessions or other agreements granting to any Persons other than Harris and its Subsidiaries any right to the possession, use, occupancy, or enjoyment of any real property owned, leased or otherwise utilized by Harris or any of its Subsidiaries Related to the MCD Business. Harris and each of its Subsidiaries has good and, in the case of real property, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its real property, tangible property and other assets included in the Contributed Assets except where the failure to have such title has not had and would not reasonably be expected to have, individually or in the aggregate, a Harris Material Adverse Effect, in each case subject to no Encumbrances. Neither Harris nor any of its Subsidiaries has received a notice of default under any material leases of tangible properties Relating to the MCD Business, except for (i) defaults that are not material, (ii) defaults for which the grace or cure period has not expired and which are reasonably capable of cure during the cure period or (iii) defaults which have been cured. All such material leases are in full force and effect, and Harris and each of its Subsidiaries enjoy peaceful and undisturbed possession under all such material leases.
      (r) Insurance. All material property, fire and casualty, general liability, managed care liability, employment practices liability, fiduciary liability, product liability, directors and officers liability and sprinkler and water damage insurance policies covering the properties, assets, employees and operations of the MCD Business maintained by Harris or any of its Subsidiaries are with reputable insurance carriers and are in character and amount at least equivalent to that carried by Persons engaged in businesses similar in nature and size to the MCD Business and subject to the same or similar perils or hazards, except for any failures to maintain insurance policies that, individually or in the aggregate, would not reasonably be expected to result in a Harris Material Adverse Effect. All of such policies or renewals thereof are, and at all times up to the Closing will be, in full force and effect.
      (s) Ethical Business Practices. To the Knowledge of Harris, neither Harris nor any of its Subsidiaries nor, with respect to any action taken on behalf of Harris or any such Subsidiary, any directors, officers, employees or agents of Harris or any of its Subsidiaries in connection with the MCD Business has (i) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any payment in the nature of criminal bribery.
      (t) Brokers and Finders. Neither Harris nor any of its officers, directors, employees or Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Transactions, except that Harris has employed Morgan Stanley & Co. Incorporated (“Morgan Stanley”) as its financial advisor, the fees and expenses of which shall be paid by Harris. There are no fees or expenses payable to Morgan Stanley or any other professional fees or expenses incurred by Harris in connection with the Transactions (including the fees of Harris’ legal counsel) for which Newco or Stratex could have any liability.
      (u) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 7.2, neither Harris nor any other Person makes any other express or implied representation or warranty on behalf of Harris.

ARTICLE VIII
Covenants Relating to Interim Operations
      8.1.     Covenants of Stratex. Stratex covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time, unless Harris shall otherwise approve in writing (such approval not to be unreasonably withheld or delayed), and except as otherwise expressly required or permitted by this Agreement or as required by applicable Laws, the business of Stratex and its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, Stratex and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain their existing relations and goodwill with Government Entities, customers, manufacturers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of Stratex and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (i) as otherwise expressly required or permitted by this Agreement, (ii) as Harris may approve in writing, (iii) as set forth in Section 8.1 of the Stratex Disclosure Letter or (iv) as required by applicable Law, Stratex shall not and shall not permit its Subsidiaries to:

(a) subject to Section 8.1(b), adopt or propose any change in any provision of the Stratex Governing Instruments;

(b) merge or consolidate Stratex or any of its Subsidiaries with any other Person, except for such transactions among indirect and direct wholly owned Subsidiaries of Stratex that are not obligors or guarantors of Indebtedness of a Person other than Stratex or another wholly owned Subsidiary of Stratex;

(c) acquire assets outside of the ordinary course of business from any other Person with an aggregate value or purchase price in excess of $500,000, other than capital expenditures specifically provided for in Stratex’s capital expenditure budget as set forth in Section 8.1(c) of the Stratex Disclosure Letter (the “Stratex Budget”);

(d) enter into any material line of business other than the lines of business in which Stratex and its Subsidiaries is currently engaged as of the date of this Agreement or distribute products other than the type of products that Stratex and its Subsidiaries are currently distributing as of the date of this Agreement;

(e) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of, or other equity interest in, Stratex or any of its Subsidiaries, or securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or other equity interest, except for (i) the issuance of shares by a direct or indirect wholly owned Subsidiary of Stratex to Stratex or another direct or indirect wholly owned Subsidiary of Stratex, (ii) mergers or consolidations among wholly owned Subsidiaries of Stratex that are not obligors or guarantors of Indebtedness of a Person other than Stratex or another wholly owned Subsidiary of Stratex and (iii) the issuance and sale of Stratex Common Stock pursuant to Stratex Options or Stratex Awards outstanding prior to the date hereof and (iv) grants of Stratex Options or Stratex Awards permitted by Section 8.1(s);

(f) other than in the ordinary course of business, create or incur any Encumbrance material to Stratex or any of its Subsidiaries on any assets used in the businesses of Stratex or any of its Subsidiaries having a value in excess of $500,000;

(g) make any loans, advances or capital contributions to, or investments in, any Person in excess of $500,000 in the aggregate, except that Stratex may make such loans, advances or capital contributions to, or investments in, any direct or indirect wholly owned Subsidiary of Stratex that is not an obligor or guarantor of Indebtedness of a Person other than Stratex or another wholly owned Subsidiary of Stratex;

(h) declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of Stratex or any of its Subsidiaries, except for dividends or distributions by any direct or indirect wholly owned Subsidiaries of Stratex and pro rata dividends or distributions payable to holders of interests in non wholly owned Subsidiaries;

(i) reclassify, split (including a reverse split), recapitalize, subdivide or repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock except for the purpose of effecting mergers or consolidations among direct or indirect Subsidiaries of Stratex that are not obligors or guarantors of Indebtedness of a Person other than Stratex or another wholly owned Subsidiary of Stratex;

(j) incur any Indebtedness or guarantee Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Stratex or any of its Subsidiaries or enter into any capital lease, except for (i) Indebtedness described in clause (ii) or clause (iv) of the definition of “Indebtedness” which is incurred in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business under Stratex’s existing revolving credit facility (or any replacement facility therefor) not to exceed $50,000,000 in the aggregate (including amounts outstanding as of the date of this Agreement), (iii) refinancings of Indebtedness outstanding on the date of this Agreement on commercially reasonable terms and (iv) loans or advances by Stratex or any of its Subsidiaries to direct or indirect wholly owned Subsidiaries of Stratex that are not obligors or guarantors of Indebtedness of a Person other than Stratex or another wholly owned Subsidiary of Stratex;

(k) make or authorize any capital expenditure other than those specifically provided for in the Stratex Budget in excess of $1,000,000 in the aggregate or $250,000 for any single capital expenditure or any related group of expenditures;

(l) other than in the ordinary course of business, enter into any Contract that would have been a Stratex Material Contract had it been entered into prior to the date of this Agreement (other than as permitted by Section 8.1(j));

(m) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or Regulation S-X promulgated under the Exchange Act, based upon the advice of its independent auditors after consultation with Harris;

(n) settle any pending or threatened civil, criminal or administrative actions, proceedings, suits, claims, litigations, arbitrations, investigations or other proceedings for an amount to be paid by Stratex or any of its Subsidiaries in excess of $500,000 or which would be reasonably likely to have any material adverse impact on the operations of Stratex or any of its Subsidiaries, or indemnify any Person other than pursuant to a contractual obligation to do so;

(o) other than in the ordinary course of business, (i) amend or modify in any material respect, or terminate or waive any material right or benefit under, any Stratex Material Contract (other than as permitted by Section 8.1(j)) or in respect of any pending or threatened civil, criminal or administrative actions, suits, claims, litigations, arbitrations, investigations or other proceedings, or (ii) cancel, modify or waive any debts, claims or rights held by it in each case having a value in excess of $500,000;

(p) except as required by Law, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods or settle or compromise any material Tax Liability;

(q) sell, transfer, lease, license or otherwise dispose of any material Property of Stratex or its Subsidiaries except in the ordinary course of business or for obsolete assets;

(r) sell, lease, abandon, transfer, dispose of, license or grant material rights under any material Stratex IP Rights or materially modify any existing rights with respect thereto, except in the ordinary course of business consistent with past practice, or enter into any settlement regarding (i) the infringement of any material Stratex IP Rights or (ii) the breach of any license agreements governing use of material Intellectual Property;

(s) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, or accelerate vesting or payment under any Stratex Benefit Plans or enter into any new employment or compensatory agreements or arrangements with, or increase the salary, wage, bonus or other compensation payable or to become payable to, any directors, officers, employees or consultants of Stratex or any of the Subsidiaries; provided, however, that Stratex may increase the base salary or wage of any employee other than the 5 most highly compensated employees in the ordinary course of business and enter into new employment or compensatory arrangements with newly hired Persons if such Person would not, following his or her employment with Stratex, be one of Stratex’s 5 most highly compensated employees and is hired in the ordinary course of business as a replacement and not as part of a plan for business development; provided, further, that salary or wage increases and compensatory arrangements permitted by this Section 8.1(s) shall not, in the aggregate, exceed $1,000,000; provided, further, that Stratex may grant to its newly hired employees Stratex Options or Stratex Awards issued in the ordinary course of business consistent with past practice, with a per share price no less than the then-current market price of Stratex Common Stock and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the Transactions and/or termination of employment;

(t) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Stratex or any of its Subsidiaries other than any plan of dissolution of an indirect or direct wholly owned Subsidiary of Stratex that is not an obligor or guarantor of Indebtedness of a Person other than Stratex or another wholly owned Subsidiary of Stratex;

(u) take any action, including the adoption of any shareholder rights plan, which would, directly or indirectly, restrict or impair the ability of Harris or Merger Sub to vote, or otherwise to exercise the rights and benefits of a stockholder with respect to, securities of Stratex acquired or controlled or to be acquired or controlled by Harris or Merger Sub as contemplated by this Agreement or the Ancillary Agreements;

(v) take any action that is reasonably likely to result in any of the conditions to the Contribution Transaction and the Merger set forth in Section 3.1 or Section 3.2 not being satisfied; or

(w) agree or commit to do any of the foregoing.
      8.2.     Covenants of Harris. Harris covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time, unless Stratex shall otherwise approve in writing (such approval not to be unreasonably withheld or delayed), and except as otherwise expressly required or permitted by this Agreement or as required by applicable Laws, the MCD Business shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, Harris and its Subsidiaries shall use their respective commercially reasonable efforts to preserve the MCD Business intact and to maintain the existing relations and goodwill of the MCD Business with Government Entities, customers, manufacturers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of Harris and its Subsidiaries that are engaged primarily in the MCD Business. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (i) as otherwise expressly required or permitted by this Agreement, (ii) as Stratex may approve in writing, (iii) as set forth in Section 8.2 of the Harris Disclosure Letter, (iv) as required by applicable Law or (v) in connection with the Harris Restructuring, Harris shall not and shall not permit its Subsidiaries to, with respect to the MCD Business:

(a) subject to Section 8.2(b), adopt or propose any change in any provision of the Harris Governing Documents, other than as may be necessary to effect the Harris Restructuring;

(b) merge or consolidate any of the Contributed Subsidiaries with any other Person;

(c) acquire assets Related to the MCD Business outside of the ordinary course of business from any other Person with an aggregate value or purchase price in excess of $500,000, other than capital expenditures specifically provided for in Harris’ capital expenditure budget for the MCD Business as set forth in Section 8.2(c) of the Harris Disclosure Letter (the “Harris MCD Budget”);

(d) cause or permit the MCD Business to enter into any material line of business other than the lines of business in which the MCD Business is currently engaged as of the date of this Agreement or to distribute products other than the type of products that the MCD Business is currently distributing as of the date of this Agreement;

(e) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of, or other equity interest in, the Contributed Subsidiaries, or securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or other equity interest;

(f) other than in the ordinary course of business, create or incur any Encumbrance material to the MCD Business on any of the Contributed Assets or assets or shares of the Contributed Subsidiaries having a value in excess of $500,000;

(g) make any loans, advances or capital contributions to, or investments in, any Person (other than Harris or any direct or indirect wholly owned Subsidiary of Harris) which are Related to the MCD Business in excess of $500,000 in the aggregate;

(h) make or authorize any capital expenditure Related to the MCD Business other than those specifically provided for in the Harris MCD Budget in excess of $1,000,000 in the aggregate or $250,000 for any single capital expenditure or any related group of expenditures;

(i) other than in the ordinary course of business, enter into any Contract that would have been a Harris Material Contract had it been entered into prior to the date of this Agreement;

(j) enter into any capital lease the obligations of which would be Assumed Liabilities as of the Closing Date;

(k) make any changes with respect to accounting policies or procedures which affect the MCD Business, except as required by changes in GAAP or Regulation S-X promulgated under the Exchange Act, based upon the advice of its independent auditors;

(l) settle any pending or threatened civil, criminal or administrative actions, proceedings, suits, claims, litigations, arbitrations, investigations or other proceedings Related to the MCD Business for an amount to be paid by Harris or any of its Subsidiaries in excess of $500,000 or which would be reasonably likely to have any material adverse impact on the MCD Business or provide an indemnity Related to the MCD Business to any Person other than pursuant to a contractual obligation to do so;

(m) other than in the ordinary course of the MCD Business, (i) amend or modify in any material respect, or terminate or waive any material right or benefit under, any Harris Material Contract or in respect of any pending or threatened civil, criminal or administrative actions, suits, claims, litigations, arbitrations, investigations or other proceedings Related to the MCD Business, or (ii) cancel, modify or waive any debts, claims or rights held by it which are Related to the MCD Business, in each case having a value in excess of $500,000;

(n) sell, transfer, lease, license or otherwise dispose of any material Property of Harris or its Subsidiaries that would otherwise be Contributed Assets or Contributed Subsidiaries except in the ordinary course of business or for obsolete assets;

(o) sell, lease, abandon, transfer, dispose of, license or grant material rights under any material Harris IP Rights or Harris Licensed Intellectual Property or materially modify any existing rights with respect thereto, in each case to the extent Related to the MCD Business, except in the ordinary course of business consistent with past practice, or enter into any settlement regarding (i) the infringement of any material Harris IP Rights or Harris Licensed Intellectual Property or (ii) the breach of any license agreements governing use of Harris IP Rights or Harris Licensed Intellectual Property;

(p) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, or accelerate vesting or payment under any Harris Benefit Plans to any MCD Employee or enter into any new employment or compensatory agreements or arrangements with, or increase the salary, wage, bonus or other compensation payable or to become payable to, any MCD Employee or consultants to the MCD Business; provided, however, that Harris may increase the base salary or wage of any MCD Employee other than the 5 most highly compensated MCD Employees in the ordinary course of business and enter into new employment or compensatory arrangements with newly hired Persons who, following their employment by Harris, would be an MCD Employee, if such Person would not, following such employment, be one of the 5 most highly compensated MCD Employees and is hired in the ordinary course of business as a replacement and not as part of a plan for business development; provided, further, that salary or wage increases and compensatory arrangements permitted by this Section 8.2(p) shall not, in the aggregate, exceed $1,000,000; provided, however, that Harris may grant to newly hired Persons who, following their employment by Harris, would be MCD Employees options to purchase Harris Common Stock or other Harris equity awards issued in the ordinary course of business consistent with past practice, with a per share price no less than the then-current market price of Harris Common Stock and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the Transactions and/or termination of employment; notwithstanding the foregoing provisions of this Section 8.2(p), nothing in this Section 8.2(p) shall prevent Harris from (i) terminating, establishing, adopting, entering into, amending or otherwise modifying any Harris Benefit Plan so long as such action is applied consistently to all employees of Harris who participate in such Harris Benefit Plan (including MCD Employees) or (ii) making new grants or awards under any Harris Benefit Plan to MCD Employees so long as such grants or awards are a part of a Harris-wide Compensation review, and the review of MCD Employees and any resulting grants or awards are made in the ordinary course of business and are consistent with awards made to employees who are allocated to other divisions of Harris;

(q) take any action that is reasonably likely to result in any of the conditions to the Contribution Transaction and the Merger set forth in Section 3.1 or Section 3.2 not being satisfied; or

(r) agree or commit to do any of the foregoing.
ARTICLE IX
Additional Agreements
      9.1.     Acquisition Proposals. (a) Stratex agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, employees, agents and representatives (any such Persons, including any investment banker, attorney or accountant, a “Representative”) shall, directly or indirectly, initiate, solicit, encourage or facilitate any inquiries or the making or implementation of any proposal or offer with respect to (i) a merger, consolidation, share exchange, reorganization or other business combination transaction involving Stratex, (ii) any acquisition of any equity or other ownership interests in Stratex or any of its Subsidiaries representing, in the aggregate, 15% or more of the total voting power or economic interest of all of the outstanding equity or other ownership interest in Stratex or an economic interest of equivalent value in any Subsidiary of Stratex or (iii) any acquisition of assets of Stratex or any of its Subsidiaries representing 15% or more of the total assets of Stratex and its Subsidiaries, taken as a whole (any such inquiry, proposal or offer being hereinafter referred to as an “Acquisition Proposal”). Stratex further agrees that neither it nor any of its Subsidiaries nor any of their respective Representatives shall, directly or indirectly, provide any confidential or non public information or data to, or engage or participate in any discussions or negotiations with, any Person relating to an Acquisition Proposal, or otherwise encourage or facilitate any effort or attempt by any Person, in each case, other than Harris, Newco or Merger Sub, to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Stratex or the Stratex Board from (i) complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act and the rules thereunder with regard to an Acquisition Proposal or making any disclosures to holders of Stratex Common Stock that the Stratex Board determines in good faith (after consultation with outside counsel) that the Stratex Board is required to make in order to comply with its fiduciary duties to the holders of Stratex Common Stock under the DGCL (but if any disclosure made to effect such compliance has the substantive effect of withdrawing, or modifying or qualifying in any manner adverse to Harris, the Board Recommendation or Board Approval or recommending or approving another Acquisition Proposal (each, a “Change In Recommendation”), Harris shall have the right to terminate this Agreement pursuant to Section 11.1(c)) or (ii) at any time prior to, but not after, the Stratex Requisite Vote is obtained: (A) providing confidential or non public information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal (assuming, for this purpose only, that all references to “15% or more” in the definition of such term were changed to “a majority”) which did not result from a breach of this Section 9.1 (a “Qualifying Acquisition Proposal”); (B) engaging or participating in any discussions or negotiations with any Person who has made a Qualifying Acquisition Proposal; or (C) approving or recommending to the holders of shares of Stratex Common Stock a Qualifying Acquisition Proposal (or agreeing to take any such action), if and only to the extent that, (1) in the case of any action described in clause (A), (B) or (C) above, after consulting with outside legal counsel the Stratex Board determines in good faith that failing to take such action would constitute a breach by the directors of Stratex of their fiduciary duties under applicable Law; (2) prior to taking any action described in clause (A) or (B) above, Stratex and the other Person referred to in such clauses execute and deliver a written confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement; (3) in the case of any action described in clause (B) or (C) above, the Stratex Board determines in good faith and after consulting with its financial advisors and outside counsel that the Qualifying Acquisition Proposal referred to in such clauses is (x) more favorable from a financial point of view to Stratex’s stockholders than the Transactions after taking into account any Revised Terms offered by Harris before such action is taken and all other relevant factors (including but not limited to the probability that such Qualifying Acquisition Proposal will be consummated and the time required to effect such consummation) and (y) reasonably likely to be consummated taking into account all legal, financial, regulatory (including, without limitation, any antitrust or competition approvals or non objections) and other relevant factors (any such Qualifying Acquisition Proposal, a “Superior Proposal”) or, in the case of clause (A) or clause (B) only, is reasonably likely to lead to a Superior Proposal; (4) before taking any of the actions described in clause (B) or (C) above, Stratex shall have provided written notice to Harris of Stratex’s or the Stratex Board’s intention to take such action, at least five (5) Business Days (in the case of the first Qualifying Acquisition Proposal made by such Person) or one (1) Business Day (in the case of any subsequent Qualifying Acquisition Proposal made by such Person) shall have elapsed since the date on which Harris received such notice and Stratex shall have complied with the provisions of Section 9.1(c). Any determination required or permitted to be made by the Stratex Board after the date of this Agreement under this Agreement shall be sufficient if approved by a majority of the total number of members thereof at a meeting duly called and held and at which a quorum was present and acting throughout.
      (b) Stratex agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal.

Stratex will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a transaction with Stratex to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of Stratex or any of its Subsidiaries and to destroy all summaries, analyses or extracts of or based upon such information in the possession of such Person or any of its Representatives. Stratex agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 9.1. None of Stratex or any of its Subsidiaries will waive any provision of any confidentiality or standstill agreement to which it is a party without the prior written consent of Harris.
      (c) Stratex agrees that it will notify Harris as promptly as practicable (and, in any event, within 24 hours) if any inquiries, proposals or offers with respect to any Acquisition Proposal or potential Acquisition Proposal are received by, any information relating thereto is requested from, or any discussions or negotiations relating thereto are sought to be initiated or continued with, it or any of its Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep Harris informed, on a current basis, as to the status and terms of any such proposal or offer and the status of any such discussions or negotiations. Stratex also agrees to provide any information to Harris that it is providing to another Person pursuant to this Section 9.1 at the same time it provides it to such other Person. Stratex agrees that during the five- and one-Business Day periods described in subclause (4) of clause (ii) of the proviso in Section 9.1 and in Section 9.2, Stratex shall negotiate in good faith with Harris with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by Harris. Any such revisions which Harris offers in writing to make which, if accepted by Stratex, would be legally binding on the parties to this Agreement are referred to herein as “Revised Terms”. Stratex agrees that any material amendment to any Qualifying Acquisition Proposal will be deemed to be a new Qualifying Acquisition Proposal for purposes of this Section 9.1 and Section 9.2.
      9.2.     Board Recommendation. The Stratex Board shall not make a Change In Recommendation at any time prior to such time that the Stratex Requisite Vote is obtained unless: (i) Stratex shall have provided written notice to Harris that the Stratex Board intends to take such action, at least five (5) Business Days shall have elapsed since the date on which Harris received such notice and Stratex shall have complied with the applicable provisions of Section 9.1(c), (ii) the Stratex Board shall have determined in good faith, after consulting with its outside legal counsel and financial advisors and taking into account any Revised Terms, that failing to take such action would be a breach by the directors of Stratex of their fiduciary duties under applicable Law and (iii) if the Change In Recommendation is being made primarily as a result of an Acquisition Proposal, such Acquisition Proposal is a Superior Proposal (it being agreed and understood by the parties that any Change in Recommendation shall not alter the Stratex Board’s approval of the Transactions (including for purposes of Section 203 of the DGCL)). Unless and until the Board Recommendation has been withdrawn as permitted by this Agreement, the Board Approval and Board Recommendation shall be included in the Proxy Statement/ Prospectus and the Stratex Board shall take all reasonable and lawful action to solicit the adoption of this Agreement by the holders of shares of Stratex Common Stock by the Stratex Requisite Vote at the Stratex Stockholders Meeting.
      9.3.     SEC Filings; Information Supplied; Stratex Stockholders Meeting. (a) As promptly as practicable after the date of this Agreement, Harris and Stratex shall prepare, and Newco shall file with the SEC, the Registration Statement. Harris and Stratex shall use their reasonable best efforts to have (i) the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (ii) the Prospectus/ Proxy Statement to be mailed to the holders of Stratex Common Stock as promptly as practicable after such effectiveness.
      (b) Each of Harris and Stratex agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement or any amendment or supplement thereto will, at the time the Registration Statement or any such amendment becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Prospectus/ Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the stockholders of Stratex and at the time of the Stratex Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Harris and Stratex will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.
      (c) Each party shall provide to the other party and its counsel (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement or Prospectus/ Proxy Statement, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.
      (d) No amendment or supplement to any of the Registration Statement or the Proxy Statement/ Prospectus will be made by either party without the approval of the other party, which will not be unreasonably withheld or delayed, except as may be required by applicable Law.
      (e) Each party shall advise the other party and its counsel, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Common Stock in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for any amendment to the Registration Statement or Prospectus/ Proxy Statement of or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time before the Stratex Requisite Vote has been obtained, Harris or Stratex discovers any information relating to either party or Newco, or any of their respective Subsidiaries, officers or directors, that should be set forth in an amendment or supplement to the Registration Statement or Prospectus/ Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and the parties will cooperate with each other in order to promptly file with the SEC and, to the extent required by applicable Law, disseminate to the stockholders of Stratex, an appropriate amendment or supplement describing such information. Harris and Stratex shall use their reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Contribution Transaction and the Merger and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.
      (f) Stratex will take, in accordance with applicable Law and the Stratex Governing Instruments, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the “Stratex Stockholders Meeting”) as promptly as practicable after the S-4 Registration Statement is declared effective, and in any event will use its reasonable best efforts to convene the Stockholders Meeting not later than 120 days after the date of this Agreement (or, if later, not more than 60 days after effectiveness of the Registration Statement), to consider and vote upon the adoption of this Agreement. Stratex shall submit this Agreement to the holders of Stratex Common Stock for adoption by them at the Stockholders Meeting (and shall use its reasonable best efforts to do so within the time periods prescribed herein) whether or not the Board of Directors makes a Change In Recommendation after the date hereof.
      9.4.     Filings; Other Actions; Notification. (a) Subject to the terms and conditions of this Agreement, each party shall cooperate with the other party and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Transactions as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings

(including the notification and required form under the HSR Act and any other notifications or filings required by any other applicable foreign antitrust or competition laws required to be filed to consummate the Transactions), (ii) to obtain as promptly as practicable all consents, waivers, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Government Entity in order to consummate the Transactions and (iii) to cause the other conditions set forth in ARTICLE X over which it has influence or control to be satisfied; and provided, however, that nothing in this Section 9.4 shall require, or be construed to require, Newco, Harris, Stratex or any of their Subsidiaries to take or to refrain from taking any action, or to agree to any restriction, limitation, hold separate, divestiture or other sanction, remedy or compromise, with respect to any asset or operation of any of them.
      (b) Subject to applicable Laws relating to the exchange of information, (i) each party shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by such party or any of its Subsidiaries from any third party or any Government Entity with respect to any of the Transactions, (ii) each party shall have the right to review in advance, and to the extent practicable will consult the other parties on, all of the information relating to such party or any of its Subsidiaries that appears in any filing made with, or written materials submitted to, any third party or any Government Entity in connection with any of the Transactions, (iii) each party shall provide the other parties with copies of all correspondence between it (or its advisors) and any Government Entity relating to the transactions contemplated by this Agreement, (iv) to the extent reasonably practicable, all telephone calls and meetings with a Government Entity regarding any of the Transactions shall include representatives of Harris and Stratex and (v) Stratex and Harris shall (A) promptly give the other written notice of any litigation commenced after the date of this Agreement against Harris, Stratex or any of their respective directors or Subsidiaries relating to any of the Transactions, (B) keep the other reasonably informed regarding any such litigation and (C) give the other the opportunity to participate fully in the conduct of the defense or the settlement of any such litigation and neither Harris nor Stratex shall settle any such litigation without the other’s prior written consent. In exercising the foregoing rights, each of Stratex and Harris shall act reasonably and as promptly as practicable; provided, however, that neither Stratex nor Harris shall be required to comply with clause (ii) or (iii) if it has been advised by outside counsel that by doing so it is reasonably likely that it would be sharing sensitive information regarding the competitive position of Harris or Stratex, as the case may be, prior to the receipt of the appropriate Governmental Authorizations; provided, further, that documents produced in response to Item 4C on the pre-merger report form under the HSR Act and the rules and regulations promulgated thereunder shall be deemed to be competitively sensitive and neither party shall be required to share such documents pursuant to this Section 9.4(b) prior to the receipt of the appropriate Governmental Authorizations.
      (c) To the extent permitted by applicable Law, Stratex and Harris each shall, upon request by the other, furnish the other with all information concerning itself, its affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any other statement, filing, notice or application made by or on behalf of Newco, Harris, Stratex or any of their respective Subsidiaries to any third party and/or any Government Entity in connection with any of the Transactions.
      (d) Each party shall promptly notify the other parties in writing of: (i) the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement which caused or represents a material breach of, or a material inaccuracy in, any representation or warranty made by such party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement which would have caused or represented a material breach of, or a material inaccuracy in, any representation or warranty made by such party in this Agreement if (y) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (z) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such party in this Agreement; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any condition set forth in ARTICLE X impossible or reasonably unlikely to occur or that has had or could reasonably be expected to have, in the case of Harris, a Harris Material Adverse Effect or, in the case of Stratex, a Stratex Material Adverse Effect. No notification given pursuant to this Section 9.4(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the parties contained in this Agreement.
      9.5.     Tax Matters. (a) Harris Liability for Income Taxes. Harris shall be liable for any Income Taxes imposed with respect to the Contributed Assets for the Tax periods, or portions thereof, ended on or before the Closing Date.
      (b) Newco Liability for Income Taxes. Newco (or one of its Subsidiaries) shall be liable for Income Taxes imposed with respect to the Contributed Assets for any Tax period, or portion thereof, beginning after the Closing Date.
      (c) Proration of Income Taxes. To the extent necessary to determine the liability for Income Taxes for a portion of a Tax year or period that begins before and ends after the Closing Date, the determination of the Income Taxes for the portion of the year or period ending on, and the portion of the Tax year or period beginning after, the Closing Date shall be determined by assuming that the Tax year or period ended as of the close of business on the Closing Date.
      (d) Tax Returns.
      (i) Harris shall file or cause to be filed when due all Income Tax Returns that are required to be filed by or with respect to the Contributed Assets for Tax years or periods ending on or before the Closing Date and shall pay any Income Taxes due in respect of such Income Tax Returns and Newco (or one of its Subsidiaries) shall file or cause to be filed when due all Income Tax Returns that are required to be filed by or with respect to the Contributed Assets for Tax years or periods ending after the Closing Date and shall pay any Income Taxes due in respect of such Income Tax Returns. Harris shall pay Newco (or one of its Subsidiaries) any Income Taxes for which Harris is liable pursuant to Section 9.5 (but which are payable with Income Tax Returns to be filed by Newco (or one or its Subsidiaries) pursuant to the previous sentence) within five (5) days prior to the due date for the filing of such Income Tax Returns.
      (ii) If Harris shall be liable hereunder for any portion of the Income Tax shown due on any Income Tax Return required to be filed by Newco (or one of its Subsidiaries) to the extent Harris is liable for such Income Tax pursuant to Section 9.5, the party preparing such Income Tax Return shall deliver a copy of the relevant portions of such Income Tax Return to Harris for its review and approval not less than 30 days prior to the date on which such Income Tax Returns are due to be filed (taking into account any applicable extensions). If the parties disagree as to any item reflected on any such return, Harris shall determine how the disputed items are reflected, if at all, after reasonable consultation with Newco.
      (e) Contest Provisions. Newco or one of its Subsidiaries shall promptly notify Harris in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Income Taxes for which Harris (or one of its Affiliates) may be liable hereunder. Harris shall be entitled to participate at its expense in the defense of any Income Tax audit or administrative or court proceeding relating to Income Taxes for which it may be liable, and to employ counsel of its choice at its expense. Harris shall promptly notify Newco in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Income Taxes for which Newco (or one of its Subsidiaries) may be liable hereunder. Newco shall be entitled to participate at its expense in the defense of any Income Tax audit or administrative or court proceeding relating to Income Taxes for which it may be liable, and to employ counsel of its choice at its expense. Neither Harris nor Newco (or one of its Subsidiaries) may agree to settle any claim for Income Taxes for which the other may be liable without the prior written consent of such other party, which consent shall not be unreasonably withheld.
      (f) Use of Refunds and Overpayments. If, after the Closing, Newco (or one of its Subsidiaries ) (i) receive any refund, or (ii) utilize the benefit of any overpayment or prepayment of Income Taxes imposed with respect to the Contributed Assets for a period for which Harris is liable under Section 9.5, Newco (or one of its Subsidiaries) shall promptly transfer, or cause to be transferred, to Harris the entire amount of the refund or overpayment (including interest) received or utilized by Newco (or one of its Subsidiaries). If, after the Closing, Harris (or one of its Affiliates) (i) receives any refund, or (ii) utilizes the benefit of any overpayment or prepayment of Income Taxes imposed with respect to the Contributed Assets for a period for which Newco is liable under Section 9.5(b), Harris (or its Affiliate) shall promptly transfer, or cause to be transferred, to Newco the entire amount of the refund or overpayment (including interest) received or utilized by Harris (or one of its Affiliates). Newco and Harris each agree to notify the other promptly of both the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment. Newco and Harris each agree to claim (or to cause the relevant Subsidiary or Affiliate to claim) any of its Subsidiaries to claim) any such refund or to utilize any such overpayment as soon as possible and to furnish to the other all information, records and assistance necessary to verify the amount of the refund or overpayment.
      (g) Other Taxes. All Taxes that are not Income Taxes that are imposed with respect to the Contributed Assets (including any Transfer Taxes) shall be paid by Newco. Any Tax Returns that must be filed in connection with such Taxes shall be prepared by the party primarily or customarily responsible under applicable local Law for filing such Tax Returns, and such party shall deliver a copy of the relevant portions of such Tax Return to Newco for its review and approval not less than thirty (30) days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions); provided, however, that the final determination of the items to be reflected on such Tax Return shall be made by the party filing such Tax Return, after reasonable consultation with Newco. Harris or one of its Affiliates shall promptly notify Newco in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which Newco may be liable hereunder, and Newco shall have full control over such proceeding with respect to such Taxes.
      (h) Employee Withholding and Reporting Matters. With respect to those MCD Employees who are employed by Newco within the same calendar year as the Closing, Newco shall, in accordance with and to the extent permitted pursuant to Revenue Procedure 96-60, 1996-60 C.B. 399, assume all responsibility for preparing and filing Form W-2, Wage and Tax Statement, Form W-3, Transmittal of Income and Tax Statements, Form 941, Employer’s Quarterly Federal Tax Return, Form W-4, Employee’s Withholding Allowance Certificate and Form W-5, Earned Income Credit Advance Payment Certificate. Harris and Newco agree to comply with the procedures described in Section 5 of the Revenue Procedure 84-77.
      (i) Post-Closing Assistance. In connection with the preparation of Tax Returns required to be filed by Newco, the Surviving Corporation or the Contributed Subsidiaries following the Closing, Harris shall provide such documentation and other assistance as may be reasonably requested by Newco in order to permit the timely preparation and filing of such Tax Returns including, without limitation, reasonable access to information, books and records and Tax Returns and workpapers relating to the MCD Business for Taxable periods or portions thereof preceding the Closing.
      (j) No Other Indemnification. Any amount to be indemnified or paid over pursuant to this Section 9.5 may not be the subject of an indemnity claim pursuant to ARTICLE XII.
      9.6.     Ancillary Agreements. At the Closing, Harris shall, and shall cause each of its Subsidiaries that is a party to an Ancillary Agreement to, execute each Ancillary Agreement to which it is a party, and Newco shall execute and deliver each Ancillary Agreement.
      9.7.     Restructuring; Harris Intercompany Liabilities. Harris shall cause the consummation of the restructuring events set forth on Schedule O (the “Harris Restructuring”) and shall further be permitted to take all necessary actions to fulfill its obligations under this Section 9.7 notwithstanding any restriction imposed on Harris pursuant to Section 8.2. The parties agree, on behalf of themselves, each of their Subsidiaries and Newco, all Harris Intercompany Liabilities (other than those solely among Contributed Subsidiaries) shall be extinguished and shall terminate at the Effective Time without the payment of any consideration or any other action by any Person and the parties shall take all actions necessary or desirable to evidence such extinguishment and termination.

      9.8.     Transfer and Assignment of Excluded Assets by Contributed Subsidiary. Harris shall notify Stratex in advance of, and make available to Stratex in a timely manner for review all agreements, instruments and other documentation relating to, any Transfer of Excluded Assets prior to the Closing by any Contributed Subsidiary to Harris or any of its Retained Subsidiaries.
      9.9.     Insurance Proceeds. To the extent they are assignable without the insurer’s consent or any such required consent is obtained, Harris shall, or shall cause its Subsidiaries to, assign to Newco all rights Harris or any of its Subsidiaries have with respect to Assumed Liabilities under third party insurance policies. Harris agrees to use its commercially reasonable efforts to obtain any consents of any insurance companies or other third parties required to effect such assignments. If such rights are not assignable, Harris agrees to pay any insurance proceeds received by it or any of its Subsidiaries in respect of such rights to Newco promptly upon the receipt thereof.
      9.10.     Listing and De-listing. (a) Newco and Harris shall use all reasonable efforts to cause (i) the shares of Class A Common Stock to be issued in the Merger, (ii) the shares of Class A Common Stock to be reserved for issuance upon the exercise of the Stratex Options, Stratex Awards and future grants of options or stock-based awards by Newco and (iii) the shares of Class A Common Stock reserved for issuance upon conversion of the Class B Common Stock, to be approved for listing on NASDAQ, in each case subject to official notice of issuance, on or prior to the Closing Date.
      (b) The Surviving Corporation shall use its best efforts to cause the shares of Stratex Common Stock to be no longer quoted on NASDAQ and de registered under the Exchange Act as soon as practicable following the Effective Time.
      9.11.     Governance. (a) On or prior to the Effective Time, the parties shall take all necessary action to cause the nine individuals specified in Section 3.01 of the Investor Agreement to be appointed as the only members of the Board of Directors of Newco as of the Effective Time.
      (b) On or prior to the Effective Time, the parties shall take all necessary action to cause the persons indicated in Schedule J to be elected or appointed as officers of Newco in the capacities specified in such Schedule.
      (c) The name of Newco shall be “Harris Stratex Networks, Inc.,” subject to modification after the Closing in accordance with the DGCL.
      9.12.     Section 16 Matters. Assuming that Harris and Stratex deliver to Newco the Section 16 Information reasonably in advance of the Effective Time, the Board of Directors of Newco, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time adopt a resolution sufficient to exempt the acquisition by the Insiders of Common Stock (including restricted shares of such stock or options to purchase shares of such stock) pursuant to the Transactions from liability under Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder. “Section 16 Information” shall mean information accurate in all material respects regarding the Insiders, the number of shares of the capital stock held by each such Insider, and the number and description of options, stock appreciation rights, restricted shares and other stock-based awards held by each Insider. “Insiders”, shall mean those Persons who will be subject to the reporting requirements of Section 16(a) of the Exchange Act as an officer or director of Newco (including Harris as a deputized director).
      9.13.     Affiliates. Stratex shall use all reasonable efforts to cause each person who is an Affiliate of Stratex to deliver to Newco, as soon as reasonably practicable and in any event prior to the Stratex Stockholders Meeting, a written agreement substantially in the form attached as Exhibit 13.
      9.14.     Access; Financial Reporting. (a) Subject to applicable Law, upon reasonable notice, each of Stratex and Harris shall (and shall cause its Subsidiaries to) afford the other’s Representatives (including, for this purpose, environmental consultants) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that notwithstanding the foregoing (i) Harris shall only be required to provide (A) such access to the properties, books, contracts and records which are Related to the MCD Business and (B) such information with respect to the MCD Business, properties which are included in the Contributed Assets and MCD Employees, (ii) no investigation pursuant to this Section 9.14 shall affect or be deemed to modify any representation or warranty made by Stratex or Harris, (iii) neither Stratex or Harris shall be required to (A) permit any inspection, or to disclose any information, that its reasonable judgment would result in the disclosure of any trade secrets of third parties or violate any obligations it or any of its Subsidiaries have with respect to confidentiality if it shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (B) disclose any information of it or any of its Subsidiaries which is subject to the attorney-client privilege. All requests for information made pursuant to this Section 9.14 shall be directed to an executive officer of Stratex or Harris, as the case may be, or such Person as may be designated by either of their executive officers, as the case may be. All such information shall be subject to the Confidentiality Agreement.
      (b) Harris and Stratex shall furnish to the other copies of its customary monthly management financial statements (in the case of Harris, such statements to be limited to these relating to the MCD Business) promptly after they are circulated to such party’s senior management. All such information shall be subject to the Confidentiality Agreement.
      9.15.     Further Assurances. From time to time after the Closing Date, each party hereto shall, and shall cause its Subsidiaries, promptly to execute, acknowledge and deliver any other assurances, documents or instruments reasonably requested by any other party hereto which are necessary (or reasonably required) in order for the requesting party to satisfy its obligations hereunder, complete and perfect the Contribution of the Contributed Assets and the assumption of the Assumed Liabilities, consummate the Merger or receive the benefits of the transactions contemplated hereby.
      9.16.     Publicity. Neither Harris nor Stratex will, and neither Harris nor Stratex will permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning the Contribution Transaction, the Merger or the other Transactions without the prior consent (which consent shall not be unreasonably withheld) of Harris, in the case of a proposed announcement or statement by Stratex or any of its Subsidiaries, or Stratex, in the case of a proposed announcement or statement by Harris or any of its Subsidiaries, including announcements scheduling press conferences regarding the Contribution Transaction, the Merger or the other Transactions with investors, analysts or members of the press; provided, however, that either party may, without the prior consent of the other party, (i) issue or cause the publication of any press release or other public announcement to the extent it is advised by outside counsel that such publication is or is likely to be required by Law or any listing agreement with any national stock exchange and the parties hereto are unable to agree on the content and terms of publication of such publication after engaging in good faith discussions relating thereto and (ii) make public statements (but may not publish any press release) that are consistent with the parties’ prior public disclosures after the date of this Agreement regarding the Contribution Transaction, the Merger or the other Transactions.
      9.17.     Expenses. Newco shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in ARTICLE VI. Except as otherwise provided in Section 11.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense, except that expenses incurred by Newco or Merger Sub, the filing fees for the HSR notification and the Registration Statement and expenses incurred in connection with the publishing, printing or mailing of the Proxy Statement/ Prospectus (but not the attorney’s fees related thereto, which shall be paid by the party incurring such expense) shall be shared equally by Harris and Stratex.
      9.18.     Indemnification; Directors’ and Officers’ Insurance. (a) Newco agrees that, from and after the Effective Time, it will cause the Surviving Corporation for a period of six years from the Effective Time to indemnify and hold harmless each past and present director and officer of Stratex or any of its

Subsidiaries (in each case, for acts or failures to act in such capacity) (collectively, the “D&O Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Stratex would have been permitted under Delaware law and its certificate of incorporation or bylaws as in effect on the date of this Agreement to indemnify such Person (and Newco shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, however, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).
      (b) Any D&O Indemnified Party wishing to claim indemnification under paragraph 9.18 of this Section 9.18, shall notify Newco promptly after learning of any such claim, action, suit, proceeding or investigation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Newco shall have the right to assume the defense thereof and, if Newco agrees to assume such defense, Newco shall not be liable to such D&O Indemnified Parties for any legal expenses of such D&O Indemnified Parties’ counsel or any other expenses incurred by such D&O Indemnified Parties after Newco assumes such defense, (ii) the D&O Indemnified Parties will cooperate, at Newco’s expense, in the defense of any such matter, and (iii) Newco shall not be liable for any settlement effected without its prior written consent; provided, however, that Newco shall not have any obligation hereunder to any D&O Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such D&O Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
      (c) For a period of six years after the Effective Time, Newco shall cause the Surviving Corporation to maintain Stratex’s existing officers’ and directors’ liability insurance (“D&O Insurance”) covering those Persons who are covered by Stratex’s D&O Insurance in effect as of the date of this Agreement so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date of this Agreement, which is set forth in Section 9.18 of the Stratex Disclosure Letter (the “Current Premium”); provided, however, that if the existing D&O Insurance exceeds 200%, expires, is terminated or cancelled during such six-year period, the Surviving Corporation shall obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium (such 200% amount, the “Maximum Annual Premium”). In lieu of purchasing D&O Insurance pursuant to the immediately preceding sentence, Stratex may purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the D&O Indemnified Parties than the existing D&O Insurance maintained by Stratex; provided, that the amount paid by Stratex shall not exceed two (2) times the Maximum Annual Premium. Stratex shall cooperate with Harris in good faith to explore the possibility of satisfying the obligations of Newco under this Section 9.18(c) by purchasing a “tail” period policy satisfying the requirements of this Section 9.18(c). If such “tail” prepaid policy has been obtained by Stratex prior to the Closing, the Surviving Corporation shall, and Newco shall cause the Surviving Corporation to, maintain such policy in full force and effect, for its full term, and continue to honor their respective obligations thereunder, and all other obligations under this Section 9.18(c) shall terminate.
      (d) If Newco or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Newco shall assume all of the obligations set forth in this Section 9.18.
      (e) The obligations under this Section 9.18 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any D&O Indemnified Party without the prior written consent of such affected D&O Indemnified Party. Each of the D&O Indemnified Parties are intended to be third party beneficiaries of this Section 9.18, with full rights of enforcement as if a party thereto. The rights of the D&O Indemnified Parties under this Section 9.18 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by Newco or any of its Subsidiaries, or applicable Law (whether at law or in equity).
      9.19.     Takeover Statute. If any Takeover Statute is or may become applicable to the shares of Stratex Common Stock, the Contribution Transaction, the Merger or the other Transactions, Stratex and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on shares of Stratex Common Stock, the Contribution Transaction, the Merger or the other Transactions.
ARTICLE X
Conditions
      10.1.     Conditions to Harris’ and Stratex’s Obligations to Effect the Transactions. The obligations of Harris and Stratex to effect the Contribution Transactions and the Merger, respectively, are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Stockholder Approval. Stratex shall have obtained the Stratex Requisite Vote;

(b) Listing. The shares of (i) Class A Common Stock to be issued in the Merger, (ii) the shares of Class A Common Stock to be reserved for issuance upon the exercise of the Stratex Options and Stratex Awards and (iii) the shares of Class A Common Stock reserved for issuance upon conversion of the Class B Common Stock, shall have been authorized for listing on NASDAQ, in each case subject to official notice of issuance.

(c) Required Regulatory Approvals. The waiting period applicable to the consummation of the Contribution Transaction, the Merger and the other Transactions under the HSR Act shall have expired or been terminated, and all other Governmental Authorizations required to be made or obtained by Harris, Stratex or any of their Subsidiaries in connection with the consummation of the Transactions shall have been obtained or made other than those the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to (i) have a material adverse effect on the results of operations, financial condition, cash flows, assets, liabilities or business of Newco and its Subsidiaries, taken as a whole, after the Closing or (ii) result in criminal liability or other material sanctions for any director or officer of Harris, Stratex or Newco (collectively, the “Required Governmental Authorizations”).

(d) Registration Statement. The Registration shall have become effective under the Securities Act and shall not be the subject of any stop order or any proceeding seeking a stop order.

(e) No Restraints. No statute, law, ordinance, rule, regulation, judgment, order, writ, injunction, decree or award (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any Government Entity is in effect and restrains, enjoins or otherwise prohibits consummation of any of the Transactions (collectively, an “Order”).

(f) Newco and Merger Sub. Newco and Merger Sub shall have performed in all material respects all of their respective obligations under this Agreement that are required to be performed at or prior to the Closing.
      10.2.     Conditions to Harris’ Obligation to Effect the Contribution Transaction. The obligation of Harris to effect the Contribution Transaction is also subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Stratex set forth in Section 7.1(b), Section 7.1(c), Section 7.1(d)(ii), Section 7.1(k) and Section 7.1(u) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of and as if made on the Closing Date (except that any such representation and warranty which is expressly given as of a specified date on or prior to the date of this Agreement need only be true and correct as of such specified date); (ii) each of the other representations and warranties of Stratex set forth in this Agreement shall be true and correct as of the date of this Agreement and as of and as if made on the Closing Date (except that any such representation and warranty which is expressly given as of a specified date prior to the date of this Agreement need only be true and correct as of such specified date), in each case without giving effect to any “Stratex Material Adverse Effect”, “in all material respects” or any other materiality qualifications or exceptions contained therein, except for any such failures to be so true and correct which, individually or in the aggregate, have not had and would not reasonably be expected to have a Stratex Material Adverse Effect; and (iii) Harris shall have received a certificate signed on behalf of Stratex by the Chief Executive Officer or Chief Financial Officer of Stratex as to the matters set forth in clauses (i) and (ii) of this Section 10.2(a).

(b) Performance of Obligations by Stratex. Stratex shall have performed in all material respects all obligations under this Agreement that are required to be performed by it at or prior to the Closing, and Harris shall have received a certificate signed on behalf of Stratex by the Chief Executive Officer of Chief Financial Officer of Stratex to such effect.

(c) Ancillary Agreements. Newco shall have executed and delivered a counterpart of each Ancillary Agreement.

(d) Tax Opinion. Harris shall have received the opinion of Sullivan & Cromwell LLP, counsel to Harris, dated the Closing Date, to the effect that the contribution of the Contributed Assets by Harris to Newco in exchange for the Newco Contribution Shares pursuant to the Contribution Transaction and the exchange of shares of Stratex Common Stock for Class A Common Stock pursuant to the Merger, taken together, will be treated for federal income tax purposes as a transaction described in Section 351 of the Code. In rendering such opinion, counsel to Harris shall be entitled to rely upon customary assumptions and representations provided by Newco, Harris and Stratex and others that counsel to Harris reasonably deemed relevant.

(e) Stratex Required Third Party Consents. All of the consents, approvals, authorizations, licenses and waivers from non-Government Entities set forth on Schedule P (collectively, the “Stratex Required Third Party Consents”) shall have been obtained without the payment or provision of any material consideration by Stratex and/or its Subsidiaries and Stratex shall have provided reasonable evidence of such receipt of the Stratex Required Third Party Consent.

(f) No Stratex Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, occurrence, discovery or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Stratex Material Adverse Effect.

(g) The Merger. All of the conditions to Stratex’s obligations to consummate the Merger (other than Section 10.3(g)) shall have been satisfied or waived in writing by Stratex.

      10.3.     Conditions to Stratex’s Obligation to Effect the Merger. The obligation of Stratex to effect the Merger is also subject to the satisfaction or waiver by Stratex at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Harris set forth in the last sentence of Section 7.2(b), Section 7.2(c), Section 7.2(d)(ii) and Section 7.2(t) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of and as if made on the Closing Date (except that any such representation and warranty which is expressly given as of a specified date on or prior to the date of this Agreement need only be true and correct as of such specified date); (ii) each of the other representations and warranties of Harris set forth in this Agreement shall be true and correct as of the date of this Agreement and as of and as if made on the Closing Date (except that any such representation and warranty which is expressly given as of a specified date prior to the date of this Agreement need only be true and correct as of such specified date), in each case without giving effect to any “Harris Material Adverse

Effect”, “in all material respects” or any other materiality qualifications or exceptions contained therein, except for any such failures to be so true and correct which, individually or in the aggregate, have not had and would not reasonably be expected to have a Harris Material Adverse Effect; and (iii) Stratex shall have received a certificate signed on behalf of Harris by the Chief Executive Officer or Chief Financial Officer of Harris as to the matters set forth in clauses (i) and (ii) of this Section 10.3(a).

(b) Performance of Obligations by Harris. Harris shall have performed in all material respects all obligations under this Agreement required to be performed by it at or prior to the Closing, and Stratex shall have received a certificate signed on behalf of Harris by the Chief Executive Officer or Chief Financial Officer of Harris to such effect.

(c) Ancillary Agreements. Each of Newco and Harris shall have executed and delivered a counterpart of each Ancillary Agreement.

(d) Tax Opinion. Stratex shall have received the opinion of Bingham McCutchen LLP, counsel to Stratex, dated the Closing Date, to the effect that the merger will, for federal income tax purposes, constitute a reorganization within the meaning of Section 368(a) of the Code, and that each of Newco and Stratex will constitute a party to a reorganization within the meaning of Section 368 (b) of the Code. In rendering such opinion, counsel to Stratex shall be entitled to rely upon customary assumptions and representations provided by Newco, Harris and Stratex and others that counsel to Stratex reasonably deemed relevant.

(e) Harris Required Third Party Consents. All of the consents, approvals, authorizations, licenses and waivers from non-Government Entities set forth on Schedule Q (collectively, the “Harris Required Third Party Consents”) shall have been obtained without the payment or provision of any material consideration by Harris and/or its Subsidiaries.

(f) No Harris Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, occurrence, discovery or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Harris Material Adverse Effect.

(g) The Contribution Transaction. All of the conditions to Harris’ obligations to consummate the Contribution Transaction (other than Section 10.2(g)) shall have been satisfied or waived in writing by Harris.

ARTICLE XI
Termination
      11.1.     Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after obtaining the Stratex Requisite Vote,

(a) by mutual written consent of Harris and Stratex;

(b) by either Harris or Stratex: if (i) the Contribution Transaction and the Merger shall not have been consummated by March 31, 2007 (the “Termination Date”), (ii) the vote on the adoption of this Agreement by the stockholders of Stratex shall have been completed at the Stratex Stockholders Meeting (after any postponement or adjournment thereof) and the Stratex Requisite Vote shall not have been obtained, (iii) any Order permanently enjoining, restraining or otherwise prohibiting the Contribution Transaction or the Merger exists and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the event which gave rise to the termination right under this Section 11.1(b);

(c) by Harris, if (i) the Stratex Board shall have made, or agreed to make, a Change In Recommendation or failed to reconfirm its recommendation of this Agreement within five

(5) Business Days after a written request by Harris to do so, (ii) there has been a breach of any representation, warranty, covenant or agreement made by Stratex in this Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of this Agreement, in each case in a manner that would cause the condition in Section 10.2(a) or 10.2(b), as the case may be, not to be satisfied (assuming, except for cure purposes, any such subsequent date was the Closing Date) and such breach or failure to be true or correct is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Harris to Stratex, (iii) a vote on the adoption of this Agreement by the stockholders of Stratex shall not have been taken and completed by February 28, 2007 or (iv) Stratex shall have materially breached any of its obligations under Section 9.1 or Section 9.2; provided, however, that notwithstanding the foregoing Harris may not terminate this Agreement pursuant to Section 11.1(c) or Section 11.1(c)after the Stratex Requisite Vote has been obtained;

(d) by Stratex, if there has been a breach of any representation, warranty, covenant or agreement made by Harris in this Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of this Agreement, in each case in a manner that would cause the conditions in Section 10.3(a) or Section 10.3(b), as the case may be, not to be satisfied (assuming, except for cure purposes, any such subsequent date was the Closing Date) and such breach or failure to be true and correct is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Stratex to Harris; or

(e) by Stratex, at any time prior to the time the Stratex Requisite Vote has been obtained, in order for Stratex to enter into a definitive agreement with respect to a Superior Proposal if (i) Stratex has not materially breached any of the terms of this Agreement, (ii) the Stratex Board has authorized Stratex to enter into a definitive agreement for such Superior Proposal, (iii) Stratex has complied with Section 9.1 and (iv) prior to the termination of this Agreement pursuant to this Section 11.1(e), Stratex shall have irrevocably paid to Harris the Termination Fee payable pursuant to Section 11.2(d) by wire transfer of immediately available funds.

      11.2.     Effect of Termination and Abandonment.
      (a) In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this ARTICLE XI, this Agreement (other than as set forth in Section 13.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers or other Representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement prior to such termination.
      (b) In the event that at any time after the date of this Agreement and prior to its termination a bona fide Acquisition Proposal (assuming, for this purpose only, that all references to “15%” in the definition of such term were changed to “a majority” (a “Covered Proposal”)) shall have been made to Stratex or any of its Subsidiaries or its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make a Covered Proposal with respect to Stratex or any of its Subsidiaries and thereafter this Agreement is terminated by either Harris or Stratex pursuant to Section 11.1(b) (unless (i) any of the conditions set forth in Section 10.1(e) or Section 10.3(other than Section 10.3(g)) shall not have been satisfied (or, in the case of any such condition to be satisfied at the Closing, capable of such satisfaction) at the time of such termination, or (ii) the only condition to Harris’ obligation to effect the Contribution Transaction which is not satisfied at the time of such termination (other than, in the case of any such conditions to be satisfied at the Closing, those that are capable of such satisfaction) is Section 10.2(f) and the events, conditions or circumstances which caused such condition not to be satisfied were not, directly or indirectly, within the control of Stratex or any of its Subsidiaries) or Section 11.1(b) or by Harris pursuant to Section 11.1(c) or Section 11.1(c), then (A) Stratex shall promptly, but in no event later than two days after being notified of such by Harris, reimburse Harris for all of the documented out-of-pocket expenses incurred by Harris in connection with this Agreement and the Transactions up to a maximum amount of $2 million by wire transfer of immediately available funds and (B) if Stratex (I) consummates any Covered Proposal with any Person within the twelve-month period immediately following the date on which this Agreement has been so terminated (the “Tail Period”) or (II) enters into a definitive agreement for any Covered Proposal with any Person during the Tail Period and (x) consummates any Covered Proposal with such Person within the twelve-month period immediately following the end of the Tail Period or (y) consummates any Covered Proposal with any other Person within the fifteen-month period immediately following the end of the Tail Period, then in each such case Stratex shall pay to Harris on or prior to such consummation of such Covered Proposal by wire transfer of immediately available funds a termination fee equal to $14.5 million (the “Termination Fee”) minus the aggregate amount of expenses previously reimbursed pursuant to clause (A) of this Section 11.2(b).
      (c) In the event that this Agreement is terminated by Harris pursuant to Section 11.1(c) or Section 11.1(c), then Stratex shall promptly, but in no event later than two days after the date of such termination, pay to Harris the Termination Fee by wire transfer of immediately available funds.
      (d) In the event that Stratex terminates this Agreement pursuant to Section 11.1(e), Stratex shall pay to Harris the Termination Fee by wire transfer of immediately available funds immediately prior to, and as a condition of, such termination.
      (e) Stratex acknowledges that the agreements contained in Section 11.2(b), Section 11.2(c) and Section 11.2(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Harris would not enter into this Agreement; accordingly, if Stratex fails to promptly pay any amounts due pursuant to Section 11.2(b), Section 11.2(c) or Section 11.2(d), and, in order to obtain such payment, Harris commences a suit that results in a judgment against Stratex for such amounts, Stratex shall pay to Harris its costs and expenses (including attorneys’ fees) in connection with such suit and any amounts payable by Stratex pursuant to this Section 11.2 which are not paid when due shall bear interest from the due date to the payment date at a rate per annum equal to 2% above the prime rate of Citibank, N.A. in effect on the date such amounts were due.
ARTICLE XII
Survival and Indemnification
      12.1.     No Survival of Representations and Warranties. The representations and warranties of Harris and Stratex contained in this Agreement or any certificate delivered in accordance with the terms of this Agreement shall not survive the Closing.
      12.2.     Indemnification by Newco. From and after the Closing Date, Newco shall indemnify and defend and hold Harris and its Subsidiaries, directors, officers, partners, employees, representatives and agents (collectively with Harris, the “Harris Indemnified Persons”) harmless from and against any and all Losses incurred by any Harris Indemnified Person (whether or not involving a third-party claim) arising out of or relating to (a) any breach by Newco or any of its Subsidiaries of any covenants of Newco contained in this Agreement to be performed by Newco or any of its Subsidiaries following the Closing (it being agreed that any action or inaction approved by the Board of Directors of Newco shall not be subject to indemnity under this Section 12.2 if a majority of the directors of Newco at the time of such action or inaction were Class B Directors (as such term is defined in the Investor Agreement), (b) any Assumed Liability, (c) any Liability arising out of or relating to the operation of the businesses or Properties or Liabilities of (i) Stratex prior to the Closing or (ii) Newco and/or any of its Subsidiaries on or after the Closing.
      12.3.     Indemnification by Harris. From and after the Closing Date, Harris shall indemnify and defend and hold Newco and its Subsidiaries, directors, officers, partners, employees, representatives and agents (collectively with Newco, the “Newco Indemnified Persons”) harmless from and against any and all Losses incurred by any Newco Indemnified Person (whether or not involving a third-party claim) arising out of or relating to (a) any breach by Harris or any of its Subsidiaries of any covenants of Harris contained in this Agreement to be performed by Harris or any of its Subsidiaries following the Closing or (b) any Excluded Asset or Excluded Liability.

      12.4.     Third Party Claims. If any claim or action by a third party is made in writing against a Harris Indemnified Person or a Newco Indemnified Person (each, an “Indemnified Party”) for which indemnification is provided under this Agreement and such Indemnified Party intends to seek such indemnity, then such Indemnified Party shall promptly notify the party from whom indemnification may be sought hereunder (the “Indemnifying Party”) in writing of such claim or action; provided, however, that any failure by such Indemnified Party to such give such notice promptly will not relieve the Indemnifying Party of any of its indemnification obligation hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure. In case any such action shall be brought against any Indemnified Party, the Indemnifying Party shall be entitled to participate therein or, at its election, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party under this ARTICLE XII for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (other than reasonable costs of investigation) unless the Indemnified Party shall have been advised by counsel that representation of the Indemnified Party by counsel provided by the Indemnifying Party would be inappropriate due to actual or potential conflicting interests between the Indemnified Party and the Indemnifying Party, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to Indemnifying Party; provided, however, that notwithstanding the foregoing the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar actions arising out of the same general allegations, be liable for the fees and expenses of more than one separate set of counsel at any time for all Indemnified Parties, except to the extent that local counsel, in addition to their regular counsel, is required in order to effectively defend against such action. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the Indemnified Party. No indemnification shall be available in respect of any settlement of any action or claim effected by an Indemnified Party without the prior written consent of the Indemnifying Party.
      12.5.     Tax and Insurance Adjustments. Any and all Losses for which indemnification is provided hereunder shall be (a) increased to take into account any net Taxes actually payable by the applicable Indemnified Parties attributable to the receipt of such payment (grossed up for such increase) and (b) reduced to take into account any net tax benefit actually realized by the applicable Indemnified Party as a result of incurring such Losses or any insurance proceeds actually recovered in respect of such Losses (net of any cost of recovery or increased premiums resulting therefrom) and each party agrees to use commercially reasonable efforts to recover all available insurance proceeds.
ARTICLE XIII
Miscellaneous and General
      13.1.     Survival. (a) This ARTICLE XIII, the agreements of Stratex, Harris and Newco, as applicable, contained in Section 3.1(b)(Excluded Assets), Section 3.7 (Nonassignability of Assets), Section 6.2 (Exchange of Certificates), Section 6.3 (Dissenters’ Rights), Section 6.4 (Treatment of Stratex Stock Plans), Section 9.5 (Tax Matters), Section 9.9 (Insurance Proceeds), Section 9.15 (Further Assurances), Section 9.17 (Expenses), Section 9.18(Indemnification; Directors’ and Officers’ Insurance) and ARTICLE XII(Survival and Indemnification) shall survive the consummation of the Contribution Transaction, the Merger and the other Transactions and all representations and warranties and other covenants and agreements in this Agreement shall not survive the consummation of the Contribution Transaction, the Merger. Harris agrees that a majority of the Class A Directors (as defined in the Investor

Agreement) shall have the sole and exclusive right to exercise and enforce any rights under this Agreement which Newco or any of its Subsidiaries are entitled to enforce against Harris after Closing.
      (b) This ARTICLE XIII, the agreements of Stratex and Harris contained in Section 9.17 (Expenses), Section 11.2 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement, and all other representations, warranties, covenants and agreements in this Agreement shall not survive the termination of this Agreement.
      13.2.     Modification or Amendment. Subject to applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented, and any provision hereof waived, only in a writing signed by the parties hereto.
      13.3.     Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Contribution Transaction or the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No failure or delay by any party to take any action with respect to a breach by another party of this Agreement or a default by another party hereunder shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any party of any breach or failure to comply with any provision of this Agreement by another party shall not be construed as, or constitute, a continuing wavier of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.
      13.4.     Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
      13.5.     GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
      (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER,

(III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.5.
      13.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail or by overnight courier, postage prepaid, or by facsimile:

if to Harris:

Harris Corporation
1025 West NASA Blvd.
Melbourne, FL 32919
Attn: Scott T. Mikuen
fax: (321) 727-9222

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
fax: (212) 558-3588
Attention: Duncan C. McCurrach

if to Stratex:

Stratex Networks, Inc.
120 Rose Orchard Way
San Jose, CA 95134
Attn: Juan Otero
fax: (408) 944-1770

with a copy to (which shall not constitute notice):

Bingham McCutchen LLP
1900 University Avenue
East Palo Alto, CA 94303
fax: (650) 849-4800
Attention: Bart Deamer
or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with a nationally recognized overnight courier, if sent by a nationally recognized overnight courier.
      13.7.     Entire Agreement. This Agreement (including any Exhibits and Schedules hereto), the Stratex Disclosure Letter, the Harris Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
      13.8.     No Third Party Beneficiaries. Except as provided in Section 9.18 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.

      13.9.     Obligations of Harris and of Stratex. Whenever this Agreement requires a Subsidiary of Harris to take any action, such requirement shall be deemed to include an undertaking on the part of Harris to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Stratex to take any action, such requirement shall be deemed to include an undertaking on the part of Stratex to cause such Subsidiary to take such action. Whenever this Agreement requires Newco to take any action prior to the Effective Time, unless otherwise specified in this Agreement, such requirement shall be deemed to include an undertaking on the part of Harris and Stratex to take the necessary actions to cause Newco to take such action.
      13.10.     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
      13.11.     Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
      (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
      (c) Each of Stratex and Harris has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of this Agreement is readily apparent on the face of the information disclosed in the disclosure letter to the Person to which such disclosure is being made. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “Stratex Material Adverse Effect,” “Harris Material Adverse Effect” or other similar terms in this Agreement.
      13.12.     Assignment. This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this Agreement is void.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

HARRIS CORPORATION

By	/s/ Howard L. Lance

Name:	Howard L. Lance
Title:	Chairman, President & Chief Executive Officer

STRATEX NETWORKS, INC.

By	/s/ Charles D. Kissner

Name:	Charles D. Kissner
Title:	Chairman
[Signature Page to the Formation, Contribution and Merger Agreement]

APPENDIX B
FORM OF VOTING AGREEMENT
September 5, 2006
[Name]
[Address]
Dear Mr. ●:
      This letter is to confirm our agreement regarding all of the shares of common stock, par value $0.01 per share (“Common Stock”), of STRATEX NETWORKS, INC., a Delaware corporation (“Stratex”), beneficially owned (as defined below) by you and your Affiliates as of the date of this letter agreement (the “Current Shares”) and all other shares of Common Stock as to which you or your Affiliates may hereafter acquire beneficial ownership after the date of this letter agreement (“New Shares” and, collectively with the Current Shares, the “Subject Shares”), which agreement was required to induce HARRIS CORPORATION, a Delaware corporation (“Harris”), to enter into the Formation, Contribution and Merger Agreement, dated the date hereof (the “Formation Agreement”), among Stratex and Harris. As used in this letter agreement, “beneficial ownership” shall have the meaning set forth in Rule 13d-3 and Rule 13d-5 under the Exchange Act; provided, however, that notwithstanding the foregoing no shares of Common Stock issuable upon exercise of outstanding options issued by Stratex shall be deemed to be beneficially owned for any purpose of this letter agreement unless, until and only to the extent that such shares are acquired upon any such exercise and nothing in this letter agreement shall be deemed to require any such exercise. Capitalized terms used but not defined herein which are defined in the Formation Agreement shall have the meanings ascribed to them in the Formation Agreement; provided, however, that notwithstanding the foregoing neither Stratex nor any of its other officers, directors or Subsidiaries shall be deemed to be your Affiliate.
      Subject to the terms and conditions hereof, you hereby agree (i) to vote or cause to be voted all of the Subject Shares in favor of the adoption of the Formation Agreement and approval of the Merger at the Stratex Stockholder Meeting (including any adjournment or postponement thereof), (ii) to vote or cause to be voted all of Subject Shares against any Acquisition Proposal other than the Merger, or any other matters which could reasonably be expected to impede, interfere with, delay or adversely affect the consummation of the Merger or the other transactions contemplated by the Formation Agreement, (iii) to comply with all restrictions and obligations imposed on Stratex’s Representatives by Section 9.1 of the Formation Agreement and (iv) not to sell, transfer, assign, pledge, encumber or dispose of, or grant a proxy or enter into a voting agreement or trust or similar arrangement with respect to, any of the Subject Shares (other than pursuant to this letter agreement or to Harris or any of its Subsidiaries). In furtherance of your voting agreement in clauses (i) and (ii) of the preceding sentence, you hereby revoke any and all previous proxies with respect to any of the Subject Shares and grant to Harris and such individuals or corporations as Harris may designate an irrevocable proxy to vote all of the Subject Shares beneficially owned by you or any of your Affiliates in accordance with such clause. You hereby acknowledge that the proxy granted by the foregoing is coupled with an interest and is irrevocable. In addition, you hereby agree to execute such additional documents as Harris may reasonably request to effectuate its proxy and voting rights under this paragraph. You hereby agree to notify Stratex’s transfer agent for the Common Stock of the limitations on transfer imposed by this letter agreement.
      You hereby represent and warrant that (i) you and/or your Affiliates are the sole record and beneficial owner of the Current Shares and will be the sole and record beneficial owner of all New Shares from and after the date you and/or your Affiliates acquire beneficial ownership thereof (with respect to each New Share, its “Acquisition Date”) , (ii) you and your Affiliates have the sole and full right, power and authority to vote all of the Current Shares and will have the sole and full right, power and authority to vote all of the New Shares from and after their respective Acquisition Dates, (iii) you have full power and authority to, and will, cause each of your Affiliates who beneficially owns any Subject Shares to comply with this letter agreement, (iv) you have full power and authority to execute, deliver and perform your obligations under this letter agreement and to consummate the transactions contemplated hereby, (iv) this letter agreement has been duly executed and delivered by you and constitutes a valid and legally binding obligation of you, enforceable against you in accordance with its terms subject only to the Bankruptcy and Equity Exception, and (v) neither the execution, delivery or performance by you of this letter agreement nor the consummation by you or your Affiliates of the transactions contemplated hereby will constitute a violation of, or conflict with, or default under, any applicable Law or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which you or any of your Affiliates are a party or by which you or any such Affiliate or the Subject Shares are bound.
      We each hereby agree that you are not making any agreement or understanding herein in any capacity other than in your capacity as a stockholder of Stratex. Nothing contained in this letter agreement shall restrict you from taking any actions as an officer or director of Stratex if the failure to take such action would result in a breach of your fiduciary duties to the stockholders of Stratex.
      This letter agreement will terminate, and all rights and obligations of the parties hereunder shall terminate, concurrently with consummation of the Merger or the termination of the Formation Agreement in accordance with its terms. No such termination shall relieve any party from liability for any willful breach of this letter agreement.
      Each party shall be entitled, without prejudice to the rights and remedies otherwise available to such party, to specific performance of all of the other party’s obligations hereunder. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof. No party shall be required to pay or reimburse any expenses incurred by any other party in connection with the execution, delivery or performance of this letter agreement.
      This letter agreement (i) is not intended to, and does not, confer upon any person or entity other than the parties who are signatories hereto any rights or remedies hereunder, (ii) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (iii) may be executed in any number of counterparts, each of which shall be deemed to be an original. No provision of this letter agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto or, in the case of a waiver, by the waiving party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
      If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
      GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this letter agreement and of the documents referred to in this letter agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in notice provisions of this letter agreement or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
      EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH AND THE IMMEDIATELY PRECEDING PARAGRAPH.
      Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail or by overnight courier, postage prepaid, or by facsimile:

if to Harris:

Harris Corporation 1025 West NASA Blvd. Melbourne, FL 32919 Attn: Scott T. Mikuen fax: (321) 727-9222

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 fax: (212) 558-3588 Attention: Duncan C. McCurrach

if to Stratex:

Stratex Networks, Inc. 120 Rose Orchard Way San Jose, CA 95134 Attn: General Counsel fax: (408) 944-1770

with a copy to (which shall not constitute notice):

Bingham McCutchen LLP 1900 University Avenue East Palo Alto, CA 94303 fax: (650) 849-4800 Attention: Bart Deamer
or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.
      Each party hereby acknowledges and agrees that because the obligations undertaken by them hereunder are unique and the breach of any such obligations would cause irreparable harm and significant injury that would be difficult to ascertain and would not be adequately compensable by damages alone, each party will have the right to enforce such provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies the enforcing party may have.
      No party may assign this letter agreement or any rights, benefits, obligations or remedies hereunder without the prior written consent of the other party hereto.
      This letter agreement has been negotiated by the parties and their respective counsel in good faith and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party. Time shall be of the essence of this letter agreement.
      If the foregoing correctly sets forth our agreement, please sign both copies of this letter agreement in the space provided below and return one copy to us, whereupon this letter agreement will constitute a binding agreement among us.

Sincerely,

HARRIS CORPORATION

By:

Name:
Title:
Acknowledged and agreed as of the date first written above:

By:

Name:

APPENDIX C
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HARRIS STRATEX NETWORKS, INC.
      Harris Stratex Networks, Inc. (the “Corporation”), a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware (“DGCL”) hereby certifies as follows:

(1) The name of the Corporation is Harris Stratex Networks, Inc.

(2) The original certificate of incorporation of the Corporation was filed with the Secretary of State of Delaware on October 5, 2006.

(3) This amended and restated certificate of incorporation which restates, integrates and amends the Corporation’s certificate of incorporation, as heretofore amended or supplemented, has been duly adopted by the board of directors of the Corporation (the “Board”) and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL, and has been duly executed by an officer of the Corporation and filed in accordance with Section 103 of the DGCL.

(4) The text of the certificate of incorporation of the Corporation as restated, integrated and amended (the “Amended and Restated Certificate of Incorporation”) shall read, in its entirety, as follows:
ARTICLE I
Name
      The name of the Corporation is Harris Stratex Networks, Inc.
ARTICLE II
Registered Agent
      The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Corporation.
ARTICLE III
Purpose
      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
Capitalization
      The total number of shares of all classes that this Corporation is authorized to issue is 450,000,000 shares, of which (i) 50,000,000 shares shall be designated as preferred stock, par value $0.01 per share (the “Preferred Stock”), (ii) 300,000,000 shares shall be designated as Class A common stock, par value $0.01 per share (“Class A Common Stock”), and (iii) 100,000,000 shares shall be designated as Class B common stock, par value $0.01 per share (“Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”).

      Except for issuances expressly provided for in this Amended and Restated Certificate of Incorporation, the Corporation shall not issue any shares of Class B Common Stock or any securities or other rights convertible into, or exercisable or exchangeable for, Class B Common Stock without the prior approval of the holders of a majority of the shares of Class B Common Stock outstanding prior to such issuance (each such issuance requiring such prior approval is hereinafter referred to as an “Additional Class B Issuance”).
      Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the Class A Common Stock and Class B Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.
      (a)     Voting. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by law, the Common Stock shall vote together as a single class on all matters presented to the stockholders, with each holder of Common Stock being entitled to one vote for each share of Common Stock held of record by such holder on such matters; provided, however, that notwithstanding the foregoing as long as any shares of Class B Common Stock are outstanding (i) the holders of the Class B Common Stock shall have the sole and exclusive right to elect or remove the Class B Directors (as defined below) and no holder of any other class of capital stock of the Corporation shall have any voting rights with respect to such matters and (ii) the Corporation shall not, without the prior approval of the holders of a majority of the outstanding Class B Common Stock voting separately as a class: (A) amend, alter or repeal (including by merger or otherwise) any provision of this Amended and Restated Certificate of Incorporation so as to adversely affect the rights, preferences, privileges or protections of the Class B Common Stock, (B) effect or agree to effect any Additional Class B Issuance or (C) take any other action upon which a separate class vote of the Class B Common Stock shall be required by law.
      (b)     Dividends. Subject to the rights of the holders of any series of Preferred Stock, holders of the Common Stock shall be entitled to receive such dividends and distributions (whether payable in cash or otherwise) as may be declared on the Common Stock by the Board from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that the Board shall declare no dividend or distribution, and no dividend or distribution shall be paid, with respect to any outstanding share of Class A Common Stock or Class B Common Stock, whether in cash or otherwise (including any dividend in shares of Class A Common Stock on or with respect to shares of Class A Common Stock or any dividend in shares of Class B Common Stock on or with respect to shares of Class B Common Stock (collectively, “Stock Dividends”)), unless the same dividend or distribution is simultaneously declared or paid, as applicable, with respect to each outstanding share of Class A Common Stock and Class B Common Stock. If a Stock Dividend is declared or paid with respect to one class of Common Stock, then a Stock Dividend shall likewise be declared or paid with respect to the other class of Common Stock and shall consist of the number of shares of such other class which bears the same relationship to the total number of shares of such other class outstanding immediately prior to the payment of such Stock Dividends as the number of shares to be issued in the Stock Dividend with respect to the first referenced class of Common Stock bears to the total number of shares of such first referenced class outstanding immediately prior to the payment of such Stock Dividends. Stock Dividends with respect to Class A Common Stock may be paid only with shares of Class A Common Stock. Stock Dividends with respect to Class B Common Stock may be paid only with shares of Class B Common Stock.
      (c)     Subdivisions, Combinations and Mergers. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of either class of Common Stock, the outstanding shares of the other class of Common Stock shall likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share. In the event of any merger, statutory share exchange, consolidation or similar form of corporate transaction involving the Corporation (whether or not the Corporation is the surviving entity), the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive the same per share consideration, if any.
      (d)     Rights on Liquidation. Subject to the rights of the holders of any series of Preferred Stock, in the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary), the assets of the Corporation available for distribution to stockholders shall be distributed in equal amounts per share to the holders of Class A Common Stock and the holders of Class B Common Stock, as if such classes constituted a single class. For purposes of this paragraph, a merger, statutory share exchange, consolidation or similar corporate transaction involving the Corporation (whether or not the Corporation is the surviving entity), or the sale, transfer or lease by the Corporation of all or substantially all its assets, shall not constitute or be deemed a liquidation, dissolution or winding-up of the Corporation.
      (e)     Exchange. At any time or from time to time, any holder of Class B Common Stock may exchange (i) any outstanding shares of Class A Common Stock held by such holder for an equal number of shares of Class B Common Stock or (ii) any outstanding shares of Class B Common Stock for an equal number of shares of Class A Common Stock, in each case by surrendering the certificates, if any, for such shares together with written notice duly signed by such holder requesting such exchange and accompanied by all payments required for documentary, stamp or similar issue or transfer taxes payable in connection with such exchange or evidence reasonably satisfactory to the Corporation that all such taxes have been paid. To the extent permitted by law, such exchange shall be deemed to have been effected at the close of business on the date of such surrender.
      (f)     Automatic Conversion. Each outstanding share of Class B Common Stock shall convert into one outstanding share of Class A Common Stock automatically and without any further action by the Corporation or any other Person: (i) at the first time the holders of all of the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast less than 10% of the Total Voting Power (as defined below) and (ii) if such Class B Common Stock is transferred by a holder to any Person who is not an Affiliate (as defined below) of such holder or a Nominee (as defined below) of such holder or one of its Affiliates; provided, however, that notwithstanding the foregoing no such conversion shall occur pursuant to this clause (ii) if such transfer is part of a transfer by such holder and its Affiliates of all of the shares of Class B Common Stock then owned by them (either directly or through a Nominee) to any other Person or to any other Person and its Affiliates. From and after any such conversion, each certificate, if any, formerly representing shares of Class B Common Stock shall represent the same number of shares of Class A Common Stock and upon surrender of such certificate to the Corporation the holder of such certificate shall be entitled to receive a new certificate or book-entry interest representing such number of shares of Class A Common Stock. Immediately upon any such conversion of any shares of Class B Common Stock into shares of Class A Common Stock, the rights of the holders of such shares of Class B Common Stock as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Class A Common Stock into which such shares of Class B Common Stock were converted; provided, however, that notwithstanding the foregoing such holders shall be entitled to receive when paid any dividends or other distributions declared on such shares of Class B Common Stock with a record date preceding the time of such conversion and which have not yet been paid as of the time of such conversion subject to the following sentence. Upon any such conversion of any shares of Class B Common Stock into shares of Class A Common Stock, any dividend or other distribution declared on such shares of Class B Common Stock with a record date or payment date after the time of such conversion shall be deemed to have been declared, and shall be payable, with respect to the shares of Class A Common Stock into which such shares of Class B Common Stock shall have been so converted and any such dividend payable in shares of Class B Common Stock shall be deemed to have been declared, and shall be payable, in shares of Class A Common Stock.
      (g) Reservation of Shares. The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, such number of shares of Class A Common Stock as would become issuable upon conversion of all shares of Class B Common Stock then outstanding.

      (h) Certain Definitions. In this Amended and Restated Certificate of Incorporation, any reference herein to any law, rule or regulation shall be deemed to be a reference to any successor or replacement law, rule or regulation and the following terms shall have the meanings assigned to them below:

(i) “Affiliate” shall have the meaning assigned to such term by Rule 405 under the Securities Act of 1933, as amended.

(ii) “Director” means any member of the Board.

(iii) “Class A Director” means any Director other than a Class B Director.

(iv) “Class B Director” means any Director who is elected by a separate class vote of the Class B Common Stock or who was appointed to fill a vacancy in respect of any Director so elected.

(v) “Nominee” means, with respect to any Person, any nominee, custodian or other Person who holds shares of Common Stock for such Person without investment discretion.

(vi) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, government entity or other entity of any kind or nature.

(vii) “Subsidiary” means, with respect to any Person, (A) any corporation of which such Person, any of its Subsidiaries or any combination of the foregoing own, directly or indirectly, outstanding capital stock or other securities of such corporation which are collectively entitled to cast a majority of all the votes entitled to be cast by all the holders of all classes of capital stock or other securities of such corporation which are entitled to vote generally in the election of directors of such corporation or (B) any Person other than a corporation in which such Person, any of its other Subsidiaries or any combination thereof has, directly or indirectly, majority economic ownership or the power to direct or cause the direction of the policies, management and affairs thereof; provided, however, that notwithstanding the foregoing neither the Corporation nor any of its Subsidiaries shall be deemed to be a Subsidiary of any holder of Class B Common Stock or any other Subsidiary of such holder.

(viii) “Total Voting Power” means, at any time, the total number of votes then entitled to be cast generally in the election of the Class A Directors by all the holders of Voting Securities.

(ix) “Voting Securities” means, at any time, all classes of capital stock or other securities of the Corporation then outstanding and entitled to vote generally in the election of the Class A Directors (which includes the Class B Common Stock).
      (i) Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time by the Board, and the Board is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(i) the distinctive serial designation of such series which shall distinguish it from other series;

(ii) the number of shares included in such series;

(iii) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(iv) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(v) the amount or amounts which shall be payable out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(vi) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(vii) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchases, in whole or in part, pursuant to such obligation;

(viii) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon happening of a specified event or events, into shares of any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

(ix) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.
      Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of the Section 242(b)(2) of the DGCL.
ARTICLE V
Section 203 of the DGCL
      The Corporation hereby elects not to be governed by Section 203 of the DGCL until the first time (the “Section 203 Time”) on which the holders of all the outstanding shares of Class B Common Stock (assuming that all of the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock are so exchanged) are collectively entitled to cast less than 15% of the Total Voting Power. At the Section 203 Time, Section 203 of the DGCL shall begin to apply prospectively to the Corporation, but no Person shall be deemed to be an “interested stockholder” (as such term is defined in Section 203 of the DGCL) solely because such Person became an interested stockholder prior to the Section 203 Time.
ARTICLE VI
Class B Directors
      The number of Directors of the Corporation shall be fixed from time to time pursuant to the amended and restated bylaws of the Corporation, as may be further amended from time to time (the “Bylaws”); provided, however, that notwithstanding the foregoing or anything in the Bylaws to the contrary:

(a) At all times when the holders of all the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast a majority of the Total Voting Power: (i) the Board shall be comprised of nine Directors, (ii) the Class B Common Stock shall be entitled, voting separately as a class, to elect five of such Directors to serve as Class B Directors, (iii) the quorum for action by the Board shall be a majority of the Board, which majority shall include at least four Class B Directors, and (iv) the remaining four Directors will be Class A Directors nominated by a nominating committee consisting solely of the Class A Directors then in office (the “Nominating Committee”) and elected by the holders of the Common Stock, voting together as a single class; provided, however, that at all times when Rule 4350(d)(2)(A) of the NASDAQ Rules applies to the Corporation a sufficient number of the Class A Directors must satisfy the requirements of that Rule with respect to the Corporation so that, together with any Class B Directors which may also satisfy such requirements with respect to the Corporation, there are enough Directors to constitute an audit committee of the Board which complies with the requirements of Rule 4350(d) of the NASDAQ Rules. As used herein, “NASDAQ Rules” means the rules promulgated by The Nasdaq Stock Market, Inc. which apply to issuers whose common stock is listed on the Nasdaq Global Market.

(b) At all times when the holders of all of the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast a percentage of the Total Voting Power (the “Voting Percentage”) which is less than a majority but equal to or greater than 10% of the Total Voting Power: (i) the Class B Common Stock shall be entitled, voting separately as a class, to elect a number of Class B Directors which represents the Voting Percentage of the total number of Directors then comprising the entire Board (rounded down to the next whole number of Directors), and (ii) the remaining Directors will be Class A Directors nominated by the Nominating Committee (the composition of which shall comply with the requirements of Rule 4350(c)(4) of the NASDAQ Rules) and elected by the holders of the Common Stock, voting together as a single class; provided, however, that at all times when such rules apply to the Corporation a sufficient number of the Class A Directors must (A) qualify as an Independent Director with respect to the Corporation as such term is defined in Rule 4200(15) of the NASDAQ Rules so that Board complies with Rule 4350(c)(1) of the NASD Rules and (B) satisfy the requirements of Rule 4350(d)(2)(A) of the NASDAQ Rules with respect to the Corporation so that, together with any Class B Directors which may also satisfy such requirements with respect to the Corporation, there are enough Directors to constitute an audit committee which complies with the requirements of Rule 4350(d) of the NASDAQ Rules.

(c) The holders of the Class B Common Stock, voting separately as a class, shall have the sole right to remove the Class B Directors with or without cause at any time and for any reason and the sole right to appoint successor Directors to fill any vacancies on the Board caused by any such removals. The holders of the Class A Common Stock, voting separately as a class, shall have the sole right to remove the Class A Directors without cause and the sole right to appoint successor Directors to fill any vacancies on the Board caused by any such removals. The holders of the Common Stock, voting together as a single class, shall have the sole right to remove the Class A Directors for cause and the sole right to appoint successor Directors to fill any vacancies on the Board caused by any such removals. Any vacancy created by any resignation, death or incapacity of any Class B Director shall be filled by the remaining Class B Directors then in office or, if there are none, by the holders of the Class B Common Stock, voting separately as a class. Any vacancy created by the resignation, death or incapacity of any Class A Director shall be filled by the remaining Class A Directors then in office or, if there are none, by the holders of the Class A Common Stock, voting separately as a class.

      Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, if any transaction or transactions occur which entitle the holders of Class B Common Stock to preemptive rights under Article VIII hereof, then no determination of the percentage of the Total Voting Power collectively entitled to be cast by the holders of all of the outstanding Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) shall be made for any purpose of this Amended and Restated Certificate of Incorporation until after the exercise or expiration of all such preemptive rights in respect of all such transactions by such holders.

ARTICLE VII
Corporate Opportunities
      Nothing in this Article VII will impair the Corporation’s ability to enter into contractual arrangements with a stockholder of the Corporation which restrict the stockholder from engaging in activities otherwise allowed by this Article and the following provisions shall be subject to the terms of any such contractual arrangements. The provisions of this Article VII shall be effective to the maximum extent permitted by Law and are not intended to be enforceable to any further extent.
      Except as expressly provided in the proviso to the last sentence of this Article VII, each holder of Class B Common Stock shall have the right to, and none of such holders shall have any fiduciary duty or other obligation to the Corporation, any of its Subsidiaries or any stockholder of any of the foregoing not to, take any of the following actions:

(a) engage in the same or similar activities or lines of business as the Corporation or any Subsidiary or develop or market any products or services that compete, directly or indirectly, with those of the Corporation or any of its Subsidiaries;

(b) invest or own any interest in, or develop a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Corporation or any of its Subsidiaries;

(c) do business with any client or customer of the Corporation or any of its Subsidiaries;

(d) employ or otherwise engage any former officer or employee of the Corporation or any of its Subsidiaries.
      No holder of Class B Common Stock nor any of its Affiliates nor any officer, director, employee or former employee of any such holder or Affiliate that is not currently an employee of the Corporation or any of its Subsidiaries (including any Class B Directors) shall have any obligation, or be liable, to the Corporation, any of its Subsidiaries or any stockholder of any of the foregoing for or arising out of the conduct described in the immediately preceding paragraph or the exercise of any rights under the Formation, Contribution and Merger Agreement, dated as of September 5, 2006, between Harris Corporation and Stratex Networks, Inc. or any other agreement attached thereto as an exhibit or contemplated thereby and none of them shall be deemed to have acted (i) in bad faith, (ii) in a manner inconsistent with the best interests of the Corporation, any of its Subsidiaries or any of their shareholders or (iii) in a manner inconsistent with, or opposed to, any fiduciary duty owed by them to the Corporation, any of its Subsidiaries or any of their stockholders by reason of any such conduct or exercise of such rights or any of their participation therein.
      If any holder of Class B Common Stock, any Subsidiary of such holder or any director, officer or employee of such holder or any of such Subsidiaries, including any such individuals who are also directors, officers or employees of the Corporation or any of its Subsidiaries, (collectively, the “Class B Entities”) acquires knowledge of a potential opportunity, transaction or matter which may be a corporate opportunity for both a Class B Entity, on the one hand, and the Corporation or any of its Subsidiaries, on the other hand, (each, a “Corporate Opportunity”), then each Class B Entity shall have the right to, and none of them shall have any fiduciary duty or other obligation not to, pursue such Corporate Opportunity for itself or direct such Corporate Opportunity to any of its Affiliates or any third party and none of the Class B Entities (i) shall have any duty to communicate, offer or present such corporate opportunity to the Corporation, any of its Subsidiaries or any director, officer or employee of any of the foregoing, (ii) shall have any liability to the Corporation, any of its Subsidiaries or any of their stockholders for breach of any fiduciary duty or other duty as a stockholder, director, officer or employee of the Corporation or any of its Subsidiaries or otherwise, (iii) shall be deemed to have acted (x) in bad faith, (y) in a manner inconsistent with the best interests of the Corporation, any of its Subsidiaries or any of their stockholders or (z) in a manner inconsistent with, or opposed to, any fiduciary duty or other duty owed by them to the Corporation, any of its Subsidiaries or any of their stockholders, in each case by reason of the fact that any

Class B Entity pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to any of its Affiliates or any third party, or does not communicate information regarding such Corporate Opportunity to the Corporation or any of its Subsidiaries, directors, officers or employees; provided, however, that notwithstanding anything in this Article VII to the contrary a Corporate Opportunity offered to an individual who is a director or officer of both the Corporation and the holder of Class B Common Stock shall belong to the Corporation if such Corporate Opportunity is expressly offered to such individual in writing solely in his or her capacity as a director or officer of the Corporation.
      Neither the alteration, amendment or repeal of this Article VII nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII nor the conversion or exchange of Class B Common Stock shall eliminate or reduce the effect of this Article VII in respect of any Corporate Opportunity any Class B Entity began pursuing, any matter occurring or any cause of action, suit or claim that, absent this Article VII, would have accrued or arisen prior to such alteration, amendment, repeal, adoption, conversion or exchange.
ARTICLE VIII
Preemptive Rights
      If the Corporation proposes to issue (a “Proposed Issuance”) any capital stock of the Corporation or any securities convertible into, or exercisable or exchangeable for, such capital stock (collectively, the “Offered Securities”) at any time when the holders of all the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast a majority of the Total Voting Power, the Corporation shall give written notice of the Proposed Issuance to the holders of Class B Common Stock (the “Offer Notice”) at least 30 days prior to such issuance. Such notice shall describe all the material terms and conditions of such Proposed Issuance. Each holder of Class B Common Stock shall have the right to acquire at the same price and on the same terms and conditions, an additional amount of the Offered Securities so that the percentage of the outstanding Common Stock and Total Voting Power then owned by such holder shall not change as a result of such acquisition and Proposed Issuance; provided, however, that notwithstanding the foregoing (i) such holder may elect to acquire a lesser number of additional Offered Securities as it may determine in its sole discretion and (ii) if the Offered Securities are, or are convertible into or exercisable or exchangeable for, Class A Common Stock, then in lieu thereof such holder shall be entitled to purchase Class B Common Stock or Offered Securities convertible into or exercisable or exchangeable for Class B Common Stock, as applicable. If any holder of Class B Common Stock fails to accept such offer by written notice received by the Corporation within fifteen (15) days following the date on which such holder received the Offer Notice, the Proposed Issuance may be consummated free and clear of the preemptive right granted to the holders of Class B Common Stock under this Article VIII. Notwithstanding the foregoing, if the purchase price for any Proposed Issuance is to be paid in whole or in part other than in cash, then the holders of Class B Common Stock may pay the purchase price in cash in an amount per Offered Security equal to the fair market value of the aggregate non-cash consideration so payable, as reasonably determined in good faith by the Board, divided by the total number of Offered Securities to be issued without giving effect to the preemptive right granted by this Article VIII.
      Notwithstanding the foregoing, the preemptive right granted by this Article VIII shall not apply to any Proposed Issuance pursuant to any stock option, restricted stock or employee benefit plan of the Corporation; provided, however, at the end of each month the Corporation shall give the holders of Class B Common Stock written notice of all such Proposed Issuances during such month (the “Monthly Offer Notice”) and each holder of Class B Common Stock shall have the right, exercisable by delivering written notice to the Corporation (each, a “Monthly Exercise Notice”) within fifteen days after the date on which such holder received the Monthly Offer Notice, to purchase for cash a sufficient number of shares of Class B Common Stock so that the percentage of the outstanding Common Stock and Total Voting Power then owned by such holder shall not change as a result of such acquisition and Proposed

Issuances; provided, however, that such holder may elect to acquire a lesser number of such shares of Class B Common Stock as it may determine it its sole discretion. The per share purchase price for any purchase of Class B Common Stock pursuant to a Monthly Exercise Notice shall be (i) if the Class A Common Stock is then listed on a national securities exchange or quoted on an automated inter-dealer quotation system, the closing price of the Class A Common Stock on the trading day immediately preceding the date on which the Corporation received the Monthly Exercise Notice or (ii) in all other cases, the fair market value of one share of Class A Common Stock as determined in good faith by the Board.
ARTICLE IX
Limitation of Liability
      A Director shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of Directors to the Corporation or its stockholders, then without any further action by any Person such liability shall be so limited or eliminated to the fullest extent permitted by the DGCL as so amended. No adoption, amendment, modification or repeal of this Article IX or any other provision of this Amended and Restated Certificate of Incorporation shall adversely affect any right or protection of a Director existing at the time of such adoption, amendment, modification or repeal with respect to acts or omissions occurring prior to such time.
ARTICLE X
Bylaws
      In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, repeal, alter, amend and rescind from time to time any or all of the Bylaws of the Corporation.
ARTICLE XI
Amendment of Amended and Restated Certificate of Incorporation
      This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

      IN WITNESS WHEREOF, I have signed this Amended and Restated Certificate of Incorporation this           day of                     , 2006.

[NAME]

APPENDIX D
AMENDED AND RESTATED BYLAWS OF
HARRIS STRATEX NETWORKS, INC.
ARTICLE I
Offices
      Section 1. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.
      Section 2. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE II
Stockholders
      Section 1. All meetings of the stockholders for the election of directors shall be held at such place as may be fixed from time to time by the Board of Directors, or at such other place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.
      Section 2. Annual meetings of stockholders shall be held on the third Monday in October, if not a legal holiday and, if a legal holiday, then on the next succeeding business day following, at the same hour and place, or at such other date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which they shall elect by a plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting.
      Section 3. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.
      Section 4. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
      Section 5. Special meetings of stockholders shall be called by the president or secretary at the request in writing of a majority of the Board of Directors or upon written application of one or more stockholders who hold at least twenty percent (20%) of the total voting power of all the capital stock entitled to vote at such meeting. Such request of the Board of Directors or written application of the stockholders shall state the purpose or purposes of the proposed special meeting. The place, date and time of any special meeting shall be determined by the Board of Directors. Such determination shall include the record date for determining the stockholders having the right to notice of and to vote at such meeting.

      Section 6. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting.
      Section 7. Only such business shall be conducted at a special meeting as shall have been stated in the written notice of the meeting as the purpose or purposes for the meeting.
      Section 8. The holders of capital stock entitled to cast a majority of the voting power of all the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
      Section 9. In all matters other than the election of directors, the affirmative vote by the holders of capital stock entitled to cast a majority of the voting power of all the capital stock present in person or represented by proxy at any meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which, by express provision of any statute or of the certificate of incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.
      Section 10. Unless otherwise provided in the certificate of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.
      Section 11. Unless otherwise provided in the certificate of incorporation, and subject to the provisions of Article II, Section 12 of these amended and restated bylaws (these “Bylaws”), any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
      Section 12. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting pursuant to Article II, Section 11 of these Bylaws, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within such ten (10) day period, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of stockholders’ meetings are recorded, to the attention of the secretary of the corporation. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.
      Section 13. At any annual meeting of the stockholders, only such business shall be conducted as shall be properly before the meeting. To be properly before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal place of business of the corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.(1) A stockholder’s written notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address as they appear on the corporation’s books of the stockholder proposing such business, (c) the class and number of shares of the corporation which are beneficially owned by such stockholder, and (d) any material interest of such stockholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting unless properly brought before such meeting in accordance with the procedures set forth in this Section 13. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 13 and if it shall be so determined, the chairman of the meeting shall so declare this to the meeting and such business not properly brought before the meeting shall not be transacted.
      Section 14. Only persons who are nominated in accordance with the procedures set forth in this Section 14 shall be eligible for election by the stockholders as Class A Directors (as defined in the certificate of incorporation). Nominations of persons for election as Class A Directors may be made at a meeting of stockholders by or at the direction of the Class A Directors (as defined in the certificate of incorporation) or by any stockholder of the corporation (other than a stockholder who holds Class B Common Stock of the corporation) entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 14. Such nominations, other than those made by or at the direction of the Class A Directors, shall be made pursuant to timely notice in writing to the secretary. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal place of business of the corporation not less than sixty (60) nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not less than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of such person, (ii) the

      (1) It shall be necessary for the corporation to determine the date of each annual meeting at least 70 days in advance thereof and make a public disclosure of such date and of the provisions of Article II, Section 13 of these Bylaws.

principal occupation or employment of such person, (iii) the class and number of shares of the corporation which are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the corporation’s books of such stockholder, (ii) the class and number of shares of the corporation which are beneficially owned by such stockholder, and (iii) any material relationship of the stockholder to the person the stockholder proposes to nominate. At the request of the Board of Directors any person nominated by the Board of Directors for election as a director shall furnish to the secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a Class A Director unless nominated in accordance with the procedures set forth in this Section 14. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the provisions of this Section 14 and if it shall be so determined, the chairman shall so declare this to the meeting and the defective nomination shall be disregarded.
ARTICLE III
Directors
      Section 1.     Subject to any requirements in the certificate of incorporation, the number of directors that shall constitute the whole Board of Directors shall be fixed by resolution of the Board of Directors but in no event shall be less than six (6). The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his or her successor is elected and qualified. Directors need not be stockholders, but shall not be older than 75 years of age on the date of their election or appointment to be eligible to serve as a director unless otherwise specifically approved by resolution passed by the directors then in office or by the sole remaining director.
      Section 2.     Except as otherwise provided in the certificate of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having a right to vote as a single class may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, unless sooner removed. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board of Directors (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total voting power of all the outstanding capital stock entitled to vote generally in the election of such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.
      Section 3.     The business of the corporation shall be managed by or under the direction of its Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.
      Section 4.     The Board of Directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.
      Section 5.     The first meeting of each newly elected Board of Directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected Board of Directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.
      Section 6.     Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.
      Section 7.     Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the president, any vice-president, the secretary or any two (2) directors on four (4) days’ notice to each director by mail or two (2) days’ notice to each director either personally or by telephone or electronic communication (e.g., electronic mail or similar means of communication).
      Section 8.     Subject to any requirements in the certificate of incorporation, at all meetings of the Board of Directors, one-third (1/3) of the authorized number of directors, or two (2), whichever is greater, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the certificate of incorporation or by Article III, Section 9 of these Bylaws. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time without notice other than announcement at the meeting, until a quorum shall be present.
      Section 9.     Unless otherwise restricted by the certificate of incorporation or these Bylaws, any action required or permitted to be taken (i) at any meeting of the Board of Directors or of any committee thereof or (ii) by the Class B Directors (as defined in the certificate of incorporation) may be taken without a meeting if all members of the Board of Directors or committee thereof or all Class B Directors, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee thereof.
      Section 10.     Unless otherwise restricted by the certificate of incorporation or these Bylaws, members of the Board of Directors or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee thereof, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
      Section 11.     The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee.
      In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
      Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it, but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the Bylaws of the corporation, and, unless the resolution or the certificate of incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.
      Section 12.     Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.
      Section 13.     Unless otherwise restricted by the certificate of incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.
      Section 14.     Unless otherwise provided in the certificate of incorporation or these Bylaws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.
      Section 15.     The Board of Directors shall appoint two (2) observers of the Board of Directors, each of whom shall be an officer or employee of the corporation. Such observers shall have the right to (i) receive notice of all meetings of the Board of Directors (other than any meeting or portion thereof where employees of the corporation are intentionally excluded), (ii) attend (in the same manner as the members of the Board of Directors whether in person or otherwise) all meetings of the Board of Directors (other than any meeting or portion thereof where employees of the corporation are intentionally excluded) as an observer with no right to vote on any matter at such meeting and (iii) receive copies of all materials provided by the corporation at, or in anticipation of, a meeting of the Board of Directors (but only to the extent such observer is permitted to attend such meeting, or portion of such meeting, under this Section 15) at the same time and in the same manner that the members of the Board of Directors receive such items. The Board of Directors may remove any such observer, with or without cause at any time, and, following such removal, may appoint (but in no case is required to so appoint), subject to this Section 15, another individual to replace such observer.
ARTICLE IV
Notices
      Section 1.     Whenever, under the provisions of statutes or of the certificate of incorporation or of these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telephone or electronic communication (e.g., electronic mail or similar means of communication).
      Section 2.     Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.
ARTICLE V
Officers
      Section 1.     The officers of the corporation shall be chosen by the Board of Directors and shall be a Chairman of the Board, a president, one or more vice-presidents, a secretary and a chief financial officer. The Board of Directors may elect from among its members a Vice Chairman of the Board and may also choose one or more assistant secretaries and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation or these Bylaws otherwise provide.
      Section 2.     The Board of Directors at its first meeting after each annual meeting of stockholders shall choose the officers of the corporation.
      Section 3.     The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.
      Section 4.     The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.
      Section 5.     The officers of the corporation shall hold office until their successors are duly elected and qualified. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.
      Section 6.     The Chairman of the Board shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present and shall have and may exercise such powers as are, from time to time, assigned by the Board of Directors and as may be provided by law.
      Section 7.     In the absence of the Chairman of the Board, the Vice Chairman, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present. The Vice Chairman shall have and may exercise such powers as are, from time to time, assigned by the Board of Directors and as may be provided by law.
      Section 8.     The president shall be the general manager and chief executive officer of the corporation, and in the absence of the Chairman of the Board and Vice Chairman, shall preside at all meetings of the stockholders and the Board of Directors. The president shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.
      Section 9.     The president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.
      Section 10.     In the absence of the president or in the event of his inability or refusal to act, the vice president, if any, (or in the event there be more than one vice president, the vice presidents in the order designated by the directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
      Section 11.     The secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The secretary shall give or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors and shall perform such other duties as may be prescribed by the Board of Directors or president, under whose supervision he shall be. The secretary shall have custody of the corporate seal of the corporation, and the secretary or an assistant secretary shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.
      Section 12.     The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
      Section 13.     The chief financial officer may also be designated by the alternate title of “treasurer.” The chief financial officer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.
      Section 14.     The chief financial officer shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as treasurer and of the financial condition of the corporation.
      Section 15.     If required by the Board of Directors, the chief financial officer shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.
      Section 16.     The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the chief financial officer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the chief financial officer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
ARTICLE VI
Stock
      Section 1.     Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by, the Chairman or Vice Chairman of the Board of Directors, or the president or a vice president and the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation, certifying the number of shares owned by the stockholder in the corporation.
      Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.
      If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
      Section 2.     Any or all of the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.
      Section 3.     The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
      Section 4.     Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.
      Section 5.     In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting: provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
      Section 6.     The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE VII
General Provisions
      Section 1.     Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.
      Section 2.     Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.
      Section 3.     All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.
      Section 4.     The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

      Section 5.     The Board of Directors may adopt a corporate seal having inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
      Section 6.     Each person who was or is made a party to or witness or other participant in or is threatened to be made a party to or witness or other participant in or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or other (hereinafter a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (hereinafter a “designee”), whether the basis of the proceeding is alleged action in an official capacity as a director, officer or designee or in any other capacity while serving as a director, officer or designee, shall be indemnified and held harmless by the corporation to the fullest extent permitted by the General Corporation Law of Delaware, as the same exists or may hereafter be amended, against all expenses (including attorneys’ fees), judgments, fines, penalties, amounts paid in settlement, liability and loss (including, without limitation, all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing) (hereinafter collectively “expenses”, which expenses shall also include without limitation any expenses of establishing a right to indemnification or advancement under this Section 6 or Article VII, Section 7 or 8) reasonably incurred or suffered by such director, officer or designee in connection therewith; provided, however, that, except as provided in Article VII, Section 8, the corporation shall indemnify any such director, officer or designee seeking indemnification in connection with a proceeding (or part thereof) initiated by such director, officer or designee only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors, officers and designees.
      Section 7.     Expenses incurred by or on behalf of any person in defending any proceeding by reason of the fact that such person is or was a director, officer or designee of the corporation shall be advanced by the corporation prior to the final disposition of such proceeding; provided, however, that if the General Corporation Law of Delaware requires, the payment of such expenses incurred by a director, officer or designee in his or her capacity as a director, officer or designee (and not in any other capacity in which service was or is rendered by such person while a director, officer or designee, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking by or on behalf of such director, officer or designee to repay all amounts so advanced if it shall ultimately be determined that such director, officer or designee is not entitled to be indemnified under Article VII, Section 6 or this Section 7 or otherwise.
      Section 8.     If a claim under either Article VII, Section 6 or 7 is not paid in full by the corporation within 30 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including the Board of Directors, independent legal counsel or the stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor an actual determination by the corporation (including the Board of Directors, independent legal counsel or the stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      Section 9.     Article VII, Sections 6 and 7 shall be deemed to be a contract between the corporation and each director who serves in such capacity at any time while this Bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.
      Section 10.     The foregoing rights of indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent such additional rights to indemnification are authorized in the certificate of incorporation. Persons seeking indemnification or advancement may seek either or both at his or her discretion and the pursuit of one shall neither be deemed a waiver of such person’s rights to pursue the other, nor shall it have any effect on the outcome of such person’s pursuit of the other. Nothing contained in Article VII, Section 6, 7, 8 or 9 or this Section 10 shall affect any right to indemnification to which persons other than directors, officers or designees may be entitled by contract or otherwise. Nothing in this section shall restrict the power of the corporation to indemnify its directors, officers, designees, employees or agents under any provision of the General Corporation Law of Delaware, as amended from time to time, or under any other provision of law from time to time applicable to the corporation, nor shall anything in Article VII, Section 6, 7, 8 or 9 or this Section 10 authorize the corporation to indemnify its directors, officers, designees, employees or agents in situations prohibited by the General Corporation Law of Delaware or other applicable law.
ARTICLE VIII
Amendments
      Section 1.     These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the certificate of incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the certificate of incorporation, it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.
      Section 2.     Notwithstanding any other provision in these Bylaws, Sections 5, 12, 13, and 14 of Article II of these Bylaws and this Section 2 shall not be amended, modified or repealed, directly or indirectly except by (i) the affirmative vote of two-thirds (2/3) or more of the Continuing Directors (as defined below) and the approval of the stockholders otherwise required by applicable law or these Bylaws for such amendment; or (ii) the affirmative vote of the holders of capital stock entitled to cast a majority of all the votes entitled to be cast by the holders of all the capital stock entitled to vote generally in the election of Class A Directors. “Continuing Director” shall mean any person then serving as a director of this corporation (i) who was a member of the Board of Directors of this corporation on                     , 2006, or (ii) who becomes a director after                     , 2006 and whose election, or nomination for election by this corporation’s stockholders, was approved by a majority of the directors (or, in the case of a Class B Director, the Class B Directors) who at that time are Continuing Directors, either by a specific vote or by approval of the proxy statement issued by this corporation on behalf of the Board of Directors in which such person is named as nominee for director.

APPENDIX E

INVESTOR AGREEMENT
Between
HARRIS CORPORATION
and
HARRIS STRATEX NETWORKS, INC.
Dated: [Closing Date]

ARTICLE I
Definitions and Construction
1.1.	Certain Definitions	1
1.2.	Additional Definitions	4
1.3.	Terms Generally	4

ARTICLE II
Scope of Agreement
2.1.	Scope of Agreement	5
2.2.	Governing Instruments and Class B Common Stock	5

ARTICLE III
Boards of Directors
3.1.	Role and Composition of the Board	6
3.2.	Removal and Vacancies	7
3.3.	Committees	7
3.4.	Voting Requirements	7
3.5.	Determination of Total Voting Power	7

ARTICLE IV
Covenants
4.1.	Standstill Provisions	8
4.2.	Access to Information, Audit and Inspection	8
4.3.	Related Party Transactions	9
4.4.	Freedom of Action	10
4.5.	Preemptive Right	11
4.6.	Covenants Relating to Financial, Accounting and Disclosure Matters	12
4.7.	Option Exercise	17

ARTICLE V
Miscellaneous
5.1.	Termination	17
5.2.	Governing Law and Venue; Waiver Of Jury Trial	17
5.3.	Severability	18
5.4.	Amendment; Waiver	18
5.5.	Assignment	19
5.6.	No Third-Party Beneficiaries	19
5.7.	Notices	19
5.8.	Entire Agreement	20
5.9.	No Challenges; Specific Performance	20
5.10.	Headings	20
5.11.	Counterparts	21
5.12.	Relationship of Parties	21
5.13.	Construction	21
5.14.	Effectiveness	21
5.15.	Enforcement by the Company	21
Exhibit A—	Certificate of Incorporation	A-1
Exhibit B—	Bylaws	B-1

INVESTOR AGREEMENT
      INVESTOR AGREEMENT (the “Agreement”), dated as of [Closing Date], between HARRIS CORPORATION, a Delaware corporation (“Harris”), and HARRIS STRATEX NETWORKS, INC., a Delaware corporation (the “Company”).
      WHEREAS, Harris and STRATEX NETWORKS, INC., a Delaware corporation (“Stratex”), have entered into a Formation, Contribution and Merger Agreement, dated as of September 5, 2006 (the “Formation Agreement”), pursuant to which the Company was formed to acquire Stratex pursuant to the Merger and to receive the Contributed Assets from Harris in the Contribution Transaction, in each case on the terms and subject to the conditions set forth in the Formation Agreement; and
      WHEREAS, Harris and Stratex would not have entered into the Formation Agreement without the undertakings contained in this Agreement and the execution and delivery of this Agreement is a condition to closing under the Formation Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in the Agreements the parties agree as follows:
ARTICLE I
Definitions and Construction
      1.1.     Certain Definitions. All capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Formation Agreement. In addition, the following terms shall have the meanings specified below:
      “Affiliate” shall have the meaning assigned to such term by Rule 405 under the Securities Act; provided, however, that neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of Harris or any of its other Subsidiaries.
      “Agreements” means, collectively, the Formation Agreement, the Ancillary Agreements attached thereto as exhibits and any other agreements provided or contemplated by any of the foregoing.
      “Arm’s Length Terms” means, with respect to any transaction, terms and conditions for such transaction that are no less favorable in any material respect to the Company and its Subsidiaries, taken as a whole, than those which could have been obtained in an arm’s length negotiation between informed and willing unrelated parties under no compulsion to act taking into account all the facts and circumstances then prevailing; provided, however, that notwithstanding the foregoing any terms and conditions of a transaction approved by a majority of the Class A Directors shall be deemed to be Arm’s Length Terms.
      “Audit Independent Director” means any Director who satisfies the requirements of Rule 4350(d)(2)(A) of the NASDAQ Rules with respect to the Company.
      A Person shall be deemed the “beneficial owner” of, and shall be deemed to “beneficially own”, any securities which such Person or any of its Affiliates would be deemed to “beneficially own” within the meaning of Rule 13d-3 under the Exchange Act if the references to “within 60 days” in Rule 13d-3(d)(1)(i) were omitted.
      “Board” means the board of directors of the Company.
      “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in The City of New York are authorized or obligated by Law or executive order to close.
      “Class A Common Stock” means the Class A Common Stock, par value $0.01, of the Company.
      “Class A Director” means any Director other than a Class B Director.
      “Class B Common Stock” means the Class B Common Stock, par value $0.01, of the Company.

      “Class B Director” means any of the Initial Harris Directors, any Director elected by a separate class vote of the holders of the Class B Common Stock and any Director appointed to replace or fill any vacancy created by the removal, resignation, death or incapacity of any Class B Director.
      “Closing Date” means the date on which the Closing occurred under the Formation Agreement.
      “Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.
      “Director” means any director who is a member of the Board.
      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
      “Fair Market Value” means, with respect to any transaction, the fair market value of the total consideration paid or payable for goods or services pursuant to such transaction.
      “Governing Instruments” means, collectively, the Certificate of Incorporation and By-Laws of the Company attached hereto as Exhibit A and Exhibit B, respectively, as they may be amended from time to time.
      “Government Entity” means any domestic or foreign governmental, regulatory or administrative authority, agency, instrumentality, commission, body, court or other entity, whether legislative, executive, judicial or otherwise, and any arbitration panel, arbitrator or other entity with authority to resolve any dispute.
      “Initial Directors” means, collectively, the Initial Harris Directors and Initial Stratex Directors.
      “Initial Harris Directors” means                     ,                     ,                     ,                     , and                     .
      “Initial Stratex Directors” means                     ,                     ,                     and                     .
      “Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Government Entity.
      “Litigation” means any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Government Entity.
      “NASDAQ Rules” means the rules promulgated by The Nasdaq Stock Market, Inc. which apply to issuers whose common stock is listed on the Nasdaq Global Market
      “Nominee” means, with respect to any Person, any nominee, custodian or other Person who holds shares of Common Stock for such Person without investment discretion.
      “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Government Entity or other entity of any kind or nature.
      “Securities Act” shall mean the Securities Act of 1933, as amended.
      “Subsidiary” means, with respect to any Person, (i) any corporation more than 50% of the outstanding Voting Power of which is owned, directly or indirectly, by such Person, any of its other Subsidiaries or any combination thereof or (ii) any Person other than a corporation in which such Person, any of its other Subsidiaries or any combination thereof has, directly or indirectly, majority economic ownership or the power to direct or cause the direction of the policies, management and affairs thereof; provided, however, that notwithstanding the foregoing neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary of Harris or any of its other Subsidiaries for purposes of this Agreement.
      “Transfer” means to sell, transfer or assign.

      “Total Voting Power” means, at any time, the total number of votes then entitled to be cast generally in the election of Class A Directors by all holders of Voting Securities (including the holders of Class B Common Stock).
      “Voting Securities” means, at any time, all classes of capital stock or other securities of the Company then outstanding and entitled to vote generally in the election of the Class A Directors.
      1.2.     Additional Definitions. The following terms are defined in the Sections indicated:

Defined Term:	Section:

“Additional Voting Rights”	2.2
“Affiliate Transaction”	4.3
“Agreement”	Introductory Paragraph
“Annual Financial Statements”	4.6(j)
“Company”	Introductory Paragraph
“Company Auditors”	4.6(j)
“Corporate Opportunity”	4.4(c)
“Delaware Courts”	5.2
“Filing Party”	4.6(e)
“Formation Agreement”	Recitals
“GAAP”	4.6
“Harris”	Introductory Paragraph
“Harris Annual Statements”	4.6(j)
“Harris Auditors”	4.6(j)
“Harris Entities”	4.4(c)
“Harris Public Filings”	4.6(g)
“Monthly Exercise Notice”	4.5(b)
“Monthly Offer Notice”	4.5(b)
“Nominating Committee”	3.1(b)
“Non-Competition Agreement”	4.4(b)
“Offered Securities”	4.5
“Offer Notice”	4.5
“Proposed Issuance”	4.5
“Stratex”	Recitals
“Tax Return”	4.2(b)
“Voting Percentage”	3.1(c)
      1.3.     Terms Generally. The definitions set forth or referred to above shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision). Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days.

ARTICLE II
Scope of Agreement
      2.1.     Scope of Agreement. Harris and the Company desire to set forth in this Agreement certain terms and conditions upon which Harris will hold its equity interests in the Company, including but not limited its rights as a holder of Class B Common Stock. Solely with respect to Harris’ rights as a holder of Class B Common Stock, if there is any inconsistency between the terms of this Agreement and the Governing Instruments as a result of any amendment of this Agreement or otherwise, the parties agree to take promptly all necessary action to amend the Governing Instruments to eliminate such inconsistency to the fullest extent permitted by Law.
      2.2.     Governing Instruments and Class B Common Stock. On or prior to the execution and delivery of this Agreement, Harris and Stratex have caused the Company to be incorporated under the laws of the State of Delaware with Governing Instruments in the form attached hereto as Exhibit A and Exhibit B. As of the date of this Agreement, Harris owns, directly or indirectly through its Affiliates, all the outstanding Class B Common Stock and the shareholders of Stratex immediately prior to the Effective Time own all the outstanding Class A Common Stock. Pursuant to the Governing Instruments, the rights and privileges of the Class A Common Stock and the Class B Common Stock are identical in all respects except that the holders of the Class B Common Stock have the additional right to vote separately as a class to elect, remove and replace the Class B Directors (the “Additional Voting Rights”), the right to receive Class B Common Stock instead of Class A Common Stock in certain circumstances, the absence of certain duties and obligations with respect to Corporate Opportunities (as defined in the Governing Instruments) and preemptive rights consistent with those granted in Section 4.5 hereof. The holders of Class B Common Stock also have the right at any time to exchange (a) any outstanding shares of Class A Common Stock held by such holder for an equal number of shares of Class B Common Stock or (b) any outstanding shares of Class B Common Stock for an equal number of shares of Class A Common Stock, in each case as provided in the Governing Instruments. Each outstanding share of Class B Common Stock shall convert into one outstanding share of Class A Common Stock automatically and without any further action by the Company or any other Person if: (i) the holders of all of the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast less than 10% of the Total Voting Power or (ii) such Class B Common Stock is transferred by a holder to any Person who is not an Affiliate of such holder or a Nominee of such holder or one of its Affiliates; provided, however, that notwithstanding the foregoing no such conversion shall occur if such transfer is part of a transfer by such holder and its Affiliates of all of the shares of Class B Common Stock then owned by them (either directly or through a Nominee (as defined below)) to any other Person or to any other Person and its Affiliates. As of the date of this Agreement, the Class B Common Stock represents 56% of the outstanding Common Stock determined on a fully diluted basis using the treasury stock method assuming a market price per share of Class A Common Stock equal to $20.80.
ARTICLE III
Boards of Directors
      3.1.     Role and Composition of the Board. (a) As of the date of this Agreement, the Board is comprised of nine directors of which the Initial Harris Directors are the five Class B Directors and the Initial Stratex Directors are the four Class A Directors. Of the Initial Harris Directors,                     is an Audit Independent Director,                     is not an employee of Harris or any of its Subsidiaries and                     is the chief executive officer of the Company, in each case as of the date of this Agreement. Of the Initial Stratex Directors,                     and                     are Audit Independent Directors and                     is the Chairman of the Board, in each case as of the date of this Agreement. All Directors shall be elected at each annual meeting of the Company’s shareholders and the Initial Directors shall serve until their successors are elected at the first such annual meeting. Until the second anniversary of the date of this

Agreement, one of the Class B Directors must be an Audit Independent Director and one of the other Class B Directors must not be an employee of Harris or any of its Subsidiaries.
      (b) At all times when the holders of all the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast a majority of the Total Voting Power, (i) the Company will rely on the Controlled Company exemption contained in Rule 4350(c)(5) of the NASDAQ Rules, (ii) the Board will be comprised of nine Directors, (iii) the holders of Class B Common Stock shall be entitled to elect five of the Directors pursuant to the Additional Voting Rights and the quorum for action by the Board shall be a majority of the Board, which majority shall include at least four Class B Directors and (iv) the remaining four Directors will be Class A Directors nominated by a nominating committee consisting solely of the Class A Directors then in office (the “Nominating Committee”), and elected by the holders of the Common Stock, voting together as a single class; provided, however, that at all times when Rule 4350(d)(2)(A) of the NASDAQ Rules applies to the Company a sufficient number of the Class A Directors must satisfy the requirements of that Rule with respect to the Company so that, together with any Class B Directors which are required or otherwise satisfy such requirements with respect to the Company, there are enough Directors to constitute an audit committee of the Board which complies with the requirements of Rule 4350(d) of the NASDAQ Rules. Harris agrees to vote, or caused to be voted, all Voting Securities owned by it, its Affiliates and their respective Nominees in favor of the election of the Class A Directors nominated by the Nominating Committee pursuant to this Section 3.1(b).
      (c) At all times when the holders of all of the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast a percentage of the Total Voting Power (the “Voting Percentage”) which is less than a majority but equal to or greater than 10% of the Total Voting Power (i) the Class B Common Stock shall be entitled to elect pursuant to the Additional Voting Rights a number of Class B Directors which represents the Voting Percentage of the total number of Directors then comprising the entire Board (rounded down to the next whole number of Directors), and (ii) the remaining Directors will be Class A Directors nominated by the Nominating Committee (the composition of which shall comply with the requirements of Rule 4350(c)(4) of the NASDAQ Rules) and elected by the holders of the Common Stock, voting together as a single class; provided, however, that at all times when such rules apply to the Company a sufficient number of the Class A Directors must (A) qualify as an Independent Director with respect to the Company as such term is defined in Rule 4200(15) of the NASDAQ Rules so that Board complies with Rule 4350(c)(1) of the NASD Rules and (B) satisfy the requirements of Rule 4350(d)(2)(A) of the NASDAQ Rules with respect to the Company so that, together with any Class B Directors which are required to or otherwise satisfy such requirements with respect to the Company, there are enough Directors to constitute an audit committee which complies with the requirements of Rule 4350(d) of the NASDAQ Rules. The Nominating Committee will nominate individuals for election as Class A Directors who comply with the foregoing requirements and Harris agrees to vote, or cause to be voted, all Voting Securities owned by it, its Affiliates and their respective Nominees in favor of the election of such nominees.
      3.2.     Removal and Vacancies. (a) Without limiting Harris’ obligations under Section 3.1(a), the holders of the Class B Common Stock, voting separately as a class, shall have the sole right to remove the Class B Directors with or without cause at any time and for any reason and the sole right to elect successor Directors to fill any vacancies on the Board caused by any such removals. Any vacancy created by any resignation, death or incapacity of any Class B Director shall be filled by the remaining Class B Directors then in office or, if there are none, by the holders of the Class B Common Stock, voting separately as a class.
      (b) The holders of the Class A Common Stock, voting separately as a class, shall have the sole right to remove the Class A Directors without cause and the sole right to appoint successor Directors to fill any vacancies on the Board caused by any such removals. Any vacancy created by the resignation, death or incapacity of any Class A Director shall be filled by the remaining Class A Directors then in office or, if there are none, by the holders of the Class A Common Stock, voting separately as a class. Harris agrees that none of the shares of Class A Common Stock owned by it, any of its Affiliates or any of their respective Nominees will be voted for the removal of any Class A Director without cause and all such shares will be voted for the election of the individual nominated by the Nominating Committee to replace any Class A Director who has been removed with or without cause.
      (c) The holders of the Common Stock, voting together as a single class, shall have the sole right to remove the Class A Directors for cause and the sole right to elect successor Directors to fill any vacancies on the Board caused by any such removals.
      3.3.     Committees. At all times, the audit, nominating and compensation committees of the Board shall comply with the applicable requirements of Rule 4350 of the NASDAQ Rules (after taking advantage of all available exemptions for Controlled Companies under such Rules).
      3.4.     Voting Requirements. All actions of the Board must be approved by a majority of a quorum.
      3.5.     Determination of Total Voting Power. Notwithstanding anything in this Agreement to the contrary, if any transaction or transactions occur which entitle the holders of Class B Common Stock to preemptive rights under Section 4.5, then no determination of the percentage of the Total Voting Power collectively entitled to be cast by the holders of all the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) shall be made for any purpose under this Agreement until after the exercise or expiration of all such preemptive rights in respect of all such transactions by such holders.
ARTICLE IV
Covenants
      4.1.     Standstill Provisions. For a period of two years from the Closing Date, Harris may not acquire or dispose of beneficial ownership of any Voting Securities of the Company through open-market transactions, third party purchases, business combinations or otherwise except (i) pursuant to Section 4.5, (ii) as a result of any actions taken by the Company that do not increase or decrease the percentage of Voting Power which Harris and its Affiliates are entitled to cast in respect of all Voting Securities beneficially owned by Harris or (iii) with the prior approval of a majority of the Class A Directors. From the second to the fourth anniversary of the Closing Date, Harris may not beneficially own Voting Securities which entitle Harris and its Affiliates to cast more than 80% of the Voting Power without the prior approval of a majority of the Class A Directors. From the second until the fourth anniversary of the Closing Date, Harris may not Transfer Voting Securities entitled to cast a majority of the Voting Power in a single transaction or series of related transactions if a single Person would acquire beneficial ownership of all of such Voting Securities or a portion of such Voting Securities that would entitle such Person to cast a majority of the Total Voting Power unless (i) such Transfer is approved in advance by a majority of the Class A Directors or (ii) such Person offers to acquire all the Voting Securities then owned by each other holder of Voting Securities at the same price and on the same terms and conditions as apply to the Transfer from Harris. Notwithstanding the foregoing, nothing in this Section 4.1 shall prohibit or restrict any pro rata dividend or other pro rata distributions of Voting Securities to Harris’ shareholders or any bona fide sale to the public of Voting Securities pursuant to Rule 144 under the Securities Act or a bona fide registered public offering. For all purposes of this Agreement, Harris shall be deemed to beneficially own all Voting Securities beneficially owned by any of its Affiliates.
      4.2.     Access to Information, Audit and Inspection. As long as Harris continues to beneficially own Voting Securities that entitle it to cast at least 20% of the Total Voting Power:
      (a) Harris and its Representatives shall have (and the Company shall cause its Subsidiaries to provide Harris and its Representatives with) full access at reasonable times and during normal business hours to all the books and records of the Company and its Subsidiaries and their respective businesses (including those books and records pertaining to periods prior to the Closing Date), including the right to examine and audit any of such books and records and to make copies and extracts therefrom. Harris shall bear all expenses incurred by it or its Representatives in making any such examination or audit and will reimburse the Company for all reasonable out-of-pocket expenses incurred by it or its Subsidiaries in connection therewith. The Company shall, and shall cause each of its Subsidiaries to, make arrangements for Harris and its Representatives to have prompt access at reasonable times and during normal business hours to its officers, directors and employees to discuss the business and affairs of the Company and its Subsidiaries and the books and records pertaining thereto. The provisions of this Section 4.2(a) shall continue to apply to the Company and its Subsidiaries and be enforceable by Harris after Harris ceases to beneficially own any Voting Securities of the Company or Voting Securities of the Company that entitle it to cast at least 20% of the Voting Power, but only to the extent, in each case, that such books and records and such access to officers, directors and other employees are reasonably requested by Harris in connection with any pending or threatened Litigation, proceeding or investigation involving Harris or any of its Affiliates insofar as such matter relates to the business or affairs of the Company or such Subsidiary (including any matters relating to the business and affairs of any predecessor businesses, including relating to periods prior to the Closing Date).
      (b) The Company shall provide Harris with copies of each completed tax return required to be filed by the Company or any of its Subsidiaries by applicable Law (each, a “Tax Return”) at least 20 Business Days prior to the due date (including any extensions of such due date) of the filing of such Tax Return, and Harris may review such Tax Return prior to its filing with the appropriate Government Entity. The Company shall consult with Harris and negotiate in good faith to resolve any issues arising as a result of the Harris’ review of such Tax Return. Harris, the Company and its Subsidiaries shall use all reasonable good faith efforts to resolve any issue in dispute as promptly as possible, but in any event prior to the due date for the filing of such Tax Return. In the event an issue resulting from the review by Harris of such Tax Return remains in dispute as of the due date for the filing of such Tax Return, the Tax Return shall be filed with the appropriate Government Entity in accordance with the recommendation of the Company’s external tax advisors.
      4.3.     Related Party Transactions. Harris will not, and will not permit any of its Affiliates to, directly or indirectly, enter into any transaction or series of related transactions (including any Transfer of any assets or the provision of any goods or services) with the Company or any of its Subsidiaries (each, an “Affiliate Transaction”) unless (i) such Affiliate Transaction is on Arm’s Length Terms and (ii) if the Affiliate Transaction has a Fair Market Value of more than $5 million, such Affiliate Transaction shall have been approved in advance by a majority of the Class A Directors. The foregoing shall not apply to:

(i) any issuance of securities to, or other payments, awards or grants of in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, employee benefits, stock options and stock ownership plans approved by the Board,

(ii) the payment of reasonable and customary fees to Directors who are not employees of the Company or any of its Subsidiaries,

(iii) indemnification or insurance arrangements covering directors and officers of the Company and its Subsidiaries, and

(iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes.
      4.4.     Freedom of Action. (a) Nothing in this Section 4.4 will impair the Company’s ability to enter into contractual arrangements with a shareholder of the Company which restrict the shareholder from engaging in activities otherwise allowed by this Section and the following provisions shall be subject to the terms of any such contractual arrangements.
      (b) Except as expressly provided in the Non-Competition Agreement, dated as of the date hereof, among the Company, Harris and Stratex (the “Non-Competition Agreement”) or the proviso at the end of Section 4.4(c), Harris and its Affiliates shall have the right to, and none of them shall have any fiduciary duty or other obligation to the Company, any of its Subsidiaries or any of their shareholders not to, take any of the following actions:

(i) engage in the same or similar activities or lines of business as the Company or any Subsidiary or develop or market any products or services that compete, directly or indirectly, with those of the Company or any of its Subsidiaries;

(ii) invest or own any interest in, or develop a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or any of its Subsidiaries;

(iii) do business with any client or customer of the Company or any of its Subsidiaries; or

(iv) employ or otherwise engage any former officer or employee of the Company or any of its Subsidiaries.
      (c) Neither Harris nor any of its Affiliates nor any officer, director, employee or former employee of Harris or any of its Affiliates that is not currently an employee of the Company or any of its Subsidiaries (including any Class B Directors) shall have any obligation, or be liable, to the Company, any of its Subsidiaries or any of their shareholders for or arising out of the conduct described in Section 4.4(b) or the exercise of Harris’ rights under any of the Agreements and none of them shall be deemed to have acted (i) in bad faith, (ii) in a manner inconsistent with the best interests of the Company, any of its Subsidiaries or any of their shareholders or (iii) in a manner inconsistent with, or opposed to, any fiduciary duty owed by them to the Company, any of its Subsidiaries or any of their shareholders by reason of any such conduct or exercise of such rights or any of their participation therein. If Harris or any of its Subsidiaries or any of their directors, officers or employees, including any such individuals who are also directors, officers or employees of the Company or any of its Subsidiaries, (collectively, the “Harris Entities”) acquires knowledge of a potential opportunity, transaction or matter which may be a corporate opportunity for both Harris or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand, (each, a “Corporate Opportunity”), then each of the Harris Entities shall have the right to, and none of them shall have any fiduciary duty or other obligation not to, pursue such Corporate Opportunity for itself or to direct such Corporate Opportunity to any of its Affiliates or to any third party and none of the Harris Entities (i) shall have any duty to communicate, offer or present such Corporate Opportunity to the Company or any of its Subsidiaries, directors, officers or employees, (ii) shall have any liability to the Company, any of its Subsidiaries or any of their shareholders for breach of any fiduciary duty or other duty, as a shareholder, director, officer or employee of the Company or any of its Subsidiaries or otherwise, (iii) shall be deemed to have acted (x) in bad faith, (y) in a manner inconsistent with the best interests of the Company, any of its Subsidiaries or any of their shareholders or (z) in a manner inconsistent with, or opposed to, any fiduciary duty owed by them to the Company, any of its Subsidiaries or any of their shareholders, in each case by reason of the fact that any Harris Entity pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to any of its Affiliates or any third party, or does not communicate information regarding such Corporate Opportunity to the Company or any of its Subsidiaries, directors, officers or employees; provided, however, that notwithstanding anything in this Section 4.4 to the contrary a Corporate Opportunity offered to a person who is a director or officer of both the Company and Harris shall belong to the Company if such Corporate Opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Company.
      (d) The provisions of this Section 4.4 shall be effective to the maximum extent permitted by Law and are not intended to be enforceable to any further extent.
      4.5.     Preemptive Right. (a) If the Company proposes to issue (a “Proposed Issuance”) any capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, such capital stock (collectively, the “Offered Securities”) at any time when the holders of all the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast a majority of the Total Voting Power, the Company shall give written notice of the Proposed Issuance to the holders of Class B Common Stock (the “Offer Notice”) at least 30 days prior to such issuance. Such notice shall describe all the material terms and conditions of such Proposed Issuance. Each holder of Class B Common Stock shall have the right to acquire at the same price and on the same terms and conditions, an additional amount of the Offered Securities so that the percentage of the outstanding Common Stock and Total Voting Power then owned by such holder shall not change as a result of such acquisition and Proposed Issuance; provided, however, that notwithstanding the foregoing (i) such holder may elect to acquire a lesser number of additional Offered Securities as it may determine in its sole discretion and (ii) if the Offered Securities are, or are convertible into or exercisable or exchangeable for, Class A Common Stock, then in lieu thereof such holder shall be entitled to purchase Class B Common Stock or Offered Securities convertible into or exercisable or exchangeable for Class B Common Stock, as applicable. If any holder of Class B Common Stock fails to accept such offer by written notice received by the Company within fifteen (15) days following the date on which such holder received the Offer Notice, the Proposed Issuance may be consummated free and clear of the preemptive right granted to the holders of Class B Common Stock under this Section 4.5. Notwithstanding the foregoing, if the purchase price for any Proposed Issuance is to be paid in whole or in part other than in cash, then the holders of Class B Common Stock may pay the purchase price in cash in an amount per Offered Security equal to the fair market value of the aggregate non-cash consideration so payable, as reasonably determined in good faith by the Board, divided by the total number of Offered Securities to be issued without giving effect to the preemptive right granted by this Section 4.5.
      (b) Notwithstanding the foregoing, the preemptive right granted by this Section 4.5 shall not apply to any Proposed Issuance pursuant to any stock option, restricted stock or employee benefit plan of the Company; provided, however, at the end of each month the Company shall give the holders of Class B Common Stock written notice of all such Proposed Issuances during such month (the “Monthly Offer Notice”) and each holder of Class B Common Stock shall have the right, exercisable by delivering written notice to the Company (each, a “Monthly Exercise Notice”) within fifteen days after the date on which such holder received the Monthly Offer Notice, to purchase for cash a sufficient number of shares of Class B Common Stock so that the percentage of the outstanding Common Stock and Total Voting Power then owned by such holder shall not change as a result of such acquisition and Proposed Issuances; provided, however, that such holder may elect to acquire a lesser number of such shares of Class B Common Stock as it may determine it its sole discretion. The per share purchase price for any purchase of Class B Common Stock pursuant to a Monthly Exercise Notice shall be (i) if the Class A Common Stock is then listed on a national securities exchange or quoted on an automated inter-dealer quotation system, the closing price of the Class A Common Stock on the trading day immediately preceding the date on which the Company received the Monthly Exercise Notice or (ii) in all other cases, the fair market value of one share of Class A Common Stock as determined in good faith by the Board.
      4.6.     Covenants Relating to Financial, Accounting and Disclosure Matters. (a) The Company agrees to comply with the requirements of all of the following paragraphs of this Section 4.6 other than paragraph (m) at all times when Harris is required by U.S. generally accepted accounting principles (“GAAP”) to consolidate the Company or any of its Subsidiaries. The Company agrees to comply with the requirements of paragraphs (d), (e), (f), (j), (m) and (n) of this Section 4.6 at all time when Harris is required by GAAP to account for its investment in the Company or any of its Subsidiaries under the equity method of accounting.
      (b) Disclosure and Internal Controls. The Company will (and will cause each of its Subsidiaries to) maintain effective disclosure controls and procedures and internal control over financial reporting as defined in Rule 13a-15 under the Exchange Act or any similar or successor rule applicable to Harris. The Company shall cause each of its principal executive and principal financial officers to (i) sign and deliver certifications to its periodic reports and shall include the certifications in its periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K or any similar or successor rule applicable to Harris and (ii) sign and deliver to Harris such certification and representation documents, and to participate in discussions of related matters, with respect to Harris’ periodic reports under the Exchange Act as Harris may reasonably request. The Company shall cause its management to evaluate its disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15 or any similar or successor rule applicable to Harris. The Company shall disclose in its periodic reports filed with the SEC information concerning its management’s responsibilities for and evaluation of its disclosure controls and procedures and internal control over financial reporting (including the annual management report and attestation report of its independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable SEC rules. Without limiting the general application of the foregoing, the Company shall (and shall cause each of its Subsidiaries to) maintain internal systems and procedures which provide reasonable assurance that (i) its financial statements are reliable and timely prepared in accordance with GAAP and applicable Law, (ii) all transactions of the Company and its Subsidiaries are recorded as necessary to permit the preparation of their respective financial statements, (iii) the receipts and expenditures of the Company and its Subsidiaries are authorized at the appropriate internal level, and (iv) unauthorized use or disposition of the assets of any the Company or any of its Subsidiaries that could have material effect on their financial statements is prevented or detected in a timely manner. The Company shall report in reasonable detail to Harris any of the following events or circumstances promptly after any executive officer of the Company or any Director becomes aware of such matter: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting that is reasonably likely to adversely affect the Company’s or any of its Subsidiaries ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company and its Subsidiaries, (iii) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act, and (iv) any report of a material violation of Law that an attorney representing the Company or any of its Subsidiaries has formally made to any officers or directors of the Company pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).
      (c)     Fiscal Year, Fiscal Quarter and Fiscal Monthly Accounting Periods. The Company shall (and shall cause each of its Subsidiaries to) maintain the same fiscal year, fiscal quarter and fiscal monthly accounting periods as Harris as they may change from time to time.
      (d)     Quarterly and Annual Information. The Company shall cooperate with Harris and use its commercially reasonable efforts to deliver to Harris consolidated quarterly and annual financial statements of the Company by such dates as Harris shall reasonably determine in order to give Harris reasonable time to review and include such information in its Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable. The Company hereby acknowledges that Harris’ internal policies and procedures will impose certain requirements on its divisions and subsidiaries with respect to the type and format of financial information provided to Harris’ management at the end of each fiscal quarter and fiscal year end and that Harris currently requires such information to be so provided no later than the eighth (8th) Business Day following the end of each fiscal quarter and fiscal year end. The Company acknowledges that Harris is a Large Accelerated Filer (as such term is defined in Rule 12b-2 under the Exchange Act) and is required to file its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K with the SEC on an accelerated basis and must make file such reports with the SEC before the Company is currently required to file its Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K or may be required to file such reports in the future. Senior employees of the Company and Harris with responsibility for preparation and review of SEC filings will actively consult with each other regarding the details of the Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K to be filed by the Company and in particular review any changes (whether or not substantive) that the Company is considering or plans to make to the most recent draft provided to Harris before such documents are filed with the SEC.
      (e)     Other SEC Filings. Each of the Company and each of its Subsidiaries which files any information with the SEC (each, a “Filing Party”) shall promptly deliver to Harris: preliminary and substantially final drafts, as soon as the same are prepared, of (i) all reports, notices and proxy and information statements to be sent or made available by such Filing Party to its security holders, (ii) all regular, periodic and other reports (other than those on Form 10-K or Form 10-Q) to be filed or furnished by such Filing Party under Sections 13, 14 and 15 of the Exchange Act, and (iii) all registration statements and prospectuses to be filed by such Filing Party with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange. Thereafter, senior employees of the Company and Harris with responsibility for preparation and review of SEC filings will actively consult with each other regarding any changes (whether or not substantive) that the Company may consider making to such documents before they are filed with, or furnished to, the SEC.
      (f)     Earnings Releases and Financial Guidance. Senior employees from the Company and Harris with responsibility for such matters shall consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and the Company shall give Harris the opportunity to review and comment on the information contained in such releases or guidance. The Company shall make reasonable efforts to issue its respective annual and quarterly earnings releases at approximately the same time on the same date as Harris. No later than eight hours prior to the time and date (or, if the same will be published before noon, no later than 5 p.m. Melbourne, Florida time on the previous Business Day) on which the Company intends to publish its regular annual or quarterly earnings release, any financial guidance for a current or future period or any other matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole, the Company shall use commercially reasonable efforts to deliver to Harris copies of substantially final drafts of all press releases and other statements relating thereto which will be made available by the Company or any of its Subsidiaries to employees or public and senior employees with responsibility for such maters shall consult regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the Company shall deliver to Harris copies of final versions of all such press releases and other public statements.
      (g)     Harris Public Filings. The Company shall use its commercially reasonable efforts to cooperate and to cause its auditors to cooperate with Harris to the extent reasonably requested by Harris in the preparation of Harris public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Harris with the SEC or any national securities exchange or otherwise made publicly available by or on behalf of Harris (collectively, the “Harris Public Filings”) and Harris shall reimburse the Company for all reasonable out-of-pocket expenses incurred by the Company or any of its Subsidiaries in connection therewith. The Company shall use commercially reasonable efforts to provide to Harris all information Harris reasonably requests in connection with any Harris Public Filings or that, in the reasonable judgment of legal advisors to Harris, is required to be disclosed or incorporated by reference therein under applicable Law. The Company shall provide such information in a timely manner on the dates requested by Harris (which may be earlier than the dates on which the Company otherwise would be required hereunder to have such information available) to enable Harris to prepare, print and release all Harris Public Filings on such dates as Harris shall reasonably determine but in no event later than as required by applicable Law. The Company shall use its commercially reasonable efforts to cause the Company Auditors to consent to any reference to them as experts in any Harris Public Filings if required under applicable Law. If and to the extent requested by Harris, the Company shall diligently and promptly review all drafts of such Harris Public Filings and prepare in a diligent and timely fashion any portion of such Harris Public Filing pertaining to the Company. Prior to any printing or public release of any Harris Public Filing, an appropriate executive officer of the Company shall, if requested by Harris, certify that the information relating to the Company, any of its Subsidiaries or any of their businesses in such Harris Public Filing is accurate, true, complete and correct in all material respects. Unless required by Law, the Company shall not publicly release any financial or other information that conflicts with the information with respect to the Company, any of its Subsidiaries or any of their respective businesses that is included in any Harris Public Filing without Harris’ prior written consent. Prior to the release or filing thereof, Harris shall provide the Company with a draft of any portion of a Harris Public Filing containing information relating to the Company, any of its Subsidiaries or any of their businesses and shall give the Company an opportunity to review such information and comment thereon.
      (h)     Company Disclosures. Nothing in Section 4.6(d), Section 4.6(e), Section 4.6(f) or Section 4.6(n) shall prevent or otherwise limit the ability of the Company to make any disclosure which the Company reasonably believes is necessary to comply with applicable Law, including any changes to drafts previously furnished to Harris. Nothing in Section 4.6(d), Section 4.6(e), Section 4.6(f) or Section 4.6(n) shall prevent or otherwise limit the ability of Harris to make any disclosure which Harris reasonably believes is necessary to comply with applicable Law, including any changes to drafts previously furnished to the Company.
      (i)     Consistency of Accounting Principles, Policies and Practices. All information to be provided to Harris by, or with respect to, the Company or any of its Subsidiaries or controlled Affiliates pursuant to this Agreement shall be consistent in terms of format, detail and otherwise with the accounting principles, policies and practices of Harris, with such changes therein as may be requested by Harris from time to time consistent with changes in such accounting principles, policies and practices. Subject to the foregoing, the Company shall give Harris as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, the Company’s accounting estimates or accounting principles. Senior employees of Harris and the Company with responsibility for accounting and financial reporting shall consult with each other (and their respective auditors, if requested) with respect to any such proposed determination or change. Unless otherwise required by applicable Law, the Company shall not make any such determination or changes without the prior written consent of Harris if such a determination or change would be sufficiently material to be required to be disclosed in financial statements or other disclosure documents filed by the Company or Harris with the SEC.
      (j)     Auditors. Ernst & Young shall initially serve as the independent certified public accountants of the Company and its Subsidiaries (the “Company Auditors”). The Company shall thereafter maintain as the Company Auditors the same firm (and its affiliated firms) as Harris appoints to act as the independent certified public accountants for Harris and its Subsidiaries, unless and until the audit committee of the Company determines in good faith that it is required by Law or that it is in the best interest of the stockholders of the Company to appoint a different independent certified public accountant for the Company than that appointed by Harris for Harris and its Subsidiaries. The Company shall use commercially reasonable efforts to enable the Company Auditors to complete their audit such that they may date their opinion on the audited financial statements of the Company (the “Annual Financial Statements”) on the same date that Harris’ independent certified public accountants (the “Harris Auditors”) date their opinion on the audited annual financial statements of Harris (the “Harris Annual Statements”) and to enable Harris to meet its timetable for the printing, filing and public dissemination of the Harris Annual Statements, all in accordance with this Agreement and as required by applicable Law. The Company shall request that the Company Auditors date their opinion on the Annual Financial Statements on the same date that the Harris Auditors date their opinion on the Harris Annual Statements. The Company shall provide to Harris on a timely basis all information Harris reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of the Harris Annual Statements in accordance with this Agreement and as required by applicable Law. Without limiting the generality of the foregoing, the Company shall provide all required financial information with respect to the Company and its Subsidiaries to the Company Auditors in a sufficient and reasonable time and in sufficient detail to permit the Company Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Harris Auditors with respect to information to be included or contained in the Harris Annual Statements. The Company shall authorize the Company Auditors to make available to the Harris Auditors both the personnel who performed, or are performing, the annual audit of the Company and work papers related to the annual audit of the Company, in all cases within a reasonable time prior to the opinion date for the Company Auditors, so that the Harris Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditors as it relates to the report of the Harris Auditors on the Harris financial statements, all within sufficient time to enable Harris to meet its timetable for the printing, filing and public dissemination of the Harris Annual Statements.

      (k) Inaccuracies. If Harris determines in good faith that there may be an inaccuracy in any financial statements of the Company or any of its Subsidiaries or any deficiency in the internal accounting controls or operations of the Company or any of its Subsidiaries that could materially impact Harris’ financial statements, then upon request the Company shall provide to Harris’ internal auditors access to the books and records of Harris and its Subsidiaries so that Harris may conduct reasonable audits relating to the financial statements provided by the Company under this Agreement as well as to the internal accounting controls and operations of the Company or any of its Subsidiaries. Harris shall be responsible for the fees and expense of its internal auditors in connection with such audits but shall not be required to reimburse the Company for any expenses incurred by the Company and its Subsidiaries in connection therewith.
      (l) Information for Equity Accounting Periods. The Company shall provide to Harris on a timely basis all information Harris reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of the Harris Annual Statements in accordance with this Agreement and as required by applicable Law, and without limiting the generality of the foregoing, the Company shall provide all required financial information with respect to the Company and its Subsidiaries to the Company Auditors in a sufficient and reasonable time and in sufficient detail to permit the Company Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Harris Auditors with respect to information to be included or contained in the Harris Annual Statements.
      (m) Certifications. The Company shall provide to Harris certifications from appropriate employees of the Company, at the times and in form and substance reasonably requested by Harris, to provide backup support for any certifications by any officers of Harris which are required to be included as part of, or as an exhibit to, any report filed by Harris under the Exchange Act pursuant to Rule 13a-14 under the Exchange Act, Item 601 of Regulation S-K or any successor or additional rule or regulation; provided, however, that such employees need only provide such certifications to the extent they believe they accurately characterize the matters described therein.
      (n) Nonpublic Information. Each party recognizes that information shared pursuant to this Article IV may constitute material nonpublic inside information, and will use commercially reasonable efforts (i) to treat such material nonpublic information as confidential, (ii) in the case of Stratex only, not to disclose it to any Person who is not an employee or director of such party or any of its Subsidiaries or any of their advisers who need to know such information for purposes of carrying out the provisions of this Section 4.6. and (iii) in the case of Harris only, not to disclose it to any Person who is not an employee or director of such party or any of its Subsidiaries or any of their advisers who need to know such information for purposes of advising Harris with respect to its investment in the Company or carrying out the provisions of this Section 4.6.
      4.7.     Option Exercise. If and to the extent the Company shall determine to use the proceeds from the exercise of any options to acquire Common Stock to repurchase shares of Class A Common Stock in the market at the then prevailing market price, at the request of Harris or otherwise, such determination or repurchase shall not be deemed to be an Affiliate Transaction or a breach by Harris or any Class B Director of any duty or obligation they may have to the Company or its stockholders.
ARTICLE V
Miscellaneous
      5.1.     Termination. This Agreement shall terminate at the first time at which the Total Voting Power of Voting Securities owned by Harris, its Affiliates and their respective Nominees collectively represent less than 10% of the Total Voting Power.
      5.2.     Governing Law and Venue; Waiver Of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The

parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (collectively, the “Delaware Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in any Delaware Court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in any Delaware Court; provided, however, that notwithstanding the foregoing each party agrees that any claim which primarily seeks injunctive relief and related monetary claims that cannot be brought in any Delaware Court for jurisdiction reasons may be commenced, heard and determined in any other court having proper jurisdiction over such claim. The parties hereby consent to and grant any Delaware Court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
      (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.2.
      5.3.     Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If necessary to effect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.
      5.4.     Amendment; Waiver. This Agreement may be amended or any performance, term or condition waived in whole or in part only by a writing signed by persons authorized to so bind each party (in the case of an amendment) or the waiving party (in the case of a waiver). Any such amendment or waiver by the Company shall require the prior approval of a majority of the Class A Directors. No failure or delay by any party to take any action with respect to a breach by another party of this Agreement or a default by another party hereunder shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any party of any breach or failure to comply with any provision of this Agreement by another party shall not be construed as, or constitute, a continuing wavier of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.
      5.5.     Assignment. Harris shall be entitled to assign all of its rights and obligations under this Agreement to any Person to whom it transfers all of the ownership interests in the Company then owned by Harris and its Affiliates if such Person delivers a written undertaking to the Company in which such Person expressly assumes all of Harris’ obligations under this Agreement, and from and after such a transfer all references herein to Harris shall be deemed to be references to such Person. Except as provided in the immediately preceding sentence, no party may assign this Agreement or any rights, benefits, obligations or remedies hereunder without the prior written consent of the other party hereto, except that no such consent shall be required for a transfer by operation of Law in connection with a merger or consolidation of such party. Any attempt so to assign or to delegate any of the foregoing without such consent shall be void and of no effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and permitted assigns. All certificates representing shares subject to the terms and conditions of this Agreement shall bear an appropriate legend with respect thereto.
      5.6.     No Third-Party Beneficiaries. This Agreement is intended to be for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement is intended or shall be construed to give any other Person any legal or equitable right, remedy, or claim under or in respect to this Agreement or any provision herein contained.
      5.7.     Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail or by overnight courier, postage prepaid, or by facsimile:

if to Harris:

Harris Corporation 1025 West NASA Blvd. Melbourne, FL 32919 Attn: Scott T. Mikuen fax: (321) 727-9222

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 fax: (212) 558-3588 Attention: Duncan C. McCurrach

if to the Company:

Harris Stratex Networks, Inc. 120 Rose Orchard Way San Jose, CA 95134 Attn: General Counsel fax: (408) 944-1770

with a copy to (which shall not constitute notice): [To be provided.]
or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with a nationally recognized overnight courier, if sent by a nationally recognized overnight courier.
      5.8.     Entire Agreement. This Agreement, the Non-Competition Agreement, the Registration Rights Agreement, dated as of the date hereof, between Harris and the Company and, solely with respect to the defined terms therein which are incorporated by reference herein, the Formation Agreement between Harris and Stratex constitute the entire and only agreements between the parties relating to the subject matter hereof and thereof and any and all prior arrangements, representations, promises, understandings and conditions in connection with said matters and any representations, promises or conditions not expressly incorporated herein or therein or expressly made a part hereof or thereof shall not be binding upon any party.
      5.9.     No Challenges; Specific Performance. Each of Harris and the Company hereby acknowledges and agrees that (a) it will not challenge the validity of any provision of Articles III or IV hereof in any Litigation or any other proceeding and (b) because any breach of the provisions of Articles III or IV would cause irreparable harm and significant injury that would be difficult to ascertain and would not be adequately compensable by damages alone, each party will have the right to enforce such provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies the enforcing party may have. The reference to specific Articles in this Section is not a waiver of any party’s rights to seek equitable relief for breaches of other Articles or Sections.
      5.10.     Headings. The headings in this Agreement are included for convenience of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of this Agreement.
      5.11.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.
      5.12.     Relationship of Parties. Nothing herein contained shall constitute the parties hereto members of any partnership, joint venture, association, syndicate, or other entity, or be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of another party, except as otherwise expressly provided in any Agreement.
      5.13.     Construction. This Agreement has been negotiated by the parties and their respective counsel in good faith and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party. Time shall be of the essence of this Agreement.
      5.14.     Effectiveness. This Agreement shall become effective only when one or more counterparts shall have been signed by each party and delivered to each other party
      5.15.     Enforcement by the Company. Harris agrees that a majority of the Class A Directors shall have the sole and exclusive right to direct the exercise and enforcement of all rights of the Company hereunder.
[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

HARRIS CORPORATION

By

Name:
Title:

HARRIS STRATEX NETWORKS, INC.

By

Name:
Title:

APPENDIX F

NON-COMPETITION AGREEMENT
Among
HARRIS CORPORATION,
STRATEX NETWORKS, INC.
and
HARRIS STRATEX NETWORKS, INC.
Dated: [Closing Date]

F-1

NON-COMPETITION AGREEMENT
      NON-COMPETITION AGREEMENT, dated as of [Closing Date] (this “Agreement”), among HARRIS CORPORATION, a Delaware corporation (“Harris”), STRATEX NETWORKS, INC., a Delaware corporation (“Stratex”), and HARRIS STRATEX NETWORKS, INC., a Delaware corporation (the “Company”).
      WHEREAS, Harris and Stratex have entered into a Formation, Contribution and Merger Agreement, dated as of September 5, 2006 (the “Formation Agreement”), pursuant to which the Company was formed to acquire Stratex pursuant to the Merger and to receive the Contributed Assets from Harris in the Contribution Transaction, in each case on the terms and subject to the conditions set forth in the Formation Agreement;
      WHEREAS, because of the importance of preserving the value of the business being contributed by Harris as a going concern, Stratex was not willing to enter into the Formation Agreement without the undertakings of Harris contained in this Agreement; and
      WHEREAS, the execution and delivery of this Agreement is a condition to closing under the Formation Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in the Agreements, the parties agree as follows:
      1. Definitions. The term “Restricted Business” means the development, manufacture, distribution and sale of any microwave radio systems and related components, systems and services which are (i) competitive with the products listed in Schedule 1 hereto, or (ii) which are substantially similar to such products in form, fit and function when used in terrestrial microwave point-to-point communications networks that provide access and trunking of voice and data for telecommunications networks anywhere in the world. In addition, all capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Formation Agreement; provided, however, that notwithstanding the foregoing neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of Harris or any of its other Subsidiaries or Affiliates for purposes of this Agreement.
      2. Non-Competition. In consideration for the issuance to Harris of shares of the Company pursuant to the Formation Agreement and the performance by Stratex of its obligations under the Agreements (collectively, the “Non-Compete Consideration”), Harris agrees that, during the period commencing on the date of this Agreement and ending on the fifth anniversary of the date hereof, Harris will not, and will not permit any of its Subsidiaries to (a) engage, directly or indirectly, in the Restricted Business, (b) form any Person other than the Company and its Subsidiaries (a “Covered Person”) or change or extend the current business activities of any existing Covered Person for the purpose of engaging, directly or indirectly, in the Restricted Business or (c) invest, directly or indirectly, in any Covered Person engaged, directly or indirectly, in the Restricted Business in any material respect; provided, however, that notwithstanding the foregoing Harris and/or its Subsidiaries may (i) collectively own less than 20% of the total equity interests in any Covered Person engaged in the Restricted Business as long as none of the employees of Harris or any of its Subsidiaries is involved in the management of such Covered Person, (ii) participate as a passive investor with no management rights in any investment fund that holds an ownership interests in Covered Persons engaged in the Restricted Business which is managed by Persons that are not Affiliates of Harris (each, an “Unaffiliated Person”) (x) with any employee benefit or retirement plan funds and (y) with any other funds subject, in the case of this clause (y) only, to a maximum interest in such investment fund of 15% and (iii) acquire a Covered Person or business unit of a Covered Person engaged in the Restricted Business if (x) the Restricted Business contributed less than 20% of such Covered Person’s or business unit’s, as applicable, total revenues (based on its latest annual audited financial statements, if available) and (y) such Covered Person or Harris, as applicable, divests or ceases to conduct the Restricted Business within 18 months after the acquisition date. Notwithstanding anything in this Agreement to the contrary, the defined term “Restricted Business” shall not include, and the prohibition contained in this Section 2 shall in no way prohibit Harris and/or its Subsidiaries from,

F-2

(a) purchasing and reselling products produced by, and marked with the brands of, an Unaffiliated Person in connection with the sale, service, design or maintenance of a system that contains or uses microwave radios or related components, systems or services or (b) developing, manufacturing, distributing or selling microwave radios or related components, systems or services for use by Government Entities.
      3. Sufficiency of Consideration. Each of the parties acknowledges that the Non-Compete Consideration is sufficient consideration for the duration and scope of the non-competition agreement contained herein and that such duration and scope are reasonable in all respects.
      4. Severability; Enforceability. If any provision of this Agreement, or any part thereof, is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement without violating applicable law.
      5. Availability of Injunctive Relief. The parties hereto acknowledge and recognize that irreparable damage could result to the Company and its Subsidiaries, businesses and properties if Harris fails or refuses to perform its obligations under this Agreement and that no adequate remedy at law will exist for any breach by Harris of this Agreement. In addition to any other rights or remedies and damages available, the Company shall be entitled to appropriate injunctive relief, including preliminary and mandatory injunctive relief, enjoining or restraining Harris or any of its Subsidiaries from any violation or threatened violation of this Agreement.
      6. Governing Law and Venue; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (collectively, the “Delaware Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in any Delaware Court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in any Delaware Court; provided, however, that notwithstanding the foregoing each party agrees that any claim which primarily seeks injunctive relief and related monetary claims that cannot be brought in any Delaware Court for jurisdiction reasons may be commenced, heard and determined in any other court having proper jurisdiction over such claim. The parties hereby consent to and grant any Delaware Court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
      (b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and

F-3

(iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.
      7. Amendment; Waiver. This Agreement may be amended or any performance, term or condition waived in whole or in part only by a writing signed by persons authorized to so bind each party (in the case of an amendment) or the waiving party (in the case of a waiver). No failure or delay by any party to take any action with respect to a breach by another party of this Agreement or a default by another party hereunder shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any party of any breach or failure to comply with any provision of this Agreement by another party shall not be construed as, or constitute, a continuing wavier of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.
      8. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof.
      9. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
      10. Successors in Interest; Assignment. This Agreement shall inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto.
      11. No Third-Party Beneficiaries. This Agreement is intended solely for the benefit of the parties and their respective successors and permitted assigns and shall not confer upon any other person any remedy, claim, liability, reimbursement or other right. The Agreement is not intended and shall not be construed to create any third party beneficiaries or to provide to any third parties with any remedy, claim, liability, reimbursement, cause of action or other right or privilege.
      12. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail or by overnight courier, postage prepaid, or by facsimile:

if to Harris:

Harris Corporation
1025 West NASA Blvd.
Melbourne, FL 32919
Attn: Scott T. Mikuen
fax: (321) 727-9222

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
fax: (212) 558-3588
Attention: Duncan C. McCurrach

F-4

if to the Company:

Harris Stratex Networks, Inc.
120 Rose Orchard Way
San Jose, CA 95134
Attn: General Counsel
fax: (408) 944-1770

with a copy to (which shall not constitute notice):

[To be provided.]
      or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with a nationally recognized overnight courier, if sent by a nationally recognized overnight courier.
      13. Fees. In any action or proceeding related to or arising out of the enforcement of, or defense against, any provision of this Agreement, the non-prevailing party in such action or proceeding shall pay, and the prevailing party shall be entitled to, all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the prevailing party incurred in connection with such action or proceeding.
      14. Enforcement by the Company. Harris agrees that a majority of the Class A Directors shall have the sole and exclusive right to direct the exercise and enforcement of all rights of the Company hereunder.
[Remainder of Page Intentionally Left Blank]

F-5

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HARRIS CORPORATION

By

Name:
Title:

STRATEX NETWORKS, INC.

By

Name:
Title:

HARRIS STRATEX NETWORKS, INC.

By

Name:
Title:

APPENDIX G
September 5, 2006
The Board of Directors
Stratex Networks, Inc.
120 Rose Orchard Way
San Jose, CA 95134
Gentlemen:
We understand that Stratex Networks, Inc. (“Stratex”) and Harris Corporation (“Harris”) intend to enter into a Formation, Contribution and Merger Agreement to be dated as of September 5, 2006 (the “Merger Agreement”) pursuant to which Stratex and Harris will combine the business of the Microwave Communications Division (“MCD”) of Harris (such business is referred to as the “MCD Business”) with Stratex through (i) the formation of Harris Stratex Networks, Inc. (“Newco”) and Stratex Merger Corp., a wholly-owned subsidiary of Newco (“Merger Sub”), (ii) the contribution by Harris to Newco of the assets and liabilities of Harris and its subsidiaries (other than Newco) associated with the MCD Business, the equity interests in certain subsidiaries of Harris associated with the MCD Business, and $25 million in cash (collectively, the “Contributed Assets”) in exchange for approximately 32,601,268 shares of Newco’s Class B Common Stock, par value $0.01 per share (“Class B Common Stock”) (the transactions described in this clause (ii), collectively, the “Contribution Transaction”) and (iii) the merger of Merger Sub with and into Stratex with Stratex as the surviving corporation (the “Merger”), pursuant to which (A) each issued and outstanding share of common stock of Stratex, par value $0.01 per share (“Stratex Common Stock”), subject to certain exceptions, will be converted into one-fourth of one share of Newco’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) (the “Exchange Ratio”), and (B) each outstanding option to purchase Stratex Common Stock will be converted into an option to acquire one-fourth of the number of shares of Class A Common Stock issuable upon exercise of such option immediately prior to such conversion, in each case upon the terms and subject to the conditions set forth in the Merger Agreement (the transactions described in clauses (i) through (iii) are referred to collectively as the “Transaction”). The number of shares of Class B Common Stock to be issued at the Closing by Newco to Harris indicated in clause (ii) above is based on the number of shares of Stratex Common Stock and options, warrants and rights to acquire Stratex Common Stock outstanding as of the date hereof and is subject to adjustment as provided for in the Merger Agreement. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.
Concurrently with the execution and delivery of the Merger Agreement, each of the directors and executive officers of Stratex will enter into Voting Agreements with Harris in the form attached as an exhibit to the Merger Agreement. In addition, as a condition to the closing of the Transaction, Harris and Newco will enter into an Investor Agreement, Harris, Stratex and Newco will enter into a Non-Competition Agreement, and Harris and Newco will enter into a Registration Rights Agreement, in the respective forms attached as exhibits to the Merger Agreement (such agreements, together with the Voting Agreements, the “Additional Transaction Documentation”). You have provided us with a copy of the Merger Agreement and the Additional Transaction Documentation in substantially final form.
You have asked us to render our opinions as to whether the Exchange Ratio is fair, from a financial point of view, to the stockholders of Stratex.

The Board of Directors
Stratex Networks, Inc.
September 5, 2006

      In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed drafts of the Merger Agreement and the Additional Transaction Documentation;

•	reviewed Stratex’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended March 31, 2004, 2005 and 2006, its Quarterly Report on Form 10-Q for the period ended June 30, 2006 and its Current Reports on Form 8-K filed since March 31, 2006;

•	reviewed Harris’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended June 30, 2004 and 2005, its press release of its results for the fiscal year ended 2006, its Quarterly Reports on Form 10-Q for the periods ended September 30, 2005, December 31, 2005 and March 31, 2006 and its Current Reports on Form 8-K filed since June 30, 2005;

•	reviewed the final audited financial statements of the MCD Business for the fiscal years ended June 30, 2004, 2005 and 2006;

•	reviewed certain operating and financial information relating to Stratex’s business and prospects, including projections for the five years ending June 30, 2011, all as prepared and provided to us by Stratex’s management;

•	reviewed certain operating and financial information relating to MCD’s business and prospects, including projections for the three years ending June 30, 2009, all as prepared and provided to us by Harris’s and MCD’s management;

•	reviewed certain operating and financial information relating to Newco’s business and prospects, including projections and synergy estimates for the three years ending June 30, 2009, all as prepared and provided to us by management of Harris, MCD and Stratex, and projections and synergy estimates for the two years ending June 30, 2011, as prepared and provided to us by Stratex’s management;

•	reviewed certain estimates of cost savings and other combination benefits expected to result from the Transaction, all as prepared and provided to us by the management of Stratex, Harris and MCD;

•	met with certain members of management of Stratex to discuss Stratex’s and the MCD Business’ respective businesses, operations, historical and projected financial results and future prospects;

•	met with certain members of management of Harris and MCD to discuss the MCD Business’ businesses, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the shares of Stratex Common Stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Stratex, the MCD Business and Newco;

•	reviewed the financial terms of recent mergers and acquisitions involving companies which we deemed generally comparable to Stratex;

•	performed discounted cash flow and sensitivity analyses based on the projections for Stratex, Newco and the synergy estimates furnished to us;

•	reviewed the pro forma financial results, financial condition and capitalization of Newco giving effect to the Transaction; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

The Board of Directors
Stratex Networks, Inc.
September 5, 2006

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Stratex and Harris or obtained by us from public sources, including, without limitation, the projections and synergy estimates referred to above. With respect to the projections and synergy estimates, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of each of Stratex and Harris as to the expected future performance of Stratex, the MCD Business and Newco. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the projections and synergy estimates, and we have further relied upon the assurances of the senior management of each of Stratex and Harris that they are unaware of any facts that would make the information, projections and synergy estimates incomplete or misleading.
In arriving at our opinion, we have not performed or obtained any independent appraisal of the Contributed Assets or any of the other assets or liabilities (contingent or otherwise) of Stratex, Harris, the MCD Business or Newco, nor have we been furnished with any such appraisals. In rendering our opinion, we have not solicited, nor were we asked to solicit, third party acquisition interest in Stratex. We have assumed that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Merger Agreement and the Additional Transaction Documentation without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Stratex, the MCD Business or Newco. We have also assumed for purposes of this opinion that the Contribution Transaction will be consummated as of the date hereof.
We do not express any opinion as to the price or range of prices at which the shares of Stratex Common Stock or the shares of common stock of Harris may trade subsequent to the announcement or consummation of the Transaction or as to the price or range of prices at which the shares of Class A Common Stock may trade subsequent to the consummation of the Transaction.
We have acted as a financial advisor to Stratex in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. In addition, Stratex has agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Stratex and/or Harris and their respective affiliates for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.
It is understood that this letter is intended for the benefit and use of the Board of Directors of Stratex and does not constitute a recommendation to the Board of Directors of Stratex or any holders of Stratex Common Stock as to how to vote in connection with the Merger Agreement, the proposed Merger or

The Board of Directors
Stratex Networks, Inc.
September 5, 2006

otherwise. This opinion does not address Stratex’s underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Stratex or the effects of any other transaction in which Stratex might engage. We express no view as to the federal, state or local tax consequences of the Transaction. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.
Based on and subject to the foregoing, it is our opinion that, as of the date hereof and assuming the consummation of the Contribution Transaction, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Stratex.
Very truly yours,
BEAR, STEARNS & CO. INC.

By:	/s/ Neil Morganbesser

Senior Managing Director

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20.     Indemnification of Directors and Officers.
      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.
      A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
      As permitted by Section 145 of the Delaware General Corporation Law, Harris Stratex’s current certificate of incorporation and bylaws provide that Harris Stratex will indemnify and hold harmless, to the fullest extent permitted by applicable law, a director or officer of Harris Stratex against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by those persons in connection with any action, suit or proceeding in which they were, are, or threatened to be involved by virtue of their service as a director or officer of Harris Stratex or their service at the request of Harris Stratex as a director, officer, employee or agent of, or in any other capacity with respect to, another corporation or a partnership, joint venture, trust or other entity or enterprise. However, with limited exceptions, Harris Stratex will indemnify such director or officer seeking indemnification in connection with an action, suit or proceeding initiated by such director or officer only if the action, suit or proceeding was authorized by the board of directors of Harris Stratex. In addition, Harris Stratex will pay, in advance of the disposition of any action, suit or proceeding, any reasonable expenses incurred by such a director or officer subject to such person agreeing to repay any such amounts if it is judicially determined that such person is not entitled to be indemnified for such expenses. The indemnification provided by the bylaws are not exclusive of any other rights such persons may have under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
      Prior to the transactions contemplated by the Formation, Contribution and Merger Agreement (which is included as Exhibit 2.1 of this registration statement), Harris Stratex will amend and restate its certificate of incorporation and bylaws.
      The Harris Stratex certificate of incorporation and bylaws that will be in effect upon completion of the transactions will provide that Harris Stratex shall indemnify and hold harmless, to the fullest extent permitted by applicable law, a director or officer of Harris Stratex against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by those persons in connection with any action, suit or proceeding in which they were, are, or threatened to be involved by virtue of their service as a director or officer of Harris Stratex or their service at the request of Harris Stratex as a director, officer, employee or agent of, or in any other capacity with respect to, another corporation or a partnership, joint venture, trust or other entity or enterprise. However, with limited exceptions, Harris Stratex will indemnify such director or officer seeking indemnification in connection with an action, suit or proceeding initiated by such director or officer only if the action, suit or proceeding was authorized by the board of directors of Harris Stratex. In addition, the Harris Stratex certificate of incorporation and bylaws that will be in effect upon completion of the transactions will provide that Harris Stratex will pay, in advance of the disposition of any action, suit or proceeding, any reasonable expenses incurred by such a director or officer subject to such person agreeing to repay any such amounts if it is judicially determined that such person is not entitled to be indemnified for such expenses. The indemnification provided by the bylaws are not exclusive of any other rights such persons may have under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
      Upon completion of the transactions, Harris Stratex will have insurance on behalf of any person who is or was a director, officer, employee or agent of Harris Stratex, or is or was serving at the request of Harris Stratex as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Harris Stratex would have the power to indemnify him against such liability under the provisions of Harris Stratex’s amended and restated certificate of incorporation and amended and restated bylaws.
      The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law, the full text of the amended and restated certificate of incorporation of Harris Stratex, which is filed as Exhibit 3.1 to this registration statement, and the full text of the amended and restated bylaws of Harris Stratex, which is filed as Exhibit 3.2 to this registration statement.
ITEM 21.     Exhibits and Financial Statement Schedules.

(a)	Exhibits
      The following exhibits are filed herewith or incorporated herein by reference unless otherwise indicated:

Exhibit
Number		Description

2.1		Formation, Contribution and Merger Agreement, dated as of September 5, 2006, by and between Harris Corporation and Stratex Networks, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Harris Corporation filed with the Securities and Exchange Commission on September 8, 2006, File No. 001-03863)
3.1		Amended and Restated Certificate of Incorporation of Harris Stratex Networks, Inc. (attached as Appendix C to the proxy statement/ prospectus forming a part of this registration statement)
3.2		Amended and Restated Bylaws of Harris Stratex Networks, Inc. (attached as Appendix D to the proxy statement/ prospectus forming a part of this registration statement)
5	.1*	Opinion of Sullivan & Cromwell LLP regarding the legality of securities being registered
8	.1*	Opinion of Bingham McCutchen LLP regarding U.S. federal income tax matters
10.1		Form of Investor Agreement (attached as Appendix E to the proxy statement/ prospectus forming a part of this registration statement)
10.3		Form of Non-Competition Agreement (attached as Appendix F to the proxy statement/ prospectus forming a part of this registration statement)
10.4		Form of Registration Rights Agreement between Harris Stratex Networks, Inc. and Harris Corporation (incorporated by reference to Exhibit 7 to Exhibit 2.1 to the Current Report on Form 8-K of Harris Corporation filed with the Securities and Exchange Commission on September 8, 2006, File No. 001-03863)
10.5		Form of Intellectual Property Agreement between Harris Stratex Networks, Inc. and Harris Corporation (incorporated by reference to Exhibit 8 to Exhibit 2.1 to the Current Report on Form 8-K of Harris Corporation filed with the Securities and Exchange Commission on September 8, 2006, File No. 001-03863)
10.6		Form of Trademark and Trade Name License Agreement between Harris Stratex Networks, Inc. and Harris Corporation (incorporated by reference to Exhibit 9 to Exhibit 2.1 to the Current Report on Form 8-K of Harris Corporation filed with the Securities and Exchange Commission on September 8, 2006, File No. 001-03863)

Exhibit
Number		Description

10.7		Form of Lease Agreement between Harris Stratex Networks, Inc. and Harris Corporation (incorporated by reference to Exhibit 10 to Exhibit 2.1 to the Current Report on Form 8-K of Harris Corporation filed with the Securities and Exchange Commission on September 8, 2006, File No. 001-03863)
10.8		Form of Transition Services Agreement between Harris Stratex Networks, Inc. and Harris Corporation (incorporated by reference to Exhibit 11 to Exhibit 2.1 to the Current Report on Form 8-K of Harris Corporation filed with the Securities and Exchange Commission on September 8, 2006, File No. 001-03863)
10.9		Form of Warrant Assumption Agreement between Harris Stratex Networks, Inc. and Harris Corporation (incorporated by reference to Exhibit 12 to Exhibit 2.1 to the Current Report on Form 8-K of Harris Corporation filed with the Securities and Exchange Commission on September 8, 2006, File No. 001-03863)
10.10		Form of NetBoss Service Agreement between Harris Stratex Networks, Inc. and Harris Corporation (incorporated by reference to Exhibit 14 to Exhibit 2.1 to the Current Report on Form 8-K of Harris Corporation filed with the Securities and Exchange Commission on September 8, 2006, File No. 001-03863)
21	.1*	List of Subsidiaries of Harris Stratex Networks, Inc.
23.1		Consent of Ernst & Young LLP, independent registered public accounting firm for the Microwave Communications Division of Harris Corporation
23.2		Consent of Deloitte & Touche LLP, independent registered public accounting firm for Stratex Networks, Inc.
24.1		Power of Attorney (included on the signature page of this registration statement)
99.1		Opinion of Bear, Stearns & Co., Inc. (included as Appendix G to the proxy statement/ prospectus forming a part of this registration statement)
99.2		Consent of Bear, Stearns & Co., Inc.
99	.3*	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)
99	.4*	Consent of Bingham McCutchen LLP (included in Exhibit 8.1)
99.5		Consent of Charles D. Kissner
99.6		Form of Proxy Card of Stratex Networks, Inc.
The following documents have been furnished to the common stockholders of Stratex Networks, Inc. along with the proxy statement/ prospectus forming a part of this registration statement. Accordingly, Exhibit 99.7 through Exhibit 99.16 are hereby incorporated by reference:

99.7	Annual Report of Stratex Networks, Inc. on Form 10-K for the Fiscal Year Ended March 31, 2006 (as filed with the Securities and Exchange Commission on June 14, 2006, File No. 000-15895), as amended by Amendment No. 1 thereto (as filed with the Securities and Exchange Commission on June 20, 2006, File No. 000-15895)
99.8	Quarterly Report of Stratex Networks, Inc. on Form 8-K for the Fiscal Quarter Ended June 30, 2006 (as filed with the Securities and Exchange Commission on August 9, 2006, File No. 000-15895)
99.9	Item 5.02 and Exhibit 99.2 only of the Current Report of Stratex Networks, Inc. on Form 8-K (as filed with the Securities and Exchange Commission on May 18, 2006, File No. 000-15895)
99.10	Current Report of Stratex Networks, Inc. on Form 8-K (as filed with the Securities and Exchange Commission on May 19, 2006, File No. 000-15895)
99.11	Current Report of Stratex Networks, Inc. on Form 8-K (as filed with the Securities and Exchange Commission on August 18, 2006, File No. 000-15895)
99.12	Current Report of Stratex Networks, Inc. on Form 8-K (as filed with the Securities and Exchange Commission on September 6, 2006, File No. 000-15895)

99.13	Current Report of Stratex Networks, Inc. on Form 8-K (as filed with the Securities and Exchange Commission on September 7, 2006, File No. 000-15895)
99.14	Current Report of Stratex Networks, Inc. on Form 8-K (as filed with the Securities and Exchange Commission on September 11, 2006, File No. 000-15895)
99.15	Proxy Statement on Schedule 14A for the 2006 Annual Meeting of Stockholders of Stratex Networks, Inc. (as filed with the Securities and Exchange Commission on July 10, 2006, File No. 000-15895)
99.16	Description of common stock of Stratex Networks, Inc. set forth in the Registration Statement on Form 8-A (as filed with the Securities and Exchange Commission on November 1, 1991), as amended by Amendment No. 1 thereto (as filed with the Securities and Exchange Commission on December 27, 1996, File No. 000-15895)

*	To be filed by amendment.
ITEM 22.     Undertakings.
      (A) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (C) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (E) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (F) The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, State of Florida, on this 12th day of October, 2006.

HARRIS STRATEX NETWORKS, INC.

By:	/s/ Guy M. Campbell

Name: Guy M. Campbell

Title:	Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Guy M. Campbell, Sarah A. Dudash and Scott T. Mikuen with full power to act alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together, shall constitute one instrument.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Guy M. Campbell Guy M. Campbell	Chief Executive Officer; Director (Principal Executive Officer)	October 12, 2006

/s/ Sarah A. Dudash Sarah A. Dudash	Chief Financial Officer (Principal Financial and Accounting Officer)	October 12, 2006

/s/ Howard L. Lance Howard L. Lance	Director	October 12, 2006

EXHIBIT INDEX

Exhibit
Number		Description

2.1		Formation, Contribution and Merger Agreement, dated as of September 5, 2006, by and between Harris Corporation and Stratex Networks, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Harris Corporation filed with the Securities and Exchange Commission on September 8, 2006, File No. 001-03863)
3.1		Amended and Restated Certificate of Incorporation of Harris Stratex Networks, Inc. (attached as Appendix C to the proxy statement/ prospectus forming a part of this registration statement)
3.2		Amended and Restated Bylaws of Harris Stratex Networks, Inc. (attached as Appendix D to the proxy statement/ prospectus forming a part of this registration statement)
5	.1*	Opinion of Sullivan & Cromwell LLP regarding the legality of securities being registered
8	.1*	Opinion of Bingham McCutchen LLP regarding U.S. federal income tax matters
10.1		Form of Investor Agreement (attached as Appendix E to the proxy statement/ prospectus forming a part of this registration statement)
10.3		Form of Non-Competition Agreement (attached as Appendix F to the proxy statement/ prospectus forming a part of this registration statement)
10.4		Form of Registration Rights Agreement between Harris Stratex Networks, Inc. and Harris Corporation (incorporated by reference to Exhibit 7 to Exhibit 2.1 to the Current Report on Form 8-K of Harris Corporation filed with the Securities and Exchange Commission on September 8, 2006, File No. 001-03863)
10.5		Form of Intellectual Property Agreement between Harris Stratex Networks, Inc. and Harris Corporation (incorporated by reference to Exhibit 8 to Exhibit 2.1 to the Current Report on Form 8-K of Harris Corporation filed with the Securities and Exchange Commission on September 8, 2006, File No. 001-03863)
10.6		Form of Trademark and Trade Name License Agreement between Harris Stratex Networks, Inc. and Harris Corporation (incorporated by reference to Exhibit 9 to Exhibit 2.1 to the Current Report on Form 8-K of Harris Corporation filed with the Securities and Exchange Commission on September 8, 2006, File No. 001-03863)
10.7		Form of Lease Agreement between Harris Stratex Networks, Inc. and Harris Corporation (incorporated by reference to Exhibit 10 to Exhibit 2.1 to the Current Report on Form 8-K of Harris Corporation filed with the Securities and Exchange Commission on September 8, 2006, File No. 001-03863)
10.8		Form of Transition Services Agreement between Harris Stratex Networks, Inc. and Harris Corporation (incorporated by reference to Exhibit 11 to Exhibit 2.1 to the Current Report on Form 8-K of Harris Corporation filed with the Securities and Exchange Commission on September 8, 2006, File No. 001-03863)
10.9		Form of Warrant Assumption Agreement between Harris Stratex Networks, Inc. and Harris Corporation (incorporated by reference to Exhibit 12 to Exhibit 2.1 to the Current Report on Form 8-K of Harris Corporation filed with the Securities and Exchange Commission on September 8, 2006, File No. 001-03863)
10.10		Form of NetBoss Service Agreement between Harris Stratex Networks, Inc. and Harris Corporation (incorporated by reference to Exhibit 14 to Exhibit 2.1 to the Current Report on Form 8-K of Harris Corporation filed with the Securities and Exchange Commission on September 8, 2006, File No. 001-03863)
21	.1*	List of Subsidiaries of Harris Stratex Networks, Inc.
23.1		Consent of Ernst & Young LLP, independent registered public accounting firm for the Microwave Communications Division of Harris Corporation
23.2		Consent of Deloitte & Touche LLP, independent registered public accounting firm for Stratex Networks, Inc.
24.1		Power of Attorney (included on the signature page of this registration statement)
99.1		Opinion of Bear, Stearns & Co., Inc. (included as Appendix G to the proxy statement/ prospectus forming a part of this registration statement)

Exhibit
Number		Description

99.2		Consent of Bear, Stearns & Co., Inc.
99	.3*	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)
99	.4*	Consent of Bingham McCutchen LLP (included in Exhibit 8.1)
99.5		Consent of Charles D. Kissner
99.6		Form of Proxy Card of Stratex Networks, Inc.
The following documents have been furnished to the common stockholders of Stratex Networks, Inc. along with the proxy statement/ prospectus forming a part of this registration statement. Accordingly, Exhibit 99.7 through Exhibit 9.16 are hereby incorporated by reference:

99.7	Annual Report of Stratex Networks, Inc. on Form 10-K for the Fiscal Year Ended March 31, 2006 (as filed with the Securities and Exchange Commission on June 14, 2006, File No. 000-15895), as amended by Amendment No. 1 thereto (as filed with the Securities and Exchange Commission on June 20, 2006, File No. 000-15895)
99.8	Quarterly Report of Stratex Networks, Inc. on Form 8-K for the Fiscal Quarter Ended June 30, 2006 (as filed with the Securities and Exchange Commission on August 9, 2006, File No. 000-15895)
99.9	Item 5.02 and Exhibit 99.2 only of the Current Report of Stratex Networks, Inc. on Form 8-K (as filed with the Securities and Exchange Commission on May 18, 2006, File No. 000-15895)
99.10	Current Report of Stratex Networks, Inc. on Form 8-K (as filed with the Securities and Exchange Commission on May 19, 2006, File No. 000-15895)
99.11	Current Report of Stratex Networks, Inc. on Form 8-K (as filed with the Securities and Exchange Commission on August 18, 2006, File No. 000-15895)
99.12	Current Report of Stratex Networks, Inc. on Form 8-K (as filed with the Securities and Exchange Commission on September 6, 2006, File No. 000-15895)
99.13	Current Report of Stratex Networks, Inc. on Form 8-K (as filed with the Securities and Exchange Commission on September 7, 2006, File No. 000-15895)
99.14	Current Report of Stratex Networks, Inc. on Form 8-K (as filed with the Securities and Exchange Commission on September 11, 2006, File No. 000-15895)
99.15	Proxy Statement on Schedule 14A for the 2006 Annual Meeting of Stockholders of Stratex Networks, Inc. (as filed with the Securities and Exchange Commission on July 10, 2006, File No. 000-15895)
99.16	Description of common stock of Stratex Networks, Inc. set forth in the Registration Statement on Form 8-A (as filed with the Securities and Exchange Commission on November 1, 1991), as amended by Amendment No. 1 thereto (as filed with the Securities and Exchange Commission on December 27, 1996, File No. 000-15895)

*	To be filed by amendment.